Exhibit 2.1

Execution Version

AGREEMENT OF CONTRIBUTION AND SALE

dated as of

June 28, 2016

by and among

PF2 NEWCO LLC

PF2 NEWCO INTERMEDIATE HOLDINGS, LLC

PF2 NEWCO HOLDINGS, LLC

MCKESSON CORPORATION

HCIT HOLDINGS, INC.

CHANGE HEALTHCARE, INC.

CHANGE AGGREGATOR L.P.

and

H&F ECHO HOLDINGS, L.P.

2

EXHIBITS

Exhibit A	Form of LLC Agreement
Exhibit B	Form of Transition Services Agreements
Exhibit C	Form of MCK Tax Receivable Agreement
Exhibit D	Form of Echo Shareholders’ Agreement
Exhibit E	Form of Management Services Agreement
Exhibit F	Form of Echo Connect Option Agreement
Exhibit G	Form of Registration Rights Agreement
Exhibit H	Form of Certificate of Incorporation of Echo
Exhibit I	Form of New Echo Tax Receivable Agreement

SCHEDULES

Schedule I	Other Equityholders of Echo Holdco
Schedule II	Intellectual Property Licensing Agreement Term Sheet
Schedule III	Calculation of Core MTS Adjusted EBITDA
Schedule IV	Form of BX Principal Shareholder Letter
Schedule V	Form of H&F Principal Shareholder Letter
Schedule VI	MCK Pre-Closing Restructuring
Schedule VII	Echo Connect Separation
Schedule VIII	Echo Disclosure Schedule
Schedule IX	MCK Disclosure Schedule

ANNEXES

Annex I	Echo Working Capital Schedule
Annex II	MCK Working Capital Schedule
Annex III	Core MTS Unburdened, Adjusted EBITDA Calculation
Annex IV	Adjustment Methodology
Annex V	Assumed Facts

3

THIS AGREEMENT OF CONTRIBUTION AND SALE (this “Agreement”) is made and entered into as of June 28, 2016 by and among PF2 Newco LLC, a Delaware limited liability company (the “Company”), PF2 NewCo Intermediate Holdings, LLC, a Delaware limited liability company (“NewCo Intermediate Holdings”), PF2 NewCo Holdings, LLC, a Delaware limited liability company (“NewCo Holdings”, and together with NewCo Intermediate Holdings, the “Company Parties”), HCIT Holdings, Inc., a Delaware corporation (“Echo”), Change Healthcare, Inc., a Delaware corporation (“Echo Holdco”), Change Aggregator L.P., a Delaware limited partnership (“BX”), H&F Echo Holdings, L.P., a Delaware limited partnership (“H&F” and, together with BX and the other equityholders of Echo Holdco set forth on Schedule I hereto, the “Echo Shareholders”) and McKesson Corporation, a Delaware corporation (“MCK”).

WITNESSETH:

WHEREAS, the Company was formed on June 17, 2016 for purposes of the transactions contemplated hereby;

WHEREAS, the Echo Shareholders and MCK wish to contribute and/or sell, or cause to be contributed and/or sold, certain equity interests, assets, properties and businesses to the Company, as set forth herein;

WHEREAS, the Company desires to accept such contributions and/or transfers and, upon the execution and delivery of the other Transaction Documents (as defined below) (other than the Tax Matters Agreement) by the parties thereto at the Closing (as defined below), to admit Echo and one or more Subsidiaries (as defined below) of MCK as Members (as defined below), subject to the terms and conditions of the LLC Agreement (as defined below);

WHEREAS, immediately after consummation of the Echo Contributions and Transfer (as defined below) and the MCK Contributions (as defined below), the Company shall contribute all the assets and liabilities from the Echo Contributions and Transfer and the MCK Contributions to NewCo Intermediate Holdings, which in turn shall contribute all the assets and liabilities from the Echo Contributions and Transfer and the MCK Contributions to NewCo Holdings, in each case for which no additional equity interests of NewCo Intermediate Holdings or NewCo Holdings will be issued;

WHEREAS, NewCo Holdings has received executed and binding commitment letters (together with any related fee letters or engagement letters, the “Debt Commitment Letters”) from Bank of America, N.A., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Barclays Bank PLC, Citigroup Global Markets Inc., Citibank, N.A., and Goldman Sachs Bank USA (the “Lenders”) confirming their respective commitments to provide Echo Holdco and NewCo Holdings, as co-obligors, with debt financing in connection with the transactions contemplated hereby in the amount set forth therein and on the terms and conditions set forth therein (the “Debt Financing”);

WHEREAS, the aggregate proceeds of the Debt Financing are in an amount sufficient to (a) repay the principal, interest and all other amounts on account of all of the Echo Holdco Debt (as defined below) (the “Refinancing”), including all Debt Breakage Costs (as defined below),

(b) pay all Debt Financing Expenses (as defined below), (c) pay all Shared Transaction Expenses (as defined below), (d) pay all Echo Holdco Transaction Expenses (as defined below), (e) pay all MCK Transaction Expenses (as defined below), (f) pay the Echo Holdco Sale Consideration (as defined below) and (g) pay the amount of the MCK Note Payment (as defined below); and

WHEREAS, it is intended for the Transactions (as defined below) to be treated for U.S. federal income tax purposes as (a) to the extent applicable, transactions described in Section 721 of the Code (as defined below) and (b) otherwise, transactions described in Section 1001 of the Code.

NOW, THEREFORE, in consideration of the foregoing and the mutual agreements and covenants hereinafter set forth and for other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties (each, a “Party” and, together, the “Parties”) hereby agree as follows:

ARTICLE 1

DEFINITIONS AND TERMS

Section 1.01. Certain Definitions. As used in this Agreement, the following terms have the meanings set forth below:

“Affiliate” means, with respect to any specified Person, any other Person that, at the time of determination, directly or indirectly through one or more intermediaries, Controls, is Controlled by or is under common Control with such specified Person; provided that (i) the Echo Parties and their Affiliates shall not be deemed to be Affiliates of MCK and its Affiliates and MCK and its Affiliates shall not be deemed to be Affiliates of the Echo Parties and their Affiliates, (ii) prior to Closing, Echo, Echo Holdco and its Subsidiaries shall not be deemed to be Affiliates of the Company and (iii) the term Affiliate, (A) when used with respect to Echo, the Echo Shareholders, MCK or any of their respective Affiliates following Closing, shall not include the Company or any of its Subsidiaries and (B) when used with respect to the Company or any of its Subsidiaries following Closing, shall not include Echo, the Echo Shareholders, MCK or any of their respective Affiliates.

“Alternative Tax Opinion Advisor” means a law or accounting firm that is nationally recognized as an expert in federal income Tax matters and reasonably acceptable to the Echo Parties and MCK, it being understood that it shall not be unreasonable for a party to not accept an Alternative Tax Advisor that has an advisory relationship with the other party or their Affiliates.

“Antitrust Law” means the HSR Act, the FTC Act, the Antitrust Civil Process Act or any other Applicable Laws that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade.

“Applicable Law” means, with respect to any Person, any published statute, decree, constitution, regulation, rule, legally imposed duty, code, order, ordinance or directive of any Governmental Authority, any Health Care Law, or any published treaty, pact, compact or other agreement to which any Governmental Authority is a signatory or party, and includes any published legislative, judicial or administrative interpretation or application of any of the foregoing, including any published guideline, guidance, directive, interpretation, rule or regulation of any Governmental Authority, and is in reference to any of the foregoing as amended, substituted, reissued or reenacted (specifically including, without limitation, anti-corruption laws), from time to time that is binding upon or applicable to such Person or any of its assets.

“Assumed Facts” means, collectively, the facts set forth on Annex V hereto.

“Balance Sheet” means, as applicable, the unaudited balance sheet of (a) the Echo Business (pro forma for the Echo Connect Separation) or (b) the Core MTS Business, in each case as of March 31, 2016.

“Balance Sheet Date” means March 31, 2016.

“Base Echo Purchase Price” means $1,750,000,000.

“Business Day” means any day on which commercial banks are open for business in New York City.

“Capex Budget” means, as applicable, the capital expenditure budgets for the Echo Business and the Core MTS Business set forth in Section 1.01 of the Echo Disclosure Schedule and the MCK Disclosure Schedule, respectively.

“Cash” means, with respect to any Person, (i) cash and cash equivalents in accordance with GAAP, minus (ii) deposits in transit, cash overdrafts, outstanding checks, and negative bank balances, minus (iii) restricted cash.

“CHH” means Change Healthcare Holdings, Inc., an indirect, wholly-owned Subsidiary of Echo Holdco.

“Code” means the Internal Revenue Code of 1986.

“Contract” means any agreement, contract, arrangement, obligation, promise or undertaking (whether written or oral and whether express or implied).

“Contributed Business” means each of the Core MTS Business and the Echo Business, as applicable.

“Control” (including, with correlative meaning, the terms “Controlling” and “Controlled”) means, as to any Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities or partnership interests, by contract or otherwise.

“Core MTS Adjusted EBITDA” means, for the fiscal year ended March 31, 2016, based on the Core MTS Financial Statements, consolidated net income (loss) for such period,

plus: (i) provision for income taxes based on federal, foreign and state taxes, (ii) interest expense net of interest income, (iii) depreciation and amortization (including amortization of intangible assets and capitalized software expenditures and excluding any amortization of deferred commissions or project costs), as shown in the calculation of Annex III, (iv) the amount of any non-cash expense or reduction consisting of income attributable to minority interests or non-controlling interests of third parties in any non-wholly owned subsidiary, determined on a combined and consistent basis in accordance with GAAP; provided that there shall be excluded from such consolidated net income (loss) of the Core MTS Financial Statements (to the extent otherwise included therein), without duplication:

(i) one-time costs, including non-recurring or unusual gains or losses related to severance, relocation cost, restructuring charges, whether or not classified as restructuring expense, integration & transaction related costs and costs related to closure/consolidation of facilities and exiting lines of business, as shown in the calculation of Annex III;

(ii) any gain (loss) on asset sales, disposals or abandonments;

(iii) any non-cash impairment charge, asset write-off or write-down related to intangible assets (including goodwill), Property, Plant & Equipment as well as software;

(iv) any expenses associated with revenue convergence or similar one-time finance and accounting related projects to the extent accrued or paid;

(v) any non-cash expenses incurred or allocated pursuant to any stock-based awards compensation expense;

(vi) any corporate McKesson allocations, as shown in the calculation of Annex III;

(vii) any segment shared services allocations or expenses as shown in the calculation of Annex III; and

(viii) any net income or loss attributable to any discontinued operation, divested business, product line or business unit which have been excluded from the Core MTS Business defined herein.

A sample calculation of Core MTS Adjusted EBITDA using the Unaudited MTS Financials (in accordance with the above methodology) is set forth on Schedule III.

“Core MTS Adjusted EBITDA Peg” means $611,665,000.

“Core MTS Business” means the entities (including the assets and properties held by such entities) and other assets, properties and businesses that are owned, held or used primarily in the conduct of the McKesson Technology Solutions business, including the MCK Licensed Intellectual Property, including those reflected, as of the Balance Sheet Date, in the Unaudited MTS Financials, including the businesses of McKesson Health Solutions, McKesson Business Performance Services, McKesson Connected Care & Analytics, and McKesson Imaging & Workflow Solutions, but excluding the McKesson EIS Business and McKesson RHP, as more specifically set forth (as of the date of this Agreement) on Section 1.01 of the MCK Disclosure Schedule.

“Core MTS Multiplier” means 14.

“Debt Breakage Costs” means, without duplication, all fees, costs and expenses, breakage costs, prepayment fees or premiums, whether accrued or not, paid or payable by Echo Holdco, the Company or any of their respective Subsidiaries in respect of (a) the Echo Holdco Debt and arising out of or resulting from the payment or the prepayment of the Echo Holdco Debt, which, for the avoidance of doubt, shall not include the Debt Financing Expenses or any principal or interest with respect to the Echo Holdco Debt, and (b) Swap and Derivative Termination Costs.

“Debt Financing Expenses” means the financing and other fees and expenses directly relating to the Debt Financing, including those set forth in the Debt Commitment Letters, that are paid or payable by the Company or any of its Subsidiaries, including any fees and expenses of counsel incurred on behalf of the Company in connection with the Debt Financing, and including any financing and other fees and expenses directly related to the Echo Holdco Refinanced Debt that are paid or payable by Echo Holdco or any of its Subsidiaries, including any fees and expenses of counsel incurred on behalf of Echo Holdco in connection with the Echo Holdco Refinanced Debt.

“Echo Business” means the entities (including the assets and properties held by such entities) and other assets, properties and businesses owned, held or used in the conduct of Echo Holdco’s and its Subsidiaries’ business, excluding Echo Connect, including those reflected, as of the Balance Sheet Date, in the balance sheet included in the Echo Pro Forma Financial Statements.

“Echo Connect” means the entities (if any) (including the assets and properties held by such entities) and other assets, properties and businesses to be distributed by Echo Holdco and its Subsidiaries in connection with the Echo Connect Separation (a) that are owned, held or primarily used in the conduct of Change Healthcare’s pharmacy switch and prescription routing business and (b) none of which are reflected, as of the Balance Sheet Date, in the balance sheet included in the Echo Pro Forma Financial Statements, as more specifically set forth (as of the date of this Agreement) on Section 1.01 of the Echo Disclosure Schedule.

“Echo Connect Separation” means the separation of Echo Connect from the Echo Business, such that Echo Connect is not contributed or otherwise transferred to the Company at Closing as part of the Echo Contributions and Transfers, whether by way of a spin-off or other distribution of Echo Connect to the Echo Shareholders pursuant to the plan attached as Schedule VII hereto.

“Echo Contributed Percentage” equals 100% minus the Echo Purchase Price Percentage.

“Echo Covered Tax” means any (a) Tax of Echo Holdco or any of its Subsidiaries described in clause (a) of the definition of Tax related to a Pre-Closing Tax Period, (b) Tax of Echo Holdco or any of its Subsidiaries described in clause (b) of the definition of Tax and (c) Apportioned Obligation, or portion thereof for which Echo is responsible under Section 6.01, it being understood that no amount owed under any of the Existing Echo TRAs will be considered an Echo Covered Tax, and no income Tax of Echo Holdco or any of its Subsidiaries arising from the consummation of the Echo Connect Separation will be considered an Echo Covered Tax.

“Echo Deemed Option Shares Outstanding” means, as of immediately prior to the Closing, the number of Echo Holdco Shares that would be issued if all unexercised Echo Holdco Options that are vested or would vest immediately upon Closing, with an exercise price less than the Echo Per Share Purchase Price, in each case, assuming the price per Echo Holdco Share equals the Echo Per Share Purchase Price, had been cashless exercised into Echo Holdco Shares as of such time.

“Echo Deemed Shares Outstanding” means, as of immediately prior to the Closing, the number of Echo Holdco Shares issued and outstanding plus the Echo Deemed Option Shares Outstanding.

“Echo Disclosure Schedule” means the disclosure schedule delivered by Echo Holdco to the Company and MCK concurrently with the execution of this Agreement.

“Echo Form 10-K” means CHH’s Form 10-K filed with the SEC on March 14, 2016.

“Echo Holdco Adjusted EBITDA Adjustment Amount” means, if the Core MTS Adjusted EBITDA is less than the Core MTS Adjusted EBITDA Peg by more than $15,291,625, (a) the amount, if any, by which (1) the Core MTS Adjusted EBITDA Peg exceeds the Core MTS Adjusted EBITDA less (2) $7,645,813 multiplied by (b) the Core MTS Multiplier multiplied by (c) the Membership Percentage of Echo.

“Echo Holdco Debt” means all of the outstanding indebtedness of Echo Holdco and its Subsidiaries for borrowed money and indebtedness guaranteed by Echo Holdco and its Subsidiaries in each case under the credit agreement dated as of November 2, 2011, 11% Senior Notes due December 31, 2019, 11.25% Senior Notes due December 31, 2020 and 6% Senior Notes due February 15, 2021, in each case, as amended, replaced, extended, refinanced or renewed in accordance with this Agreement; provided that Echo Holdco Debt shall not include any Echo Holdco Refinanced Debt.

“Echo Holdco Refinanced Debt” mean any indebtedness incurred, with prior written consent of MCK (not to be unreasonably withheld, conditioned or delayed in advance of any such planned financing process), by Echo Holdco or its Subsidiaries to refinance or replace Echo Holdco Debt or otherwise, and in any case which will be rolled, converted into, or exchanged for, corresponding loans and/or commitments under Debt Financing or otherwise rolled over and incorporated into the capital structure of the Company and its Subsidiaries in lieu of being refinanced, in each case, as contemplated in the Debt Commitment Letters.

“Echo Holdco Swaps and Derivatives” means the swaps and derivatives set forth on Section 1.01 of the Echo Disclosure Schedule.

“Echo Holdco Transaction Expenses” means, without duplication, the fees and expenses paid by NewCo (or to which NewCo reimburses any Echo Party (other than the Echo Holdco and its Subsidiaries)) with respect to fees and expenses of Echo Holdco or any of its Subsidiaries (other than the Company and its Subsidiaries) to third parties (including all fees and expenses of counsel, investment banks, financial advisors, accountants and integration and other consultants) or to any Echo Participating Employees for retention payments or plans, whether or not invoiced, incurred in connection with the negotiation and preparation of this Agreement or the Transaction Documents, the performance of the terms of this Agreement and the Transaction Documents and the consummation of the Transactions contemplated herein and therein, including any fees or expenses of the Echo Shareholders to be paid or reimbursed by Echo Holdco or its Subsidiaries, but in each case, excluding fees and expenses that are Shared Transaction Expenses; provided that the fees and expenses of integration consultants shall only be Echo Holdco Transaction Expenses to the extent paid or payable prior to the date of this Agreement.

“Echo Licensed Intellectual Property” means all Intellectual Property Rights, excluding Echo Connect, owned by a third party and licensed or sublicensed to Echo Holdco or any of its Subsidiaries or for which Echo Holdco or any of its Subsidiaries has obtained a license, right, authorization or covenant not to be sued.

“Echo Net Debt” means an amount equal to (i) the outstanding aggregate principal amount, including any accrued and unpaid interest thereon, under any indebtedness for borrowed money of Echo Holdco and its Subsidiaries, including the Echo Holdco Debt but excluding the Echo Holdco Refinanced Debt as of the Closing minus (ii) Cash of Echo Holdco and its Subsidiaries as of the Closing.

“Echo Net Debt Peg” means $2,719,000,000, minus the aggregate principal amount of the Echo Holdco Debt refinanced or repaid by the Echo Holdco Refinanced Debt; provided that such amount shall not be less than $0.

“Echo Net Working Capital” means, (x) with respect to any Taxes, as of the end of the day on the Closing Date and (y) with respect to all other items, as of the close of the business on the Business Day immediately preceding Closing, an amount equal to (i) the consolidated current assets (excluding Cash, restricted cash, and deferred income tax assets) of the Echo Business set forth on the Echo Working Capital Schedule attached hereto as Annex I, minus (ii) the consolidated current liabilities (excluding amounts included in Echo Net Debt and Echo Holdco Refinance Debt, Echo Transaction Expenses, obligations for pass through customer payments, and deferred income tax liabilities) of the Echo Business set forth on the Echo Working Capital Schedule attached hereto as Annex I, minus (iii) long term portion of deferred revenue, long term portion of severance, restructuring and exit related obligations, long term portion of retirement plans outstanding, and long term portion of escheatment obligations outstanding of the Echo Business set forth on the Echo Working Capital Schedule attached hereto as Annex I, in each case, determined on a consolidated and consistent basis in accordance with GAAP and, to the extent consistent with GAAP, the Echo Business’ accounting policies, practices, estimation methodologies, procedures and classifications. The Echo Working Capital Schedule attached hereto as Annex I sets forth an illustrative calculation of Echo Working Capital as of December 31, 2015 using such balance sheet accounts.

“Echo Net Working Capital Peg” means $159,500,000.

“Echo Owned Intellectual Property” means all Intellectual Property Rights, excluding Echo Connect, owned, or purported to be owned, by Echo Holdco or any of its Subsidiaries, including, but not limited to, the Intellectual Property Rights set forth or listed on Section 1.01 of the Echo Disclosure Schedule.

“Echo Participating Employee” means an employee or other service provider who primarily provides services to the Echo Business.

“Echo Parties” means the Echo Shareholders, Echo and Echo Holdco.

“Echo Per Share Purchase Price” means $2,400.

“Echo Purchase Price” means (i) the Base Echo Purchase Price minus (ii) the Estimated Echo Net Debt Adjustment plus (iii) the Estimated Echo Net Working Capital Adjustment, but only to the extent that the Estimated Echo Net Working Capital Adjustment is a negative number plus (iv) the Echo Special Closing Adjustment, if any, plus (v) the Echo Holdco Adjusted EBITDA Adjustment Amount, to the extent the Echo Holdco Adjusted EBITDA Adjustment Amount is a positive number.

“Echo Purchase Price Percentage” means an amount equal to the quotient of (a) the quotient of (i) the Echo Purchase Price divided by (ii) the Echo Per Share Purchase Price divided by (b) the Echo Deemed Shares Outstanding, expressed as a percentage.

“Echo Securities” means (a) shares of capital stock or other voting securities of or ownership interests in Echo, (b) securities of Echo convertible into or exchangeable for shares of capital stock or other voting securities of or ownership interests in Echo, (c) warrants, calls, options or other rights to acquire from Echo, or other obligation of Echo to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of Echo or (d) restricted shares, stock appreciation rights, performance units, contingent value rights, “phantom” stock or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock of or voting securities of Echo, or any combination of the foregoing.

“Echo Special Closing Adjustment” means an amount equal to (i) if the Estimated Echo Amount Owed multiplied by MCK True-Up Percentage is greater than the Estimated MCK Amount Owed and if the Estimated Total Amount Owed is greater than $125,000,000, (a) the amount, which is expressed as a positive number, by which the Estimated Total Amount Owed exceeds $125,000,000 multiplied by (b) the Membership Percentage of Echo, (ii) if the Estimated Echo Amount Owed multiplied by MCK True-Up Percentage is less than the Estimated MCK Amount Owed and if the Estimated Total Amount Owed is greater than $125,000,000, (a) the amount, which is expressed as a negative number, by which the Estimated Total Amount Owed exceeds $125,000,000 multiplied by (b) the Membership Percentage of Echo or (iii) if the Estimated Total Amount Owed is equal to $125,000,000 or less, zero.

“Echo True-Up Percentage” means an amount equal to the Membership Percentage of Echo divided by the aggregate Membership Percentage of MCK Contributors and MCK IPCo.

“Echo 721 Tax Opinion” means a written opinion of the Tax Opinion Advisor to the Echo Parties to the effect that, for U.S. federal income tax purposes, disregarding the effect of (x) any adjustment payments under Section 2.03, and (y) any cash payments made by the Company under Section 8.06, the transactions described in Section 3.02(a)(i) should constitute a contribution to which Section 721(a) of the Code applies and, as a consequence, Echo should recognize no income or gain on such transactions.

“Employee Plan” means (whether written or oral) an “employee benefit plan,” as defined in Section 3(3) of ERISA, each employment, consulting, severance or similar contract, plan, arrangement or policy and each other contract, plan, arrangement or policy providing for compensation, bonuses, retention payments, change of control payments, profit-sharing, stock option or other stock- or equity-related rights or other forms of incentive or deferred compensation, vacation benefits, insurance (including any self-insured arrangements), health or medical benefits, employee assistance benefits, disability or sick leave benefits, workers’ compensation, supplemental unemployment benefits, severance benefits and post-employment or retirement benefits (including compensation, pension, health, medical or life insurance benefits).

“Employee Pool” has the meaning set forth in the LLC Agreement.

“Enforceability Exceptions” means the applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws affecting creditors’ rights generally and general principles of equity.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” of any entity means any other entity that, together with such first entity, would be treated at any relevant time as a single employer under Section 414 of the Code.

“Escheat Payment” means any payment required to be made to any state abandoned property administrator or any other Person pursuant to an abandoned property, escheat or similar Applicable Law.

“Estimated Echo Amount Owed” means an amount equal to (i) the Estimated MCK Transaction Expenses multiplied by the Echo True-Up Percentage plus (ii) to the extent the Estimated Echo Net Working Capital Adjustment is a positive number, the Estimated Echo Net Working Capital Adjustment.

“Estimated Echo Net Debt Adjustment” means an amount equal to (i) if the Estimated Echo Net Debt exceeds the Echo Net Debt Peg, the amount, if any, by which the Estimated Echo Net Debt exceeds the Echo Net Debt Peg, which amount shall be expressed as a positive number, (ii) if the Estimated Echo Net Debt is less than the Echo Net Debt Peg, the amount, if any, by which the Echo Net Debt Peg exceeds the Estimated Echo Net Debt, which amount shall be expressed as a negative number, or (iii) if the Estimated Echo Net Debt is equal to the Echo Net Debt Peg, zero.

“Estimated Echo Net Working Capital Adjustment” means (i) if the Estimated Echo Net Working Capital exceeds the Echo Net Working Capital Peg, the amount, if any, by which the Estimated Echo Net Working Capital exceeds the Echo Net Working Capital Peg, which amount shall be expressed as a positive number, (ii) if the Estimated Echo Net Working Capital is less than the Echo Net Working Capital Peg, the amount, if any, by which the Echo Net Working Capital Peg exceeds the Estimated Echo Net Working Capital, which amount shall be expressed as a negative number, or (iii) if the Estimated Echo Net Working Capital is equal to the Echo Net Working Capital Peg, zero.

“Estimated MCK Amount Owed” means an amount equal to (i) (a) the sum of the Estimated Echo Holdco Transaction Expenses plus the Debt Breakage Costs multiplied by (b) the MCK True-Up Percentage plus (ii) to the extent the Estimated MCK Net Working Capital Adjustment is a positive number, the Estimated MCK Net Working Capital Adjustment.

“Estimated MCK Net Debt Adjustment” means an amount equal to (i) if the Estimated MCK Net Debt exceeds the MCK Net Debt Peg, the amount, if any, by which the Estimated MCK Net Debt exceeds the MCK Net Debt Peg, which amount shall be expressed as a positive number, (ii) if the Estimated MCK Net Debt is less than the MCK Net Debt Peg, the amount, if any, by which the MCK Net Debt Peg exceeds the Estimated MCK Net Debt, which amount shall be expressed as a negative number, or (iii) if the Estimated MCK Net Debt is equal to the MCK Net Debt Peg, zero.

“Estimated MCK Net Working Capital Adjustment” means (i) if the Estimated MCK Net Working Capital exceeds the MCK Net Working Capital Peg, the amount, if any, by which the Estimated MCK Net Working Capital exceeds the MCK Net Working Capital Peg, which amount shall be expressed as a positive number, (ii) if the Estimated MCK Net Working Capital is less than the MCK Net Working Capital Peg, the amount, if any, by which the MCK Net

Working Capital Peg exceeds the Estimated MCK Net Working Capital, which amount shall be expressed as a negative number, or (iii) if the Estimated MCK Net Working Capital is equal to the MCK Net Working Capital Peg, zero.

“Estimated Total Amount Owed” means an amount equal to (i) if the Estimated Echo Amount Owed multiplied by MCK True-Up Percentage is greater than the Estimated MCK Amount Owed, (a) the Estimated Echo Amount Owed minus (b) the product of the Estimated MCK Amount Owed multiplied by the Echo True-Up Percentage or (ii) if the Estimated Echo Amount Owed multiplied by MCK True-Up Percentage is less than the Estimated MCK Amount Owed, (a) the Estimated MCK Amount Owed minus (b) the product of the Estimated Echo Amount Owed multiplied by the MCK True-Up Percentage.

“Exchange Act” means the Securities and Exchange Act of 1934.

“Existing Echo TRAs” means the Amended and Restated Tax Receivable Agreement (Reorganizations), dated as of November 2, 2011, by and among CHH, H&F ITR Holdco, L.P., Beagle Parent LLC and GA-H&F ITR Holdco, L.P., Amended and Restated Tax Receivable Agreement (Exchanges), dated as of November 2, 2011, by and among CHH, H&F ITR Holdco, L.P., Beagle Parent LLC and GA-H&F ITR Holdco, L.P. and Tax Receivable Agreement (Management) by and among CHH and the persons named therein, dated August 17, 2009, as amended by the First Amendment to Tax Receivable Agreement (Management), dated as of November 2, 2011, by and among CHH and the parties named thereto.

“Family Member” means, with respect to any individual, (a) such Person’s spouse, (b) each parent, brother, sister or child of such Person or such Person’s spouse, (c) the spouse of any Person described in clause (b) above, (d) each child of any Person described in clauses (a), (b) or (c) above, (e) each trust created for the benefit of one or more of the Persons described in clauses (a) through (d) above and (f) each custodian or guardian of any property of one or more of the Persons described in clauses (a) through (e) above in his or her capacity as such custodian or guardian.

“Financing Sources” means the Persons that have committed to provide or otherwise entered into agreements in connection with the Debt Financing in connection with the transactions contemplated hereby, including the lenders under the Debt Commitment Letters and any joinder agreements, indentures or credit agreements entered into pursuant thereto or relating thereto together with their Affiliates, officers, directors, employees, attorneys, agents, advisors and representatives involved in the Debt Financing and their successors and assigns.

“Final Echo Amount Owed” means an amount equal to (i) the product of (a) the Final MCK Transaction Expenses multiplied by (b) the Echo True-Up Percentage minus (ii) the Final Echo Net Debt Adjustment plus (iii) the Final Echo Net Working Capital Adjustment plus (iv) to the extent the Estimated Echo Net Working Capital Adjustment is a positive number, the Estimated Echo Net Working Capital Adjustment minus (v) the Echo Special Closing Adjustment.

“Final Echo Holdco Transaction Expenses” means Echo Holdco Transaction Expenses as shown on the Final Echo Closing Statement if no Dispute Notice with respect thereto is duly delivered; or if a Dispute Notice with respect thereto is duly delivered, as agreed by MCK (as the Disputing Party) and Echo (as the Defending Party) pursuant to Section 2.02(e); or, in the absence of such agreement, as shown in the Valuation Firm’s calculation delivered pursuant to Section 2.02(e).

“Final Echo Net Debt” means Echo Net Debt as shown on the Final Echo Closing Statement if no Dispute Notice with respect thereto is duly delivered; or if a Dispute Notice with respect thereto is duly delivered, as agreed by MCK (as the Disputing Party) and Echo (as the Defending Party) pursuant to Section 2.02(e); or, in the absence of such agreement, as shown in the Valuation Firm’s calculation delivered pursuant to Section 2.02(e).

“Final Echo Net Debt Adjustment” means an amount equal to (i) if the Final Echo Net Debt exceeds the Estimated Echo Net Debt, the amount, if any, by which the Final Echo Net Debt exceeds the Estimated Echo Net Debt, which amount shall be expressed as a positive number, (ii) if the Final Echo Net Debt is less than the Estimated Echo Net Debt, the amount, if any, by which the Estimated Echo Net Debt exceeds the Final Echo Net Debt, which amount shall be expressed as a negative number, or (iii) if the Final Echo Net Debt is equal to the Estimated Echo Net Debt, zero.

“Final Echo Net Working Capital” means Echo Net Working Capital as shown on the Final Echo Closing Statement if no Dispute Notice with respect thereto is duly delivered; or if a Dispute Notice with respect thereto is duly delivered, as agreed by MCK (as the Disputing Party) and Echo (as the Defending Party) pursuant to Section 2.02(e); or, in the absence of such agreement, as shown in the Valuation Firm’s calculation delivered pursuant to Section 2.02(e).

“Final Echo Net Working Capital Adjustment” means an amount equal to (i) if the Final Echo Net Working Capital exceeds the Estimated Echo Net Working Capital, the amount, if any, by which the Final Echo Net Working Capital exceeds the Estimated Echo Net Working Capital, which amount shall be expressed as a positive number, (ii) if the Final Echo Net Working Capital is less than the Estimated Echo Net Working Capital, the amount, if any, by which the Estimated Echo Net Working Capital exceeds the Final Echo Net Working Capital, which amount shall be expressed as a negative number, or (iii) if the Final Echo Net Working Capital is equal to the Estimated Echo Net Working Capital, zero.

“Final MCK Amount Owed” means an amount equal to (i) (a) the sum of (1) the Final Echo Holdco Transaction Expenses plus (2) the Debt Breakage Costs multiplied by (b) the MCK True-Up Percentage minus (ii) the Final MCK Net Debt Adjustment plus (iii) the Final MCK Net Working Capital Adjustment plus (iv) to the extent the Estimated MCK Net Working Capital Adjustment is a positive number, the Estimated MCK Net Working Capital Adjustment minus (v) the MCK Special Closing Adjustment.

“Final MCK Net Debt” means MCK Net Debt as shown on the Final MCK Closing Statement if no Dispute Notice with respect thereto is duly delivered; or if a Dispute Notice with respect thereto is duly delivered, as agreed by Echo (as the Disputing Party) and MCK (as the Defending Party) pursuant to Section 2.02(e); or, in the absence of such agreement, as shown in the Valuation Firm’s calculation delivered pursuant to Section 2.02(e).

“Final MCK Net Debt Adjustment” means an amount equal to (i) if the Final MCK Net Debt exceeds the Estimated MCK Net Debt, the amount, if any, by which the Final MCK Net Debt exceeds the Estimated MCK Net Debt, which amount shall be expressed as a positive number, (ii) if the Final MCK Net Debt is less than the Estimated MCK Net Debt, the amount, if any, by which the Estimated MCK Net Debt exceeds the Final MCK Net Debt, which amount shall be expressed as a negative number, or (iii) if the Final MCK Net Debt is equal to the Estimated MCK Net Debt, zero.

“Final MCK Net Working Capital” means MCK Net Working Capital as shown on the Final MCK Closing Statement if no Dispute Notice with respect thereto is duly delivered; or if a Dispute Notice with respect thereto is duly delivered, as agreed by Echo (as the Disputing Party) and MCK (as the Defending Party) pursuant to Section 2.02(e); or, in the absence of such agreement, as shown in the Valuation Firm’s calculation delivered pursuant to Section 2.02(e).

“Final Echo Net Working Capital Adjustment” means an amount equal to (i) if the Final Echo Net Working Capital exceeds the Estimated Echo Net Working Capital, the amount, if any, by which the Final Echo Net Working Capital exceeds the Estimated Echo Net Working Capital, which amount shall be expressed as a positive number, (ii) if the Final Echo Net Working Capital is less than the Estimated Echo Net Working Capital, the amount, if any, by which the Estimated Echo Net Working Capital exceeds the Final Echo Net Working Capital, which amount shall be expressed as a negative number, or (iii) if the Final Echo Net Working Capital is equal to the Estimated Echo Net Working Capital, zero.

“Final MCK Transaction Expenses” means MCK Transaction Expenses as shown on the Final MCK Closing Statement if no Dispute Notice with respect thereto is duly delivered; or if a Dispute Notice with respect thereto is duly delivered, as agreed by Echo (as the Disputing Party) and MCK (as the Defending Party) pursuant to Section 2.02(e); or, in the absence of such agreement, as shown in the Valuation Firm’s calculation delivered pursuant to Section 2.02(e).

“Final Total Amount Owed” means an amount equal to (i) if the Final Echo Amount Owed multiplied by MCK True-Up Percentage is greater than the Final MCK Amount Owed, (a) the Final Echo Amount Owed minus (b) the product of the Final MCK Amount Owed multiplied by the Echo True-Up Percentage or (ii) if the Final Echo Amount Owed multiplied by MCK True-Up Percentage is less than the Final MCK Amount Owed, (a) the Final MCK Amount Owed minus (b) the product of the Final Echo Amount Owed multiplied by the MCK True-Up Percentage.

“FTC Act” means the Federal Trade Commission Act.

“GAAP” means generally accepted accounting principles in the United States.

“Governmental Authority” means any national, federal, regional, municipal or foreign government; international authority (including, in each case, any central bank or fiscal, Tax or monetary authority); governmental agency, authority, division, department; the government of any prefecture, state, province, country, municipality or other political subdivision thereof; and any governmental body, agency, authority, division, department, board or commission, or any instrumentality or officer acting in an official capacity of any of the foregoing, including any court, arbitral tribunal or committee exercising any executive, legislative, judicial, regulatory or administrative functions of government.

“Health Care Laws” means all Applicable Laws pertaining to health care regulatory matters applicable to the business or the operations of MCK or Echo Holdco and their respective Subsidiaries, including, without limitation: (a) fraud and abuse, including the following statutes: the Federal anti-kickback law (42 U.S.C. § 1320a-7b(b)), the Federal False Claims Act (31 U.S.C. §§ 3729, et seq.), and the Federal Civil Monetary Penalties Law (42 U.S.C. § 1320a-7a); (b) all Information Laws as defined herein; (c) the Patient Protection and Affordable Care Act (Pub. L. 111-148) as amended by the Health Care and Education Reconciliation Act of 2010 (Pub. L. 111-152), including the Federal Sunshine Act provisions; (d) the Federal Food, Drug and Cosmetic Act, 21 U.S.C. 321 et seq.; (e) Title XVIII of the Social Security Act, 42 U.S.C. §§ 1395-1395hhh (the Medicare statute), including the amendments implemented by the Medicare Prescription Drug, Improvement and Modernization Act of 2003 and the Medicare Improvements for Patients and Providers Act of 2008; (f) Title XIX of the Social Security Act, 42 U.S.C. §§1396-1396v (the Medicaid statute); (g) TRICARE, 10 U.S.C. §1071 et seq.; (h) CHAMPVA, the Civilian Health and Medical Program of the Department of Veterans Affairs; (i) any other health care program maintained by a Governmental Authority; (j) Laws regarding the provision of management or administrative services in connection with the practice of medicine and other medical professions such as nursing; (k) the regulations, legally enforceable policies and agency guidance promulgated under each of the foregoing Laws; and (l) any other Law with respect to kickbacks, remuneration, billing, utilization review, coding, fee-splitting, patient or program charges, exclusion, debarment or suspension, claims submissions, refunding of overpayments, the provision of free or discounted health care items or services, medical or clinical documentation, quality, safety, privacy, security, licensure, accreditation or any other aspect of providing health care.

“HIPAA” means the Health Insurance Portability and Accountability Act of 1996, as amended by the Health Information Technology for Economic and Clinical Health Act provisions of the American Recovery and Reinvestment Act of 2009, and as otherwise may be amended from time to time, and any and all implementing regulations, as in effect from time to time, including, but not limited to, the Privacy Standards (45 C.F.R. Parts 160 and 164, Subparts A and E), the Electronic Transactions Standards (45 C.F.R. Parts 160 and 162), the Security Standards (45 C.F.R. Parts 160 and 164, Subparts A and C), and the Notification in the Case of Breach of Unsecured Protected Health Information Standards (45 CFR Part 164, Subpart D).

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

“Information Laws” means (a) all Applicable Laws concerning the privacy and/or security of Personal Information including, where applicable, HIPAA, state data breach notification Laws, state social security number protection Laws and the Section V of the Federal Trade Commission Act (as it relates to Personal Information); and (b) all applicable Payment Card Industry Security Standards with respect to account data protection.

“Initial Management Team” means those employees who shall fill the senior Company’s management roles as of the Closing.

“Intellectual Property Right” means any and all intellectual property rights or similar proprietary rights in the United States and all other nations throughout the world, including, without limitation, (i) trademarks, service marks, trade dress, logos, brand names, certification marks, domain names, trade names and corporate names (whether or not registered) and other indication of origin, the goodwill associated with the foregoing and registrations in any jurisdiction of, and applications in any jurisdiction to register, the foregoing, including any extension, modification or renewal of any such registration or application (“Trademarks”); (ii) inventions and discoveries, whether patentable or not, in any jurisdiction; (iii) patents and patent applications (including all reissues, divisions, continuations, continuations-in-part, and reexaminations thereof and the equivalents of any of the foregoing in any jurisdiction) and any renewals, extensions or reissue thereof, in any jurisdiction (“Patents”); (iv) writings and other works, whether copyrightable or not, in any jurisdiction, and any and all copyright rights, whether registered or not, in any jurisdiction, and registrations or applications for registration of copyrights in any jurisdiction, and any renewals or extensions thereof; (v) trade secrets, information, data, specifications, processes, methods, knowledge, experience, skills, technology, Software, know-how (including manufacturing and production processes and techniques and research and development information) and rights in any jurisdiction to limit the use or disclosure thereof by any person (“Trade Secrets”), (vi) rights of privacy, personality and publicity and social media accounts, and (vii) all rights to sue or recover and retain damages and costs and attorneys’ fees for past, present and future infringement, misappropriation or other violation of any of the foregoing.

“IT Assets” means any and all computers, Software, firmware, middleware, servers, workstations, digital storage, routers, hubs, switches, data communications lines and all other information technology assets, including all associated data contained therein, and all associated data contained therein, and all associated documentation related to any of the foregoing.

“knowledge” means, with respect to the Echo Parties, the actual knowledge of the individuals set forth on Section 1.01 of the Echo Disclosure Schedule, and, with respect to MCK, the actual knowledge of the individuals set forth on Section 1.01 of the MCK Disclosure Schedule, in each case after reasonable inquiry of those with managerial authority for the subject matter in question.

“Lien” means with respect to any property or asset, any mortgage, lien, license, pledge, charge, security interest, adverse claim, or encumbrance in respect of such property or asset.

“Material Adverse Effect” means, with respect to a Contributed Business, any event, condition, occurrence, state of facts, change, development or effect, individually or in the aggregate with all other events, conditions, occurrences, state of facts, changes, developments or effects, that is, or would reasonably be expected to be, materially adverse to the condition (financial or otherwise), business, assets or results of operations of such Contributed Business, taken as a whole, excluding any effect to the extent resulting from or arising in connection with (a) changes in GAAP after the date of this Agreement, (b) changes in Applicable Law or directives or policies of a Governmental Authority after the date of this Agreement, (c) changes in the financial, securities, credit or other capital markets or general economic, regulatory, legislative or political conditions in the United States or any other country or region in which such Contributed Business does business, including changes in interest rates and foreign exchange rates, (d) changes generally affecting the industry in which such Contributed Business operates, (e) acts of war, sabotage or terrorism or major hostilities or natural or man-made disasters or other force majeure events, (f) the announcement, pendency or consummation of the transactions contemplated by this Agreement (including any loss of, or adverse change in, the relationship of such Contributed Business with its employees, customers, distributors, partners, suppliers or other business partners that is related thereto) to the extent relating to, in the case of the Echo Parties, the identity of MCK as a Party hereto and, in the case of MCK, the identity of the Echo Parties as Parties hereto; provided that this clause (f) shall not apply to the determination of a breach or violation of the representations and warranties contained in Section 4.01(d) and Section 4.02(d) or the covenants and agreements set forth in Section 5.01 and Section 5.02, (g) any failure, in and of itself, by such Contributed Business to meet its internal or published budgets, projections, forecasts or predictions of financial performance for any period (it being understood that this clause (g) shall not prevent a party from asserting that any events, conditions, occurrences, state of facts, changes, developments or effects that may have contributed to such change or failure independently constituted or contributed to a Material Adverse Effect), (h) any action taken or omitted to be taken by the Contributed Business at the written request, or with the written consent, of the other Party hereto or (i) any actions or proceedings made or brought by any of the current or former stockholders of MCK (on their own or on behalf of MCK) with respect to the Core MTS Business or the Transactions contemplated hereby; provided that events, conditions, occurrences, state of facts, changes, developments or effects set forth in clauses (a), (b), (c), (d) and (e) above shall not be excluded in determining whether a “Material Adverse Effect” has occurred or would reasonably be expected to occur with respect to such Contributed Business if and to the extent such events, conditions, occurrences, state of facts, changes, developments or effects, individually or in the aggregate, have a materially disproportionate effect on such Contributed Business, taken as a whole, relative to other participants in the industries in which such Contributed Business operates.

“MCK Contributed Assets” means (a) the MCK IPCo Owned Intellectual Property and (b) any other assets, properties and businesses (if any) of the Core MTS Business that are contributed to the Company pursuant to the Non-IP Contribution pursuant to Section 3.01, excluding any MCK Contributed Entity.

“MCK Contributed Entity” means (a) any Person the equity interests of which are contributed to the Company pursuant to the MCK IPCo Contribution or the Non-IP Contribution and (b) any Person that is a subsidiary of a Person described in the preceding clause (a) as of the Closing.

“MCK Covered Tax” means any (a) Tax of an MCK Contributed Entity (or predecessor thereof) or relating to the MCK Contributed Assets or Core MTS Business (including Tax liability as a transferee or successor attributable to the MCK Contributed Assets or Core MTS Business), in each case, described in clause (a) of the definition of Tax related to a Pre-Closing Tax Period, (b) Tax of an MCK Contributed Entity described in clause (b) of the definition of Tax, (c) payroll Tax of MCK or its Affiliates in respect of any employee of the Core MTS Business and (d) Apportioned Obligation or portion thereof for which MCK is responsible under Section 6.01; provided, however, that no MCK Excluded Tax shall be considered an MCK Covered Tax.

“MCK Disclosure Schedule” means the disclosure schedule delivered by MCK to the Echo Parties and the Company concurrently with the execution of this Agreement.

“MCK Excluded Tax” means any liability of an MCK Contributed Entity for the payment of any amounts of the type described in clause (a) of the definition of Tax as a result of being or having been before the Closing (i) a member of an affiliated, consolidated, combined or unitary group, or a party to any agreement or arrangement, as a result of which liability of the Person to a Taxing Authority is determined or taken into account with reference to the activities of any other Person or (ii) a party to any Tax Sharing Agreement.

“MCK IPCo” means a wholly-owned direct or indirect subsidiary of MCK to be designated by MCK as such prior to the Closing.

“MCK IPCo Initial Percentage” means a percentage to be determined by MCK prior to the Closing; provided that the Non-IP Initial Percentage shall be consistent with MCK’s good faith determination of (i) the relative values of the assets and businesses transferred to the Company by the MCK Contributors, on the one hand, and MCK IPCo, on the other hand, and (ii) the fair market value of the MCK Tax Receivable Agreement as of the Closing; and provided, further that the sum of the Non-IP Initial Percentage and the MCK IPCo Initial Percentage shall be equal to 70% (before taking into account the Employee Pool).

“MCK IPCo Owned Intellectual Property” means all Intellectual Property Rights owned, or purported to be owned or that will be owned or purported to be owned at Closing, by MCK IPCo to the extent primarily relating to the Core MTS Business, including, but not limited to, Intellectual Property Rights set forth or listed on Section 1.01 of the MCK Disclosure Schedule.

“MCK Licensed Intellectual Property” means all Intellectual Property Rights owned by a third party and licensed or sublicensed to the Core MTS Business or for which the Core MTS Business has obtained a license, right, authorization or covenant not to be sued, including, but not limited to, the licenses that are not commercially available to the Company listed on Section 1.01 of the MCK Disclosure Schedule.

“MCK Net Debt” means an amount equal to (i) the outstanding aggregate principal amount, including any accrued and unpaid interest thereon, for any indebtedness for borrowed money of the Core MTS Business outstanding as of Closing minus (ii) Cash of the Core MTS Business as of the Closing.

“MCK Net Debt Peg” means $0.00.

“MCK Net Working Capital” means, (x) with respect to any Taxes, as of the end of the day on the Closing Date and (y) with respect to all other items, as of the close of the business on the Business Day immediately preceding Closing, an amount equal to (i) the consolidated current assets (excluding Cash, restricted cash, and deferred income tax assets) of the Core MTS Financial Statements set forth on the MCK Working Capital Schedule attached hereto as Annex II, minus (ii) the consolidated current liabilities (excluding amounts included in MCK Net Debt, MCK Transaction Expenses, obligations for pass through customer payments, and deferred income tax liabilities) of the Core MTS Financial Statements set forth on the MCK Working Capital Schedule attached hereto as Annex II, minus (iii) long term portion of deferred revenue, long term portion of severance, restructuring and exit related obligations, long term portion of retirement plans outstanding, and long term portion of escheatment obligations outstanding of the Core MTS Financial Statements set forth on the MCK Working Capital Schedule attached hereto as Annex II, in each case, determined on a consolidated and consistent basis in accordance with GAAP and, to the extent consistent with GAAP, the Core MTS Business’ accounting policies, practices, estimation methodologies, procedures and classifications. The Working Capital Schedule attached hereto as Annex II sets forth an illustrative calculation of MCK Working Capital as of March 31, 2016 using such balance sheet accounts.

“MCK Net Working Capital Peg” means $(109,700,000).

“MCK Owned Intellectual Property” means (i) all MCK IPCo Owned Intellectual Property and (ii) all Intellectual Property Rights owned, or purported to be owned, by MCK or any of its Subsidiaries, (other than MCK IPCo Owned Intellectual Property) to the extent primarily relating to the Core MTS Business, in each case including, but not limited to, Intellectual Property Rights set forth or listed on Section 1.01 of the MCK Disclosure Schedule.

“MCK Promissory Note” means a promissory note in the amount of the MCK Promissory Note Principal Amount, which shall be payable immediately after the Closing to MCK or one of its direct or indirect, wholly-owned Subsidiaries.

“MCK Promissory Note Principal Base Amount” means $1,250,000,000.

“MCK Promissory Note Principal Amount” means an amount equal to (i) the MCK Promissory Note Principal Base Amount minus (ii) the Estimated MCK Net Debt Adjustment plus (iii) the Estimated MCK Net Working Capital Adjustment, but only to the extent that the Estimated MCK Net Working Capital Adjustment is a negative number plus (iv) the MCK Special Closing Adjustment, if any, minus (v) the Echo Holdco Adjusted EBITDA Adjustment Amount, to the extent the Echo Holdco Adjusted EBITDA Adjustment Amount a positive number.

“MCK Special Closing Adjustment” means an amount equal to (i) if the Estimated Echo Amount Owed multiplied by MCK True-Up Percentage is greater than the Estimated MCK Amount Owed and if the Estimated Total Amount Owed is greater than $125,000,000, (a) the amount, which is expressed as a negative number, by which the Estimated Total Amount Owed exceeds $125,000,000 multiplied by (b) the Membership Percentage of Echo (ii) if the Estimated Echo

Amount Owed multiplied by MCK True-Up Percentage is less than the Estimated MCK Amount Owed and if the Estimated Total Amount Owed is greater than $125,000,000, (a) the amount, which is expressed as a positive number, by which the Estimated Total Amount Owed exceeds $125,000,000 multiplied by (b) the Membership Percentage of Echo or (iii) if the Estimated Total Amount Owed is equal to $125,000,000 or less, zero.

“MCK Transaction Expenses” means, without duplication, the fees and expenses paid by NewCo (or to which NewCo reimburses MCK or any of its Subsidiaries (other than the Company and its Subsidiaries)) with respect to fees and expenses of MCK or any of its Subsidiaries (other than the Company and its Subsidiaries) to (a) third parties (including all fees and expenses of counsel, investment banks, financial advisors, accountants (including any preparation costs and audit fees associated with the Core MTS Financials) and integration, separation and other consultants), (b) MCK employees for retention and sale bonuses and (c) third parties in respect of MCK corporate reporting, in each case, whether or not invoiced, incurred in connection with the negotiation and preparation of this Agreement or the Transaction Documents, the performance of the terms of this Agreement and the Transaction Documents and the consummation of the Transactions contemplated herein and therein, other than fees and expenses that are Shared Transaction Expenses.

“MCK True-Up Percentage” means an amount equal to the aggregate Membership Percentage of MCK Contributors and MCK IPCo divided by the Membership Percentage of Echo.

“MCK 721 Tax Opinion” means an opinion to the effect that, disregarding the effect of (i) any adjustment payments under Section 2.03 and any cash payments made by the Company under Section 8.06 and (ii) the MCK Tax Receivable Agreement, the transactions described in Section 3.02(a)(v) and Section 3.02(a)(vi) should constitute (1) separate contributions to which Section 721(a) of the Code applies and (2) the assumption and repayment of a “qualified liability” within the meaning of Treasury Regulations Section 1.707-5, and as a consequence, each of MCK IPCo and the MCK Contributors should not recognize income or gain on such transactions that they would otherwise recognize if the legal conclusions described in clauses (1) or (2) above did not apply.

“McKesson Business Performance Services” means the business unit of McKesson Technology Solutions providing medical coding and billing services, charge capture services, accounts receivable management services, practice management and consulting services, patient access services, chronic care management services, and value based care and accountable care services.

“McKesson Connected Care & Analytics” means the business unit of McKesson Technology Solutions providing connected care and communications and messaging services, health information exchange services, population health, risk management, data management, and data analytics software and services, patient engagement, identification, matching, consents and data repository services, homecare and hospice software and services, workforce management software and services, and capacity management software and services.

“McKesson EIS Business” means the business unit of McKesson Technology Solutions providing electronic health record and clinical management software and services, revenue cycle management software and services, supply chain software and services, document management software and services, intelligent coding software and services, laboratory and surgery management software and services, information technology outsourcing, and remote hosting services, as more specifically set forth on Section 1.01 of the MCK Disclosure Schedule.

“McKesson Health Solutions” means the business unit of McKesson Technology Solutions providing medical necessity and point-of-care decision support software and services, payor claims management software and services, payor fraud and abuse detection software and services, payor network management software and services, and claims editing, claims processing, and claims clearinghouse software and services.

“McKesson Imaging & Workflow Solutions” means the business unit of McKesson Technology Solutions providing enterprise imaging, radiology imaging, and cardiology imaging software and services, and imaging management and workflow software and services.

“McKesson RHP” means the sub-business unit of McKesson Connected Care & Analytics providing communications and messaging services among pharmacies, payors, and pharmaceutical manufacturers, pharmacy network management services, pharmacy claims editing, pharmacy claims processing, and pharmacy claims clearinghouse services, pharmacy e-prescribing, prior authorization, couponing, and co-pay assistance services, and pharmacy data management and pharmacy data analytics services.

“McKesson Technology Solutions” means one of two external financial reporting segments of McKesson Corporation consisting of five business units: McKesson Business Performance Services, McKesson Connected Care & Analytics, McKesson EIS Business, McKesson Health Solutions, and McKesson Imaging & Workflow Solutions.

“Member” shall have the meaning assigned thereto in the LLC Agreement.

“Membership Percentage” shall have the meaning assigned thereto in the LLC Agreement.

“Membership Unit Value” means the value of a Unit in the Company as of the Closing Date, based on the number of Units outstanding at Closing and the Initial Members’ Initial Capital Contributions (each as defined in the LLC Agreement).

“MTI Participating Employee” means an employee or other service provider who primarily provides services to the Core MTS Business.

“Multiemployer Plan” means a multiemployer plan as defined in Section 3(37) of ERISA.

“Non-IP Initial Percentage” means a percentage to be determined by MCK prior to the Closing; provided that the Non-IP Initial Percentage shall be consistent with MCK’s good faith determination of (i) the relative values of the assets and businesses transferred to the Company by the MCK Contributors, on the one hand, and MCK IPCo, on the other hand, and (ii) the fair market value of the MCK Tax Receivable Agreement as of the Closing; and provided, further that the sum of the Non-IP Initial Percentage and the MCK IPCo Initial Percentage shall be equal to 70% (before taking into account the Employee Pool).

“Permitted Liens” means (a) with respect to Echo Holdco and its Subsidiaries, (i) Liens disclosed on Section 1.01 of the Echo Disclosure Schedule, (ii) Liens for Taxes that are not yet due or are being contested in good faith, in each case, for which adequate reserves have or will be included in the Estimated Echo Closing Statement, (iii) mechanic’s, materialman’s, carrier’s, repairer’s and other similar Liens arising or incurred in the ordinary course of business consistent with past practice or that are not yet due and payable or are being contested in good faith, (iv) any Lien securing payments under capital lease agreements, (v) any Lien that will be terminated or released in connection with the consummation of the Transactions, (vi) any restrictions on the ownership and transfer of capital stock under Applicable Law, (vii) any other Lien which would not reasonably be expected to materially impair the use of the asset to which such Lien relates and (viii) Liens securing Echo Holdco Refinanced Debt, and (b) with respect to the Core MTS Business, (i) Liens disclosed on Section 1.01 of the MCK Disclosure Schedule, (ii) Liens for Taxes that are not yet due or are being contested in good faith, in each case, for which adequate reserves have or will be included in the MCK Closing Statement, (iii) mechanic’s, materialman’s, carrier’s, repairer’s and other similar Liens arising or incurred in the ordinary course of business consistent with past practice or that are not yet due and payable or are being contested in good faith, (iv) any Lien securing payments under capital lease agreements, (v) any Lien that will be terminated or released in connection with the consummation of the Transactions, (vi) any restrictions on the ownership and transfer of capital stock under Applicable Law and (vii) any other Lien which would not reasonably be expected to materially impair the use of the asset to which such Lien relates.

“Person” means an individual, corporation, limited liability company, partnership, association, trust or other entity or organization, including any Governmental Authority.

“Personal Information” means any information that can be directly associated with a specific person, or that reasonably can be used to identify a specific person, including individually identifiable health information and “Protected Health Information” or “Electronic Protected Health Information” as such terms are defined by HIPAA.

“Post-Closing Tax Period” means any Tax period beginning after the Closing Date and, with respect to a Straddle Tax Period, the portion of such Tax period beginning after the Closing Date.

“Pre-Closing Tax Period” means any Tax period ending on or before the Closing Date and, with respect to a Straddle Tax Period, the portion of such Tax period ending on the Closing Date.

“Representatives” means, with respect to any Person, collectively, the partners, principals, managers, directors, officers, employees, agents, consultants, counsel, advisors and other representatives of such Person.

“SEC” means the Securities and Exchange Commission.

“Section 355(e) Tax Opinion” means an opinion, which shall assume the Assumed Facts, to the effect that Section 355(e) of the Code should not apply to a Qualified MCK Exit (as defined in the LLC Agreement).

“Securities Act” means the Securities Act of 1933.

“service provider” means director, officer, employee or individual independent contractor.

“Shared Transaction Expenses” means, without duplication, the fees and expenses paid or payable by the Company or any of its Subsidiaries to third parties, whether or not invoiced, incurred in connection with the negotiation and preparation of this Agreement or the Transaction Documents, the performance of the terms of this Agreement and the Transaction Documents and the consummation of the Transactions contemplated herein and therein, including (a) the Debt Financing Expenses, (b) fees and expenses related to the preparation of pro forma financial statements of the Company (including audit fees), (c) fees and expenses of separation, integration, synergy, information technology and other consultants mutually selected by MCK and Echo Holdco and (d) Transfer Taxes. For the avoidance of doubt, Shared Transaction Expenses shall not include (v) the Debt Breakage Costs, (w) the MCK Transaction Expenses or (y) the Echo Holdco Transaction Expenses.

“Software” means information technology software programs in all forms and formats (including source code, object code, firmware, operating systems and specifications).

“Subsidiary” means any entity that is at least 50% owned and Controlled by any Person, directly or through one or more Subsidiaries.

“Swap and Derivative Termination Costs” means the Swap Termination Value of the Echo Holdco Swaps and Derivatives, and all other fees, costs and expenses, breakage costs and prepayment fees or premiums, whether accrued or not, paid or payable by the Company, Echo Holdco or any of their respective Subsidiaries, to terminate at Closing the Echo Holdco Swaps and Derivatives or any other Swap Contract or other derivative contract of Echo, Echo Holdco or their respective Subsidiaries.

“Straddle Tax Period” means any Tax period beginning on or before, and ending after, the Closing Date.

“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement relating to any of the foregoing, including any such obligations or liabilities under any such agreement.

“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts.

“Tainting Acquisition” means one or more acquisitions of MCK stock that, assuming the Assumed Facts, would reasonably be expected to result in Section 355(e) of the Code applying to a Qualified MCK Exit.

“Tax” means (a) any tax, other governmental assessment or charge of any kind whatsoever in the nature of a tax (including withholding on amounts paid to or by any Person) or Escheat Payment, together with any interest, penalty, addition to tax or additional amount (including penalties for failure to file or late filing any return, report or other filing) and (b) in the case of any Person, any liability for the payment of any amounts of the type described in clause (a) as a transferee or successor or as a result of being or having been before the Closing (i) a member of an affiliated, consolidated, combined or unitary group, or a party to any agreement or arrangement, as a result of which liability of the Person to a Taxing Authority is determined or taken into account with reference to the activities of any other Person or (ii) a party to any Tax Sharing Agreement or other express obligation to indemnify any other Person; it being understood that no payment, or obligation to make a payment, under any tax receivables agreement (including the Existing Echo TRAs) shall be considered a Tax.

“Tax Opinion Advisor” means, with respect to MCK, Davis Polk & Wardwell LLP or Ernst & Young LLP, and, with respect to the Echo Parties, Ropes & Gray LLP, or an Alternative Tax Opinion Advisor to any of them.

“Tax Return” means any return, declaration, report, statement, form (including elections, estimates, declarations or amendments), claim for refund or information return relating to Taxes, including any attachment, exhibit, schedule or supplement thereto and amendment thereof.

“Tax Sharing Agreement” means any agreement or arrangement (whether or not written) entered into prior to the Closing that provides for the allocation, apportionment, sharing or assignment of any Tax liability or benefit, or the transfer or assignment of income, revenues, receipts or gains for the purpose of determining any Person’s Tax liability.

“Taxing Authority” means any Governmental Authority responsible for the imposition or collection of any Tax.

“Total Echo Option Cash Amount” means the product of (a) the Echo Deemed Option Shares Outstanding, multiplied by (b) the Echo Purchase Price Percentage, multiplied by (c) the Echo Per Share Purchase Price.

“Unit” shall have the meaning assigned thereto in the LLC Agreement.

Section 1.02. Other Terms. The following terms have the meanings defined for such terms in the Sections set forth below:

Term	Section
Acquisition Proposal	5.04(a)
Action	9.04(a)
Adjustment Units	8.06(a)
Agreement	Preamble
Apportioned Obligations	6.01(b)
Assumed Liabilities	3.03(a)
BX	Preamble
BX Principal Shareholder Letter	2.01(a)(xi)
Cap	8.02(a)(ii)
Closing	2.01
Closing Actions	2.01
Closing Date	2.01
Company	Preamble
Company Employees	5.16(c)
Company Parties	Preamble
Company Plans	5.16(c)
Confidentiality Agreement	5.05
Core MTS Financial Statements	5.11
Damages	8.02(a)
Debt Commitment Letters	Recitals
Debt Financing	Recitals
Deductible	8.02(a)(i)
Defending Party	2.02(d)
Dispute Notice	2.02(d)
Disputing Party	2.02(d)
DOJ	5.07(d)
Early Termination Payment	4.01(bb)
Echo	Preamble
Echo Connect Liabilities	3.03(b)(i)
Echo Connect Option Agreement	2.01(a)(x)

Echo Contribution	3.02(a)(i)
Echo Contributions and Transfers	3.02(a)(iv)
Echo Fundamental Reps	7.03(b)
Echo Holdco	Preamble
Echo Holdco Options	4.01(e)(i)
Echo Holdco Sale Consideration	3.02(a)(iv)
Echo Holdco Share Transfer	3.02(a)(iv)
Echo Holdco Shares	4.01(e)(i)
Echo Indemnified Parties	8.03(a)
Echo Indemnifying Party	8.02(a)
Echo Material Contract	4.01(j)(ii)
Echo Membership and Sale Consideration	3.02(a)(iv)
Echo Membership Consideration	3.02(a)(i)
Echo Optionholders	4.01(e)(i)
Echo Plans	4.01(r)(i)
Echo Pro Forma Financial Statements	4.01(g)(ii)
Echo Representative	9.15(a)
Echo Securities	4.01(e)(ii)
Echo Shareholders	Preamble
Echo Shareholders’ Agreement	2.01(a)(vii)
Echo Straddle Returns	6.02(e)
Echo Subsidiary Securities	4.01(f)(ii)
Employment Transfer Date	5.16(c)
End Date	9.01(a)(iii)
Estimated Echo Closing Statement	2.02(a)
Estimated Echo Holdco Transaction Expenses	2.02(a)
Estimated Echo Net Debt	2.02(a)
Estimated Echo Net Working Capital	2.02(a)
Estimated MCK Closing Statement	2.02(a)
Estimated MCK Net Debt	2.02(a)
Estimated MCK Net Working Capital	2.02(a)
Estimated MCK Transaction Expenses	2.02(a)
Final Echo Closing Statement	2.02(b)
Final MCK Closing Statement	2.02(c)
FTC	5.07(d)
Fundamental Representations	7.03(b)
Government Official	4.01(l)(ii)
H&F	Preamble
H&F Principal Shareholder Letter	2.01(a)(xii)
Indemnified Party	8.04(a)
Indemnifying Party	8.04(a)
Intellectual Property Licensing Agreement	2.01(a)(vii)
IPCo Membership Consideration	3.02(a)(vi)
Lenders	Recitals
LLC Agreement	2.01(a)(iii)
Management Selection Committee	5.10(a)(iii)

Management Services Agreement	2.01(a)(ix)
MCK	Preamble
MCK Contributions	3.02(a)(vi)
MCK Contributor	3.02(a)(v)
MCK Contributor Securities	4.02(e)(i)
MCK DRE Contributed Entities	3.02(a)(v)
MCK Excluded Liabilities	3.03(b)(ii)
MCK Fundamental Reps	7.02(b)
MCK Indemnified Parties	8.02(a)
MCK Indemnifying Parties	8.03(a)
MCK IPCo Contribution	3.02(a)(vi)
MCK Membership Consideration	3.02(a)(vi)
MCK Note Payment	3.02(a)(vi)
MCK Plan	4.02(q)(i)
MCK Pre-Closing Restructuring	3.01(a)
MCK Straddle Returns	6.02(e)
MCK Tax Memo	4.02(s)(vii)
MCK Tax Receivable Agreement	2.01(a)(vi)
MTI Material Contract	4.02(i)(ii)
New Company Benefit Plans	5.16(b)
New Echo Tax Receivable Agreement	3.01(a)(i)
NewCo Holdings	Preamble
NewCo Intermediate Holdings	Preamble
Non-IP Contribution	3.02(a)(v)
Non-IP Membership Consideration	3.02(a)(v)
Non-Preparing Parties	6.02(g)
Order	7.01(b)
Party or Parties	Recitals
Patents	1.01
Permits	4.01(p)
Plan Determination Date	5.16(b)
Preparing Party	6.02(g)
Principal Shareholder Letters	2.01(a)(xii)
Refinancing	Recitals
Registration Rights Agreement	2.01(a)(xiii)
Required Information	5.03(c)(iii)
Straddle Returns	6.02(e)
Tax Advisor	6.04
Tax Matters Agreement	2.01(a)(xiii)
TCPA Matter”	3.03(b)(ii)(F)
Trade Secrets	1.01
Trademarks	1.01
Transaction Documents	2.01(a)(xiii)
Transactions	2.01
Transfer Taxes	6.01(c)
Transition Services Agreements	2.01(a)(v)
Unaudited MTS Financials	4.02(f)
Valuation Firm	2.02(e)
Vested Optionholder	3.02(a)(ii)
Warranty Breach	8.02(a)

Section 1.03. Other Definitional and Interpretative Provisions. The words “hereof”, “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof. References to Articles, Sections, Exhibits, Annexes and Schedules are to Articles, Sections, Exhibits, Annexes and Schedules of this Agreement unless otherwise specified. All Exhibits, Annexes and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Exhibit, Annex or Schedule but not otherwise defined therein, shall have the meaning as defined in this Agreement. Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”, whether or not they are in fact followed by those words or words of like import. “Writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. References to any statute shall be deemed to refer to such statute as amended from time to time and to any rules or regulations promulgated thereunder. References to any Person include the successors and permitted assigns of that Person. References from or through any date mean, unless otherwise specified, from and including or through and including, respectively. Except as expressly set forth herein or in another Transaction Document, references to “law”, “laws” or to a particular statute or law shall be deemed also to include any Applicable Law.

ARTICLE 2

CLOSING

Section 2.01. Closing.

(a) Subject to the satisfaction or waiver of the conditions set forth in Article 7, the closing (the “Closing”) of the transactions contemplated by this Agreement and the Transaction Documents (the “Transactions”) shall take place at the offices of Davis Polk & Wardwell LLP, 1600 El Camino Real, Menlo Park, California as soon as practicable, but in no event later than the second Business Day, after the date on which each of the conditions set forth in Article 7 (other than conditions that by their nature are to be satisfied by actions taken at the Closing and are expected to be satisfied at the Closing, and subject to their satisfaction at the Closing) have been satisfied or waived, or at such other place or on such other date as MCK and Echo Holdco may mutually agree; provided, that if any such date falls on a day that is not the first Business Day of a given calendar month, then the Parties agree that, to the extent it does not adversely affect the Debt Financing, the Closing shall occur on the earlier of the first Business Day of the next succeeding calendar month or the last Business Day immediately prior to the End Date. The date on which the Closing occurs is the “Closing Date.” At the Closing, the following actions shall be taken and the following agreements, certificates and other documents shall be executed and delivered by the Parties thereto (such actions, executions and deliveries, collectively, the “Closing Actions”):

(i) the contribution and/or sale of the Echo Business and the Core MTS Business through the Echo Contributions and Transfers and the MCK Contributions, respectively, shall occur as set forth in Article 3;

(ii) the Company and Echo Holdco shall, or shall cause one or more of their Subsidiaries to, consummate the Debt Financing (to the extent not consummated prior to the Closing) and use a portion of the Debt Financing (or shall cause a portion of the Debt Financing to be used) to pay (or reimburse the applicable Echo Party or MCK or its Subsidiaries (other than the Company) for) (A) all obligations outstanding on the Closing Date under the Echo Holdco Debt (to the extent not paid or unreimbursed prior to the Closing), (B) the Debt Financing Expenses and the Debt Breakage Costs, (C) the Shared Transaction Expenses, (D) the Echo Holdco Transaction Expenses and (E) the MCK Transaction Expenses;

(iii) the Company shall deliver the Echo Membership and Sale Consideration and the MCK Membership Consideration as set forth in Article 3, and each of the Company, Echo and each MCK Contributor shall execute and deliver the Amended and Restated Limited Liability Company Agreement of the Company in substantially the form attached hereto as Exhibit A (the “LLC Agreement”);

(iv) the MCK Note Payment shall occur as set forth in Section 3.02(a)(vi);

(v) each of the Company and MCK and/or one or more of its Subsidiaries shall execute and deliver Transition Services Agreements in substantially the forms attached hereto as Exhibit B (the “Transition Services Agreements”);

(vi) each of the Company, Echo and MCK and certain of MCK’s wholly owned direct and indirect subsidiaries shall execute and deliver the Tax Receivable Agreement in substantially the form attached hereto as Exhibit C (the “MCK Tax Receivable Agreement”);

(vii) each of the Company and MCK or one of its Subsidiaries shall execute and deliver an Intellectual Property Licensing Agreement on terms substantially consistent with the term sheet attached hereto as Schedule II (the “Intellectual Property Licensing Agreement”);

(viii) each of the Echo Shareholders and MCK shall execute and deliver the Echo Shareholders’ Agreement in substantially the form attached hereto as Exhibit D (the “Echo Shareholders’ Agreement”);

(ix) each of the Company, MCK, Blackstone Management Partners, L.L.C. and Hellman & Friedman, L.P. shall execute and deliver the Management Services Agreement in substantially the form attached hereto as Exhibit E (the “Management Services Agreement”);

(x) each of Echo Holdco, Change Healthcare Solutions, LLC, the Echo Shareholders and entities that form Echo Connect shall enter into an option agreement relating to the purchase of Echo Connect by the Company in substantially the form attached hereto as Exhibit F (the “Echo Connect Option Agreement”);

(xi) Each of MCK and one or more entities affiliated with BX shall execute and deliver to the other Person party thereto a counterpart to a letter agreement substantially in the form attached hereto as Schedule IV (the “BX Principal Shareholder Letter”);

(xii) Each of MCK and one or more entities Affiliated with H&F shall execute and deliver to the other Person party thereto a counterpart to a letter agreement substantially in the form attached hereto as Schedule V (the “H&F Principal Shareholder Letter” and, together with the BX Principal Shareholder Letter, the “Principal Shareholder Letters”)

(xiii) Echo, the Echo Shareholders and each MCK Contributor shall execute and deliver a Registration Rights Agreement in substantially the form attached hereto as Exhibit G (the “Registration Rights Agreement” and, together with this Agreement, the LLC Agreement, Transition Services Agreements, MCK Tax Receivable Agreement, New Echo Tax Receivable Agreement, Intellectual Property Licensing Agreement, Echo Shareholders’ Agreement, Management Services Agreement, Principal Shareholder Letters, Echo Connect Option Agreement, Registration Rights Agreement and the Tax Matters Agreement by and among MCK, Echo and the other parties thereto attached as Exhibit E to the LLC Agreement (the “Tax Matters Agreement”), the Merger Agreement attached as Exhibit D to the LLC Agreement (the “Merger Agreement”), the Form of Separation and Distribution Agreement attached as Exhibit C to the LLC Agreement (the “Separation Agreement”), collectively, the “Transaction Documents”); and

(xiv) the Echo Shareholders shall cause to be delivered to the Company (i) a certification for Echo Holdco, signed under penalties of perjury by Echo Holdco and dated not more than 30 days prior to the Closing Date, that satisfies the requirements of Treasury Regulation Sections 1.897-2(h) and 1.1445-2(c)(3) and confirms that Echo Holdco is not, nor has it been within 5 years of the date of the certification, a “United States real property holding corporation” as defined in Section 897 of the Code and (ii) a notice to the Internal Revenue Service, signed by Echo Holdco, that satisfies the requirements of Treasury Regulation Section 1.897-2(h)(2).

(b) At the Closing, each Party shall receive any document that such Party has previously reasonably requested as to the existence of any other Party hereto or the authority of any other Parties hereto to enter into any Transaction Document to which it is a Party.

Section 2.02. Closing Statements.

(a) Echo Holdco shall prepare in good faith and shall provide to the Company and MCK no later than five (5) Business Days prior to the Closing Date an estimated closing statement (the “Estimated Echo Closing Statement”) setting forth in reasonable detail Echo Holdco’s good faith estimate of (i) Debt Breakage Costs, (ii) Echo Holdco Transaction Expenses (the “Estimated Echo Holdco Transaction Expenses”), (iii) Echo Net Debt (the “Estimated Echo Net Debt”) and (iv) Echo Net Working Capital (the “Estimated Echo Net Working Capital”). Following delivery of the Estimated Echo Closing Statement, Echo Holdco shall provide MCK and its advisors reasonable access to the work papers and other books and records of Echo Holdco and its Subsidiaries for the purpose of assisting MCK and its advisors in their review of the Estimated Echo Closing Statement. MCK shall prepare in good faith and shall provide to the Company and Echo Holdco no later than five (5) Business Days prior to the Closing Date an estimated closing statement (the “Estimated MCK Closing Statement”) setting forth in reasonable detail MCK’s good faith estimate of (i) MCK Transaction Expenses (the “Estimated MCK Transaction Expenses”), (iii) MCK Net Debt (the “Estimated MCK Net Debt”); (iv) MCK Net Working Capital (the “Estimated MCK Net Working Capital”) and (v) the Core MTS Adjusted EBITDA. Following delivery of the Estimated MCK Closing Statement, MCK shall provide Echo Holdco and its advisors reasonable access to the work papers and other books and records of the Core MTS Business for the purpose of assisting Echo Holdco and its advisors in their review of the Estimated MCK Closing Statement.

(b) As promptly as practicable, but no later than 90 days, after the Closing Date, the Company (under the supervision and subject to the sole consent of the MCK Directors (as defined in the LLC Agreement)) will cause to be prepared and delivered to Echo and MCK a closing statement (the “Final Echo Closing Statement”) setting forth in reasonable detail the Company’s calculation of (i) Echo Holdco Transaction Expenses, (ii) Echo Net Debt and (iii) Echo Net Working Capital.

(c) As promptly as practicable, but no later than 90 days, after the Closing Date, the Company (under the supervision and subject to the sole consent of the Echo Directors (as defined in the LLC Agreement)) will cause to be prepared and delivered to Echo and MCK a closing statement (the “Final MCK Closing Statement”) setting forth in reasonable detail the Company’s calculation of (i) MCK Transaction Expenses, (iii) MCK Net Debt and (iv) MCK Net Working Capital.

(d) If MCK disagrees with the Company’s calculation of the MCK Transaction Expenses, the MCK Net Debt or the MCK Net Working Capital as set forth in the Final MCK Closing Statement, and/or if Echo disagrees with the Company’s calculation of the Echo Holdco Transaction Expenses, Echo Net Debt or Echo Net Working Capital as set forth in the Final Echo Closing Statement, MCK or Echo, as applicable (the “Disputing Party”), may, within 30 days after delivery of the Final Echo Closing Statement or the Final MCK Closing Statement, as applicable, deliver a notice (a “Dispute Notice”) to Echo or MCK, as applicable (the “Defending Party”), and the Company, disagreeing with such calculation and setting forth in reasonable detail the Disputing Party’s calculation of such amount. Any such Dispute Notice shall specify those items or amounts as to which the Disputing Party disagrees, and the Disputing Party shall be deemed to have agreed with all other items and amounts contained in the applicable closing statement. Any item or amount to which no dispute is raised in an applicable Dispute Notice will be final, conclusive and binding on the parties of such 30th day after delivery of the Final Echo Closing Statement or Final MCK Closing Statement, as applicable.

(e) If a Dispute Notice shall be delivered pursuant to Section 2.02(d), the Company, the Disputing Party and the Defending Party shall, during the 21 days following such delivery, use their reasonable best efforts to reach agreement on the disputed items or amounts in order to determine, as may be required, the amount of (i) MCK Transaction Expenses, (ii) MCK Net Debt or (iii) MCK Net Working Capital or the amount of (a) Echo Holdco Transaction Expenses, (b) Echo Net Debt or (c) Echo Net Working Capital, as applicable. If, during such period, the Disputing Party and the Defending Party are unable to reach such agreement, they shall promptly thereafter cause an independent accounting firm or valuation firm of nationally recognized standing reasonably satisfactory to the Disputing Party and the Defending Party (who shall not have any material relationship with the Disputing Party, the Defending Party or the Company) (the “Valuation Firm”), promptly to review this Agreement and the disputed items or amounts for the purpose of calculating (i) MCK Transaction Expenses, (ii) MCK Net Debt or (iii) MCK Net Working Capital or the amount of (a) Echo Holdco Transaction Expenses, (b) Echo Net Debt or (c) Echo Net Working Capital, as applicable. In making such calculation, the Valuation Firm shall consider only those items or amounts in the Final Echo Closing Statement or the Final MCK Closing Statement, as applicable, with which the Disputing Party has disagreed. The Valuation Firm shall deliver to the Company, the Disputing Party and the Defending Party, as promptly as practicable, a report setting forth such calculation; provided that, in no event shall the amount of (i) MCK Transaction Expenses, (ii) MCK Net Debt or (iii) MCK Net Working Capital or the amount of (a) Echo Holdco Transaction Expenses, (b) Echo Net Debt or (c) Echo Net Working Capital, as applicable, be more than the amount of shown for such applicable calculation in the Final Echo Closing Statement or Final MCK Closing Statement, as applicable, nor less than the amount shown for the applicable calculation in the applicable Dispute Notice. Such report shall be final and binding upon the Company, the Disputing Party and the Defending Party absent manifest error. The cost of such review and report shall be borne by the Company.

(f) The Disputing Party, the Defending Party and the Company agree that they will, and agree to cause their respective independent accountants and Subsidiaries to, reasonably cooperate and assist in the preparation of the Final Echo Closing Statement, the Final MCK Closing Statement and any Dispute Notice and in the conduct of the audits and reviews referred to in this Section 2.02, including the making available to the extent necessary of books, records, work papers and personnel.

Section 2.03. True-up Adjustments.

(a) Post-Closing True-Up Adjustment.

(i) At a mutually convenient time and place within five (5) Business Days after the Final Echo Closing Statement and Final MCK Closing Statement are finally determined in accordance with Section 2.02, the Company shall pay or cause to be paid the Final Total Amount Owed (a) to the Echo Representative, for the benefit of Echo, the Echo Shareholders and the Vested Optionholders, if the Final Echo Amount Owed is greater than the Final MCK Amount Owed or (b) to MCK IPCo, if the Final MCK Amount Owed is greater than the Final Echo Amount Owed. To the extent a Party is owed the Final Total Amount Owed, and such amount cannot be paid in cash, each of the Company, MCK and Echo will cooperate with each other to make such payment when available or to adjust the equity interest of MCK and Echo so that such Party receives the benefits set forth in this Section 2.03(a)(i).

(ii) For purposes of this Agreement, calculations of the Echo Purchase Price, MCK Promissory Note Principal Amount and any adjustments pursuant to this Section 2.03(a), shall be made in accordance with Annex IV and any conflicts between the methodology reflected in the Annex IV and the methodologies otherwise set forth in this Agreement shall be resolved in favor of Annex IV.

(b) Indemnification Adjustments. Following the Closing and subject to Section 2.03(c), each Member’s Membership Percentage in the Company may be adjusted from time to time pursuant to Article 8 of this Agreement or otherwise as set forth in the LLC Agreement.

(c) Minimum Ownership. No true-up equity adjustment under Article 8 shall result in Echo holding less than the Echo Minimum Ownership (as defined in the LLC Agreement) of the Company, unless otherwise consented to in writing by MCK.

ARTICLE 3

CONTRIBUTIONS AND TRANSFERS

Section 3.01. Pre-Closing Actions.

(a) Prior to the Closing:

(i) each of Echo Holdco, Echo, the Company, Change Aggregator L.P. and H&F Echo Holdings, L.P. shall have entered into a Tax Receivable Agreement substantially in the form set forth attached hereto in Exhibit I (the “New Echo Tax Receivable Agreement”);

(ii) the Echo Shareholders shall contribute pro rata in proportion to their ownership of Echo Holdco capital stock, an aggregate of the Echo Contributed Percentage of the issued and outstanding capital stock of Echo Holdco to Echo in exchange for 100% of the issued and outstanding capital stock of Echo;

(iii) MCK shall have delivered to the other Parties hereto a statement setting forth the Non-IP Initial Percentage and the MCK IPCo Initial Percentage; and

(iv) the MCK Pre-Closing Restructuring shall have occurred.

The “MCK Pre-Closing Restructuring” means the separation of the Core MTS Business from MCK’s other businesses. The MCK Pre-Closing Restructuring will include, without limitation, the transactions set forth in Schedule VI hereto, as may be revised from time to time by MCK; provided, that no such revision to Schedule VI shall alter the Parties’ economic rights or obligations under this Agreement or the LLC Agreement or otherwise adversely affect the Company or the Echo Parties in any non-de minimis respect.

Section 3.02. Contributions and Other Transfers.

(a) At the Closing:

(i) Echo shall, and the Echo Shareholders shall cause Echo to, contribute, convey, transfer, assign and deliver, or cause to be contributed, conveyed, transferred, assigned and delivered, to the Company, free and clear of all Liens (other than Permitted Liens), and the Company will accept from Echo, shares of common stock of Echo Holdco representing the Echo Contributed Percentage of the issued and outstanding capital stock of Echo Holdco, subject to the terms and conditions of this Agreement (the “Echo Contribution”). In consideration of the Echo Contribution, the Company shall, at the Closing, (A) issue Units to Echo representing a Membership Percentage equal to 30.0% (before taking into account the Employee Pool), subject to adjustment as set forth herein, and Echo shall accept such Units, and (B) admit Echo as a Member, with the rights, powers, obligations and duties set forth in the LLC Agreement (the “Echo Membership Consideration”).

(ii) Each outstanding and unexercised vested (or vesting upon the Closing) Echo Holdco Option with an exercise price less than the Echo Per Share Purchase Price shall immediately and automatically be forfeited and cancelled, and the Echo Optionholder thereof (a “Vested Optionholder”) shall be entitled to receive in exchange therefor (i) an amount of the Echo Purchase Price (including any additional payments pursuant to Section 2.03(a)) equal to such Vested Optionholder’s pro rata portion (based on such Vested Optionholder’s Echo Deemed Option Shares Outstanding) of the Total Echo Option Cash Amount and (ii) Echo Securities (with equivalent value to such vested (or vesting upon the Closing) Echo Holdco Options other than those Echo Holdco Options receiving a portion of the Echo Purchase Price in clause (i) above) subject to terms to be agreed upon by MCK, Echo and Echo Holdco.

(iii) Each Echo Holdco Option (i) that was outstanding but unvested immediately prior to the Closing and (ii) that was outstanding and vested (or vesting upon the Closing) with an exercise price greater than or equal to the Echo Per Share Purchase Price, shall immediately and automatically be forfeited and cancelled and the Echo Optionholder thereof shall be entitled to receive in exchange thereof Echo Securities (with equivalent value to such Echo Holdco Options) subject to terms to be agreed upon by MCK, Echo and Echo Holdco.

(iv) The Echo Shareholders shall sell to the Company, and the Company will purchase from the Echo Shareholders, free and clear of all Liens (other than Permitted Liens), shares of common stock of Echo Holdco (allocated among the Echo Shareholders as determined by Echo Holdco prior to Closing and set forth on the Estimated Echo Closing Statement) representing the Echo Purchase Price Percentage of the issued and outstanding capital stock of Echo Holdco, subject to the terms and conditions of this Agreement (the “Echo Holdco Share Transfer” and, together with the Echo Contribution, the “Echo Contributions and Transfers”). At the Closing, the Company shall deliver to the Echo Shareholders, as the aggregate purchase price for the shares transferred to the Company pursuant to the Echo Holdco Share Transfer and Vested Optionholders, an amount equal to the Echo Purchase Price, in immediately available funds by wire transfer to accounts for the benefit of the Echo with a bank in the United States designated by the Echo Representative by notice to the Company, which notice shall be delivered not later than two Business Days prior to the Closing Date (the “Echo Holdco Sale Consideration” and, together with the Echo Membership Consideration, the “Echo Membership and Sale Consideration”).

(v) MCK shall cause one or more of its wholly-owned, direct or indirect Subsidiaries (each, an “MCK Contributor”) to contribute, convey, transfer, assign and deliver, or cause to be contributed, conveyed, transferred, assigned and delivered, to the Company, free and clear of all Liens (other than Permitted Liens), and the Company will accept from the MCK Contributors, 100% of the Core MTS Business (including the MCK Licensed Intellectual Property but excluding the MCK IPCo Owned Intellectual Property and the equity interests of certain MCK Contributed Entities (the “MCK DRE Contributed Entities”)), subject to the terms and conditions of this Agreement (the “Non-IP Contribution”). In consideration of the Non-IP Contribution, the Company shall, at the Closing, (i) issue Units to the MCK Contributors representing an aggregate Membership Percentage equal to the Non-IP Initial Percentage, subject to adjustment as set forth herein, and MCK shall cause the MCK Contributors to accept such Units, and (ii) admit each MCK Contributor as a Member, with the rights, powers, obligations and duties set forth in the LLC Agreement (the “Non-IP Membership Consideration”).

(vi) MCK shall cause MCK IPCo to contribute, convey, transfer, assign and deliver, or cause to be contributed, conveyed, transferred, assigned and delivered, to the Company, free and clear of all Liens (other than Permitted Liens), and the Company will accept from MCK IPCo, the MCK IPCo Owned Intellectual Property and the equity interests of the MCK DRE Contributed Entities, subject to the terms and conditions of this Agreement (the “MCK IPCo Contribution” and, together with the Non-IP Contribution, the “MCK Contributions”). In consideration of the MCK IPCo Contribution, the Company shall, at the Closing, (i) issue Units to MCK IPCo representing a Membership Percentage equal to the MCK IPCo Initial Percentage, subject to adjustment as set forth herein, and MCK shall cause MCK IPCo to accept such Units, (ii) admit MCK IPCo as a Member, with the rights, powers, obligations and duties set forth in the LLC Agreement, and (iii) assume the MCK Promissory Note (the “IPCo Membership Consideration” and, together with the Non-IP Membership Consideration, the “MCK Membership Consideration”). On the Closing Date, the Company shall repay the MCK Promissory Note Principal Amount in full satisfaction thereof in immediately available funds by wire transfer to an account of MCK with a bank in New York City designated by MCK, by notice to the Company, which notice shall be delivered not later than two Business Days prior to the Closing Date (the “MCK Note Payment”).

(vii) Immediately after consummation of the Echo Contributions and Transfer and the MCK Contributions, the Company shall contribute all the assets and liabilities from the Echo Contributions and Transfer and the MCK Contributions to NewCo Intermediate Holdings, which in turn shall contribute all the assets and liabilities from the Echo Contributions and Transfer and the MCK Contributions to NewCo Holdings, in each case for which no additional equity interests of NewCo Intermediate Holdings or NewCo Holdings will be issued.

(b) The Echo Shareholders shall deliver, and shall cause Echo to deliver, to the Company certificates for the shares of capital stock of Echo Holdco contributed or transferred to the Company pursuant to the Echo Contributions and Transfers, duly endorsed or accompanied by stock powers duly endorsed in blank, with any required transfer stamps affixed thereto. MCK shall deliver, and shall cause Subsidiaries to deliver, to the Company certificates for the shares of capital stock of Subsidiaries of MCK contributed or transferred to the Company pursuant to the MCK Contributions, duly endorsed or accompanied by stock powers duly endorsed in blank, with any required transfer stamps affixed thereto.

Section 3.03. Assumed Liabilities.

(a) Upon the terms and subject to the conditions of this Agreement, the Company agrees, effective at the time of the Closing, to assume the debts, obligations, contracts and liabilities of any kind, character or description (whether known or unknown, accrued, absolute, contingent or otherwise) to the extent relating to or arising out of the Core MTS Business and the Echo Business, excluding the MCK Excluded Liabilities and the Echo Connect Liabilities (the “Assumed Liabilities”), including the following:

(i) all liabilities to the extent set forth on the Balance Sheet of the Core MTS Business and the Balance Sheet of the Echo Business, and all liabilities incurred following the respective dates thereof in accordance with the terms hereof to the extent related to the Core MTS Business and the Echo Business, respectively, and, in each case, to the extent not satisfied prior to the Closing Date;

(ii) all liabilities and obligations to the extent relating to the Core MTS Business and the Echo Business under the MTI Material Contracts and the Echo Material Contracts, respectively;

(iii) all environmental liabilities to the extent relating to the Core MTS Business and the Echo Business;

(iv) all liabilities and obligations arising out of any action, suit, investigation or proceeding to the extent relating to or arising out of the Core MTS Business or the Echo Business before any arbitrator or any Governmental Authority, except to the extent such matters are expressly excluded pursuant to Section 3.03(b);

(v) the portion of the nonqualified deferred compensation plans set forth on Section 4.02(q)(i) of the MCK Disclosure Schedule with respect to actively employed, U.S.-based MTI Participating Employees and shared services employees who are transferred to the Core MTS Business prior to Closing or otherwise transferred to the Company pursuant to Section 5.16; and

(vi) Liabilities arising out of or related to the Uniloc v. McKesson matter (the “Uniloc Matter”) with respect to products that are not retained by MCK, subject to Section 5.17(b).

(b) Notwithstanding the foregoing or any other provision in this Agreement or otherwise, the Company shall not assume:

(i) the debts, obligations, contracts and liabilities of any kind, character or description (whether known or unknown, accrued, absolute, contingent or otherwise), to the extent relating to or arising out of any entities (including the assets and properties of such entities) and other assets, properties and businesses owned, held or used in the conduct of the Echo Connect business (the “Echo Connect Liabilities”), which Echo Connect Liabilities, for the avoidance of doubt, shall not include any Echo Holdco Debt or any Taxes for a Pre-Closing Tax Period; or

(ii) any obligations and liabilities of MCK or any of its Affiliates, other than the Assumed Liabilities (the “MCK Excluded Liabilities”), including:

(A) the debts, obligations, contracts and liabilities of any kind, character or description (whether known or unknown, accrued, absolute, contingent or otherwise), to the extent relating to or arising out of the entities (including the assets and properties held by such entities) and other assets, properties and businesses owned, held or used in the conduct of the McKesson EIS Business;

(B) the debts, obligations, contracts and liabilities of any kind, character or description (whether known or unknown, accrued, absolute, contingent or otherwise), including those set forth on Section 1.01 of the MCK Disclosure Schedule, to the extent relating to or arising out of the entities (including the assets and properties held by such entities) and other assets, properties and businesses owned, held or used in the conduct of McKesson RHP;

(C) all liabilities and obligations arising from MCK Excluded Taxes;

(D) all liabilities and obligations arising from any actions or proceedings made or brought by any of the current or former stockholders of MCK (on their own or on behalf of MCK) with respect to the Core MTS Business or the Transactions contemplated hereby or otherwise, except with respect to any action or proceeding made or brought by any such stockholders against the Echo Parties in respect of breach of this Agreement or any other agreement,

(E) unless otherwise assumed in Section 3.03(a)(v) or assumed as part of a Mirror Plan (provided that pre-Closing liabilities will only be assumed if mutually agreed among the Company, MCK and Echo Holdco), all liabilities and obligations with respect to: (i) MCK Plans, other than MCK Plans sponsored by the Core MTS Business, (ii) transaction bonus, severance, or retention-related payments to MTI Participating Employees; (iii) any Employee Plan subject to Title IV of ERISA or Sections 412 or 430 of the Code which respect to which MCK or any of its Subsidiaries has or could have any liability or obligation; (vi) any frozen defined benefit pension plan, policy, or arrangement not otherwise subject to ERISA, for current or former MCK service providers, and that at any time was sponsored, maintained, contributed to, or required to be contributed to by MCK or any of its Subsidiaries with respect to which MCK has or could have any liability or obligation; (v) any plan, program, policy, arrangement, or agreement that provides post-employment or retirement health, medical, or life insurance benefits to any current or former MCK service provider; and (vi) any pay in lieu of notice or severance compensation or benefits arising as of or prior to the Closing (except as mutually agreed by Echo Holdco and MCK with respect to any MTS Participating Employees for whom such Parties mutually agree not to transfer to the Company);

(F) Liabilities arising out of or related to the class action lawsuit in the Northern District of California before Judge Gilliam, filed by plaintiffs True Health and McLaughlin Chiropractic, both of which are current customers of Physician Practice Solutions (PPS), a business division of MTI until recently. True Health and McLaughlin Chiropractic allege violations of the Telephone Consumer Protection Act (TCPA) related to unsolicited fax advertisements for PPS’s Medisoft and Lytec products (the “TCPA Matter”); and

(G) Liabilities arising out of or related to the Uniloc Matter with respect to products that are retained by MCK, subject to Section 5.17(b).

Section 3.04. Excluded Assets. The Parties acknowledge and agree that the following assets and properties shall not be contributed or sold to the Company pursuant to this Agreement:

(a) Echo Connect, the McKesson EIS Business and McKesson RHP (including the entities, property and assets of such businesses set forth on Section 1.01 of the Echo Disclosure Schedule and the MCK Disclosure Schedule, respectively);

(b) insurance policies of MCK relating to the Core MTS Business and all claims, credits, causes of action or rights thereunder;

(c) assets sold or otherwise disposed of in the ordinary course of business as permitted by Article 5 by the Echo Business or the Core MTS Business;

(d) Patents not primarily relating to the Core MTS Business, including, but not limited to, Patents set forth or listed on Section 3.04(d) of the MCK Disclosure Schedule;

(e) Trademarks not primarily related to the Core MTS Business, including, but not limited to, Trademarks set forth or listed on Section 3.04(e) of the MCK Disclosure Schedule; and

(f) the assets set forth on Section  3.04(f) of the Echo Disclosure Schedule and the MCK Disclosure Schedule, respectively.

Section 3.05. Wrong-Pockets. If, after Closing, (i) any asset related to the Core MTS Business or the Echo Business, as the case may be, as of the Closing, has not been contributed or otherwise transferred to the Company as required pursuant to Section 3.02, Echo, the Echo Shareholders or MCK, as the case may be, shall cause such asset (and any related liability) to be transferred to the Company as soon as practicable or (ii) any liability related to the Core MTS Business or the Echo Business, as the case may be, as of the Closing, has not been transferred to and/or assumed by the Company as required pursuant to Section 3.02 or Section 3.03, Echo, the Echo Shareholders or MCK, as the case may be, shall cause such liability (and any related property, right or asset) to be transferred to and assumed by the Company as soon as practicable in each case for no additional consideration; provided that until such time (if any) of the completion of any such transfer or assumption, as the case may be, the Parties shall cooperate to structure alternative arrangements reasonably acceptable to the Parties under which the Company would obtain the benefits and assume the obligations of the relevant asset, claim, right, benefit or liability in accordance with this Agreement as if the relevant transfer or assumption had taken place, including by sub-contract, sub-license or sub-lease to the Company, or under which MCK, its Affiliates, Echo or the Echo Shareholders, as the case may be, would, with respect to an agreement, enforce for the benefit and at the cost of the Company, with the Company assuming such Person’s obligations, and any and all rights of such Person against any third party thereunder. The Parties shall reasonably cooperate with each other in connection with the transfers contemplated by this Section 3.05. This Section 3.05 shall terminate on the fifth (5th) anniversary of the date of this Agreement.

Section 3.06. Assignment of Contracts and Rights. Anything in this Agreement to the contrary notwithstanding, this Agreement shall not constitute an agreement to assign any asset or any right thereunder if an attempted assignment, without the consent of a third party, would constitute a breach or in any way adversely affect the rights of Echo, the Echo Shareholders or MCK or their respective Subsidiaries thereunder. If such consent is not obtained, the Company, Echo, and MCK will cooperate in a mutually agreeable arrangement under which the Company would obtain the benefits and assume the obligations thereunder in accordance with this Agreement.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES

Section 4.01. Representations and Warranties of Echo Holdco. Except as set forth in the Echo Disclosure Schedule delivered concurrently herewith, Echo Holdco represents and warrants to MCK and its Subsidiaries that:

(a) Existence and Activities.

(i) Each of Echo and Echo Holdco is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all corporate powers required to own, lease and operate its properties and assets and to carry on its businesses as now conducted. Each of Echo and Echo Holdco is duly qualified to do business as a foreign corporation or other foreign business entity and is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified or to be in good standing has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Echo Business or prevent or delay the Closing beyond the End Date.

(ii) Each Echo Shareholder that is not a natural Person is duly organized, validly existing and (if applicable) in good standing under the laws of its jurisdiction of incorporation or formation and has all corporate (or comparable) powers required to own, lease and operate its properties and assets and to carry on its businesses as now conducted. Each Echo Shareholder that is not a natural Person is duly qualified to do business as a foreign corporation or other foreign business entity and is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified or to be in good standing has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Echo Business or prevent or delay the Closing beyond the End Date.

(iii) Echo has been formed solely for the purpose of engaging in the Transactions and existing as a holding company of Units in the Company. Except as expressly provided in the LLC Agreement or this Agreement, Echo has not at any time after its formation been an obligor or guarantor under, or otherwise been subject to, any indebtedness and has not conducted any operations or owned any assets other than capital stock of Echo Holdco, which it will own as a result of the Transactions, and any assets or liabilities incidental to its ownership of capital stock of Echo Holdco or the Units in the Company and its status as a holding company.

(b) Authorization. The execution, delivery and performance by the Echo Parties of this Agreement and each of the Transaction Documents to which they are or will be a party, and the consummation of the transactions contemplated hereby and thereby, are within the Echo Parties’ corporate powers and have been duly authorized by all necessary corporate (or similar) action on the part of the Echo Parties. This Agreement constitutes a valid and binding agreement of the Echo Parties, and each such Transaction Document, when executed and assuming the due execution by the other parties thereto, will constitute a valid and binding agreement of the Echo Parties, in each case enforceable against the Echo Parties in accordance with its terms (subject to the Enforceability Exceptions). The execution, delivery and performance by each of the Echo

Parties’ Affiliates, as applicable, of each of the Transaction Documents to which such Affiliate will be a party, and the consummation of the transactions contemplated hereby and thereby, are or will be within such Affiliate’s corporate (or similar) powers and have been or will be duly authorized by all necessary corporate (or similar) action on the part of such Affiliate. Each such Transaction Document, when executed and assuming the due execution by the other parties thereto, will constitute a valid and binding agreement of the applicable Affiliate of the Echo Parties, in each case enforceable against such Affiliate in accordance with its terms (subject to the Enforceability Exceptions).

(c) Governmental Authorization. The execution, delivery and performance by the Echo Parties of this Agreement and each of the Transaction Documents to which they are or will be a party, the execution, delivery and performance by each of the Echo Parties’ Affiliates, as applicable, of each of the Transaction Documents to which such Affiliate will be a party and the consummation of the transactions contemplated hereby and thereby, do not and will not require any authorization, consent, waiver, order, approval, clearance, registration or other action by, from or in respect of, filing with or notification to, any Governmental Authority, or observation, termination or expiration of any waiting period under Applicable Law (each, a “Consent”), other than (i) compliance with, and filings under, the HSR Act and foreign antitrust laws and (ii) any other Consents as to which the failure to take, make or obtain has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Echo Business.

(d) Noncontravention. The execution, delivery and performance by the Echo Parties of this Agreement and each of the Transaction Documents to which they are or will be a party, the execution, delivery and performance by each of the Echo Parties’ Affiliates, as applicable, of each of the Transaction Documents to which such Affiliate will be a party and the consummation of the transactions contemplated hereby and thereby do not and will not (i) violate the certificate of formation, partnership agreement or other similar organizational documents of any Echo Party or any of such Affiliates, (ii) assuming compliance with the matters referred to in Section 4.01(c), violate any Applicable Law, (iii) require any consent, waiver, notification to or other action by any Person under, constitute a default under, or give rise to any right of modification, termination, cancellation or acceleration (in each case, with or without notice or lapse of time or both) of any right or obligation or to a loss of any benefit under any provision of any Echo Material Contract or (iv) result in the creation or imposition of any Lien on the assets or properties of the Echo Business, except, in the case of clauses (ii) through (iv), as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Echo Business.

(e) Capitalization; Indebtedness; Swaps and Derivatives.

(i) The authorized capital stock of Echo Holdco consists of 1,500,000 shares of common stock, par value $0.01 per share. As of the date hereof, the authorized capital stock of Echo consists of 1,000 shares of common stock, par value $0.01 per share. As of June 23, 2016, there were outstanding 1,309,569.84 shares of common stock, par value $0.01 per share, of Echo Holdco (the “Echo Holdco Shares”), and outstanding employee stock options (“Echo Holdco Options”) to purchase an aggregate of 149,688.25 Echo

Holdco Shares. All of the Echo Holdco Shares are held by the Echo Shareholders as set forth on Section 4.01(e)(i) (and BX and H&F collectively hold in excess of a majority of the such Echo Holdco Shares) and all Echo Holdco Options are held by the Persons set forth on a schedule delivered separately to MCK (the “Echo Optionholders”). BX and H&F have and will have all power and authority (and agree to exercise such power and authority) necessary and advisable in connection with the actions contemplated by Section 5.19. All outstanding shares of capital stock of each of Echo Holdco and Echo have been, and all shares of each of Echo and Echo Holdco that may be issued in accordance with this Agreement after the date hereof will be, when issued in accordance with the respective terms thereof, duly authorized and validly issued, fully paid and non-assessable.

(ii) Except as disclosed pursuant to Section 4.01(e)(i) and except for changes since June 23, 2016 resulting from the exercise of Echo Holdco stock options outstanding on such date, there are no issued, reserved for issuance or outstanding (A) shares of capital stock or other voting securities of or ownership interests in Echo Holdco, (B) securities of Echo Holdco convertible into or exchangeable for shares of capital stock or other voting securities of or ownership interests in Echo Holdco, (C) warrants, calls, options or other rights to acquire from Echo Holdco, or other obligation of Echo Holdco to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of Echo Holdco or (D) restricted shares, stock appreciation rights, performance units, contingent value rights, “phantom” stock or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock of or voting securities of Echo Holdco (the items in clauses (A) through (D) being referred to collectively as the “Echo Securities”). There are no outstanding obligations of Echo Holdco or any of its Subsidiaries to repurchase, redeem or otherwise acquire any of the Echo Securities.

(iii) None of (A) the shares of capital stock of Echo Holdco or Echo or (B) Echo Securities are owned by any Subsidiary of Echo Holdco.

(iv) Section 4.01(f)(i) of the Echo Disclosure Schedule sets forth all of the outstanding indebtedness for borrowed money (including any guarantees with respect to borrowed money) of Echo Holdco and its Subsidiaries (other than intercompany indebtedness among entities comprising the Echo Business) as of the date of this Agreement. As of the Balance Sheet Date, there was approximately $3.0 billion in principal amount of Echo Holdco Debt outstanding, $10.8 million of outstanding obligations with respect to the data sublicense described in the Echo Form 10-K and $2.2 million of outstanding deferred financing obligations.

(v) The Echo Holdco Swaps and Derivatives are the only outstanding Swap Contract or other derivative contracts of Echo Holdco and its Subsidiaries.

(f) Subsidiaries.

(i) Each Subsidiary of Echo Holdco has been duly organized, is validly existing and (where applicable) in good standing under the laws of its jurisdiction of organization, has all organizational powers and all governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted, except for those licenses, authorizations, permits, consents and approvals the absence of which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Echo Business. Each such Subsidiary is duly qualified to do business as a foreign entity and is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Echo Business. Section 4.01(f)(i) of the Echo Disclosure Schedule, sets forth a list of all Subsidiaries of Echo Holdco and their respective jurisdictions of organization as of the date hereof. There are no Subsidiaries of Echo.

(ii) All of the outstanding capital stock of or other voting securities of, or ownership interests in, each Subsidiary of Echo Holdco, is owned by Echo Holdco, directly or indirectly, free and clear of any Lien (other than Permitted Liens). As of June 24, 2016, there were no issued, reserved for issuance or outstanding (A) securities of Echo Holdco or any of its Subsidiaries convertible into, or exchangeable for, shares of capital stock or other voting securities of, or ownership interests in, any Subsidiary of Echo Holdco, (B) warrants, calls, options or other rights to acquire from Echo Holdco or any of its Subsidiaries, or other obligations of Echo Holdco or any of its Subsidiaries to issue, any capital stock or other voting securities of, or ownership interests in, or any securities convertible into, or exchangeable for, any capital stock or other voting securities of, or ownership interests in, any Subsidiary of Echo Holdco or (C) restricted shares, stock appreciation rights, performance units, contingent value rights, “phantom” stock or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock or other voting securities of, or ownership interests in, any Subsidiary of Echo Holdco (the items in clauses (A) through (C) being referred to collectively as the “Echo Subsidiary Securities”). There are no outstanding obligations of Echo Holdco or any of its Subsidiaries to repurchase, redeem or otherwise acquire any of the Echo Subsidiary Securities.

(g) Financial Statements.

(i) The financial statements for each of the two fiscal years ended December 31, 2013, 2014 and 2015 and the quarter ended March 31, 2016 filed by CHH with the SEC comply in all material respects with all applicable accounting requirements, and present fairly in all material respects in accordance with GAAP, consistently applied (except as may be indicated in the notes thereto), the financial condition of CHH as of the respective dates thereof and the results of operations thereof for the respective periods then ended (subject to normal and recurring year-end adjustments in the case of any interim statements). Echo Holdco does not engage in any operating or business activities, hold any assets or have any liabilities of any nature, except for its ownership of, and assets and liabilities incidental or related to, its wholly-owned Subsidiary, Change

Healthcare Intermediate Holdings, Inc., which in turn, does not engage in any operating or business activities, hold any assets or have any liabilities of any nature, except for its ownership of or related to, and assets and liabilities incidental to its wholly-owned Subsidiary, CHH.

(ii) The financial statements of the Echo Business for the fiscal year ended December 31, 2015 and the quarter ended March 31, 2016, in each case previously provided to MCK, pro forma for the Echo Connect Separation (the “Echo Pro Forma Financial Statements”), present fairly in all material respects the financial condition of the Echo Business as of the respective dates thereof and the results of operations thereof for the respective periods then ended.

(h) Absence of Certain Changes.

(i) Since the Balance Sheet Date, (x) other than with respect to the Echo Connect Separation and the other transactions expressly contemplated hereby or as expressly permitted by Section 5.01, the Echo Business has been, and will be, conducted in all material respects in the ordinary course of business consistent with past practice and (y) there has not been any event, occurrence, development or state of circumstances or facts that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Echo Business.

(ii) From the Balance Sheet Date through the date hereof, other than with respect to the Echo Connect Separation, there has not been any action taken by Echo Holdco or any of its Subsidiaries that, if taken during the period from the date hereof through the Closing Date would constitute a breach of Section 5.01.

(i) No Undisclosed Liabilities. (x) There are no liabilities of the Echo Business, whether accrued, contingent, absolute, determined, determinable or otherwise, and (y) to the knowledge of the Echo Parties there is no existing condition, situation or set of circumstances which could reasonably be expected to result in such a liability, other than in each case:

(i) liabilities to the extent provided for in the Balance Sheet of the Echo Business or disclosed in the notes thereto;

(ii) liabilities incurred in the ordinary course of business consistent with past practice between the Balance Sheet Date and the Closing;

(iii) liabilities incurred pursuant to this Agreement and the other Transaction Documents and liabilities arising under agreements and commitments entered into in accordance with Section 5.01 between the date hereof and the Closing;

(iv) liabilities set forth on Section 4.01(i)(iv) of the Echo Disclosure Schedule; and

(v) other undisclosed liabilities which, individually or in the aggregate, are not material to the Echo Business, taken as a whole.

(j) Material Contracts.

(i) None of Echo, Echo Holdco or any of its Subsidiaries, with respect to the Echo Business, is a party to or bound by:

(A) any agreement for the lease or sublease (whether of real or personal property) providing for annual payments of $750,000 or more;

(B) any agreement for the purchase of materials, supplies, goods, services, equipment or other assets providing for annual payments of $3,000,000 or more, including any independent contractor agreements, but excluding any employment agreements;

(C) any sales, distribution or other similar agreement providing for the sale of materials, supplies, goods, services, equipment or other assets representing annual payments to the Company in fiscal year 2015 of (i) $3.9 million or more with respect to its ten (10) largest provider customers, (ii) $2.7 million or more with respect to its ten (10) largest pharmacy customers and (iii) $10.0 million or more with respect to its ten (10) largest payer customers;

(D) any equity partnership, joint venture or other similar agreement or arrangement that is material to the Echo Business;

(E) any agreement relating to the acquisition or disposition of any business (whether by merger, sale of stock, sale of assets or otherwise) within the three years preceding the date hereof involving aggregate consideration of $5,000,000 or more;

(F) any agreement relating to indebtedness for borrowed money, the deferred purchase price of property or capital leases (in either case, whether incurred, assumed, guaranteed or secured by any asset) involving payment obligations of $1,500,000 or more;

(G) any agreement that restricts, prohibits or impairs (or purports to restrict, prohibit or impair), or has or would reasonably be expected to have the effect of prohibiting, restricting or impairing, any material business practice of the Echo Business (or the Company after the Closing), any material acquisition of property by the Echo Business (or the Company after the Closing) or the freedom, in any material respect, of the Echo Business (or the Company after the Closing) to conduct the following activities (a) engage in any line of business, (b) sell, license or otherwise distribute services or products in any geographic area or (c) compete with any Person (including, for the avoidance of doubt, any material agreement that includes (I) grants by the Echo Business of exclusive rights, exclusive territories, exclusive licenses or “most favored party” rights, (II) any non-competition or non-solicitation restrictions, (III) any rights of first refusal or rights of first offer or (IV) any limits on the use of any of the Echo Business’ Intellectual Property Rights);

(H) any material agreement (excluding licenses for commercial off the shelf computer software that are generally available on nondiscriminatory pricing terms) pursuant to which the Echo Business obtains the right to use, or a covenant not to be sued under, any Intellectual Property Right;

(I) any agreement pursuant to which any Person is authorized to use, or receives a covenant not to be sued under, any material Echo Owned Intellectual Property and/or Echo Licensed Intellectual Property, other than those contained within customer agreements entered into in the ordinary course of business consistent with past practice;

(J) any agreement pursuant to which the Echo Business has provided or leased, or agreed to provide or lease, any source code containing or embodying any Software included in the Echo Owned Intellectual Property and/or Echo Licensed Intellectual Property to a third party (including any contingent right to receive or lease source code containing or embodying any Software included in the Echo Owned Intellectual Property and/or Echo Licensed Intellectual Property, whether pursuant to an escrow arrangement or otherwise);

(K) any agreement relating to the employment, severance, retention or indemnification of any service provider to the Echo Business with a base salary or base compensation in excess of $300,000 per year, other than those that can be terminated without liability to the Echo Business;

(L) any agreement with or for the benefit of Echo Connect or any Subsidiary of Echo Connect with obligations that continue following the Closing (other than the Transaction Documents);

(M) any agreement between Echo, Echo Holdco or any Subsidiary of Echo, Echo Holdco and the Echo Shareholders or any of their other Affiliates (including their respective portfolio companies), other than agreements with such portfolio companies entered into on arm’s length terms and in the ordinary course of business for the purchase or sale of materials, supplies, goods, services (excluding any employment agreements), equipment or other assets that are generally available for purchase by business entities in the healthcare information technology industry on substantially similar terms from non-Affiliated suppliers or providers and which provide for annual payments of less than $1.0 million; or

(N) any agreement with any Governmental Authority relating to corporate integrity, deferred prosecution, or the Echo Business’ material non-compliance with Health Care Laws.

(ii) Each agreement required to be disclosed pursuant to this Section 4.01(j) (each, an “Echo Material Contract”) is a valid and binding agreement of Echo Holdco or the applicable Subsidiary of Echo Holdco and is in full force and effect, and none of Echo Holdco or any of its Subsidiaries or, to the knowledge of the Echo Parties, any other party thereto is in default or breach in any respect under the terms of such Echo Material

Contract, except for any such defaults or breaches which would not reasonably be expected, individually or in the aggregate, to be material to the Echo Business, taken as a whole. True and complete copies of each Echo Material Contract, and all amendments thereto, in each case subject to the redaction of certain information, have been delivered to MCK or its outside counsel.

(k) Litigation. There is no, and since January 1, 2015 there has not been any, action, suit, investigation or proceeding pending against or, to the knowledge of the Echo Parties, threatened against Echo, Echo Holdco, the Echo Shareholders or any of their respective Subsidiaries which, if determined adversely to Echo, Echo Holdco or any of their respective Affiliates, has had or would reasonably be expected to result in injunctive relief in respect of the Echo Business or liability, individually or in the aggregate, to the Echo Business in excess of $5,000,000.

(l) Compliance with Laws.

(i) Echo Holdco and its Subsidiaries have been, since January 1, 2015, in compliance with Applicable Law, except where the failure to be in such compliance would not, individually or in the aggregate, reasonably be expected to be material to the Echo Business. Echo Holdco and its Subsidiaries have all requisite authority and other power and all governmental or judicial permits, certificates, licenses, approvals and other authorizations required to carry on and conduct their businesses as presently conducted except where the failure to have such authority, power, licenses, approvals and authorizations would not reasonably be expected to be, individually or in the aggregate, material the Echo Business.

(ii) Without limiting the foregoing, except as would not reasonably be expected to be, individually or in the aggregate, material on the Echo Business, neither Echo Holdco, any of its Subsidiaries nor any director or officer thereof nor, to the Echo Parties’ knowledge, any employee or agent of Echo Holdco or any of its Subsidiaries has (i) directly or indirectly, used any funds for unlawful contributions, gifts, entertainment or other unlawful payments relating to political activity, (ii) directly or indirectly, used, given, offered, promised or authorized to give any money or thing of value (except for payments permitted by 15 U.S.C. Section 78dd-2(b) or (c)) to any foreign or domestic government official or to any foreign or domestic political party or campaign (collectively, “Government Official”), for the purpose of influencing an act or decision of the Government Official, or inducing the Government Official to use his or her influence or position to affect any government act or decision to obtain or retain business of Echo Holdco or any of its Subsidiaries or (iii) directly or indirectly, made any unlawful payment. Except as would not reasonably be expected to be, individually or in the aggregate, material to the Echo Business, all books and records of Echo Holdco and its Subsidiaries accurately and fairly reflect, in reasonable detail, all transactions and dispositions of funds or assets, and there have been no false or fictitious entries made in the books or records of Echo Holdco or any of its Subsidiaries relating to any illegal payment or secret or unrecorded fund, and neither Echo Holdco nor any of its Subsidiaries has established or maintained a secret or unrecorded fund.

(m) Properties.

(i) Section 4.01(m)(i) of the Echo Disclosure Schedule correctly describes all real property that Echo Holdco or its Subsidiaries own, lease, sublease, use, license or operate primarily for the Echo Business.

(ii) Echo Holdco and its Subsidiaries have good title to, or in the case of any leased real property or tangible personal property, have valid leasehold interests in, and upon Closing, the Company will have good title to, or in the case of any leased real property or tangible personal property, valid leasehold interests in, all tangible property and assets of the Echo Business, except where the failure to have such good title or valid leasehold interests would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Echo Business. No such property or asset of Echo Holdco or its Subsidiaries is subject to any Lien, except for Permitted Liens.

(n) Intellectual Property. Except as set forth in Section 4.01(n) of the Echo Disclosure Schedules and for rights and licenses contemplated to be provided to the Company pursuant to the Intellectual Property Licensing Agreement and Transition Services Agreements and as would not reasonably be expected to be, individually or in the aggregate, material to the Echo Business, (i) Echo Holdco and each of its Subsidiaries owns, or has a valid and enforceable license to use, all the Intellectual Property Rights necessary to, or used or held for use in, the conduct of the Echo Business as currently conducted, (ii) Echo Holdco and its Subsidiaries (and after the Echo Contributions and Transfers, the Company will be) are the sole and exclusive owners of all Echo Owned Intellectual Property and hold all of their right, title and interest in and to all Echo Owned Intellectual Property and Echo Licensed Intellectual Property, free and clear of all Liens, and, to the knowledge of the Echo Parties, all such Echo Owned Intellectual Property and Echo Licensed Intellectual Property are valid, subsisting and enforceable, (iii) to the knowledge of the Echo Parties, the conduct of the Echo Business as currently conducted does not infringe, misappropriate or otherwise violate the Intellectual Property Rights of any Person, (iv) to the knowledge of the Echo Parties, no Person has challenged, infringed, misappropriated or otherwise violated any of the Echo Owned Intellectual Property within the three years preceding the date hereof, (v) neither Echo Holdco nor any of its Subsidiaries has received any written notice or otherwise has knowledge of any pending claim, action, suit, order or proceeding with respect to any Echo Owned Intellectual Property and/or Echo Licensed Intellectual Property or alleging that any services provided, processes used or products manufactured, used, imported, offered for sale or sold by Echo Business infringes, misappropriates or otherwise violates any Intellectual Property Rights of any Person, (vi) the consummation of the transaction contemplated by this Agreement will not (x) alter, encumber, impair or extinguish any Echo Owned Intellectual Property and/or Echo Licensed Intellectual Property and will not result in the breach of, or create on behalf of any third party, the right to terminate or modify any rights in or to such owned and licensed Intellectual Property Rights or (y) impair the Company to develop, use, sell, license or dispose of, or to bring any action for the infringement of, any Echo Owned Intellectual Property and/or Echo Licensed Intellectual Property, (vii) Echo Holdco and its Subsidiaries have taken reasonable steps in accordance with normal industry practice to maintain the confidentiality of all Trade Secrets owned, used or held for use by Echo Holdco or any of its Subsidiaries and, to the knowledge of the Echo Parties, no such Trade Secrets have been disclosed other than to employees, representatives and agents of Echo Holdco or any of its Subsidiaries all whom are bound by written confidentiality agreements, (viii) the IT Assets of Echo Holdco and its Subsidiaries operate and perform in a manner that permits Echo Holdco to conduct Echo Business as currently conducted and to the knowledge of the Echo Parties, no Person has gained unauthorized access to such IT Assets and no Personal Information used in the Core MTS Business has been lost, inappropriately accessed, misappropriated or misused and (ix) Echo Holdco and its Subsidiaries have implemented reasonable backup and disaster recovery technology consistent with industry practices.

(o) Sufficiency of Assets. The entities and other assets, licenses, data, capabilities, systems, properties and businesses of Echo Holdco and its Subsidiaries to be contributed or otherwise transferred to the Company pursuant to the Echo Contributions and Transfers constitute all of the assets, properties and businesses of Echo Holdco and its Subsidiaries owned, held or used by Echo, Echo Holdco and their respective Subsidiaries in the conduct of the Echo Business, and are sufficient for the Company and its Subsidiaries to continue, in all material respects, the conduct of the Echo Business after the Closing in the same manner as conducted by the Echo Parties and their Subsidiaries prior to the Closing.

(p) Permits. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Echo Business, Echo Holdco and its Subsidiaries possess all permits, approvals, orders, authorizations, consents, licenses, certificates, franchises, exemption of, or filings or registrations with, or issued by, any Governmental Authority (“Permits”) necessary for the operation of the Echo Business as currently conducted, each such Permit is valid and in full force and effect, and there are no actions pending which would reasonably be expected to result in the revocation or termination of any material Permit required to own and operate the Echo Business as conducted as of the date hereof.

(q) Echo Participating Employees.

(i) All services necessary to continue, in all material respects, the conduct of the Echo Business in the same manner as currently conducted, and as currently planned to be conducted, by Echo Holdco and its Subsidiaries prior to the Closing are provided by Echo Participating Employees or will be provided pursuant to the Transition Services Agreements.

(ii) Neither Echo Holdco nor any of its Subsidiaries is a party to or subject to, or is currently negotiating in connection with entering into, any collective bargaining or other labor agreement applicable to any Echo Participating Employee in the United States or, to the knowledge of the Echo Parties, any material, non-customary collective bargaining, works council or other labor agreement applicable to any Echo Participating Employee outside the United States, and, to the knowledge of the Echo Parties, there has not been any organizational campaign, petition or other unionization activity seeking recognition of a collective bargaining unit relating to any Echo Participating Employee.

(r) Employee Benefit Plans.

(i) Section 4.01(r)(i) of the Echo Disclosure Schedule contains a correct and complete list identifying each material Employee Plan which is maintained, administered, contributed to or required to be contributed to by the Echo Business or any ERISA Affiliate thereof and covers any current or former service provider to the Echo Business or any of its Subsidiaries, or with respect to which Echo Holdco has or may have any liability after the Closing (the “Echo Plans”). With respect to each Echo Plan, true and complete copies of the following documents, to the extent applicable, have been furnished to MCK: (i) if the plan has been reduced to writing, the plan document together with all material amendments thereto, (ii) if the plan has not been reduced to writing, a written summary of all material plan terms, (iii) each trust, custodial, administrative, investment management and any similar agreements and each insurance policy or contract, (iv) each summary plan description, employee handbook or similar employee communications, (v) the most recent determination letter from the Internal Revenue Service and any related correspondence, and any pending request for determination with respect to the plan’s qualification, and (vi) any material notices, letters or other correspondence from the Internal Revenue Service or the U.S. Department of Labor.

(ii) Neither Echo Holdco nor any ERISA Affiliate nor any predecessor thereof sponsors, maintains or contributes to or is required to contribute to, or has in the past sponsored, maintained, contributed to or been required to contribute to, any Employee Plan subject to Title IV of ERISA or Sections 412 or 430 of the Code that is or would become a liability of the Company.

(iii) Neither Echo Holdco nor any ERISA Affiliate nor any predecessor thereof contributes to or is required to contribute to, or has in the past contributed to or been required to contribute to, any Multiemployer Plan that is or would become a liability of the Company.

(iv) Each Echo Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter upon which it can rely, or has pending or has time remaining in which to file, an application for such determination from the Internal Revenue Service, and the Echo Parties do not have any knowledge of any reason why any such determination letter should be revoked or not be reissued. Each Echo Plan has been operated and maintained in compliance in all material respects with its terms and with the requirements prescribed by any and all statutes, orders, rules and regulations, including ERISA and the Code, which are applicable to such Echo Plan.

(v) Neither the execution of this Agreement nor the consummation of the Transactions, either alone or together with any other event, will (i) result in any severance or other payment or benefit to any current or former service provider to the Echo Business that would not be deductible pursuant to the terms of Section 280G of the Code, (ii) accelerate the time of payment or vesting or increase the amount of compensation or benefits due under any Echo Plan, (iii) entitle any person to severance pay or any other payment, (iv) require the funding of any Echo Plan, or (v) result in any forgiveness of indebtedness to any current or former service provider to the Echo Business.

(vi) The Echo Business does not have any liability in respect of post-retirement health, medical or life insurance benefits for current or former service providers to the Echo Business that would become a liability of the Company, except as required to avoid an excise tax under Section 4980B of the Code at the sole cost of the participant.

(vii) There is no material action, suit, investigation, audit or proceeding pending against or involving or, to the knowledge of the Echo Parties, threatened against or involving, any Echo Plan before any Governmental Authority, other than routine claims for benefits, that would become a liability of the Company.

(s) Environmental Matters. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Echo Business:

(i) no written notice, order, complaint or penalty has been received by Echo Holdco or any of its Subsidiaries arising out of any environmental Applicable Laws, and there are no judicial, administrative or other actions, suits or proceedings pending or, to the knowledge of the Echo Parties, threatened which allege a violation by Echo Holdco or any of its Subsidiaries of any environmental Applicable Laws;

(ii) Echo Holdco and its Subsidiaries have all environmental permits necessary for its operations to comply with all applicable environmental Applicable Laws and is in compliance with the terms of such permits; and

(iii) the operations of the Echo Business are in compliance with the terms of environmental Applicable Laws.

Except set forth in this Section 4.01(s), no representations or warranties are being made with respect to matters arising under or relating to environmental matters.

(t) Taxes.

(i) Each of Echo Holdco and its Subsidiaries has (A) timely filed all material Tax Returns required to be filed by it and (B) timely paid all Taxes shown as due on such Tax Returns. All such Tax Returns were correct and complete in all material respects. Each of Echo Holdco and its Subsidiaries has withheld and paid all material Taxes required to have been withheld and paid by it in connection with any amounts paid or owing to any Person.

(ii) There are no Liens for Taxes (except for Taxes not yet due or for which adequate reserves have been established on the Balance Sheet of the Echo Business in accordance with GAAP) upon any of the assets or properties included in the Echo Business.

(iii) There are no U.S. federal, state, local or non-U.S. Tax audits currently pending with regard to any material Taxes or Tax of Echo Holdco or any of its Subsidiaries in which a Taxing Authority has raised an issue that relates to the Echo

Business, and to the knowledge of the Echo Parties, no such Tax audit is threatened. To the knowledge of the Echo Parties, no claim has ever been made by a Taxing Authority in a jurisdiction where Echo Holdco or any of its Subsidiaries does not file Tax Returns that it is or may be subject to taxation by that jurisdiction as a consequence of operating the Echo Business.

(iv) None of Echo Holdco and its Subsidiaries (A) has, during the last eight years, been a member of an affiliated, consolidated, combined or unitary group (other than any such group the common parent of which was Echo Holdco or a Subsidiary of Echo Holdco) or (B) during the two-year period ending on the date hereof, was a distributing corporation or a controlled corporation in a transaction intended to be governed by Section 355 of the Code.

(v) None of Echo Holdco and its Subsidiaries will be required to include in or for, or allocate with respect to, a Post-Closing Tax Period a material amount of taxable income attributable to income economically realized in a Pre-Closing Tax Period (nor has any material deduction economically attributable to a Post-Closing Tax Period been claimed in a Pre-Closing Tax Period), including as a result of any (A) change in accounting method made prior to the Closing Date, (B) closing or similar agreement with any Tax authority entered into prior to the Closing, (C) installment sale or open transaction disposition made on or prior to the Closing Date, (D) election under Section 108(i) of the Code or (E) prepaid amount received prior to the Closing Date.

(vi) None of Echo Holdco and its Subsidiaries is a party to any understanding or arrangement described in Section 6662(d)(C)(ii) of the Code, or has participated in a “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4.

(vii) Notwithstanding any other provision of this Agreement, nothing in this Agreement (including this Section 4.01(t) or otherwise) shall be construed as providing a representation or warranty with respect to the existence, amount, expiration date or limitations on (or availability of) any Tax asset or method of Tax accounting of any of Echo Holdco or its Subsidiaries for a Post-Closing Tax Period.

(u) Insurance. Each of Echo Holdco and its Subsidiaries either have insurance policies or are named insureds under insurance policies of its Affiliates, in such amounts and against such risks, as would reasonably be expected with regard to the nature and size of the Echo Business and as is required by Applicable Law; all such insurance policies are in full force and effect; and to the knowledge of the Echo Parties, neither Echo Holdco nor any of its Subsidiaries (or the applicable Affiliate) has received notice of cancellation or termination with respect to any such insurance policies. Section 4.01(u) of the Echo Disclosure Schedule sets forth a list of each such insurance policy applicable to Echo Holdco and its Subsidiaries, including type and identifying policy information.

(v) Acquisition for Investment. Echo is acquiring the Units for investment for its own account and not with a view to, or for offer or sale in connection with, any distribution thereof. Echo and the Echo Shareholders (either alone or together with their advisors) have sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of their investment in the Company and are capable of bearing the economic risks of such investment.

(w) Accredited Investor Status. Echo is an “accredited investor,” as such term is defined in Rule 501(a) promulgated under the Securities Act, is sophisticated in financial matters and is able to evaluate the risks and benefits of the investment in the Units to be issued to it in accordance with Article 3.

(x) Full Information. Echo is an informed and sophisticated investor, and has engaged expert advisors experienced in transactions of the type contemplated by this Agreement and the other Transaction Documents. Echo has been given the opportunity to ask questions of and receive answers from the Company and MCK concerning the Core MTS Business, the Transactions and all other related matters. Echo, to its knowledge, has been furnished with, and has evaluated, all information that it deems necessary, desirable and appropriate to evaluate the merits and risks of the Transactions, and has received such legal, financial and other advice as deemed by it to be necessary, desirable and appropriate to enable it to make an informed decision with respect to the execution, delivery and performance of this Agreement and the other Transaction Documents.

(y) Finders’ Fees. Except for the Echo Parties’ financial advisor, a copy of whose engagement agreement has been provided to the Company and MCK, there is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of Echo or the Echo Parties or any of their respective Subsidiaries who might be entitled to any fee or commission from Echo Holdco or any of its Subsidiaries in connection with the transactions contemplated by this Agreement.

(z) Affiliate Transactions. Except for the matters disclosed on Section 4.01(z) and Section 4.01(j)(M) of the Echo Disclosure Schedule, no Affiliate of Echo or Echo Holdco and no officer or director (or equivalent) of Echo Holdco or any of its Subsidiaries (or, to the knowledge of the Echo Parties, any Family Member of any such Person who is an individual or any entity in which any such Person or any such Family Member thereof owns a material interest): (a) has any material interest in any material asset used in connection with the Echo Business or (b) has engaged in any material transaction, arrangement or understanding with the Echo Business (other than compensation provided to officers and directors (or equivalent) in the ordinary course of business).

(aa) Customers and Suppliers. Section 4.01(aa) of the Echo Disclosure Schedule sets forth a complete and accurate list of (a) the ten (10) largest customers of the Echo Business (measured by aggregate billings) during the fiscal year ended December 31, 2015 and (b) the ten (10) largest suppliers of materials, products or services to the Echo Business (measured by the aggregate amount purchased by the Echo Business) during the fiscal year ended December 31, 2015. Except as disclosed on Section 4.01(aa) of the Echo Disclosure Schedule, as of the date of this Agreement none of such customers or suppliers has cancelled, terminated or otherwise materially altered its relationship with the Echo Business (including any material reduction in the rate or amount of sales or purchases or material increase in the prices charged or paid, as the case may be) or notified in writing the Echo Business of any intention to do any of the foregoing.

(bb) Existing Echo TRAs. No Early Termination Payment (as defined in the Existing Echo TRAs, respectively, an “Early Termination Payment”) is currently due under any Existing Echo TRA, and no event has occurred as a result of which an Early Termination Payment will become due under any Existing Echo TRA.

(cc) No Other Representations and Warranties.

(i) Except for the representations and warranties set forth in this Agreement and the Transaction Documents and certificates delivered in connection the with Transactions, each of the Company and MCK acknowledges and agrees that no representation or warranty of any kind whatsoever, express or implied, at law or in equity, is made or shall be deemed to have been made by or on behalf of Echo or the Echo Parties to the Company or MCK, and Echo and the Echo Parties hereby disclaim any such representation or warranty, whether by or on behalf of Echo Holdco, and notwithstanding the delivery or disclosure to the Company or MCK, or any of their Representatives or Affiliates of any documentation or other information by the Echo Parties or any of their Representatives or Affiliates with respect to any one or more of the foregoing.

(ii) Each of the Company and MCK also acknowledges and agrees that, except for the representations and warranties set forth in this Agreement and the Transaction Documents and certificates delivered in connection the with Transactions, the Echo Parties make no representation or warranty with respect to any projections, forecasts or other estimates, plans or budgets of future revenues, expenses or expenditures, future results of operations (or any component thereof), future cash flows (or any component thereof) or future financial condition (or any component thereof) of the Echo Business or the future business or the operations or affairs of the Echo Business heretofore or hereafter delivered to or made available to the Company, MCK or their respective Representatives or Affiliates.

Section 4.02. Representations and Warranties of MCK. Except as set forth in the MCK Disclosure Schedule delivered concurrently herewith, MCK represents and warrants to the Echo Parties that:

(a) Existence and Activities.

(i) MCK is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all corporate powers required to own, lease and operate its properties and assets and to carry on its businesses as now conducted. MCK is duly qualified to do business as a foreign corporation or other foreign business entity and is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified or to be in good standing has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Core MTS Business or prevent or delay the Closing beyond the End Date.

(ii) At Closing, each of the MCK Contributed Entities shall be duly organized, validly existing and (if applicable) in good standing under the laws of its jurisdiction of incorporation or formation and shall have all corporate (or comparable) powers required to own, lease and operate its properties and assets and to carry on its businesses as then conducted. Each of the MCK Contributed Entities shall be duly qualified to do business as a foreign corporation or other foreign business entity and shall be in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified or to be in good standing has would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Core MTS Business or prevent or delay the Closing beyond the End Date.

(b) Authorization. The execution, delivery and performance by MCK of this Agreement and each of the Transaction Documents to which it is or will be a party, and the consummation of the transactions contemplated hereby and thereby, is within MCK’s corporate powers and has been duly authorized by all necessary corporate action on the part of MCK. This Agreement constitutes a valid and binding agreement of MCK, and each such Transaction Document, when executed and assuming the due execution by the other parties thereto, will constitute a valid and binding agreement of MCK, in each case enforceable against MCK in accordance with its terms (subject to the Enforceability Exceptions). The execution, delivery and performance by each of MCK’s Affiliates, as applicable, of each of the Transaction Documents to which such Affiliate will be a party, and the consummation of the transactions contemplated hereby and thereby, are within such Affiliate’s corporate (or similar) powers and have been or will be duly authorized by all necessary corporate (or similar) action on the part of such Affiliate. Each such Transaction Document, when executed and assuming the due execution by the other parties thereto, will constitute a valid and binding agreement of the applicable Affiliate of MCK, in each case enforceable against such Affiliate in accordance with its terms (subject to the Enforceability Exceptions).

(c) Governmental Authorization. The execution, delivery and performance by MCK of this Agreement and each of the Transaction Documents to which it is or will be a party, the execution, delivery and performance by each of MCK’s Affiliates, as applicable, of each of the Transaction Documents to which such Affiliate will be a party and the consummation of the transactions contemplated hereby and thereby, do not and will not require any Consent, other than (i) compliance with, and filings under, the HSR Act and foreign antitrust laws and (ii) any other Consents as to which the failure to take, make or obtain has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Core MTS Business.

(d) Noncontravention. The execution, delivery and performance by MCK of this Agreement and each of the Transaction Documents to which it is or will be a party, the execution, delivery and performance by each of MCK’s Affiliates, as applicable, of each of the Transaction Documents to which such Affiliate will be a party and the consummation of the transactions contemplated hereby and thereby do not and will not (i) violate the certificate of formation, partnership agreement or other similar organizational documents of MCK or any of such Affiliates, (ii) assuming compliance with the matters referred to in Section 4.02(c) violate any Applicable Law, (iii) require any consent, waiver, notification to or other action by any Person under, constitute a default under, or give rise to any right of modification, termination, cancellation or acceleration (in each case, with or without notice or lapse of time or both) of any right or obligation or to a loss of any benefit under any provision of any MCK Material Contract, or (iv) result in the creation or imposition of any Lien on the assets or properties of the Core MTS Business, except, in the case of clauses (ii) through (iv), as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Core MTS Business.

(e) MCK Contributed Entities; Indebtedness.

(i) All of the outstanding capital stock of or other voting securities of, or ownership interests in, the MCK Contributed Entities shall be owned directly or indirectly by MCK at the Closing, free and clear of any Lien, other than Permitted Liens. As of Closing, there shall be no issued, reserved for issuance or outstanding (A) securities of the MCK Contributed Entities or any of their respective Subsidiaries convertible into, or exchangeable for, shares of their capital stock or other voting securities, or ownership interests, (B) warrants, calls, options or other rights to acquire from the MCK Contributed Entities or any of their Subsidiaries, or other obligations of the MCK Contributed Entities or any of their Subsidiaries to issue, any capital stock or other voting securities of, or ownership interests in, or any securities convertible into, or exchangeable for, any capital stock or other voting securities, or ownership interests or (C) restricted shares, stock appreciation rights, performance units, contingent value rights, “phantom” stock or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock or other voting securities of, or ownership interests in, the MCK Contributed Entities (the items in clauses (A) through (C) being referred to collectively as the “MCK Contributor Securities”). There are no outstanding obligations of the MCK Contributed Entities or any of their Subsidiaries to repurchase, redeem or otherwise acquire any of the MCK Contributor Securities.

(ii) Section 4.02(e)(ii) of the MCK Disclosure Schedule sets forth all of the outstanding indebtedness for borrowed money (including any guarantees with respect to borrowed money) of the MCK Contributed Entities (other than (i) intercompany indebtedness among the MCK Contributed Entities and (ii) intercompany indebtedness among any the MCK Contributed Entity, on the one hand, and MCK or any of its Affiliates (other than the MCK Contributed Entities), on the other hand; provided that, in the case of clause (ii) any such indebtedness shall be paid off in full at or prior to the Closing).

(f) Financial Statements. Except as set forth in Section 4.02(f) of the MCK Disclosure Schedule, the unaudited financial statements of the Core MTS Business for the fiscal years ended March 31, 2015 and 2016 provided by MCK to the Echo Parties (the “Unaudited MTS Financials”) present fairly in all material respects the financial condition of the Core MTS Business as of March 31, 2015 and 2016 and results of operations and cash flows for the two years ended March 31, 2016.

(g) Absence of Certain Changes.

(i) Since the Balance Sheet Date, (x) other than with respect to the MCK Pre-Closing Restructuring and the other transactions expressly contemplated hereby or as expressly permitted by Section 5.02, the Core MTS Business has been and will be conducted in all material respects in the ordinary course of business consistent with past practice and (y) there has not been any event, occurrence, development or state of circumstances or facts that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Core MTS Business.

(ii) From the Balance Sheet Date through the date hereof, there has not been any action taken by MCK or any of its Affiliates that, if taken during the period from the date hereof through the Closing Date would constitute a breach of Section 5.02.

(h) No Undisclosed Liabilities. (x) There are no liabilities of the Core MTS Business, whether accrued, contingent, absolute, determined, determinable or otherwise, and (y) to the knowledge of MCK there is no existing condition, situation or set of circumstances which could reasonably be expected to result in such a liability, other than in each case:

(i) liabilities to the extent provided for in the Balance Sheet of the Core MTS Business or disclosed in the notes thereto;

(ii) liabilities incurred in the ordinary course of business consistent with past practice between the Balance Sheet Date and the Closing;

(iii) liabilities incurred pursuant to this Agreement and the other Transaction Documents and liabilities arising under agreements and commitments entered into in accordance with Section 5.02 between the date hereof and the Closing;

(iv) liabilities set forth on Section 4.02(h)(iv) of the MCK Disclosure Schedule; and

(v) other undisclosed liabilities which, individually or in the aggregate, are not material to the Core MTS Business, taken as a whole.

(i) Material Contracts.

(i) None of the Core MTS Business or any of its Subsidiaries is a party to or bound by:

(A) any agreement for the lease or sublease (whether of real or personal property) providing for annual payments of $750,000 or more;

(B) any agreement for the purchase of materials, supplies, goods, services, equipment or other assets providing for annual payments of $3.0 million or more in MCK’s fiscal year 2016, including any independent contractor agreements, but excluding any employment agreements;

(C) any sales, distribution or other similar agreement providing for the sale of materials, supplies, goods, services, equipment or other assets that provides for annual payments of $5.0 million or more in MCK’s fiscal year 2016;

(D) any equity partnership, joint venture or other similar agreement or arrangement that is material to the Core MTS Business;

(E) any agreement relating to the acquisition or disposition of any business (whether by merger, sale of stock, sale of assets or otherwise) within the three years preceding the date hereof involving aggregate consideration of $250,000 or more;

(F) any agreement relating to indebtedness for borrowed money, the deferred purchase price of property or capital leases (in either case, whether incurred, assumed, guaranteed or secured by any asset) involving payment obligations of $1,500,000 or more (other than (i) intercompany indebtedness among the MCK Contributed Entities and (ii) intercompany indebtedness among any the MCK Contributed Entity, on the one hand, and MCK or any of its Affiliates (other than the MCK Contributed Entities), on the other hand; provided that, in the case of clause (ii) any such indebtedness shall be paid off in full at or prior to the Closing);

(G) any agreement that restricts, prohibits or impairs (or purports to restrict, prohibit or impair), or has or would reasonably be expected to have the effect of prohibiting, restricting or impairing, any material business practice of the Core MTS Business (or the Company after the Closing), any material acquisition of property by the Core MTS Business (or the Company after the Closing) or limits the freedom, in any material respect, of the Core MTS Business (or the Company after the Closing) to conduct the following activities (i) engage in any line of business, (ii) sell, license or otherwise distribute services or products in any geographic area or (iii) compete with any Person (including, for the avoidance of doubt, any material agreement that includes (I) grants by the Core MTS Business of exclusive rights, exclusive territories, exclusive licenses or “most favored party” rights, (II) any non-competition or non-solicitation restrictions, (III) any rights of first refusal or rights of first offer or (IV) any limits on the use of any of the MCK Owned Intellectual Property and/or MCK Licensed Intellectual Property);

(H) any material agreement (excluding licenses for commercial off the shelf computer software that are generally available on nondiscriminatory pricing terms) pursuant to which the Core MTS Business obtains the right to use, or a covenant not to be sued under, any Intellectual Property Right;

(I) any agreement pursuant to which any Person is authorized to use, or receives a covenant not to be sued under, any material MCK Owned Intellectual Property and/or MCK Licensed Intellectual Property, other than those contained within customer agreements entered into in the ordinary course of business consistent with past practice;

(J) any agreement pursuant to which the Core MTS Business has provided or leased, or agreed to provide or lease, any source code containing or embodying any Software included in MCK Owned Intellectual Property and/or MCK Licensed Intellectual Property to a third party (including any contingent right to receive or lease source code containing or embodying any Software included in the MCK Owned Intellectual Property and/or MCK Licensed Intellectual Property, whether pursuant to an escrow arrangement or otherwise);

(K) any agreement relating to the employment, severance, retention or indemnification of any service provider of the Core MTS Business with a base salary or base compensation in excess of $300,000 per year, other than those that can be terminated without liability to the Core MTS Business;

(L) any agreement with or for the benefit of MCK or any Affiliate of MCK with obligations that continue following the Closing (other than the Transaction Documents);

(M) any agreement with or for the benefit of MCK or any Affiliate of MCK with obligations that continue following the Closing (other than the Transaction Documents), other than agreements with MCK or any Affiliate of MCK entered into on arm’s length terms and in the ordinary course of business for the purchase or sale of materials, supplies, goods, services (excluding any employment agreements), equipment or other assets that are generally available for purchase by business entities in the healthcare information technology industry on substantially similar terms from non-Affiliated suppliers or providers and which provide for annual payments of less than $1.0 million; or

(N) any agreement with any Governmental Authority relating to corporate integrity, deferred prosecution, or the Core MTS Business’ or MCK’s material non-compliance with Health Care Laws.

(ii) Each agreement required to be disclosed pursuant to this Section 4.02(i) (each, a “MTI Material Contract”) is a valid and binding agreement of the Core MTS Business and is in full force and effect, and none of the Core MTS Business, or, to the knowledge of MCK, any other party thereto is in default or breach in any respect under the terms of such MTI Material Contract, except for any such defaults or breaches which would not reasonably be expected, individually or in the aggregate, to be material to the Core MTS Business, taken as a whole. True and complete copies of each MTI Material Contract, and all amendments thereto, in each case subject to the redaction of certain information, have been delivered to MCK or its outside counsel.

(j) Litigation. There is no, and since January 1, 2015 there has not been any, action, suit, investigation or proceeding pending against or, to the knowledge of MCK, threatened against Core MTS Business, MCK or its Affiliates which, if determined adversely to Core MTS Business, MCK or its Affiliates, has had or would reasonably be expected to result in injunctive relief or liability, individually or in the aggregate, to the Core MTS Business in excess of $5,000,000.

(k) Compliance with Laws.

(i) The Core MTS Business has been since January 1, 2015, in compliance with Applicable Law, except where the failure to be in such compliance would not, individually or in the aggregate, reasonably be expected to be material to the Core MTS Business. The Core MTS Business has all requisite authority and other power and all governmental or judicial permits, certificates, licenses, approvals and other authorizations required to carry on and conduct its business as presently conducted except where the failure to have such authority, power, licenses, approvals and authorizations would not reasonably be expected to be, individually or in the aggregate, material to the Core MTS Business.

(ii) Without limiting the foregoing, except as would not reasonably be expected to be, individually or in the aggregate, material to Core MTS Business, neither the Core MTS Business, any of its Subsidiaries nor any director or officer thereof nor, to MCK’s knowledge, any employee or agent of the Core MTS Business or any of its Subsidiaries has (i) directly or indirectly, used any funds for unlawful contributions, gifts, entertainment or other unlawful payments relating to political activity, (ii) directly or indirectly, used, given, offered, promised, or authorized to give, any money or thing of value (except for payments permitted by 15 U.S.C. Section 78dd-2(b) or (c)) to any Government Official for the purpose of influencing an act or decision of the Government Official, or inducing the Government Official to use his or her influence or position to affect any government act or decision to obtain or retain business of the Core MTS Business or any of its Subsidiaries or (iii) directly or indirectly, made any unlawful payment. Except as would not reasonably be expected to be, individually or in the aggregate, material to the Core MTS Business, all books and records of the Core MTS Business and its Subsidiaries accurately and fairly reflect, in reasonable detail, all transactions and dispositions of funds or assets, and there have been no false or fictitious entries made in the books or records of the Core MTS Business or any of its Subsidiaries relating to any illegal payment or secret or unrecorded fund, and neither the Core MTS Business nor any of its Subsidiaries has established or maintained a secret or unrecorded fund.

(l) Properties.

(i) Section 4.02(l) of the MCK Disclosure Schedule correctly describes all real property that MCK or its Subsidiaries own, lease, sublease, use, license or operate primarily for the Core MTS Business.

(ii) MCK and its Subsidiaries have good title to, or in the case of any leased real property or tangible personal property have valid leasehold interests in, and upon the Closing the Company will have good title to, or in the case of any leased real property or tangible personal property valid leasehold interests in, all tangible property and assets of the Core MTS Business required to be contributed pursuant to the MCK Contribution, except where the failure to have such good title or valid leasehold interests would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Core MTS Business. No such property or asset of MCK or its Subsidiaries is subject to any Lien, except for Permitted Liens.

(m) Intellectual Property. Except for rights and licenses contemplated to be provided to the Company pursuant to the Intellectual Property Licensing Agreement and the Transition Services Agreements and as would not reasonably be expected to be, individually or in the aggregate, material to the Core MTS Business, (i) MCK and each of its Subsidiaries owns, or has a valid and enforceable license to use, all the Intellectual Property Rights necessary to, or used or held for use in, the conduct of the Core MTS Business as currently conducted, (ii) MCK and its Subsidiaries are (and after the MCK Contributions, the Company will be) the sole and exclusive owners of all MCK Owned Intellectual Property and hold all of their right, title and interest in and to all MCK Owned Intellectual Property and MCK Licensed Intellectual Property, free and clear of all Liens, and, to the knowledge of MCK, all such MCK Owned Intellectual Property and MCK Licensed Intellectual Property are valid, subsisting and enforceable, (iii) to the knowledge of MCK, the conduct of the Core MTS Business as currently conducted does not infringe, misappropriate or otherwise violate the Intellectual Property Rights of any Person, (iv) to the knowledge of MCK, no Person has challenged, infringed, misappropriated or otherwise violated any of the MCK Owned Intellectual Property within the three years preceding the date hereof, (v) neither MCK nor any of its Subsidiaries has received any written notice or otherwise has knowledge of any pending claim, action, suit, order or proceeding with respect to any MCK Owned Intellectual Property and/or MCK Licensed Intellectual Property or alleging that any services provided, processes used or products manufactured, used, imported, offered for sale or sold by Core MTS Business infringes, misappropriates or otherwise violates any Intellectual Property Rights of any Person, (vi) the consummation of the transaction contemplated by this Agreement will not (x) alter, encumber, impair or extinguish any MCK Owned Intellectual Property and/or MCK Licensed Intellectual Property and will not result in the breach of, or create on behalf of any third party, the right to terminate or modify any rights in or to such owned and licensed Intellectual Property Rights or (y) impair the Company to develop, use, sell, license or dispose of, or to bring any action for the infringement of, any MCK Owned Intellectual Property and/or MCK Licensed Intellectual Property, (vii) MCK and its Subsidiaries have taken reasonable steps in accordance with normal industry practice to maintain the confidentiality of all Trade Secrets owned, used or held for use by MCK or any of its Subsidiaries and, to the knowledge of MCK, no such Trade Secrets have been disclosed other than to employees, representatives and agents of MCK or any of its Subsidiaries all whom are bound by written confidentiality agreements, (viii) the IT Assets operate and perform in a manner that permits MCK to conduct Core MTS Business as currently conducted and to the knowledge of MCK, no Person has gained unauthorized access to the IT Assets and no Personal Information used in the Core MTS Business has been lost, inappropriately accessed, misappropriated or misused and (ix) MCK and its Subsidiaries have implemented reasonable backup and disaster recovery technology consistent with industry practices in connection with the Core MTS Business. Section 4.02(m) of the MCK Disclosure Schedule sets forth a list of all Intellectual Property Rights or IT Assets used by the Core MTS Business that, as of the date hereof, are owned, licensable or licensed by MCK and its Affiliates which are not commercially available to the Company for a replacement cost of less than $1,000,000.00 in the aggregate (other than rights and licenses contemplated to be provided to the Company pursuant to the Intellectual Property Licensing Agreement or pursuant to the MCK Contributions).

(n) Sufficiency of Assets. The entities and other assets, properties and businesses to be contributed or otherwise transferred to the Company pursuant to the MCK Contributions constitute all of the assets, licenses, data, capabilities, systems, properties and businesses owned, held or used by MCK and its Affiliates primarily in the conduct of the Core MTS Business, and, together with the rights granted to the Company pursuant to the Transaction Documents, are sufficient for the Company and its Subsidiaries to continue, in all material respects, the conduct of the Core MTS Business after the Closing in the same manner as conducted by MCK and its Affiliates prior to the Closing.

(o) Permits. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Core MTS Business, the Core MTS Business possesses all Permits necessary for the operation of the Core MTS Business as currently conducted, each such Permit is valid and in full force and effect, and there are no actions pending which would reasonably be expected to result in the revocation or termination of any material Permit required to own and operate the Core MTS Business as conducted as of the date hereof.

(p) MTI Participating Employees.

(i) All services necessary to continue, in all material respects, the conduct of the Core MTS Business in the same manner as currently conducted, and as currently planned to be conducted, by MCK and its Affiliates prior to the Closing are provided by MTI Participating Employees or will be provided pursuant to the Transition Services Agreements.

(ii) Neither the Core MTS Business nor any of its Affiliates is a party to or subject to, or is currently negotiating in connection with entering into, any collective bargaining or other labor agreement applicable to any MTI Participating Employee in the United States or, to MCK’s knowledge, any material, collective bargaining, works council or other labor agreement applicable to any MTI Participating Employee outside the United States, and, to the knowledge of MCK, there has not been any organizational campaign, petition or other unionization activity seeking recognition of a collective bargaining unit relating to any MTI Participating Employee.

(q) Employee Benefit Plans.

(i) Except for retention agreements pursuant to which the Core MTS Business will not have liability after Closing, Section 4.02(q) of the MCK Disclosure Schedule contains a correct and complete list identifying each material MCK Plan. “MCK Plan” means each Employee Plan which is maintained, administered, contributed to or required to be contributed to by the Core MTS Business or any ERISA Affiliate thereof and covers any current or former service provider to the Core MTS Business, or with respect to which the Core MTS Business has or may have any liability. With respect to each MCK Plan, true and complete copies of the following documents, to the extent applicable, have been furnished to the Echo Parties: (i) if the plan has been reduced to writing, the plan document together with all material amendments thereto, (ii) if the plan has not been reduced to writing, a written summary of all material plan terms, (iii) each trust, custodial, administrative, investment management and any similar agreements and each insurance policy or contract, (iv) each summary plan description, employee handbook or similar employee communications, (v) the most recent determination letter from the Internal Revenue Service and any related correspondence, and any pending request for determination with respect to the plan’s qualification, and (vi) any material notices, letters or other correspondence from the Internal Revenue Service or the U.S. Department of Labor.

(ii) Neither the Core MTS Business nor any ERISA Affiliate thereof nor any predecessor thereof sponsors, maintains, contributes to or is required to contribute to, or has in the past sponsored, maintained, contributed to or been required to contribute to, any plan subject to Title IV of ERISA or Sections 412 or 430 of the Code that is or would become a liability of the Company.

(iii) Neither the Core MTS Business nor any ERISA Affiliate nor any predecessor thereof contributes to or is required to contribute to, or has in the past contributed to or been required to contribute to, any Multiemployer Plan that is or would become a liability of the Company.

(iv) Each MCK Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter upon which it can rely, or has pending or has time remaining in which to file, an application for such determination from the Internal Revenue Service, and MCK is not aware of any reason why any such determination letter should be revoked or not be reissued. Each MCK Plan has been operated and maintained in compliance in all material respects with its terms and with the requirements prescribed by any and all statutes, orders, rules and regulations, including ERISA and the Code, which are applicable to such MCK Plan.

(v) Neither the execution of this Agreement nor the consummation of the Transactions, either alone or together with any other event, will (i) result in any severance or other payment or benefit to any current or former service provider to the Core MTS Business that would not be deductible pursuant to the terms of Section 280G of the Code, (ii) accelerate the time of payment or vesting or increase the amount of compensation or benefits due under any MCK Plan, except as would not result in liability to the Company following Closing, (iii) entitle any person to severance pay or any other payment, except as would not result in liability of the Company following Closing, (iv) require the funding of any MCK Plan, or (v) result in any forgiveness of indebtedness to any current or former service provider to the Core MTS Business.

(vi) The Core MTS Business does not have any liability in respect of post-retirement health, medical or life insurance benefits for current or former service providers to the Core MTS Business that would become a liability of the Company, except as required to avoid an excise tax under Section 4980B of the Code at the sole cost of the participant.

(vii) There is no material action, suit, investigation, audit or proceeding pending against or involving or, to the knowledge of MCK, threatened against or involving, any MCK Plan with respect to any current or former service provider to the Core MTS Business before any Governmental Authority, other than routine claims for benefits, that would become a liability of the Company.

(r) Environmental Matters. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Core MTS Business:

(i) no written notice, order, complaint or penalty has been received by the Core MTS Business arising out of any environmental Applicable Laws, and there are no judicial, administrative or other actions, suits or proceedings pending or, to the knowledge of MCK, threatened which allege a violation by the Core MTS Business of any environmental Applicable Laws;

(ii) the Core MTS Business has all environmental permits necessary for its operations to comply with all applicable environmental Applicable Laws and is in compliance with the terms of such permits; and

(iii) the operations of the Core MTS Business are in compliance with the terms of applicable environmental Applicable Laws.

Except set forth in this Section 4.02(r), no representations or warranties are being made with respect to matters arising under or relating to environmental matters.

(s) Taxes. For purposes of this Section 4.02(s), references to “MCK Contributed Entities” also refer to McKesson Technologies, Inc., a Delaware corporation, as the predecessor to MTI LLC (as defined in Schedule VI) and any other entities that similarly convert into an entity that is an MCK Contributed Entity.

(i) Each of the MCK Contributed Entities, and, with respect to the MCK Contributed Assets and Core MTS Business, each of MCK and its Affiliates has (A) timely filed all material Tax Returns required to be filed by it and (B) timely paid all Taxes shown as due on such Tax Returns. All such Tax Returns were correct and complete in all material respects. Each of the MCK Contributed Entities, and, with respect to the MCK Contributed Assets and Core MTS Business, each of MCK and its Affiliates has withheld and paid all material Taxes required to have been withheld and paid by it in connection with any amounts paid or owing to any Person.

(ii) There are no Liens for Taxes (except for Taxes not yet due or for which adequate reserves have been established on the Balance Sheet of the Core MTS Business in accordance with GAAP) upon any of the MCK Contributed Assets or the assets, properties and businesses of the MCK Contributed Entities.

(iii) There are no U.S. federal, state, local or non-U.S. Tax audits currently pending with regard to any material Taxes or Tax Returns of any of the MCK Contributed Entities, and, with respect to the MCK Contributed Assets and Core MTS Business, any material Taxes or Tax Returns of any of MCK and its Affiliates, in which a Taxing Authority has raised an issue that relates to the Core MTS Business, and to the knowledge of MCK, no such Tax audit is threatened. To the knowledge of MCK, no claim has ever been made by a Taxing Authority in a jurisdiction where any MCK Contributed Entity, or, with respect to the MCK Contributed Assets and Core MTS Business, any of MCK and its Affiliates, does not file Tax Returns that it is or may be subject to taxation by that jurisdiction as a consequence of operating the Core MTS Business.

(iv) None of the MCK Contributed Entities (A) has, during the last eight years, been a member of an affiliated, consolidated, combined or unitary group (other than any such group the common parent of which was MCK) or (B) during the two-year period ending on the date hereof, was a distributing corporation or a controlled corporation in a transaction intended to be governed by Section 355 of the Code.

(v) Neither the Company, nor any of its Affiliates (with respect to the Core MTS Business) nor any MCK Contributed Entity will be required to include in or for, or allocate with respect to, a Post-Closing Tax Period a material amount of taxable income attributable to income economically realized in a Pre-Closing Tax Period (nor has any material deduction economically attributable to a Post-Closing Tax Period been claimed in a Pre-Closing Tax Period), including as a result of any (A) change in accounting method made prior to the Closing Date, (B) closing or similar agreement with any Tax authority entered into prior to the Closing, (C) installment sale or open transaction disposition made on or prior to the Closing Date, (D) election under Section 108(i) of the Code or (E) prepaid amount received prior to the Closing Date.

(vi) None of the MCK Contributed Entities and, with respect to the MCK Contributed Assets and Core MTS Business, none of MCK and its Affiliates, is a party to any understanding or arrangement described in Section 6662(d)(C)(ii) of the Code, or has participated in a “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4.

(vii) Reference is made to the memorandum dated May 26, 2016 from McKesson Tax to Tax Files with the subject heading “Section 197 Intangibles – Anti-Churning”

(the “MCK Tax Memo”). All of the factual statements set forth in the MCK Tax Memo are true, correct and complete in all material respects, including (i) that the entity referred to in the MCK Tax Memo as McKesson Financial Holdings or IP3 “is not liquidating and continues to operate with remaining IP related to businesses not [being transferred to the Company],” (ii) that the MCK IPCo Owned Intellectual Property does not include “goodwill, going concern value, trademarks or trade names [or] workforce” (iii) that the MCK IPCo Owned Intellectual Property consists only of “computer software, coding, and technology know-how” related to the use of such computer software and coding and (iv) that the MCK IPCo Owned Intellectual Property was developed in 2001 or thereafter; provided, that for the avoidance of doubt, neither the MCK Tax Memo nor this Section 4.02(s)(vii) includes, or shall be construed as including, any representation regarding any conclusion of law. Further to clause (i) of the preceding sentence, IP3 will not have disposed of 90 percent or more of the fair market value of its net assets or 70 percent or more of the fair market value of its gross assets held immediately prior to the transactions contemplated by the MCK Tax Memo, treating any expenses paid by IP3 and any redemptions or distributions of cash or other property by IP3 in connection with the transactions contemplated by the MCK Tax Memo as assets of IP3. Any license under which IP3 has or had the right to develop the Intellectual Property that will be MCK IPCo Owned Intellectual Property relates solely to the right to use “computer software, coding, and technology know-how” related to the use of such computer software and coding.

(viii) Notwithstanding any other provision of this Agreement, other than Section 4.02(s)(vii), nothing in this Agreement (including the other clauses of this Section 4.02(s) or otherwise) shall be construed as providing a representation or warranty with respect to the existence, amount, expiration date or limitations on (or availability of) any Tax asset or method of Tax accounting of any of the MCK Contributed Entities for a Post-Closing Tax Period.

(t) Insurance. The Core MTS Business either has insurance policies or is a named insured under insurance policies of its Affiliates, in such amounts and against such risks, as would reasonably be expected with regard to the nature and size of the Core MTS Business and as is required by Applicable Law; all such insurance policies are in full force and effect; and to the knowledge of MCK, MCK (or the applicable Affiliate) has not received notice of cancellation or termination with respect to any such insurance policies. Section 4.02(t) of the MCK Disclosure Schedule sets forth each such insurance policy applicable to the Core MTS Business.

(u) Acquisition for Investment. MCK is acquiring a beneficial ownership interest in the Units for investment for its own account and not with a view to, or for offer or sale in connection with, any distribution thereof. MCK (either alone or together with its advisors) has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of its investment in the Company and is capable of bearing the economic risks of such investment.

(v) Accredited Investor Status. MCK is an “accredited investor”, as such term is defined in Rule 501(a) promulgated under the Securities Act is sophisticated in financial matters and is able to evaluate the risks and benefits of the investment in the Units to be issued to it in accordance with Article 3.

(w) Full Information. MCK is an informed and sophisticated investor, and has engaged expert advisors, experienced in transactions of the type contemplated by this Agreement and the other Transaction Documents. MCK has been given the opportunity to ask questions of and receive answers from the Echo Parties concerning the Echo Business, Echo Holdco and the Transactions. To its knowledge, MCK has been furnished with, and have evaluated, all information that it deems necessary, desirable and appropriate to evaluate the merits and risks of the Transactions, and has received such legal, financial and other advice as deemed by it to be necessary, desirable and appropriate to enable it to make an informed decision with respect to the execution, delivery and performance of this Agreement and the other Transaction Documents.

(x) Finders’ Fees. Except for Goldman, Sachs & Co., a copy of whose engagement agreement has been provided to the Echo Parties, there is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of MCK or any of its Subsidiaries who might be entitled to any fee or commission from MCK or any of its Affiliates in connection with the transactions contemplated by this Agreement.

(y) Affiliate Transactions. Except for the matters disclosed on Section 4.02(y) of the MCK Disclosure Schedule, neither MCK nor any Affiliate of MCK and no officer or director (or equivalent) of MCK or the Core MTS Business (or, to the knowledge of MCK, any Family Member of any such Person who is an individual or any entity in which any such Person or any such Family Member thereof owns a material interest): (a) has any material interest in any material asset used in connection with the Core MTS Business or (b) has engaged in any material transaction, arrangement or understanding relating to the Core MTS Business (other than compensation provided to, officers and directors (or equivalent) in the ordinary course of business).

(z) Customers and Suppliers. Section 4.02(z) of the MCK Disclosure Schedule sets forth a complete and accurate list of (a) the ten (10) largest customers of the Core MTS Business (measured by aggregate revenue) during each of the fiscal year ended March 31, 2016 and (b) the ten (10) largest suppliers of materials, products or services to the Core MTS Business (measured by the aggregate amount purchased by the Core MTS Business) during the fiscal year ended March 31, 2016. Except as disclosed on Section 4.02(z) of the MCK Disclosure Schedule, as of the date of this Agreement, none of such customers or suppliers has cancelled, terminated or otherwise materially altered its relationship with the Core MTS Business (including any material reduction in the rate or amount of sales or purchases or material increase in the prices charged or paid, as the case may be) or notified in writing the Core MTS Business of any intention to do any of the foregoing.

(aa) No Other Representations and Warranties.

(i) Except for the representations and warranties set forth in this Agreement and the Transaction Documents and certificates delivered in connection the with Transactions, each of the Company and the Echo Parties acknowledges and agrees that no representation or warranty of any kind whatsoever, express or implied, at law or in equity, is made or shall be deemed to have been made by or on behalf of MCK or any of its Subsidiaries to the Company or the Echo Parties, and MCK hereby disclaims any such representation or warranty, whether by or on behalf of MCK or any of its Subsidiaries, and notwithstanding the delivery or disclosure to the Company or the Echo Parties, or any of their Subsidiaries, representatives or Affiliates of any documentation or other information by MCK or any of its Subsidiaries, representatives or Affiliates with respect to any one or more of the foregoing.

(ii) Each of the Company and the Echo Parties also acknowledges and agrees that, except for the representations and warranties set forth in this Agreement and the Transaction Documents and certificates delivered in connection the with Transactions, neither MCK nor any of its Subsidiaries makes any representation or warranty with respect to any projections, forecasts or other estimates, plans or budgets of future revenues, expenses or expenditures, future results of operations (or any component thereof), future cash flows (or any component thereof) or future financial condition (or any component thereof) of MCK or the future business, operations or affairs of the Core MTS Business heretofore or hereafter delivered to or made available to the Company, the Echo Parties or their respective Subsidiaries, representatives or Affiliates.

ARTICLE 5

COVENANTS

Section 5.01. Conduct of the Echo Business.

(a) Except as set forth in Section 5.01 of the Echo Disclosure Schedule or as expressly contemplated or permitted in this Agreement or the other Transaction Documents or with the prior written consent of MCK (not to be unreasonably withheld, delayed or conditioned), from the date hereof until the Closing, Echo Holdco shall conduct, or cause to be conducted, the Echo Business, in all material respects, in the ordinary course of business consistent with past practice and shall use its reasonable best efforts to (i) preserve intact the present business organization of the Echo Business, (ii) maintain in effect all foreign, federal, state and local licenses, permits, consents, franchises, approvals and authorizations material to the Echo Business, (iii) keep available the services of the officers and other senior management employees of the Echo Business, (iv) maintain satisfactory relationships with customers, lenders, suppliers and others having material business relationships with the Echo Business, (v) manage working capital of the Echo Business (including the timing of collection of accounts receivable and of the payment of accounts payable and the management of inventory) in the ordinary course of business consistent with past practice, and (vi) continue to make capital expenditures consistent with the Capex Budget of the Echo Business. Without limiting the generality of the foregoing, from the date hereof until the Closing, except as disclosed on Section 5.01 of the Echo Disclosure Schedule, as expressly contemplated or permitted by this Agreement or the other Transaction Documents or with the prior written consent of MCK (not to be unreasonably withheld, delayed or conditioned),

Echo Holdco shall not, and shall cause its respective Subsidiaries not to, in each case with respect to the Echo Business:

(b) amend the articles of incorporation, bylaws or other similar organizational documents of Echo Holdco or any of its Subsidiaries (whether by merger, consolidation or otherwise);

(c) split, combine or reclassify any shares of capital stock of Echo Holdco or any of its Subsidiaries or declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of the capital stock of Echo Holdco or any of its Subsidiaries, or redeem, repurchase or otherwise acquire or offer to redeem, repurchase, or otherwise acquire any securities of Echo Holdco or any of its Subsidiaries (other than repurchases from employees of CHH holding capital stock of Echo Holdco whose employment is terminated for any reason pursuant to the Echo Plans);

(d) issue, deliver or sell, or authorize the issuance, delivery or sale of, any equity securities of Echo Holdco or any of its Subsidiaries or amend any term of any equity security of Echo Holdco or any of its Subsidiaries (in each case, whether by merger, consolidation or otherwise); other than the issuances of securities of CHH upon conversion or exercise of equity securities of CHH outstanding as of the date hereof pursuant to the Echo Plans;

(e) incur any capital expenditures or any obligations or liabilities in respect thereof, except for those contemplated by the Capex Budget of the Echo Business and any unbudgeted capital expenditures not to exceed $500,000 individually or $1,000,000 in the aggregate;

(f) acquire (by merger, consolidation, acquisition of stock or assets or otherwise), directly or indirectly, any assets, securities, properties, interests or businesses, other than (i) supplies in the ordinary course of business in a manner that is consistent with past practice and (ii) acquisitions with a purchase price (including assumed indebtedness) that does not exceed $10,000,000 individually or $25,000,000 in the aggregate;

(g) sell, lease, abandon, license or otherwise transfer, or create or incur any Lien on (other than Permitted Liens or with respect to liens in respect of indebtedness permitted under Section 5.01(i)), any assets, securities, properties, interests or businesses of Echo Holdco or any of its Subsidiaries (including, in each case, any Echo Owned Intellectual Property and/or Echo Licensed Intellectual Property), other than sales of assets, securities, properties, interests or businesses with a sale price (including any related assumed indebtedness) that does not exceed $1,000,000 individually or $5,000,000 in the aggregate;

(h) make any loans, advances or capital contributions to, or investments in, any other Person (other than intercompany indebtedness among Echo Holdco and its Subsidiaries), other than in the ordinary course of business consistent with past practice in an amount that does not exceed $1,000,000 individually or $5,000,000 in the aggregate;

(i) create, incur, assume, suffer to exist or otherwise be liable with respect to any indebtedness for borrowed money or guarantees (other than intercompany debt) thereof having an aggregate principal amount outstanding at any time greater than (i) with respect to the Echo

Holdco Debt or Echo Holdco Refinanced Debt that has not been consented to by MCK an amount no greater than $4.4 billion and (ii) with respect to all other indebtedness for borrowed money (including deferred financing arrangements with vendors and the Echo Holdco data sublicense disclosed in the Echo Form 10-K), $10,000,000;

(j) (i) enter into any agreement or arrangement that limits or otherwise restricts in any material respect the Echo Business, or any Affiliates of the Echo Business or any successors thereto or that could, after the Closing, limit or restrict in any material respect the Company, the Echo Business, or the Core MTS Business or any of their respective Affiliates, from engaging or competing in any line of business, in any location or with any Person or (ii) enter into, amend or modify in any material respect or terminate any Echo Material Contract or any contract that if entered into during the period from the date hereof through the Closing would be an Echo Material Contract (other than (A) the Transaction Documents, (B) agreements entered into, amended, modified or terminated in connection with the Echo Connect Separation (including with respect to separating Echo Connect from the Echo Business); (C) subject to the other sections of this Section 5.01, (1) documents governing the Echo Holdco Debt or (D) documents governing Echo Holdco Refinanced Debt; provided, that no such entry into, amendment, modification or termination limits or restricts the ability of the Company or Echo Holdco or any of their Subsidiaries to conduct the Refinancing or to obtain the Debt Financing, or (2) the entry into, amendments, modifications or termination made with respect to any Echo Material Contract or any contract that if entered into during the period from the date hereof through the Closing would be an Echo Material Contract that is or would be an Echo Material Contract solely under one or more of Section 4.01(j)(i)(A), Section 4.01(j)(i)(B), Section 4.01(j)(i)(C), Section 4.01(j)(i)(H), Section 4.01(j)(i)(I), Section 4.01(j)(i)(J) or Section 4.01(j)(i)(M) in the ordinary course of business consistent with past practice), or otherwise waive, release or assign any material rights, claims or benefits of the Echo Business;

(k) change the Echo Business’s methods of accounting, except as required by concurrent changes in GAAP, as agreed to by its independent public accountants;

(l) settle, or offer or propose to settle, (i) any litigation, investigation, arbitration, proceeding or other claim involving or against the Echo Business, (ii) any stockholder litigation or dispute against the Echo Business or any of its officers or directors (in each of (i) and (ii), involving monetary remedies with a value in excess of $15,000,000 in the aggregate for all such litigations, investigations, arbitrations, proceedings or other claims (net of any insurance proceeds and indemnity, contribution and similar payments actually received by Echo Holdco or any of its Subsidiaries in respect thereof)) or (iii) any litigation, arbitration, proceeding or dispute that relates to the Transactions; provided, settlement of any such matter set forth in any of subsections (i), (ii) or (iii) above will be permitted to the extent the settlement is for the payment of cash by Echo Holdco prior to the Closing;

(m) make or change any material tax election, change any annual tax accounting period, adopt or change any method of tax accounting, materially amend any material tax returns or file claims for material tax refunds, enter any material closing agreement, settle any material tax claim, audit or assessment, or surrender any right to claim a material tax refund, offset or other reduction in tax liability;

(n) permit Echo to engage in any operating business or activity, hold any assets (other than its ownership of the capital stock of Echo Holdco) or incur any liabilities or obligations of any nature, other than pursuant to or in connection with this Agreement, the Transaction Documents and the Transactions and except for the ownership of assets or incurrence of liabilities incidental to its ownership of the capital stock of Echo Holdco and its status as a holding company;

(o) take any action, or refrain from taking any action, if doing so would give rise to an obligation to make an Early Termination Payment under any Existing Echo TRA; or

(p) agree, resolve or commit to do any of the foregoing.

Section 5.02. Conduct of the Core MTS Business. Except as set forth in Section 5.02 of the MCK Disclosure Schedule or in connection with the MCK Pre-Closing Restructuring (subject to the proviso of the definition thereof) or as expressly contemplated or permitted in this Agreement or the other Transaction Documents or with the prior written consent of Echo Holdco (not to be unreasonably withheld, delayed or conditioned), from the date hereof until the Closing, MCK shall conduct, or cause to be conducted, the Core MTS Business, in all material respects, in the ordinary course of business consistent with past practice and shall use its reasonable best efforts to (i) preserve intact the present business organization of the Core MTS Business, (ii) maintain in effect all foreign, federal, state and local licenses, permits, consents, franchises, approvals and authorizations material to the Core MTS Business, (iii) keep available the services of the senior management employees primarily providing services to the Core MTS Business, (iv) maintain satisfactory relationships with customers, lenders, suppliers and others having material business relationships with the Core MTS Business, (v) manage working capital of the Core MTS Business (including the timing of collection of accounts receivable and of the payment of accounts payable and the management of inventory) in the ordinary course of business consistent with past practice, and (vi) continue to make capital expenditures consistent with the Capex Budget of the Core MTS Business. Without limiting the generality of the foregoing, from the date hereof until the Closing, except as disclosed on Section 5.02 of the MCK Disclosure Schedule or in connection with the MCK Pre-Closing Restructuring (subject to the proviso of the definition thereof), as expressly contemplated or permitted by this Agreement or the other Transaction Documents or with the prior written consent of Echo Holdco (not to be unreasonably withheld, delayed or conditioned), MCK shall not, and shall cause its Affiliates not to, in each case with respect to the Core MTS Business or to the extent the Core MTS Business is effected:

(b) amend the articles of incorporation, bylaws or other similar organizational documents of the entities holding the assets of the Core MTS Business (whether by merger, consolidation or otherwise);

(c) split, combine or reclassify any shares of capital stock of the entities holding the assets of the Core MTS Business or declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of the capital stock of the entities holding the assets of the Core MTS Business, or redeem, repurchase or otherwise acquire or offer to redeem, repurchase, or otherwise acquire any securities of the entities holding the assets of the Core MTS Business; provided that nothing herein will prohibit the Core MTS Business from sweeping its cash to MCK or any of its Subsidiaries;

(d) issue, deliver or sell, or authorize the issuance, delivery or sale of, any securities of the entities holding the assets of the Core MTS Business or amend any term of any security of the Core MTS Business (in each case, whether by merger, consolidation or otherwise);

(e) incur any capital expenditures or any obligations or liabilities in respect thereof, except for those contemplated by the Capex Budget of the Core MTS Business and any unbudgeted capital expenditures not to exceed $500,000 individually or $1,000,000 in the aggregate;

(f) acquire (by merger, consolidation, acquisition of stock or assets or otherwise), directly or indirectly, any assets, securities, properties, interests or businesses, other than (i) supplies in the ordinary course of business in a manner that is consistent with past practice and (ii) acquisitions with a purchase price (including assumed indebtedness) that does not exceed $10,000,000 individually or $25,000,000 in the aggregate;

(g) sell, lease, abandon, license or otherwise transfer, or create or incur any Lien (other than Permitted Liens) on, any assets, securities, properties, interests or businesses of Core MTS Business (including, in each case, any MCK Owned Intellectual Property and MCK Licensed Intellectual Property), other than sales of assets, securities, properties, interests or businesses with a sale price (including any related assumed indebtedness) that does not exceed $1,000,000 individually or $5,000,000 in the aggregate;

(h) make any loans, advances or capital contributions to, or investments in, any other Person (other than (i) intercompany indebtedness among the MCK Contributed Entities and (ii)

intercompany indebtedness among any the MCK Contributed Entity, on the one hand, and MCK or any of its Affiliates (other than the MCK Contributed Entities), on the other hand; provided that, in the case of clause (ii) any such indebtedness shall be paid off in full at or prior to the Closing), other than in the ordinary course of business consistent with past practice in an amount that does not exceed $1,000,000 individually or $3,000,000 in the aggregate;

(i) create, incur, assume, suffer to exist or otherwise be liable with respect to any indebtedness for borrowed money or guarantees thereof (other than (i) intercompany indebtedness among the MCK Contributed Entities; and (ii) intercompany indebtedness among any the MCK Contributed Entity, on the one hand, and MCK or any of its Affiliates (other than the MCK Contributed Entities), on the other hand; provided that, in the case of clause (ii) any such indebtedness shall be paid off in full at or prior to the Closing), other than such indebtedness or guarantees having an aggregate principal amount (together with all other indebtedness for borrowed money) outstanding at any time greater than $10,000,000;

(j) (i) enter into any agreement or arrangement that limits or otherwise restricts in any material respect the Core MTS Business, or any Affiliates of the Core MTS Business or any successor thereto or that could, after the Closing, limit or restrict in any material respect the Company, the Echo Business, the Core MTS Business or any of their respective Affiliates, from engaging or competing in any line of business, in any location or with any Person or (ii) enter into, amend, modify or terminate any MTI Material Contract or any contract that if entered into during the period from the date hereof through the Closing would be an MTI Material Contract (other than (A) the Transaction Documents, (B) agreements entered into, amended, modified or terminated in connection with the Pre-Closing MCK Restructuring (including with respect to separating the Core MTS Business from MCK’s retained businesses) or (C) subject to the other sections of this Section 5.02, any entry into, amendment, modification or termination of any MTI Material Contract or any contract that if entered into during the period from the date hereof through the Closing would be an MTI Material Contract that is or would be an MTI Material Contract solely under one or more of (1) Section 4.02(i)(i)(A), Section 4.02(i)(i)(B), Section 4.01(j)(i)(C), Section 4.02(i)(i)(H), Section 4.02(i)(i)(I) or Section 4.02(i)(i)(J) in the ordinary course of business consistent with past practice or (2) Section 4.02(i)(i)(L) involving an annual amount up to $10.0 million), or otherwise waive, release or assign any material rights, claims or benefits of the Core MTS Business;

(k) change the Core MTS Business’ methods of accounting, except as required by concurrent changes in GAAP, as agreed to by its independent public accountants;

(l) settle, or offer or propose to settle, (i) any litigation, investigation, arbitration, proceeding or other claim involving the Core MTS Business, (ii) any stockholder litigation or dispute involving the Core MTS Business or any of the officers or directors of the entities holding the assets of the Core MTS Business (in each of (i) and (ii), involving monetary remedies with a value in excess of $15,000,000 in the aggregate for or allocable to the Core MTS Business for all such litigations, investigations, arbitrations, proceedings or other claims (net of any insurance proceeds and indemnity, contribution (including from MCK or its Subsidiaries that are not included in the Core MTS Business) and similar payments actually received by the Core MTS Business or any of its Subsidiaries in respect thereof)) or (iii) any litigation, arbitration, proceeding or dispute that relates to the Transactions; provided, settlement of any such matter set forth in any of subsections (i), (ii) or (iii) above will be permitted to the extent the settlement is for the payment of cash by the Core MTS Business prior to Closing;

(m) if taking such action would increase the Tax liability of the Company or any Member thereof, make or change any material tax election, change any annual tax accounting period, adopt or change any method of tax accounting, materially amend any material tax returns or file claims for material tax refunds, enter any material closing agreement, settle any material tax claim, audit or assessment, or surrender any right to claim a material tax refund, offset or other reduction in tax liability, in each case, involving the Core MTS Business;

(n) amend in a manner that would increase the benefits payable under any deferred compensation plan set forth on Section 4.02(q)(i) of the MCK Disclosure Schedule with respect to current, U.S.-based MTI Participating Employees and shared services employees who are transferred to the Core MTS Business prior to Closing; or

(o) agree, resolve or commit to do any of the foregoing.

Section 5.03. Debt Financing.

(a) The Company, MCK and Echo Holdco and their respective Subsidiaries shall use their reasonable best efforts to assist the Company to arrange and obtain the Debt Financing on the terms and conditions described in the Debt Commitment Letters as promptly as practicable after the date hereof, including their reasonable best efforts to (i) maintain in effect the Debt Commitment Letters, (ii) negotiate and enter into definitive agreements with respect thereto on the terms and conditions contained in the Debt Commitment Letters (including any flex provisions) or on other terms no less favorable to the Company, (iii) satisfy on a timely basis all conditions in the Debt Commitment Letters that are within their control and (iv) upon satisfaction of the conditions set forth in the Debt Commitment Letters, consummate the Debt Financing at or prior to the Closing; it being understood that, if any portion of the Debt Financing to be provided as contemplated by the Debt Commitment Letters pursuant to a public offering, private offering under Rule 144A or otherwise has not been provided, and all conditions precedent to the Parties’ obligations hereunder shall have been satisfied or waived (other than receipt of the Debt Financing and those conditions which by their nature will not be satisfied except by actions taken at the Closing, but subject to the their satisfaction at the Closing), the Company shall draw upon the commitments under the Debt Commitment Letters to provide the bridge financing contemplated by and on the terms and conditions (including any applicable “flex” provisions) set forth in the Debt Commitment Letters. Each of the Company, MCK and Echo Holdco shall keep each other reasonably informed with respect to all material activity concerning the status of the Debt Financing contemplated by the Debt Commitment Letters and shall give each other notice of any material adverse change with respect to such Debt Financing as promptly as practicable.

(b) In the event that any portion of the Debt Financing becomes unavailable on the terms and conditions contemplated by the Debt Commitment Letters (including any flex provisions), the Company, MCK and Echo Holdco and their respective Subsidiaries shall use their reasonable best efforts to assist the Company to arrange and obtain any such portion from alternative sources, on terms, taken as whole, that are no less favorable than the terms contained in the Debt Commitment Letters, as promptly as practicable following the occurrence of such event.

(c) The Company, MCK and Echo Holdco shall use their reasonable best efforts to, and shall cause their respective Subsidiaries and their respective Representatives to use their reasonable best efforts to, provide all cooperation in connection with the arrangement of the Debt Financing as may be reasonably requested, including:

(i) participation in meetings, due diligence sessions, drafting sessions, presentations, “road shows” and sessions with prospective Financing Sources, investors and ratings agencies, and reasonably cooperating with the marketing efforts of the Company and its Financing Sources, in each case in connection with the Debt Financing;

(ii) assisting with the preparation of materials for rating agency presentations, offering documents, private placement memoranda, bank information memoranda (including a bank information memorandum that does not include material non-public information and the delivery of customary authorization letters with respect to the bank information memoranda and consents of accountants for use of their reports in any materials relating to the Debt Financing), prospectuses and similar documents required in connection with the Debt Financing;

(iii) timely furnishing financial and other pertinent information regarding the Company, the Core MTS Business and/or the Echo Business, including financial statements, pro forma financial information, financial data, audit reports and other information of the type required by Regulation S-X or Regulation S-K under the Securities Act and other information of the type customarily (A) included in a bank information memorandum (including pro forma financial information) and (B) a registered offering of debt securities by Regulation S-X and Regulation S-K under the Securities Act and of the type and form that are customarily included in a private placement of debt securities pursuant to Rule 144A promulgated under the Securities Act and including, in any event, all information and data necessary to satisfy the conditions set forth in paragraphs 8, 9 and 12 of Exhibit D to the Debt Commitment Letters (collectively, the “Required Information”), all of which shall be provided by the Company, MCK and Echo Holdco or their respective Affiliates as promptly as practicable after the date hereof;

(iv) obtaining (x) accountants’ comfort letters, legal opinions, surveys and title insurance, certificates and insurance endorsements and (y) other reasonably requested documents at least 10 days prior to the Closing to the extent required under applicable “know your customer” and anti-money laundering rules and regulations including the USA PATRIOT Act in order to satisfy the conditions set forth in paragraph 13 of Exhibit D to the Debt Commitment Letters;

(v) facilitating the granting of a security interest (and perfection thereof) at Closing in collateral as security for the Debt Financing; and

(vi) (x) taking corporate actions reasonably necessary to permit the consummation of the Debt Financing and to permit the proceeds thereof to be made available to the Company and (y) executing and delivering any commitment letters, underwriting or placement agreements, registration statements, credit agreements, indentures, pledge and security documents, other definitive financing documents or other requested certificates or documents, including a customary solvency certificate by the chief financial officer or person performing similar functions of the Company in the form of Annex I to Exhibit D to the Debt Commitment Letters (provided that (A) none of the letters (except the authorization letters contemplated by clause (ii) above), agreements, registration statements, documents and certificates shall be executed and delivered by any such Persons (other than the Company and its Subsidiaries) except at the Closing and their respective Representatives executing any such letters, agreements, registration statements, documents and certificates shall remain as officers of the Company, (B) the effectiveness thereof (other than with respect to the Company and its Subsidiaries) shall be conditioned upon, or only become operative after, the occurrence of the Closing and (C) no personal liability shall be imposed on the officers or employees involved); provided, that nothing in this Section 5.03 shall require MCK, or the Echo Parties (or any of their respective Subsidiaries, other than the Company and its Subsidiaries and, subject to the consummation of the Closing, Echo Holdco and its Subsidiaries and the MCK Contributed Entities) to (1) pledge or cause or permit any Lien to be placed on any of their respective assets in connection with the Debt Financing,(2) guarantee any of the Company’s or its Subsidiaries’ indebtedness or (3) incur any liability in connection with the Debt Financing.

(d) All material non-public information provided by MCK or the Echo Parties or any of their respective Subsidiaries or Representatives pursuant to this Section 5.03 shall be kept confidential in accordance with the Confidentiality Agreement, except that the Parties shall be permitted to disclose such information to the Financing Sources and other potential sources of capital, rating agencies and prospective lenders (but not prospective investors in any debt securities offering) during syndication of the Debt Financing or any permitted replacement, amended, modified or alternative financing subject to the potential sources of capital, ratings agencies and prospective lenders and investors entering into customary confidentiality undertakings with respect to such information (including through a notice and undertaking in a form customarily used in confidential information memoranda for senior credit facilities).

(e) The Company, MCK and Echo Holdco and their respective Subsidiaries shall cooperate with, and take all actions reasonably required by, the other Parties in order to facilitate the termination and payoff of the commitments under the Echo Holdco Debt at or prior to Closing (including the repayment in full of all obligations then outstanding thereunder and the release of all encumbrances, security interests and collateral and the termination of all guaranties and the agreements evidencing subordination in connection therewith at or prior to the Closing).

Section 5.04. No Solicitation; Other Offers.

(a) From the date hereof until the earlier of the Closing and the termination of this Agreement in accordance with Section 9.01, none of the Echo Parties, Echo or any of their respective Subsidiaries shall, nor shall they or any of their Subsidiaries authorize or permit any of their respective Representatives to, directly or indirectly, (i) solicit, initiate or take any action to facilitate or encourage the submission of any offer, proposal or inquiry relating to, or any third party indication of interest in, the acquisition or purchase of any portion of (an “Acquisition Proposal”) the Echo Business, (ii) enter into or participate in any discussions or negotiations with, furnish any information relating to the Echo Business or afford access to the business, properties, assets, books or records of the Echo Business to, otherwise cooperate in any way with, or knowingly assist, participate in, facilitate or encourage any effort by any third party that is seeking to make, or has made, an Acquisition Proposal relating to the Echo Business or (iii) enter into any agreement in principle, letter of intent, term sheet, merger agreement, acquisition agreement, option agreement or other similar instrument relating to an Acquisition Proposal relating to the Echo Business.

(b) From the date hereof until the earlier of the Closing and the termination of this Agreement in accordance with Section 9.01, none of MCK or its Subsidiaries shall, nor shall it or any of its Subsidiaries authorize or permit any of their respective Representatives to, directly or indirectly, (i) solicit, initiate or take any action to facilitate or encourage the submission of any Acquisition Proposal relating to the Core MTS Business, (ii) enter into or participate in any discussions or negotiations with, furnish any information relating to the Core MTS Business or afford access to the business, properties, assets, books or records of the Core MTS Business to, otherwise cooperate in any way with, or knowingly assist, participate in, facilitate or encourage any effort by any third party that is seeking to make, or has made, an Acquisition Proposal relating to the Core MTS Business or (iii) enter into any agreement in principle, letter of intent, term sheet, merger agreement, acquisition agreement, option agreement or other similar instrument relating to an Acquisition Proposal relating to the Core MTS Business.

Section 5.05. Access to Information. From the date hereof until the earlier of the Closing and the termination of this Agreement in accordance with Section 9.01 and subject to Applicable Law and the Non-Disclosure Agreement dated as of September 18, 2015, as amended on September 30, 2015, between MCK, Blackstone Management Partners L.L.C., Emdeon, Inc. and Hellman & Friedman Advisors LLC (the “Confidentiality Agreement”), which shall remain in effect until the Closing or termination of this Agreement, each of MCK and Echo Holdco shall, and shall cause their respective Subsidiaries to, (i) give to the other Parties hereto (and their respective Representatives) reasonable access to the offices, properties, books and records of the applicable Contributed Business; (ii) furnish to the other Parties hereto (and their respective Representatives) such financial and operating data and other information relating to the Contributed Business as may be reasonably requested and (iii) instruct the employees, counsel and financial advisors of the Contributed Business to reasonably cooperate with the other Parties hereto in their investigation of the Contributed Business, provided, however, that (A) Echo Holdco and MCK shall not be required to permit such access to the extent that such access would reasonably be likely to interfere unreasonably with the Contributed Business or otherwise result in any unreasonable interference with the prompt and timely discharge by such employees of their normal duties and (B) Echo Holdco and MCK shall not be required to permit disclosure to the extent that such disclosure would reasonably likely to (I) result in the loss of the protection of any attorney-client privilege, work product doctrine or other legal privilege or (II) violate any Applicable Law; provided that, with respect to clause (B) above, the Party withholding such information shall (i) (if permitted by Applicable Law) provide notice to the other Party that such information is being withheld pursuant to such Applicable Law or privilege if such notice can, in the good faith discretion of the withholding Party, be provided in a manner that would not result in such loss or violation and (ii) use commercially reasonable efforts to disclose such documents and information in a manner that would not result in such loss or violation; and provided, further, that notwithstanding anything to the contrary in this Agreement, in no event shall any Party or any of its respective Affiliates be entitled to any information relating to, or a copy of, any consolidated, combined, affiliated or unitary Tax Return that includes MCK or any of its Affiliates (other than pro forma information relating only to the Core MTS Business). Notwithstanding anything to the contrary contained herein, in the event that there is any pending dispute between Echo Parties, on the one hand, and MCK or its Subsidiaries, on the other hand, no party shall be required to grant access or disclosure pursuant to this Section 5.05 in respect of such Dispute and any such access and disclosure in respect of such dispute shall be subject to the applicable discovery rules. For the avoidance of doubt, notwithstanding Sections 5.06 and 5.09, the Parties acknowledge that BX and H&F and their Affiliates may provide non-public information about this Agreement, the Transactions and the Company to their existing and potential limited partners, members and other investors; provided that BX and H&F shall not provide any non-public financial information or competitively or strategically sensitive information about the Company or any of its Subsidiaries to (a) any limited partner that is not subject to customary confidentiality and non-use restrictions with respect to such information (subject to customary exceptions) or (b) to any other Person in the course of investing or fundraising activities that is not subject to customary confidentiality and non-use restrictions with respect to such information (subject to customary exceptions) and, in any of either (a) or (b), any non-public financial information shall be limited to BX’s and H&F’s valuation of the Company and its Subsidiaries without providing underlying forecasted financial data or trends; provided that BX shall be permitted to disclose underlying forecasted financial data or trends to the two co-investors in Echo Holdco and Echo who have entered into confidentiality agreements which are reasonably acceptable to MCK; provided, further, that in any case BX shall provide prompt written notice of such disclosure to MCK. For the avoidance of doubt, in the event of any conflict between the Confidentiality Agreement and this Agreement, the terms of this Agreement shall control.

Section 5.06. Notices of Certain Events. Each of Echo Holdco and its Subsidiaries, on the one hand, and MCK and its Subsidiaries, on the other hand, shall promptly notify the other of:

(a) any material notice or other communication to such Party from any Person alleging that the consent of such Person is or may be required in connection with the Transactions;

(b) any material notice or other communication to such Party from any Governmental Authority in connection with the Transactions, other than with respect to Antitrust Laws which shall be governed by Section 5.07;

(c) any actions, suits, claims, investigations or proceedings commenced or, to such Party’s knowledge threatened against in writing, relating to or involving or otherwise affecting such Party or the applicable Contributed Business that, if pending on the date of the Transaction Documents, would have been required to have been disclosed pursuant to the representations and warranties contained in this Agreement or that relate to the consummation of the Transactions;

(d) any inaccuracy of any representation or warranty of such Party contained in this Agreement at any time during the term thereof that could be reasonably expected to cause the conditions precedent to the Closing set forth in this Agreement not to be satisfied; provided, however, that no such notification shall affect or be deemed to modify any representation or warranty of such Party set forth herein or therein or the conditions to the obligations of the other Parties to consummate the Transactions, or the remedies available to the Parties hereto; provided further, that failure to give any such notice shall not be treated as a breach of covenant or agreement for the purposes of Section 9.01(a)(vii) or Section 9.01(a)(viii) of this Agreement, as applicable; and

(e) any failure of such Party to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it pursuant to the Transaction Documents.

Section 5.07. Reasonable Best Efforts. (a) Subject to the terms and conditions of this Agreement, each of MCK, Echo Holdco and the Company shall use their reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under Applicable Law to consummate the Transactions, including (i) preparing and filing as promptly as practicable with any Governmental Authority or other third party all documentation to effect all necessary filings, notices, petitions, statements, registrations, submissions of information, applications and other documents and (ii) obtaining and maintaining all approvals, consents, registrations, permits, authorizations and other confirmations required to be obtained from any Governmental Authority or other third party that are necessary, proper or advisable to consummate the Transactions.

(b) In furtherance and not in limitation of the foregoing, each such Party hereto shall (i) to the extent required by the HSR Act, make an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the Transactions as promptly as practicable and advisable, and in any event within 14 Business Days of the date hereof or any other date mutually agreed upon by the Parties, (ii) use reasonable best efforts to make an appropriate filing pursuant to any foreign antitrust Applicable Law with respect to the Transactions as promptly as practicable and (iii) supply as promptly as practicable any additional information and documentary material that may be requested pursuant to the HSR Act and any information or documentary material that may be requested by any Governmental Authority pursuant to the FTC Act, the Antitrust Civil Process Act or any other antitrust Applicable Law and (iv) use their reasonable best efforts to take all other actions necessary to cause the expiration or termination of the applicable waiting periods under the HSR Act or any other antitrust Applicable Law, as applicable, as soon as practicable. For the avoidance of doubt, the foregoing obligations shall apply to each such Party, regardless of whether such Party or any of its Affiliates is required to file a Notification and Report Form pursuant to the HSR Act with respect to the Transactions.

(c) The Parties understand and agree that the reasonable best efforts of the MCK, Echo Holdco and the Company pursuant to this Section 5.07 shall be deemed to include proposing, negotiating, offering to agree to, agreeing to or effecting such conditions, commitments or restrictions on or related to the conduct of the Company’s business (including amendments to or waivers of provisions of any agreement among any or all of the Parties and the Company that relate to the Company’s business or operations) as are necessary, proper or advisable to cause the expiration or termination of the applicable waiting periods under the HSR Act or to avoid a suit by a Governmental Authority seeking to enjoin the Transactions pursuant to any Antitrust Law, provided that no Party shall be required to agree to any conditions, commitments or restrictions that, individually or in the aggregate, would reasonably be expected to materially adversely impact the assets, business, expected results of operation or financial condition of the Company. Notwithstanding anything to the contrary in this Agreement, neither MCK, nor the Company, nor the Echo Parties or any of their Affiliates shall be required to divest, transfer, sell, or otherwise dispose of or hold separate (or agree to do any of the foregoing), any business, asset or any portion thereof, whether or not to be contributed to the Company.

(d) In connection with the efforts required under this Section 5.07, each such Party shall (i) cooperate in all respects with each other Party in connection with any filing or submission and in connection with any investigation, inquiry or proceeding under any applicable

Antitrust Law, (ii) keep each other Party reasonably informed of the status of matters related to the Transactions contemplated by this Agreement, including furnishing the other Parties with any written notices or other communications received by such Party from, or given by such Party to, the Federal Trade Commission (the “FTC”), the Antitrust Division of the Department of Justice (the “DOJ”) or any other U.S. or foreign Governmental Authority and of any communication received or given in connection with any proceeding by a private party under applicable Antitrust Laws, in each case regarding any of the Transactions contemplated hereby; and (iii) permit the other Party to review any communication given by it to, and consult with each other in advance of any meeting or conference with, the FTC, the DOJ or any other Governmental Authority under or in connection with any applicable Antitrust Laws, and to the extent permitted by the FTC, the DOJ or such other applicable Governmental Authority or other Person, give the other party the opportunity to attend and participate in such meetings and conferences in accordance with Antitrust Law.

Section 5.08. Certain Filings. Each of MCK, Echo Holdco and the Company agrees that, from the date hereof until the earlier of the Closing and the termination of this Agreement in accordance with Section 9.01 and subject to terms and conditions set forth herein, each such Party hereto shall cooperate with each other such Party hereto (i) in determining whether any action by or in respect of, or filing with, any Governmental Authority is required, or any actions, consents, approvals or waivers are required to be obtained from parties to any material contracts, in connection with the consummation of the Transactions and (ii) in taking such actions or making any such filings, furnishing information required in connection therewith and seeking timely to obtain any such actions, consents, approvals or waivers.

Section 5.09. Public Announcements. MCK and the Echo Parties agree that, from the date hereof until the earlier of the Closing and the termination of this Agreement in accordance with Section 9.01, each of MCK and Echo Holdco (or their respective Subsidiaries) shall consult before issuing any press release or making any public statement with respect to the Transaction Documents or the Transactions and, except as may be required by Applicable Law or any listing agreement with any national securities exchange, shall not issue any such press release or make any such public statement prior to such consultation.

Section 5.10. Business Plan; Operating and Capital Budget; Capital Structure.

(a) Subject to the terms and conditions of this Agreement, MCK and Echo Holdco shall use commercially reasonably efforts to take, or cause to be taken, the following actions prior to the Closing:

(i) prepare a five-year business plan for the Company covering the period from and after the Closing that is reasonably acceptable to MCK and Echo Holdco;

(ii) prepare an annual operating and capital budget and an annual operating plan for the Company covering the period from and after the Closing for at least one year following the Closing that is reasonably acceptable to MCK and Echo Holdco; and

(iii) form a committee (the “Management Selection Committee”) comprised of John H. Hammergen, Patrick J. Blake, Bansi Nagji, Neil Simpkins, Neil de Crescenzo and an individual to be appointed by BX.

provided that if MCK and Echo Holdco are unable to agree on a business plan and/or annual operating and capital budget pursuant to Section 5.10(a)(i) or Section 5.10(a)(ii), then the Company shall operate pursuant to an initial business plan and/or annual operating and capital budget, as applicable, determined in the good faith discretion of the Company’s chief executive officer to be consistent with the financing plans of the Company provided to the Financing Sources in connection with the Debt Financing, until a replacement business plan and/or annual operating and capital budget is approved by the Company in accordance with the LLC Agreement.

(b) The Management Selection Committee shall agree upon the Initial Management Team and the initial compensation packages for the Initial Management Team of the Company prior to the Closing; provided, that the chief executive officer of the Company following the Closing shall be Neil de Crescenzo.

Section 5.11. Core MTS Financial Statements. Prior to Closing, MCK shall deliver to the Echo Parties audited financial statements for the Core MTS Business for the fiscal years ended March 31, 2015 and 2016 (the “Core MTS Financial Statements”). The Core MTS Financial Statements shall fairly present in all material respects, in conformity with GAAP applied on a consistent basis (except as may be indicated in the notes thereto), the consolidated financial position of the Core MTS Business as of March 31, 2015 and 2016 and consolidated results of operations and cash flows for the two years ended March 31, 2016.

Section 5.12. Echo Connect Separation. The Echo Parties shall take all actions necessary or advisable to cause the Echo Connect Separation to occur at or prior to the Closing.

Section 5.13. Further Assurances. At and after the Closing, the officers and Board (as defined in the LLC Agreement) shall be authorized to execute and deliver, in the name and on behalf of the Company, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Company, any other actions and things to vest, perfect or confirm of record or otherwise in the Company any and all right, title and interest in, to and under any of the rights, properties or assets of the Company contributed and/or transferred to the Company pursuant to this Agreement.

Section 5.14. Non-Solicitation. Other than with respect to MTI Participating Employees, from the date hereof and for a period of one year following the Closing Date, (i) neither the Company, Echo nor Echo Holdco and their respective Subsidiaries shall, directly or indirectly, solicit for employment any employee of MCK or any of its Subsidiaries, and (ii) MCK and its Subsidiaries shall not solicit for employment any employee of the Company, Echo, Echo Holdco, Echo Connect or their respective Subsidiaries, unless such employee ceased to be an employee of MCK or its Subsidiaries or Company, Echo, Echo Holdco, Echo Connect or their respective Subsidiaries, as applicable, prior to such action by such soliciting Person, or, in the case of such employee’s voluntary termination of employment with MCK or its Subsidiaries or Company, Echo, Echo Holdco, Echo Connect or their respective Subsidiaries, as applicable, at least one (1) month prior to such action by such soliciting Person; provided, that the foregoing provision will not prevent the Company, the Echo Parties or any of their respective Affiliates or MCK or any of its Affiliates from employing any current or former employee of MCK or any of its Subsidiaries or the Company, Echo, Echo Holdco, Echo Connect or their respective Subsidiaries, as applicable, who contacts the soliciting Person on his or her own initiative without any direct or indirect solicitation by, or encouragement from, such soliciting Person; provided, further, that the publication of advertisements in newspapers and/or electronic media of general circulation (including advertisements posted on the Internet) will not be deemed a violation of this Section 5.14; provided further that, for the avoidance of doubt, this non-solicit shall not apply to any portfolio company Affiliated with any Echo Shareholder unless such Echo Shareholder has directed such portfolio company to solicit such employee.

Section 5.15. Tax Matters. Except as expressly contemplated or permitted in this Agreement or the other Transaction Documents, from the date hereof until the first to occur of (x) a Qualified MCK Exit (as defined in the LLC Agreement), (y) the expiration or termination of the MCK Exit Window (as defined in the LLC Agreement) and (z) the expiration or termination of the IPO Preference Period prior to the occurrence of a Qualified IPO (each as defined in the LLC Agreement), (i) Echo shall not, and shall cause BX and H&F not to, (I) enter into “an agreement, understanding, arrangement, or substantial negotiations” (within the meaning of Treasury Regulation Section 1.355-7(b)(2)) or (II) otherwise engage in any discussions in any form, in each case with respect to the acquisition, directly or indirectly, of Echo, SpinCo (as defined in the LLC Agreement) and/or the Company, and (ii) and Echo shall cause BX and H&F not to make an Acquiror Shareholder Acquisition (as defined in the form of Tax Matters Agreement attached as Exhibit E to the LLC Agreement). This Section 5.15 shall be construed on the basis of the tax law and regulations in effect as of the date hereof.

Section 5.16. Employee Matters.

(a) MCK and Echo Holdco shall agree to cooperate in good faith following the date hereof to identify the MTI Participating Employees that are not employed by a MCK Contributed Entity (including those providing shared services and working at a corporate level) in a manner intended to be consistent (along with the Transition Services Agreements) with the “stand-alone cost model” included in Section 5.16 of the MCK Disclosure Schedule and either (i) MCK shall use its commercially reasonable efforts to transfer the employment of such MTI Participating Employees to a MCK Contributed Entity prior to the Closing or (ii) the parties will take efforts to transfer the employment of such MTI Participating Employees to the Company or one of its Subsidiaries as of, or as soon as commercially practicable following, the Closing Date.

(b) MCK and Echo Holdco agree to cooperate in good faith between the date hereof and such date (the “Plan Determination Date”) that allows MCK to reasonably set up Mirror Plans (as defined below) necessary to determine the appropriate employee benefits plans (the “New Company Benefit Plans”) for Company Employees with the intention that similarly situated Echo Participating Employees and MTI Participating Employees will receive substantially comparable benefits to the other by January 1, 2018, which may include establishment of plans at the applicable MCK Contributed Entity level effective January 1, 2017 (“New Subsidiary Plans”). If MCK and Echo Holdco fail to mutually agree upon the New Company Benefit Plans by the Plan Determination Date, MCK shall use its commercially reasonable efforts to cause the applicable MCK Contributed Entity to establish “mirror” benefit plans for each material health and welfare and nonqualified deferred compensation plan that covers the MTI Participating Employees as of the date hereof, effective starting no later than the Closing Date (such plans or the New Subsidiary Plans, as applicable, the “Mirror Plans”). Each Mirror Plan is intended to be substantially similar to the corresponding MCK plan. To the extent the Mirror Plans are “spin-offs” of MCK Plans that are funded through a rabbi trust, MCK shall provide sufficient assets (or access to such assets) to the Company to cover any existing liabilities as of Closing associated with such Mirror Plans. The expenses incurred in connection with setting up such New Company Benefit Plans or Mirror Plans, as applicable, shall be considered a Shared Transaction Expense.

(c) For a period of at least one year following the Closing Date, the Company shall provide (x) each Echo Participating Employee and (y) each MTI Participating Employee, in each case who is employed by the Company or one of its Subsidiaries immediately after the Closing Date or the employment transfer date (the “Employment Transfer Date”), if after the Closing Date (collectively, the “Company Employees”), with base salary or wage rate at least equal to the base salary or wage rate provided to such Company Employee immediately prior to the Closing Date. With respect to all benefit plans of the Company or its Subsidiaries in which Company Employees participate after the Closing Date (the “Company Plans”) (including any vacation, paid time-off and severance plans), for all purposes (but not for benefit accrual under any defined benefit plan or vesting under any equity compensation plan), including determining eligibility to participate, level of benefits, vesting, benefit accruals and early retirement subsidies, each Company Employee’s service with Echo Holdco or MCK, as applicable (as well as service with any predecessor employer to the extent service with the predecessor employer is recognized by Echo Holdco or MCK, as applicable) shall, to the extent permitted by applicable Law and the Company Plan, be treated as service with the Company; provided, however, that such service need not be recognized to the extent that such recognition would result in any duplication of benefits for the same period of service.

(d) The Company, Echo Holdco and MCK shall use reasonable best efforts between the date of this Agreement and Closing to determine appropriate management equity incentive plans for the employees of the Company post-Closing.

Section 5.17. Litigation and Similar Claims.

(a) From and after the Closing, each of MCK, Echo Holdco and the Company will cooperate in defending and pursuing, as appropriate, litigation and similar claims brought against the Company or any of the parties hereto, reasonably make available relevant employees and preserve and make reasonably available, to the extent legally and contractually permissible, all records reasonably necessary for such matters; provided that this Section 5.17(a) shall not apply with respect to any disputes among any party hereto or any of its Affiliates, on the one hand, or any other party hereto or its Affiliates, on the other hand.

(b) Prior to Closing, MCK shall have full and absolute discretion in and control of the defense of the Uniloc Matter (at its sole expense), including without limitation selecting any counsel of its choice and entering into any settlement or compromise or offering to enter into any settlement or compromise in relation to the Uniloc Matter or foregoing any appeal or recourse in relation thereto, without the prior consent of Echo Holdco (but only to the extent such settlement or compromise involves solely monetary damages and does not include any injunctive or other equitable relief), provided, however, that MCK shall keep Echo Holdco reasonably informed and shall reasonably consult with Echo Holdco regarding the conduct of the defense of the Uniloc Matter, provided further, however, that such information and consultation shall not in any manner whatsoever limit MCK’s right to control the defense of the Uniloc Matter in its full and absolute discretion. Following Closing, MCK shall continue to have full and absolute discretion in and control of the defense of the Uniloc Matter (at its sole expense) as set forth above; provided, that with respect to any settlement or compromise involving a payment by the Company or any of its Subsidiaries or any injunctive or other equitable relief against the Company or any of its Subsidiaries, MCK may only enter into such a settlement or compromise if the Company has given its prior written consent; provided, further, that the Company shall use commercially reasonable efforts to cooperate, and shall cause its directors, officers and employees, to use commercially reasonable efforts to cooperate with MCK in the defense of the Uniloc Matter.

(c) MCK shall have full and absolute discretion in and control of the defense of the TCPA Matter (at its sole expense), including without limitation selecting any counsel of its choice and entering into any settlement or compromise or offering to enter into any settlement or compromise in relation to the TCPA Matter or foregoing any appeal or recourse in relation thereto, without the prior consent of Echo Holdco (but only to the extent such settlement or compromise involves solely monetary damages and does not include any injunctive or other equitable relief applicable to the Company).

Section 5.18. Proposed Data License. The Company, Echo Holdco and MCK agree to cooperate in good faith to negotiate and enter into a mutually acceptable agreement between the Company and MCK or one or more of its Subsidiaries relating to the licensing by the Company of certain data obtained through the operation of the RelayHealth Pharmacy Network.

Section 5.19. Echo Shareholder Matters. From the date hereof until the Closing, Echo Holdco will use reasonable best efforts to cause the other Echo Shareholders to enter into joinders to this Agreement. To the extent Echo Holdco is unable to obtain all of such joinders,

BX and H&F will exercise their rights under the existing Echo Holdco stockholders agreement to require the other Echo Shareholders to participate in this Transaction on the terms and conditions set forth herein.

ARTICLE 6

TAX MATTERS

Section 6.01. Tax Cooperation; Allocation of Taxes. (a) MCK, Echo and Echo Holdco agree to furnish or cause to be furnished to each other and the Company, upon request, as promptly as practicable, such information and assistance relating to their respective Contributed Businesses (including access to books and records) as is reasonably necessary for the filing of all Tax Returns, the making of any election relating to Taxes, the preparation for any audit by any Taxing Authority and the prosecution or defense of any claim, suit or proceeding relating to any Tax. MCK, Echo Holdco and Echo shall retain all books and records with respect to Taxes pertaining to the Contributed Businesses for a period of at least seven years following the Closing. The Company, its Affiliates, MCK and Echo shall cooperate with each other in the conduct of any audit or other proceeding relating to Taxes involving the Contributed Business. Notwithstanding anything to the contrary in this Agreement, in no event shall any Party or any of its respective Affiliates be entitled to any information relating to, or a copy of, any consolidated, combined, affiliated or unitary Tax Return that includes MCK or any of its Affiliates (other than pro forma information relating only to the Core MTS Business).

(b) All real property taxes, personal property taxes and similar ad valorem obligations levied with respect to a Contributed Business for a Straddle Tax Period (collectively, the “Apportioned Obligations”) shall be apportioned between MCK or Echo, as the case may be, and the Company based on the number of days of such Straddle Tax Period included in the Pre-Closing Tax Period and the number of days of such Straddle Tax Period in the Post-Closing Tax Period. MCK or Echo, as the case may be, shall be responsible for the proportionate amount of such taxes and similar obligations that is attributable to the Pre-Closing Tax Period. An estimate of Apportioned Obligations apportioned to Echo and MCK shall be included in the Echo Closing Statement and the MCK Closing Statement, respectively. The Company shall be responsible for the proportionate amount of such taxes that is attributable to the Post-Closing Tax Period.

(c) All sales, use, value added, registration stamp, recording, documentary, conveyancing, transfer and similar Taxes, levies, charges and fees incurred in connection with the transactions contemplated by this Agreement (collectively, “Transfer Taxes”) shall be borne by the Company. MCK and Echo shall cooperate in providing the Company with any appropriate resale exemption certifications and other similar documentation.

(d) Apportioned Obligations and Transfer Taxes shall be timely paid, and all applicable filings, reports and returns shall be filed, as provided by Applicable Law. Upon payment of any such Apportioned Obligation, the paying party shall present a statement to the non-paying party setting forth the amount in respect of which the paying party is entitled to indemnification under Article 8, as the case may be, together with such supporting evidence as is reasonably necessary to calculate such amount.

(e) For purposes of the determination of Echo Covered Taxes and MCK Covered Taxes (in each case described in clause (a) of the definition of Tax and other than Apportioned Obligations and Transfer Taxes) in respect of a Straddle Tax Period, Echo Covered Taxes or MCK Covered Taxes (as the case may be) shall be deemed to include (i) in the case of a Tax based on or measured by income or receipts, the amount that would be payable if the relevant Straddle Tax Period ended on and included the Closing Date (taking into account the proviso in Section 6.02(d)) and (ii) in the case of any other Tax, the amount of such Tax for the entire Straddle Tax Period multiplied by a fraction the numerator of which is the number of days in the portion of the Straddle Tax Period ending on the Closing Date and the denominator of which is the number of days in such Straddle Tax Period; provided, that, in the case of Taxes described in the preceding clause (i), the amount of any item that is taken into account only once for each taxable period (e.g., the benefit of graduated Tax rates, exemption amounts, etc.) shall be allocated between the two portions of the Straddle Tax Period in proportion to the number of days in each.

Section 6.02. Tax Returns.

(a) Where required or permitted by Applicable Law, MCK shall include, or cause to be included, each MCK Contributed Entity in, and shall file, or shall cause to be filed, (i) the United States consolidated federal income Tax Returns of the consolidated group of corporations of which MCK is the common parent for the taxable periods (or portions thereof) of the MCK Contributed Entities ending on or prior to the Closing Date and (ii) where applicable, all other consolidated, combined or unitary Tax Returns for the taxable periods (or portions thereof) of the MCK Contributed Entities ending on or prior to the Closing Date; provided, that the Parties hereby agree that any Tax item (including any item of income, gain, deduction, loss or credit) of an MCK Contributed Entity arising on the Closing Date after the Closing shall be properly allocable to a Post-Closing Tax Period and any transaction giving rise to any such Tax item shall be treated for all Tax purposes (to the extent permitted by Applicable Law) as having occurred at the beginning of the day following the Closing Date.

(b) In addition to the Tax Returns described in Section 6.02(a), MCK shall prepare (or cause to be prepared), where permitted by Applicable Law, all Tax Returns (i) required to be filed by any of the MCK Contributed Entities on or prior to the Closing Date (taking into account any applicable extension periods) and (ii) required to be filed by any of the MCK Contributed Entities after the Closing Date (taking into account any applicable extension periods) but which relate to a Pre-Closing Tax Period (other than any such period that is part of a Straddle Tax Period). With respect to Tax Returns described in clause (ii), the Company shall cause the applicable MCK Contributed Entity to execute and file such Tax Returns, pay any and all Taxes shown due thereon and provide MCK with evidence of such filing and payment, as applicable.

(c) Echo shall prepare (or cause to be prepared), where permitted by Applicable Law, all Tax Returns (i) required to be filed by any of Echo Holdco and its subsidiaries on or prior to the Closing Date (taking into account any applicable extension periods) and (ii) required to be filed by any of Echo Holdco and its subsidiaries after the Closing Date (taking into account any applicable extension periods) but which relate to a Pre-Closing Tax Period (other than any such period that is part of a Straddle Tax Period). With respect to Tax Returns described in clause (ii), the Company shall cause Echo Holdco or the applicable subsidiary thereof to execute and file such Tax Returns, pay any and all Taxes shown due thereon and provide Echo with evidence of such filing and payment, as applicable.

(d) With respect to any Straddle Tax Period for which a Tax Return in respect of Income Taxes is to be filed, to the extent permitted by Applicable Law, the Parties and their respective Affiliates shall use commercially reasonable efforts to elect to treat the Closing Date as the last day of the taxable period (it being understood that the taxable period of the U.S. federal income consolidated group of which Echo Holdco is the common parent will not terminate on the Closing Date); provided, that the Parties hereby agree that any Tax item (including any item of income, gain, deduction, loss or credit) of an MCK Contributed Entity or Echo Holdco or its subsidiaries, as the case may be, arising on the Closing Date after the Closing shall be properly allocable to a Post-Closing Tax Period and any transaction giving rise to any such Tax item shall be treated for all Tax purposes (to the extent permitted by Applicable Law) as having occurred at the beginning of the day following the Closing Date.

(e) Echo shall cause to be prepared, and, following such preparation and after the requirements of Section 6.02(g) have been satisfied, the Company shall cause to be filed, all income and similar Tax Returns of Echo Holdco and its subsidiaries for Straddle Tax Periods (“Echo Straddle Returns”). MCK shall cause to be prepared, following such preparation and after the requirements of Section 6.02(g) have been satisfied, the Company shall cause to be filed, all income and similar Tax Returns of the MCK Contributed Entities and their subsidiaries for Straddle Tax Periods (“MCK Straddle Returns” and, together with the Echo Straddle Returns, “Straddle Returns”). All Straddle Returns shall be prepared in a manner consistent with past practice. The Company shall timely pay or cause to be paid all Taxes shown on such Straddle Returns and provide Echo and MCK with evidence of such filing and payment.

(f) The Company shall cause to be prepared and filed all Tax Returns of the MCK Contributed Entities, Echo Holdco and its Subsidiaries, other than those Tax Returns described in Section 6.02(a) through Section 6.02(c) and Straddle Returns. All such Tax Returns shall be prepared in a manner consistent with past practice.

(g) In the case of any Tax Return in respect of a Straddle Tax Period, the Party responsible for preparing such Tax Return under this Section 6.02 (the “Preparing Party”) shall deliver, at least sixty (60) days prior to the due date for filing such Tax Return (including any applicable extension period), to the two of MCK, Echo and the Company that are not so responsible (the “Non-Preparing Parties”) (i) a statement setting forth in reasonable detail the amount of MCK Covered Tax or Echo Covered Tax, as the case may be, shown on such Tax Return and the calculation thereof and (ii) copies of such Tax Return. Each of the Non-Preparing Parties shall have the right to review such Tax Return and the calculation of such amount and to suggest to the Preparing Party any reasonable changes to such Tax Return no later than thirty (30) days prior to the due date for filing such Tax Return. The Company, MCK and Echo, agree to consult and to attempt to resolve in good faith any issue arising as a result of the review of any such Tax Return. If the Company, MCK, and Echo are unable to resolve any such issue, the dispute shall be resolved in accordance with Section 6.04.

(h) Any amended Tax Return or claim for a refund with respect to any MCK Contributed Entity, Echo Holdco or its subsidiaries may be made only by the Preparing Party for the original Tax Return with respect to such Person pursuant to this Section 6.02, or with such Preparing Party’s consent if such Preparing Party is not permitted under Applicable Law to make such filing. If such filing would change the Tax liability of another Party (or any Affiliate of such other Party) for any taxable period, no such filing shall be made without the prior written consent of such other Party, which consent shall not be unreasonably withheld or delayed. The Company and its Subsidiaries shall not file a Tax Return for any Pre-Closing Tax Period or Straddle Tax Period other than in compliance with this Section 6.02.

(i) Each of the Parties (i) agrees to treat any adjustment to a Party’s respective Membership Percentage pursuant to Section 2.03 and Section 8.06 as an adjustment to the value of the consideration originally transferred to the Company by, and the number of Units originally issued to, such Party for all Tax purposes (to the extent permitted by Applicable Law), and (ii) shall not take any position inconsistent with the treatment described in the preceding clause (i) on any Tax Return except as otherwise required by Applicable Law.

Section 6.03. Tax Refunds in Respect of Certain Tax Liabilities.

(a) Any refunds or credits in lieu thereof with respect to MCK Covered Taxes shall be for the account of MCK, and any refunds or credits in lieu thereof with respect to Echo Covered Taxes shall be for the account of the Echo Shareholders and Echo. This Section 6.03 shall not apply to (i) any refunds or credits resulting from a carryback of any losses, credits or other attributes arising in the Post-Closing Tax Period to the Pre-Closing Tax Period or (ii) refunds or credits reflected as an asset in the MCK Closing Statement or Echo Closing Statement, as applicable.

(b) The Company shall (i) forward to MCK, or reimburse MCK, for any refunds or credits in lieu thereof with respect to MCK Covered Taxes (but only to the extent the corresponding MCK Covered Tax was reflected in the MCK Closing Statement or paid prior to the Closing) within ten days from receipt thereof by the Company or any of its Subsidiaries and (ii) forward to the Echo Shareholders and Echo, or reimburse the Echo Shareholders and Echo, for any refunds or credits in lieu thereof with respect to Echo Covered Taxes (but only to the extent the corresponding Echo Covered Taxes was reflected in the Echo Closing Statement or paid prior to the Closing) within ten days from receipt thereof by the Company or any of its Subsidiaries.

(c) In the case of refunds or credits in respect of MCK Covered Taxes or Echo Covered Taxes, as the case may be, that were neither reflected in the MCK Closing Statement or the Echo Closing Statement, as applicable, nor paid prior to the Closing, within ten days from the receipt thereof by the Company or any of its Subsidiaries, the Company shall issue to MCK or Echo, as the case may be, a number of Units equal to (i) the amount of such refund or credit divided by (ii) the Membership Unit Value.

Section 6.04. Dispute Resolution. In the event of any dispute relating to this Article 6, the Parties shall work together in good faith to resolve such dispute within 30 days. In the event that such dispute is not resolved, upon written notice by a Party after such 30-day period, the matter will be referred to a U.S. tax counsel or other tax advisor of recognized national standing (the “Tax Advisor”) that will be jointly chosen by the parties to the dispute; provided, however, that, if the parties to the dispute do not agree on the selection of the Tax Advisor after five days of good faith negotiation, each party to the dispute shall select a Tax Advisor and the Tax Advisors so selected shall jointly select, within ten days of their selection, a Tax Advisor to whom the dispute shall be referred. The Tax Advisor may, in its discretion, obtain the services of any third party necessary to assist it in resolving the dispute. The Tax Advisor shall furnish written notice to the parties to the dispute of its resolution of the dispute as soon as practicable, but in any event no later than 90 days after acceptance of the matter for resolution. Any such resolution by the Tax Advisor shall be binding on the Parties, and the Parties shall take, or cause to be taken, any action necessary to implement such resolution. All fees and expenses of the Tax Advisor shall be borne by the Company. If any dispute regarding the preparation of a Tax Return is not resolved before the due date for filing such return, the return shall be filed in the manner deemed correct by the Party responsible for filing the return without prejudice to the rights and obligations of the Parties hereunder, provided that the preparing Party shall file an amended Tax Return, within ten days after the completion of the process set forth in this Section 6.04, reflecting any changes made in connection with such process.

ARTICLE 7

CLOSING CONDITIONS

Section 7.01. Conditions to Closing. The respective obligations of each Party to enter into the applicable Transaction Documents and to perform the other Closing Actions and consummate the Closing are subject to the satisfaction or waiver at the Closing of the following conditions:

(a) no Applicable Law shall prohibit the consummation of the Transactions;

(b) no restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Transactions (an “Order”) shall have taken effect and shall still be in effect;

(c) any applicable waiting period (and any extension thereof) under the HSR Act relating to the Transactions shall have expired or been terminated and all approvals under those foreign antitrust laws identified on Section 7.01(d) of the Echo Disclosure Schedule and the MCK Disclosure Schedule, respectively, to the extent required to be obtained at or prior to the Closing in respect of the Transactions, shall have been obtained at or prior to the Closing;

(d) the Company or one of its Subsidiaries shall have received the proceeds of the Debt Financing, which shall be sufficient to make the payments contemplated by Article 2 and Article 3; and

(e) the Company shall have received customary payoff letters with respect to the Echo Holdco Debt in connection with the Refinancing on or prior to the Closing Date.

Section 7.02. Conditions to the Obligations of the Echo Parties. The obligations of the Echo Parties to enter into the applicable Transaction Documents and to perform the other Closing Actions and consummate the Closing are subject to the satisfaction or waiver at the Closing of the following conditions:

(a) MCK and its Subsidiaries shall have performed in all material respects the obligations of MCK hereunder required to be performed by MCK or its Subsidiaries at or prior to the Closing,

(b) (i) the representations and warranties of MCK set forth in Section 4.02(a), Section 4.02(b), Section 4.02(e) and Section 4.02(x) (collectively, the “MCK Fundamental Reps”) (disregarding all materiality and Material Adverse Effect qualifications contained therein) shall be true and correct in all material respects at and as of the Closing as if made at and as of such time (other than such representations and warranties that by their terms address matters only as of another specified time, which shall be true and correct in all material respects only as of such time); and (ii) the representations and warranties (other than the MCK Fundamental Reps) of MCK contained in this Agreement or in any certificate or other writing delivered by MCK or its Affiliates pursuant hereto (disregarding all materiality and Material Adverse Effect qualifications contained therein) shall be true and correct at and as of the Closing as if made at and as of such time (other than representations and warranties that by their terms address matters only as of another specified time, which shall be true and correct only as of such time), with only such exceptions as have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Core MTS Business;

(c) the Echo Parties shall have received a certificate signed by an executive officer of MCK certifying the satisfaction of the conditions set forth in Section 7.02(a), (b), (e) and (f);

(d) the Echo Parties shall have received the Core MTS Financial Statements;

(e) the MCK Pre-Closing Restructuring shall have occurred or will occur at the Closing; and

(f) no Material Adverse Effect on the Core MTS Business shall have occurred between the date hereof and the Closing Date.

Section 7.03. Conditions to the Obligations of MCK. The obligations of MCK and its Subsidiaries to enter into the applicable Transaction Documents and to perform the other Closing Actions and consummate the Closing are subject to the satisfaction or waiver at the Closing of the following conditions:

(a) the Echo Parties and their Subsidiaries shall have performed in all material respects all of their respective obligations hereunder required to be performed by them or their respective Subsidiaries at or prior to the Closing,

(b) the representations and warranties of Echo Holdco set forth in Section 4.01(a), Section 4.01(b), Section 4.01(e)(i), Section 4.01(e)(ii) and Section 4.01(y) (collectively, the “Echo Fundamental Reps” and collectively with the MCK Fundamental Reps, the

“Fundamental Representations”) (disregarding all materiality and Material Adverse Effect qualifications contained therein) shall be true and correct in all material respects at and as of the Closing as if made at and as of such time (other than representations and warranties that by their terms address matters only as of another specified time, which shall be true and correct in all material respects only as of such time) and (ii) the representations and warranties of Echo Holdco (other than the Echo Fundamental Reps) contained in this Agreement or in any certificate or other writing delivered by Echo Holdco pursuant hereto (disregarding all materiality and Material Adverse Effect qualifications contained therein) shall be true and correct at and as of the Closing as if made at and as of such time (other than representations and warranties that by their terms address matters only as of another specified time, which shall be true and correct only as of such time), with only such exceptions as have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Echo Business;

(c) MCK shall have received a certificate signed by an executive officer of Echo Holdco certifying the satisfaction of the conditions set forth in Section 7.03(a), Section 7.03(b) and Section 7.03(d);

(d) no Material Adverse Effect on the Echo Business shall have occurred between the date hereof and the Closing Date;

(e) the Echo Connect Separation shall have occurred or will occur at Closing;

(f) The certificate of incorporation of Echo in substantially the form attached hereto as Exhibit I shall have been adopted and approved by the board of directors and stockholders of Echo in accordance with Applicable Law and shall have been filed with the Secretary of State of the state of Delaware, with effectiveness of such certificate of incorporation conditioned only on the Closing;

(g) MCK shall have received a certificate signed by an executive officer of Echo Holdco certifying that Echo has received an Echo 721 Tax Opinion from the Echo Tax Opinion Advisor or an Alternative Tax Opinion Advisor; and

(h) The merger agreement relating to the Merger (as defined in the LLC Agreement) in substantially the form attached as Exhibit D to the LLC Agreement shall have been adopted and approved by the board of directors and stockholders of Echo in accordance with Applicable Law, and Echo shall have executed and released its counterpart signature page(s) to such merger agreement, with such release to be effective concurrently with the Closing.

ARTICLE 8

INDEMNIFICATION

Section 8.01. Survival of Representations and Warranties. Claims arising out of representations and warranties of MCK and Echo Holdco set forth in this Agreement or any certificate delivered hereunder shall survive the Closing until the earlier of (a) 60 days following delivery to the Company of the audited consolidated financial statements of the Company and its

Subsidiaries for the first full fiscal year of the Company completed after the Closing and (b) the consummation of a Qualified IPO (as defined in the LLC Agreement), except that claims arising out of Fundamental Representations shall survive the Closing until consummation of a Qualified IPO and claims arising out of representations and warranties contained in Section 4.01(t) (Taxes) and Section 4.02(s) (Taxes) shall survive the Closing until the earlier of consummation of a Qualified IPO and the 30th day following the expiration of the statute of limitations for the matters set forth therein. Claims arising out of agreements and covenants of a Party set forth in this Agreement that, by their nature were to be performed at or prior to Closing, shall survive until the earlier of 60 days following delivery to the Company of the audited consolidated financial statements of the Company and its Subsidiaries for the first full fiscal year of the Company completed after the Closing and consummation of the Qualified IPO and claims arising out of any other covenants and agreements shall survive until such obligations has been fully discharged. For the avoidance of doubt, claims related to the Echo Connect Liabilities, MCK Excluded Liabilities, Echo Covered Taxes and MCK Covered Taxes shall survive indefinitely. Notwithstanding the preceding sentences, any claim in respect of which indemnity may be sought under this Agreement shall survive the time at which it would otherwise terminate if notice of the matter giving rise to such claim of indemnity shall have been given to the party against whom such indemnity may be sought prior to such time.

Section 8.02. Indemnification by Echo.

(a) Echo (the “Echo Indemnifying Party”) will indemnify MCK, its Affiliates and their respective officers, directors, partners, managers, stockholders and members (the “MCK Indemnified Parties”) against any loss or damage (including expenses of investigation and reasonable attorneys’ fees and expenses in connection with any action, suit or proceeding whether involving a third-party claim or a claim solely between the parties hereto) (“Damages”) suffered by any of them as a result of, without duplication, (v) a breach or inaccuracy of any representation or warranty contained in this Agreement or any certificate delivered in connection with this Agreement or any breach of Section 5.06(d) (each such breach or inaccuracy, a “Warranty Breach”) of Echo Holdco, (w) a breach of any covenant or agreement (other than Section 5.06(d)) made or to be performed by or on behalf of the Echo Parties or Echo or their respective Subsidiaries pursuant to this Agreement, (x) Echo Connect Liabilities, (y) Echo Covered Taxes (except to the extent included in the Echo Closing Statement) or (z) any of the matters described on Section 8.02(a)(z) of the Echo Disclosure Schedules. The Echo Indemnifying Party’s obligation to indemnify the MCK Indemnified Parties as provided in this Section 8.02, however, shall be subject to the following limitations:

(i) the Echo Indemnifying Party shall not, in any case, be obligated to indemnify against any Damages (a) for Warranty Breaches of Echo Holdco or (b) related to any of the matters described on Section 8.02(a)(z) of the Echo Disclosure Schedules unless and until the aggregate amount of Damages for such Warranty Breaches and related to any of the matters described on Section 8.02(a)(z) of the Echo Disclosure Schedules exceeds $50,000,000 (the “Deductible”), and then shall be liable for all such Damages;

(ii) the Echo Indemnifying Party shall not be obligated to indemnify against any Damages (a) for Warranty Breaches of Echo Holdco and (b) related to any of the matters described on Section 8.02(a)(z) of the Echo Disclosure Schedules to the extent the aggregate amount thereof exceeds $500,000,000 (the “Cap”);

(iii) any Damages for which the MCK Indemnified Parties are indemnified under this Section 8.02 (other than Damages related to Echo Connect Liabilities which shall be paid in cash) shall be paid exclusively in the form of an adjustment to the relative Membership Percentage of the applicable MCK-Affiliated Members, on the one hand, and Echo, on the other hand, as provided in Section 8.06(a) below;

(iv) the MCK Indemnified Parties may assert any claim for indemnification against the Echo Indemnifying Party under Section 8.02(a)(v) and Section 8.02(a)(w) only until the date on which such representation, warranty, covenant or agreement ceases to survive as provided in Section 8.01;

(v) the Damages for which the MCK Indemnified Parties are indemnified under this Section 8.02 shall not include any punitive or exemplary damages, except for punitive or exemplary damages payable to third parties in respect of third-party claims; and

(vi) the Damages for which the MCK Indemnified Parties are indemnified under this Section 8.02 shall not result in the Echo Shareholders or Echo holding less than the Echo Minimum Ownership.

(b) Notwithstanding the foregoing, (x) the limitations on the Echo Indemnifying Party’s obligation to indemnify the MCK Indemnified Parties set forth in Section 8.02(a)(i) and Section 8.02(a)(ii) shall not apply to (i) Warranty Breaches of Echo Fundamental Reps and Section 4.01(t) (Taxes) or (ii) arising out of fraud (and the Damages set forth in clause (i) and (ii) of this Section 8.02(b) shall not count towards determining whether the Damages for Warranty Breaches have exceeded the Cap), (y) the Echo Indemnifying Party’s obligation to indemnify the MCK Indemnified Parties set forth in this Section 8.02 shall only apply after the Closing and (z) the representations and warranties of Echo Holdco (other than the representations and warranties contained in Section 4.01(g) (Financial Statements), Section 4.01(h) (Absence of Certain Changes) and Section 4.01(j) (Material Contracts)) shall be read as if all qualifications as to materiality or Material Adverse Effect were deleted therefrom.

Section 8.03. Indemnification by MCK and its Subsidiaries.

(a) MCK and its Subsidiaries (the “MCK Indemnifying Parties”) will indemnify Echo, its Affiliates and their respective officers, directors, partners, managers, stockholders and members (the “Echo Indemnified Parties”) against any Damages suffered by any of them as a result of, without duplication, (v) a Warranty Breach of MCK (other than a breach of Section 4.02(f), for which case there will be no indemnification remedy), (w) a breach of covenant or agreement (other than Section 5.06(d)) made or to be performed by MCK or its Subsidiaries pursuant to this Agreement, (x) MCK Excluded Liabilities, (y) MCK Covered Taxes (except to the extent included in the MCK Closing Statement) or (z) any of the matters described on

Section 8.03(a)(z) of the MCK Disclosure Schedules. The obligation of the MCK Indemnifying Parties to indemnify the Echo Indemnified Parties as provided in this Section 8.03, however, shall be subject to the following limitations:

(i) the MCK Indemnifying Parties shall not, in any case, be obligated to indemnify against any Damages for (a) Warranty Breaches of MCK or (b) related to any of the matters described on Section 8.03(a)(z) of the MCK Disclosure Schedules, unless and until the aggregate amount of Damages for such Warranty Breaches and related to any of the matters described on Section 8.03(a)(z) of the MCK Disclosure Schedules exceeds the Deductible, and then shall be liable for all such Damages;

(ii) the MCK Indemnifying Parties shall not be obligated to indemnify against any Damages (a) for Warranty Breaches of MCK or (b) related to any of the matters described on Section 8.03(a)(z) of the MCK Disclosure Schedules, to the extent the aggregate amount thereof exceeds the Cap;

(iii) any Damages for which the Echo Indemnified Parties are indemnified under this Section 8.03 (other than Damages related to MCK Excluded Liabilities or MCK Covered Taxes, which shall be paid in cash) shall be paid in the form of an adjustment to the relative Membership Percentage of the applicable MCK-Affiliated Members, on the one hand, and Echo, on the other hand, as provided in Section 8.06(a) below;

(iv) the Echo Indemnified Parties may assert any claim for indemnification against the MCK Indemnifying Parties under Section 8.03(a)(v) and Section 8.03(a)(w) only until the date on which such representation and warranty ceases to survive as provided in Section 8.01; and

(v) the Damages for which the Echo Indemnified Parties are indemnified under this Section 8.03 shall not include punitive or exemplary damages (except for punitive or exemplary damages payable to third parties in respect of third-party claims).

(b) Notwithstanding the foregoing, (x) the limitations to the obligation of the MCK Indemnifying Parties to indemnify the Echo Indemnified Parties set forth in Sections 8.03(a)(i) and (ii) shall not apply to Damages for (i) Warranty Breaches of MCK Fundamental Reps and Section 4.02(s) (Taxes) or (ii) arising out of fraud (and the Damages set forth in clause (i) and (ii) shall not count towards determining whether the Damages for Warranty Breaches have exceeded the Cap), (y) MCK’s obligation to indemnify the Echo Indemnified Parties set forth in Section 8.03 shall only apply after the Closing and (z) the representations and warranties of MCK (other than the representations and warranties contained in Section 4.02(f) (Financial Statements), Section 4.02(g) (Absence of Certain Changes) and Section 4.02(i) (Material Contracts)) shall be read as if all qualifications as to materiality or Material Adverse Effect were deleted therefrom.

Section 8.04. Indemnification Procedures.

(a) In the event that any written claim or demand for which an indemnifying party (the “Indemnifying Party”) may have liability to any indemnified party (the “Indemnified Party”) hereunder is asserted against or sought to be collected from any Indemnified Party by a third party, the Indemnified Party shall notify the Indemnifying Party of such claim promptly (by notice to the Echo Representative in the case of indemnification claimed under Section 8.02 and by notice to MCK in the case of indemnification claimed under Section 8.03). Notwithstanding the foregoing, the Indemnified Party’s failure to so notify the Indemnifying Party shall not (except as stated in Section 8.01 with respect to the survival of representations and warranties and the right to claim thereunder) preclude it from seeking indemnification hereunder except to the extent such failure materially prejudices the Indemnifying Party’s ability to defend as provided herein (in which event the Indemnified Party’s right to indemnity will be reduced equitably to reflect such material prejudice). The Indemnifying Party shall promptly following notice of the claim from the Indemnified Party (but in any case no less than 10 Business Days before the due date for the answer or response to a claim) notify the Indemnified Party of its desire to defend such claim. In the event the Indemnifying Party so notifies the Indemnified Party, the Indemnifying Party shall have the right to defend such claim at its own expense and by counsel of its own choosing reasonably satisfactory to the Indemnified Party; provided that (i) the Indemnifying Party states in such notice that the Indemnifying Party will, and thereby covenants to, indemnify, defend and hold harmless the Indemnified Party from and against the entirety of any and all Damages the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by such claim, (ii) such claim involves only money damages and does not seek an injunction or other equitable relief against the Indemnified Party, (iii) the Indemnified Party has not been advised by counsel that an actual or potential conflict exists between the Indemnified Party and the Indemnifying Party in connection with the defense of such claim, (iv) such claim does not relate to or otherwise arise in connection with any criminal or regulatory enforcement action, and (v) such claim is not in respect of Taxes of the Indemnified Party. If the Indemnifying Party elects to, and is able to, defend such claim, the Indemnified Party may participate at its own expense in the defense of such claim by counsel of its own choosing. Notwithstanding the foregoing, the Indemnified Party shall be entitled to direct or control the defense of such claim if (x) the Indemnified Party waives all right to indemnification it may have in respect of such claim under this Article 8 or (y) the Indemnifying Party elects not to defend against such claim or fails to vigorously defend such claim thereafter. Unless the Indemnified Party has assumed the defense of a claim, the Indemnifying Party shall have the authority on behalf of the Indemnified Party to settle any such claim (with the Indemnifying Party being responsible for all costs and expenses of such settlement); provided that the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld, conditioned or delayed) shall be required unless (1) such settlement releases the Indemnified Party from all liabilities and obligations with respect to such claim, (2) such settlement shall not permit any order, injunction or other equitable relief to be entered, directly or indirectly, against the Indemnified Party, and (3) there is no admission by the Indemnified Party of any liability or of any violation of Applicable Law. Each of the Indemnifying Party and the Indemnified Party shall cooperate, and cause its Affiliates to cooperate, in the defense of any claim. No settlement of any claim may be made by the Indemnified Party without the consent of the Indemnifying Party (such consent not to be unreasonably withheld, delayed or conditioned).

Section 8.05. Calculation of Damages. The amount of any Damages payable under this Article 8 by the Indemnifying Party shall be net of any (i) amounts actually recovered by the Indemnified Party under applicable insurance policies or from any other Person alleged to be responsible therefor (net of any Tax and expenses, including the amount of any increases in insurance premiums (but only to the extent such increases actually and directly result from the applicable claim and are payable in respect of the two year period commencing on the date such claim is made), incurred by the Indemnified Party in connection with such recovery), and (ii) Tax benefit actually realized by the Indemnified Party arising from the incurrence or payment of any such Damages at any time prior to MCK’s direct or indirect disposition of its interest in the Company. If the Indemnified Party receives any amounts under applicable insurance policies, or from any other Person alleged to be responsible for any Damages, subsequent to an indemnification payment by the Indemnifying Party or equity adjustment pursuant to Section 8.06(a), then such Indemnified Party’s relative Membership Percentage in the Company shall be adjusted, or such Indemnified Party shall promptly reimburse the Indemnifying Party for any payment made or expense incurred by such Indemnifying Party in connection with providing such indemnification payment, up to the equity adjustment or payment amount received by the Indemnified Party, net of any Tax and expenses, including the amount of any increases in insurance premiums (but only to the extent such increases actually and directly result from the applicable claim and are payable in respect of the two year period commencing on the date the applicable claim is made), incurred by such Indemnified Party in collecting such amount. The Indemnified Party shall use commercially reasonable efforts to pursue any claim against any insurer under its insurance policies (or insurance policies under which it is a named insured) or any other Person alleged to be responsible for any Damages (other than the Indemnifying Party) for Damages for which it seeks indemnification hereunder and, subject to the foregoing sentence, the expenses reasonably incurred by the Indemnified Party in pursuing any such claim shall be Damages subject to indemnification hereunder; provided that nothing in this Section 8.05 shall be deemed to obligate an Indemnified Party to maintain any insurance policy or to file a lawsuit or commence any other proceeding against any insurer or any other Person.

Section 8.06. Remedies.

(a) Subject to Section 8.02(a)(vi) and MCK’s Top-up Option (as defined in the LLC Agreement) and the last sentence of this Section 8.06(a), the exclusive remedy for any Damages for which the MCK Indemnified Parties are indemnified under Section 8.02 (other than with respect to claims brought under Section 8.02(a)(x), which may be paid solely in cash), on the one hand, or for which the Echo Indemnified Parties are indemnified under Section 8.03 (other than with respect to claims brought under Section 8.03(a)(y) and Section 8.03(a)(x) which may be paid solely in cash), on the other hand, shall be at the sole election of the Indemnifying Party, in the form of either (X) an adjustment by the Company to the Membership Percentage of Echo or the MCK Contributors and MCK IPCo, as applicable, or (Y) payment in cash by the Indemnifying Party. The number of Units to be so adjusted (the “Adjustment Units”) shall be determined (1) in the case of Damages representing expenses incurred directly by the Indemnified Party, by dividing (i) the amount of the indemnifiable Damages by (ii) the Membership Unit Value, and (2) otherwise , by dividing (i) the amount of the indemnifiable Damages by (ii) the product of (A) the Membership Unit Value and (B) the aggregate Membership Percentages of the Indemnified Party as of the time such Damages arose. The applicable Indemnifying Party shall have a number of Units equal to the Adjustment Units cancelled for no consideration. The number of Adjustment Units deducted from each MCK Contributor and MCK IPCo shall be allocated among the MCK Contributors and MCK IPCo (i) based on which such Person contributed, sold or assigned the asset or liability to which such Damages relate, if ascertainable, and (ii) otherwise shall be allocated among the MCK Contributors and MCK IPCo based on their relative Membership Percentage as of the time the related Damages arose. With respect to Damages representing expenses incurred directly by the Indemnified Party, such Indemnified Party shall also be entitled to payment of and/or reimbursement by the Company of such expenses at the time such expenses are payable by such Indemnified Party.

(b) Except in the case of fraud, after the Closing, (x) the rights and remedies of the Parties hereto (i) under this Article 8, (ii) under Section 2.02(f) and (iii) to seek specific performance or injunctive relief, shall be sole and exclusive and in lieu of any and all other rights and remedies which the parties may have under this Agreement or otherwise against each other with respect to (A) any breach or inaccuracy of any representation or warranty set forth in this Agreement or any certificates delivered hereunder or (B) any failure to perform any covenant or agreement set forth in this Agreement, and (y) each party expressly waives any and all other rights or causes of action it or its Affiliates may have against any other party or its Affiliates now or in the future with respect to the representations, warranties, covenants and agreements set forth in this Agreement and the certificates delivered hereunder.

(c) The rights of each Echo Indemnified Party and each MCK Indemnified Party under this Article 8 are cumulative, and each Echo Indemnified Party and MCK Indemnified Party will have the right in any particular circumstance, in its sole discretion, to enforce any provision of this Article 8 without regard to the availability of a remedy under any other provision of this Article 8 provided that no Party shall be permitted to recover more than once for each loss.

(d) The Parties hereby acknowledge and agree that, notwithstanding the foregoing provisions of this Article 8, an Indemnified Party may have certain rights to indemnification, advancement of expenses and/or insurance provided by other sources. The Parties hereby acknowledge and agree (i) that the Indemnifying Party is the indemnitor of first resort (i.e., its obligations to an Indemnifying Party are primary and any obligation of such other sources to advance expenses or to provide indemnification for the same expenses or liabilities incurred by such Indemnifying Party are secondary) and (ii) that the Indemnifying Party shall be required to advance the full amount of expenses incurred by an Indemnifying Party and shall be liable for the full amount of all expenses, judgments, penalties, fines and amounts paid in settlement to the extent legally permitted and as required by the terms of this Agreement without regard to any rights an Indemnified Party may have against such other sources. The Parties further agree that no advancement or payment by such other sources on behalf of an Indemnified Party with respect to any claim for which such Indemnified Party has sought indemnification, advancement of expenses or insurance from an Indemnifying Party shall affect the foregoing, and that such other sources shall have a right of contribution and/or be subrogated to the extent of such advancement or payment to all of the rights of recovery of such Indemnified Party against the Indemnifying Party.

ARTICLE 9

MISCELLANEOUS

Section 9.01. Termination; Effect of Termination.

(a) This Agreement may be terminated at any time prior to the Closing:

(i) by mutual written agreement of Echo Holdco and MCK;

(ii) by either Echo Holdco or MCK if the Transactions have not occurred on or prior to June 28, 2017 (the “End Date”); provided that the right to terminate this Agreement shall not be available to any party whose failure to fulfill any obligation under this Agreement shall have been the cause, or shall have resulted in, the failure of the Closing prior to the End Date;

(iii) by either Echo Holdco or MCK if there shall be any Order preventing the consummation of the Transactions in effect that shall have become final and nonappealable;

(iv) by MCK if there shall have occurred, after the date hereof, (A) any change in Applicable Law or (B) any Tainting Acquisition that was not within the control of, or at the request of MCK, in each case, as a result of which MCK’s Tax Opinion Advisor shall have notified MCK that such Tax Opinion Advisor will be unable to render a Section 355(e) Opinion; provided, however, that following any such notification by MCK’s Tax Opinion Advisor, MCK shall use its reasonable best efforts to obtain a Section 355(e) Opinion from an Alternative Tax Opinion Advisor within 60 days of such notification, and if MCK obtains a Section 355(e) Opinion from an Alternative Tax Opinion Advisor within such period (or fails to obtain a Section 355(e) Opinion from an Alternative Tax Opinion Advisor within such period by reason of failure to use its reasonable best efforts to do so), MCK may not terminate this Agreement pursuant to this Section 9.01(a)(iv). For purposes of determining whether it is unable to render a Section 355(e) Opinion by reason of a Tainting Acquisition or a change in Applicable Law, MCK’s Tax Opinion Advisor shall be required to assume the Assumed Facts, provided that prior to MCK being permitted to terminate this Agreement pursuant to this Section 9.01(a)(iv), MCK shall use commercially reasonable efforts, and shall permit and provide such information so as to permit the Echo Parties to use commercially reasonable efforts, to receive written confirmation from the holder of the stock acquired in such Tainting Acquisition to the effect that (x) such holder will not exchange such stock for SpinCo (as defined in the LLC Agreement) common stock and (y) such holder is not a shareholder of Echo Holdco or a Person whose stock would be aggregated with, or attributed to, any such Person under Section 355(e)(4)(C) of the Code.

(v) by Echo or MCK if there shall have occurred, after the date hereof, (i) a change in Applicable Law (for this purpose, the finalization of proposed Treasury Regulation Sections 1.385-1 through 1.385-4 (or any portion thereof) in the form as of the date of this Agreement shall not be a change in Applicable Law), or (ii) a change in applicable facts since the date of this Agreement (which, for the avoidance of doubt, shall not include a change in a Party’s or Tax Opinion Advisor’s knowledge of underlying facts that have not changed since the date of this Agreement) not within the control of Echo, in each case as a result of which change in Applicable Law or facts Echo’s Tax Opinion Advisor shall have notified Echo that such Tax Opinion Advisor will be unable to render an Echo 721 Tax Opinion; provided, however, that following any such notification by Echo’s Tax Opinion Advisor, Echo shall use its reasonable best efforts to obtain an Echo 721 Tax Opinion from an Alternative Tax Opinion Advisor within 60 days of such notification, and if Echo obtains an Echo 721 Tax Opinion from an Alternative Tax Opinion Advisor within such period (or if Echo fails to obtain an Echo 721 Tax Opinion from an Alternative Tax Opinion Advisor within such period by reason of failure to use its reasonable best efforts to do so), Echo may not terminate this Agreement under this Section 9.01(a)(v);

(vi) by MCK if there shall have occurred, after the date hereof, (i) a change in Applicable Law (for this purpose, the finalization of proposed Treasury Regulation Sections 1.385-1 through 1.385-4 (or any portion thereof) in the form as of the date of this Agreement shall not be a change in Applicable Law), or (ii) a change in applicable facts since the date of this Agreement (which, for the avoidance of doubt, shall not include a change in a Party’s or Tax Opinion Advisor’s knowledge of underlying facts that have not changed since the date of this Agreement) not within the control of MCK, in each case as a result of which change in Applicable Law or facts MCK’s Tax Opinion Advisor shall have notified MCK that such Tax Opinion Advisor will be unable to render an MCK 721 Tax Opinion; provided, however, that following any such notification by MCK’s Tax Opinion Advisor, MCK shall use its reasonable best efforts to obtain an MCK 721 Tax Opinion from an Alternative Tax Opinion Advisor within 60 days of such notification, and if MCK obtains an MCK 721 Tax Opinion from an Alternative Tax Opinion Advisor within such period (or if MCK fails to obtain an MCK 721 Tax Opinion from an Alternative Tax Opinion Advisor within such period by reason of failure to use its reasonable best efforts to do so), MCK may not terminate this Agreement under this Section 9.01(a)(vi);

(vii) by Echo Holdco if a breach or inaccuracy of any representation or warranty or failure to perform any covenant or agreement on the part of MCK set forth in this Agreement shall have occurred that (A) would cause the conditions to the obligations of the Echo Parties to consummate the Transactions set forth in Article 7 not to be satisfied, and (B) is incapable of being cured by the End Date or, if curable, is not cured by MCK within 30 days of receipt by MCK of written notice of such breach or inaccuracy or failure (or, if the End Date is less than 30 days from the date of receipt of such notice, by the End Date); provided, that Echo Holdco shall not have the right to terminate this Agreement pursuant to this Section 9.01(a)(viii) if the Echo Parties are then in material breach of their obligations under this Agreement such that the closing conditions in Section 7.03(a) or Section 7.03(b) would not be satisfied at such time; or

(viii) by MCK, if a breach or inaccuracy of any representation or warranty or failure to perform any covenant or agreement on the part of the Echo Parties set forth in this Agreement shall have occurred that would (A) cause the conditions to the obligations of MCK to consummate the Transactions set forth in Article 7 not to be satisfied, and (B) is incapable of being cured by the End Date or, if curable, is not cured by the Echo Parties within 30 days of receipt by the Echo Parties of written notice of such breach or inaccuracy or inaccuracy or failure (or, if the End Date is less than 30 days from the date of receipt of such notice, by the End Date); provided, that MCK shall not have the right to terminate this Agreement pursuant to this Section 9.01(a)(viii) if MCK is then in material breach of its obligations under this Agreement such that the closing conditions in Section 7.02(a) or Section 7.02(b) would not be satisfied at such time.

(b) If this Agreement is terminated as permitted by this Section 9.01, such termination shall be effective as against all Parties hereto and shall be without liability of any party (or any of such Party’s, direct or indirect, former, current or future general or limited partners, stockholders, directors, officers, employees, managers, members, Affiliates, agents, other Representatives, or any former, current or future general or limited partners, stockholders, directors, officers, employees, managers, members, Affiliates, Agents or other Representatives of any of the foregoing) to the other Parties to this Agreement (including for the avoidance of doubt, the Financing Sources and any of their related parties); provided that if such termination shall result from the (i) intentional and willful failure of a Party to fulfill a condition to the performance of the obligations of the other Party, (ii) intentional and willful failure of a Party to perform a covenant under this Agreement or (iii) breach by a Party hereto of any of its Fundamental Representations or intentional and willful breach by a Party hereto of any other representation or warranty contained herein, subject to Section 9.10, such Party (in the case of a breach by MCK) and Echo Holdco (in the case of a breach by any of the Echo Parties) shall be fully liable for any and all liabilities and Damages incurred or suffered by the other Parties as a result of such failure or breach.

Section 9.02. No Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties hereto and is not assignable without the prior written consent of the Company, MCK and the Echo Representative, and any assignment without such consent shall be null and void and of no effect; provided that the Company may assign this Agreement and its rights hereunder without the prior written consent of any other Party to any of the Financing Sources to the extent necessary for purposes of creating a security interest herein or otherwise assigning as collateral in respect of the Debt Financing.

Section 9.03. Entire Agreement. This Agreement, together with the Confidentiality Agreement and the other Transaction Documents, sets forth the entire understanding of the parties hereto with respect to the subject matter hereof, and supersedes any prior oral or written agreements, understandings, representations or covenants with respect to the Transactions. This Agreement may be modified only by written instruments signed by the Company, MCK and the Echo Representative; provided that this Agreement may not be modified without prior written consent of H&F (i) to the extent H&F would be disproportionately and adversely affected by such modification in any material respect, (ii) to the extent that such modification (x) changes the amount or type of consideration payable to, or to be received by, H&F and BX under this Agreement or (y) imposes additional liabilities or obligations on H&F or (iii) to the extent such modification relates to Exhibit A, Exhibit D, Exhibit G or Exhibit H, in each case, if such modification would require the consent of H&F if such modification was made following the Closing. Notwithstanding the foregoing, Section 9.02, Section 9.04(c), Section 9.10, Section 9.13 and this sentence may not be amended in a manner materially adverse to the interests of the Financing Sources to the extent provided in the Debt Commitment Letters without the written consent of the Lenders to the extent provided in the Debt Commitment Letters.

Section 9.04. Governing Law; Submission to Jurisdiction.

(a) This Agreement and any related dispute shall be governed by and construed in accordance with the Applicable Laws of the State of Delaware, without regard to its conflicts of law principles.

(b) For the purposes of any suit, action or other proceeding arising out of or relating to this Agreement (each, an “Action”), each Party to this Agreement irrevocably submits, to the fullest extent permitted by Applicable Law, to the exclusive jurisdiction of any federal or state court sitting in the State of Delaware and the appellate courts having jurisdiction of appeals in such courts. For the purposes of any Action, each Party irrevocably and unconditionally waives, to the fullest extent permitted by Applicable Law, any objection to the laying of venue in any federal or state court sitting in the State of Delaware, and hereby further irrevocably and unconditionally waives, to the fullest extent permitted by Applicable Law, and agrees not to plead or claim in any such court that any such Action brought in any such court has been brought in an inconvenient forum. Each Party irrevocably consents, to the fullest extent permitted by Applicable Law, to service of process in connection with any such Action by registered mail to such Party at its address set forth in this Agreement, in accordance with the provisions of this Section 9.05. The consent to jurisdiction set forth in this Section 9.05 shall not constitute a general consent to service of process in the State of Delaware and shall have no effect for any purpose except as provided in this Section 9.05. The parties hereto agree that a final judgment in any such Action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Applicable Law.

(c) Notwithstanding anything to the contrary contained in this Agreement, each Party: (i) agrees that it will not bring or support any Person in any Action of any kind or description, whether in Law or in equity, whether in contract or in tort or otherwise, against any of the Financing Sources in any way relating to this Agreement or any of the transactions contemplated by this Agreement, including, but not limited to, any dispute arising out of or relating in any way to the Debt Commitment Letters or the performance thereof or the financings contemplated thereby, in any forum other than the federal and New York state courts located in the Borough of Manhattan within the City of New York, (ii) agrees that, except as specifically set forth in the Debt Commitment Letters, all claims or causes of action (whether at law, in equity, in contract, in tort or otherwise) against any of the Financing Sources in any way relating to this Agreement, the Debt Financing or the performance thereof or the transactions contemplated hereby or thereby shall be exclusively governed by, and construed in accordance with, the internal laws of the State of New York, without giving effect to principles or rules or conflict of laws to the extent such principles or rules would require or permit the application of laws of another jurisdiction and (iii) hereby irrevocably and unconditionally waives any right such Party may have to a trial by jury in respect of any litigation (whether in Law or in equity, whether in contract or in tort or otherwise) directly or indirectly arising out of or relating in any way to the Debt Commitment Letters or the performance thereof or the financings contemplated thereby.

Section 9.05. [Reserved]

Section 9.06. Dispute Resolution. Unless otherwise specified herein, including Section 2.02, any dispute arising out of or relating to this Agreement shall first be escalated to an ad hoc committee consisting of senior representatives of MCK, on the one hand, and the Echo Representative, on the other hand, to attempt to achieve mutually satisfactory resolution within 30 days, as set out under Section 5.08 of the LLC Agreement; provided that any 30 day period shall be automatically shortened to the extent required to preserve a claim prior to expiration (as set forth in Section 8.01).

Section 9.07. Waiver of Jury Trial. EACH OF THE PARTIES HEREBY KNOWINGLY AND VOLUNTARILY WAIVES TRIAL BY JURY IN ANY JUDICIAL PROCEEDING INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTERS (WHETHER SOUNDING IN TORT, CONTRACT OR OTHERWISE) IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH THIS AGREEMENT, THE TRANSACTIONS CONTEMPLATED HEREBY OR THE RELATIONSHIP ESTABLISHED HEREUNDER.

Section 9.08. Fees and Expenses. Except as otherwise set forth in this Agreement or any other agreement among the Echo Parties if the Transactions are not consummated, all fees and expenses incurred in connection with this Agreement and the Transactions, including the fees and disbursements of counsel, financial advisors and accountants, shall be paid by the Party incurring such fees or expenses; provided, that, (a) if the Transactions are consummated, the Shared Transaction Expenses, Echo Holdco Transaction Expenses, MCK Transaction Expenses, and Debt Breakage Costs shall be allocated to the Company, MCK and the Echo Parties as set forth in Article 2, (b) if the Transactions are not consummated, the Shared Transaction Expenses and Debt Financing Expenses incurred through termination of this Agreement shall be split equally.

Section 9.09. Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by overnight courier service, by email or facsimile with receipt confirmed or by registered or certified mail (postage prepaid, return receipt requested) to the respective Parties at the following addresses:

If to the Echo Parties or the Company:

c/o The Blackstone Group

345 Park Avenue

New York, NY 10154

Attention:       Neil Simpkins

Facsimile:       (212) 583-5749

and

Change Healthcare, Inc.

3055 Lebanon Pike, Suite 1000

Nashville, Tennessee 37214

Attention:       General Counsel

Facsimile:       (615) 340-6153

And a copy (which copy shall not constitute notice) to:

Ropes & Gray LLP

Prudential Tower, 800 Boylston Street

Boston, MA 02199-3600

Attention:       R. Newcomb Stillwell

Facsimile:       (617) 235-0213

and

Ropes & Gray LLP

Three Embarcadero Center

San Francisco, CA 94111-4006

Attention:         Jason S. Freedman

Facsimile:         (415) 315-4876

If to MCK:

McKesson Corporation

One Post Street, 32nd Floor

San Francisco, CA 94104

Attention:        General Counsel

Facsimile:        (415) 983-8826

And a copy (which copy shall not constitute notice) to:

Davis Polk & Wardwell LLP

1600 El Camino Real

Menlo Park, CA 94025

Attention:     Alan F. Denenberg

Facsimile:     (650) 752-2004

All notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m. in the place of receipt and such day is a Business Day. Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding Business Day. By written notice to the Company and the other Parties, any Party may change the address or facsimile number to which notices shall be directed.

Section 9.10. No Personal Liability; Limited Recourse. It is expressly understood and agreed that, except as expressly provided herein, or in the case of fraud by any Person specified below, no Party’s direct or indirect, former, current or future general or limited partners, stockholders, directors, officers, employees, managers, members, Affiliates, agents, other Representatives, or any former, current or future general or limited partners, stockholders, directors, officers, employees, managers, members, Affiliates, Agents or other Representatives of any of the foregoing, or holder of equity interests in any Party hereto shall have any liability for or in respect of any obligation of such Party (it being further understood that, with respect to any obligations of a Party, the other Parties shall look solely to the assets of that Party with respect to such obligations). Notwithstanding anything to the contrary contained in this Agreement, (a) none of the Parties nor any of their respective Subsidiaries, Affiliates, directors, officers, employees, agents, partners, managers, members or stockholders shall have any rights or claims against the Financing Sources, in any way relating to this Agreement or any of the Transactions, or in respect of any oral representations made or alleged to have been made in connection herewith or therewith, including any dispute arising out of or relating in any way to the Debt Commitment Letters or the performance thereof or the financings contemplated thereby, whether at law or in equity, in contract, in tort or otherwise and (b) the Financing Sources shall not have any liability (whether in contract, in tort or otherwise) to any of the Parties or any of their respective Subsidiaries, Affiliates, directors, officers, employees, agents, partners, managers, members or stockholders for any obligations or liabilities of any Party hereto under this Agreement or for any claim based on, in respect of, or by reason of, the Transactions or in respect of any oral representations made or alleged to have been made in connection herewith or therewith, including any dispute arising out of or relating in any way to the Debt Commitment Letters or the performance thereof or the financings contemplated thereby, whether at law or in equity, in contract, in tort or otherwise; provided that notwithstanding anything to the contrary, the foregoing shall not limit the duties, obligations or liabilities of the Financing Sources under the Debt Commitment Letters (or any definitive documentations in respect of the financings contemplated thereby) or any rights and remedies against the Financing Sources under the Debt Commitment Letters (or any definitive documentations in respect of the financings contemplated thereby), subject to any limitations expressly provided therein.

Section 9.11. Disclosure Schedules. The Parties have set forth information on their respective disclosure schedules to this Agreement in a section thereof that corresponds to the section of this Agreement to which it relates. A matter set forth in one schedule need not be set forth in any other schedule so long as its relevance to such other schedule or section of this Agreement is reasonably apparent on the face of the information disclosed therein to the Person to which such disclosure is being made. The Parties acknowledge and agree that (i) the disclosure schedules may include certain items and information solely for informational purposes for the convenience of the Parties and (ii) the disclosure by a Party of any matter in its disclosure schedules shall not be deemed to constitute an acknowledgment by such Party that the matter is required to be disclosed by the terms of this Agreement or that the matter is material.

Section 9.12. Execution In Counterparts; Effectiveness. This Agreement may be executed in two or more counterparts, by either an original signature or signature transmitted by facsimile transmission, PDF, or other similar process, each copy of which when so executed and delivered shall be deemed an original, and such counterparts together shall constitute one instrument. This Agreement shall become effective when each Party hereto shall have received a counterpart hereof signed by the other Parties hereto. Until and unless each Party has received a counterpart hereof signed by the other Party hereto, this Agreement shall have no effect and no Party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication).

Section 9.13. Third Party Beneficiaries. No provision of this Agreement is intended to confer any rights, benefits, remedies, obligations, or liabilities hereunder upon any Person other than the Parties hereto and their respective successors and assigns; provided that, notwithstanding the foregoing, the Financing Sources are intended third-party beneficiaries of, and may enforce, Section 9.01(b), Section 9.02, Section 9.04(c), the last sentence of Section 9.03, Section 9.07, Section 9.10 and this Section 9.13.

Section 9.14. Severability. If any term or other provision of this Agreement is invalid, illegal, or incapable of being enforced by any Applicable Law or public policy, all other terms or provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic and legal substance of the Transactions is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision is invalid, illegal, or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner so that the Transactions are consummated as originally contemplated to the greatest extent possible

Section 9.15. Provisions Regarding Echo and Echo Holdco Shareholder Representative

(a) Appointment by Echo Shareholders other than H&F. Each Echo Shareholder, other than H&F, and each holder of Echo Holdco Options hereby irrevocably appoints (i) from the date of this Agreement until the Closing, Echo Holdco, and (ii) from and after the Closing, Echo, as the sole and exclusive agent, proxy and attorney-in-fact for such Echo Shareholder (other than H&F) for all purposes of this Agreement and the Transactions, with full and exclusive power and authority to act on such Echo Shareholder’s behalf (the “Echo Representative”). The appointment of the Echo Representative hereunder is coupled with an interest, shall be irrevocable and shall not be affected by the death, incapacity, insolvency, bankruptcy, illness or other inability to act of any Echo Shareholder (other than H&F) or any holder of Echo Holdco Options. Without limiting the generality of the foregoing, the Echo Representative is hereby authorized, on behalf of the Echo Shareholders (other than H&F) and the holders of Echo Holdco Options, to:

(i) in connection with the Closing, execute and receive all documents, instruments, certificates, statements and agreements on behalf of and in the name of each Echo Shareholder (other than H&F) necessary to effectuate the Closing and consummate the Transactions;

(ii) receive and give all notices and service of process, make all filings, enter into all Contracts, make all decisions, bring, prosecute, defend, settle, compromise or otherwise resolve all claims, disputes and actions, authorize payments in respect of any such claims, disputes or actions, and take all other actions, in each case, with respect to the matters set forth in Section 2.02, Article 6, Article 8, Section 9.02 or any other actions directly or indirectly arising out of or relating to this Agreement or the Transactions;

(iii) execute and deliver, should it elect to do so in its good faith discretion, on behalf of the Echo Shareholders (other than H&F) or any holder of Echo Holdco Options, any amendment to, or waiver of, any term or provision of this Agreement, or any consent, acknowledgment or release relating to this Agreement; and

(iv) take all other actions permitted or required to be taken by or on behalf of the Echo Shareholders (other than H&F) or the holders of Echo Holdco Options under this Agreement and exercise any and all rights that the Echo Shareholders (other than H&F) and Echo Representative are permitted or required to do or exercise under this Agreement.

(b) Appointment by H&F. H&F hereby irrevocably appoints the Echo Representative as the sole and exclusive agent, proxy and attorney-in-fact with full and exclusive power an authority to receive and give all notices and service of process, make all filings, enter into all

Contracts, make all decisions, bring, prosecute, defend, settle, compromise or otherwise resolve all claims, disputes and actions, authorize payments in respect of any such claims, disputes or actions, and take all other actions for H&F, in each case, solely with respect to the matters set forth in Section 2.02, Section 2.03, the determination of whether the conditions set forth in Section 7.01 and Section 7.02 have been satisfied, and any matters arising under Article 8 other than with respect to any allegation that H&F has breached any of its representations, warranties, covenants or agreements under this Agreement or the other Transaction Documents. The appointment of the Echo Representative hereunder is coupled with an interest, shall be irrevocable and shall not be affected by the death, incapacity, insolvency, bankruptcy, illness or other inability to act of H&F.

(c) Liability. The Echo Representative shall not be held liable by any of the Echo Shareholders or the holders of Echo Holdco Options for actions or omissions in exercising or failing to exercise all or any of the power and authority of the Echo Representative pursuant to this Agreement, except in the case of the Echo Representative’s willful misconduct. The Echo Representative shall be entitled to rely on the advice of counsel, public accountants or other independent experts that it reasonably determines to be experienced in the matter at issue, and will not be liable to any Echo Shareholder and the holders of Echo Holdco Options for any action taken or omitted to be taken in good faith based on such advice.

(d) Reliance on Appointment; Successor Echo Representative. The Company and MCK and the other MCK Indemnified Parties may rely on the appointment and authority of the Echo Representative granted pursuant to this Section 9.15 until receipt of written notice of the appointment of a successor Echo Representative made in accordance with this Section 9.15. In so doing, the Company and MCK and the other MCK Indemnified Parties may rely on any and all actions taken by and decisions of the Echo Representative under this Agreement notwithstanding any dispute or disagreement among any of the Echo Shareholders, the holders of Echo Holdco Options and the Echo Representative with respect to any such action or decision without any liability to, or obligation to inquire of, any Echo Shareholder, holders of Echo Holdco Options, the Echo Representative or any other Person. Except in respect of H&F with respect to its rights under Section 9.03, any decision, act, consent or instruction of the Echo Representative shall constitute a decision of all the Echo Shareholders and all holders of Echo Holdco Options and shall be final and binding upon each of the Echo Shareholders and each of the Echo Holdco Options. At any time after the Closing, with or without cause, by a written instrument that is signed in writing by holders of at least a majority-in-interest of the Echo Shareholders (including BX) and delivered to the Company, the Echo Shareholders may remove and designate a successor Echo Representative.

Section 9.16. The Company Parties. The Company Parties hereby agree that each of the Company Parties and their respective Subsidiaries will be jointly and severally liable for any payment obligations of the Company contained in this Agreement.

[Remainder of this page intentionally left blank]

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

PF2 NEWCO LLC

By:	/s/ John Saia
	Name:	John Saia
	Title:	Co-President and Co-Secretary

By:	/s/ Gregory T. Stevens
	Name:	Gregory T. Stevens
	Title:	General Counsel and Secretary

MCKESSON CORPORATION

By:	/s/ John H. Hammergren
	Name:	John H. Hammergren
	Title:	Chairman, President and Chief Executive Officer

HCIT HOLDINGS, INC.

By:	/s/ Gregory T. Stevens
	Name:	Gregory T. Stevens
	Title:	General Counsel and Secretary

CHANGE HEALTHCARE, INC.

By:	/s/ Gregory T. Stevens
	Name:	Gregory T. Stevens
	Title:	General Counsel and Secretary

CHANGE AGGREGATOR L.P.

By: Change Aggregator GP L.L.C., its general partner By: Blackstone Management Associates VI L.L.C., its managing member By: BMA VI L.L.C., its general partner

By:	/s/ Vikrant Sawhney
	Name:	Vikrant Sawhney
	Title:	Senior Managing Director

H&F ECHO HOLDINGS, L.P.

By: H&F Echo GP, L.L.C., its general partner By: Hellman & Friedman Investors VI, L.P., its managing member By: Hellman & Friedman LLC, its general partner

By:	/s/ P. Hunter Philbrick
	Name:	P. Hunter Philbrick
	Title:	Managing Director

PF2 NEWCO INTERMEDIATE HOLDINGS, LLC

By: PF2 NewCo LLC, its Managing Member

By: McKesson Corporation, Managing Member

By:	/s/ John Saia
	Name:	John Saia
	Title:	Secretary

By: Change Healthcare, Inc., Managing Member

By:	/s/ Gregory T. Stevens
	Name:	Gregory T. Stevens
	Title:	General Counsel and Secretary

PF2 NEWCO HOLDINGS, LLC

By: PF2 NewCo Intermediate Holdings, LLC, its Managing Member By: PF2 NewCo LLC, its Managing Member

By: McKesson Corporation, Managing Member

By:	/s/ John Saia
	Name:	John Saia
	Title:	Secretary

By: Change Healthcare, Inc., Managing Member

By:	/s/ Gregory T. Stevens
	Name:	Gregory T. Stevens
	Title:	General Counsel and Secretary

Exhibit A

Form of LLC Agreement

THE UNITS REPRESENTED BY THIS AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT HAVE NOT BEEN REGISTERED UNDER APPLICABLE SECURITIES LAWS. SUCH UNITS MAY NOT BE SOLD, ASSIGNED, PLEDGED OR OTHERWISE DISPOSED OF AT ANY TIME WITHOUT EFFECTIVE REGISTRATION UNDER SUCH LAWS OR EXEMPTIONS THEREFROM.

THE UNITS ARE ALSO SUBJECT TO ADDITIONAL RESTRICTIONS ON TRANSFER SPECIFIED IN THIS AGREEMENT, AND PF2 NEWCO LLC RESERVES THE RIGHT TO REFUSE THE TRANSFER OF SUCH UNITS UNLESS AND UNTIL SUCH CONDITIONS HAVE BEEN FULFILLED WITH RESPECT TO ANY TRANSFER. A COPY OF THIS AGREEMENT SHALL BE PROMPTLY FURNISHED BY PF2 NEWCO LLC TO THE HOLDER OF ANY UNITS UPON WRITTEN REQUEST AND WITHOUT CHARGE.

AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

OF

PF2 NEWCO LLC

DATED AS OF [●], 2016

i

EXHIBITS

Exhibit A	Member Information
Exhibit B	Registration Rights Agreement
Exhibit C	Form of Separation and Distribution Agreement
Exhibit D	Merger Agreement
Exhibit E	Form of Tax Matters Agreement
Exhibit F	Form of Notice of Exchange

Schedule I	Initial Capital Contributions

AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

This Amended and Restated Limited Liability Company Agreement (this “Agreement”) of PF2 NewCo LLC, a Delaware limited liability company (the “Company”), is made as of [●], 2016, by and among (i) [MCK IPCo], a Delaware limited liability company (“MCK IPCo”), (ii) [New PST], a Delaware limited liability company (“PST”, and together with MCK IPCo, the “MCK Members”), (iii) HCIT Holdings, Inc., a Delaware corporation newly formed by the Echo Shareholders (as defined below) (“Echo”, and together with the MCK Members, the “Initial Members”), (iv) the Company, (v) each other Person who at any time becomes a Member in accordance with the terms of this Agreement and the Act and (vi) PF2 NewCo Intermediate Holdings, LLC and PF2 NewCo Holdings, LLC (together with PF2 NewCo Intermediate Holdings, LLC and the Company, the “Company Parties”).

RECITALS

WHEREAS, the Company was formed as PF2 NewCo LLC on June 17, 2016, by the filing of a Certificate of Formation (as amended or otherwise modified from time to time, the “Certificate of Formation”) with the Secretary of State of the State of Delaware and the adoption of that certain Limited Liability Company Agreement of the Company dated as of June 17, 2016 by and between McKesson Corporation and Change Healthcare, Inc. (the “Existing LLC Agreement”);

WHEREAS, pursuant to an Agreement of Contribution and Sale dated as of June 28, 2016 (as amended or otherwise modified from time to time, the “Contribution Agreement”) by and among MCK, Echo Holdco, the Echo Shareholders and the Company, each of MCK and the Echo Shareholders have agreed to contribute or sell (or agreed to cause to be contributed or sold) certain equity interests, assets, properties and businesses to the Company, and to take the other actions set forth therein, and in consideration of their respective contributions, the Company agreed to issue to each of the Initial Members, the MCK Units and the Echo Units (each as defined below) respectively (the “Joint Venture”);

WHEREAS, the parties hereto are forming the Joint Venture to allow the parties to pool their resources to develop new markets, products and technologies in the healthcare industry that the parties anticipate will provide new growth opportunities;

WHEREAS, the contributed businesses of the parties have complementary assets and capabilities, which the parties expect will allow the Company to capitalize on emerging trends in value-based care and consumerism and create a more extensive reach that provides a scaled business platform for future investment and innovation;

WHEREAS, the parties hereto wish to enter into this Agreement to, among other things, (i) amend and restate the Existing LLC Agreement in its entirety, (ii) admit the MCK Members and Echo as Members (as defined below) of the Company, (iii) provide for the governance and management of the Company and (iv) set forth the respective rights and obligations of Members generally;

WHEREAS, it is the expectation of the parties that Echo Shares (as defined below) representing up to 25% of the beneficial ownership of Echo’s outstanding common equity (after giving effect to such offering) will be offered in a Qualified IPO (as defined below).

NOW, THEREFORE, in consideration of the agreements and obligations set forth herein and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE 1

DEFINITIONS.

Section 1.01. Defined Terms. (a) In this Agreement:

“Act” means the Delaware Limited Liability Company Act, 6 Del. C. § 18-101, et seq.

“Adjusted Capital Account” means, with respect to any Member, such Member’s Capital Account balance (a) reduced for any items described in Treasury Regulation Section 1.704-1(b)(2)(ii)(d)(4), (5), and (6), and (b) increased for any amount such Person is obligated to contribute or is treated as being obligated to contribute to the Company pursuant to Treasury Regulation Section 1.704-1(b)(2)(ii)(c) (relating to Member liabilities to the Company) and the penultimate sentences of Treasury Regulation Sections 1.704-2(g)(l) and 1.704-2(i)(5) (relating to Minimum Gain or Member Nonrecourse Debt Minimum Gain), as of the end of the Company’s Tax Year, after taking into account thereunder any changes during such year in Minimum Gain or Member Nonrecourse Debt Minimum Gain.

“Adjusted Capital Account Deficit” means with respect to any Member as of the end of any Tax Year, the amount by which the balance in such Member’s Adjusted Capital Account is less than zero.

“Adjustment Event” means, without duplication, (i) the filing by the Company of any amended U.S. federal income tax return, (ii) a “determination” as defined in Code Section 1313(a) and (iii) any other event (including the execution of IRS Form 870-AD) that finally and conclusively establishes the amount of any liability of any Member or former Member (or their respective current and former Affiliates) for U.S. federal income tax in respect of any item of income, gain, loss or deduction of the Company (each, a “Company Item”) for any taxable period, excluding, for the avoidance of doubt, any event establishing the liability of the Company for an “imputed underpayment” under Section 6225 of the Partnership Tax Audit Rules for which an election under Section 6226 of the Partnership Tax Audit Rules is not made.

“Adjustment Pro Rata Tax Distribution Amount” means, with respect to a Member for a Tax Year in respect of an Adjustment Event, the positive difference, if any, between (a) the product of (i) the Adjustment Tax Distribution Ratio Amount for such Adjustment Event for the Member whose Adjustment Tax Distribution Ratio Amount is the highest of any Member and (ii) the first Member’s Membership Percentage, and (b) such Member’s Adjustment Tax Distribution Amount.

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“Adjustment Tax Distribution Amount” means, for any Adjustment Event and any Member, an amount equal to (i) the greater of (x) the sum of such Member’s Adjustment Tax Year Amounts (in respect of such Adjustment Event) for all Tax Years to which the Adjustment Event relates, or (y) zero, (ii) reduced, but not below zero, by such Member’s Cumulative Pro Rata Tax Distribution Amount.

“Adjustment Tax Distribution Ratio Amount” means, with respect to a Member at any time of determination and for any Adjustment Event, (i) such Member’s Adjustment Tax Distribution Amount, divided by (ii) such Member’s Membership Percentage.

“Adjustment Tax Year Amount” means, for any Adjustment Event, any Member and any Tax Year to which such Adjustment Event relates, an amount, which may be positive or negative, determined by multiplying (i) the Applicable Tax Rate (as determined for such Tax Year) by (ii) (A) the net amount of Company Items allocable to such Member for such Tax Year after giving effect to such Adjustment Event (including any correlative adjustments to Company Items), minus (B) the net amount of Company Items allocable to such Member for such Tax Year before giving effect to such Adjustment Event (but, for the avoidance of doubt, after giving effect to any prior Adjustment Event).

“Affiliate” means, (a) with respect to any specified Person, any other Person that, at the time of determination, directly or indirectly through one or more intermediaries, Controls, is Controlled by or is under common Control with such specified Person or (b) with respect to any natural Person holding Echo Shares, any other Person who is (A) a Family Member of such Person holding Echo Shares or (B) a trust or similar estate planning vehicle, a beneficiary of which is such Person, holding Echo Shares, or a Family Member of such Person holding Echo Shares; provided, that the term Affiliate (i) when used with respect to any Member or any of its Affiliates, shall not include the Company or any of its Subsidiaries and (ii) when used with respect to the Company or any of its Subsidiaries, shall not include any Member or any of its Affiliates, and provided further that Echo, the Echo Shareholders and their Affiliates, on the one hand, shall not be deemed to be Affiliates of the MCK Members, MCK and their Affiliates, on the other hand. H&F (as defined in the Echo Shareholders Agreement) will be deemed an Affiliate of Echo for as long as it is entitled to the rights set forth in Section 3.1(h) of the Echo Shareholders Agreement. The terms “Affiliated” and “Affiliation” shall have correlative meanings.

“Affirmative Steps” means, with respect to the MCK Members during a Qualified MCK Exit Window in respect of a Qualified MCK Exit, and subject to the reasonable cooperation of the Company, Echo and their respective Subsidiaries in accordance with Section 10.05(a), affirmative actions reasonably required to conduct a Qualified MCK Exit, which shall include at least two of the following: (a) authorization by resolution or written consent by MCK’s board of directors for MCK to take preparatory steps and incur related costs to proceed with a Qualified MCK Exit, (b) the

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public announcement by MCK of its intention to effect a Qualified MCK Exit, (c) the preparation of disclosure documents and other regulatory filings reasonably required to obtain material governmental approvals and consents to consummate a Qualified MCK Exit (including one or more of an information statement, proxy statement, registration statement and/or exchange offer documents required in connection with a Qualified MCK Exit by the rules and regulations of the SEC) (collectively, the “Filings”) and (d) the filing or submission of appropriate Filings with the relevant Governmental Authorities, to the extent deemed advisable by MCK’s Advisors in order to consummate a Qualified MCK Exit.

“Annual Operating and Capital Budget” means the annual budget of the Company which shall initially be in the form delivered to the Initial Members at Closing.

“Annual Tax Distribution Amount” means with respect to a Member for a Tax Year, an amount equal to the product of (a) the aggregate amount of net taxable income and gain allocated to such Member with respect to the Units pursuant to Section 8.01(c) in respect of such Tax Year and (b) the Applicable Tax Rate.

“Applicable Tax Rate” means, with respect to a Tax Year, the highest combined federal, state and local income tax rate (giving effect to the deductibility of state and local income taxes for federal income tax purposes) applicable to a corporation in any United States jurisdiction.

“Appraiser” means a nationally recognized investment bank or accounting firm appointed in accordance with the terms of this Agreement that has experience in appraising businesses or property of a like nature.

“Auditor” means one of the “big-four” accounting firms appointed as an independent auditor of the Company.

“Business Day” means a day ending at 11:59 p.m. (Eastern Time), other than a Saturday, a Sunday or other day on which commercial banks in New York, New York are authorized or obligated by Law to close.

“Capital Contributions” means Initial Capital Contributions and Additional Capital Contributions.

“Change of Control” means, after the date hereof, (1) any acquisition, merger or consolidation of the Company with or into any other entity or any other similar transaction (including through an acquisition of Echo Shares), whether in a single transaction or series of related transactions, in which (A) the Members of the Company or their Affiliates immediately prior to such transaction in the aggregate cease to beneficially own more than 50% of the general voting power of the entity surviving or resulting from such transaction (or its stockholders) or (B) any Person or Group (other than a Member and its Affiliates) becomes the “beneficial owner” (as such term is defined in Rule 13d-3 and Rule 13d-5 promulgated under the Exchange Act) of more than 50% of the general voting power of the entity surviving or resulting from such

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transaction (or its stockholders), (2) any transaction or series of related transactions in which more than 50% of the Company’s general voting power is Transferred to or acquired by any Person or Group (other than a Member and its Affiliates), including through an acquisition of Echo Shares or (3) the sale or Transfer by the Company of all or substantially all of its assets; provided, however, that, in determining whether a Change of Control of the Company has occurred, Transfers to any Permitted Transferee shall not be taken into account.

“Closing” means the closing of the transactions pursuant to Section 2.01 of the Contribution Agreement.

“Code” means the Internal Revenue Code of 1986.

“Company Sale” means a Transfer in connection with a Change of Control of the Company, whether by merger, consolidation or otherwise, pursuant to which any Person or group of Persons (other than a Member and its Affiliate) becomes the “beneficial owner” (as such term is defined in Rule 13d-3 and Rule 13d-5 promulgated under the Exchange Act), directly or indirectly, of a majority of the outstanding Units and any other voting securities of the Company.

“Control” means, as to any Person, the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise. The terms “Controlled by”, “Controlled”, “under common Control with” and “Controlling” shall have correlative meanings.

“Conversion Amount” means, with respect to any Member and any Conversion Event in respect of one or more Units held by such Member, an amount equal to the product of (i) such Member’s Tax Distribution Arrearage immediately before such Conversion Event and (ii) a fraction, (a) the numerator of which is the number of Units to which such Conversion Event relates and (b) the denominator of which is the number Units held by such Member immediately before such Conversion Event.

“Conversion Event” means, with respect to one or more Units held by a Member, the earlier to occur of (i) a Qualified MCK Exit and (ii) the Transfer of such Units by such Member to any Person other than a Permitted Transferee of such Member.

“Conversion Number” means, with respect to any Conversion Event in respect of one or more Units held by a Member, a number of Units equal to (i) the Conversion Amount for such Conversion Event divided by the Conversion Price for such Conversion Event.

“Conversion Price” means, with respect to any Conversion Event in respect of one or more Units held by a Member, the Fair Market Value of each such Unit, as determined in accordance with the valuation and appraisal process set forth in Section 9.05.

5

“Correlative Adjustment Amount” means, in respect of any Adjustment Event, (i) for Echo, the MCK Members’ (and their Permitted Transferees’) Correlative Benefit Amount, and (ii) for the MCK Members and their Permitted Transferees as a group, Echo’s Correlative Benefit Amount.

“Correlative Benefit Amount” means, for Echo on the one hand and the MCK Members (and their Permitted Transferees) on the other hand, and in respect of any Adjustment Event, the greater of (i) zero and (ii) the product of (x) negative one and (y) the sum of such Member’s (or Members’) Adjustment Tax Year Amounts (in respect of such Adjustment Event) for all Tax Years to which the Adjustment Event relates.

“Cumulative Pro Rata Tax Distribution Amount” for a Member at any time of determination means zero, plus the total distributions previously made to such Member under Section 8.02(a)(iv) and Section 8.02(a)(v), minus any amount of the Cumulative Pro Rata Tax Distribution Amount that was previously applied against and reduced such Member’s Adjustment Tax Distribution Amount in respect of any Adjustment Event.

“Depreciation” means, for each Tax Year, an amount equal to the depreciation, amortization, or other cost recovery deduction allowable for U.S. federal income tax purposes with respect to an asset for such Tax Year, except that, if the Gross Asset Value of an asset differs from its adjusted basis for U.S. federal income tax purposes at the beginning of such Tax Year, (a) in the case of an asset which difference is being eliminated by use of the “remedial allocation method” as defined by Treasury Regulations Section 1.704-3(d), Depreciation for such Tax Year shall be the amount of book basis recovered for such Tax Year under the rules prescribed by Treasury Regulations Section 1.704-3(d)(2), and (b) in the case of any other asset, Depreciation shall be an amount that bears the same ratio to such beginning Gross Asset Value as the U.S. federal income tax depreciation, amortization, or other cost recovery deduction for such Tax Year bears to such beginning adjusted tax basis; provided, however, that in the case of clause (b) above, if the adjusted basis for U.S. federal income tax purposes of an asset at the beginning of such Tax Year is zero, Depreciation shall be determined with reference to such beginning Gross Asset Value using any reasonable method selected by the Board.

“Echo Holdco” means Change Healthcare, Inc., a Delaware corporation.

“Echo Shareholders” means the holders of the Echo Shares that are party to the Echo Shareholders Agreement and subject to the voting requirements of Section 3.4(b)(ii) thereof, as such may be amended from time to time pursuant thereto.

“Echo Shareholders Agreement” means the agreement dated as of the date hereof entered into by and among the Echo Shareholders, Echo and MCK relating to the governance and management of Echo.

6

“Echo Units” means [●] Initial Units issued to Echo at Closing pursuant to the Contribution Agreement, as adjusted by any adjustments pursuant to Section 2.03, Section 6.03 or Section 8.06 of the Contribution Agreement.

“Echo Ratio” means the number of Echo Shares that correspond to one (1) Unit, which shall be equal to: (a) the number of Echo Shares issued and outstanding as of such time divided by (b) the number of Units held by Echo as of such time.

“Employee Pool” means [●].1

“Equity Securities” means, with respect to any Person, (i) any capital stock, partnership interests, limited liability company interests, units or any other type of equity interest, or other indicia of equity ownership (including profits interests), including, in the case of the Company, the Units (collectively, “Interests”), (ii) any security convertible into or exercisable or exchangeable for, with or without consideration, any Interests (including any option to purchase such convertible security), (iii) any security carrying any warrant or right to subscribe to or purchase any security described in clause (i) or clause (ii), (iv) any such warrant or right or (v) any security issued in exchange for, upon conversion of or with respect to any of the foregoing securities of such Person.

“Estimated Tax Distribution Amount” means, with respect to a Member for each Estimated Tax Distribution Period of a Tax Year, an amount equal to (a) the product of (i) the estimated aggregate amount of taxable income and gain allocated to such Member with respect to such Member’s Units pursuant to Section 8.01(c) for the Tax Year through the end of such Estimated Tax Distribution Period as determined by the Board prior to the date of distribution pursuant to Section 8.02(a)(i) with respect to such Estimated Tax Distribution Period, and (ii) the Applicable Tax Rate less (b) the sum of the Estimated Tax Distribution Amount(s) previously calculated in respect of the previous Estimated Tax Distribution Period(s) with respect to such Tax Year.

“Estimated Tax Distribution Date” means July 15, September 15, December 15, and March 15, or such other dates as are required by Law for the payment of estimated taxes by the Members.

“Estimated Tax Distribution Period” means, with respect to a Tax Year, each of the following calendar periods (with all periods inclusive of the start and end dates): (i) from April 1 to June 30 of such Tax Year, (ii) from April 1 to August 31 of such Tax Year, (iii) from April 1 to November 30 of such Tax Year and (iv) from April 1 to March 31 of such Tax Year; or such other periods as are required by Law for the calculation of estimated taxes by the Members.

[1]	NTD: Pursuant to the Contribution Agreement, the parties shall agree, prior to Closing, to a mutually satisfactory rollover equity and retention structure for the management and other employees of the Joint Venture, and the terms of this form of Limited Liability Company Agreement will be revised accordingly.

7

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Fair Market Value” means, with respect to any property, as of the relevant date of determination, the price that a willing buyer, not Affiliated with a seller of such property and under no compulsion to buy, would pay in an arm’s length transaction for such property to a willing seller, under no compulsion to sell and not taking into account lack of liquidity or any discount for a minority interest or otherwise for lack of Control.

“Family Member” means any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, and shall include adoptive relationships.

“First Echo Sale Window” means the three (3) month period following the expiration or termination of the lockup period relating to a Qualified IPO, solely where the Sponsor Shareholder has provided an Echo Shareholder Notice on or prior to the applicable Echo Sale Notice Deadline; provided, that the First Echo Sale Window shall terminate immediately upon the earlier of (i) the consummation of a Qualified Echo Sale (ii) receipt by the MCK Members of written notice from the Sponsor Shareholder of the Sponsor Shareholder’s decision to abandon or terminate the Echo Shareholder Sale Right with respect to such First Echo Sale Window or (iii) at such time as there are twelve (12) months or less until the termination of a MCK Exit Window pursuant to (iv) of the definition of the MCK Exit Window.

“GAAP” means accounting principles generally accepted in the United States of America.

“Governmental Approval” means any authorization, consent, waiver, order and approval of any Governmental Authority, including any applicable waiting periods associated therewith.

“Governmental Authority” means any national, federal, regional, municipal or foreign government; international authority (including, in each case, any central bank or fiscal, Tax or monetary authority); governmental agency, authority, division, department; the government of any prefecture, state, province, country, municipality or other political subdivision thereof; and any governmental body, agency, authority, division, department, board or commission, or any instrumentality or officer acting in an official capacity of any of the foregoing, including any court, arbitral tribunal or committee exercising any executive, legislative, judicial, regulatory or administrative functions of government.

“Government Official” means any public or elected official, officer or employee (regardless of rank), or other Person acting on behalf of a national, provincial or local government, including a department, agency, instrumentality, state-owned or state-controlled entity, or public international organization, or any political party, party official or candidate for political office.

8

“Gross Asset Value” means with respect to any asset, the asset’s adjusted basis for U.S. federal income tax purposes, except as follows:

(a) The initial Gross Asset Value of any asset contributed (or deemed contributed for U.S. federal income tax purposes) by a Member to the Company shall be the gross fair market value of such asset, as reasonably determined by the Board in its sole discretion; provided, that the initial Gross Asset Values of the assets comprising the Initial Capital Contributions shall be as set forth on Schedule I, subject to appropriate adjustments, as reasonably determined by the Board in its sole discretion, resulting from adjustments to the Membership Percentages pursuant to Section 2.03, Section 6.03 and Section 8.06 of the Contribution Agreement;2

(b) The Gross Asset Value of any asset shall be adjusted to equal its gross fair market value (taking Section 7701(g) of the Code into account), as determined by the Board in its reasonable discretion as of the following times: (i) the acquisition of one or more additional Units in the Company by any new or existing Member; (ii) the making of a Capital Contribution; (iii) the revaluation of the property of (A) any Member treated as a partnership for U.S. federal income tax purposes or (B) any entity or arrangement treated as a partnership for such purposes in which the Company owns an equity interest, in each case pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(f), but only if an adjustment to the Gross Asset Value of the Company’s assets is permitted or required by applicable Law in such event; (iv) the distribution by the Company to a Member of more than a de minimis amount of the Company’s property as consideration for an interest in the Company; (v) the liquidation of the Company within the meaning of Treasury Regulations Section 1.704-1(b)(2)(ii)(g); (vi) in connection with the grant of Units (other than a de minimis interest) as consideration for the provision of services to or for the benefit of the Company by an existing Member or by any other Person in anticipation of becoming a Member; and (vii) the occurrence of any event in respect of which an adjustment to the Gross Asset Value of the Company’s assets is required under applicable Law;

(c) The Gross Asset Value of any asset distributed to any Member shall be adjusted to equal the gross fair market value (taking Section 7701(g) of the Code into account) of such asset on the date of distribution as determined by the Board in its reasonable discretion;

(d) The Gross Asset Value of any asset shall be increased (or decreased) to reflect any adjustments to the adjusted basis of such asset pursuant to Section 734(b) or 743(b) of the Code, but only to the extent that such adjustments are taken into account in determining Capital Accounts pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(m); provided, however, that the Gross Asset Value of an asset shall not be adjusted pursuant to this subparagraph (d) to the extent that an adjustment pursuant to subparagraph (b) is required in connection with a transaction that would otherwise result in an adjustment pursuant to this subparagraph (d); and

[2]	NTD: Parties to cooperate to determine initial Gross Asset Values consistent with determination of initial Capital Account balances.

9

(e) If the Gross Asset Value of an asset has been determined or adjusted pursuant to subparagraph (a), (b) or (d), such Gross Asset Value shall thereafter be adjusted by the Depreciation taken into account with respect to such asset, for purposes of computing Profits and Losses.

“Group” has the meaning set forth in Section 13(d)(3) and Rule 13d-5 of the Exchange Act.

“Independence Requirements” means the requirements for independence prescribed by each of The New York Stock Exchange, the NASDAQ Stock Market and the SEC that is required to serve on the audit committee of a public issuer, whether such requirement is pursuant to Rule 5605 of the NASDAQ Listing Rules, Section 303A.01 of the NYSE Listed Company Manual, Rule 10A-3(b)(1) under the Exchange Act, or otherwise (and in each case, under any other successor rule).

“Initial Units” means the Units issued to each of the Initial Members at Closing, as adjusted by any adjustments pursuant to Section 2.03 or Section 8.06 of the Contribution Agreement.

“IPO Preference Period” means the six (6) month period following the Initial Period; provided, that the IPO Preference Period shall end immediately if an IPO Demand relating to a Qualified IPO to be consummated during the IPO Preference Period is not delivered prior to or on the date that is ten (10) Business Days following the expiration of the Initial Period as required by Section 10.05(c).

“Law” means any transnational, domestic or foreign federal, state or local statute, law, ordinance, regulation, rule, code, order or other requirement or rule of law, including the common law.

“Material Company Competitor” means (i) any Person who owns more than 10% of a health care information technology company or (ii) any Person who is employed by or on the board of a health care information technology company other than the Company or Echo.

“MCK” means McKesson Corporation, a Delaware corporation.

“MCK Exit Window” means (i) where the Sponsor Shareholder has not provided an Echo Shareholder Notice on or prior to the Echo Sale Notice Deadline for the First Echo Sale Window, then the twelve (12) month period following the expiration or termination of the underwriter lockup period relating to a Qualified IPO, or (ii) where the Sponsor Shareholder has provided an Echo Shareholder Notice on or prior to the Echo Sale Notice Deadline for the First Echo Sale Window, then the twelve (12) month period following whichever occurs of (x) the termination of such First Echo Sale Window if such Qualified Echo Sale is (A) finally abandoned or terminated by the Sponsor Shareholder (and notified to the MCK Members in writing, which notice shall be provided by the Sponsor Shareholder promptly following any such abandonment or termination decision), or (B) otherwise not consummated during the First Echo Sale

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Window or (y) the Post-Echo Sale Lockup; provided, that in either of case (i) or (ii), the MCK Exit Window shall be extended up to an additional thirty (30) days upon the written request of any MCK Member during an MCK Exit Window if a Qualified MCK Exit has not occurred and the MCK Members have taken, and are continuing to take Affirmative Steps throughout such extension period, to effect a Qualified MCK Exit. Notwithstanding the foregoing, the MCK Exit Window shall automatically terminate (or be deemed to terminate) upon the earliest to occur of (i) the consummation of a Qualified MCK Exit, (ii) the MCK Members providing written notice to the Company of their intention to abandon or terminate the MCK Exit Window (which notice shall be provided by an MCK Member promptly following such abandonment or termination decision), (iii) the last Business Day of the IPO Preference Period to the extent that a Qualified IPO has not been consummated by the last Business Day of the IPO Preference Period and (iv) the date that is four (4) years from the date of Closing.

“MCK Units” means [●] Initial Units issued at Closing to the MCK Members pursuant to the Contribution Agreement in the following proportion: (x) [●] Initial Units to MCK IPCo and (y) [●] Initial Units to PST, in each case, as adjusted by any adjustments pursuant to Section 2.03, Section 6.03 or Section 8.06 of the Contribution Agreement.

“Member” means, at any time, for so long as such Person holds any Units, (i) each Initial Member and (ii) any other Person who, after the Closing, is admitted to the Company as a Member in accordance with the terms of this Agreement. No Person that is not a Member shall be deemed a “member” of the Company under the Act.

“Member Nonrecourse Debt Minimum Gain” means partner nonrecourse debt minimum gain as defined in Treasury Regulation 1.704-2(i)(2).

“Membership Percentage” means, with respect to any Member as of any time, the number of Units owned by such Member at such time divided by the aggregate number of Units owned by all Members in the aggregate at such time.

“Minimum Gain” means the partnership minimum gain determined pursuant to Treasury Regulation Section 1.704-2(d).

“Nominee Directors” means each of the MCK Directors and Echo Directors.

“Partnership Tax Audit Rules” means Sections 6221 through 6241 of the Code, as amended by the Bipartisan Budget Act of 2015, together with any guidance issued thereunder or successor provisions and any similar provision of state or local tax laws.

“Patent Rights” means any and all rights to patents and patent applications (including all reissues, divisions, continuations, continuations-in-part, and reexaminations thereof and the equivalents of any of the foregoing in any jurisdiction) and any renewals, extensions or reissue thereof.

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“Permitted Transferee” means with respect to any Person, an Affiliate of such Person.

“Person” means any natural person, joint venture, general or limited partnership, corporation, limited liability company, trust, firm, association or organization or other legal entity.

“Post-Echo Sale Lockup” means the up to 90-day lockup period specified by the underwriter following the consummation of a Qualified Echo Sale.

“Profit” and “Loss” means, for each Tax Year, an amount equal to the Company’s taxable income or loss for such Tax Year, determined in accordance with Section 703(a) of the Code (for this purpose, all items of income, gain, loss, or deduction required to be stated separately pursuant to Section 703(a)(1) of the Code shall be included in taxable income or loss), but with the following adjustments:

(i) Any income of the Company that is exempt from U.S. federal income tax and not otherwise taken into account in computing Profit or Loss shall be added to such taxable income or loss;

(ii) Any expenditures of the Company described in Section 705(a)(2)(B) of the Code or treated as expenditures described in Section 705(a)(2)(B) of the Code pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(i) and not otherwise taken into account in computing Profit or Loss shall be subtracted from such taxable income or loss;

(iii) In the event the Gross Asset Value of any asset of the Company is adjusted pursuant to subparagraphs (b), (c), or (d) of the definition of Gross Asset Value, the amount of such adjustment shall be taken into account as gain or loss from the disposition of such asset for purposes of computing Profit or Loss;

(iv) In lieu of the depreciation, amortization, and other cost recovery deductions taken into account in computing such taxable income or loss, there shall be taken into account Depreciation for such Tax Year;

(v) Gain or loss resulting from any disposition of property with respect to which gain or loss is recognized for U.S. federal income tax purposes shall be computed by reference to the Gross Asset Value of the property disposed of (adjusted for accumulated Depreciation with respect to such property), notwithstanding that the adjusted tax basis of such property differs from its Gross Asset Value; and

(vi) Notwithstanding any other provision of this definition, any items which are specially allocated pursuant to Section 8.01(b) hereof shall not be taken into account in computing Profit or Loss. The amounts of items of Company income, gain, loss or deduction available to be specially allocated pursuant to Section 8.01(b) hereof shall be determined by applying rules analogous to those set forth in subparagraphs (i) through (v) above.

12

“Property” means all real and personal property (whether tangible or intangible) owned by the Company, including, without limitation, (a) cash, (b) current assets (such as accounts receivable) (c) contract rights, (d) investments (such as shares, stocks, securities, notes, bonds, debentures, derivative financial instruments, and other similar financial assets), and (e) any improvements to real or personal property.

“Pro Rata Tax Distribution Amount” means, at any time of determination with respect to a Member, (a) the product of (i) the Tax Distribution Ratio Amount for the Member whose Tax Distribution Ratio Amount is the highest of any Member and (ii) the first Member’s Membership Percentage at such time, minus (b) the first Member’s Total Tax Distribution Amount at such time.

“Qualified Echo Sale” means a sale by holders of Echo Shares in a firm commitment underwritten public offering and in the manner contemplated in the applicable Echo Shareholder Notice; provided, that following such Qualified Echo Sale, the Echo Minimum Ownership continues to be satisfied (if applicable).

“Qualified IPO” means (i) a firm commitment underwritten public offering registered under the Securities Act (or any successor federal statute, and the rules and regulations thereunder, which shall be in effect at the time) of Echo Shares representing at least 10% of the beneficial ownership of the Company’s outstanding common equity (after giving effect to such offering) and (ii) pursuant to which Echo Shares are listed for trading on The New York Stock Exchange, the NASDAQ Stock Market, or any other securities exchange or quotation system in any jurisdiction that has been agreed to by the Initial Members in writing.

“Realized Gain” means, for any Tax Year commencing on or after the third anniversary of the Closing, the excess of the amount realized from the sale, exchange or other disposition of an item of Property over the Gross Asset Value of such item of Property at the time of such sale, exchange or other disposition.

“Representative” means, with respect to any Person, the Affiliates of such Person and the officers, directors, employees, attorneys, accountants, financial advisors, agents, consultants, professional advisors and other representatives of such person and its Affiliates.

“Restricted Person” means any individual who is (i) under investigation or the subject of an inquiry by a Governmental Authority relating to, has been convicted of (including as a result of the entry of a guilty plea, a consent judgment or a plea of nolo contendere), or has been charged civilly with, in each case, a violation of any anti-corruption Law; (ii) a Government Official or close family member of a Government Official; or (iii) subject to (or has been subject to) sanctions by a self-regulatory organization.

“SEC” means the Securities and Exchange Commission.

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“Second Echo Sale Window” means the six (6) month period following the expiration or termination of any MCK Exit Window not involving the consummation of a Qualified MCK Exit, solely where the Echo Shareholders have provided an Echo Shareholder Notice on or prior to the applicable Echo Sale Notice Deadline; provided, that the Second Echo Sale Window shall terminate immediately upon the earlier of (i) the consummation of a Qualified Echo Sale during such Second Echo Sale Window or (ii) receipt by the MCK Members of written notice from Echo or the Echo Shareholders of the Echo Shareholders’ decision to abandon or terminate the Echo Shareholder Sale Right with respect to such Second Echo Sale Window; provided, further, that if the MCK Members consummate an offering pursuant to the Registration Rights Agreement during an MCK Exit Window not involving the consummation of a Qualified MCK Exit, then the Second Echo Sale Window shall not commence earlier than the end of the up to 90-day underwriter lockup period associated with any such sale undertaken pursuant to the exercise of such registration rights.

“Securities Act” means the Securities Act of 1933, as amended.

“Specified Officers” means the members of the management team of the Company and/or its Subsidiaries primarily responsible for implementation of the Company’s policies and procedures.

“Sponsor Shareholder” means Change Aggregator L.P., a Delaware limited partnership.

“Subsidiary” means, with respect to any specified Person, any other Person a majority of whose equity interests (whether by voting power or by economic interest) are at the time directly or indirectly owned by such specified Person; provided, that the term Subsidiary, when used with respect to any Member or any of its Affiliates, shall not include the Company or any of its Subsidiaries.

“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement relating to any of the foregoing, including any such obligations or liabilities under any such agreement.

14

“Tax Distribution Arrearage” means an amount, for each Member, that begins at zero and is adjusted according to the principles of Section 8.02(a).

“Tax Distribution Arrearage Return Rate” means [        ]%, compounded [        ].

“Tax Distribution Deficit” means, with respect to any Member for any Tax Year or Estimated Tax Period at any time of determination, the excess of (i) the portion of such Member’s actual aggregate liability for U.S. federal, state and local income taxes in respect of such Tax Year or Estimated Tax Period that is attributable to such Member’s ownership of Units (including but not limited to alternative minimum taxes or taxable capital shifts), excluding the portion of any such liability that is attributable to the actual or deemed disposition of such Units (other than adjustments to Unit ownership pursuant to Section 2.03 and Section 8.06 of the Contribution Agreement) over (ii) the cumulative amount of distributions previously made by the Company to such Member pursuant to Section 8.02(a)(i) in respect of such Tax Year or Estimated Tax Period.

“Tax Distribution Ratio Amount” for a Member with respect to a Tax Year means, at any time of determination, (i) such Member’s Total Tax Distribution Amount for such Tax Year at such time, divided by (ii) such Member’s Membership Percentage.

“Tax Year” means (i) the Fiscal Year or (ii) if after the date of this Agreement, the taxable year of the Company is required by the Code or the Treasury Regulations promulgated thereunder to be a period other than the period described in clause (i), then each period that is the taxable year of the Company determined in accordance with the requirements of the Code or the Treasury Regulations promulgated thereunder; provided, that (x) in the case of a dissolution, Tax Year means the period from the day after the end of the most recently ended Tax Year until the dissolution of the Company and (y) for purposes of making allocations of Profit and Loss, Tax Year means any portion of a taxable year of the Company to the extent required to comply with Section 706 of the Code or the Treasury Regulations promulgated thereunder. For the avoidance of doubt, Tax Year shall include any portion of a taxable year of the Company with respect to which the allocation of Profit and Loss is determined based on a “closing of the books.”

“Total Tax Distribution Amount” means, with respect to a Member at any time of determination and for any Tax Year, the sum of amounts previously distributed to such Member pursuant to Section 8.02(a)(i), Section 8.02(a)(ii), Section 8.02(a)(iv) or Section 8.02(a)(ix) in respect of such Tax Year (with the Tax Year for which a distribution under Section 8.02(a)(ix) is made to be determined on a first in, first out basis).

“Transaction Documents” has the meaning set forth in the Contribution Agreement.

“Transfer” means to sell, transfer, pledge, assign, create an encumbrance or otherwise dispose of any direct or indirect economic, voting or other rights in or to a Unit

15

or other Equity Security of the Company, directly or indirectly (whether by merger, operation of law or otherwise), including by means of the Transfer of an interest in a Person that directly or indirectly holds such Unit or other Equity Security of the Company, and “Transferred”, “Transferring”, “Transferor” and “Transferee” shall have correlative meanings.

“Treasury Regulations” means the regulations promulgated under the Code as such regulations may be amended from time to time (including corresponding provisions of succeeding regulations).

“Units” means the limited liability company interests in the Company, which have the terms set forth in this Agreement and, to the extent not inconsistent with this Agreement, in the Act, and which are divided into equal proportionate units, including fractional units.

“Unrealized Gain” means any adjustment to the Gross Asset Value of any item of Property, occurring in any Tax Year commencing on or after the third anniversary of the Closing, if such adjustment is taken into account as an item of gain pursuant to clause (iii) of the definition of Profit and Loss.

(b) Each of the following terms is defined in the Section set forth opposite such term:

Term	Section
Ad Hoc Committee	5.08
Additional Capital Contribution	3.02(b)
Additional Member	9.06(a)
Adjourned Meeting	5.03(d)
Agreement	Preamble
Available Cash	8.02(a)(iv)
Board	5.01(a)
Board Escalation Matter	5.08
Capital Account	3.05(a)
Certificate of Formation	Recitals
Chairman	5.06
Chief Executive Officer	5.09(a)
Company	Preamble
Company Owned Patent Rights	13.06(a)
Compliance Program	11.03(c)
Confidential Information	11.02(c)
Contribution Agreement	Recitals
Covenant Termination	11.04(e)
Covered Persons	6.01(b)
Director	5.01(a)
Drag-Along Sale	9.03(a)
Drag-Along Sale Notice	9.03(b)
Drag-Along Sale Price	9.03(b)

16

Term	Section
Drag-Along Sellers	9.03(a)
Drag-Along Transferee	9.03(a)
Dragged Member	9.03(a)
Echo	Preamble
Echo Directors	5.01(c)(ii)
Echo Minimum Ownership	9.01(d)
Echo Sale Notice Deadline	10.03(b)
Echo Sale Shares	10.03(b)
Echo Shareholder Notice	10.03(b)
Echo Shareholder Sale Right	10.03(a)
Echo Shares	9.01(b)(v)
Exchange	11.04(f)(i)
Exchange Offers	10.05(a)
Exchange Ratio	10.05(a)
Existing LLC Agreement	Recitals
Fiscal Year	7.01
Initial Appraised Value	9.05(a)
Initial Capital Contribution	3.01
Initial Members	Preamble
Initial Offer	9.02(b)
Initial Offer Notice	9.02(a)
Initial Offer Period	9.02(b)
Initial Period	10.01(c)
IPO Committee	10.01(a)
IPO Demand	10.01(c)
IPO Demanding Party	10.01(c)
Issuance Notice	3.07(a)
Joint Venture	Recitals
Liquidating Agent	13.04(a)
Marketing Period	9.02(g)(iii)
MCK Directors	5.01(c)(i)
MCK IPCo	Preamble
MCK Members	Preamble
Merger	10.05(a)
Merger Agreement	10.05(a)
Mutual Independent Director	5.01(c)(iii)
Non-Stock Exchanges	10.05(a)
Notice of Exchange	11.04(f)(iii)
Offer Price	9.02(a)
Offer Pro Rata Portion	9.02(b)
Offered Units	9.02(a)
Offeror	9.02(a)
Original Meeting	5.03(d)
Preemptive Rights Exercise Notice	3.07(b)
QIPO Deadline	10.01(b)

17

Term	Section
Qualified MCK Exit	10.05(a)
Registration Rights Agreement	10.07
Registration Statement	10.01(b)
Regulatory Allocations	8.01(b)(viii)
Reserved Matter	5.05(a)
Return Preparer	7.04(d)
ROFO Sale	9.02(a)
Second Notice	3.07(b)
Second Offer	9.02(c)
Second Offer Period	9.02(c)
Secretary	5.03(c)
Significant Members	9.02(a)
Spin-Off	10.05(a)
SpinCo	10.05(a)
Subsequent Appraised Value	9.05(a)
Tax Matters Agreement	10.05(d)
Tax Matters Member	7.04(c)
Top-up Units	10.06(a)
Top-up Notice	10.06(c)
Top-up Option	10.06(a)
VWAP	9.05(c)
5% Member	12.02(a)

Section 1.02. Other Definitional and Interpretative Provisions. The words “hereof”, “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof. References to Articles, Sections and Exhibits are to Articles, Sections and Exhibits of this Agreement unless otherwise specified. All Exhibits annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Exhibit but not otherwise defined therein shall have the meaning as defined in this Agreement. Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”, whether or not they are in fact followed by those words or words of like import. “Writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. Except as explicitly set forth herein or in another Transaction Document, all references to a particular statute or other Law shall be deemed to include all rules and regulations promulgated thereunder in effect from time to time and any amendments or successors to such statutes, Laws, rules and regulations. References to any Person include the successors and permitted assigns of that Person. References from or through any date mean, unless otherwise specified, from and including or through and including, respectively.

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ARTICLE 2

ORGANIZATIONAL MATTERS AND GENERAL PROVISIONS

Section 2.01. Formation.

(a) The Company was formed as a Delaware limited liability company on June 17, 2016 by the filing of the Certificate of Formation in the office of the Secretary of State of the State of Delaware pursuant to the Act and the adoption of the Existing LLC Agreement. The Members desire to continue the Company for the purposes and upon the terms and conditions set forth herein.

(b) The Company shall initially have one class of interests, which shall be the Units. The Units shall have equal rights and preferences in the assets of the Company except as otherwise expressly provided herein. A Unit shall for all purposes be personal property. Each Unit shall constitute a “security” within the meaning of, and governed by, (i) Article 8 of the Uniform Commercial Code (including Section 8-102(a)(15) thereof) as in effect from time to time in the State of Delaware and (ii) Article 8 of the Uniform Commercial Code of any other applicable jurisdiction that now or hereafter substantially includes the 1994 revisions to Article 8 thereof as adopted by the American Law Institute and the National Conference of Commissioners on Uniform State Laws and approved by the American Bar Association on February 14, 1995.

(c) Upon the consummation of the Closing, each Initial Member shall hold a number of Units representing the Membership Percentages set forth on Exhibit A hereto.

(d) This Agreement amends, restates and supersedes in its entirety the Existing LLC Agreement.

Section 2.02. Name. The name of the Company as of the date hereof is “PF2 NewCo LLC” and, subject to Section 5.05, its business shall be carried on in this name with such variations and changes or in such other trade names as the Board deems necessary or appropriate. Subject to Section 5.05, the Board shall have the power at any time to change the name of the Company in its sole discretion.

Section 2.03. Principal Place of Business. The principal place of business of the Company shall be located at such location as the Board may determine from time to time. The Company may also maintain such other office or offices at such other locations as the Board may determine from time to time.

Section 2.04. Registered Agent. The Company’s registered agent and office in Delaware shall be Corporation Service Company, 2711 Centerville Road, Suite 400, Wilmington, Delaware 19808. At any time, the Board may designate another registered agent and/or registered office.

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Section 2.05. Purpose and Powers of the Company.

(a) The Company is formed for the object and purpose of engaging in any and all lawful activities permitted under the Act.

(b) Subject to the terms and conditions of this Agreement, the Company shall have the power and authority to take any and all actions that limited liability companies may take under the Act and that are necessary, appropriate, proper, advisable, incidental or convenient to or for the furtherance of the purposes set forth in Section 2.05(a). Without limiting the foregoing, but subject to the terms and conditions of this Agreement, the Company may in furtherance of its business and operations carry out its objectives and accomplish its purposes as principal or agent, directly or indirectly, alone or with associates, or as a member, stockholder, partner or participant in any firm, association, trust, corporation, partnership or other entity.

(c) The Company shall do all things necessary to maintain its limited liability company existence separate and apart from each Member and any Affiliate of any Member, including holding regular meetings of the Board and maintaining its books and records on a current basis separate from that of any Member, any Affiliate of the Company or any other Person.

Section 2.06. Term. The term of the Company commenced on the date the Certificate of Formation was filed in the office of the Secretary of State of the State of Delaware and shall continue in full force and effect in perpetuity; provided, that the Company may be dissolved in accordance with the provisions of this Agreement and the Act.

Section 2.07. Filings; Qualification in Other Jurisdictions. The Company shall prepare, following the execution and delivery of this Agreement, any documents required to be filed or, in the Board’s or an authorized executive officer’s view, appropriate for filing under the Act, and the Company shall cause each such document to be filed in accordance with the Act, and, to the extent required by Law, to be filed and recorded, and/or notice thereof to be published, in the appropriate place in each jurisdiction in which the Company may hereafter establish a place of business. The Board may cause or authorize an executive officer to cause the Company to be qualified or registered under assumed or fictitious name statutes or similar Laws in any jurisdiction in which the Company transacts business where the Company is not currently so qualified or registered. Each executive officer shall execute, deliver and file any such documents (and any amendments and/or restatements thereof) necessary for the Company to accomplish the foregoing. The Board may appoint any other authorized persons to execute, deliver and file any such documents.

Section 2.08. Company Property. All property of the Company, both tangible and intangible, shall be deemed to be owned by the Company as an entity. A Member has no interest in specific Company property by virtue of being a “member” under the Act.

Section 2.09. Transactions with Members and Directors. Subject to the terms and conditions of this Agreement, including Section 5.05, any Member may lend money

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to, borrow money from, act as a surety, guarantor or endorser for, guarantee or assume one or more obligations of, provide collateral for, and transact other business with the Company and, subject to applicable Law and the terms and conditions of this Agreement, shall have the same rights and obligations with respect to such matter as a Person who is not a Member, and any Member and the members, shareholders, partners and Affiliates thereof shall be able to transact business or enter into agreements with the Company to the fullest extent permissible under the Act.

Section 2.10. Certificated or Uncertificated Units. Units may be in certificated or uncertificated form, as may be determined from time to time by the Board.

ARTICLE 3

CAPITAL CONTRIBUTIONS; PREEMPTIVE RIGHTS

Section 3.01. Initial Capital Contributions. In connection with the transactions contemplated by the Contribution Agreement, each of the MCK Members and Echo has made the MCK Contributions and the Echo Contributions (each as defined in the Contribution Agreement), respectively, at the Closing (each of which shall constitute an “Initial Capital Contribution”) pursuant to the Contribution Agreement.

Section 3.02. Additional Capital Contributions.

(a) From and after the Closing, no Member shall be required to make any additional capital contributions to the Company except as provided in this Article 3.

(b) After the Closing, subject to Section 3.07 and Section 5.05, Members may from time to time make capital contributions to the Company (each, an “Additional Capital Contribution”) at such times and in such amounts and such price per Unit, if applicable, as the Board may determine to offer to or accept from the Members.

Section 3.03. Issuance of Units.

(a) No Units or other Equity Securities shall be issued in respect of any Additional Capital Contribution until such Additional Capital Contribution is actually made. No additional Units shall be issued by the Company after the Closing in respect of any Initial Capital Contributions, other than with respect to issuances required under Section 2.03, Section 6.03 and Section 8.06 of the Contribution Agreement and Section 8.02(a)(ix) herein.

(b) Subject to Section 3.07 and Section 5.05, the Board may authorize the Company to issue additional Units and/or create and issue new series, types or classes of Equity Securities of the Company with such voting powers, full or limited, or no voting powers, and such designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof as the Board may determine, and authorize obligations, evidences of indebtedness or other securities or interests of the Company convertible or exchangeable into Units or other Equity Securities of the Company, in each case to any Person in such amounts and on such terms

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as so approved by the Board; provided, that any such issuance will be made only in exchange for payment of Fair Market Value for such interest, as determined in the reasonable good faith judgment of the Board. The Company may issue whole or fractional Units or other Equity Securities of the Company.

Section 3.04. Withdrawal of Capital.

(a) No Member shall be entitled to withdraw any part of its Capital Contributions or to receive any distribution from the Company, except as expressly provided herein. Under circumstances requiring the return of any Capital Contribution, no Member shall have the right to demand or receive property other than cash, except as expressly provided herein. No Member shall have the right to cause the sale of any Company asset, except as expressly provided herein. No Member shall have any right to receive any salary or draw with respect to its Capital Contributions or its Capital Account or for services rendered on behalf of the Company or otherwise in its capacity as a Member.

(b) No Member shall have any liability for the return of the Capital Contributions of any other Member. Except as otherwise required by Law, no Member shall be required to make up a negative balance in its Capital Account. Except as expressly provided herein or to the extent granted by Equity Securities hereinafter approved by the Board pursuant to Section 3.03(b), no Member shall have priority over any other Member either as to the return of the amount of such Member’s Capital Contributions or as to any allocation of any item of income, gain, loss, deduction or credit of the Company.

Section 3.05. Maintenance of Capital Accounts.

(a) The Company shall maintain a separate capital account for each Member according to the rules of Treasury Regulation Section 1.704-l(b)(2)(iv) (a “Capital Account”). The initial Capital Account balances of the Initial Members shall be as set forth on Schedule I3.

(b) No Member shall be required to make any payment to any other Member or the Company by reason of any deficit or negative balance which may exist from time to time in such Member’s Capital Account (including upon and after dissolution of the Company).

(c) Upon a Transfer of all or a portion of any Equity Security of the Company in accordance with the terms of this Agreement (other than, for the avoidance of doubt,

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NTD: Parties to cooperate to determine initial Capital Account balances that are consistent with (i) the percentage of the issued and outstanding capital stock of Echo Holdco sold to the Company in the Echo Holdco Share Transfer, (ii) the price per share of capital stock of Echo Holdco to the Company in the Echo Holdco Share Transfer and (iii) the closing adjustments to be made pursuant Section 2.03 of the Contribution Agreement, provided that the Initial Members’ initial Capital Account balances will be in proportion to the Initial Units issued to each of them.

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adjustments pursuant to Section 2.03 or Section 8.06 of the Contribution Agreement, which shall be addressed by Section 3.05(d) below), the transferee Member shall succeed to the Capital Account of the transferor which is attributable to such equity interest or portion thereof.

(d) In the event of adjustments to the Membership Percentages pursuant to Section 2.03 or Section 8.06 of the Contribution Agreement, appropriate corresponding adjustments, as reasonably determined by the Board in its sole discretion, shall be made to the Members’ Capital Accounts to reflect the treatment of adjustments pursuant to Section 2.03 or Section 8.06 of the Contribution Agreement as adjustments to the Fair Market Values of the assets contributed to the Company pursuant to the Contribution Agreement.

Section 3.06. No Interest. No interest shall be paid on Capital Contributions or on the balance in a Member’s Capital Account.

Section 3.07. Preemptive Rights.

(a) The Company shall give each of the Initial Members (and their Permitted Transferees) written notice (an “Issuance Notice”) of any proposed issuance by the Company of any Equity Securities at least twenty (20) Business Days prior to the proposed issuance date. The Issuance Notice shall specify the price at which such Equity Securities are to be issued and the other material terms of the issuance (including the terms of the Equity Securities proposed to be issued). Subject to Section 3.07(f), each of the Initial Members shall be entitled to purchase (or to cause its Affiliates to purchase) up to its respective Membership Percentage of the Equity Securities proposed to be issued, at the price and on the terms specified in the Issuance Notice.

(b) If any Initial Member (or its Permitted Transferees) desires to purchase or to have any of its Affiliates purchase any or all of its Membership Percentage of the Equity Securities specified in the Issuance Notice, it shall deliver a written notice to the Company (each a “Preemptive Rights Exercise Notice”) of its election to purchase such Equity Securities within ten (10) Business Days of receipt of the Issuance Notice. The Preemptive Rights Exercise Notice shall specify the number (or amount) of Equity Securities to be purchased by such party or its Affiliates and shall constitute exercise by such party of its rights under this Section 3.07 and a binding agreement of such party or such party’s applicable Affiliates to purchase, at the price and on the terms specified in the Issuance Notice and in accordance with the terms of this Section 3.07, the number of shares (or amount) of Equity Securities specified in the Preemptive Rights Exercise Notice with such purchase to be consummated as promptly as reasonably practicable. If, at the termination of such ten (10) Business-Day period, any Initial Member (or its Permitted Transferees) shall not have delivered a Preemptive Rights Exercise Notice to the Company, such party shall be deemed to have waived all of its rights under this Section 3.07 with respect to the purchase of such Equity Securities. Promptly following the termination of such ten (10) Business Day period, the Company shall deliver to each of the Initial Members (or its Permitted Transferees) a copy of any Preemptive Rights Exercise Notice it has received or notify each of the Initial Members that no Preemptive Rights Exercise Notices have been received (each a “Second Notice”).

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(c) If an Initial Member (or its Permitted Transferees) fails to exercise its preemptive rights under this Section 3.07 or elects to exercise such rights with respect to less than its Membership Percentage of the issuance and another Member has exercised its rights under this Section 3.07 with respect to its entire Membership Percentage, such other Member shall be entitled to purchase, or have its Affiliates purchase, from the Company any or all of the remaining portion of the issuance. If any such Initial Member (or its Permitted Transferees) desires to purchase or to have any of its Affiliates purchase such remaining portion, it shall deliver a written notice to the Company of its election to purchase such remaining portion within five (5) Business Days following receipt of the Second Notice from the Company.

(d) The Company shall have ninety (90) days from the date of the Issuance Notice to consummate the proposed issuance of any or all of such Equity Securities that the Initial Members (or its Permitted Transferees) have not elected to purchase at a price equal to or greater than the price specified in the Issuance Notice and otherwise upon terms that are not less favorable to the Company than those specified in the Issuance Notice; provided, that if any Governmental Approvals are required in connection with such issuance, such 90-day period shall be extended until the expiration of five (5) Business Days following the date on which all Governmental Approvals are obtained and any applicable waiting periods under applicable Law have expired or been terminated, but in no event will such period be extended for more than an additional 180 days. If the Company proposes to issue any such Equity Securities after such 90-day (or longer, as permitted by the preceding sentence) period, it shall again comply with the procedures set forth in this Section 3.07.

(e) At the consummation of the issuance of such Equity Securities the Company shall issue certificates or other appropriate instruments representing the Equity Securities to be purchased by each party exercising preemptive rights pursuant to this Section 3.07 registered in the name of such party, against payment by such party of the purchase price for such Equity Securities in accordance with the terms and conditions as specified in the Issuance Notice.

(f) Notwithstanding the foregoing, no Initial Member (or its Permitted Transferees) shall be entitled to purchase Equity Securities as contemplated by this Section 3.07 in connection with issuances of Equity Securities (i) to employees of the Company or any of its Subsidiaries pursuant to employee benefit plans or arrangements approved by the Board in accordance with the terms of this Agreement (including Section 5.05(a)) (and upon the exercise of employee equity options granted pursuant to any such plans or arrangements), (ii) in connection with a Qualified IPO in accordance with the terms of this Agreement, (iii) pursuant to conversion of any convertible Equity Securities issued in compliance with the terms of this Agreement, (iv) pursuant to any exercise of the Top-up Option under Section 10.06 below, or (v) pursuant to equity adjustments as required under Section 2.03 and Section 8.06 of the Contribution Agreement or (vi) pursuant to Section 8.02(a)(ix). The Company shall not be obligated to consummate any

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proposed issuance of Equity Securities, nor be liable to any Initial Member (or its Permitted Transferees) if the Company has not consummated any proposed issuance of Equity Securities, pursuant to this Section 3.07 for whatever reason, regardless of whether it shall have delivered an Issuance Notice or received any Preemptive Rights Exercise Notices in respect of such proposed issuance.

(g) This Section 3.07 shall terminate upon consummation of a Qualified IPO.

ARTICLE 4

CERTAIN RIGHTS AND OBLIGATIONS OF MEMBERS

Section 4.01. Members. The Members and their respective numbers of Units and Membership Percentages as of the Closing are listed on Exhibit A attached hereto. The Company shall amend Exhibit A from time to time promptly following any changes in any of such information in accordance with the terms of this Agreement and following a resolution passed by the Board approving such amendment. No Person may be a Member without the ownership of a Unit. The Members shall have only such rights and powers as are granted to them pursuant to the express terms of this Agreement and the Act.

Section 4.02. No Action on Behalf of the Company; No Dissent Rights. No Member (in its capacity as such) shall, without the prior written approval of the Board, have any authority to take any action on behalf of or in the name of the Company, or to enter into any commitment or obligation binding upon the Company, except for actions expressly authorized by the terms of this Agreement. No Member (in its capacity as such) shall be entitled to any rights to dissent or seek appraisal with respect to any transaction, including the merger or consolidation of the Company with any Person.

Section 4.03. No Right to Voluntarily Withdraw. No Member shall have any right to voluntarily resign or otherwise withdraw from the Company. At such time when, in accordance with this Agreement, a Member has Transferred Units such that the Member no longer holds any Units, such Member shall automatically be withdrawn and resigned as a Member. A resigning Member shall only be entitled to receive amounts approved by the Board on the terms and conditions set forth by the Board. A resigning Member shall not be entitled to a distribution of the fair value of its Units or any other equity interest in the Company under Section 18-604 of the Act. Any resigning or withdrawing Member shall remain liable to the Company for any amounts or other liabilities owed hereunder, including in respect of any breach hereof prior to such Member’s resignation or withdrawal.

Section 4.04. Member Meetings. A meeting of the Members for any purpose or purposes may be called at any time by the Board. At a meeting, no business shall be transacted and no action shall be taken other than that stated in the notice of the meeting unless all Members are present at such meeting and agree that other business not stated in the notice of the meeting can be transacted.

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Section 4.05. Notice of Meetings. Written notice stating the place, day and hour of every meeting of the Members and the purpose or purposes for which the meeting is called shall be mailed not less than five (5) nor more than thirty (30) Business Days before the date of the meeting (or if sent by facsimile, not less than five (5) Business Days nor more than thirty (30) Business Days before the date of the meeting), in either case to each Member entitled to vote at such meeting, at its address maintained in the records of the Company by the Company’s Secretary. Such further notice shall be given as may be required by Law, but meetings may be held without notice if all the Members entitled to vote at the meeting are present in person or represented by proxy or if notice is waived in writing by those not present, either before or after the meeting. Presence at a meeting by a Member shall constitute a waiver of any deficiency of notice, except when a Member attends the meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not called or convened in accordance with this Agreement.

Section 4.06. Quorum; Telephonic Meetings.

(a) Provided that notice of the meeting has been given in accordance with Section 4.05, Members holding a majority of the outstanding Units entitled to vote with respect to the business to be transacted, who shall be present or represented by proxy at any meeting duly called, shall constitute a quorum for the transaction of business. If less than a quorum shall be in attendance at the time for which a meeting shall have been called, the meeting may be adjourned from time to time by a majority of the Members present or represented by proxy and the Company shall promptly give notice of when the meeting will be reconvened.

(b) Members may, and shall be entitled to, participate in meetings of the Members by means of conference telephone or similar communications equipment by means of which all Persons participating in the meeting can hear each other. Participation in a telephonic meeting pursuant to this Section 4.06(b) shall constitute presence at such meeting for purposes of Section 4.06(a) and shall constitute a waiver of any deficiency of notice, except when a Member attends the meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not called or convened in accordance with this Agreement.

Section 4.07. Voting.

(a) At any meeting of the Members, each Member entitled to vote on any matter coming before the meeting shall, as to such matter, have a vote, in person, by telephone or by proxy, equal to the number of Units held in its name on the relevant record date established pursuant to Section 4.09. All Units shall constitute a single class and group of Equity Securities of the Company and the holders of Units shall vote together as a single class and group of Members.

(b) Subject to Section 5.05, when a quorum is present, the affirmative vote or consent of Members holding a majority of the outstanding Units present in person or represented by proxy at a duly called meeting and entitled to vote on the subject matter shall constitute the act of the Members. Every proxy shall be in writing, dated and signed by the Member entitled to vote or its duly authorized attorney-in-fact.

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Section 4.08. Action Without a Meeting. Notwithstanding Sections 4.04 and 4.07 above, on any matter requiring an approval or consent of Members under this Agreement or the Act at a meeting of Members, the Members may take such action without a meeting, without prior notice and without a vote if a consent or consents in writing, setting forth the action so taken, shall be signed by all of the Members entitled to vote thereon.

Section 4.09. Record Date. For the purpose of determining Members entitled to notice of or to vote at any meeting of Members, or entitled to receive a payment of any kind, or in order to make a determination of Members for any other proper purpose, the Board may fix in advance a date as the record date for any such determination of Members, such date in any case to be not more than thirty (30) days prior to the date on which the particular meeting or action, requiring such determination of such Members, is to be held or taken. If no record date is fixed for the determination of Members entitled to notice of or to vote at a meeting of Members, or Members entitled to receive payment of a distribution, the date on which notices of the meeting are mailed or faxed or the date on which the resolution of the Board declaring such distribution is adopted, as the case may be, shall be the record date for such determination of Members. When a determination of Members entitled to vote at any meeting of Members has been made as provided in this Section 4.09 such determination shall apply to any adjournment thereof unless the Board fixes a new record date, which it shall do if the meeting is adjourned to a date more than 90 days after the date fixed for the original meeting.

Section 4.10. Member Approval Rights. Except as otherwise expressly set forth in this Agreement or as required by Law, the Members shall have no right to vote on any matter and hereby expressly waive any right to vote that can be waived.

Section 4.11. Partition. Each Member waives any and all rights that it may have to maintain an action for partition of the Company’s property.

Section 4.12. Liability. Except as otherwise set forth herein or in the Contribution Agreement, or the Transaction Documents or as required by the Act, the debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company, and no Member, Director or Company officer shall be obligated personally for any such debt, obligation or liability of the Company or for any losses of the Company solely by reason of being a Member or acting as a Director or Company officer. For the avoidance of any doubt, neither MCK nor any of the Echo Shareholders (or any of MCK and Echo Shareholders’ respective Affiliates) shall be required to be a guarantor for any indebtedness of the Company.

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ARTICLE 5

BOARD AND OFFICERS

Section 5.01. Board.

(a) Except as otherwise expressly provided in this Agreement, the management of the business and affairs of the Company shall be vested in the board of directors of the Company (the “Board”). The Board shall be made up of the number of individuals (who need not be Members) (each, a “Director”) as specified in this Agreement. Each Director shall be a “Director” (as such term is defined in the Act) of the Company but, notwithstanding the foregoing, no Director shall have any rights or powers beyond the rights and powers expressly granted to such Director in this Agreement.

(b) The Board shall be made up of not more than ten (10) Directors, provided, that no Director or Board observer shall be a Material Company Competitor.

(c) Subject to Section 5.01(d), at any time prior to a Qualified MCK Exit, the composition of the Board shall be as follows:

(i) MCK Members shall have the right to designate a total of four Directors, of whom (x) three Directors may be employees of MCK or any of its Affiliates and (y) one Director shall not be an employee or Affiliate of MCK or any of its Affiliates and shall satisfy the Independence Requirements (together, the “MCK Directors”), and none of whom may be a Restricted Person;

(ii) Echo shall have the right to designate a total of four Directors, of whom (x) three Directors may be employees of any Echo Shareholder or any of their respective Affiliates and (y) one Director shall not be an employee or Affiliate of any Echo Shareholder or any of their respective Affiliates and shall satisfy the Independence Requirements (together, the “Echo Directors”), and none of whom may be a Restricted Person;

(iii) the MCK Members and Echo shall mutually designate one additional Director who is neither an employee or Affiliate of MCK, nor any Echo Shareholder or any of their respective Affiliates and satisfies the Independence Requirements (the “Mutual Independent Director”) and who is not a Restricted Person; provided, that in the event either the MCK Members (together with the Permitted Transferees) or Echo (together with its Permitted Transferees) hold less than 10% of the MCK Units or Echo Units, respectively, the Mutual Independent Director shall be designated by the holders of a majority of the Units at such time; and

(iv) the Chief Executive Officer of NewCo shall be an additional Director on the Board.

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(d) The number of MCK Directors and Echo Directors shall be reduced using the following principles:

(i) the MCK Members shall have the right to designate four Directors so long as the MCK Members (together with their Permitted Transferees) hold 80% or more of the MCK Units;

(ii) the MCK Members shall have the right to designate three Directors so long as the MCK Members (together with their Permitted Transferees) hold less than 80% but not less than 60% of the MCK Units;

(iii) the MCK Members shall have the right to designate two Directors so long as the MCK Members (together with their Permitted Transferees) hold less than 60% but not less than 40% of MCK Units

(iv) the MCK Members shall have the right to designate one Director so long as the MCK Members (together with their Permitted Transferees) hold less than 40% but not less than 10% of the MCK Units;

(v) the MCK Members shall not have the right to designate any Directors to the extent that the MCK Members (together with their Permitted Transferees) hold less than 10% of the MCK Units;

(vi) Echo shall have the right to designate four Directors so long as Echo (together with its Permitted Transferees) holds 80% or more of the Echo Units;

(vii) Echo shall have the right to designate three Directors so long as Echo (together with its Permitted Transferees) holds less than 80% but not less than 60% of the Echo Units;

(viii) Echo shall have the right to designate two Directors so long as Echo (together with its Permitted Transferees) holds less than 60% but not less than 40% of the Echo Units;

(ix) Echo shall have the right to designate one Director so long as Echo (together with its Permitted Transferees) holds less than 40% but not less than 20% of the Echo Units; and

(x) Echo shall have the right to designate one Director so long as Echo (together with its Permitted Transferees) holds less than 20% but not less than 10% of the Echo Units.

provided, that if any reduction meeting a threshold set forth above occurs with respect to the MCK Members pursuant to this Section 5.01(d)(i) following a Qualified IPO, then notwithstanding anything to the contrary, each MCK Director to be removed pursuant to this provision shall be entitled to serve out any remaining designated term of such Director’s seat on the Board prior to removal. Upon any Transfer of Initial Units that results in a reduction of Initial Units meeting the thresholds specified in Section 5.01(d) for removal of an applicable Nominee Director, the party designating such Nominee Director shall promptly provide written notice to the other parties and the Company. For the avoidance of doubt, immediately following a Qualified MCK Exit, the MCK Members shall no longer have any designation rights pursuant to this Article 5.

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(e) At any such time as one of the MCK Directors serves as the Chairman of the Board, Echo shall be entitled to appoint the Vice Chairman of the Board from one of the Echo Directors. At any such time as one of the Echo Directors serves as the Chairman of the Board, the MCK Members shall be entitled to appoint the Vice Chairman of the Board from one of the MCK Directors.

(f) Each of the Company and each Member shall take all necessary action to effectuate the provisions of Section 5.01(b), Section 5.01(c), Section 5.01(d) and Section 5.01(e) to ensure that the Board consists of the Directors who are duly designated, elected or appointed (and/or removed pursuant to Section 5.01(c)) in accordance with such Section, including by promptly calling and/or voting, as applicable, in any meetings or promptly participating in an action by written consent.

(g) The Board, by taking action in accordance with this Article 5, and subject to compliance with Section 5.05, shall have the power, discretion and authority on behalf and in the name of the Company to carry out any and all of the objects and purposes of the Company contemplated by this Agreement and to perform or authorize all acts which it may deem necessary or advisable in connection therewith. The Members agree that all determinations, decisions and actions made or taken by the Board in accordance with this Article 5, and subject to compliance with Section 5.05, shall be conclusive and absolutely binding upon the Company, the Members and their respective successors, assigns and personal representatives (without requirement for further consent or other action by the Members).

(h) Each Director, other than the Directors who meet the Independence Requirements, will serve as such without compensation from the Company or any of its Subsidiaries. Each of the Directors that meet the Independence Requirements shall be paid reasonable compensation for their service on the Board in an amount determined by the Board from time to time. Each Director and observer shall be entitled to reimbursement from the Company for reasonable out-of-pocket expenses incurred by such Director or observer during the course of performing his or her duties as a Director or exercising his or her rights as an observer.

(i) No Director (acting in his or her capacity as such) shall have any right or authority to act on behalf of or to bind the Company with respect to any matter except pursuant to a resolution of the Board authorizing such action, which resolution is duly adopted by the Board by the affirmative vote required for such matter pursuant to the terms of this Agreement.

(j) Each Director may authorize another individual (who may or may not be a Director, but shall meet the criteria for designation as a Director by the Member that designated such Director) to act for such Director by proxy at any meeting of the Board, or to consent to or dissent from any proposed action of the Board in writing without a meeting thereof. A writing authorizing any individual to act for any Director by proxy, which has been executed by such Director and entered into the books and records of the Company, shall be a valid means by which a Director may grant such authority.

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(k) H&F shall have the right, exercisable by delivering notice to the Company, to designate one (1) non-voting observer to attend any meetings of the Board, the Ad Hoc Committee, the IPO Committee, the boards of directors and equivalent governing bodies of the Company’s Subsidiaries and any other committees thereof. Notice of meetings of the Board, the Ad Hoc Committee, the IPO Committee, the boards of directors and equivalent governing bodies of the Company’s Subsidiaries and any other committees thereof shall be furnished (together with all materials to be provided) to such observer no later than, and using the same form of communication as, notice of meetings of the Board, the Ad Hoc Committee, the IPO Committee, the boards of directors and equivalent governing bodies of the Company’s Subsidiaries and any other committees thereof, as the case may be, that are furnished to the members of the Board, the Ad Hoc Committee, the IPO Committee, the boards of directors and equivalent governing bodies of the Company’s Subsidiaries and any other committees thereof, respectively; provided, that the Company or its Subsidiaries, as the case may be, shall be entitled to remove such observer from such portions of a meeting of the Board, the Ad Hoc Committee, the IPO Committee, the boards of directors or equivalent governing bodies of any of the Company’s Subsidiaries or any other committees thereof, in each case, to the extent such observer’s presence would be likely to result in the waiver of any attorney client privilege. Any observer designated under this Section 5.01(j) shall be permitted to attend any meeting of any of the Board, the Ad Hoc Committee, the IPO Committee, the boards of directors and equivalent governing bodies of the Company’s Subsidiaries and any other committees thereof, in each case, using the same form of communication permitted for members of such Board, Ad Hoc Committee, IPO Committee, boards of directors and equivalent governing bodies of the Company’s Subsidiaries or any other committees thereof. The initial H&F observer shall be P. Hunter Philbrick.

Section 5.02. Removal and Resignation.

(a) (A) Each Member shall have the exclusive right to remove, with or without cause, any Director that such Member has the right to designate and (B) the Members shall have the right to remove any Director they mutually have the right to designate upon their mutual consent, in each case upon the giving of written notice to such Director and the Board; provided, that (i) such rights shall only be available to the MCK Members until the consummation of a Qualified MCK Exit and (ii) each Member agrees to remove any Director designated by such Member if such Director is or becomes a Restricted Person or, with respect to any independent Director, such Director fails to satisfy the Independence Requirements.

(b) Any Director may resign by written notice to the Board. Unless otherwise specified therein, a Director’s resignation shall take effect upon delivery of such notice.

(c) Vacancies created on the Board resulting from the death, disability, resignation or removal of a MCK Director or an Echo Director shall be filled by the Member that designated such Nominee Director, with such appointment to become

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effective immediately upon delivery of written notice of such appointment to the other Members and the Company, provided, that this right shall be applicable to the MCK Members with respect to appointments of MCK Directors solely prior to consummation of a Qualified MCK Exit. Vacancies created on the Board resulting from the death, disability, resignation or removal of the Mutual Independent Director (or any other directors who are not Nominee Directors) shall be filled (A) solely by the mutual consent of the MCK Members and Echo, in each case to the extent they (together with their respective Permitted Transferees) hold 10% or more of the MCK Units or Echo Units, respectively, or (B) in the event either the MCK Members or Echo hold less than 10% of the MCK Units or Echo Units, respectively, upon the approval of the holders of a majority of the Units at such time, with such appointment, in each case, to become effective immediately upon delivery of written notice of such appointment to the other Members and the Company.

Section 5.03. Meetings of the Board.

(a) The Board shall hold a regularly scheduled meeting at least once every calendar quarter at such place, date and time as the Board may designate. Special meetings of the Board may be called at any time by the Chairman. Special meetings of the Board shall be called at any time by the Chairman upon the written request of at least one Director to the Chairman, specifying the matters to be discussed.

(b) Notice of any meeting of the Board or any committee thereof stating the place, date and hour of the meeting and the purpose or purposes for which the meeting is called shall be given to each Director by telephone, electronic mail or facsimile no less than seven days before the date of the meeting; provided, that the Chairman may reduce the advance notice period for any special meeting to no less than two days if the Chairman determines, acting reasonably and in good faith, that it is necessary or desirable to take action within a time period of less than seven days; and provided, further, that for the avoidance of doubt, if notice of any meeting of the Board is not given in accordance with this Section 5.03(b), then no business may be transacted at such meeting. Notice of any meeting may be waived by any Director on behalf of such Director. Presence at a meeting of the Board by a Director shall constitute waiver of any deficiency of notice of such meeting by such Director, unless such Director objects, at the beginning of the meeting, to the transaction of any business at such meeting because such meeting was not called or convened in accordance with this Agreement.

(c) The secretary of the Company (the “Secretary”) shall circulate to each Director an agenda for each meeting of the Board not less than four days in advance of such meeting, or no less than two days in advance of any special meeting, if the Chairman has exercised his or her right pursuant to Section 5.03(b) to reduce the notice required for such meeting to no less than two days. Such agenda shall include any matters that any Director may reasonably request be included on such agenda.

(d) The presence in person or by proxy of a number of Directors equal to a majority of the total number of Directors on the Board at such time shall constitute a quorum for the conduct of business at any meeting of the Board, provided, that such

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quorum consists of not less than two MCK Directors and two Echo Directors. If a quorum is not present at any meeting of the Board, no business may be conducted at such meeting (the “Original Meeting”), and the Directors present shall adjourn the meeting and promptly give notice of when it will be reconvened, which shall not be more than thirty (30) days from the date of the meeting (the “Adjourned Meeting”). If a quorum is not present at the Adjourned Meeting and the sole reason for such lack of quorum was the absence of the Nominee Directors of the same party whose Nominee Directors’ absence was the sole cause of the Original Meeting being adjourned, then the Directors present at such Adjourned Meeting shall constitute a valid quorum.

(e) Directors may participate in any meeting of the Board or any committee thereof by means of a conference telephone or similar communications equipment by means of which all Directors participating in such meeting may hear one another. Participation in any meeting of the Board pursuant to this Section 5.03(e) shall constitute presence in person at such meeting for purposes of Section 5.03(d) and shall constitute a waiver of any deficiency of notice of such meeting, unless such Director objects, at the beginning of the meeting, to the transaction of any business at such meeting because such meeting was not called or convened in accordance with this Agreement.

(f) Each Director shall be entitled to cast one vote with respect to each matter brought before the Board (or any committee thereof of which such Director is a member) for approval. Except as otherwise expressly provided by this Agreement, the affirmative vote of Directors entitled to cast a majority of the votes that may be cast by the Directors in attendance at any meeting at which a quorum is present (whether in person or by proxy) shall be required to authorize any action by the Board and shall constitute the action of the Board for all purposes. No Director shall be disqualified from voting on any matter as to which the Member that designated such Director or any of its Affiliates may have an interest. Subject to Section 6.02(b), notwithstanding any duty otherwise existing at Law or in equity, to the fullest extent permitted by Law, no Director shall have any duty to disclose to the Company or the Board confidential information of the Member that designated such Director or any of its Affiliates in such Director’s possession, even if such information is material and relevant to the Company and/or the Board, and in any case, such Director shall not be liable to the Company or the other Members or their respective Affiliates for breach of any duty (including the duty of loyalty or any other fiduciary duty) as a Director by reason of not disclosing such confidential information; provided, that the foregoing shall not limit the Chief Executive Officer’s or any other employee of the Company or its Subsidiaries who is a Director’s responsibility to disclose to the Board information regarding the Company and its Subsidiaries obtained as a result of the Chief Executive Officer or such employee serving in such capacity.

(g) The Secretary or, if he or she is not present, any individual whom the Chairman may appoint, shall keep minutes of each meeting of the Board, which shall reflect all actions taken by the Board thereat.

(h) The Board may establish other provisions and procedures relating to the governance of its meetings that are not in conflict with the terms of this Agreement.

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(i) Each Director shall be entitled to receive all information (including without limitation, board minutes, board books and financial reports) that is made available to any Director in such Person’s capacity as such.

Section 5.04. Action Without a Meeting. Notwithstanding Section 5.03, with respect to any matter requiring the approval or consent of the Board under this Agreement or the Act, the Board may take such action without a meeting, if a consent or consents in writing, setting forth the action to be taken, shall be signed by all of the Directors on the Board.

Section 5.05. Reserved Matters.

(a) The Company shall not, and shall cause its Subsidiaries not to, take any of the following actions (including any action by the Board or any committee of the Board) (each, a “Reserved Matter”) without the prior written approval of (i) an MCK Member, and (ii) Echo; provided, that no such prior written approval shall be required in the case of any action to be taken by the Company or any of its Subsidiaries pursuant to an express right of any Person set forth in this Agreement or in any other Transaction Document:

Operating Matters

(i) any material change in the line of business of the Company and its Subsidiaries (which shall initially be a health care information technology company) or the entry into any new material line of business by the Company and its Subsidiaries;

(ii) any change in either the name of the Company or its registered address or the Fiscal Year;

(iii) any appointment, removal or replacement of, or determination or approval of, or change in, compensation, benefits, perquisites and other incentives for, the Chief Executive Officer (other than the appointment of Neil de Crescenzo as the Chief Executive Officer at Closing), including the entry into and any amendment of any employment contract with such officer;

(iv) approval of the Company’s annual operating plan and the Annual Operating and Capital Budget and any amendment or modification thereto and any material deviation from the Annual Operating and Capital Budget; provided, that to the extent an MCK Member and Echo cannot agree on the Annual Operating and Capital Budget for a given year, the Annual Operating and Capital Budget for the immediately preceding year of such given year shall be deemed to be the Annual Operating and Capital Budget for such given year; for purposes of the foregoing, it shall not be deemed a “material deviation” from any Annual Operating and Capital Budget previously approved as a Reserved Matter hereunder unless expenditures for any given fiscal quarter are greater than one hundred five percent (105%) of the total expenditures, in the aggregate, included in such Annual Operating and Capital Budget for such fiscal quarter;

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(v) entry into any agreement or arrangement that limits, or otherwise restricts in any material respect, either the Company (other than any employees of the Company or its Subsidiaries), the Company’s Subsidiaries, any Echo Shareholder or its Affiliates or MCK or its Affiliates, from engaging in any line of business, selling, licensing or otherwise distributing services or products in any geographic area, competing with any Person (including, for the avoidance of doubt, any material agreement that includes (1) grants of exclusive rights, exclusive territories, exclusive licenses or “most favored party” rights, (2) any non-competition or non-solicitation restrictions, (3) any rights of first refusal or rights of first offer or (4) any limits on the use of any Intellectual Property Rights (as defined in the Contribution Agreement) or, with respect to any Echo Shareholder or its Affiliates or MCK or its Affiliates, otherwise binds such Person other than with respect to an obligation of the Company or its Subsidiaries in such Person’s capacity as a Member;

(vi) prior to a Qualified IPO, appointment, removal or replacement of the Auditor of the Company;

(vii) approval of the annual financial report, adoption of any financial and accounting procedures or accounting policies, or any material changes thereto, unless permitted pursuant to policies and procedures previously approved by the Members as a Reserved Matter;

(viii) filing of any litigation, arbitration or other legal proceedings or actions in relation to a claim (or a series of related claims) of $15,000,000 or more, or any settlement of any litigation, arbitration, other legal proceeding, actions or series of related claims of $15,000,000 or more, except for any legal action involving the Members and/or their Affiliates; and provided, that notwithstanding anything to the contrary in this Agreement, in the event of any legal proceeding by or against the Company or any of its Subsidiaries, in which either Echo or any MCK Member or any Affiliate thereof is (or would be) an adverse party, the other party shall have the right to control the initiation, defense, conduct and settlement of such legal proceedings by the Company;

(ix) entry into any agreements or other transactions between a Member or any of its Affiliates, on the one hand, and the Company or any of its Subsidiaries, on the other hand, other than:

(A) the Transaction Documents (and any transactions or agreements contemplated by or ancillary to such Transaction Documents); provided, that any amendment or modification to any Transaction Document shall require approval under clause (ixxx) below); or

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(B) agreements or transactions with MCK or its Subsidiaries and/or portfolio companies of any Echo Shareholder that are entered into on arm’s length terms and in the ordinary course of business for the purchase of materials, supplies, goods, services (excluding any employment agreements), equipment or other assets that are generally available for purchase by business entities in the Company’s line of business on substantially similar terms from non-affiliated suppliers or providers;

Board Matters

(x) any increase or decrease in the size of the Board;

(xi) any establishment of, or change in the size of, any committee of the Board;

(xii) selection of the Mutual Independent Director, so long as each of Echo (together with its Permitted Transferees) and the MCK Members (together with their Permitted Transferees) own 10% or more of the Echo Units or MCK Units, respectively;

(xiii) the appointment, removal or replacement of the Chairman of the Board, who shall initially be John H. Hammergren, a Nominee Director of the MCK Members;

(xiv) the appointment, removal or replacement of the Executive Vice Chairman of the Board, who shall initially be [                    ], a Nominee Director of Echo;

Financing Matters

(xv) any declaration and payment of any dividends, the determination of any cash reserve or the making of any non-cash distributions, in each case, except as expressly contemplated in this Agreement, including pursuant to Section 8.02;

(xvi) any redemption and/or repurchase of any of the Company’s or any of its Subsidiaries’ Equity Securities (including any Units) excluding (A) repurchases pursuant to an equity incentive plan previously approved as a Reserved Matter pursuant to this Section 5.05 [or pursuant to the terms of the equity incentive plans in place at Closing]4; (B) redemptions and/or repurchases of Equity Securities of a wholly-owned Subsidiary of the Company by the Company or any other wholly-owned Subsidiary of the Company and (C) equity adjustments pursuant to Section 2.03 and Section 8.06 of the Contribution Agreement;

[4]	NTD: Mechanics to handle rolled management equity to be agreed upon.

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(xvii) any issuance, or authorization of issuance of any Equity Securities of the Company or any of its Subsidiaries, excluding (A) the issuance of any Equity Securities under any equity incentive plan approved pursuant to sub-clause (xxii) below, (B) issuances by any wholly-owned Subsidiaries of the Company to the Company or another wholly-owned Subsidiary of the Company, (C) issuances in connection with a Qualified IPO; (D) issuances pursuant to the exercise of the Top-up Option by the MCK Members under Section 10.06, (E) equity adjustments pursuant to Section 2.03 and Section 8.06 of the Contribution Agreement and (F) pursuant to Section 8.02(a)(ix);

(xviii) any creation, incurrence, assumption or refinance of any indebtedness (excluding trade credits in the ordinary course of business, but including any factoring program or asset securitization program which is, or could reasonably be expected to be, treated as indebtedness under GAAP) or any assumption, guarantee, endorsement or any accommodation pursuant to which the Company or any of its Subsidiaries becomes responsible for the obligations of another Person (other than the Company or a wholly-owned Subsidiary of the Company), or any amendment to the maturity date, aggregate principal amount, interest rate or other material terms of any existing indebtedness, in each case in excess of $25 million in the aggregate, unless otherwise permitted by the Company’s policies and procedures which have been previously approved as a Reserved Matter;

(xix) pledge, encumbrance or creation of any similar security over the assets of the Company or its Subsidiaries, unless otherwise permitted by the Company’s policies and procedures which have been previously approved as a Reserved Matter;

(xx) enter into, amend or modify any Swap Contract or any other derivative contracts or transactions, unless otherwise permitted by the Company’s policies and procedures which have been previously approved as a Reserved Matter;

(xxi) make any advance or capital contribution to any Person (other than the Company or its Subsidiaries), or voluntarily prepay any indebtedness, unless otherwise permitted by the Company’s policies and procedures which have been previously approved as a Reserved Matter;

(xxii) adoption of, or changes to, equity incentive plans[; provided, that the [equity incentive plan contemplated pursuant to Section [                    ]] is deemed approved under this clause (xxii) as of the Closing];

Significant Transactions

(xxiii) any transaction, other than a transaction described in Section 9.03, that results in, or that could reasonably be expected to be treated in whole or in part for U.S. federal income tax purposes as resulting in, a disposition by Echo of any of its interests in the Company or as a disposition by the Company of all or a substantial portion of its assets;

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(xxiv) any Company Sale other than as expressly contemplated under this Agreement;

(xxv) any other sale, lease or disposal of assets of the Company or its Subsidiaries outside of the ordinary course of business, unless otherwise permitted by the Company’s policies and procedures which have been previously approved as a Reserved Matter;

(xxvi) any initial public offering of the Company (other than a Qualified IPO conducted in accordance with Section 10.01 or an initial public offering conducted pursuant to an IPO Demand in accordance with Section 10.01(c) and the Registration Rights Agreement), including any steps towards such initial public offering, such as selection of an underwriter and any other financial advisor for any such offering; provided, that approval of (A) the launch of any road show relating to a Qualified IPO and (B) the final pricing, size and other material terms of a Qualified IPO shall be subject to the approval of the IPO Committee;

(xxvii) acquisition (or series of acquisitions) of Equity Securities or assets of any business or Person (other than the Company or a wholly-owned Subsidiary of the Company) with a value of $10 million or more individually or $50 million or more in the aggregate;

(xxviii) the assignment, transfer, pledge, license, sublicense or other disposition of any intellectual property rights owned by the Company or its Subsidiaries with a fair market value in excess of $10 million ;

(xxix) the termination, liquidation or dissolution of the Company or any of its material Subsidiaries;

Other Matters

(xxx) any amendment to, modification of, or waiver under this Agreement or, solely on behalf of the Company, the Contribution Agreement or any other Transaction Document;

(xxxi) any matter requiring the approval of the Company pursuant to Section 11.04(d) or any waiver of any covenant made by Echo or the Echo Shareholders to the Company under this Agreement, including the covenants set forth under Section 11.04;

(xxxii) any action by the Company that would result, or be reasonably likely to result, in the failure of Echo or the Echo Shareholders to satisfy the Echo Minimum Ownership as required by this Agreement;

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(xxxiii) any amendment to, modification of, or waiver under any of the terms, rights and privileges of any class of Equity Securities of the Company or its Subsidiaries, which if made, would have a disproportionate adverse economic effect on such class; and

(xxxiv) any action having the effect of causing one or both of PF2 NewCo Intermediate Holdings, LLC or PF2 NewCo Holdings, LLC to cease being disregarded as entities separate from the Company for U.S. federal income tax purposes.

(b) The right of the parties to approve any of the Reserved Matters shall terminate at such time as the MCK Members (together with their Permitted Transferees) no longer hold 10% or more of the MCK Units of the Company, directly or indirectly through ownership of Echo Shares.

Section 5.06. Chairman of the Board. Subject to Section 5.05, the Chairman of the Board (the “Chairman”) shall be appointed by the affirmative vote of a majority of the Directors; provided, that the initial Chairman of the Board shall be John H. Hammergren. The Chairman shall preside at all meetings of Members and the Board at which he or she is present and perform such other duties as from time to time may be assigned to him or her by the Board.

Section 5.07. Committees of the Board.

(a) Subject to Section 5.05, the Board may designate one or more committees of the Board, including an audit committee, a compensation committee, a compliance committee and a nominating committee. Subject to Section 5.05, any committee of the Board, to the extent permitted by Law and provided in the resolutions of the Board establishing such committee, shall have and may exercise all of the powers and authority of the Board in the management of the business and affairs of the Company. Each committee shall keep regular minutes and report to the Board promptly after the taking of any material action. Each of the Members entitled to designate a Director hereunder shall be entitled to appoint at least one Director designated by such Member to sit on each committee of the Board, with the representation on any such committee between MCK Directors and Echo Directors to be proportional to the number of MCK Directors and Echo Directors on the Board.

(b) A majority of the members of any committee may determine its action and fix the time and place of its meetings, unless the Board shall otherwise provide. Notice of such meetings shall be given to each member of the committee in the manner provided for in Section 5.03(b).

(c) Each Director who is not an employee of the Company or its Subsidiaries shall be entitled to receive all information (including without limitation, committee minutes, committee books and reports) that is made available to any member of a committee in such Person’s capacity as such.

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Section 5.08. Board Escalation Matters. At any such time that each of the MCK Members and Echo are entitled to designate an equal number of Nominee Directors, in the event that the Board shall have considered any proposed resolution or written consent with respect to any matter that is proposed by any of the Nominee Directors appointed by one party in two consecutive meetings of the Board, and in each case, the Nominee Directors appointed by the other Party have not consented to such proposed resolution or written consent, with the effect that such proposed resolution or written consent has not been approved by the Board (each such event, a “Board Escalation Matter”), then at the written request of either MCK Member or Echo, an ad hoc committee comprising of two representatives of the MCK Members and two representatives of Echo (the “Ad Hoc Committee”), shall be formed and such Ad Hoc Committee shall meet (in person, by telephone or by audio-visual conference) and seek to resolve such matters within thirty (30) days after the occurrence of the Board Escalation Matter.

Section 5.09. Officers; Designation and Election of Officers; Duties.

(a) Subject to Section 5.05, the Board shall delegate management of day-to-day operations of the Company to the Company’s leadership team, which shall be led by the Chief Executive Officer of the Company (the “Chief Executive Officer”).

(b) The Chief Executive Officer may, from time to time, employ and retain Persons as may be necessary or appropriate for the conduct of the Company’s business (subject to the supervision and control of the Board, and subject to the approval rights set forth in Section 5.05), including employees, agents and other Persons (any of whom may be a Member or Representative) who may be designated as officers of the Company, with titles including, but not limited to, “chief financial officer,” “chief operating officer,” “chief compliance officer,” “president,” “vice president,” “treasurer,” “secretary” and “general counsel,” as and to the extent authorized by the Board. Any number of offices may be held by the same Person. The Board may choose not to fill any office for any period as it may deem advisable. Officers need not be residents of the State of Delaware or Members. Any officers so designated shall have such authority and perform such duties as the Board and the Chief Executive Officer, from time to time, may delegate to them. The Chief Executive Officer may assign titles to particular officers. Each officer shall hold office until his successor shall be duly designated or until his or her death or until he or she shall resign or shall have been removed in the manner hereinafter provided.

(c) Any officer may resign as such at any time. Such resignation shall be made in writing and shall take effect at the time specified therein, or if no time is specified, at the time of its receipt by the Board. The acceptance by the Board of a resignation of any officer shall not be necessary to make such resignation effective, unless otherwise specified in such resignation. Any officer may be removed as such, either with or without cause, at any time by the Board. Subject to Section 5.05, vacancies may be filled by approval of the Board. Designation of any Person as an officer by the Board shall not in and of itself vest in such Person any contractual or employment rights with respect to the Company.

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(d) The officers, to the extent of their powers set forth in this Agreement or in resolutions of the Board, shall be agents of the Company for the purpose of the Company’s business, and the actions of the officers taken in accordance with such powers shall bind the Company. Any Person dealing with the Company may rely upon a certificate signed by any officer as to: (A) the identity of any Member, Director or officer; (B) the existence or nonexistence of any fact or facts which constitute a condition precedent to acts by Members, the Board or officers or in any other manner germane to the affairs of the Company; (C) the Persons who are authorized to execute and deliver any instrument or document of or on behalf of the Company; (D) the authenticity of any copy of this Agreement and amendments hereto; (E) any act or failure to act by the Company or as to any other matter involving the Company or, solely with respect to the activities of the Company, any Member; and (F) the authority of the Board, any officer, employee or agent of the Company or the Tax Matters Member.

Section 5.10. Employee Compensation Arrangements. [Reserved.]

ARTICLE 6

DUTIES, EXCULPATION AND INDEMNIFICATION

Section 6.01. Duties, Exculpation and Indemnification.

(a) Notwithstanding any duty otherwise existing at Law or in equity, to the fullest extent permitted by Law and except as expressly contemplated by this Agreement or any other agreement entered into between a Covered Person, and any Member or the Company or any of its Subsidiaries, no Covered Person shall have any duty (including any fiduciary duty) otherwise applicable at Law or in equity to the Company or to any other Member with respect to or in connection with the Company or the Company’s business or affairs.

(b) To the fullest extent permitted by Law, no Person made or threatened to be made a party to any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such Person is or was a member, shareholder, partner, Director or executive officer of any Member, the Company or any of their respective Subsidiaries or Affiliates (collectively, “Covered Persons”) shall be liable to the Company or its Subsidiaries or to any other Person that is a party hereto or is otherwise bound hereby for any act or failure to act in such Person’s capacity as Covered Person, except, in the case of any Covered Person who is not an officer or other employee of the Company, willful misconduct or breach of this Agreement or any other agreement to which such Covered Person is a party and, in the case of any Covered Person who is an officer or other employee of the Company willful misconduct, gross negligence, bad faith or breach of this Agreement or any other agreement to which such Covered Person is a party. The Board shall also have the power to exculpate, to the same extent set forth in this Section 6.01(b), employees of the Company or its Subsidiaries who are not Covered Persons and agents of the Company or its Subsidiaries.

(c) Except in the case of willful misconduct (with respect to any Covered Person who is not an officer or other employee of the Company) or willful misconduct,

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gross negligence or bad faith (with respect to any Covered Person who is an officer or other employee of the Company), or in the case of a breach of this Agreement or any other agreement with the Company or its Subsidiaries to which any such Covered Person is a party, each Person (and the heirs, executors or administrators of such Person) who was or is a party or is threatened to be made a party to, or is involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, in such Person’s capacity as a Covered Person, and such action, suit or proceeding relates to an act or omission of such Covered Person acting in its capacity as such, shall be indemnified and held harmless by the Company to the fullest extent permitted by the Laws of the State of Delaware (including indemnification for acts or omissions constituting negligence, gross negligence or breach of duty); provided, that the foregoing indemnification shall not be available to a Member in the case of an action, suit or proceeding brought by a Member or any other party to this Agreement against such Member. The right to indemnification conferred in this Section 6.01(c) shall also include the right to be paid by the Company the expenses incurred in connection with any such action, suit or proceeding in advance of its final disposition to the fullest extent authorized by the Laws of the State of Delaware; provided, that the payment of such expenses in advance of the final disposition of an action, suit or proceeding shall be made only upon delivery to the Company of an undertaking by or on behalf of the applicable Covered Person to repay all amounts so paid in advance if it shall ultimately be determined that such Covered Person is not entitled to be indemnified under this Section 6.01(c) or otherwise. The rights to indemnification and advancement conferred in this Section 6.01(c) constitute contract rights. Notwithstanding the foregoing provisions of this Section 6.01, the Company shall indemnify a Covered Person in connection with a proceeding (or part thereof) initiated by such Covered Person only if such proceeding (or part thereof) was authorized by the Board; provided, however, that a Covered Person shall be entitled to reimbursement of his or her reasonable counsel fees with respect to a proceeding (or part thereof) initiated by such Covered Person to enforce his or her right to indemnity or advancement of expenses under the provisions of this Section 6.01 to the extent that the Covered Person is successful on the merits in such proceeding (or part thereof). The Company shall also have the power to indemnify and hold harmless to the same extent set forth in this Section 6.01(c) employees of the Company or its Subsidiaries who are not Covered Persons and agents of the Company or its Subsidiaries. No claim subject to the indemnification provisions hereunder shall be settled by any Covered Person without the consent of the Company, not to be unreasonably withheld.

(d) The Company may, by action of the Board, provide indemnification to such officers, employees and agents of the Company or other Persons who are or were serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise to such extent and to such effect as the Board shall determine to be appropriate.

(e) The Company shall, by action of the Board, have the power to purchase and maintain insurance on behalf of any Person who is or was a Covered Person or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss incurred by such Person in any such capacity or arising out of his status as such, whether or not the Company would have the power to indemnify him against such liability under the Laws of the State of Delaware.

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(f) Notwithstanding any provision of this Agreement to the contrary, the provisions of this Section 6.01 shall survive the termination, voluntary or involuntary, of the status of a Member as such, the termination, voluntary or involuntary, of the status of any Covered Person or other Person as to whom the provisions of this Section 6.01 apply as such and the termination of this Agreement or dissolution of the Company.

(g) The provisions of this Section 6.01 shall be applicable to any action, suit or proceeding commenced after the date of this Agreement against any Covered Person arising from any act or omission of such Covered Person acting in its capacity as such, whether occurring before or after the date of this Agreement. No amendment to or repeal of this Section 6.01, or, to the fullest extent permitted by Law, any amendment of Law, shall have any effect on the rights provided under this Section 6.01 with respect to any act or omission occurring prior to such amendment or repeal.

(h) The indemnification hereby provided and provided hereafter pursuant to the power hereby conferred by this Section 6.01 on the Board shall not be exclusive of any other rights to which any Person may be entitled, including any right under policies of insurance that may be purchased and maintained by the Company or others, with respect to claims, issues or matters in relation to which the Company would not have the power to indemnify such Person under the provisions of this Section 6.01. Such rights shall not prevent or restrict the power of the Company to make or provide for any further indemnity, or provisions for determining entitlement to indemnity, pursuant to one or more indemnification agreements or other arrangements (including creation of trust funds or security interests funded by letters of credit or other means) approved by the Board (whether or not any of the Members, Directors or Company officers shall be a party to or beneficiary of any such agreements or arrangements); provided, however, that any provision of such agreements or other arrangements shall not be effective if and to the extent that it is determined to be contrary to this Section 6.01 or applicable Law.

(i) Nothing contained in this Section 6.01 is intended to relieve any Member or any other Person from any liability or other obligation of such Person relating to the Contribution Agreement or any other Transaction Document or any other agreement or to in any way impair the enforceability of any provision of such agreements against any party thereto. No Covered Person shall be indemnified, held harmless or have any right to advancement of expenses hereunder in any claim, action, suit or proceeding relating to the Contribution Agreement or any other Transaction Document.

(j) Any indemnity under this Section 6.01 shall be provided solely out of, and only to the extent of, the Company’s assets, and no Member or Affiliate of any Member shall be required directly to indemnify any Covered Person pursuant to this Section 6.01. None of the provisions of this Section 6.01 shall be deemed to create any rights in favor of any Person other than Covered Persons and any other Person to whom the provisions of this Section 6.01 expressly apply.

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(k) The Company hereby acknowledges that a Covered Person may have certain rights to indemnification, advancement of expenses and/or insurance provided by other sources. The Company hereby agrees (i) that it is the indemnitor of first resort (i.e., its obligations to a Covered Person are primary and any obligation of such other sources to advance expenses or to provide indemnification for the same expenses or liabilities incurred by such Covered Person are secondary) and (ii) that it shall be required to advance the full amount of expenses incurred by a Covered Person and shall be liable for the full amount of all expenses, judgments, penalties, fines and amounts paid in settlement to the extent legally permitted and as required by the terms of this Agreement without regard to any rights a Covered Person may have against the such other sources. The Company further agrees that no advancement or payment by such other sources on behalf of a Covered Person with respect to any claim for which such Covered Person has sought indemnification from the Company shall affect the foregoing, and such other sources shall have a right of contribution and/or be subrogated to the extent of such advancement or payment to all of the rights of recovery of such Covered Person against the Company.

Section 6.02. Other Activities; Business Opportunities.

(a) Notwithstanding any duty otherwise existing at Law or in equity, to the fullest extent permitted by Law, and subject only to Section 11.04, no Member, Affiliate of any Member, Director or Company officer who is also an employee of a Member or an Affiliate of a Member (in each case only when acting on behalf of such Member or such Member’s Affiliate in connection with such Member’s or such Member’s Affiliate’s own business and operations) shall have any obligation to refrain from, directly or indirectly, (i) engaging in the same or similar activities or lines of business as the Company or developing or marketing any products or services that compete, directly or indirectly, with those of the Company, (ii) investing or owning any interest, publicly or privately, in, developing a business relationship with, or serving as an employee, officer, director, consultant or agent of, any Person engaged in the same or similar activities or lines of business as, or otherwise in competition with, the Company or (iii) doing business with (directly or as an employee, officer, director, consultant or agent of a Person who does business with) the Company or any Person who conducts business with the Company; and neither the Company nor any Member (or Affiliate of any Member) shall have any right in or to, or to be offered any opportunity to participate or invest in, any business or venture engaged or to be engaged in by any other Member, Affiliate of any other Member, officer of the Company who is also an employee of any other Member (or an Affiliate of any other Member) or Director or shall have any right in or to any income or profits derived therefrom. It is understood and agreed by the Members that each Person referred to in this Section 6.02(a) shall be permitted to undertake any and all actions of the type referred to in this Section 6.02(a) without limitation (in each case acting on behalf of the applicable Member or Affiliate of a Member in connection with such Member’s or such Member’s Affiliate’s own business and operations) and that the taking of any such actions shall not violate any legal obligation or duty (including any fiduciary duty) to any Member or other Person under or in connection with this Agreement or the Company.

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(b) Notwithstanding any duty otherwise existing at Law or in equity, to the fullest extent permitted by Law, if a Member, any Director designated by a Member, any Affiliate of such Member or any officer of the Company who is also an employee of such Member (or any of such Member’s Affiliates) acquires knowledge of a potential transaction or matter which may be a business opportunity for both such Member or an Affiliate of such Member, on the one hand, and the Company or another Member or another Member’s Affiliate, on the other hand, no such Member, Director, Affiliate or officer shall have a duty to communicate or offer such business opportunity to the Company or such other Member or such other Member’s Affiliate, and no such Person shall be liable to the Company, the other Members and their Affiliates in respect of any such matter (including for any breach of fiduciary or other duties) by reason of the fact that such Member or any Affiliate of such Member pursues or acquires such business opportunity for itself or by reason of the fact that such Member, Director, Affiliate or officer directs such opportunity to such Member or an Affiliate of such Member or does not communicate information regarding such opportunity to the Company. Notwithstanding the foregoing, the first sentence of this Section 6.02(b) shall not apply to any such knowledge or business opportunity acquired by any Director who is an officer or other employee of the Company in his or her capacity as an officer or other employee of the Company. For the avoidance of doubt, a Director shall not be considered to be an officer of the Company merely by virtue of holding such position, the position of Chairman of the Board, Executive Vice Chairman of the Board or any other Board-level position.

ARTICLE 7

ACCOUNTING, TAX, FISCAL AND LEGAL MATTERS

Section 7.01. Fiscal Year. The fiscal year of the Company shall end on March 31 of each year or on such other day as may be fixed from time to time by resolutions of the Board, subject to Section 5.05 and applicable Law (each, a “Fiscal Year”).

Section 7.02. Bank Accounts. In the absence of instructions from the Board to the contrary, the Chief Executive Officer or another officer of the Company to whom the Chief Executive Officer has delegated such authority shall determine the institution or institutions at which the Company’s bank accounts will be opened and maintained, the types of accounts, and the Persons who will have authority with respect to the accounts and the funds therein.

Section 7.03. Books of Account and Other Information. The Company shall prepare and maintain, at its principal place of business, separate books of account for the Company that shall show a true and accurate record of all costs and expenses incurred, all charges made, all credits made and received and all income derived in connection with the operation of the Company’s business in accordance with GAAP and this Agreement. All questions of accounting shall be determined by the Board or a committee or officer authorized by the Board to make such determination.

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Section 7.04. Certain Tax Matters.

(a) At all times during which the Company has two or more Members, the Members intend that the Company shall be treated as a partnership for U.S. federal, state and local tax purposes, and the Members shall take such actions and make such elections (or refrain from taking any actions or elections) as may be necessary to achieve the foregoing.

(b) The Company shall (i) timely (taking into account extensions) prepare and file, or cause to be prepared and filed, all tax returns of the Company (it being understood that the procedures for tax return preparation shall be governed by Section 7.04(d)) and (ii) use commercially reasonable efforts to deliver Schedules K-1 to each Member as soon as practicable after the end of each Tax Year but not later than September 30 of the following Tax Year.

(c) The “tax matters partner” of the Company for purposes of Section 6231(a)(7) of the Code, and the “partnership representative” for purposes of the Partnership Tax Audit Rules, shall be appointed, and may be removed, by the Board from time to time (the “Tax Matters Member”). The Board shall initially designate an MCK Member as the Tax Matters Member. The Tax Matters Member shall take such action as may be necessary to cause, to the extent possible, each other Member to become a notice partner within the meaning of Code Section 6231(a)(8). The Tax Matters Member shall inform the Board and each other Member of all significant matters that come to its attention in its capacity as Tax Matters Member by giving notice thereof on or before the fifth day after becoming aware thereof and, within that time, shall forward to the Board and each such other Member copies of all significant written communications it may receive in that capacity.

(d) The Tax Matters Member shall: (i) supervise the timely preparation and filing of all tax returns of the Company (taking into account extensions); provided that the Board may (1) select from time to time the third-party tax return preparer (the “Return Preparer”) for the Company (or, if the Tax Matters Member does not engage an outside tax return preparer for any such tax return, the Return Preparer may be engaged to review such tax return on behalf of the Board) and (2) designate certain individuals or groups at the Return Preparer to act in such capacity. Initially, the Return Preparer shall be Deloitte LLP; provided, further that the Tax Matters Member shall be permitted to engage advisors other than the Return Preparer from time to time as the Tax Matters Member reasonably determines to be necessary or helpful to the satisfaction of the Tax Matters Member’s responsibilities hereunder, subject in all events to the preparation and/or review of tax returns by the Return Preparer as set forth in clause (1) above; (ii) manage and control any administrative proceeding with the Internal Revenue Service or any other taxing authority or any judicial proceeding, in each case relating to the determination of any item of income, gain, loss, deduction or credit of the Company for U.S. federal, state, local or foreign income or franchise tax purposes; provided, the Tax Matters Member shall not enter into any settlement relating to income or franchise taxes that is binding on the Company without prior approval by the Board; (iii) cause the Company to make all tax elections required or permitted to be made by the Company under applicable Law; provided, that for each Tax Year ending on or after the date hereof, the Company shall have in effect a valid election under Section 754 of the Code; and (iv) use commercially reasonable efforts to keep the Board reasonably informed of all material matters that come to its attention in its capacity as Tax Matters Member;

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(e) Except as expressly provided herein, the Tax Matters Member shall take no action on behalf of the Company without the authorization of the Board, other than such action as may be required by applicable Law, and shall take actions on behalf of the Company as directed by the Board. Any reasonable cost or expense incurred by the Tax Matters Member in connection with its duties, including the preparation for or pursuance of administrative or judicial proceedings, shall be paid by the Company.

(f) No Member shall file a request pursuant to Code Section 6227 for an administrative adjustment of Company items for any taxable year without first notifying the other Members and obtaining the approval of the Board. If the Board approves the requested adjustment, the Tax Matters Member shall file the request for the administrative adjustment on behalf of the Members. If such consent is not obtained within 30 days from such notice, or within the period required to timely file the request for administrative adjustment, if shorter, any Member, including the Tax Matters Member, may file a request for administrative adjustment on its own behalf. Any Member intending to file a petition under Code Sections 6226 or 6228 (or another Code Section) with respect to any item involving the Company shall notify the Board and the other Members of such intention and the nature of the contemplated proceeding. In the case where the Tax Matters Member is the Member intending to file such petition on behalf of the Company, such notice shall be given within a reasonable period of time to allow the Board and the other Members to participate in selecting the forum in which such petition will be filed.

(g) No Member shall file a notice of inconsistent treatment under Code Section 6222(b) with respect to any Company items for any taxable year without first notifying the Board and each other Member.

(h) The Company shall, if it is so eligible, make an election out of the Partnership Tax Audit Rules under Section 6221(b) (as in effect after December 31, 2017), and the Members shall provide the Company with such information as is reasonably necessary to make such election. The Company shall not make an election under Section 6231(a)(1)(B)(ii) of the Code (as in effect prior to December 31, 2017). In the event the Company has made an election out of the Partnership Tax Audit Rules under Section 6221(b) (as in effect after December 31, 2017), or is excluded from the definition of “partnership” under Section 6231(a)(1) (as in effect prior to January 1, 2018), and a Member becomes subject to an audit, examination, or other proceeding such Member shall notify the other Members of such audit, examination or other proceeding insofar as it relates to or involves the Company and shall provide information to the other Members upon reasonable request in respect of significant matters that relate to or involve the Company. Notwithstanding anything to the contrary in this Agreement, in no event will any MCK Member or any of its Affiliates be required to provide any information relating to, or a copy of any consolidated, combined, affiliated or unitary tax return that includes McKesson Corporation or any of its Affiliates (other than pro forma information relating only to the Company’s operations).

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(i) Each Member and former Member shall provide the Company with such information (and, if applicable, with certifications as to the filing of initial and amended tax returns) as the Tax Matters Member reasonably requests, in order to enable the Company (as determined by the Board and subject to Section 7.04(h)) to (i) reduce the amount of any imputed underpayment under Section 6225 of the Partnership Tax Audit Rules, (ii) determine its eligibility to make, and make, an election under Section 6221(b) of the Partnership Tax Audit Rules, (iii) make an election under Section 6226(a) of the Partnership Tax Audit Rules, (iv) reasonably attribute to the Members their share of any income, gain, loss, deduction or credit for purposes of Section 6226(a) of the Partnership Tax Audit Rules, or (v) to comply with, or be eligible to invoke any aspect of, the Partnership Tax Audit Rules in any other respect. The Tax Matters Member shall not make any such elections, or take or fail to take any actions described in the Partnership Tax Audit Rules without the consent of the Board.

ARTICLE 8

ALLOCATIONS AND DISTRIBUTIONS

Section 8.01. Allocations.

(a) Allocation of Profit and Loss. Except as set forth in Section 8.01(b), Profit and Loss of the Company for each Tax Year of the Company shall be allocated among the Capital Accounts of the Members pro rata in accordance with the Members’ respective Membership Percentages, unless otherwise required by Section 704(b) of the Code and the Treasury Regulations thereunder; provided, that if the Membership Percentages of the Members are adjusted pursuant to Section 2.03 or Section 8.06 of the Contribution Agreement, Profit and Loss of the Company shall be allocated so as to give effect to the adjusted Membership Percentages, such that the Capital Accounts of the Members equal the Capital Accounts that the Members would have had if all allocations under this Section 8.01(a) for prior Tax Years had been pro rata in accordance with the adjusted Membership Percentages.

(b) Special Allocations.

(i) Each item of Depreciation in respect of the MCK IPCo Owned Intellectual Property (as defined in the Contribution Agreement) for any Tax Year shall be specially allocated to MCK IPCo and/or any successor(s) in interest to MCK IPCo’s Initial Units (in proportion to the number of such Units then held by MCK IPCo and/or any such successor(s) in interest); provided, however, that no such allocation shall be made to the extent such allocation would result in aggregate Capital Account balances for the MCK Members that constitute less than 50.1% of the aggregate Capital Account balances of all Members, after giving effect to all allocations made for such Tax Year pursuant to this Section 8.01.

(ii) All Unrealized Gain and Realized Gain for any Tax Year shall be allocated entirely to MCK IPCo and/or any successor(s) in interest to MCK IPCo’s Initial Units (in proportion to the number of such Units then held by MCK

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IPCo and/or any such successor(s) in interest) to the extent of the excess, if any, of (A) the cumulative amount of Depreciation allocated to all such Persons pursuant to Section 8.01(b)(i) for all prior Tax Years, over (B) the cumulative amount of Unrealized Gain and Realized Gain allocated to such Persons pursuant to this Section 8.01(b)(ii) for all prior Tax Years.

(iii) No allocation of Loss shall be made to any Member if, as a result of such allocation, such Member would have a negative balance in its Adjusted Capital Account, unless at the time of such allocation, all Adjusted Capital Accounts are equal to zero.

(iv) Member Nonrecourse Debt Minimum Gain Chargeback. Losses attributable to partner nonrecourse debt (as defined in Treasury Regulation Section 1.704-2(b)(4)) shall be allocated in the manner required by Treasury Regulation Section 1.704-2(i). If there is a net decrease during a Tax Year in Member Nonrecourse Debt Minimum Gain, Profits for such Tax Year (and, if necessary, for subsequent Tax Years) shall be allocated to the Members in the amounts and of such character as determined according to Treasury Regulation Section 1.704-2(i)(4). This Section 8.01(b)(iv) is intended to be a minimum gain chargeback provision that complies with the requirements of Treasury Regulation Section 1.704-2(i)(4) and shall be interpreted in a manner consistent therewith.

(v) Minimum Gain Chargeback. Nonrecourse deductions (as determined according to Treasury Regulation Section 1.704-2(b)(1)) for any Tax Year shall be allocated to each Member ratably among such Members based upon the manner in which Profits (determined without regard to such non-recourse deductions) are allocated among the Members for such Tax Year. Except as otherwise provided in Section 8.01(b)(iv), if there is a net decrease in the Minimum Gain during any Taxable Year, each Member shall be allocated Profits for such Tax Year (and, if necessary, for subsequent Tax Years) in the amounts and of such character as determined according to Treasury Regulation Section 1.704-2(f). This Section 8.01(b)(v) is intended to be a Minimum Gain chargeback provision that complies with the requirements of Treasury Regulation Section 1.704-2(f), and shall be interpreted in a manner consistent therewith.

(vi) Qualified Income Offset. If any Member that unexpectedly receives an adjustment, allocation or distribution described in Treasury Regulation Section 1.704-1(b)(2)(ii)(d)(4), (5) and (6) has an Adjusted Capital Account Deficit as of the end of any Tax Year, computed after the application of Section 8.01 but before the application of this Section 8.01(b)(vi), then items of Company income and gain for such Tax Year shall be allocated to such Member in an amount and manner sufficient to eliminate, to the extent required by the Treasury Regulations, the Adjusted Capital Account Deficit of the Member as soon as possible (and, if two or more Members have such deficits, in proportion to their deficits). This Section 8.01(b)(vi) is intended to be a qualified income offset provision as described in Treasury Regulation Section 1.704-l(b)(2)(ii)(d) and shall be interpreted in a manner consistent therewith.

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(vii) Allocation of Certain Profits and Losses. To the extent an adjustment to the adjusted tax basis of any Company asset pursuant to Section 734(b) of the Code or Section 743(b) of the Code is required pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(m)(4) to be taken into account in determining Capital Accounts, the amount of such adjustment to Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis) and such gain or loss shall be specially allocated to the Members in accordance with their interests in the event Treasury Regulations Section 1.704-1(b)(2)(iv)(m)(2) applies, or to the Member to whom such distribution was made in the event Treasury Regulations Section 1.704-1(b)(2)(iv)(m)(4) applies.

(viii) The allocations set forth in (iii)-(vi) of this Section 8.01(b) (the “Regulatory Allocations”) are intended to comply with certain requirements of Sections 1.704-l(b) and 1.704-2 of the Treasury Regulations. The Regulatory Allocations may not be consistent with the manner in which the Members intend to allocate Profit and Loss of the Company or make the Company’s distributions. Accordingly, notwithstanding the other provisions of this Section 8.01, but subject to the Regulatory Allocations, income, gain, deduction, and loss shall be reallocated among the Members so as to eliminate the effect of the Regulatory Allocations and thereby cause the respective Capital Accounts of the Members to be in the amounts (or as close thereto as possible) they would have been if Profit and Loss (and such other items of income, gain, deduction and loss) had been allocated without reference to the Regulatory Allocations. In general, the Members anticipate that this will be accomplished by specially allocating other Profit and Loss (and such other items of income, gain, deduction and loss) among the Members so that the net amount of the Regulatory Allocations and such special allocations to each such Member is zero.

(c) Tax Allocations.

(i) Allocations Generally. The income, gains, losses and deductions of the Company will be allocated for federal, state and local income tax purposes among the Members in accordance with the allocation of such income, gains, losses, and deductions among the Members for computing their Capital Accounts pursuant to Section 8.01(a) and Section 8.01(b); except that if any such allocation is not permitted by the Code or other applicable Law, the Company’s income, gains, losses and deductions will be allocated among the Members so as to reflect as nearly as possible the allocation set forth herein in computing their Capital Accounts.

(ii) Code Section 704(c) Allocations. Items of the Company’s taxable income, gain, loss and deduction with respect to any property contributed to the capital of the Company shall be allocated among the Members in accordance with

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Section 704(c) of the Code so as to take account of any variation between the adjusted basis of such property to the Company for federal income tax purposes and its Gross Asset Value. In addition, if the Gross Asset Value of any asset of the Company is adjusted pursuant to the requirements of Treasury Regulation Section 1.704-1(b)(2)(iv)(e) or (f), then subsequent allocations of items of taxable income, gain, loss and deduction with respect to such asset shall take account of any variation between the adjusted basis of such asset for federal income tax purposes and its Gross Asset Value in the same manner as under Section 704(c) of the Code. The Board shall determine all allocations pursuant to this Section 8.01(c)(ii) using the “traditional method” under Treasury Regulation Section 1.704-3(b).

(iii) Allocation of Tax Credits, Tax Credit Recapture, Etc. Tax credits, tax credit recapture, and any items related thereto shall be allocated to the Members according to their interests in such items as determined by the Board, taking into account the principles of Treasury Regulation Section 1.704-1(b)(4)(ii).

(iv) Effect of Allocations. Allocations pursuant to this Section 8.01(c) are solely for purposes of federal, state and local taxes and shall not affect, or in any way be taken into account in computing, any Member’s Capital Account or share of Profit, Loss, other items or distributions pursuant to any provision of this Agreement.

Section 8.02. Distributions.

(a) Tax Distributions.

(i) To the fullest extent permitted by Law, the Company shall distribute to the Members with respect to each Estimated Tax Distribution Period of each Tax Year, no later than five (5) days prior to the Estimated Tax Distribution Date that corresponds to such Estimated Tax Distribution Period, an amount of cash equal to the Estimated Tax Distribution Amount with respect to such Estimated Tax Distribution Period; provided that if a Member’s Annual Tax Distribution Amount for a Tax Year exceeds the total of the Estimated Tax Distribution Amounts for such Member with respect to all Estimated Tax Distribution Periods of such Tax Year, the Company shall, within 20 days after providing Schedules K-1 to the Members pursuant to Section 7.04(b)(ii) (and in no event later than five (5) days prior to the unextended due date for any Member’s U.S. federal income tax return), distribute to such Member an amount of cash equal to such excess.

(ii) If a Member has a Tax Distribution Deficit in respect of any Estimated Tax Distribution Period or any Tax Year, then promptly upon receipt by the Company from such Member of such documentation or other information as the Board determines in its reasonable discretion is sufficient to demonstrate the existence and amount of such Tax Distribution Deficit, the Company shall distribute to such Member an amount of cash such that, after giving effect to such distribution, such Member’s Tax Distribution Deficit is reduced to zero.

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(iii) No later than ten (10) Business Days following an Adjustment Event, the Company shall distribute to each Member such Member’s Adjustment Tax Distribution Amount in respect of such Adjustment Event; provided, that if such Adjustment Event occurs after a Qualified MCK Exit, the amount distributed to each of Echo, on the one hand, and to the MCK Members and their Permitted Transferees as a group, on the other hand, pursuant to this Section 8.02(a)(iii) shall be at least equal to Echo’s, or the MCK Members’ and their Permitted Transferees’, on the other hand, Correlative Adjustment Amount for such Adjustment Event.

(iv) No later than ten (10) Business Days following each of (A) the date on which the Company files its original IRS Form 1065 for any Tax Year and (B) the extended due date for Echo’s U.S. federal income tax return for such Tax Year, the Company shall make a distribution to the Members, pro rata to the Members’ respective Pro Rata Tax Distribution Amounts. Such distribution shall not exceed the lesser of (x) the amount of cash available for distribution by the Company (as determined by the Board in its reasonable discretion and, for the avoidance of doubt, taking into account reasonably foreseeable obligations of the Company under Section 8.02(a)(i)) (“Available Cash”) and (y) the amount needed to distribute to each Member such Member’s Pro Rata Tax Distribution Amount.

(v) Immediately following any distribution under Section 8.02(a)(iii), the Company shall make a distribution to the Members, pro rata to the Members’ respective Adjustment Pro Rata Tax Distribution Amounts in respect of the Adjustment Event to which the distribution under Section 8.02(a)(iii) related. Such distribution shall not exceed the lesser of (x) the amount of Available Cash and (y) the amount needed to distribute to each Member such Member’s Adjustment Pro Rata Tax Distribution Amount.

(vi) If the Company does not have sufficient Available Cash (as determined by the Board in its reasonable discretion) to make the distributions described in Section 8.02(a)(i), Section 8.02(a)(ii) or Section 8.02(a)(iii) to all Members entitled to distributions thereunder, such distributions shall be made first to Echo until Echo has received the full amount of distributions to which it is entitled thereunder, and then to all other Members pro rata to the amounts of distributions to which they are entitled thereunder.

(vii) If the Company fails to distribute an amount to which a Member is entitled under this Section 8.02(a) due to the Available Cash limitations in Section 8.02(a)(iv), Section 8.02(a)(v) or Section 8.02(a)(vi), the amount not so distributed shall be added to the Tax Distribution Arrearage for such Member, without duplication of amounts previously added to the Tax Distribution Arrearage for such Member.

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(viii) A Member’s Tax Distribution Arrearage shall be compounded semiannually at the Tax Distribution Arrearage Return Rate.

(ix) As and to the extent that the Company has Available Cash (as determined by the Board in its reasonable discretion), until all Members’ Tax Distribution Arrearages are reduced to zero, the Company shall distribute such amount of cash to the Members pro rata to their respective Tax Distribution Arrearages, and each Member’s Tax Distribution Arrearage shall be reduced by the amount so distributed to such Member; provided that upon the occurrence of a Conversion Event with respect to one or more Units held by a Member or one of its Permitted Transferees, unless such Person waives the application of this proviso in respect of such Conversion Event by delivering notice of such waiver to the Company in writing prior to the occurrence of such Conversion Event, (x) the Company shall issue to such Person a number of new Units equal to the Conversion Number for such Conversion Event and (y) upon such issuance, the Tax Distribution Arrearage for such Person shall be reduced by the Conversion Amount for such Conversion Event.

(b) Any distributions to the Members other than the distributions specified in Section 8.02(a), shall be made only if adopted by the Board as a dividend policy of the Company, subject to the rights of the Initial Members under Section 5.05 to approve any such distribution.

(c) The Company is authorized to withhold from payments and distributions, or with respect to allocations to the Members, any amounts required to be withheld under Law. All amounts withheld with respect to a Member shall be treated as if such amounts were distributed to such Member under this Agreement. Provided the Company determined the amount of any required withholding reasonably and in good faith, the Company shall not be liable for any over-withholding in respect of any Member’s Units, and, in the event of any such over-withholding, a Member’s sole recourse shall be to apply for a refund from the appropriate Governmental Authority. The Company shall cooperate with a Member in the preparation and filing of such refund claims.

(d) No Member has any right to demand or receive property from the Company other than cash.

(e) Notwithstanding anything in this Agreement to the contrary: (A) no distribution shall be made in violation of the Act or other applicable Law; and (B) except as provided in Section 8.02(a) or Section 13.05, all amounts distributed to the Members in respect of their equity interests in the Company shall be distributed to them pro rata in accordance with their respective Membership Percentages.

(f) The Members hereby consent and agree that, except as expressly provided herein or required by applicable Law, no Member shall have an obligation to return cash or other property paid or distributed to such Member under Section 18-502(b) of the Act or otherwise.

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ARTICLE 9

TRANSFER RESTRICTIONS

Section 9.01. Restrictions on Transfers.

(a) Until the consummation of a Qualified IPO, no Member may Transfer, or permit or suffer to be Transferred, all or any part of its Units; provided, that (i) any Member may Transfer Units if such Transfer is approved in writing by the Initial Members in their sole discretion, (ii) any Member may Transfer Units if such Transfer is made by a Member to its Permitted Transferees (in the case of a natural Person holding Echo Shares, solely for bona fide estate planning purposes), (iii) any Member may Transfer Units if such Transfer is made pursuant to equity adjustments set forth in Section 2.03 and Section 8.06 of the Contribution Agreement, (iv) any Member may Transfer Units if such Transfer is in accordance with the provisions of Section 9.02 or Section 9.03, as applicable; provided further that in the event a transferee ceases to be a Permitted Transferee of the transferor, the transferee shall promptly Transfer such Units back to the Member or to another Permitted Transferee of the Member.

(b) Following consummation of a Qualified IPO, no Member may Transfer, or permit or suffer to be Transferred, all or any part of its Units, except for the following Transfers:

(i) Transfers approved in writing by each of the Initial Members in their sole discretion;

(ii) Transfers by a Member to its Permitted Transferees (in the case of a natural Person holding Echo Shares, solely for bona fide estate planning purposes); provided, that in the event a transferee ceases to be a Permitted Transferee of the transferor, the transferee shall promptly Transfer such Units back to the Member or to another Permitted Transferee of the Member;

(iii) Transfers made pursuant to equity adjustments set forth in Section 8.06 of the Contribution Agreement;

(iv) Transfers by the MCK Members (or their Permitted Transferees) during the MCK Exit Window (pursuant to a Qualified MCK Exit made in compliance with Section 10.05 or in compliance with the Registration Rights Agreement);

(v) Transfers by the Echo Shareholders (or their Permitted Transferees) of shares of Echo common stock (“Echo Shares”) in a Qualified Echo Sale made in compliance with Section 10.03 and the Registration Rights Agreement during the First Echo Sale Window or the Second Echo Sale Window;

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(vi) Transfers by the MCK Members (or their Permitted Transferees) during the First Echo Sale Window or the Second Echo Sale Window pursuant to the exercise of Tag-Along Rights (as defined in, and subject to, the Registration Rights Agreement) or by the Echo Shareholders (or their Permitted Transferees) during the MCK Exit Window pursuant to the exercise of Tag-Along Rights or by MCK Members (or their Permitted Transferees) or Echo Shareholders (or their Permitted Transferees) pursuant to the exercise of registration rights under Section 2.2 of the Registration Rights Agreement;

(vii) Transfers (including pursuant to Exchanges pursuant to Section 11.04(f) or pursuant to the exercise of registration rights pursuant to the Registration Rights Agreement or in any other manner) by the Echo Shareholders (or their Permitted Transferees) and the MCK Members (or their Permitted Transferees) following expiration or termination of (i) the lockup period required by the underwriters in connection with the consummation of a Qualified IPO consummated after the IPO Preference Period or (ii) the Post-Echo Sale Lockup relating to the Second Echo Sale Window (or, if there is no underwriter lockup period in effect upon the expiration or termination of the Second Echo Sale Window, then upon the expiration or termination of the Second Echo Sale Window);

(viii) Transfers by the Echo Shareholders (or their Permitted Transferees) of Echo Shares after a period of 90 days following the consummation of a Qualified MCK Exit pursuant to the exercise of registration rights pursuant to the Registration Rights Agreement or in any other manner;

(ix) Transfers by any stockholder of Echo (other than the Echo Shareholders, MCK, the MCK Members or their respective Affiliates or Permitted Transferees) of Echo Shares at any time after a Qualified IPO;

(x) Transfers by Echo to MCK or its Affiliates pursuant to Section 10.06(e).

(c) Notwithstanding anything to the contrary herein, (i) no Transfer shall be made except (1) in compliance with all applicable Laws, including the Securities Act, and (2) if all necessary regulatory approvals and third-party approvals, including any required approvals under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, shall have been obtained in respect of such Transfer and (ii) neither the MCK Members nor their Permitted Transferees shall be permitted to Transfer Units pursuant to Exchanges if it would result in MCK being required to consolidate the Company or Echo under Financial Accounting Standards Board Codification Topic 810, Consolidation (or any comparable successor standard).

(d) Notwithstanding anything to the contrary herein, no Transfers under this Agreement by Echo or the Echo Shareholders (with respect to any beneficial ownership in Echo) shall be permitted if (i) prior to the earlier to occur of the consummation of a Qualified MCK Exit and the expiration or termination of the MCK Exit Window, such

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Transfer would result in the Echo Shareholders (together with their Permitted Transferees who are subject to Section 3.4(b)(ii) of the Echo Shareholders Agreement) holding, directly or indirectly, less than 50.1% of any class and/or series of voting securities of Echo on a fully diluted basis (taking into account all securities of Echo convertible or exercisable into or exchangeable for Echo Shares) or (ii) prior to the earlier to occur of the consummation of a Qualified MCK Exit and the third (3rd) anniversary of the Closing, the Membership Percentage of Echo falls to less than 17.5% (calculated on a fully-diluted basis taking into account any Employee Pool) (each of the thresholds under (i) and (ii), the “Echo Minimum Ownership”).

Section 9.02. Right of First Offer.

(a) If, at any time after the expiry of the IPO Preference Period and prior to the consummation of a Qualified IPO or a Company Sale, (i) any Member desires to Transfer any Units to any third party (including through a sale of Echo Shares) or (ii) any of the MCK Members or Echo desires to initiate a sale or auction process to Transfer any Units (or Echo Shares) to a third party (whether or not such Transfer is a Company Sale) (a “ROFO Sale”, and any such Member, for the purposes of this Section 9.02 and Section 9.03, the “Offeror”), then such Offeror shall give notice (an “Initial Offer Notice”) to each of the MCK Members and Echo (for the purposes of this Section 9.02, the “Significant Members”) that such Offeror desires to make a ROFO Sale and that sets forth (i) the number of Units (or the number of Units equivalent to the Echo Shares (calculated based on the Echo Ratio)) proposed to be Transferred by the Offeror (the “Offered Units”), (ii) the price per Offered Unit (the value of any non-cash consideration being equal to the Fair Market Value of such non-cash consideration) at which such Offeror proposes to be paid for such Offered Units (the “Offer Price”), (iii) whether such ROFO Sale would be a Drag-Along Sale, and (iv) any other material terms and conditions sought by the Offeror.

(b) The giving of an Initial Offer Notice to each non-Offeror Significant Member shall constitute an offer (the “Initial Offer”) by such Offeror to Transfer the Offered Units to each such Significant Member for cash at the Offer Price and on the terms set forth in the Initial Offer Notice. Each Significant Member receiving such Initial Offer Notice shall have a 30-day period (the “Initial Offer Period”) in which to accept such Initial Offer as to all of such Significant Member’s Offer Pro Rata Portion of the Offered Units by giving a notice of acceptance to such Offeror (together with a copy thereof to the Company) prior to the expiration of such Initial Offer Period. For purposes of this Section 9.02 only, “Offer Pro Rata Portion” means, with respect to a non-Offeror Significant Member, that fraction that results from dividing (i) the Membership Percentage of such non-Offeror Significant Member by (ii) the Membership Percentage of all non-Offeror Significant Members.

(c) If one or more Significant Members accepts the Initial Offer, but any one or more Significant Members declines (or is deemed to decline) such Initial Offer, the Offeror shall not be required to sell any Offered Units accepted pursuant to the Initial Offer, but shall, within five (5) Business Days of the expiration of the Initial Offer Period, provide notice to the other Significant Members (if applicable) that did accept the

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Initial Offer, informing them that they have the right to increase the number of Offered Units that they accepted pursuant to the Initial Offer to up to the number of Offered Units not subscribed for pursuant to the Initial Offer (the “Second Offer”). The accepting Significant Members shall then have five (5) Business Days (the “Second Offer Period”) in which to accept such Second Offer, by giving notice of acceptance to the Offeror prior to the expiration of such period (together with a copy thereof to the Company), as to all of the portion of the Offered Units not accepted pursuant to the Initial Offer. If more than one Significant Member accepts such Second Offer, then the Offered Units included in such Second Offer shall be allocated pro rata among the Significant Members accepting the Second Offer based on their relative Membership Percentages.

(d) If any non-Offeror Significant Members fails to notify the Offeror or the Company prior to the expiration of the Initial Offer Period or the Second Offer Period, as applicable, referred to above, it shall be deemed to have declined the Initial Offer or Second Offer, as applicable.

(e) If the non-Offeror Significant Members elect to purchase all the Offered Units, the Significant Members that have accepted the Initial Offer and/or the Second Offer shall purchase and pay, by wire transfer of immediately available funds to an account designated by Offeror, for all Offered Units within twenty (20) Business Days after the date on which the offer for all such Offered Units has been accepted; provided, that if the Transfer of such Offered Units is subject to any prior regulatory approval, the time period during which such Transfer may be consummated shall be extended until the expiration of five (5) Business Days after all such approvals shall have been received, but in no event shall such period be extended for more than an additional sixty (60) days; provided, that the time period may be further extended by sixty (60) days to complete any required financing; provided further, that, to the extent Echo is the Offeror, the holders of Echo Shares will be entitled, in the sole discretion of Echo, to substitute for any Unit to be Transferred by Echo in such ROFO Sale a number of Echo Shares equal to the Echo Ratio for the same consideration that would have otherwise been payable in respect of such Unit.

(f) If the non-Offeror Significant Members elect to purchase all the Offered Units, no Offeror shall be required to make representations or warranties in connection with such sale of Offered Units (other than with respect to title to the Offered Units being sold and customary due authority, no conflict and enforceability representations and warranties relating only to such Offerors which shall be made individually by such Offerors on a several basis).

(g) Upon the earlier to occur of (i) full rejection of the Initial Offer and, if applicable, the Second Offer by all recipients thereof, (ii) the expiration of the Second Offer Period without Significant Members electing, in the aggregate, to purchase all of the Offered Units, and (iii) the failure to obtain any required consent or regulatory approval for the purchase of all of the Offered Units by the Significant Members within 80 days of full acceptance of the Initial Offer or, if applicable, the Second Offer, the Offeror shall have a 120-day period (or a 365 day period in the case of a Drag-Along Sale) (the “Marketing Period”) during which to effect a Transfer of any or all of the

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Offered Units on substantially the same or more favorable (as to the Offeror) terms and conditions as were set forth in the Initial Offer Notice at a price not less than the Offer Price; provided, that if the Transfer is subject to regulatory approval, the Marketing Period shall be extended until the expiration of five (5) Business Days after all such approvals shall have been received, but in no event shall such period be extended for more than an additional sixty (60) days. If the Offeror does not consummate the Transfer of the Offered Units in accordance with the foregoing time limitations, then the right of the Offeror to effect the Transfer of such Offered Units pursuant to this Section 9.02(g) shall terminate and the Offeror shall again comply with the procedures set forth in this Section 9.02 with respect to any proposed Transfer to a third party.

(h) The provisions of this Section 9.02 shall not apply to any Transfer of Units by a Member pursuant to Sections 9.01(a)(i), 9.01(a)(ii) or 9.01(a)(iii).

Section 9.03. Drag-Along Right.

(a) If at any time during a Marketing Period, the Offerors (for the purposes of this Section 9.03, the “Drag-Along Sellers”) enter into a binding, definitive agreement complying with the terms of this Section 9.03 to Transfer all or substantially all of the Units (or Echo Shares) then outstanding (whether or not such Units (or Echo Shares) are held by the Drag-Along Sellers) to a third party (the “Drag-Along Transferee”) in connection with a Company Sale that was treated as a ROFO Sale and for which the Drag-Along Sellers had included in the Offer Notice a statement that such ROFO Sale would be a Drag-Along Sale (whether structured as a sale of Units (or Echo Shares), merger or other business combination) (a “Drag-Along Sale”), the Drag-Along Sellers may at their option require each other Member (each, a “Dragged Member”) to, (x) Transfer all (but not less than all) Units held by such Member (or Echo Shares, in the case Echo is the Dragged Member) to the Drag-Along Transferee for the same consideration (based on the pro rata Membership Percentages of the Members) and, (y) (1) vote such Dragged Member’s Units (and Echo Shares, in the case Echo is the Dragged Member) in favor thereof, and otherwise consent to and raise no objection to such Drag-Along Sale, and waive any dissenters’ rights, appraisal rights or similar rights that such Dragged Member may have in connection therewith and (2) be a party to the definitive agreement(s) governing the terms and conditions of such Drag-Along Sale on the same terms and conditions as the Drag-Along Sellers (except as provided in Section 9.03(c)); provided, that to the extent Echo is the Dragged Member, the holders of Echo Shares will be entitled, in the sole discretion of Echo, to substitute for the Units to be Transferred by Echo in such Drag-Along Sale all of Echo’s capital stock for the same consideration that would have otherwise been payable in respect of such Units.

(b) The Drag-Along Sellers shall provide notice of such Drag-Along Sale to the Dragged Members (a “Drag-Along Sale Notice”) not later than fifteen (15) days prior to the consummation of the proposed Drag-Along Sale. The Drag-Along Sale Notice shall identify the Drag-Along Transferee, the consideration proposed to be paid in connection with the Drag-Along Sale (the “Drag-Along Sale Price”) and all other material terms and conditions of the Drag-Along Sale, which shall be no less favorable in the aggregate to the Dragged Members than as set forth in the Initial Offer Notice. The Drag-Along

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Sellers will promptly notify the Dragged Members in writing in connection with any change in the material terms and conditions of the Drag-Along Sale; provided, that without complying again with the procedures set forth in Section 9.02 with respect to any proposed Drag-Along Sale, such modified terms shall be no less favorable in the aggregate to the Dragged Members (or more favorable to the Drag-Along Sellers) then the terms set forth in the Initial Offer Notice.

(c) The Dragged Members shall be required to participate in the Drag-Along Sale on the same terms and conditions as the Drag-Along Sellers as set forth in the Drag-Along Sale Notice by entering into the agreement(s) governing the terms and conditions of such Drag-Along Sale (the terms and conditions of which shall be consistent with those provided in such Drag-Along Sale Notice as may be modified from time to time with notice as provided herein); provided, that (i) the Dragged Members shall not be required to agree to any non-compete, non-solicit, no hire or similar post-closing covenant that restricts the Dragged Members’ business and operations (but shall, for the avoidance of doubt, be required to agree to customary confidentiality and further assurances covenants that do not restrict the Dragged Members’ business or operations in any material respect), (ii) the Dragged Members’ indemnification obligations in respect of the Company’s representations and warranties shall be (A) joint and several with each other and the Drag-Along Sellers, and (B) pro rata based on such Dragged Member’s Membership Percentage, (iii) the Dragged Members shall be required to bear their pro rata share (based on the aggregate consideration received in respect of the Units (or Unit equivalents based on the Echo Ratio) Transferred by such Member) of any escrow, holdback or adjustment in purchase price and any reasonable out-of-pocket transaction expenses incurred in connection with the Drag-Along Sale (provided, that the Dragged Members and the Company shall only be required to bear the reasonable expenses of one counsel for the Dragged Members), to the extent such expenses are incurred for the benefit of the Members participating in the Drag-Along Sale, and are not otherwise paid by the Company or the purchaser and the Drag-Along Sale is consummated; (iv) (A) Dragged Members will be required to make individual representations, warranties, covenants and other agreements as to the unencumbered title to its Units (or Echo Shares) and the power, authority and legal right to Transfer such Units (or Echo Shares) and the absence of any adverse claim with respect to such Units and (B) be liable as to such representations, warranties, covenants and other agreements; (v) Echo shall not be required to participate in such Drag-Along Sale if such transaction involves, or could reasonably be expected to be treated in whole or in part for U.S. federal income tax purposes as, a disposition by Echo of any of its Equity Securities in the Company and (vi) Echo, on behalf of the Echo Shareholders, may substitute all of the Echo Shares in lieu of Units as described in Section 9.03(a); provided further that, no Dragged Member’s liability in connection with a Drag-Along Sale may exceed the proceeds payable to such Dragged Member in the Drag-Along Sale.

(d) In a Drag-Along Sale, the Dragged Members shall be required to tender their Units (or Echo Shares) as set forth below. The price payable in a Drag-Along Sale shall be the Drag-Along Sale Price. If the consideration being paid in such Drag-Along Sale includes any non-cash consideration then, at the election of the Drag-Along Sellers (or with respect to itself, Echo or the MCK Members, to the extent it is a Dragged

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Member), the Dragged Members shall receive either (i) their pro rata share of such non-cash consideration or (ii) cash (which cash may be paid by the Drag-Along Transferee or by the Drag-Along Sellers) in an amount equal to the Fair Market Value of their pro rata share of such non-cash consideration (in each case based on the aggregate consideration received by each of the Drag-Along Sellers in such Drag-Along Sale). Not later than five (5) Business Days after the date of the Drag-Along Sale Notice provided in connection with a Drag-Along Sale, each Dragged Member shall deliver to a representative of the Drag-Along Sellers designated in the Drag-Along Sale Notice (x) a limited power-of-attorney authorizing the Drag-Along Sellers or their representative to Transfer such Dragged Member’s Units (or Echo Shares) in accordance with the terms of this Agreement (provided, that H&F shall not be obligated to deliver any power-of-attorney), the Drag-Along Sale Notice and the agreement(s) governing the terms and conditions of the Drag-Along Sale and (y) wire transfer or other instructions for payment or delivery of the consideration to be received by the Dragged Members in such Drag-Along Sale.

(e) Within one Business Day following the consummation of a Drag-Along Sale, the Drag-Along Sellers shall give notice thereof to the Dragged Members and shall furnish such other evidence of the completion and time of completion of such Transfer and the terms thereof as may be reasonably requested by such Dragged Member. In addition, within one Business Day following the consummation of a Drag-Along Sale, the Drag-Along Sellers shall remit to each Dragged Member the total consideration (any cash portion of which is to be paid by wire transfer in accordance with each Dragged Member’s wire transfer instructions) for the Units (or Echo Shares) of such Dragged Member Transferred pursuant hereto.

(f) Notwithstanding anything contained in this Section 9.03, there shall be no liability on the part of the Drag-Along Sellers to the Dragged Members (other than the obligation to return the limited power-of-attorney received by the Drag-Along Sellers (if applicable)) or any other Person if the Transfer of Units (or Echo Shares) pursuant to this Section 9.03 is not consummated for whatever reason, regardless of whether the Drag-Along Sellers have delivered a Drag-Along Sale Notice.

(g) The provisions of this Section 9.03 shall terminate upon the consummation of a Qualified IPO.

Section 9.04. Echo Stock Sales; No Asset or Unit Sales. Notwithstanding anything to the contrary in this Agreement, including but not limited to this Article 9 and Article 10, in any circumstances prior to the occurrence of a Qualified IPO in which Echo is entitled, permitted or required to Transfer Units (other than pursuant to Section 2.03 or Section 8.06 of the Contribution Agreement), including, but not limited to, pursuant to Section 9.02 or Section 9.03, Echo may require the proposed transferee and the other Members to structure such Transfer in a manner such that the Echo Shareholders transfer their Echo Shares in lieu of the Transfer by Echo of its Units to the proposed transferee. If the Echo Shareholders transfer their Echo Shares as described in this Section 9.04, each Echo Shareholder shall be entitled to substitute for any Unit a number of Echo Shares equal to the Echo Ratio for the same consideration that would have otherwise been payable in respect of such Unit.

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Section 9.05. Valuation of Units.

(a) If the Members seek to determine the Fair Market Value of any Units (prior to a Qualified IPO) pursuant to the provisions of this Agreement referencing this Section 9.05, then Echo (provided, that H&F shall have the right to negotiate Fair Market Value on behalf of Echo in the event that (i) the Sponsor Shareholder is not participating in a Transfer giving rise to such Fair Market Value determination or (ii) H&F shall have the right to receive all cash or marketable securities as consideration in the Transfer giving rise to such Fair Market Value determination) and the MCK Members shall negotiate in good faith for fifteen (15) days to determine the Fair Market Value of such Units, as applicable. If Echo and the MCK Members are not able to agree on the applicable Fair Market Value prior to such 15th day, each shall select an Appraiser within five (5) Business Days thereafter. Within thirty (30) days after the selection of such Appraisers, each Appraiser so selected shall independently determine the Fair Market Value of such Units as of the date of notice of any sale or issuance requiring such determination of Fair Market Value (each, an “Initial Appraised Value”). If the two Initial Appraised Values differ from each other by 10% or less (based on the lower Initial Appraised Value), then the Fair Market Value of such Units shall be deemed to be the average of such Initial Appraised Values. If the two Initial Appraised Values differ from each other by more than 10% (based on the lower Initial Appraised Value), then the two initial Appraisers shall, within five (5) Business Days following such calculation, jointly select a third Appraiser. Within twenty one (21) days after the selection of such third Appraiser, such third Appraiser shall determine the Fair Market Value of such Units as of the date of notice of any sale or issuance requiring such determination of Fair Market Value, as applicable (the “Subsequent Appraised Value”), which Subsequent Appraised Value shall not be more than the greater of the two Initial Appraised Values nor less than the lower of the two Initial Appraised Values. If a third Appraiser is selected pursuant to this Section 9.05, the Fair Market Value of such Units shall be deemed to be the Subsequent Appraised Value.

(b) The Company shall provide each of the Appraisers with: (i) a copy of the pertinent sections of this Agreement, (ii) the Company’s most recent consolidated financial statements; (iii) financial forecasts (including documentation of the key assumptions used in such forecasts) for the Company and its Subsidiaries on a consolidated basis; and (iv) such other information as such Appraiser may reasonably request in connection with its appraisal. The Company shall provide each Appraiser with reasonable access to the Company’s management to discuss the financial information described in the preceding sub-clauses (ii) and (iii). In the event that the Company fails to comply with the obligations set forth in this Section 9.05(b) during the first fifteen (15) days of any applicable determination in this Section 9.05(b), such period shall be tolled until the Company complies with the obligations set forth in this Section 9.05(b).

(c) If the Members seek to determine the Fair Market Value of any Units following a Qualified IPO, then the Fair Market Value of such Units shall be determined by the Board based on the Echo Ratio and the arithmetic average of the VWAP of the Echo Shares over a thirty (30) consecutive trading day period immediately prior to the relevant determination date (or such shorter period of Trading Days following the date of

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determination and the occurrence of a Qualified IPO). “VWAP” means, for each of the thirty (30) consecutive trading days during the 30-day averaging period, the per share volume-weighted average price of the Echo Shares as displayed by Bloomberg (or its equivalent successor) in respect of the period from the scheduled open of trading until the scheduled close of trading of the primary trading session on such trading day (or if such volume-weighted average price is unavailable, the market value of one share of the Echo Shares on such trading day determined, using a volume weighted average method, by a nationally recognized independent investment banking firm retained for this purpose by the Board). The volume weighted average price used for purposes of the VWAP will be determined without regard to after-hours trading or any other trading outside of the regular trading session trading hours.

Section 9.06. Additional Members.

(a) In connection with a Transfer of Units, each Person who becomes a record holder of Units in accordance with, and as permitted by, the terms of this Agreement, in each case who is not already a Member, shall, in addition to complying with the requirements of the last sentence of Section 14.06, execute and deliver this Agreement or a counterpart of this Agreement and agree in writing to be bound by the terms and conditions of this Agreement that were applicable to the Transferor (including the restrictions on Transfer contained in this Article 9), and shall thereupon be admitted as an additional Member of the Company (an “Additional Member”).

(b) Each Person who is issued new Units or other Equity Securities of the Company in accordance with the terms of this Agreement and who is not already a Member shall execute and deliver this Agreement or a counterpart of this Agreement and agree in writing to be bound by the terms and conditions of this Agreement (including the restrictions on Transfer contained in this Article 9), and shall thereupon be admitted as an Additional Member.

(c) A Transferee of Units who is admitted as an Additional Member accepts, ratifies and agrees to be bound by all actions duly taken pursuant to the terms and provisions of this Agreement by the Company on or prior to the date on which such Transferee was admitted as an Additional Member and, without limiting the generality of the foregoing, specifically ratifies and approves all agreements and other instruments that may have been executed and delivered on behalf of the Company on or prior to such date that are in force and effect on such date.

(d) Each Additional Member shall be named as a Member on Exhibit A. Unless and until admitted as an Additional Member, a Transferee of any Units, or a recipient of any newly issued Units or other Equity Securities of the Company, shall have no powers, rights or privileges of a Member of the Company.

(e) Following any Transfer of record ownership of Units in accordance with this Article 9, the Transferee thereof shall be treated as having made all of the Capital Contributions in respect of, and received all of the distributions received in respect of, such Units on or prior to the date of such Transfer, and shall receive allocations and

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distributions in respect of such Units as if such Transferee had been a Member from the date of such Transfer. The distributive share of the Company’s income, gains, losses, deductions, credits and other items of a Member whose interest is disposed of, in whole or in part, shall be determined by the Board using any permissible method under Section 706 of the Code and the Treasury Regulations thereunder.

(f) The Company shall maintain books for the purpose of registering the Transfer of Units. Upon a Transfer of any record ownership of Units, the Transferor thereof shall notify the Company so that such Transfer may be registered in the books of the Company. A Transfer of any record ownership of Units shall be effective upon registration of the Transfer in the books of the Company.

Section 9.07. Termination of Member Status. Any Member that Transfers all of its, and owns no, Units in the Company shall immediately cease to be a Member and shall no longer be a party to this Agreement (in its capacity as a Member) and Exhibit A shall be updated to eliminate such Person; provided, that such Member (a) shall not thereby be relieved of liability for any breach of this Agreement prior to such time or from any obligation under this Agreement other than its capacity as a Member; (b) shall retain any rights with respect to any breach of this Agreement by any other Person prior to such time; (c) shall retain the right to indemnification in accordance with the terms hereof; and (d) shall not thereby be relieved of any of its obligations under Section 7.04(h) and this Article 9.

Section 9.08. Void Transfers. To the greatest extent permitted by the Act and other Law, any Transfer made or permitted by any Member of all or any portion of its equity interest in the Company (including, for the avoidance of doubt, any Transfer of any Units, or any equity interests in any Member or other Person that directly or indirectly owns Units) in contravention of this Agreement shall be ineffective and null and void ab initio, and shall not bind or be recognized by the Company or any other Person. In the event of any Transfer in contravention of this Agreement, to the greatest extent permitted by the Act and other Law, the purported Transferee shall have no right to any profits, losses or distributions of the Company or any other rights of a Member.

ARTICLE 10

EXIT PROVISIONS

Section 10.01. Qualified IPO.

(a) As soon as practicable, but in any event within thirty (30) days after the Closing, the Company shall cause the Board to create a special committee which shall include an equal number of MCK Directors and Echo Directors (the “IPO Committee”) which shall oversee the conduct and consummation of a Qualified IPO. As promptly as practicable after its formation, but in no event later than six (6) months after Closing, the IPO Committee shall appoint one or more nationally recognized investment banks to act as underwriters of the Qualified IPO. The engagement of the underwriters shall be on financial and other terms customary in the industry, and all fees and expenses shall be borne by the Company (other than underwriting discounts and commissions which shall be payable by Echo). The Company agrees and acknowledges that it will be the indemnitor of first resort with respect to the Qualified IPO.

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(b) In connection with the conduct and consummation of a Qualified IPO, the Company and each of the Initial Members shall cooperate in good faith and use their reasonable best efforts to consummate the Qualified IPO as promptly as practicable, but in no event later than eighteen (18) months from the Closing (“QIPO Deadline”), provided, that the QIPO Deadline may be extended by the IPO Committee based on the advice of the underwriters that prevailing market and/or industry conditions do not support the conduct and consummation of a Qualified IPO and the Company and the Members shall use reasonable best efforts to consummate a Qualified IPO once such conditions are no longer in effect, but not longer than the Initial Period. In furtherance of the QIPO Deadline (and unless extended pursuant to the preceding sentence), Echo shall make an initial filing of a registration statement on Form S-1 relating to the Qualified IPO (the “Registration Statement”) on or prior to twelve (12) months from Closing and thereafter use its reasonable best efforts to prepare and file amendments to the Registration Statement that are reasonably required to (i) appropriately respond to comments received from the SEC relating to such Registration Statement and (ii) otherwise keep the Registration Statement current (including with respect to the financial statements and other financial and other information required by the rules and regulations of the SEC to be included therein). Echo and each of the parties agree they will reasonably consult, and keep each other reasonably informed, and that each party will have the right to participate in the drafting and preparation of any Registration Statement and any amendments thereto, including responses to any comments received from the SEC. Subject to Section 10.01(c), each of the MCK Members and Echo shall have the right to participate equally in the preparation of the Registration Statement and any amendments thereto and otherwise to participate equally in the Qualified IPO process.

(c) If a Qualified IPO has not been consummated within twenty four (24) months following the Closing (such 24-month period, the “Initial Period”), then, notwithstanding any other provision to the contrary set forth herein, each of the MCK Members and Echo shall have the right to cause Echo, the Company and the other Members to conduct and consummate a Qualified IPO within the IPO Preference Period, and thereafter the MCK Members shall have the right to conduct a Qualified MCK Exit within the MCK Exit Window following such Qualified IPO. Following the IPO Preference Period, each of the MCK Members and Echo shall have the right to cause the Company and the other Members to conduct and consummate a Qualified IPO; provided, that if a Member has delivered an Initial Offer Notice for a ROFO Sale that constitutes a Drag-Along Sale, then neither the Company nor Echo shall conduct a Qualified IPO from the date of delivery of the Initial Offer Notice through the Marketing Period relating to such Drag-Along Sale without the consent of the Drag-Along Sellers. In order to exercise the right to cause or conduct a Qualified IPO pursuant to this Section 10.01(c), the MCK Member or Echo, as the case may be (in either case, the “IPO Demanding Party”), shall be entitled, in its sole discretion, to deliver a written notice to the Company and to the other Initial Members (an “IPO Demand”) notifying the Company and the other Initial Members of the IPO Demanding Party’s exercise of an IPO Demand. Upon receipt of such IPO Demand (which, in the case of a Qualified IPO to be consummated

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during the IPO Preference Period, shall be delivered no later than on the date that is ten (10) Business Days following the expiration of the Initial Period), the Company and Echo shall effect a Qualified IPO as soon as practicable, but in any event within six (6) months after receipt of such IPO Demand (and in the case of a Qualified IPO to be consummated during the IPO Preference Period, prior to the expiration of such period). Upon receipt of an IPO Demand, the IPO Committee and each of the Initial Members and the Company shall cooperate with each other in the conduct and consummation of such Qualified IPO, including providing access to the documents, records and senior management of the Company, procuring the participation of senior management in investor road-shows and similar marketing efforts, and executing and delivering any documents reasonably requested by the IPO Committee or any underwriter to the Qualified IPO. Notwithstanding anything to the contrary contained herein, in the event of an IPO Demand, the Company shall cause the Board to appoint to the IPO Committee one additional Director designated by the IPO Demanding Party.

Section 10.02. Up-C Structure. Any Qualified IPO, unless the MCK Members and Echo shall mutually elect otherwise, shall be effected as an initial public offering through Echo. In connection with the consummation of a Qualified IPO, (a) the number of outstanding Echo Shares shall be adjusted by way of stock split or reverse stock split and (b) the number of Units shall be adjusted by way of a Unit split or reverse Unit split, in each case to the extent necessary to cause (x) the number of outstanding Echo Shares to be equal to the number of Units held by Echo and (y) each of the Echo Shares sold to the public in the Qualified IPO and the price per share of such Echo Shares (calculated before giving effect to any underwriting discounts and commissions) to be within the range recommended to the Company by the underwriters, in the case of both (x) and (y), upon consummation of the Qualified IPO. Each of the Members and the Company shall cooperate with each other to implement the adjustments described in the preceding clauses (a) and (b).

Section 10.03. Post-IPO Exit Rights.

(a) Following consummation of a Qualified IPO occurring at any time prior to the expiration of the IPO Preference Period, and upon the expiry of any customary lockup period required by the underwriters in connection with the consummation of a Qualified IPO, (i) each MCK Member and its Affiliates shall have the right to conduct and consummate a Qualified MCK Exit during the MCK Exit Window (in accordance with the process set forth in Section 10.05 below) and (ii) (a) the Echo Shareholders as determined by the Sponsor Shareholder shall have the right to conduct and consummate a Qualified Echo Sale during the First Echo Sale Window and (b) the Echo Shareholders shall have the right to consummate one or more Qualified Echo Sales during the Second Echo Sale Window, in each case pursuant to the Registration Rights Agreement and Section 10.03(b) hereof (the “Echo Shareholder Sale Right”), which Qualified Echo Sales shall be subject to the Tag-Along Rights of the MCK Members set forth in the Registration Rights Agreement. Each of the Company and each of the Initial Members shall use their reasonable best efforts to cooperate in good faith to consummate any Qualified MCK Exit and any Qualified Echo Sale as promptly as practicable.

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(b) (i) In order for the Echo Shareholders to exercise the Echo Shareholder Sale Right in respect of the First Echo Sale Window, the Sponsor Shareholder shall, and, (ii) in order for the Echo Shareholders to exercise the Echo Shareholder Sale Right in respect of the Second Echo Sale Window, the Echo Shareholders entitled to exercise registration rights pursuant to a Holder Demand (as defined in the Registration Rights Agreement) shall, in each case deliver a written notice to Echo, the MCK Members and the Company (the “Echo Shareholder Notice”) no later than the expiration of the lockup period related to a Qualified IPO, in the case of the First Echo Sale Window, or within thirty (30) days following expiration or termination of the MCK Exit Window in which a Qualified MCK Exit does not occur, in the case of the Second Echo Sale Window (each, an “Echo Sale Notice Deadline”), which written notice shall: (i) confirm the intention of the Sponsor Shareholder or Echo Shareholders, as applicable, to conduct and consummate a Qualified Echo Sale in accordance with the Echo Shareholders Agreement and the Registration Rights Agreement and undertake to provide prompt notice of a change in such intention and to otherwise keep the Company and the MCK Members reasonably updated with respect to the status and other material information regarding the Qualified Echo Sale, (ii) state the number of Echo Shares anticipated to be sold by the Sponsor Shareholder (or the Echo Shareholders) in the Qualified Echo Sale (“Echo Sale Shares”), (iii) include a description of the expected manner and terms of the proposed offering and the anticipated aggregate number of shares, excluding the Echo Sale Shares, that, based on prevailing market and/or industry conditions, the Company’s (and/or Echo’s) underwriters advise including in the proposed offering, (iv) provide indicative pricing terms (e.g., anticipated discount to prevailing market prices), and (v) the other material terms and conditions of the Qualified Echo Sale, including the form of the proposed agreement, if any. For the avoidance of doubt, failure to deliver an applicable Echo Shareholder Notice on or prior to the applicable Echo Sale Notice Deadline shall result in forfeiture and loss of the Echo Shareholder Sale Right.

Section 10.04. [Reserved]

Section 10.05. Qualified MCK Exit Process.

(a) During the MCK Exit Window, the MCK Members and their Affiliates shall have the right to consummate either of the following series of corporate actions (each such series upon the consummation of the Merger, the “Qualified MCK Exit”): (i) the formation by MCK of a new Delaware corporation (“SpinCo”) to hold all of the shares of the MCK Members (unless such corporation has been formed prior to such date) pursuant to a Separation Agreement substantially in the form of Exhibit C attached hereto (the “Separation Agreement”), (ii)(A) the commencement by MCK of one or more exchange offers pursuant to which MCK will exchange stock of SpinCo for stock of MCK held by the stockholders of MCK (the “Exchange Offers”), (B) the distribution of the stock of SpinCo to the shareholders of MCK as a dividend in kind (the “Spin-Off”), (C) one or more exchanges of the stock of SpinCo for debt securities of MCK (the “Non-Stock Exchanges”); provided, that, without the consent of Echo, MCK shall not conduct Non-Stock Exchanges or private exchanges of capital stock (exchanges of securities that do not require registration under the Exchange Act) with any Person that MCK knows or has reason to believe will be a holder of 5% or more of MCK’s common stock or the Echo Shares immediately after consummation of such Non-Stock Exchanges

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or (D) any combination thereof, provided, that in all cases the shareholders and debtholders of MCK receive 75% or more of the stock of SpinCo as a consequence thereof, and (iii) substantially contemporaneously with the consummation of the Exchange Offers, the Spin-Off and/or the Non-Stock Exchanges, SpinCo will be merged with and into Echo, with Echo as the surviving corporation in such merger (the “Merger”) pursuant to the Merger Agreement entered into as of [●] by and between SpinCo and Echo (as such may be amended by the parties thereto from time to time) (the “Merger Agreement”), pursuant to which each share of SpinCo stock outstanding immediately prior to the effective time of the Merger will be converted into the right to receive a number of Echo Shares (rounded to the nearest ten-thousandth of a share) (such number, the “Exchange Ratio”) determined by dividing the number of Units then held by the MCK Members or their Permitted Transferees by the number of outstanding shares of SpinCo common stock. In the event that the Merger Agreement is terminated or otherwise fails to be consummated other than as a result of a breach thereof by SpinCo, the parties shall use commercially reasonable efforts to cooperate with each other to agree upon and execute a mutually agreeable merger agreement to consummate the transactions contemplated by this Section 10.05.

(b) In connection with a Qualified MCK Exit, the parties shall cooperate with each other to consummate such Qualified MCK Exit as promptly as reasonably practicable, including commencing the Exchange Offers pursuant to applicable securities laws, amending the Merger Agreement to the extent required or advisable pursuant to applicable Law, calling any applicable meeting of Echo’s stockholders to approve the Merger, obtaining any vote required in connection with the Merger or Qualified MCK Exit required by the board of directors of Echo, preparing and filing any applicable proxy statement and/or registration statement with the SEC in relation to the Merger, and generally do, execute and perform all such other acts, deeds and documents as may be reasonably required to carry out the Qualified MCK Exit.

(c) Pursuant to the Echo Shareholders Agreement, the Echo Shareholders will vote all Echo Shares that they are entitled to vote to approve the issuance of Echo Shares pursuant to the Merger and/or approval of the Merger at any meeting of the stockholders of Echo, and at any adjournment thereof, at which the issuance of Echo Shares and/or approval of the Merger is submitted for the consideration and vote of the stockholders of Echo.

(d) In connection with the consummation of the transactions contemplated in Section 10.05(a)(ii), each of MCK, Echo, the Company, PF2 NewCo Holdings, LLC and SpinCo shall enter into a tax matters agreement substantially in the form attached hereto as Exhibit E (the “Tax Matters Agreement”) and the Separation Agreement substantially in the form attached hereto as Exhibit C hereto. In the event of a change in law or regulation following the date of signing of the Contribution Agreement that is or is believed by any of the parties hereto to be relevant to the interpretation or effect of the Tax Matters Agreement (including any change in law or regulation expressly referenced therein), the parties will use reasonable best efforts to agree upon such changes to such form as may be necessary or advisable so as to give effect to the original intent, purposes and effect of such form (based on law and regulation in effect as of the date of signing of

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the Contribution Agreement) as nearly as practicable without altering the respective rights or obligations of the parties, or otherwise adversely affecting any party in any non-de minimis respect.

(e) Echo will use commercially reasonable efforts to (A) twenty-one Business Days prior to the beginning of a Qualified MCK Exit, deliver to Parent a statement setting forth Echo’s good faith estimate of the aggregate number of shares of Echo expected to be received in the Merger (by virtue of having received shares of SpinCo stock in the Exchange Offers or the Spin-Off) by (i) Blackstone (as defined in the Tax Matters Agreement), (ii) any Person Under the Control of Blackstone (as defined in the Tax Matters Agreement), (iii) any Person that has acquired or will acquire stock of MCK in one or more coordinated acquisitions or dispositions of the stock of MCK with any Person described in clauses (i) or (ii), (iv) H&F (as defined in the Tax Matters Agreement), (v) any Person Under the Control of H&F (as defined in the Tax Matters Agreement) and (vi) any Person that has acquired or will acquire stock of MCK in one or more coordinated acquisitions or dispositions of the stock of MCK with any Person described in clauses (iv) or (v) and (B) update such schedule to reflect any changes between the date such schedule is delivered and the time of the Merger, it being understood that any failure of information included in such schedule, or any update thereto, to be accurate shall not constitute a breach of this Agreement or an Echo Disqualifying Action for purposes of the Tax Matters Agreement.

Section 10.06. MCK Top-up Option.

(a) The Company hereby grants to MCK and each of the MCK Members and their Affiliates an irrevocable option, exercisable at any time during the MCK Exit Window and prior to consummation of a Qualified MCK Exit, to purchase from the Company (whether directly or indirectly, including through the purchase of Units by SpinCo) additional Units (the “Top-up Units”, and such option, the “Top-up Option”), such that following exercise of the Top-up Option, the shareholders of MCK shall be entitled to hold such number of Echo Shares that, when added to the number of Echo Shares that would be owned by the shareholders of MCK at the effective time of the Merger, constitutes at least one Echo Share more than 50% of the Echo Shares that would be outstanding immediately after the issuance and/or sale of all Echo Shares upon exercise of the Top-up Option, calculated on a fully-diluted basis. For the avoidance of doubt, the Top-up Option granted to MCK and each of the MCK Members is non-transferrable other than to Permitted Transferees.

(b) The Top-up Option may be exercised by the MCK Members or their Affiliates only during the MCK Exit Window, and only if the MCK shareholders shall own, in the absence of exercise of the Top-up Option, at the effective time of the Merger, 50% or less of the Echo Shares outstanding on a fully-diluted, post-Merger basis. The aggregate purchase price payable for the Top-up Units being purchased by MCK, SpinCo or the MCK Members or their Affiliates pursuant to the Top-up Option shall be determined by multiplying the number of such Top-up Units by the Fair Market Value of each Top-up Unit, as determined in accordance with the valuation and appraisal process set forth in Section 9.05, without interest. The purchase price must be paid by MCK (or its Affiliate) in cash.

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(c) In the event MCK (or its Affiliates) wishes to exercise the Top-up Option, it shall deliver to the Company a notice (the “Top-up Notice”) setting forth (i) the number of Top-up Units that it intends to purchase pursuant to the Top-up Option and (ii) the place and time at which the closing of the purchase of such Top-up Units shall occur, which shall be no later than the effective time of the Merger.

(d) At the closing of the purchase of the Top-up Units, MCK or an Affiliate shall cause to be delivered to the Company the cash consideration required to be delivered in exchange for the Top-up Units, and the Company shall cause to be issued to MCK or such Affiliate a certificate representing the Top-up Units.

(e) Notwithstanding the foregoing, at any time during the MCK Exit Window, MCK, on the one hand, and Echo, on the other hand, may mutually agree to structure the Top-up Option to provide for all, or part, of the exercise of the Top-up Option through a Transfer of Units held by Echo to MCK, or any of its Affiliates designated by MCK.

Section 10.07. Registration Rights. The MCK Members and Echo (and the holders of equity in such Members), shall have the registration rights set forth in, and the Company shall be subject to the requirements set forth in, Exhibit B hereto (the “Registration Rights Agreement”), which Exhibit B is an integral part of this Agreement.

Section 10.08. Exit Events Expenses. Subject to the Registration Rights Agreement, each of the Company, MCK, the MCK Members, Echo, and the Echo Shareholders shall bear their own costs and expenses in connection with any Qualified IPO, Qualified MCK Exit or Qualified Echo Sale; provided, that (i) the Company will bear all customary expenses relating to any registration of securities in connection with any Qualified IPO, Qualified Echo Sale or Qualified MCK Exit, and (ii) the Company will bear all expenses of the underwriters and/or other advisors in a Qualified IPO (where such Qualified IPO is structured entirely as a primary issuance of securities).

ARTICLE 11

COVENANTS

Section 11.01. Business Opportunities. Notwithstanding any duty otherwise existing at Law or in equity, to the fullest extent permitted by Law, none of the Company, any of its Subsidiaries, any Member or any Affiliate of any Member shall have any right in or to, or to be offered any opportunity to participate or invest in, any business or venture engaged or to be engaged in by any other Member, Affiliate of any other Member, officer of the Company or any of its Subsidiaries who is also an employee of any other Member (or an Affiliate of any other Member) or Director or shall have any right in or to any income or profits derived therefrom.

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Section 11.02. Confidentiality.

(a) Each of the Company and each Member agree that it shall hold strictly confidential and shall use, and shall cause any Person to which its discloses Confidential Information pursuant to clause (b) below, to hold strictly confidential and to use, the Confidential Information only in connection with its investment in the Company and not for any other purpose. The Company and each Member agrees that it shall be responsible for any breach of the provisions of this Section 11.02 by any Person to which it discloses Confidential Information.

(b) The Company and each Member agrees that it shall not disclose any Confidential Information to any Person (other than as may be necessary to monitor, increase or decrease its investment in the Company in accordance with applicable securities laws), except that Confidential Information may be disclosed as follows:

(i) to any of such Person’s Representatives, including to the extent necessary to obtain their services in connection with monitoring its investment in the Company;

(ii) to any financial institution providing credit to such Person or any of its Affiliates;

(iii) to the extent required by applicable Law or requested or required by any regulatory body (including complying with any oral or written questions, interrogatories, requests for information or documents, subpoena, civil investigative demand or similar process to which such Persons is subject); provided, that unless otherwise prohibited by Law, such Persons agrees to give the other parties hereto prompt notice of such request(s), to the extent practicable, so that such parties may seek an appropriate protective order or similar relief (and such Person shall cooperate with such efforts by such other parties, and shall in any event make only the minimum disclosure required by such Law);

(iv) in the case of any Member, to any Person to whom such Member is contemplating a Transfer of all or any portion of its Units; provided, that such Transfer (A) would not be in violation of the provisions of this Agreement, (B) the potential Transferee agrees in advance of any such disclosure to be bound by a confidentiality agreement consistent with the provisions hereof and (C) such Member shall be responsible for breaches of such confidentiality agreement by such potential Transferee, for so long as the Company does not have direct recourse against such potential Transferee for any such breaches;

(v) to any Governmental Authority or any rating agency with jurisdiction over such Person or any of its Affiliates or with which such Person or any of its Affiliates has regular dealings, as long as such Governmental Authority or rating agency is advised of the confidential nature of such information and such Person uses reasonable efforts to seek confidential treatment of such information to the extent available;

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(vi) to the extent required by the rules and regulations of the SEC or stock exchange rules, including any disclosure contemplated under the Registration Rights Agreement; or

(vii) if the prior written consent of all of the Directors on the Board shall have been obtained.

Nothing contained herein shall prevent the use of Confidential Information in connection with the assertion or defense of any claim by or against the Company or any Member and nothing contained herein shall be deemed to restrict any Stockholder’s ability to monetize its equity investment in compliance with applicable securities laws.

Notwithstanding the foregoing, the Company and each of the Members acknowledge that each of Change Aggregator L.P. and H&F Echo Holdings, L.P. and their fund Affiliates may provide Confidential Information to their existing and potential limited partners, members and other investors; provided that Change Aggregator L.P. and H&F Echo Holdings, L.P. shall not provide any non-public financial information or competitively or strategically sensitive information about the Company or any of its Subsidiaries to (a) any limited partner that is not subject to customary confidentiality and non-use restrictions with respect to such information (subject to customary exceptions) or (b) to any other Person in the course of investing or fundraising activities that is not subject to customary confidentiality and non-use restrictions with respect to such information (subject to customary exceptions) and, in any of either (a) or (b), any non-public financial information shall be limited to Change Aggregator L.P.’s and H&F Echo Holdings, L.P.’s valuation of the Company and its Subsidiaries without providing underlying forecasted financial data or trends; provided that Change Aggregator L.P. shall be permitted to disclose underlying forecasted financial data or trends to the two co-investors in Echo who have entered into confidentiality agreements which are reasonably acceptable to MCK; provided, further, that in any case Change Aggregator L.P. shall provide prompt written notice of such disclosure to MCK.

(c) “Confidential Information” means any information concerning the Members or any of their respective Affiliates, the Company or any of its Subsidiaries or the financial condition, business, operations or prospects of the Members or any of their respective Affiliates or the Company or any of its Subsidiaries in the possession of or furnished to the Company or any Member, as applicable (including by virtue of any Member’s present or former right to designate a Director); provided, that the term “Confidential Information” shall not include information that (i) is or becomes generally available to the public other than as a result of a disclosure by such Person or its Affiliates or any of their respective Representatives in violation of this Agreement, (ii) was available to such Person on a non-confidential basis prior to its disclosure to such Person or its Representatives by the Company or the other Members or their

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Representatives or (iii) becomes available to such Person on a non-confidential basis from a source other than the Company or the other Members or their Representatives after the disclosure of such information to such Person or its Representatives by the Company or the Members or their Representatives, which source is (at the time of receipt of the relevant information) not, to such Person’s knowledge, bound by a confidentiality agreement with (or other confidentiality obligation to) the Company, the other Members or another Person; provided, that notwithstanding anything to the contrary contained herein, “Confidential Information” in the possession of any of the Initial Members or its Affiliates prior to the Closing shall not by virtue of the foregoing exceptions in clauses (ii) or (iii) be deemed not to be Confidential Information, and each of the Initial Members shall be obligated to keep or to cause to be kept such information confidential and to use or cause to be used such information in accordance with the provisions of this Section 11.02 as fully as if such Member did not have access to such information prior to the Closing but only received such information after the Closing. For the avoidance of doubt, the Company and each Member acknowledge and agree that each Member and the Echo Shareholders may incidentally develop or receive from third parties information not known by such recipient to have been obtained in violation of this Agreement that is the same as or similar to the Confidential Information, and that nothing in this Agreement restricts or prohibits any Member or the Echo Shareholders (by itself or through a third party) from developing, receiving or disclosing such information, or any products, services, concepts, ideas, systems or techniques that are similar to or compete with the products, services, concepts, ideas, systems or techniques contemplated by or embodied in the Confidential Information.

(d) Notwithstanding anything to the contrary in this Agreement, the Company, each Member, their respective Affiliates and their respective Representatives may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the transactions contemplated hereby and all materials of any kind (including opinions and tax analysis) that are provided to the Company or the Member relating to such tax treatment and tax structure; provided, that the foregoing does not constitute authorization to disclose information identifying the Company, any Member (or its Representatives), any parties to transactions engaged in by the Company or (except to the extent relating to such tax structure or tax treatment) any nonpublic commercial or financial information.

Section 11.03. Compliance Matters.

(a) Each Member represents, warrants and agrees that such Member shall, and to the extent of such Member’s Units and governance and management rights, shall cause the Company to, comply with the applicable anti-corruption and compliance practices, as reflected in the Compliance Program. The Company shall implement policies and procedures for compliance with all applicable ethics, compliance and regulatory rules applicable to the Company and its Subsidiaries.

(b) Each Member shall, to the extent of such Member’s Units and governance and management rights, cause the Company to, at all times during the term of this Agreement, (i) conduct their activities in compliance with all, and shall not default with

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respect to or violate any anti-corruption Laws, (ii) not offer, promise, give or authorize the offering, promising or giving of anything of value, directly or indirectly, to: (A) any Government Official or (B) any other Person with the knowledge that all or any portion of the thing of value will be offered, promised or given to a Government Official, for the purpose of influencing any action or decision of a Government Official in his or her official capacity, including a decision to fail to perform his or her official duties, or inducing the Government Official to use his or her influence with any Governmental Authority or any Government Official to affect or influence any official act, or otherwise obtain an improper advantage; and (iii) not make or authorize any other Person to make any payments or transfers of value which have the purpose or effect of commercial bribery, or acceptance or acquiescence in kickbacks or other unlawful or improper means of obtaining or retaining business in relation to the Company’s line of business and the matters contemplated by this Agreement.

(c) Each of the Members places the highest value on integrity in business dealings and the ethical conduct of companies in which it invests, and accordingly covenants, to the extent of such Member’s Units and governance and management rights, to cause each of the Company and its Subsidiaries to adopt as of Closing a compliance program and code of conduct (the “Compliance Program”). In implementing the Compliance Program, the Company shall follow the policies and procedures set forth in the Compliance Program including (i) all training, education and certification procedures, (ii) all due diligence procedures related to agents of the Company and the Subsidiaries, (iii) all audit and internal control procedures (including those applicable to the Company (as a Subsidiary or equity investment of MCK or otherwise) that are required by the Sarbanes-Oxley Act of 2002), (iv) adequate commitment of human and financial resources to ensure the capacity to carry out the programs required by the Compliance Program, and (v) appropriate procedures to ensure accurate books and records in accordance with GAAP and applicable Law, and other policies and procedures set forth in the Compliance Program, and will cause appropriate officers to be appointed by the Company (who shall be a suitable and competent person with relevant knowledge of and experience with applicable Laws applicable to the Company to carry out the compliance function of the Company), disciplinary procedures to be enforced and mechanisms for reporting suspected violations (including fraud) to be created for each such entity.

Section 11.04. Additional Covenants of Echo and the Company.

(a) Holding Company. Echo shall not at any time after its formation be an obligor or guarantor under, or otherwise be subject to, any indebtedness, shall conduct no operations or own any assets other than Units in the Company, shall not terminate, liquidate or dissolve Echo and shall not merge or consolidate Echo with or into any other Person, other than the Merger with SpinCo, or otherwise acquire or dispose of any other assets or entities (other than Units, other distributions as permitted herein, which shall be promptly distributed or set aside to pay reasonably foreseeable expenses, and other assets incidental to its status as a public or private (as the case may be) holding company of Units).

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(b) Tax Returns; Payment of Taxes. Except to the extent resulting from a failure by the Company to provide Echo with timely and correct tax information, including on Schedule K-1 and any applicable state, local or foreign equivalent form, Echo shall (i) timely file all tax returns required to be filed by it and (ii) timely pay all taxes required to be paid by it.

(c) Capital Stock. The Company and Echo agree to cooperate to ensure that the Echo Ratio is maintained at one Unit to one Echo Share for so long as the MCK Members (or their Permitted Transferees) hold Units. In connection therewith:

(i) Echo shall not, following the Closing and for so long as the MCK Members (or their Permitted Transferees) hold Units, issue any Equity Securities other than Echo Shares. If, from and after the date hereof, and at all times that any MCK Member (or its Permitted Transferees) hold Units, Echo issues an Echo Share, (A) the Company shall issue to Echo one Unit and (B) the net proceeds received by Echo with respect to the corresponding Echo Share (if any) shall be concurrently contributed to the Company; provided, that to the extent Echo issues any Echo Shares in order to purchase or fund the purchase from another Member of a number of Units, then the Company shall not issue any new Units in connection therewith and Echo shall not be required to transfer such net proceeds to the Company (it being understood that such net proceeds shall instead by transferred to such other Member as consideration for such purchase).

(ii) Following the Closing and for so long as the MCK Members (or their Permitted Transferees) hold Units, the Company shall not issue any additional Units of the Company to Echo unless substantially simultaneously therewith Echo issues or sells, to a Person other than Echo, an equal number of Echo Shares.

(iii) Following the Closing and for so long as the MCK Members (or their Permitted Transferees) hold Units, Echo shall not effect a stock split or combination or other similar restructuring in respect of the Echo Shares unless such action is taken concurrently with a corresponding Unit split or combination or other similar restructuring of the Company (with corresponding changes made with respect to any other exchangeable or convertible securities), such that the number of outstanding Echo Shares continues to be equal to the number of Units held by Echo. Following the Closing and for so long as the MCK Members (or their Permitted Transferees) hold Units, the Company shall not effect a stock split or combination or other similar restructuring in respect of the Units unless such action is taken concurrently with a corresponding Echo Share split or combination or other similar restructuring of Echo (with corresponding changes made with respect to any other exchangeable or convertible securities), such that the number of outstanding Units held by Echo continues to be equal to the number of Echo Shares.

(iv) Echo may not redeem, repurchase or otherwise acquire any Echo Shares unless substantially simultaneously the Company redeems, repurchases or

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otherwise acquires from Echo an equal number of Units for the same price per security. The Company may not redeem, repurchase or otherwise acquire Units from Echo unless substantially simultaneously Echo redeems, repurchases or otherwise acquires an equal number of Echo Shares for the same price per security from holders thereof.

(d) Echo Reserved Matters. Following the Closing, Echo shall not take any of the following actions (including any action by the board of directors of Echo or any committee of the board of directors of Echo) without the prior written approval of the Board:

(i) any change in either the name, the registered address or the fiscal year of Echo;

(ii) prior to a Qualified IPO, the appointment, removal or replacement of the auditor of Echo, approval of the annual financial report, adoption of any financial and accounting procedures or accounting policies, or any material changes thereto;

(iii) filing of any material litigation, arbitration or other legal proceedings or actions in relation to a claim (or a series of related claims), or any settlement of any material litigation, arbitration or other legal proceeding or actions, except for any legal action involving the Members and/or their Affiliates or for any claim based upon, or in respect of, or by reason of, the transactions contemplated by the Transaction Documents;

(iv) entry into any transactions between an Echo Shareholder or any of its Affiliates, on the one hand, and Echo, on the other hand, other than:

(A) the Transaction Documents (and any transactions or agreements contemplated by or ancillary to such Transaction Documents)

(B) customary agreements with directors and officers of Echo for indemnification; or

(C) agreements or transactions with portfolio companies of any Echo Shareholder that are entered into on arm’s length terms and in the ordinary course of business for the purchase of materials, supplies, goods, services (excluding any employment agreements), equipment or other assets that are generally available for purchase by business entities in the Company’s line of business on substantially similar terms from non-affiliated suppliers or providers;

(v) any declaration or payment of any dividends, the determination of any cash reserve or the making of any cash or non-cash distributions on, or any redemption and/or repurchase of, any Equity Securities of Echo, except as expressly contemplated in this Agreement and excluding the redemption of any Equity Securities under any equity incentive plan approved as a Reserved Matter;

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(vi) any issuance, or authorization of issuance of any Echo Shares or other Equity Securities of Echo, except as expressly contemplated in this Agreement and excluding the issuance of any Equity Securities under any equity incentive plan approved as a Reserved Matter;

(vii) the use of proceeds from a Qualified IPO or any other offering of Echo Shares by Echo;

(viii) adoption of, or changes to, equity incentive plans, except as expressly contemplated in the Transaction Documents or as approved as a Reserved Matter;

(ix) any change of control of Echo other than as expressly contemplated under the Transaction Documents;

(x) any amendment to the Echo Shareholders Agreement which is adverse to MCK in any material respect; and

(xi) any amendment to, modification of, or waiver under Echo’s certificate of incorporation or bylaws; provided, that the Company’s consent to any amendment to Echo’s certificate of incorporation or bylaws in connection with an IPO Demand shall not be unreasonably withheld, delayed or conditioned;

provided, that the Company’s right to approve the matters set forth in this Section 11.04(d) shall terminate concurrently with the termination of the rights of the parties to approve the Reserved Matters.

(e) Additional Tax Covenants. Except as expressly contemplated or permitted in this Agreement or the other Transaction Documents, from the date hereof until the first to occur of (x) a Qualified MCK Exit and (y) the expiration or termination of the MCK Exit Window and (z) the expiration or termination of the IPO Preference Period prior to the occurrence of a Qualified IPO (any event described in (x), (y) or (z), a “Covenant Termination”), each of Echo and the Company shall not (i) (I) enter into “an agreement, understanding, arrangement, or substantial negotiations” (within the meaning of Treasury Regulation Section 1.355-7(b)(2)) or (II) otherwise engage in any discussions in any form, in each case with respect to the acquisition, directly or indirectly, of Echo, SpinCo and/or the Company; or (ii) (I) sell or otherwise dispose of any assets of the Controlled Business (as defined in the form of Tax Matters Agreement attached hereto as Exhibit E); (II) contribute, or cause to be contributed, any Controlled Business assets to any subsidiary of the Company (other than a subsidiary that is treated as disregarded from the Company for U.S. federal income tax purposes); (III) distribute, or cause to be distributed, any Controlled Business assets; or (IV) discontinue, or permit to be discontinued, any activities of the Controlled Business, other than, in each case in this clause (ii), in the ordinary course of business. Each of Echo and the MCK Members shall

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use its commercially reasonable efforts to prevent any Person who acquires the stock of MCK in a Tainting Acquisition (as defined in the Contribution Agreement) from participating in any Exchange Offer. This Section 11.04(e) shall be construed on the basis of the tax law and regulations in effect as of the date of this Agreement.

(f) Exchanges of Units.

(i) The MCK Members and their Permitted Transferees shall be entitled at any time and from time to time following a Qualified IPO and upon the terms and subject to the conditions of this Agreement, to surrender Units to Echo in exchange (each such exchange, an “Exchange”) for the delivery by Echo to such Member(s) of a number of Echo Shares that is equal to the number of Units requested to be Exchanged. Echo shall at all times cause a number of authorized Echo Shares to be authorized and held in reserve as will be sufficient to comply with any and all requests for Exchange that may be made pursuant to this Agreement.

(ii) The MCK Members shall be entitled to periodic payments from Echo equal to 85% of the tax savings to the Echo Group (as defined in the Tax Receivable Agreement) arising from the step-up in tax basis resulting from each Exchange. Prior to the first Exchange (if any), Echo and the Exchanging MCK Member shall negotiate in good faith the terms of a tax receivable agreement to govern the calculation of such payment, with it being understood that the terms of such agreement shall be substantially similar to the terms of the MCK Tax Receivable Agreement; provided that any such tax savings shall be determined using a “with and without” methodology (treating any deductions attributable to the step-up in tax basis resulting from the Exchanges as the last items claimed for any taxable year, including after the utilization of any carryforwards).

(iii) An MCK Member may exercise the right to effect an Exchange by delivering a written notice of exchange in respect of the Units to be Exchanged substantially in the form of Exhibit F hereto (the “Notice of Exchange”), duly executed by such Member or such Member’s duly authorized attorney, to Echo and the Company at the addresses set forth in Section 14.12.

(iv) A Notice of Exchange from an MCK Member may specify that the Exchange is to be (A) contingent (including as to the timing) upon the consummation of a purchase by another Person (whether in a tender or exchange offer, an underwritten offering or otherwise) of Echo Shares into which the Units are exchangeable, or contingent (including as to timing) upon the closing of an announced merger, consolidation or other transaction or event in which the Echo Shares would be exchanged or converted or become exchangeable for or convertible into cash or other securities or property and/or (B) effective upon a specified future date. Notwithstanding anything herein to the contrary, an MCK Member may withdraw or amend a Notice of Exchange, in whole or in part, prior to the effectiveness of the Exchange, at any time prior to 5:00 p.m. New York City time, on the Business Day immediately preceding the Exchange date (or any such later time as may be required by applicable Law) by delivery of a written

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notice of withdrawal to Echo and the Company, specifying (1) the number of withdrawn Units, (2) if any, the number of Units as to which the Notice of Exchange remains in effect and (3) if the MCK Member so determines, a new Exchange date or any other new or revised information permitted in the Notice of Exchange.

(v) Each Exchange shall be deemed to be effective immediately prior to the close of business on the Exchange date (or, if applicable, immediately prior to the completion of the offering, tender or exchange offer or other transaction in connection with which the Exchange is made contingent), and the Exchanging holder shall be deemed to be a holder of Echo Shares from and after the effectiveness of the Exchange. Within three (3) Business Days of the Exchange date, Echo shall deliver or cause to be delivered to the Exchanging holder the number of Echo Shares deliverable upon such Exchange, registered in the name of such holder. To the extent the Echo Shares are settled through the facilities of DTC, Echo will, upon the written instruction of an Exchanging holder, deliver or cause to be delivered the Echo Shares to such holder through the facilities of DTC, to the account of the participant of DTC designated by such holder.

(vi) If (i) any Echo Shares Exchanged hereunder may be sold pursuant to a registration statement that has been declared effective by the SEC, (ii) all of the applicable conditions of Rule 144 are met, or (iii) a restrictive legend (or a portion thereof) otherwise ceases to be applicable, Echo, upon the written request of the Exchanging holder thereof shall promptly provide such holder or its respective transferees, without any expense to such Persons (other than applicable transfer taxes and similar governmental charges, if any) with new certificates (or evidence of book-entry shares) for securities of like tenor not bearing the provisions of the legend with respect to which the restriction has terminated. In connection therewith, Echo may request, without any expense to Echo, an opinion of counsel to the effect that such legend can be removed, and such holder shall provide Echo with such information in its possession as Echo may reasonably request in connection with the removal of any such legend.

(vii) Echo, the Company and each Exchanging holder shall bear their own respective expenses in connection with the consummation of any Exchange by such holder, whether or not any such Exchange is ultimately consummated; provided, however, that Exchanging holder will pay any transfer taxes, stamp taxes or duties, or similar government charges in connection with, or arising by reason of, any Exchange.

(viii) If the Echo Shares are listed on a national securities exchange, Echo shall use its reasonable best efforts to cause all Echo Shares issued upon an Exchange to be listed on the same national securities exchange upon which the outstanding Echo Shares may be listed or traded at the time of such issuance.

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(ix) When a Unit has been Exchanged in accordance with this Agreement, the Unit shall be deemed transferred from the Exchanging holder to Echo.

(x) No Exchange shall impair the right of the Exchanging holder to receive any distributions payable on the Units so exchanged in respect of a record date that occurs prior to the date of the Notice of Exchange for such Exchange.

(g) The provisions set forth in Section 11.04(a), Section 11.04(b) and Section 11.04(e) shall terminate upon the earlier to occur of the consummation of a Qualified MCK Exit and the expiration or termination of the MCK Exit Window or the expiration or termination of the IPO Preference Period prior to consummation of a Qualified IPO. The provisions set forth in Section 11.04(b) and Section 11.04(e) shall terminate when the MCK Members and their Permitted Transferees no longer hold any Units. The provisions set forth in Section 11.04(d) shall terminate when the parties’ rights to approve Reserved Matters under Section 5.05 terminate hereunder.

Section 11.05. Cooperation. Subject to Section 11.02, each of the Members will cooperate in defending and pursuing, as appropriate, litigation and similar claims brought against the Company or any of the MCK Members or Echo or their respective Affiliates, reasonably make available relevant employees and preserve and make reasonably available, to the extent legally and contractually permissible, all records reasonably necessary for such matters, subject, in the case of disputes, to the discovery rules otherwise applicable.

Section 11.06. Fees and Expenses of Echo Directors and Officers. The Company shall pay, promptly upon request, to Echo any costs incurred by Echo with respect to its obligation to pay fees and expenses of its officers and directors, and board observers.

ARTICLE 12

INFORMATION RIGHTS; FINANCIAL REPORTING

Section 12.01. Financial and Other Information.

(a) As soon as available, and in any event within 45 days after the end of each of the first three fiscal quarters of each fiscal year, the Company shall prepare and furnish to each 5% Member an unaudited consolidated balance sheet of the Company and its Subsidiaries as at the end of such fiscal quarter and the related unaudited consolidated statements of income and cash flows for such fiscal quarter and for the period from the beginning of the then current fiscal year to the end of such fiscal quarter, setting forth in comparative form the corresponding figures for the corresponding periods of the previous fiscal year for the unaudited consolidated balance sheet and the unaudited consolidated statements of income and cash flows of the Company and its Subsidiaries, all prepared in accordance with GAAP. The financial statements delivered pursuant to this Section 12.01(a) shall be accompanied by a statement of members’ capital.

(b) As soon as available, and in any event within 120 days after the end of each fiscal year, the Company shall prepare and furnish to the Members an audited

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consolidated balance sheet of the Company and its Subsidiaries as at the end of such fiscal year and the related audited consolidated statements of income and cash flows for such fiscal year, prepared in accordance with GAAP. The financial statements delivered pursuant to this Section 12.01(b) shall be accompanied by a statement of members’ capital.

(c) The Company shall provide to each 5% Member (i) the annual operating plan, (ii) the Annual Operating and Capital Budget and (iii) subject to confidentiality obligations and similar restrictions that may be applicable to information furnished to the Company or any of its Subsidiaries by third parties that may be in the Company’s or any of its Subsidiaries’ possession from time to time, and except for any information that is subject to attorney-client privilege or other privilege from disclosure (provided, that to the extent possible, the parties shall cooperate in good faith to permit disclosure of such information in a manner that preserves such privilege), any board packages or other information provided to any Director, in each case, promptly upon such information being made available. In addition, the Company shall provide to each 5% Member, upon such Member’s request, such financial information regarding the Company and its Subsidiaries as is reasonably requested for (A) such Member to comply with any obligations under applicable Laws or (B) any other reasonable business purpose.

(d) To the extent the financial and other information required to be delivered to any Member pursuant to this Section 12.01 is contained in a document or report Echo files with the SEC via the SEC’s EDGAR system, such financial and other information shall be deemed to be delivered to the Members for purposes of this Section 12.01 at the time such document or report is so filed with the SEC.

Section 12.02. Certain Other Provisions Regarding Financial Reporting. The Company shall, and shall cause each of its Subsidiaries to, (a) make and keep books, records and accounts, which, in the good faith judgment of the Company, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the Company and its consolidated Subsidiaries and (b) devise and maintain a system of internal accounting controls which, in the good faith judgment of the Company, is sufficient to provide reasonable assurances that: (i) transactions are executed in accordance with management’s general or specific authorization, (ii) transactions are recorded as necessary (A) to permit preparation of financial statements in conformity with GAAP and (B) to maintain accountability for assets and (iii) access to assets is permitted only in accordance with management’s general or specific authorization.

(a) As soon as available, and in any event within thirty (30) days after the end of each of the first two calendar months of each fiscal quarter, the Company shall prepare and furnish to each Member whose Membership Percentage is not less than 5% (a “5% Member”) a current capitalization table of the Company and summary financial statements of the Company and its Subsidiaries as at the end of such calendar month, including the unaudited consolidated balance sheet as at the end of such calendar month and unaudited consolidated statements of income and members’ equity for such calendar month and for the period from the beginning of the then current fiscal year to the end of such calendar month.

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Section 12.03. Access to Management Personnel and Information. Subject to confidentiality obligations and similar restrictions that may be applicable to information furnished to the Company or any of its Subsidiaries by third parties that may be in the Company’s or any of its Subsidiaries’ possession from time to time, and except for any information that is subject to attorney-client privilege or other privilege from disclosure (provided, that to the extent possible, the parties shall cooperate in good faith to permit disclosure of such information in a manner that preserves such privilege), and, subject, in the case of disputes, to the discovery rules otherwise applicable, the Company agrees to permit any 5% Member (and such Member’s Representatives) to inspect, at such Member’s sole expense and upon such Member’s written request to the Company, all existing books, records contracts, commitments, Tax returns and financial statements and shall furnish such Member and its Representatives with all financial and operating data and other information (including documents and records relating to internal controls) concerning the affairs of the Company and its Subsidiaries as such Member may reasonably request. In addition to the foregoing, the Company agrees to provide a 5% Member and its Representatives reasonable access to (i) the management and other relevant personnel of the Company and its Subsidiaries reasonably related to such Member’s status as a holder of Units and (ii) any Director, officer, employee, agent supplier, vendor, third party representative or other intermediary of the Company, if such access is requested in order to enable such party to comply with applicable Law. Any inspection or access right pursuant to this Section 12.02(a) shall take place during regular business hours and the Company and its Subsidiaries shall not be required to cooperate with any inspection or access requests pursuant to this Section 12.02(a) that would unduly interfere with their business operations.

Section 12.04. Liability. No party shall have any liability to any other party in the event that any information exchanged or provided pursuant to this Agreement which is an estimate or forecast, or which is based on an estimate or forecast, is found to be inaccurate in the absence of gross negligence, bad faith or willful misconduct by the party providing such information.

ARTICLE 13

DISSOLUTION, LIQUIDATION AND TERMINATION

Section 13.01. No Dissolution. The Company shall not be dissolved by the withdrawal of any Member (subject to Section 13.02(d)) or the admission of Additional Members in accordance with the terms of this Agreement.

Section 13.02. Events Causing Dissolution. The Company shall be dissolved and its affairs shall be wound up solely upon the first to occur of the following events:

(a) the unanimous determination of the Board to dissolve and terminate the Company (subject to Section 5.05);

(b) the sale of all or substantially all of the Company’s assets;

(c) the entry of a decree of judicial dissolution of the Company under Section 18-802 of the Act; or

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(d) at any time when there are no Members, unless the Company is continued in accordance with the Act.

Section 13.03. Bankruptcy of a Member. The bankruptcy (including within the meaning of Sections 18-101 and 18-304 of the Act) of a Member shall cause such Member to cease to be a Member, but notwithstanding the occurrence of such event, the Company shall continue without dissolution. The receivership or dissolution of a Member shall not in and of itself cause the dissolution of the Company, and notwithstanding the occurrence of such event, the Company shall continue without dissolution under the management and control of the remaining Members, unless there are no remaining Members of the Company.

Section 13.04. Winding Up.

(a) In the event of the dissolution of the Company pursuant to Section 13.02, the Company’s affairs shall be wound up by a liquidating trustee of the Company selected by the Board (in such capacity, the “Liquidating Agent”), which Liquidating Agent shall be an individual who is knowledgeable about the Company’s business and operations (to the extent possible) and has substantial experience in the purchase and sale of businesses.

(b) Upon dissolution of the Company and until the filing of a certificate of cancellation as provided in Section 18-203 of the Act, the Liquidating Agent may, in the name of, and for and on behalf of, the Company, prosecute and defend lawsuits, whether civil, criminal or administrative, settle and close the Company’s business, dispose of and convey the Company’s property or sell the Company (and its Subsidiaries) as a going concern, discharge or make reasonable provision for the Company’s liabilities, and distribute to the Members in accordance with Section 13.05 any remaining assets of the Company, all without affecting the liability of Members and without imposing any liability on any Liquidating Agent.

(c) Except as otherwise provided in this Agreement, the Members shall continue to share distributions and allocations during the period of liquidation in the same manner as before the dissolution.

(d) A reasonable time period shall be allowed for the orderly winding up and liquidation of the assets of the Company and the discharge of liabilities to creditors so as to enable the Liquidating Agent to seek to minimize potential losses upon such liquidation. Subject to the provisions of Section 13.05 and Section 13.06, the Liquidating Agent shall have reasonable discretion to determine the time, manner and terms of any sale or sales of the Company’s property pursuant to such liquidation. The provisions of this Agreement shall remain in full force and effect during the period of winding up and until the filing of a certificate of cancellation of the Company with the Secretary of State of the State of Delaware.

(e) Upon the completion of the winding up of the Company, the Liquidating Agent or other duly designated representative shall file a certificate of cancellation of the Company with the Secretary of State of the State of Delaware as provided in Section 18-203 of the Act.

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Section 13.05. Distribution of Assets.

(a) Except as otherwise provided in Section 13.06, as soon as practicable upon dissolution of the Company, the assets of the Company (or liquidation proceeds) shall be distributed in the following manner and order of priority (and ratably within each level of priority):

(i) first, to creditors of the Company; and

(ii) second, to the Members pro rata in accordance with their respective positive Capital Account balances (after giving effect to any allocations of income, gain, deduction or loss pursuant to Section 8.01(a) and Section 8.01(b)).

(b) The Liquidating Agent shall have the power to establish any reserves that, in accordance with sound business judgment, it deems reasonably necessary to pay all claims and obligations, including all contingent, conditional or unmatured claims and obligations, which reserves may be paid over to an escrow agent selected by the Liquidating Agent to be held by such agent for the purpose of paying out such reserves in payment of the aforementioned contingencies and upon the expiration of such period as the Liquidating Agent may deem advisable, making a distribution of the balance thereof to the Members in the manner provided in this Section 13.05.

Section 13.06. Distribution of Patents.

(a) In the event of the dissolution of the Company pursuant to Section 13.02, prior to entering into any agreement providing for any sale or transfer of the Patent Rights owned by the Company or its Subsidiaries (the “Company Owned Patent Rights”), the Liquidating Agent shall deliver a written notice to MCK indicating (i) its desire to sell or transfer any such Company Owned Patent Rights, (ii) the cash price that the Liquidating Agent proposes to be paid for such Company Owned Patent Rights and in reasonable detail any other material terms and conditions sought by the Liquidating Agent. The delivery of such notice shall constitute an offer by the Liquidating Agent to transfer such Company Owned Patent Rights to MCK (or its designee) for cash at the price set forth in such notice and on any terms and conditions set forth therein.

(b) MCK may accept or reject any such offer delivered by the Liquidating Agent, in its sole discretion, by delivering a written notice of MCK’s acceptance or rejection, as the case may be, to the Liquidating Agent within thirty (30) calendar days after receipt of written notice thereof. If MCK accepts any such offer, then the Liquidating Agent and MCK (or its designee) shall promptly and in good faith enter into a written definitive agreement setting forth the terms of the transfer. In the event that MCK does not accept any such offer within such thirty (30) calendar day period, then the Liquidating Agent shall be free to negotiate an agreement with any other Person for the

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sale of any such Company Owned Patent Rights on substantially similar (or, from the perspective of the Company, better) terms and conditions as those contained in any offer delivered to MCK hereunder.

(c) If MCK fails to exercise its right to accept such offer as provided herein or if the Liquidating Agent fails to execute a definitive agreement with such other Person on the terms and conditions set forth in the aforementioned written offer delivered by the Liquidating Agent to MCK within three hundred and sixty (360) days of the date on which MCK rejected or failed to exercise its right to accept such offer as set forth in subsection (b) of this Section 13.06, then the Liquidating Agent shall be required to submit a new offer to MCK (and repeat the process set forth in this Section 13.06(b)) before entering into a definitive agreement with any other Person with respect to any such Company Owned Patent Rights.

(d) The provisions of this Section 13.06 shall only apply in the event of the dissolution of the Company pursuant to Section 13.02 prior to a Qualified MCK Exit and immediately upon consummation of a Qualified MCK Exit, the provisions of this Section 13.06 shall terminate.

Section 13.07. Distributions in Cash or in Kind. Upon the dissolution of the Company, the Liquidating Agent shall use all commercially reasonable efforts to liquidate all of the Company assets in an orderly manner and apply the proceeds of such liquidation as set forth in Section 13.05; provided, that if in the good faith judgment of the Liquidating Agent, a Company asset should not be liquidated, the Liquidating Agent shall distribute such asset, on the basis of its value (determined in good faith by the Liquidating Agent), in accordance with Section 13.05, subject to the priorities set forth in Section 13.05; and provided, further, that the Liquidating Agent shall in good faith attempt to liquidate sufficient assets of the Company to satisfy in cash (or make reasonable provision for) the debts and liabilities referred to in Section 13.05(a)(i).

Section 13.08. Claims of the Members. The Members and former Members shall look solely to the Company’s assets for the return of their Capital Contributions, and if the assets of the Company remaining after payment of or due provision for all debts, liabilities and obligations of the Company are insufficient to return such Capital Contributions, the Members and former Members shall have no recourse against the Company, any Director or any other Member. No Member shall have any obligation to make any Capital Contribution with respect to such insufficiency, and such insufficiency shall not be considered a debt owed to the Company or to any other Person.

ARTICLE 14

MISCELLANEOUS

Section 14.01. Further Assurances. Subject to the terms and conditions contained herein, each Member shall, upon the request from time to time of the Company and without further consideration, do, execute and perform all such other acts, deeds and documents as may be reasonably requested by the Company to carry out fully the purposes and intent of this Agreement.

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Section 14.02. Amendments.

(a) Subject to Section 5.05, this Agreement may be amended or modified only with the written consent of Members holding a majority of the outstanding Units.

(b) In addition, any amendment or modification of (i) this Section 14.02(b) shall require the prior written consent of all the Members and (ii) this Agreement that (x) adversely affects a Member or any of its Affiliates disproportionately to its effect on the other Members and their Affiliates, (y) diminishes a Member’s express rights under the terms of this Agreement, or (z) increases the liabilities or obligations of a Member shall, in each case, require the prior written consent of such Member.

(c) Notwithstanding Sections Section 14.02(a) and 14.02(b), the Board may, subject to Section 5.05, amend, without the consent of the Members:

(i) this Agreement solely in order to reflect the fact that a new Member admitted in accordance with the terms of this Agreement has agreed to become bound by, and subject to, this Agreement;

(ii) this Agreement and the Certificate of Formation in order to change the name of the Company to the extent such change of name is permitted pursuant to this Agreement, including Section 5.05;

(iii) Exhibit A hereto to reflect changes required pursuant to changes in the Members (including the admission of additional Members), the number and ownership of Units, capital contributions and Membership Percentages in accordance with the terms of this Agreement; and

(iv) this Agreement, to reflect the terms of any Equity Securities in the Company and the issuance thereof as provided in, and to the extent issued in accordance with the terms of, this Agreement, provided, that such amendment does not have an effect on any Member set forth in Section 14.02(b).

Section 14.03. Waiver; Cumulative Remedies. Except as otherwise specifically provided herein, any party may waive any right of such party under this Agreement by an instrument signed in writing by such party. Except as specifically provided herein, the failure or delay of any Member to enforce at any time any of the provisions of this Agreement shall in no way be construed to be a waiver of any such provision, nor in any way to affect the validity of this Agreement or any part hereof or the right of any Member thereafter to enforce each and every such provision. No waiver of any breach of or non-compliance with this Agreement shall be held to be a waiver of any other or subsequent breach or non-compliance. Except as specifically provided herein, all remedies, either under this Agreement or by Law or otherwise afforded, will be cumulative and not alternative.

Section 14.04. Entire Agreement. This Agreement, the Contribution Agreement, and the other Transaction Documents constitute the entire agreement

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between the parties hereto with respect to the subject matter hereof and thereof and supersede and cancel all prior agreements, understandings, representations and warranties, both oral and written, between the parties hereto with respect thereto, and there are no agreements, undertakings, representations or warranties of any of the parties hereto with respect to the transactions contemplated hereby and thereby other than those set forth herein or therein or made hereunder or thereunder.

Section 14.05. Third-Party Beneficiaries. Nothing in this Agreement, express or implied, is intended to confer, nor shall anything herein confer, on any Person other than the parties hereto, and their respective successors or permitted assigns, any rights, remedies, obligations or liabilities, except that any Person who is entitled to exculpation, indemnification or advancement pursuant to Section 6.01 and is not party to this Agreement shall be an express third-party beneficiary of this Agreement to the extent required for purposes of Section 6.01; provided, that all claims for indemnification shall be made only in the name and on behalf of such Person by a Member; and provided further that the Sponsor Shareholder shall be an express third party beneficiary with respect to its rights hereunder. Notwithstanding the foregoing or anything to the contrary in this Agreement, H&F shall be an express third-party beneficiary of this Agreement with respect to Section 5.01(k), Section 9.03(d), Section 9.05, Section 11.06 and this sentence.

Section 14.06. Non-Assignability; Binding Effect. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns; provided, that neither this Agreement nor any right, remedy, obligation or liability arising hereunder or by reason hereof may be assigned, delegated or otherwise transferred other than in connection with a Transfer of a Unit permitted pursuant to Article 9.

Section 14.07. Severability. Every provision of this Agreement is intended to be severable. If any term or provision hereof is declared or held illegal or invalid, in whole or in part, for any reason whatsoever, such illegality or invalidity shall not affect the validity or enforceability of the remainder of the Agreement, and such provision shall be deemed amended or modified to the extent, but only to the extent, necessary to cure such illegality or invalidity. Upon such determination of illegality or invalidity, the parties hereto shall negotiate in good faith to amend this Agreement to effect the original intent of the parties. In any event, the invalidity or unenforceability of any provision of this Agreement in any jurisdiction shall not affect the validity or enforceability of the remainder of this Agreement in that jurisdiction or the validity or enforceability of this Agreement, including that provision, in any other competent jurisdiction.

Section 14.08. Injunctive Relief. The parties hereto hereby acknowledge and agree that a violation of any of the terms of this Agreement will cause the other parties and the Company irreparable injury for which an adequate remedy at law is not available. Accordingly, the parties hereto expressly agree that in addition to any other remedy that each of the parties and the Company may be entitled to in law or in equity, each of the parties hereto and the Company shall, except as specifically provided otherwise in this Agreement, be entitled to specific performance of the terms of this Agreement and any

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injunction, restraining order or other equitable relief that may be necessary to prevent any breach(es) thereof. Furthermore, the parties expressly agree that if any of the parties hereto, or the Company, institutes any action or proceeding to enforce the provisions hereof, any other party against whom such action or proceeding is brought shall be deemed to have expressly, knowingly, and voluntarily waived the claim or defense that an adequate remedy exists at law. Each party hereby waives any requirement of any posting of bond.

Section 14.09. Governing Law. This Agreement and all related disputes shall be governed by and construed in accordance with the provisions of the Act, and other applicable Laws of the State of Delaware, without regard to its conflicts of law principles.

Section 14.10. Dispute Resolution.

(a) Subject to Section 14.10(b) below, for the purposes of any suit, action or other proceeding arising out of or relating to this Agreement, each party to this Agreement irrevocably submits, to the fullest extent permitted by Law, to the exclusive jurisdiction of the Chancery Court of the State of Delaware (or if unavailable, any federal court sitting in the State of Delaware or, if unavailable, the Delaware Superior Court) and the appellate courts having jurisdiction of appeals in such courts. For the purposes of any suit, action or other proceeding arising out of or relating to this Agreement, each party irrevocably and unconditionally waives, to the fullest extent permitted by Law, any objection to the laying of venue in the Chancery Court of the State of Delaware (or if unavailable, any federal court sitting in the State of Delaware or, if unavailable, the Delaware Superior Court), and hereby further irrevocably and unconditionally waives, to the fullest extent permitted by Law, and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum. Each party irrevocably consents, to the fullest extent permitted by Law, to service of process in connection with any such suit, action or other proceeding by registered mail to such party at its address set forth in this Agreement, in accordance with the provisions of Section 14.12. The consent to jurisdiction set forth in this Section 14.10 shall not constitute a general consent to service of process in the State of Delaware and shall have no effect for any purpose except as provided in this Section 14.10. The parties hereto agree that a final judgment in any such suit, action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.

(b) At any time prior to a Qualified MCK Exit, any dispute arising out of or relating to this Agreement shall first be escalated to the Ad Hoc Committee that will be formed upon notice by the party wishing to resolve the dispute. The Ad Hoc Committee shall meet (in person, by telephone or by audio-visual conference) within five (5) Business Days after receipt of notice from the party wishing to resolve the dispute and shall have thirty (30) days to resolve such matters. If such dispute is not fully and finally settled in accordance with the provisions of this Section 14.10(b) within such 30-day period, then the provisions of Section 14.10(a) shall apply.

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Section 14.11. Waiver of Jury Trial. EACH OF THE PARTIES HEREBY KNOWINGLY AND VOLUNTARILY WAIVES TRIAL BY JURY IN ANY JUDICIAL PROCEEDING INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTERS (WHETHER SOUNDING IN TORT, CONTRACT OR OTHERWISE) IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH THIS AGREEMENT, THE TRANSACTIONS CONTEMPLATED HEREBY OR THE RELATIONSHIP ESTABLISHED HEREUNDER.

Section 14.12. Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by overnight courier service, by email or facsimile with receipt confirmed (followed by delivery of an original via overnight courier service) or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses:

If to the Company:

[●]

[●]

[●]

Attention: [●]

Facsimile: [●]

And a copy (which copy shall not constitute notice) to:

[●]

[●]

[●]

Attention: [●]

Facsimile: [●]

If to Echo:

[●]

[●]

[●]

Attention: [●]

Facsimile: [●]

And a copy (which copy shall not constitute notice) to:

Ropes & Gray LLP

Prudential Tower, 800 Boylston Street

Boston, MA 02199-3600

Attention:        R. Newcomb Stillwell

Facsimile:        (617) 235-0213

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and

Ropes & Gray LLP

Three Embarcadero Center

San Francisco, CA 94111-4006

Attention:        Jason S. Freedman

Facsimile:        (415) 315-4876

If to any MCK Member:

McKesson Corporation

One Post Street, 32nd Floor

San Francisco, CA 94104

Attention:        Assistant General Counsel

Facsimile:       (415) 983-8457

And a copy (which copy shall not constitute notice) to:

Davis Polk & Wardwell LLP

1600 El Camino Real

Menlo Park, CA 94025

Attention:     Alan F. Denenberg

Facsimile:    (650) 752-2004

If to any other Member:

To such addresses reflected in the books and records of the Company.

All notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m. in the place of receipt and such day is a Business Day. Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding Business Day. By written notice to the Company, any Party may change the address or facsimile number to which notices shall be directed.

Section 14.13. Counterparts; Effectiveness. This Agreement may be executed in any number of counterparts, and delivered by facsimile, PDF or otherwise, each of which shall be deemed an original of this Agreement and all of which together shall constitute one and the same instrument. This Agreement shall become effective if and only upon the consummation of the Closing, so long as each party hereto shall have received a counterpart hereof signed by the other parties hereto prior to such time. Until and unless the Closing has been consummated, and each party has received a counterpart hereof signed by the other party hereto, this Agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication). For the avoidance of doubt, this Agreement shall automatically terminate and be of no force or effect upon any termination of the Contribution Agreement prior to Closing.

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Section 14.14. The Company Parties. The Company Parties hereby agree that each of the Company Parties and their respective Subsidiaries will be jointly and severally liable for any payment obligations of the Company contained in this Agreement.

[Signature page follows]

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

[MCK IPCO]

By:
Name:
Title:

[PST SERVICES]

By:
Name:
Title:

HCIT HOLDINGS, INC.

By:
Name:
Title:

PF2 NEWCO LLC

By:
Name:
Title:

PF2 NEWCO INTERMEDIATE HOLDINGS, LLC

By:
Name:
Title:

PF2 NEWCO HOLDINGS, LLC

By:
Name:
Title:

Exhibit B

Form of Transition Services Agreements

TRANSITION SERVICES AGREEMENT

This TRANSITION SERVICES AGREEMENT (this “Agreement”), dated as of [●], 2016, is made by and between McKesson Corporation, a Delaware corporation (“MCK”) and PF2 Newco LLC, a Delaware limited liability company (“NewCo”). Capitalized terms used in this Agreement but not otherwise defined in this Agreement have the meaning assigned to such terms in the Contribution Agreement (as defined below).

RECITALS

WHEREAS, MCK and NewCo have entered into that certain Agreement of Contribution and Sale, dated June 28, 2016, among NewCo, PF2 NewCo Intermediate Holdings, LLC, PF2 NewCo Holdings, LLC, MCK, HCIT Holdings, Inc., Change Healthcare, Inc., Change Aggregator L.P., H&F Echo Holdings, L.P. and the other equityholders of Change Healthcare, Inc. set forth therein (the “Contribution Agreement”) and related Transaction Documents with respect to the contribution and/or sale to NewCo of the Echo Business and the Core MTS Business by Echo and MCK, respectively;

WHEREAS, MCK desires to provide to NewCo certain transition services to support the Core MTS Business after the Closing, and NewCo desires to accept such transition services from MCK upon the terms and conditions in this Agreement; and

WHEREAS, MCK and NewCo desire to enter into this Agreement, to be effective on the Closing Date, as further set forth in this Agreement.

The parties hereto agree as follows:

ARTICLE 1

SERVICES

1.1 Services in General. Commencing on the Closing Date, MCK will provide, or cause its Affiliates to provide, to NewCo the transition services specified in the service schedule attached hereto as Exhibit A (“Service Schedule”) in accordance with and subject to the terms and conditions of this Agreement and the Service Schedule (such services are referred to, collectively, as the “Services” and each, individually, as a “Service”). Subject to Section 1.3, MCK’s obligation to provide services under this Agreement is limited to the provision of the Services described in this Agreement through the end date of the service period for each Service as set forth in the Service Schedule.

1.2 Level of Services. Unless expressly set forth otherwise in the Service Schedule and subject to the terms and conditions hereof, MCK will provide, or cause to be provided by its Affiliates, the Services in substantially the same manner scope, content and quality standard and at substantially the same level as such or similar Services were performed by MCK for the Core

MTS Business during the twelve months prior to the Closing Date. To the extent that MCK fails to meet such service level standards with respect to any Services notwithstanding that MCK is exercising commercially reasonable efforts, MCK will ensure that the Core MTS Business is not adversely discriminated against as compared to MCK’s other business units for which MCK is performing comparable Services.

1.3 Omitted Services. If, at any time within six months following the Closing Date, NewCo becomes aware of any service that had been provided in the ordinary course during the six months prior to the Closing Date by MCK or its Affiliates to the Core MTS Business that is not included in the Service Schedule and which (a) is not provided to NewCo pursuant to another agreement between MCK and NewCo or their respective Affiliates (and that the parties had not otherwise expressly agreed would not be provided), (b) is reasonably necessary for NewCo to conduct the Core MTS Business in substantially the same manner as provided during the twelve-month period prior to the Closing Date and (c) has not been discontinued by MCK for all of its other business units, then upon written notice from NewCo and subject to (1) Applicable Law, (2) any applicable restrictions in third-party agreements to which MCK is a party and (3) MCK’s internal policies and procedures (so long as such policies and procedures are not implemented by MCK for the purpose of or have the effect of (except to the extent such effect is a result of NewCo being a bad actor) disproportionately discriminating against NewCo), the parties shall negotiate in good faith an amendment to the Service Schedule in order to address the terms for such service as a Service, including negotiating the Service Fees (to be calculated at cost, consistent with MCK’s allocated cost or pass-through charges from third-parties consistently applied across MCK’s business units) for such Service. If MCK has not notified NewCo of the discontinuation of a service that it provides for all of its other businesses, and such discontinuation would disproportionately affect the Core MTS Business as operated prior to the Closing compared to MCK’s other businesses, subsection (c) of this Section 1.3 will not be a basis for not providing such Omitted Service under this Agreement.

1.4 Project Managers. Each party will designate a project manager (“Project Manager”) who will (a) serve as such party’s primary representative under this Agreement, (b) have overall responsibility for managing and coordinating the performance of such party’s obligations under this Agreement and be responsible for the day-to-day implementation of this Agreement, including attempted resolution of any issues that may arise during the performance of any party’s obligations hereunder for each of the Services, (c) be authorized to act for and on behalf of such party with respect to all matters relating to this Agreement and (d) will provide guidance on the steps the parties shall take to cooperate in the transition, separation and migration of the Services. Generally, requests by NewCo relevant to the Services will be made by NewCo’s Project Manager to MCK’s Project Manager; however, the foregoing provision will not limit either party’s ability to communicate with the other party’s relevant contact person(s) with respect to any particular Service. Either party’s Project Manager may from time to time designate a substitute of commensurate skills and experience by notice to the other party to fulfill such Project Manager’s responsibilities during any periods of unavailability.

1.5 Steering Committee. A TSA governance structure with functional service teams, Project Managers and an oversight steering committee shall be established as outlined in Exhibit B.

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Each party will designate two representatives to serve on a committee (the “TSA Steering Committee”), which will resolve matters brought before it by the Project Managers. One representative designated by each party shall be an executive-level officer of such party (the “Executive Sponsor”) and each Executive Sponsor shall serve as a co-chairman of the TSA Steering Committee. The TSA Steering Committee shall meet monthly, or at such time as mutually agreed upon by the parties and at such place as mutually agreed upon by the parties.

1.6 Cooperation. The parties agree to reasonably cooperate with each other in good faith in connection with the provision and receipt of the Services. NewCo will provide MCK with such assistance and cooperation as is reasonably necessary in order for MCK or its contractors or Affiliates to timely perform the Services and such other assistance and cooperation as MCK may reasonably request (collectively, “Cooperation”). MCK will have no liability for any failure to perform (or to timely perform) its obligations to the extent such failure solely results from NewCo’s failure to provide Cooperation, and MCK’s failure in such circumstances will not be deemed a breach of this Agreement.

1.7 Affiliates and Subcontractors. In providing the Services, MCK may use personnel of MCK and/or its Affiliates, and/or engage the services of other third-parties to provide or assist MCK (or its Affiliates) in the provision of the Services. MCK will remain responsible for any Services performed by its Affiliates or such other third-parties and MCK’s use of an Affiliate or other subcontractor will not relieve MCK of its obligations under this Agreement. The use of a new third-party to provide a Service, who had not previously provided an applicable Service to the Core MTS Business prior to Closing, shall require NewCo’s consent (including directly entering a HIPAA-compliant business associate agreement with NewCo if necessary), such consent not to be unreasonably withheld.

1.8 Segregation Services; Efforts to End Dependency. After the Closing Date, the TSA Steering Committee will review transition plans prepared jointly by the operations teams of both parties and approve a proposed timeline for transitioning each of the Services to NewCo, new service providers or, by mutual agreement, determining that some Services should be provided on a long-term basis by MCK. The parties will use commercially reasonable efforts to ensure that such separation timelines are met. For Services that will be sourced on a long-term basis from MCK, the parties will negotiate and enter into, during the term of this Agreement, a master services agreement for such Services on commercially reasonable terms and conditions. As set forth in the Exhibit A Addendum, NewCo will be responsible for the development of transition plans and MCK will provide reasonable assistance with respect to the development of such plans and separation efforts. Each party will provide the other party in a timely fashion with all relevant information, policies, procedures, methods of operation and other data reasonably requested by such other party for the separation. MCK will use commercially reasonable efforts to obtain consents for services, systems and software to be provided under this Agreement. To the extent that MCK provides segregation Services hereunder, namely those Services relating to the segregation of the Core MTS Business from MCK (e.g., providing current stated data schema and configuration details in the existing format (without customization or manipulation), providing asset inventory and available associated diagrams and configurations, setting up a separate instance of SAP in a manner reasonably determined by the

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TSA Project Managers, cloning and providing copies of proprietary transferrable software and data (without customization or manipulation), data extraction and segregation of data (without manipulation) including removal of MCK’s data from NewCo’s systems and NewCo’s data from MCK’s systems, and testing/acceptance support), MCK acknowledges that, except as otherwise provided herein, such steps shall be undertaken at MCK’s own cost, including with respect to any third-party costs (it being understood that, notwithstanding the foregoing, the cost associated with the migration and integration, namely those Services relating to the building and implementation necessary for NewCo to operate as a combined business (e.g., creation of new or modified systems with all data necessary to run transitioned NewCo Systems, data conversion, configuration management, porting of data from MCK to NewCo in NewCo’s required format) shall be paid by NewCo). Upon NewCo’s reasonable request, for shared information technology agreements with third-parties which are not included in the MCK Contributed Assets where the vendor will, upon request, divide the license, MCK and NewCo shall work together and exercise commercially reasonable efforts to cause the portions of such licensed units that have been primarily used by the Core MTS Business to be assigned to NewCo under an enterprise or other agreement with the relevant information technology vendor. For the avoidance of doubt, entry into a new enterprise or other agreement with such vendor shall be the responsibility of NewCo. Subject to the foregoing, if requested, MCK shall provide requisite assistance as is reasonably requested by NewCo for exit of the Services at no additional charge.

1.9 Migration. MCK shall provide all requisite assistance as is reasonably requested by NewCo in order to migrate the Services from MCK’s personnel, facilities and environment to NewCo’s (or its designee’s) personnel, facilities and environment, provided, that, other than as expressly set forth in the Service Schedule, NewCo shall be responsible for all third-party costs incurred by MCK and its Affiliates to migrate such Services and, provided further, that, NewCo shall be responsible for all costs associated with operational decisions made by NewCo for its set-up costs and costs to procure items (e.g., selection of Customer Relationship Management software). For the avoidance of doubt, NewCo will be responsible for migration to any new NewCo Data Center, including design, implementation and testing. MCK will provide reasonable support in such efforts. MCK will provide to NewCo an electronic copy in the then-current format of all data that is owned by NewCo (a) a written description of processes and procedures used by MCK in connection with the provision of Services to the Core MTS Business to the extent such descriptions exist, (b) a written description of all system documentation, architecture diagrams and business process diagrams for the systems, processes and controls used in the Core MTS Business to the extent such descriptions exist and (c) written training and onboarding materials used in the Core MTS Business to the extent such materials exist. In addition, MCK will, upon NewCo’s reasonable request, make available knowledgeable MCK personnel for knowledge transfer and discussion at a mutually agreed upon time with respect to the Services and the processes, procedures and systems used in the provision of the Services. The parties will meet in person to establish, within two (2) weeks following the Closing Date, a planning process for the migration of the Services from MCK’s personnel, facilities and environment to NewCo’s (or its designee’s) personnel, facilities and environment. During such meetings, the parties will identify workstreams and workstream leaders, staff project teams for each workstream, identify roles and responsibilities for project team members and create a project charter that will serve collectively as the basis for developing more detailed timelines and specific deliverables for each of the workstreams. At a minimum, there will be a workstream for each functional area that is the subject of Schedules. Each workstream will report to the Project Managers. The parties will meet (in person or by telephone) as often as is reasonably necessary to develop such detailed timelines and specific deliverables for each workstream.

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1.10 MCK’s Obligations. Notwithstanding anything to the contrary in this Agreement, MCK will not be required to perform any Service if doing so would require MCK to (a) hire any new employees, consultants or other personnel (it being understood that, for the avoidance of doubt, employees, consultants or other personnel hired to replace employees, consultants or other personnel who may have departed or otherwise been redeployed by MCK shall not be considered “new” for purposes of the foregoing), (b) violate any Applicable Law or MCK internal compliance policies or procedures (so long as such policies and procedures are not implemented by MCK for the purpose of or have the effect of (except to the extent such effect is a result of NewCo being a bad actor) disproportionately discriminating against NewCo) or (c) breach any contract by which MCK is bound, provided, that MCK will undertake good faith, commercially reasonable efforts, with NewCo’s reasonable cooperation, to obtain a waiver or third-party consent if necessary to perform such Service. In addition and without limiting the foregoing, if the performance of a particular Service requires MCK and its Affiliates to obtain any additional third-party licenses or consents, or any software, technology or other goods, services or materials that are neither in MCK’s possession nor included in the Service Fees, then MCK may so inform NewCo’s Project Manager, and if NewCo does not agree to pay actual costs for such items (with the parties consulting with each other on ways to minimize such costs), MCK will be excused from its obligation to perform the applicable Services to the extent such items are required. To the extent that NewCo directly pays a third-party the actual costs for such items, any Service Fees that were calculated assuming that MCK would be paying such costs shall be adjusted accordingly.

1.11 Third-Party Licenses. With respect to any third-party licenses or services made available to NewCo or its Affiliates in connection with any Services, NewCo and its Affiliates agree to comply with the terms applicable to such license(s) and/or service(s) to the extent provided to its Project Manager in advance. NewCo will be responsible for any additional fees imposed by any such third-party related to Services provided during the term of this Agreement and any breach of such terms by NewCo or its Affiliates to which its Project Manager was made aware of such terms in advance and shall indemnify MCK pursuant to Section 6.1 for any Damages (as defined in Section 6.1) arising from NewCo or its Affiliates’ failure to so comply with such terms to which its Project Manager was made aware of such terms in advance. Except as expressly set forth in this Agreement, the prices for Services set forth in the IT Services Schedule of Exhibit A factor in the cost of third-party licenses required to provide Services under this Agreement.

ARTICLE 2

PAYMENTS

2.1 Service Fees and Expenses. NewCo will pay each month (unless otherwise set forth in the Service Schedule with respect to any Service) to MCK the fees specified for each Service rendered during such month as set forth on the Service Schedule (“Service Fees”). The

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indicated Service Fees are calculated for MCK to provide the Services at cost, consistent with MCK’s allocated cost or pass-through charges from third-parties consistently applied across MCK’s business units. Except as the parties may otherwise agree, the Service Fees for the Services shall be consistent with the prices contemplated for Services in the Day 1 TSA Cost Structure shared with Change Healthcare, Inc. prior to the signing of the Contribution Agreement (it being understood that the foregoing shall not apply to the extent there are any increases in any third-party costs). Except as expressly set forth in this Agreement, all Service Fees are nonrefundable. MCK will be entitled to reimbursement for any reasonable out-of-pocket travel-related additional costs or expense for transportation, accommodations or other travel-related expenses, where such travel has been pre-approved by NewCo, incurred in connection with the performance of the Services. Such travel-related expenses will follow MCK’s then-current corporate travel policy. If MCK agrees to provide any services other than the Services described in this Agreement, such services will be provided on a time and materials basis at MCK’s standard rates then in effect for such services, with fees and expenses therefor invoiced by MCK to NewCo on a monthly basis and paid in accordance with this Article 2. For the avoidance of doubt, to the extent NewCo is required, due to a Force Majeure Event (as defined below), to engage a third-party service provider to provide replacement Services, the amount payable to MCK hereunder shall be reduced by the Service Fees attributable to such Services but not below zero.

2.2 Payment Terms. On or after the last day of each calendar month, MCK will invoice NewCo for the Service Fees and reimbursable expenses due under this Agreement for the Services rendered during such month, provided, that failure to timely invoice will not preclude later invoicing and collection of amounts payable. NewCo will pay the invoiced amounts within forty-five (45) days of receipt of the invoice, except for amounts subject to a bona-fide and good faith dispute with respect to which NewCo has provided written notice to MCK, including a detailed description of the basis for the dispute, prior to the date such amounts were due (a “Dispute”). Payment will be made by wire transfer of immediately available funds to an account specified in writing by MCK.

2.3 Transfer Taxes. The Service Fees are exclusive of any sales, use, excise, value-added or similar taxes that are imposed on the provision of the Services by any federal, state, municipal, or other U.S. or foreign taxing authority (“Transfer Taxes”). MCK will separately list any such taxes on the applicable invoices and NewCo will be responsible for and pay such taxes. MCK shall take commercially reasonable actions to cooperate with NewCo in obtaining any refund, return, rebate, or the like of any Transfer Tax, including by filing any necessary exemption or other similar forms, certificates, or other similar documents, in each case only to the extent that MCK is legally entitled to do so. NewCo shall promptly reimburse MCK for any out-of-pocket costs incurred by MCK in connection with NewCo obtaining a refund, return, rebate, or the like of any Transfer Tax. If MCK receives any refund (whether by payment, offset, credit or otherwise), or utilizes any overpayment, of Transfer Taxes, then MCK shall promptly pay, or cause to be paid, to NewCo the amount of such refund or overpayment (including, for the avoidance of doubt, any interest or other amounts received with respect to such refund or overpayment), net of any additional taxes that MCK incurs as a result of the receipt of such refund or such overpayment. For the avoidance of doubt, any applicable gross receipts-based or income-based taxes in respect of the Service Fees shall be borne by MCK.

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2.4 Late Payments. MCK may assess a late payment fee on any invoiced amount that is not paid when due (except to the extent subject to a Dispute), at the lesser of (i) a rate of 1.5% per month and (ii) the highest rate then permitted by Applicable Law, from and after the date on which the invoice first became overdue.

ARTICLE 3

PROPRIETARY RIGHTS

3.1 Ownership. This Agreement and the performance of this Agreement will not affect the ownership of any Intellectual Property Right allocated in any other Transaction Document. Neither party will gain, by virtue of this Agreement, any rights of ownership of any Intellectual Property Right owned by the other party without the mutual written agreement of the parties. Subject to the foregoing, (a) to the extent any financial and accounting data is newly created on behalf of NewCo pursuant to a Service provided hereunder, such data shall be owned by NewCo and (b) to the extent any Services involve custom engineering or software developed exclusively for the use of NewCo, NewCo shall hereby be assigned ownership in the Intellectual Property Rights for such work product.

3.2 License. During the Transition Services Period (defined in Section 8.1), NewCo hereby grants to MCK a worldwide, nonexclusive, royalty-free, fully paid-up, non-transferable, non-sublicensable (except to MCK’s Affiliates and MCK’s and its Affiliates’ subcontractors performing hereunder on MCK’s behalf) license under its Intellectual Property Rights to the extent reasonably necessary to perform the Services for NewCo hereunder. Except as otherwise expressly provided in the Service Schedule, nothing in this Agreement will be deemed to grant or extend, directly or by implication, estoppel or otherwise, any right or license with respect to any Intellectual Property Rights of MCK or any third-party.

ARTICLE 4

CONFIDENTIALITY

4.1 Definition. “Confidential Information” means information or material disclosed or made available by one party (“Discloser”) to the other party (“Recipient”) in connection with the performance of, or matters related to, this Agreement, including information or material about the Discloser’s or any third-party’s business, products, technologies, strategies, advertisers, financial information, operations or activities, whether verbally, in writing or otherwise, that has been designated as confidential or that, given the nature of the information or material and/or the circumstances surrounding its disclosure, should reasonably be considered by the Recipient to be confidential information of the Discloser.

4.2 Restrictions; Exceptions. Recipient will (and will cause its Affiliates who receive such Confidential Information to) maintain in confidence Confidential Information and will not disclose Confidential Information to any third-party (other than its employees, agents or contractors who have a need to know and who have agreed in writing to obligations as protective of Confidential Information as set forth herein or have a duty of confidentiality) or use or accumulate Confidential Information for any purpose other than performance of this Agreement,

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without Discloser’s prior written consent. For the avoidance of doubt, the terms of this Agreement will be deemed Confidential Information of both parties, but may be shared by the parties and each stockholder of NewCo (a “Stockholder”) (i) to the extent required in order to comply with reporting obligations to their direct or indirect partners, members, or other equityholders (including the employees and professional advisors of such equityholders) who have agreed (subject to customary exceptions) to keep such information confidential, (ii) to persons who have expressed a bona-fide interest in becoming limited partners, members or other equityholders in a Stockholder or its related investment funds, in each case who have agreed to keep such information confidential, (iii) to the extent necessary in order to comply with any law, order, regulation, ruling or stock exchange rules applicable to a Stockholder, (iv) as may be required in connection with a registered offering, and (v) to any proposed Permitted Transferee (as defined in the LLC Agreement) of a Stockholder or any proposed Transferee (as defined in the LLC Agreement) in any Transfers (as defined in the LLC Agreement) of Echo Shares (as defined in the LLC Agreement) in compliance with the Shareholders’ Agreement. Notwithstanding the foregoing: (a) the foregoing restrictions on Confidential Information will not apply as to any information or material (i) that the Recipient can demonstrate was in the Recipient’s possession prior to the disclosure or making available thereof by Discloser (provided, that this exception will not apply to (A) any information or material made available by MCK in connection with due diligence or other matters performed in connection with the Transactions or (B) with respect to information in the possession of the Core MTS Business prior to the Closing), (ii) that is or subsequently becomes generally available to the public other than through a breach of this Agreement by Recipient, or (iii) that is independently developed by Recipient without use of or reference to the Confidential Information of the Discloser; and (b) Recipient will be permitted to disclose Confidential Information to the extent required (i) by Applicable Law (including, for this purpose, disclosures Recipient reasonably determines are required by the rules and regulations of the SEC or any stock exchange in which such Recipient or its Affiliates are then-listed), governmental regulation or legal process, provided, that, unless otherwise prohibited by Applicable Law, Recipient will (x) provide prompt written notice to Discloser of any such required disclosure and (y) provide timely opportunity for review and reasonable consultation and cooperation with Discloser in connection with any submission (or any decision or efforts with respect thereto) of materials to any applicable governmental or regulatory authority or other third-party which seeks to contest, limit or seek confidential treatment with respect to such required disclosure, (ii) to enforce any rights or remedies under this Agreement and (iii) in connection with any Qualified IPO or provision of credit to NewCo or its Subsidiaries. The parties agree that, for purposes of the foregoing, reasonable consultation and cooperation will include the acceptance and incorporation of any reasonable requests or comments made by Discloser in connection with any submission of such materials and any responses or correspondence with any applicable governmental or regulatory authority or other third-party in connection therewith.

4.3 Length of Obligation. Recipient’s obligation under Section 4.2 with respect to any Confidential Information will continue in perpetuity subject to the terms and conditions set forth therein. At Discloser’s request, Recipient will return or destroy, and certify the return or destruction of, all Confidential Information (including any summaries or analyses thereof) in the Recipient’s possession.

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4.4 Access to Systems. (a) Without limitation of this Article 4, Confidential Information of MCK includes all employee, customer and user data, software (including source and object code), technology, documentation, and other information and materials residing on MCK’s networks and systems to which NewCo may have access in connection with receiving the Services described in the Service Schedule (the “MCK Systems”). NewCo will comply with all policies and procedures of MCK in connection with any access to or use of any MCK Systems. NewCo will not (i) render any MCK Systems unusable or inoperable, or otherwise interfere with or impede MCK’s or its Affiliates’ use of or access to any MCK Systems; (ii) take possession of or exclude MCK or its Affiliates from any MCK Systems; or (iii) otherwise impede or interfere with MCK’s or its Affiliates’, or their employees’, customers’ or end users’, businesses. NewCo will not access or use or attempt to access or use any MCK Systems, or any information or materials residing on any MCK Systems, except to the extent expressly authorized in writing by MCK or expressly required to receive the Services described in the Service Schedule. Without limitation of the foregoing, NewCo will cease all access to and use of the MCK Systems and any information or materials residing on any MCK Systems immediately upon expiration or termination of the Services described in the Service Schedule.

(b) Without limitation of this Article 4, Confidential Information of NewCo includes all employee, customer and user data, software (including source and object code), technology, documentation, and other information and materials residing on NewCo’s networks and systems to which MCK may have access in connection with providing the Services described in the Service Schedule (the “NewCo Systems”). MCK will comply with all policies and procedures of NewCo in connection with any access to or use of any NewCo Systems, as applicable. Except as reasonably required to provide the Services and with reasonable notice to NewCo, MCK will not (i) render any NewCo Systems unusable or inoperable, or otherwise interfere with or impede NewCo’s or its Affiliates’ use of or access to any NewCo Systems; (ii) take possession of or exclude NewCo or its Affiliates from any NewCo Systems; or (iii) otherwise impede or interfere with NewCo’s or its Affiliates’, or their employees’, customers’ or end users’, businesses. MCK will not access or use or attempt to access or use any NewCo Systems, or any information or materials residing on any NewCo Systems, except to the extent expressly authorized in writing by NewCo or expressly required to provide the Services described in the Service Schedule. Without limitation of the foregoing, MCK will cease all access to and use of the NewCo Systems and any information or materials residing on any NewCo Systems immediately upon expiration or termination of the Services described in the Service Schedule.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES

5.1 Limited Warranties. MCK represents and warrants that it will provide the Services in accordance with the performance standards set forth in Section 1.2.

5.2 Mutual Representations and Warranties. Each party represents and warrants to the other party that: (a) it is duly organized and validly existing under the laws of the jurisdiction in which it was organized and has full corporate power and authority to enter into this Agreement and to carry out the provisions hereof; (b) it is duly authorized to execute and deliver this Agreement and to perform its obligations hereunder and the person executing this Agreement on its behalf has been duly authorized to do so by all requisite corporate action;

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(c) this Agreement is a legal and valid obligation binding upon it and enforceable in accordance with the Agreement’s terms; and (d) the execution, delivery and performance by it of this Agreement will not violate its organization documents.

5.3 Warranty Disclaimers. EXCEPT AS EXPRESSLY PROVIDED IN SECTION 5.1 OR SECTION 5.2, NEITHER PARTY MAKES ANY REPRESENTATIONS OR WARRANTIES REGARDING THIS AGREEMENT OR THE SUBJECT MATTER HEREOF, INCLUDING ANY IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR NON-INFRINGEMENT OR IMPLIED WARRANTIES ARISING OUT OF COURSE OF DEALING, COURSE OF PERFORMANCE OR USAGE OF TRADE.

ARTICLE 6

INDEMNIFICATION

6.1 Indemnification. Subject to the terms and conditions of this Agreement,

(a) NewCo hereby agrees to indemnify and hold harmless MCK and any other third-party providers of Services and their respective directors, officers, employees, Affiliates, agents and representatives and their successors and assigns (the “MCK Indemnitees”) from and against any and all third-party claims brought against the MCK Indemnitees for damages, losses or expenses (including reasonable attorneys’ fees and expenses and any other expenses reasonably incurred in connection with investigating, prosecuting or defending any claim, action, proceeding or investigation), other than taxes (“Damages”) asserted against or incurred by any of the MCK Indemnitees as a result or arising out of the Services supplied by any of the MCK Indemnitees pursuant to this Agreement, but only to the extent such Damages result from or arise out of fraud, gross negligence or willful misconduct by any of the NewCo Indemnitees.

(b) MCK hereby agrees to indemnify and hold harmless NewCo and its directors, officers, employees, Affiliates, agents and representatives and their successors and assigns (the “NewCo Indemnitees”) from and against any and all third-party claims brought against the NewCo Indemnitees for Damages asserted against or incurred by any of the NewCo Indemnitees as a result or arising out of the Services supplied by any of the MCK Indemnitees pursuant to this Agreement, but only to the extent such Damages result from or arise out of fraud, gross negligence or willful misconduct by any of the MCK Indemnitees.

6.2 Exclusive Remedy. Without limitation to the termination rights under this Agreement, the indemnification provisions of this Section 6 shall be the exclusive remedy for money damages for third-party claims arising under this Agreement (it being understood that nothing in this Section 6.2 shall be construed as limiting the right of a party to make a claim for direct damages for a breach of this Agreement by the other party).

6.3 Indemnification Process. The indemnification process set forth in Section 8.04 of the Contribution Agreement will apply with respect to claims for indemnification from and against third-party claims under this Agreement mutatis mutandis, including with respect to control of the defense of such third-party claims. But, for avoidance of doubt, any such claim for indemnification under this Agreement will be subject to the terms of this Agreement (including with respect to any applicable limitation of liability) and not under the terms of the Contribution Agreement.

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ARTICLE 7

LIMITATION OF LIABILITY

EXCEPT TO THE EXTENT ARISING FROM OR RELATING TO BREACH OF A PARTY’S CONFIDENTIALITY OBLIGATIONS, INCLUDING SECTION 4.4 OF THIS AGREEMENT, OR LIABILITY ARISING UNDER A PARTY’S INDEMNIFICATION OBLIGATIONS UNDER THIS AGREEMENT, (A) NEITHER PARTY WILL BE LIABLE TO THE OTHER PARTY, WHETHER IN CONTRACT, TORT OR OTHERWISE, FOR ANY SPECIAL, INDIRECT, INCIDENTAL, CONSEQUENTIAL, PUNITIVE OR EXEMPLARY OR OTHER SIMILAR TYPE OF DAMAGES WHATSOEVER (INCLUDING LOSS OF PROFITS, BUSINESS INTERRUPTIONS AND CLAIMS OF CUSTOMERS), EVEN IF IT HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, AND (B) EACH PARTY’S AGGREGATE LIABILITY ARISING OUT OF THIS AGREEMENT WITH RESPECT TO ANY SERVICE PROVIDED HEREUNDER WILL NOT EXCEED THE AGGREGATE AMOUNT OF FEES PAID AND PAYABLE UNDER THIS AGREEMENT WITH RESPECT TO SUCH SERVICE. THE FOREGOING LIMITATION ON LIABILITY WILL NOT APPLY TO, AND WILL BE IN ADDITION TO, ANY FEES PAYABLE HEREUNDER. THE PARTIES EXPRESSLY ACKNOWLEDGE THAT, NOTWITHSTANDING ANYTHING TO THE CONTRARY HEREIN OR IN THE CONTRIBUTION AGREEMENT OR THE OTHER TRANSACTION DOCUMENTS, NEITHER PARTY MAY BRING ANY CLAIM UNDER ANY PROVISION OF THE CONTRIBUTION AGREEMENT OR THE OTHER TRANSACTION DOCUMENTS (INCLUDING, WITHOUT LIMITATION, ARTICLE 8 OF THE CONTRIBUTION AGREEMENT (INDEMNIFICATION)) WITH RESPECT TO ANY CLAIM ALLEGING THAT MCK HAS BREACHED ANY TERM OF THIS AGREEMENT.

ARTICLE 8

TERM AND TERMINATION

8.1 Term of this Agreement. Unless terminated sooner as set forth herein, this Agreement will commence on the Closing Date and will continue in effect until the earlier of (a) the day the service periods for all Services have expired or been terminated or (b) ten (10) days after the day NewCo has provided written notice to MCK that MCK’s provision of the Services is no longer required, unless a longer notice period is specified on the Service Schedule (such period, the “Transition Services Period”). At least thirty (30) days before the scheduled end of Service that has not been fully transitioned, NewCo may provide written notice to MCK that the term of the Service will need to be extended for an additional period during which the parties will complete the separation, migration and transition of the Service. Existing Service Fees for such Service will continue on a month-to-month basis for the extension period.

8.2 Termination of Service. Except as otherwise set forth on the Service Schedule, NewCo may, upon thirty (30) days’ written notice to MCK, terminate or reduce the quantity of a Service prior to the end date of the service period for such Service as set forth in the Service Schedule. In the event of such termination of a Service, MCK will not charge NewCo such

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portion of the monthly Service Fees (or will refund to NewCo such portion of the monthly Service Fees, if pre-paid) for the terminated Service as is determined by a pro-rata per day calculation or other mutually accepted method for the days remaining in the then-current month after the effective date of the termination of the Service; provided, however, that NewCo shall be obligated to pay to MCK any portion of the monthly Service Fees in such then-current month to the extent that such Service Fees relate to non-cancellable or non-refundable costs incurred by MCK and its Affiliates in connection with providing the Services. Without limiting the foregoing, if MCK fails to provide a Service hereunder, or the quality of a Service is not in accordance with Section 1.2, then NewCo will provide MCK written notice thereof. MCK will then have fifteen (15) days to dispute or cure the defective Service. If MCK fails to dispute or cure the defective Service within fifteen (15) days after receipt of such written notice, then during the thirty (30) days thereafter, the parties shall use commercially reasonable efforts to agree upon a resolution to such defect. If the parties are unable to agree to a resolution during such thirty (30)-day period, then NewCo may exercise the rights and remedies provided herein with respect to such defective Service.

8.3 Termination by MCK. If NewCo fails to make in full any payment required under this Agreement (except if the payment is subject to a Dispute), and the failure to pay is not cured within fifteen (15) days of receiving written notice thereof from MCK, MCK may elect, at its sole discretion, to either terminate this Agreement or suspend the provision of any or all of the Services. In addition, in the event of a material breach by NewCo or its Affiliates of any of its other obligations under this Agreement, and failure by NewCo to remedy such breach in all material respects within ninety (90) days after receipt of written notice of the breach, MCK may terminate the Service(s) affected by such uncured breach or suspend its performance of such affected Service(s).

8.4 Termination by Either Party. In addition, either party may terminate this Agreement (and MCK may suspend its performance of any or all of the Services) by providing written notice to the other party in the event of the dissolution, termination of existence, liquidation, filing for bankruptcy or similar protection or insolvency of the other party.

8.5 Effect of Termination. Upon expiration or termination of this Agreement for any reason, MCK will no longer be obligated to provide the Services, and NewCo will no longer be obligated to pay for such Services, except with respect to any Service Fees and any other applicable fees and reimbursable expenses incurred up to the date of termination or expiration (all such fees, including any applicable late fees, will become immediately due and payable by NewCo to MCK upon the effective date of such termination). In the event of expiration or termination of this Agreement or any particular Service in accordance with the provisions of this Agreement (including the Service Schedule), MCK will not be liable to NewCo for any compensation, reimbursement or damages on account of any expenditures or investments made in connection with replacing any expired or terminated Services, or on account of loss of prospective profits or anticipated sales or any commitments made in connection with this Agreement or the anticipation of extended performance of this Agreement. Any termination or expiration of this Agreement shall not affect any right to recover for breaches or indemnification claims arising prior to the termination or expiration of this Agreement.

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8.6 Survival. The following provisions of this Agreement will survive any such termination or expiration: Section 2.3, Section 2.4, Article 3, Article 4, Section 5.3, Article 6, Article 7, Section 8 and Article 9.

ARTICLE 9

MISCELLANEOUS

9.1 Entire Agreement; Assignment; Successors. This Agreement, the Contribution Agreement and the other Transaction Documents constitute the entire agreement among the parties with respect to the subject matter hereof and thereof and supersede all other prior and contemporaneous agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof and thereof. This Agreement may not be assigned by operation of law or otherwise; provided, however, that: (a) either party may assign any or all of its rights and obligations under this Agreement to any of its direct or indirect wholly-owned Subsidiaries; and (b) any Services performed by MCK or one of its Affiliates may be assigned to the acquiring party in connection with a change of control of some or all of the MCK business, group or the like responsible for delivering such assigned Service to the counterparty of such change of control transaction; provided, that any assignment pursuant to the foregoing clause (a) will not relieve the assigning party of its obligations under this Agreement. Any purported assignment of this Agreement in contravention of this Section 9.1 will be null and void and of no force or effect. Subject to the preceding sentences of this Section 9.1, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and permitted assigns.

9.2 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement will nevertheless remain in full force and effect, so long as the economic or legal substance of the transaction contemplated by this Agreement is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties will negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible, in a mutually acceptable manner, in order that the Agreement will be performed as originally contemplated to the fullest extent possible.

9.3 Notices. All notices and other communications hereunder will be in writing and will be deemed duly given (i) on the date of delivery if delivered personally, (ii) upon electronic confirmation of receipt by facsimile if by facsimile, (iii) on the date delivered if sent by email (provided confirmation of email receipt is obtained), (iv) on the first (1st) Business Day following the date of dispatch if delivered utilizing a next-day service by a nationally recognized next-day courier or (v) on the earlier of confirmed receipt or the fifth (5th) Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. In addition to the requirements of the immediately foregoing sentence, a copy (which copy will not constitute notice) of all notices and other communications hereunder will be sent by email, with the subject line “Project Peach Notice.” All notices hereunder will be delivered to the addresses set forth below:

9.3.1 if to NewCo:
PF2 NewCo LLC Attention: Fax: Email:

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with a copy to (which copy will not constitute notice): Ropes & Gray LLP Prudential Tower, 800 Boylston Street Boston, MA 02199-3600
Attention:	R. Newcomb Stillwell
Fax:	(617) 235-0213
Email:	newcomb.stillwell@ropesgray.com
and Ropes & Gray LLP Three Embarcadero Center
San Francisco, CA 94111-4006
Attention:	Jason S. Freedman
Fax:	(415) 315-4876
Email:	jason.freedman@ropesgray.com
9.3.2 if to MCK: McKesson Corporation One Post Street, 33rd Floor San Francisco, CA 94104
Attention:	General Counsel
Fax:	(415) 983-9369
with a copy to (which copy will not constitute notice): Davis Polk & Wardwell LLP 1600 El Camino Real Menlo Park, CA 94025
Attention:	Alan F. Denenberg
Fax:	(650) 752-3604
Email:	alan.denenberg@davispolk.com

or to such other address as the Person to whom notice is given may have previously furnished to the others in writing in the manner set forth above.

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9.4 Attorneys’ Fees. In the event an action is brought to enforce or interpret any provision of this Agreement, the prevailing party will be entitled to recover reasonable attorneys’ fees and costs in an amount to be fixed by the court.

9.5 Governing Law. This Agreement and all disputes related thereto will in all respects be interpreted, construed and governed by and in accordance with the laws of the State of Delaware.

9.6 Submission to Jurisdiction. The parties hereby irrevocably submit to the jurisdiction of the courts of the State of Delaware and the federal courts of the U.S. located in the State of Delaware solely in respect of the interpretation and enforcement of the provisions of this Agreement or any disputes related thereto, and hereby waive, and agree not to assert, as a defense in any Action for the interpretation or enforcement of this Agreement, that it is not subject thereto or that such Action may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement may not be enforced in or by such courts. The parties hereby consent to and grant any such court jurisdiction over the Person of such parties and over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such Action in the manner provided in Section 9.3 as permitted by Applicable Law, will be valid and sufficient service thereof. The parties agree that a final judgment in any such Action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Applicable Law.

9.7 Interpretation; Article and Section References. The descriptive headings herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement. All references in this Agreement to Articles, Sections, subsections, clauses, Annexes, Exhibits and Schedules are references to Articles, Sections, subsections, clauses, Annexes, Exhibits and Schedules, respectively, in and to this Agreement, unless otherwise specified. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. The words “include” or “including” mean “include, without limitation,” or “including, without limitation,” as the case may be, and the language following “include” or “including” will not be deemed to set forth an exhaustive list. The word “or” will not be limiting or exclusive. References to days are to calendar days; provided, that any action otherwise required to be taken on a day that is not a Business Day will instead be taken on the next Business Day. As used in this Agreement, the singular or plural number will be deemed to include the other whenever the context so requires. All Annexes, Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth herein.

9.8 No Third-Party Beneficiaries. This Agreement will be binding upon and inure solely to the benefit of each party and its successors and permitted assigns and, except as expressly provided herein in Article 6, nothing in this Agreement is intended to or will confer upon any other Person any legal or equitable rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement.

9.9 Counterparts; Electronic Signature. This Agreement may be executed in multiple counterparts, each of which will be deemed to be an original but all of which will constitute one and the same agreement. This Agreement may be executed by facsimile or electronic signature in portable document format (.pdf) and a facsimile or electronic signature in portable document format (.pdf) will constitute an original for all purposes.

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9.10 Amendment and Modification. This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing specifically designated as an amendment hereto, signed by an authorized representative of each of the parties.

9.11 Waivers. No failure or delay of a party in exercising any right or remedy hereunder will operate as a waiver thereof, nor will any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, or any course of conduct, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the parties hereunder are cumulative and are not exclusive of any rights or remedies which they would otherwise have hereunder. Any agreement on the part of any party to any such waiver will be valid only if set forth in a written instrument executed and delivered by such party.

9.12 No Presumption Against Drafting Party. The parties agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any Applicable Law or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

9.13 Force Majeure. In the event that either party is prevented from performing its obligations pursuant to this Agreement because of any act of God; unavoidable accident; fire; epidemic; strike, lockout or other labor dispute; war, attack, riot or civil commotion; act of public enemy; enactment of any rule, law, order or act of government or governmental instrumentality (whether federal, state, local or foreign); interruption of or delay in telecommunications or third-party services or hacker activities (provided, that the party has employed protections and methods customarily employed in the industry to prevent and dissuade hacker activities); or other cause of a similar or different nature beyond either party’s control (a “Force Majeure Event”), such party will be excused from performance hereunder during the continuance of such Force Majeure Event, provided, that if such Force Majeure Event continues for a period of two months or more, either party will have the right to terminate this Agreement or the portion of the affected Services effective at any time during the continuation of such condition by giving the other party at least thirty (30) days’ notice to such effect.

9.14 Relationship of the Parties. Each of NewCo and MCK and their respective Affiliates and any MCK contractor performing Services will, for all purposes, be considered independent contractors with respect to each other and will not be considered an employee, employer, agent, principal, partner or joint venturer of the other.

9.15 Specific Performance. Each of the parties acknowledges and agrees that the other party would be damaged irreparably and suffer unreasonable hardship in the event any of the provisions of this Agreement or the Service Schedule are not performed in accordance with their specific terms or otherwise are breached or violated. Accordingly, each of the parties agrees that, without posting bond or other undertaking, the other party will be entitled to an

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injunction or injunctions to prevent breaches or violations of the provisions of this Agreement or the Service Schedule and to enforce specifically this Agreement and the Service Schedule and the terms and provisions hereof and thereof in any claim instituted in any court specified in Section 9.6 in addition to any and all other rights and other remedies at law or in equity and all such rights and remedies will be cumulative. Each of the parties further agrees that, in the event of any action for specific performance in respect of such breach or violation, it will not assert the defense that a remedy at law would be adequate or that the balance of hardships between the parties makes an equitable remedy unwarranted.

[Signature Page Follows]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

MCKESSON CORPORATION

By:
Name:
Title:

PF2 NEWCO LLC

By:
Name:
Title:

[Signature Page to Transition Services Agreement]

Exhibit C

Form of MCK Tax Receivable Agreement

TAX RECEIVABLE AGREEMENT

among

PF2 Newco LLC,

[MCK IPCo],

[New PST],

[McKesson Corporation]

and

HCIT Holdings, Inc.,

Dated as of [●]

This TAX RECEIVABLE AGREEMENT (this “Agreement”), dated as of [●]1, is hereby entered into by and among PF2 Newco LLC, a Delaware limited liability company (the “Company”), [MCK IPCo], a Delaware limited liability (“IPCo”), [New PST], a Delaware corporation (“New PST”),2 each of the other persons from time to time party hereto (the “TRA Parties”), [McKesson Corporation], a Delaware corporation (“MCK”), in its capacity as MCK Representative, and, solely for purposes of Sections 2.03, 2.04 and 7.10 and Article 6 hereof, HCIT Holdings, Inc., a Delaware corporation (“Echo”).

RECITALS

WHEREAS, the Company was formed on [●];

WHEREAS, pursuant to an Agreement of Contribution and Sale dated as of June 28, 2016 (as amended or otherwise modified from time to time, the “Contribution Agreement”) by and among MCK, Change Healthcare, Inc., a Delaware Corporation (“Change”), the Echo Shareholders (as defined in the Contribution Agreement), the Company Parties (as defined in the Contribution Agreement) and the Company, each of MCK and the Echo Shareholders agreed to contribute or sell (or agreed to cause to be contributed or sold) certain equity interests, assets, properties and businesses to the Company, and to take the other actions set forth therein;

WHEREAS, pursuant to the Contribution Agreement, MCK agreed to cause (a) IPCo to transfer to the Company the MCK IPCo Owned Intellectual Property (as defined in the Contribution Agreement) and the equity interests of the MCK DRE Contributed Entities (as defined in the Contribution Agreement) (the “IPCo Transfer”) and (b) New PST to transfer to the Company the Non-IP Contribution (as defined in the Contribution Agreement) (the “New PST Transfer”);

WHEREAS, in connection with the closing (the “Closing”) of the Contribution Agreement, the Company, IPCo, New PST and Echo entered into an Amended and Restated Limited Liability Company Agreement of the Company (as amended from time to time, the “LLC Agreement”); and

WHEREAS, the parties to the Contribution Agreement and this Agreement desire the execution of this Agreement, and payments made hereunder to IPCo, to be treated for U.S. federal income tax purposes as consideration delivered by the Company to MCK for a portion of the property transferred in the IPCo Transfer (the “Sold Portion”) in a taxable exchange.

[1]	NTD: Date will be date of the Closing.
[2]	NTD: The McKesson parties to this Agreement are subject to change and will be the McKesson entities that make the MCK Contribution (as defined in the Contribution Agreement).

NOW, THEREFORE, in consideration of the foregoing and the respective covenants and agreements set forth herein, and intending to be legally bound hereby, the parties hereto agree as follows:

Article 1

DEFINITIONS

Section 1.01. Definitions. As used in this Agreement, the terms set forth in this Article 1 shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined).

“Accelerated” or “Acceleration” is defined in Section 4.01(b) of this Agreement.

“Actual Consolidation Period” is defined in Section 3.03(d) of this Agreement.

“Actual Tax Liability” means, with respect to any Taxable Year, the actual liability for U.S. federal, state and local income Taxes of the Echo Group.

“Additional Amount” is defined in Section 3.01(b) of this Agreement.

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly, through one or more intermediaries, Controls, is Controlled by, or is under common Control with, such first Person.

“Agreed Rate” means LIBOR plus 100 basis points.

“Agreement” is defined in the Recitals of this Agreement.

“Amended Schedule” is defined in Section 2.04(b) of this Agreement.

“Basis Adjustment” means an adjustment to the tax basis of a Reference Asset transferred in the New PST Transfer as the direct or indirect result of the failure (in whole or part) of the New PST Transfer to qualify under Section 721(a) as a contribution of property in exchange for the Units set forth in Section 3.02(a)(v) of the Contribution Agreement (including an adjustment to the tax basis of a Reference Asset with respect to a Member pursuant to Section 743), other than to the extent the New PST Transfer is taxable by reason of entering into this Agreement or due to the adjustment payments under Section 2.03 of the Contribution Agreement.

A “Beneficial Owner” of a security, is a Person who directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares: (a) voting power, which includes the power to vote, or to direct the voting of, such security and/or (b) investment power, which includes the power to dispose of, or to direct the disposition of, such security. The terms “Beneficially Own” and “Beneficial Ownership” shall have correlative meanings.

“Board” means the board of directors of Echo.

“Business Day” means Monday through Friday of each week, except that a legal holiday recognized as such by the government of the United States of America or the State of New York shall not be regarded as a Business Day.

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“Change of Control” means the occurrence of any of the following events:

(a)	(i) any acquisition, merger or consolidation of the Company with or into any other entity or any other similar transaction (including through an acquisition of shares of Echo), whether in a single transaction or series of related transactions, in which (A) the Members or their Affiliates immediately prior to such transaction in the aggregate cease to beneficially own more than 50% of the general voting power of the entity surviving or resulting from such transaction (or its stockholders) or (B) any Person or any group of Persons acting together which would constitute a “group” for purposes of Section 13(d) of the Securities and Exchange Act of 1934, or any successor provisions thereto (a “Group”) (other than a Member and its Affiliates) becomes the “beneficial owner” (as such term is defined in Rule 13d-3 and Rule 13d-5 promulgated under the Exchange Act, as amended (the “Exchange Act”)) of more than 50% of the general voting power of the entity surviving or resulting from such transaction (or its stockholders), (ii) any transaction or series of related transactions in which more than 50% of the Company’s general voting power is transferred to or acquired by any Person or Group (other than a member and its affiliates), including through an acquisition of shares of Echo or (iii) the sale or transfer by the Company of all or substantially all of its assets; provided, however, that, in determining whether a Change of Control under this clause (a) has occurred, transfers to any Permitted Transferee (as defined in the LLC Agreement) shall not be taken into account;

(b)	following an IPO and without regard to the Merger, any Person or any Group, excluding a corporation or other entity owned, directly or indirectly, by the stockholders of Echo in substantially the same proportions as their ownership of stock in Echo, is or becomes the Beneficial Owner, directly or indirectly, of securities of Echo representing more than 50% of the combined voting power of Echo’s then outstanding voting securities;

(c)	following an IPO and without regard to the Merger, the following individuals cease for any reason to constitute a majority of the number of directors of Echo then serving: individuals who, immediately following the Merger, constitute the Board and any new director whose appointment or election by the Board or nomination for election by the Echo’s shareholders was approved or recommended by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors immediately following the Merger or whose appointment, election or nomination for election was previously so approved or recommended by the directors referred to in this clause (c);

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(d)	following an IPO and without regard to the Merger, there is consummated a merger or consolidation of Echo with any other corporation or other entity, and, immediately after the consummation of such merger or consolidation, either (i) the Board immediately prior to the merger or consolidation does not constitute at least a majority of the board of directors of the company surviving the merger or consolidation or, if the surviving company is a Subsidiary, the ultimate parent thereof, or (ii) the voting securities of Echo immediately prior to such merger or consolidation do not continue to represent or are not converted or exchanged into more than 50% of the combined voting power of the then outstanding voting securities of the Person resulting from such merger or consolidation or, if the surviving company is a Subsidiary, the ultimate parent thereof; or

(e)	the shareholders of Echo approve a plan of complete liquidation or dissolution of Echo or there is consummated an agreement or series of related agreements for the sale, lease or other disposition, directly or indirectly, by Echo of all or substantially all of Echo’s assets, other than such sale or other disposition by Echo of all or substantially all of its assets to an entity, at least 50% of the combined voting power of the voting securities of which are owned by shareholders of Echo in substantially the same proportions as their ownership of Echo immediately prior to such sale.

Notwithstanding the foregoing, (i) a “Change of Control” shall not be deemed to have occurred by reason of an Exchange (as defined in the LLC Agreement) and (ii) except with respect to clause (c) and clause (d)(i) above, a “Change of Control” shall not be deemed to have occurred by virtue of the consummation of any transaction or series of integrated transactions immediately following which the record holders of the shares of Echo immediately prior to such transaction or series of transactions continue to have substantially the same proportionate ownership in, and own substantially all of the shares of, an entity which owns all or substantially all of the assets of Echo immediately following such transaction or series of transactions. For the avoidance of doubt, a Qualified IPO (as defined in the LLC Agreement) shall not constitute a “Change of Control.”

“Change of Control Termination Rate” means, (i) in the case of Change of Control that occurs prior to the second anniversary of a Qualified MCK Exit, 10% per annum, compounded annually and (ii) otherwise, the lesser of (a) 6.5% per annum, compounded annually, and (b) LIBOR plus 200 basis points.

“Change TRA” means the Tax Receivable Agreement dated as of [●] among Change, Echo, the Company, and Change Aggregator L.P. and H&F Echo Holdings, L.P. as representatives of the Change Shareholders (as defined therein).

“Closing” is defined in the Recitals of this Agreement.

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Company” is defined in the Recitals of this Agreement.

“Contribution Agreement” is defined in the Recitals of this Agreement.

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“Control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.

“Cumulative Net Realized Tax Benefit” for a Taxable Year means the cumulative amount of Realized Tax Benefits for all Taxable Years of the Echo Group, up to and including such Taxable Year, net of the cumulative amount of Realized Tax Detriments for the same period. The Realized Tax Benefit and Realized Tax Detriment for each Taxable Year shall be determined based on the most recent Tax Benefit Schedules or Amended Schedules, if any, in existence at the time of such determination.

“Default Rate” means LIBOR plus 500 basis points.

“Determination” shall have the meaning ascribed to such term in Section 1313(a) of the Code or similar provision of state and local tax law, as applicable, or any other event (including the execution of IRS Form 870-AD) that finally and conclusively establishes the amount of any liability for Tax and shall also include the acquiescence of the Echo Group to the amount of any assessed liability for Tax.

“Dispute” is defined in Section 7.09(a) of this Agreement.

“Early Termination Date” means the date of an Early Termination Notice for purposes of determining the Early Termination Payment Amount.

“Early Termination Effective Date” is defined in Section 4.02(a) of this Agreement.

“Early Termination Notice” is defined in Section 4.02(a) of this Agreement.

“Early Termination Schedule” is defined in Section 4.02(a) of this Agreement.

“Early Termination Payment” is defined in Section 4.03(a) of this Agreement.

“Early Termination Payment Amount” is defined in Section 4.03(b) of this Agreement.

“Early Termination Rate” means the lesser of (a) 6.5% per annum, compounded annually, and (b) LIBOR plus 200 basis points.

“Echo” is defined in the Recitals of this Agreement.

“Echo Group” means (a) the consolidated U.S. federal income tax group of which Echo is the common parent (or any successor to any such group), (b) if Echo is not the common parent of a consolidated U.S. federal income tax group, each person (other than MCK and its affiliates) that owns an interest in the Company (e.g., Echo, to the extent that Echo is not the parent of a consolidated group), (c) for purposes of determined Realized Tax Benefits and Realized Tax Detriments for applicable state or local purposes, a group of companies owned directly or indirectly by Echo that together file a state or local Tax Return on an affiliated, consolidated, combined or unitary basis and (d) any Person that holds any Reference Asset and is Controlled by Echo.

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“Echo Return” means the federal and/or state and/or local Tax Return, as applicable, of the Echo Group filed with respect to Taxes of any Taxable Year.

“Expert” is defined in Section 7.10 of this Agreement.

“Hypothetical Consolidation Period” is defined in Section 3.03(e) of this Agreement.

“Hypothetical Tax Liability” means, with respect to any Taxable Year, subject to Section 3.03, the liability for Taxes of the Echo Group but using the Non-Stepped Up Tax Basis and excluding any deduction attributable to Imputed Interest for the Taxable Year. Hypothetical Tax Liability shall be determined without taking into account the carryover or carryback of any Tax item (or portions thereof) that is attributable to a Reference Asset.

“Imputed Interest” in respect of a TRA Party shall mean any interest imputed under Section 1272, 1274 or 483 or other provision of the Code and any similar provision of state and local Tax law with respect to the payment obligations of the Company in respect of such TRA Party under this Agreement.

“IPCo” is defined in the Recitals of this Agreement.

“IPCo TRA Payment” means, with respect to a New PST TRA Period, the difference between (i) the Tax Benefit Payment with respect to such New PST TRA Period and (ii) the New PST TRA Payment with respect to such New PST TRA Period.

“IPCo Transfer” is defined in the Recitals of this Agreement.

“IPO” means (a) a Qualified IPO or (b) if a Qualified IPO has not yet occurred, a public offering registered under the Securities Act (or any successor federal statute, and the rules and regulations thereunder, which shall be in effect at the time) of Echo Shares (as defined in the LLC Agreement) pursuant to which Echo Shares are listed for trading on The New York Stock Exchange, the NASDAQ Stock Market, or any other securities exchange or quotation system in any jurisdiction that has been agreed to by the Initial Members (as defined in the LLC Agreement) in writing.

“IPO Preference Period” shall have the meaning set forth in the LLC Agreement as in effect on the date hereof.

“IRS” means the United States Internal Revenue Service.

“LIBOR” means during any period, an interest rate per annum equal to the one-year LIBOR reported, on the date two days prior to the first day of such period, on the Telerate Page 3750 (or if such screen shall cease to be publicly available, as reported on Reuters Screen page “LIBOR01” or by any other publicly available source of such market rate) for London interbank offered rates for United States dollar deposits for such period.

“LLC Agreement” is defined in the Recitals of this Agreement.

“Material Objection Notice” is defined in Section 4.02 of this Agreement.

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“MCK” is defined in the Recitals of this Agreement.

“MCK Exit Window” shall have the meaning set forth in the LLC Agreement as in effect on the date hereof.

“MCK IPCo Owned Intellectual Property” shall have the meaning set forth in the Contribution Agreement.

“MCK Representative” means [MCK].

“Member” has the meaning set forth in the LLC Agreement as in effect on the date hereof.

“Merger” shall have the meaning set forth in the Merger Agreement.

“Merger Agreement” means the Agreement and Plan of Merger of [Controlled] and Echo.

“Net Tax Benefit” is defined in Section 3.01(b) of this Agreement.

“New PST TRA Payment” means, with respect to a New PST TRA Period, the product of the (i) the Tax Benefit Payment with respect to such New PST TRA Period and (ii) the New PST TRA Ratio with respect to such New PST TRA Period.

“New PST Period” is defined in Section 7.01 of this Agreement.

“New PST TRA Ratio” means, with respect to a New PST TRA Period, the quotient of (i) the Tax Benefit Payment with respect to such New PST TRA Period if the Transferred Basis were not taken into account in determining such Tax Benefit Payment and (ii) the Tax Benefit Payment with respect to such New PST TRA Period.

“Non-IP Contribution” has the meaning set forth in the Contribution Agreement.

“Non-Stepped Up Tax Basis” means, with respect to any Reference Asset at any time, (a) if the Reference Asset was transferred in the IPCo Transfer (or any asset that is “substituted basis property” under Section 7701(a)(42) of the Code with respect thereto), a Tax basis of zero dollars and (b) with respect to any other Reference Asset, the Tax basis that such Reference Asset would have had at such time if there had been no Basis Adjustment with respect to such Reference Asset.

“Objection Notice” is defined in Section 2.04(a) of this Agreement.

“Overpaid Party” is defined in Section 3.03(g).

“Payment Date” means any date on which a payment is required to be made pursuant to this Agreement.

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“Person” means any individual, corporation, firm, partnership, joint venture, limited liability company, estate, trust, business association, organization, governmental entity or other entity.

“Qualified IPO” shall have the meaning set forth in the LLC Agreement as in effect on the date hereof.

“Qualified MCK Exit” shall have the meaning set forth in the LLC Agreement as in effect on the date hereof.

“Realized Tax Benefit” means, for a Taxable Year, the excess, if any, of the Hypothetical Tax Liability over the Actual Tax Liability. If all or a portion of the actual liability for such Taxes for the Taxable Year arises as a result of an audit by a Taxing Authority of any Taxable Year, such liability shall not be included in determining the Realized Tax Benefit unless and until there has been a Determination.

“Realized Tax Detriment” means, for a Taxable Year, the excess, if any, of the Actual Tax Liability over the Hypothetical Tax Liability. If all or a portion of the actual liability for such Taxes for the Taxable Year arises as a result of an audit by a Taxing Authority of any Taxable Year, such liability shall not be included in determining the Realized Tax Detriment unless and until there has been a Determination.

“Reconciliation Dispute” is defined in Section 7.10 of this Agreement.

“Reconciliation Procedures” is defined in Section 2.04(a) of this Agreement.

“Reference Asset” means (a) any asset transferred to the Company in the IPCo Transfer or the New PST Transfer and (b) any asset that is “substituted basis property” under Section 7701(a)(42) of the Code with respect to an asset described in clause (a).

“Schedule” means any of the following: (a) a Tax Basis Schedule, (b) a Tax Benefit Schedule or (iii) the Early Termination Schedule.

“Securities Act” means the Securities Act of 1933, as amended.

“Senior Obligations” is defined in Section 5.01 of this Agreement.

“Sold Portion” is defined in the Recitals of this Agreement.

“Subsidiaries” means, with respect to any Person, as of any date of determination, any other Person as to which such Person, owns, directly or indirectly, or otherwise controls more than 50% of the voting power or other similar interests or the sole general partner interest or managing member or similar interest of such Person.

“Tax Basis Schedule” is defined in Section 2.01 of this Agreement.

“Tax Benefit Payment” is defined in Section 3.01(a) of this Agreement.

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“Tax Benefit Payment Amount” is defined in Section 3.01(b) of this Agreement.

“Tax Benefit Schedule” is defined in Section 2.03(a) of this Agreement.

“Tax Receivable Agreements” means this Agreement and the Change TRA.

“Tax Return” means any return, declaration, report or similar statement required to be filed with respect to Taxes (including any attached schedules), including, without limitation, any information return, claim for refund, amended return and declaration of estimated Tax.

“Taxable Year” means a taxable year of the Echo Group as defined in Section 441(b) of the Code or comparable section of state or local tax law, as applicable (and, therefore, for the avoidance of doubt, may include a period of less than 12 months for which a Tax Return is made), ending on or after the first date on which MCK ceases to own, directly or indirectly, at least 20% of the total outstanding Units.

“Taxes” means any and all taxes, assessments or similar charges that are based on or measured with respect to net income or profits, and any interest related to such Tax.

“Taxing Authority” means any domestic, federal, national, state, county or municipal or other local government, any subdivision, agency, commission or authority thereof, or any quasi-governmental body exercising any taxing authority or any other authority exercising Tax regulatory authority.

“TRA Parties” is defined in the Recitals of this Agreement.

“Transferred Basis” means, with respect to any Reference Asset transferred in the IPCo Transfer (or any asset that is “substituted basis property” under Section 7701(a)(42) of the Code with respect to any such Reference Asset), the Tax basis of such Reference Asset from time to time, taking into account any increase in such basis by reason of a payment under this Agreement.

“Treasury Regulations” means the final, temporary and proposed regulations under the Code promulgated from time to time (including corresponding provisions and succeeding provisions) as in effect for the relevant taxable period.

“Underpaid Party” is defined in Section 3.03(g).

“Units” shall have the meaning set forth in the LLC Agreement as in effect on the date hereof.

“Valuation Assumptions” shall mean, as of an Early Termination Date, the assumptions that in each Taxable Year ending on or after such Early Termination Date:

(a)

the Echo Group will have taxable income sufficient to fully utilize (i) the deductions arising from Transferred Basis, the Basis Adjustments (if any) and the Imputed Interest during such Taxable Year or future Taxable Years (including, for the avoidance of doubt, Transferred Basis, Basis

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Adjustments and Imputed Interest that would result from future Tax Benefit Payments that would be paid in accordance with the Valuation Assumptions) in which such deductions would become available and (ii) any loss or credit carryovers generated by deductions arising from Transferred Basis, Basis Adjustments or Imputed Interest that are available as of the date of such Early Termination Date that have not been previously utilized in determining a Tax Benefit Payment Amount as of the date of such Early Termination Date, subject to all applicable limitations on the use of such loss or credit carryovers,

(b)	the United States federal income tax rates and state and local income tax rates that will be in effect for each such Taxable Year will be those specified for each such Taxable Year by the Code and other law as in effect on the Early Termination Date, and

(c)	any loss or credit carry carryovers described in clause (a)(ii) available as of the date of the Early Termination Date will be utilized by the Echo Group on a pro rata basis from the Early Termination Date through the scheduled expiration date of such loss or credit carryovers.

Article 2

DETERMINATION OF CERTAIN REALIZED TAX BENEFITS

Section 2.01. Tax Basis. Within ninety (90) calendar days after the filing of the IRS Form 1065 for the Company for the taxable year of the Company that includes the Closing, the Company shall deliver to each TRA Party a schedule (the “Tax Basis Schedule”) that provides the information necessary to perform the calculations required by this Agreement, including (a) the Transferred Basis and Basis Adjustment in each Reference Asset in respect of such TRA Party and (b) the period (or periods) over which each Reference Asset is amortizable and/or depreciable.

Section 2.02. Timing of Tax Benefit Payments. For the avoidance of doubt, no Tax Benefit Payments shall be payable hereunder for any period that is not a Taxable Year.

Section 2.03. Tax Benefit Schedule. (a) Tax Benefit Schedule. Within ninety (90) calendar days after the filing of the Echo Return for any Taxable Year, Echo and the Company shall provide to each TRA Party a schedule showing, in reasonable detail, the calculation of the Tax Benefit Payment Amount in respect of such TRA Party for such Taxable Year and the calculation of the Realized Tax Benefit or Realized Tax Detriment, as the case may be, and components thereof (a “Tax Benefit Schedule”). Each Tax Benefit Schedule shall include a statement from the chief financial officer of Echo to the effect that the computations reflected in the Tax Benefit Schedule have been made without regard to any transaction a significant purpose of which is to reduce or defer any Tax Benefit Payment (including any rates of interest hereunder). If the chief financial officer of Echo determines that it is necessary to adjust any computations reflected in a Tax Benefit Schedule in order to provide the certification required by the preceding sentence, then the chief financial officer will be permitted to make such adjustments in a manner reasonably acceptable to the TRA Party for which the Tax Benefit

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Schedule is being prepared (and, for the avoidance of doubt, the Tax Benefit Payment Amount reflected on this adjusted Tax Benefit Schedule shall be used for purposes of the determining the corresponding Tax Benefit Payment and shall ignore any such transactions a significant purpose of which was to reduce or defer any Tax Benefit Payment). Each Tax Benefit Schedule will become final as provided in Section 2.04(a) and may be amended as provided in Section 2.04(b) (subject to the procedures set forth in Section 2.04(b)).

(b) Applicable Principles. Subject to Section 3.03, the Realized Tax Benefit or Realized Tax Detriment for each Taxable Year is intended to measure the decrease or increase in the actual liability for Taxes of the Echo Group for such Taxable Year attributable to the Transferred Basis, the Basis Adjustments and Imputed Interest determined using a “with and without” methodology. Deductions, carryovers or carrybacks of any Tax item attributable to Transferred Basis, the Basis Adjustments and Imputed Interest shall be considered to be subject to the rules of the Code and the Treasury Regulations or the appropriate provisions of U.S. state and local income and franchise tax laws, as applicable, governing the use, limitation and expiration of the deductions, carryovers or carrybacks of the relevant type. The parties agree that (i) all Tax Benefit Payments and other payments under this Agreement (to the extent permitted by law and other than amounts accounted for as interest under the Code) shall (A)(x) be treated as subsequent upward purchase price adjustments that give rise to further Basis Adjustments to Reference Assets and (y) to the extent attributable to the use or deemed use of items of loss or deduction arising from Transferred Basis, be treated as a subsequent upward purchase price adjustment in respect of the Sold Portion that give rise to further Transferred Basis for the Company, and (B) have the effect of creating additional Basis Adjustments to Reference Assets or additional Transferred Basis, as the case may be, for members of the Echo Group in the year of payment, and (ii) as a result, such additional Basis Adjustments or Transferred Basis, as the case may be, will be incorporated into the current year calculation and into future year calculations, as appropriate. If a deduction, carryover or carryback of any Tax item includes a portion that is attributable to the Transferred Basis, the Basis Adjustments, and Imputed Interest and another portion that is not, such portions shall be considered to be used in accordance with the “with and without” methodology.

Section 2.04. Procedures; Amendments. (a) Procedure. Every time Echo and the Company deliver to a TRA Party an applicable Schedule under this Agreement, including any Amended Schedule delivered pursuant to Section 2.04(b), and any Early Termination Schedule or amended Early Termination Schedule, Echo and the Company shall also (x) deliver to such TRA Party schedules, valuation reports, if any, and work papers, as determined by Echo and the Company or requested by such TRA Party, providing reasonable detail regarding the preparation of the Schedule and (y) allow such TRA Party reasonable access at no cost to the appropriate representatives at Echo and the Company, as determined by Echo and the Company or requested by such TRA Party, in connection with a review of such Schedule. Without limiting the application of the preceding sentence, each time Echo and the Company deliver to a TRA Party a Tax Benefit Schedule, in addition to the Tax Benefit Schedule duly completed, Echo and the Company shall deliver to such TRA Party the applicable Echo Return, a reasonably detailed calculation by the Company of the applicable Hypothetical Tax Liability and a reasonably detailed calculation by the Company of the applicable Actual Tax Liability, as well as any other work papers as determined by Echo and the Company or requested by such TRA Party. An applicable Schedule or amendment thereto shall become final and binding on all parties thirty

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(30) calendar days after the first date on which the TRA Party has received the applicable Schedule or amendment thereto unless the MCK Representative (i) within thirty (30) calendar days after receiving an applicable Schedule or amendment thereto, provides the Company with notice of a material objection to such Schedule (“Objection Notice”) made in good faith or (ii) provides a written waiver of such right of any Objection Notice within the period described in clause (i) above, in which case such Schedule or amendment thereto becomes binding on the date the waiver is received by the Company. If the Company and the MCK Representative, for any reason, are unable to successfully resolve the issues raised in the Objection Notice within thirty (30) calendar days after receipt by the Company of an Objection Notice, the Company and the MCK Representative shall employ the reconciliation procedures as described in Section 7.09 of this Agreement (the “Reconciliation Procedures”).

(b) Amended Schedule. The applicable Schedule for any Taxable Year may be amended from time to time by the Company (i) in connection with a Determination affecting such Schedule, (ii) to correct inaccuracies in the Schedule identified as a result of the receipt of additional factual information relating to a Taxable Year after the date the Schedule was provided to a TRA Party, (iii) to comply with the Expert’s determination under the Reconciliation Procedures, (iv) to reflect a change in the Realized Tax Benefit or Realized Tax Detriment for such Taxable Year attributable to a carryback or carryforward of a loss or other tax item to such Taxable Year, (v) to reflect a change in the Realized Tax Benefit or Realized Tax Detriment for such Taxable Year attributable to an amended Tax Return filed for such Taxable Year, or (vi) to adjust an applicable Tax Basis Schedule to take into account payments made pursuant to this Agreement (any such Schedule, an “Amended Schedule”). Echo and the Company shall provide an Amended Schedule to each TRA Party within ninety (90) calendar days of the occurrence of an event referenced in clauses (i) through (vi) of the preceding sentence.

Article 3

TAX BENEFIT PAYMENTS

Section 3.01. Payments. (a) Payments. Within five (5) calendar days after a Tax Benefit Schedule delivered to a TRA Party becomes final in accordance with Section 2.04(a), the Company shall pay such TRA Party, for the Taxable Year to which such Tax Benefit Schedule relates, an aggregate amount equal to the Tax Benefit Payment Amount in respect of such TRA Party for such Taxable Year as determined pursuant to Section 3.01(b) (each, a “Tax Benefit Payment”). Each such Tax Benefit Payment shall be made by wire transfer of immediately available funds to the bank account previously designated by such TRA Party to the Company, or as otherwise agreed by the Company and such TRA Party. For the avoidance of doubt, no Tax Benefit Payment shall be made in respect of estimated tax payments, including, without limitation, federal estimated income tax payments.

(b) A “Tax Benefit Payment Amount” in respect of a TRA Party for a Taxable Year means an amount, not less than zero, equal to the sum of the portion of the Net Tax Benefit to which such TRA Party is entitled (it being understood and agreed that, subject to Section 7.01 and prior to any assignment of its rights under this Agreement pursuant to 7.07, IPCo shall be entitled to the entire Net Tax Benefit for each Taxable Year) and the Additional Amount with respect thereto. For the avoidance of doubt, for Tax purposes, the Additional Amount shall not

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be treated as interest but instead shall be treated as described in Section 2.03(b)(i)(A), unless otherwise required by law. The “Net Tax Benefit” for a Taxable Year shall be an amount equal to the excess, if any, of 85% of the Cumulative Net Realized Tax Benefit as of the end of such Taxable Year, over the total amount of payments previously made under Section 3.01(a) of this Agreement (excluding payments attributable to Additional Amounts); provided, for the avoidance of doubt, that no TRA Party shall be required to return any portion of any previously made Tax Benefit Payment. The “Additional Amount” in respect of a TRA Party shall equal the additional amount on the amount of the unpaid Net Tax Benefit to which such TRA Party is entitled for a Taxable Year, which interest shall accrue on any unpaid Net Tax Benefit from and after the due date (without extensions) for filing the Echo Return for such Taxable Year, calculated at the Agreed Rate, until the date such unpaid amounts are paid. Notwithstanding anything to the contrary in this Agreement, (i) after any lump-sum payment under Article 4 of this Agreement in respect of present or future Tax attributes subject to this Agreement, the Tax Benefit Payment Amount, Net Tax Benefit and components thereof shall be calculated without taking into account any such attributes with respect to which such a lump sum payment has been made or any such lump-sum payment. Notwithstanding the foregoing, for each Taxable Year ending on or after the date of a Change of Control, all Tax Benefit Payments shall be calculated by utilizing Valuation Assumptions (a) and (c), substituting in each case the terms “the closing date of a Change of Control” for an “Early Termination Date.”

Section 3.02. No Duplicative Payments. It is intended that the provisions of this Agreement will not result in duplicative payment of any amount (including interest) required under this Agreement. The provisions of this Agreement shall be construed in the appropriate manner to ensure such intentions are realized.

Section 3.03. Pro Rata Payments. (a) Notwithstanding anything in Section 3.01 to the contrary, to the extent that the aggregate amount of the Echo Group’s tax benefit from the reduction in Tax liability as a result of the Transferred Basis, the Basis Adjustments or Imputed Interest under this Agreement is limited in a particular Taxable Year because the Echo Group does not have sufficient taxable income to fully utilize available deductions and other attributes, the limitation on the tax benefit for the Echo Group shall be allocated among the TRA Parties in proportion to the respective amounts of Tax Benefit Payments that would have been determined under this Agreement if the Echo Group had sufficient taxable income so that there were no such limitation.

(b) After taking into account Section 3.03(a), if for any reason the Company does not fully satisfy its payment obligations to make all Tax Benefit Payments due under this Agreement in respect of a particular Taxable Year, then the Company and the TRA Parties agree that (i) the Company shall pay the same proportion of each Tax Benefit Payment due to each Person due a payment under this Agreement in respect of such Taxable Year, without favoring one obligation over the other, and (ii) no Tax Benefit Payment shall be made in respect of any Taxable Year until all Tax Benefit Payments in respect of prior Taxable Years have been made in full.

(c) To the extent the Company makes a payment to a TRA Party in respect of a particular Taxable Year under Section 3.01(a) of this Agreement (taking into account Section 3.03(a) and (b), but excluding payments attributable to Additional Amounts) in an amount in excess of the amount of such payment that should have been made to such TRA Party in respect

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of such Taxable Year, then (i) such TRA Party shall not receive further payments under Section 3.01(a) until such TRA Party has foregone an amount of payments equal to such excess and (ii) the Company shall pay the amount of such TRA Party’s foregone payments to the other TRA Parties in a manner such that each of the other TRA Parties, to the maximum extent possible, shall have received aggregate payments under Section 3.01(a) of this Agreement (excluding payments attributable to Additional Amounts) in the amount it would have received if there had been no excess payment to such TRA Party.

(d) Notwithstanding anything in Section 3.01 to the contrary, during any Taxable Period in which Change is a member of the Echo Group (an “Actual Consolidation Period”), to the extent that the aggregate tax benefit of the Echo Group resulting from (x) the Transferred Basis, the Basis Adjustments or Imputed Interest and (y) Tax Assets or Payment Deductions (as defined in the Change TRA), is limited in a particular Taxable Year because the Echo Group does not have sufficient taxable income, the limitation on the tax benefit for the Echo Group shall be allocated among this Agreement and the Change TRA (and among all parties eligible for payments under each) in proportion to the respective amounts of Tax Benefit Payments (as defined in this Agreement and the Change TRA) that would have been determined under the this Agreement and the Change TRA (and allocated among such parties) if the Echo Group had sufficient taxable income so that there were no such limitation.

(e) Notwithstanding anything in Section 3.01 to the contrary, during any taxable period in which Change is not a member of the Echo Group (a “Hypothetical Consolidation Period”), if the amount of the Tax Benefit Payment (as defined in this Agreement and the Change TRA) that would have been determined either under this Agreement or the Change TRA, as the case may be, would have been larger if such taxable period were an Actual Consolidation Period (as determined after the application of Section 3.03(d)), then the Tax Benefit Payments to be made under this Agreement and the Change TRA shall be determined by (i) the Echo Group and Change determining the Tax Benefit Payments (as defined in this Agreement and the Change TRA) that would have been payable if Change were a member of the Echo Group for such Hypothetical Consolidation Period and (ii) then applying Section 3.03(d) in respect of such Tax Benefit Payments such that the Echo Group and Change are not required to pay, collectively, an amount in excess of the amount they would pay, collectively, absent this Section 3.03(e).

(f) If for any reason the Company does not fully satisfy its payment obligations to make all Tax Benefit Payments due under the Tax Receivable Agreements in respect of a particular Taxable Year, (i) Change and the Company, respectively, shall pay the same proportion of each Tax Benefit Payment due under each of this Agreement and the Change TRA in respect of such Taxable Year, without favoring one obligation over the other, and (ii) no Tax Benefit Payment shall be made in respect of any Taxable Year under either this Agreement or the Change TRA until all Tax Benefit Payments in respect of prior Taxable Years have been made in full under both this Agreement and the Change TRA.

(g) To the extent the Company or Change makes a payment to a TRA Party under this Agreement or to the Change Shareholders (as defined in the Change TRA) under the Change TRA, respectively, in an amount in excess of the amount of such payment that should have been made to such Person (an “Overpaid Party”) in respect of such Taxable Year, then (i) the Overpaid Party shall not receive further payments under this Agreement or the Change TRA, as

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applicable, until the Overpaid Party has foregone an amount of payments equal to such excess and (ii) the Company or Change, as applicable, shall cause the amount of the Overpaid Party’s foregone payments to be paid to the other Person (the “Underpaid Party”), to the maximum extent possible, until the Underpaid Party shall have received aggregate payments under this Agreement in the amount it would have received if there had been no excess payment to the Overpaid Party.

(h) The parties hereto agree that the parties to the Change TRA are expressly made third party beneficiaries of the provisions of this Section 3.03.

Article 4

TERMINATION

Section 4.01. Early Termination and Breach of Agreement. (a) From and after the first to occur of (x) Qualified MCK Exit, (y) the termination of an MCK Exit Window and (z) the termination of the IPO Preference Period prior to the occurrence of a Qualified IPO, the Company may terminate this Agreement with respect to all amounts payable by the Company to the TRA Parties by paying to each TRA Party an aggregate amount equal to the Early Termination Payment Amount in respect of such TRA Party as provided in Section 4.03(a); provided, however, that if the Company and the MCK Representative agree, the Company may terminate this Agreement with respect to some or all of the amounts payable to less than all of the TRA Parties; provided, further that the Company may not terminate this Agreement pursuant to this Section 4.01(a) with respect to any TRA Party unless MCK no longer owns, directly or indirectly, any Units or the MCK Representative has waived the application of this proviso; provided, further that this Agreement shall terminate pursuant to this Section 4.01(a) with respect to a TRA Party only upon the receipt by such TRA Party of its Early Termination Payment, and the Company shall deliver an Early Termination Notice only if the Company is able to make all required Early Termination Payments under this Agreement at the time required by Section 4.03; and provided, further, that the Company may withdraw any notice to exercise its termination rights under this Section 4.01(a) prior to the time at which any Early Termination Payment has been paid. Upon payment of the Early Termination Payments by the Company in accordance with Section 4.03(a), the Company shall not have any further payment obligations under this Agreement with respect to each TRA Party that has received its Early Termination Payment in accordance with Section 4.03(a), other than for any (i) Tax Benefit Payment agreed to by the Company, on one hand, and the applicable TRA Party, on the other, as due and payable but unpaid as of the Early Termination Notice and (ii) Tax Benefit Payment due for the Taxable Year ending with or including the date of the Early Termination Notice (except to the extent that the amount described in clause (ii) is included in the Early Termination Payment).

(b) In the event that a Senior Obligation of the Company or any of its Subsidiaries is accelerated (or deemed accelerated) in connection with an event of default (other than an event of default triggered upon a change in control) (“Accelerated” and such event, an “Acceleration”), then all obligations hereunder shall be Accelerated and such obligations shall (i) be calculated as if an Early Termination Notice had been delivered on the date of such Acceleration and the Early Termination Payments shall be calculated (x) as if an Early Termination Notice had been delivered on the date of the Acceleration and (y) applying the Valuation Assumptions as if all tax attributes described therein are fully utilized in the year of

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such Acceleration, (ii) include any Tax Benefit Payments in respect of a TRA Party agreed to by the Company and such TRA Party as due and payable but unpaid as of the date of an Acceleration, and (iii) include any Tax Benefit Payment in respect of any TRA Party due for the Taxable Year ending with or including the date of an Acceleration; provided that procedures similar to the procedures of Section 4.02 shall apply with respect to the determination of the amount payable by the Company pursuant to this sentence.

(c) In the event that the Company breaches any of its material obligations under this Agreement, whether as a result of failure to make any payment when due, failure to honor any other material obligation required hereunder or by operation of law as a result of the rejection of this Agreement in a case commenced under the Bankruptcy Code or otherwise, then all obligations hereunder shall be accelerated and such obligations shall be calculated as if an Early Termination Notice had been delivered on the date of such breach and shall include (without duplication), but not be limited to, (i) the Early Termination Payments calculated as if an Early Termination Notice had been delivered on the date of a breach, (ii) any Tax Benefit Payments in respect of a TRA Party agreed to by the Company and such TRA Party as due and payable but unpaid as of the date of a breach, and (iii) any Tax Benefit Payment in respect of any TRA Party due for the Taxable Year ending with or including the date of a breach; provided that procedures similar to the procedures of Section 4.02 shall apply with respect to the determination of the amount payable by the Company pursuant to this sentence. Notwithstanding the foregoing, in the event that the Company breaches this Agreement, each TRA Party shall be entitled to elect to receive the amounts set forth in clauses (i), (ii) and (iii) above or to seek specific performance of the terms hereof. The parties agree that the failure to make any payment due pursuant to this Agreement within three months of the date such payment is due shall be deemed to be a breach of a material obligation under this Agreement for all purposes of this Agreement, and that it will not be considered to be a breach of a material obligation under this Agreement to make a payment due pursuant to this Agreement within three months of the date such payment is due. Notwithstanding anything in this Agreement to the contrary, it shall not be a breach of this Agreement if the Company fails to make any Tax Benefit Payment when due to the extent that the Company has insufficient funds to make such payment; provided that the interest provisions of Section 5.02 shall apply to such late payment, unless the Company does not have sufficient cash to make such payment as a result of limitations imposed by any credit agreement with respect to which the Company or any of its Subsidiaries is a party if such limitations are no more onerous than the corresponding limitations imposed by the credit agreements to which the Company is a party at the Closing, in which case Section 5.02 shall apply, but the Default Rate shall be replaced by LIBOR plus 300 basis points.

Section 4.02. Early Termination Notice. (a) If the Company chooses to exercise its right of early termination under Section 4.01 above, other than in connection with a Change of Control, the Company shall deliver to each TRA Party notice of such intention to exercise such right (“Early Termination Notice”) and a schedule (the “Early Termination Schedule”) specifying the Company’s intention to exercise such right and showing in reasonable detail the calculation of the Early Termination Payment due for each TRA Party. Each Early Termination Schedule shall become final and binding on all parties thirty (30) calendar days after the first date on which the TRA Party has received such Schedule or amendment thereto unless the MCK Representative (a) within thirty (30) calendar days after receiving the Early Termination Schedule, provides the Company with notice of a material objection to such Schedule made in

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good faith (“Material Objection Notice”) or (b) provides a written waiver of such right of a Material Objection Notice within the period described in clause (a) above, in which case such Schedule becomes binding on the date the waiver is received by the Company (such thirty (30) calendar day date as modified, if at all by clauses (a) or (b), the “Early Termination Effective Date”). If the Company and the MCK Representative, for any reason, are unable to successfully resolve the issues raised in such notice within thirty (30) calendar days after receipt by the Company of the Material Objection Notice, the Company and the MCK Representative shall employ the Reconciliation Procedures in which case such Schedule becomes binding ten (10) days after the conclusion of the Reconciliation Procedures.

(b) If the Company chooses to exercise its right of early termination under Section 4.01 above in connection with a Change of Control, any reference to 30 calendar days in Section 4.02 above shall instead be deemed to be 10 calendar days.

Section 4.03. Payment upon Early Termination. (a) Within three (3) calendar days after an Early Termination Effective Date, the Company shall pay each TRA Party an aggregate amount equal to the Early Termination Payment Amount in respect of such TRA Party (each, an “Early Termination Payment”). Each Early Termination Payment shall be made by wire transfer of immediately available funds to a bank account or accounts designated by the TRA Party or as otherwise agreed by the Company and such TRA Party.

(b) The “Early Termination Payment Amount” in respect of a TRA Party shall equal the present value, discounted at the Early Termination Rate (using a mid-year convention) as of the applicable Early Termination Effective Date, of all Tax Benefit Payments in respect of such TRA Party that would be required to be paid by the Company beginning from the Early Termination Date and assuming that the Valuation Assumptions in respect of such TRA Party are applied, provided that the Change of Control Termination Rate (instead of the Early Termination Rate) shall be used to determine the Early Termination Payment in the case of an early termination in connection with a Change of Control.

Article 5

SUBORDINATION AND LATE PAYMENTS

Section 5.01. Subordination. Notwithstanding any other provision of this Agreement to the contrary, any Tax Benefit Payment, Early Termination Payment or any other payment required to be made by the Company to the TRA Parties under this Agreement shall rank subordinate and junior in right of payment to any principal, interest or other amounts due and payable in respect of any obligations in respect of indebtedness for borrowed money of the Company and its Subsidiaries (such obligations, “Senior Obligations”) and shall rank pari passu with all current or future unsecured obligations of the Company that are not Senior Obligations. For the avoidance of doubt, any amounts owed by the Company under this Agreement are not Senior Obligations.

Section 5.02. Late Payments by the Company. The amount of all or any portion of any Tax Benefit Payment, Early Termination Payment or other payment under this Agreement not made to the TRA Parties when due under the terms of this Agreement shall be payable together with any interest thereon, computed at the Default Rate and commencing from the date on which such Tax Benefit Payment, Early Termination Payment or other payment was due and payable, subject to Section 4.01(c).

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Article 6

NO DISPUTES; CONSISTENCY; COOPERATION

Section 6.01. Participation in the Echo Group’s and the Company’s Tax Matters. Except as otherwise provided herein, the Echo shall have full responsibility for, and sole discretion over, all Tax matters concerning the Echo Group and the Company, including without limitation the preparation, filing or amending of any Tax Return and defending, contesting or settling any issue pertaining to Taxes. Notwithstanding the foregoing, Echo and the Company shall notify a TRA Party of, and keep the TRA Party reasonably informed with respect to, the portion of any audit of the Echo Group and/or the Company by a Taxing Authority the outcome of which is reasonably expected to affect the rights and obligations of such TRA Party under this Agreement, and shall provide to each such TRA Party reasonable opportunity to provide information and other input to the Echo, the Company and their respective advisors concerning the conduct of any such portion of such audit.

Section 6.02. Consistency. Echo, the Company and the TRA Parties agree to report and cause to be reported for all purposes, including federal, state and local tax purposes and financial reporting purposes, all tax-related items (including, without limitation, the Transferred Basis, the Basis Adjustments and each Tax Benefit Payment) in a manner consistent with that specified by the Company in any Schedule required to be provided by or on behalf of the Company under this Agreement unless otherwise required by law.

Section 6.03. Reporting. The Company shall treat the MCK IPCo Owned Intellectual Property as amortizable for U.S. federal income tax purposes and shall not take a position inconsistent with such treatment unless required by reason of a final determination by a court of competent jurisdiction as to U.S. federal income tax matters to the contrary.

Section 6.04. Cooperation. Each of Echo, the Company and the TRA Parties shall (a) furnish to the other party in a timely manner such information, documents and other materials as the other party may reasonably request for purposes of making any determination or computation necessary or appropriate under this Agreement, preparing any Tax Return or contesting or defending any audit, examination or controversy with any Taxing Authority, (b) make itself available to the other party and its representatives to provide explanations of documents and materials and such other information as the other party or its representatives may reasonably request in connection with any of the matters described in clause (a) above, and (c) reasonably cooperate in connection with any such matter. The Company shall reimburse each such TRA Party for any reasonable third-party costs and expenses incurred pursuant to this Section.

Article 7

MISCELLANEOUS

Section 7.01. Applicability to New PST. Notwithstanding anything to the contrary in this Agreement, with respect to any Taxable Year in which any portion of a Tax Benefit Payment Amount results from a Basis Adjustment (a “New PST TRA Period”), the Company shall pay

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(i) to New PST (or its assigns pursuant to Section 7.07) the New PST TRA Payment (or its assigns pursuant to Section 7.07) and (ii) to IPCo the IPCo TRA Payment. A Tax Benefit Schedule provided to New PST, and a Tax Benefit Schedule provided to IPCo in a New PST TRA Period, shall show, in reasonable detail, the calculation of the New PST TRA Payment (along with all other information required pursuant to Section 2.03(a)). New PST shall be a TRA Party for all purposes of this Agreement, mutatis mutandis.

Section 7.02. Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be deemed duly given and received (a) on the date of delivery if delivered personally, or by facsimile or email with confirmation of transmission by the transmitting equipment or (b) on the first Business Day following the date of dispatch if delivered by a recognized next-day courier service. All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

If to the Company, to:

[Name]
[Street]
[City, State ZIP]
Email:	[	]
Attention:	[	]

with a copy (which shall not constitute notice to the Company) to:

[●]

If to IPCo, to:

[Name]
[Street]
[City, State ZIP]
Email:	[	]
Attention:	[	]

with a copy (which shall not constitute notice to IPCo) to:

[●]

If to a TRA Party other than IPCo, the address, fax number and email address set forth in the applicable joinder.

Any party may change its address, fax number or email by giving the other party written notice of its new address, fax number or email in the manner set forth above.

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Section 7.03. Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart. Delivery of an executed signature page to this Agreement by facsimile transmission shall be as effective as delivery of a manually signed counterpart of this Agreement.

Section 7.04. Entire Agreement; No Third Party Beneficiaries. This Agreement constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof. This Agreement shall be binding upon and inure solely to the benefit of each party hereto and their respective successors and permitted assigns, and, other than as provided in Section 3.03(h), nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 7.05. Governing Law. This Agreement shall be governed by, and construed in accordance with, the law of the State of New York, without regard to the conflicts of laws principles thereof that would mandate the application of the laws of another jurisdiction.

Section 7.06. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

Section 7.07. Successors; Assignment; Amendments; Waivers. (a) Each TRA Party and the MCK Representative may assign any of its rights under this Agreement in whole or in part to any Person as long as such transferee has executed and delivered, or, in connection with such transfer, executes and delivers, a joinder to this Agreement, in the form of Exhibit A, agreeing to become a TRA Party for all purposes of this Agreement, except as otherwise provided in such joinder.

(b) No provision of this Agreement may be amended or waived unless such amendment or waiver is approved in writing by the Company and the MCK Representative.

(c) All of the terms and provisions of this Agreement shall be binding upon, shall inure to the benefit of and shall be enforceable by the parties hereto and their respective successors, assigns, heirs, executors, administrators and legal representatives. Each of Echo and the Company shall require and cause any direct or indirect successor (whether by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of Echo or the Company, as the case may be, by written agreement, expressly to assume and agree to perform this Agreement in the same manner and to the same extent that Echo or the Company, as the case may be, would be required to perform if no such succession had taken place. Echo (and any of its successors) shall not transfer any equity interest in the Company.

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Section 7.08. Titles and Subtitles. The titles of the sections and subsections of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement.

Section 7.09. Resolution of Disputes. (a) Any and all disputes which are not governed by Section 7.10 and cannot be settled amicably, including any ancillary claims of any party, arising out of, relating to or in connection with the validity, negotiation, execution, interpretation, performance or non-performance of this Agreement (including the validity, scope and enforceability of this arbitration provision) (each a “Dispute”) shall be finally settled by arbitration conducted by a single arbitrator in New York in accordance with the then-existing Rules of Arbitration of the International Chamber of Commerce. If the parties to the Dispute fail to agree on the selection of an arbitrator within ten (10) calendar days of the receipt of the request for arbitration, the International Chamber of Commerce shall make the appointment. The arbitrator shall be a lawyer admitted to the practice of law in the State of New York and shall conduct the proceedings in the English language. Performance under this Agreement shall continue if reasonably possible during any arbitration proceedings.

(b) Notwithstanding the provisions of paragraph (a), the Company may bring an action or special proceeding in any court of competent jurisdiction for the purpose of compelling a party to arbitrate, seeking temporary or preliminary relief in aid of an arbitration hereunder, and/or enforcing an arbitration award and, for the purposes of this paragraph (b), each TRA Party (i) expressly consents to the application of paragraph (c) of this Section 7.09 to any such action or proceeding, (ii) agrees that proof shall not be required that monetary damages for breach of the provisions of this Agreement would be difficult to calculate and that remedies at law would be inadequate, and (iii) irrevocably appoints the Company as agent of the TRA Party for service of process in connection with any such action or proceeding and agrees that service of process upon such agent, who shall promptly advise the TRA Party of any such service of process, shall be deemed in every respect effective service of process upon the TRA Party in any such action or proceeding.

(c) EACH PARTY HEREBY IRREVOCABLY SUBMITS TO THE JURISDICTION OF COURTS LOCATED IN NEW YORK, NEW YORK FOR THE PURPOSE OF ANY JUDICIAL PROCEEDING BROUGHT IN ACCORDANCE WITH THE PROVISIONS OF THIS SECTION 7.09, OR ANY JUDICIAL PROCEEDING ANCILLARY TO AN ARBITRATION OR CONTEMPLATED ARBITRATION ARISING OUT OF OR RELATING TO OR CONCERNING THIS AGREEMENT. Such ancillary judicial proceedings include any suit, action or proceeding to compel arbitration, to obtain temporary or preliminary judicial relief in aid of arbitration, or to confirm an arbitration award. The parties acknowledge that this paragraph (c) has a reasonable relation to this Agreement, and to the parties’ relationship with one another. The parties hereby waive, to the fullest extent permitted by applicable law, any objection which they now or hereafter may have to personal jurisdiction or to the laying of venue of any such ancillary suit, action or proceeding brought in any court referred to in the preceding paragraph of this Section 7.09 and such parties agree not to plead or claim the same.

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Section 7.10. Reconciliation. In the event that the Company and the MCK Representative are unable to resolve a disagreement with respect to the matters governed by Sections 2.04, 3.01, 4.02 or 6.02 within the relevant period designated in this Agreement (“Reconciliation Dispute”), the Reconciliation Dispute shall be submitted for determination to a nationally recognized expert (the “Expert”) in the particular area of disagreement mutually acceptable to both parties. The Expert shall be a partner or principal in a nationally recognized accounting or law firm, and unless the Company and the MCK Representative agree otherwise, the Expert shall not, and the firm that employs the Expert shall not, have any material relationship with the Company or the MCK Representative or other actual or potential conflict of interest. If the Company and the MCK Representative are unable to agree on an Expert within fifteen (15) calendar days of receipt by the respondent(s) of written notice of a Reconciliation Dispute, the Expert shall be appointed by the International Chamber of Commerce Centre for Expertise. The Expert shall resolve any matter relating to the Tax Basis Schedule or an amendment thereto or the Early Termination Schedule or an amendment thereto within thirty (30) calendar days and shall resolve any matter relating to a Tax Benefit Schedule or an amendment thereto within fifteen (15) calendar days or as soon thereafter as is reasonably practicable, in each case after the matter has been submitted to the Expert for resolution. Notwithstanding the preceding sentence, if the matter is not resolved before any payment that is the subject of a disagreement would be due (in the absence of such disagreement) or any Tax Return reflecting the subject of a disagreement is due, the undisputed amount shall be paid on the date prescribed by this Agreement and such Tax Return may be filed as prepared by Echo, subject to adjustment or amendment upon resolution. The costs and expenses relating to the engagement of such Expert or amending any Tax Return shall be borne by the Company except as provided in the next sentence. The Company and the MCK Representative shall bear their own costs and expenses of such proceeding, unless (i) the Expert adopts the MCK Representative’s position, in which case the Company shall reimburse the MCK Representative for any reasonable out-of-pocket costs and expenses in such proceeding, or (ii) the Expert adopts the Company’s position, in which case the MCK Representative shall reimburse the Company for any reasonable out-of-pocket costs and expenses in such proceeding. Any dispute as to whether a dispute is a Reconciliation Dispute within the meaning of this Section 7.10 shall be decided by the Expert. The Expert shall finally determine any Reconciliation Dispute and the determinations of the Expert pursuant to this Section 7.10 shall be binding on Echo, the Company and the TRA Parties and may be entered and enforced in any court having jurisdiction.

Section 7.11. Withholding. The Company shall be entitled to deduct and withhold from any payment payable pursuant to this Agreement such amounts as the Company is required to deduct and withhold with respect to the making of such payment under the Code or any provision of state, local or foreign tax law, provided, however, that the Company shall notify the MCK Representative (which shall notify the applicable TRA Parties) in advance before applying any such withholding to allow such applicable payee a reasonable opportunity to provide any applicable certificates, forms or other certificates that would eliminate or reduce such withholding, and the Company will otherwise reasonably cooperate with the applicable payee to eliminate or reduce such withholding. To the extent that amounts are so withheld and paid over to the appropriate Taxing Authority by the Company, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of whom such withholding was made.

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Section 7.12. Admission Echo into a Consolidated Group; Transfer of Assets. (a) If Echo is or becomes members of an affiliated or consolidated group of corporations that files a consolidated income Tax Return pursuant to Sections 1501 et seq. of the Code or any corresponding provisions of state or local law, then: (i) the provisions of this Agreement shall be applied with respect to the group as a whole; and (ii) Tax Benefit Payments, Early Termination Payments and other applicable items hereunder shall be computed with reference to the consolidated taxable income of the group as a whole.

(b) If the Company, any of its Subsidiaries or any member of the Echo Group transfers one or more assets to a corporation (or a Person classified as a corporation for U.S. federal income tax purposes) with which the Echo Group (or such successor group) does not file a consolidated Tax Return pursuant to Section 1501 of the Code, then, for purposes of calculating the amount of any Tax Benefit Payment or Early Termination Payment (e.g., calculating the gross income of the Echo Group and determining the Realized Tax Benefit of the Echo Group (or such successor group)) due hereunder, such Person shall be treated as having disposed of such asset in a fully taxable transaction on the date of such contribution. The consideration deemed to be received by such Person shall be equal to the gross fair market value of the contributed asset. For purposes of this Section 7.13, a transfer of an interest in an entity treated as a partnership or disregarded entity for U.S. federal income tax purposes shall be treated as a transfer of the transferor’s share of each of the assets and liabilities of that entity allocated to such transferor.

Section 7.13. Confidentiality. (a) Each TRA Party and each of their assignees acknowledge and agree that the information of the Company and their Affiliates is confidential and, except in the course of performing any duties as necessary for the Company and its Affiliates, as required by law or legal process or to enforce the terms of this Agreement, such person shall keep and retain in the strictest confidence and not disclose to any Person any confidential matters, acquired pursuant to this Agreement, of the Company and its Affiliates and successors, concerning the Company and its Affiliates and successors or the TRA Parties, learned by the TRA Party heretofore or hereafter. This Section 7.13 shall not apply to (i) any information that has been made publicly available by the Company or any of its Affiliates, becomes public knowledge (except as a result of an act of the TRA Party in violation of this Agreement) or is generally known to the business community, (ii) the disclosure of information to the extent necessary for the TRA Party to prepare and file its Tax Returns, to respond to any inquiries regarding the same from any Taxing Authority or to prosecute or defend any action, proceeding or audit by any Taxing Authority with respect to such returns and (iii) any information a TRA Party discloses to a potential transferee pursuant to Section 7.07 under the terms of a confidential agreement the form of which is reasonably acceptable to Echo and the Company. Notwithstanding anything to the contrary herein, each TRA Party and each of their assignees (and each employee, representative or other agent of the TRA Party or its assignees, as applicable) may disclose to any and all Persons, without limitation of any kind, the tax treatment and tax structure of the Company and its Affiliates, and any of their transactions, and all materials of any kind (including opinions or other tax analyses) that are provided to the TRA Party relating to such tax treatment and tax structure.

(b) If a TRA Party or an assignee commits a breach, or threatens to commit a breach, of any of the provisions of this Section 7.13, the Company shall have the right and remedy to

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have the provisions of this Section 7.13 specifically enforced by injunctive relief or otherwise by any court of competent jurisdiction without the need to post any bond or other security, it being acknowledged and agreed that any such breach or threatened breach shall cause irreparable injury to the Company or any of its Affiliates or the TRA Parties and that money damages alone shall not provide an adequate remedy to such Persons. Such rights and remedies shall be in addition to, and not in lieu of, any other rights and remedies available at law or in equity.

[The remainder of this page is intentionally blank]

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Form of Joinder

This JOINDER (this “Joinder”) to the Tax Receivable Agreement (as defined below), dated as of                     , by and among PF2 Newco LLC, a Delaware limited liability company (the “Company”), and solely for purposes of Sections 2.03, 2.04 and 7.10 and Article 6 of the Tax Receivable Agreement (as defined below), HCIT Holdings, Inc., a Delaware corporation (“Echo”), and                      (“Permitted Transferee”).

WHEREAS, on                     , Permitted Transferee acquired from                      (the “Transferor”, and such acquisition, the “Acquisition”) the right to receive [    ]% of any and all payments that may become due and payable to the Transferor under the Tax Receivable Agreement (collectively, “TRA Interests” and, together with all other interests hereinafter acquired by the Permitted Transferee from Transferor, the “Acquired TRA Interests”); and

WHEREAS, Transferor, in connection with the Acquisition, has required Permitted Transferee to execute and deliver this Joinder pursuant to Section 7.07(a) of the Tax Receivable Agreement, dated as of [●], by and among the Company, each TRA Party (as defined therein) and, solely for purposes of Sections 2.03, 2.04 and 7.10 and Article 6 thereof, Echo (the “Tax Receivable Agreement”).

NOW, THEREFORE, in consideration of the foregoing and the respective covenants and agreements set forth herein, and intending to be legally bound hereby, the parties hereto agree as follows:

Section 1.01. Definitions. To the extent capitalized words used in this Joinder are not defined in this Joinder, such words shall have the respective meanings set forth in the Tax Receivable Agreement.

Section 1.02. Joinder. Permitted Transferee hereby acknowledges and agrees to become a “TRA Party” (as defined in the Tax Receivable Agreement) for all purposes of the Tax Receivable Agreement.

Section 1.03. Notice. Any notice, request, consent, claim, demand, approval, waiver or other communication hereunder to Permitted Transferee shall be delivered or sent to Permitted Transferee at the address set forth on the signature page hereto in accordance with Section 7.02 of the Tax Receivable Agreement.

Section 1.04. Governing Law. This Joinder shall be governed by and construed in accordance with the laws of the State of New York, without regard to the conflicts of laws principals thereof that would mandate the application of the laws of another jurisdiction.

IN WITNESS WHEREOF, this Joinder has been duly executed and delivered by Permitted Transferee as of the date first above written.

Exhibit D

Form of Echo Shareholders’ Agreement

STOCKHOLDERS AGREEMENT

BY AND AMONG

HCIT HOLDINGS, INC.,

PF2 NEWCO LLC,

MCKESSON CORPORATION,

AND

THE SPONSORS, OTHER INVESTORS AND MANAGERS NAMED HEREIN

DATED AS OF [●] [●], 2016

THIS STOCKHOLDERS AGREEMENT (as it may be amended from time to time in accordance with the terms hereof, the “Agreement”), dated as of [●] [●], 2016, is made by and among:

(i) Change Aggregator L.P., a Delaware limited partnership, and each of its Permitted Transferees that is or becomes a Stockholder hereunder (collectively, “Blackstone”);

(ii) H&F Echo Holdings, L.P., a Delaware limited partnership, and each of its Permitted Transferees that is or becomes a Stockholder hereunder (collectively, “H&F”);

(iii) McKesson Corporation, a Delaware corporation (“MCK”);

(iv) HCIT Holdings, Inc., a Delaware corporation (“Echo”);

(v) PF2 NewCo LLC, a Delaware limited liability company (the “Company”), PF2 NewCo Intermediate Holdings, LLC and PF2 NewCo Holdings, LLC (together with PF2 NewCo Intermediate Holdings, LLC and the Company, the “Company Parties”);

(vi) each other Person who from time to time becomes party hereto by executing a counterpart signature page hereof in the form of Exhibit A hereto or such other form as may be designated by the Board of Directors (as defined below) and, at such time is designated by the Board of Directors as one of the “Other Investors” (the “Other Investors”); and

(vii) such other Persons who from time to time become party hereto by executing a counterpart signature page hereof in the form of Exhibit A hereto or such other form as may be designated by the Board of Directors and, at such time (i) are designated by the Board of Directors as “Managers” and (ii) provide services to Echo, the Company or their respective Subsidiaries (together with their Permitted Transferees, the “Managers” and together with the Sponsors and the Other Investors, the “Stockholders”).1

RECITALS

WHEREAS, the Stockholders hold in the aggregate one hundred percent (100%) of the issued and outstanding shares of capital stock of Echo as of the date hereof;

WHEREAS, Echo acquired an equity interest in the Company pursuant to the Contribution Agreement (as defined below) and is a party to and has obligations to the Company under the LLC Agreement (as defined below);

WHEREAS, MCK acquired equity interests in the Company pursuant to the Contribution Agreement, is a party to and has obligations to the Company under the LLC Agreement and has an interest in certain aspects of Echo; and

WHEREAS, the parties hereto desire to provide for the governance and management of Echo and, indirectly, the Company and to set forth the respective rights and obligations of the Stockholders (and, where applicable, the Company and MCK) generally.

[1]	NTD (R&G): Final provisions regarding management investment to be agreed by MCK/BX/Mangers prior to Closing.

NOW, THEREFORE, in consideration of the foregoing and the mutual promises, covenants and agreements of the parties hereto, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Definitions. As used in this Agreement, the following terms shall have the following meanings:

“Advisory Agreement” means that certain Transaction and Advisory Fee Agreement dated as of [●] [●], 2016, by and among the Company, Blackstone Management Partners L.L.C., a Delaware limited liability company, and certain entities affiliated with H&F and MCK.

“Affiliate” means, with respect to any specified Person, (a) any other Person which directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, such specified Person (for the purposes of this definition and the definition of “Subsidiary”, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise) and (b) with respect to any natural Person, any Member of the Immediate Family of such natural Person; provided, that for purposes of this Agreement (i) no Stockholder or such Stockholder’s Affiliates (other than Echo and its Subsidiaries) shall be deemed an Affiliate of Echo, the Company or any of its Subsidiaries, (ii) except for purposes of Section 3.2, no Sponsor shall be considered an Affiliate of any of its portfolio companies nor shall any portfolio company of a Sponsor be considered to be an Affiliate of such Sponsor, (iii) Echo, the Stockholders (including the Sponsors), the Company and their respective Affiliates, on the one hand, shall not be deemed to be Affiliates of MCK and its Affiliates, on the other hand, and (iv) for the avoidance of doubt, the Company shall not be deemed to be an Affiliate of any Sponsor.

“Affiliated Officer” means an officer or other key employee of Echo, the Company or any of their respective Subsidiaries affiliated with any Sponsor other than solely as a result of being an officer of Echo, the Company or any of their respective Subsidiaries.

“Affiliated PE Funds” means, with respect to any Sponsor, any (a) co-investment vehicle or other special purpose vehicle formed to indirectly transfer the economic, dispositive or other direct or indirect ownership interest in such Sponsor’s Echo Shares (or indirect interest in Units of, or other Equity Interests in, the Company) or otherwise circumvent the provisions of this Agreement or (b) any successor private equity investment fund of such Sponsor that makes investments in multiple portfolio companies (together with any alternative investment vehicles related to that private equity investment fund that is Affiliated with such Sponsor, or for which such Sponsor or its Affiliates serve as the general partner, manager or advisor).

“Agreement” has the meaning set forth in the preamble.

“Articles” means the certificate of incorporation and by-laws of Echo.

“Blackstone” has the meaning set forth in the preamble.

“Board of Directors” means the board of directors of Echo.

“Board of Managers” means the board of directors of the Company.

“Breaching Stockholder” has the meaning set for in Section 6.14(b).

“Business Day” means any day other than a Saturday, Sunday or day on which banking institutions in New York, New York are authorized or obligated by law or executive order to close.

“Class X Stock” means the Class X Stock, par value $0.001 per share, of Echo.

“Code” means the U.S. Internal Revenue Code of 1986, as amended, and any successor thereto, and any rules and regulations promulgated thereunder, all as the same shall be in effect from time to time.

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“Common Stock” means the Common Stock of Echo, par value $0.001 per share, including any shares of common stock of Echo issued or issuable with respect to such common stock by way of a stock dividend or distribution payable thereon or stock split, reverse stock split, recapitalization, reclassification, reorganization, exchange, subdivision or combination thereof.

“Company” has the meaning set forth in the preamble.

“Company Drag-Along Sale” means a Drag-Along Sale under Section 9.03 of the LLC Agreement.

“Company Sale” means (a) any acquisition, merger or consolidation of Echo with or into any other entity, any Transfer of Echo Shares or any other similar transaction, whether in a single transaction or series of related transactions, in which (i) the Sponsors (or their Affiliates or Permitted Transferees) immediately prior to such transaction in the aggregate cease to own more than fifty percent (50%) of the general voting power of the entity surviving or resulting from such transaction (or its stockholders) or (ii) any Person or Group (other than any of the Sponsors or their respective Permitted Transferees or Affiliates) becomes the beneficial owner (within the meaning of Rule 13d-5 of the Exchange Act) directly or indirectly of more than fifty percent (50%) of the general voting power of the entity surviving or resulting from such transaction (or its equity holders); provided, however, that, in the case of clauses (i) and (ii) above, in determining whether a Company Sale of Echo has occurred, Transfers to any Permitted Transferee shall not be taken into account; (b) the sale or Transfer by Echo of all or substantially all of its assets, including its Units in the Company, to any Person or Group (other than any of the Sponsors or their respective Permitted Transferees); or (c) a Company Sale of the Company under the LLC Agreement.

“Compete” means, with respect to a Manager, the breach by such Manager of any non-competition or non-solicitation covenant or a material breach of any confidentiality, non-disclosure or other similar covenant made by such Manager in favor of Echo, the Company or any of their respective Subsidiaries, and “Competes”, “Competed” and “Competition” will each have a correlative meaning.

“Contribution Agreement” means that certain Agreement of Contribution and Sale, dated as of June 28, 2016 among Echo, PF2 NewCo Intermediate Holdings, LLC, PF2 NewCo Holdings, LLC, MCK, the Company, Echo Holdco, Blackstone, H&F and the other equityholders of Echo set forth therein.

“Convertible Securities” means any securities (other than Options or Warrants) that are convertible into or exercisable or exchangeable for Echo Shares.

“Drag-Along Buyer” has the meaning set forth in Section 4.2(a).

“Drag-Along Notice” has the meaning set forth in Section 4.2(a).

“Drag-Along Sale” has the meaning set forth in Section 4.2(a).

“Echo” has the meaning set forth in the preamble.

“Echo Holdco” means Change Healthcare, Inc., a Delaware corporation.

“Echo Shares” means all Sponsor Shares, Other Investor Shares and Management Shares.

“Equity Interests” means, with respect to any Person (a) any capital stock, partnership interests, limited liability company interests, units or any other type of Equity Interest, or other indicia of equity ownership (including profits interests), including, in the case of Echo, the Common Stock (collectively, “Interests”), (b) any security convertible into or exercisable or exchangeable for, with or without consideration, any Interests (including any option to purchase such convertible security), (c) any security carrying any warrant or right to subscribe to or purchase any security described in clause (a) or clause (b), (d) any such warrant or right or (e) any security issued in exchange for, upon conversion of or with respect to any of the foregoing securities, of such Person.

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“Equivalent Shares” means, at any date of determination, (a) as to any outstanding shares of Common Stock, such number of shares of Common Stock and (b) as to any outstanding Options, Warrants or Convertible Securities which constitute Echo Shares, the maximum number of shares of Common Stock for which or into which such Options, Warrants or Convertible Securities may at the time be exercised, converted or exchanged (or which will become exercisable, convertible or exchangeable on or prior to, or by reason of, the transaction or circumstance in connection with which the number of Equivalent Shares is to be determined).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and any successor thereto, and any rules and regulations promulgated thereunder, all as the same shall be in effect from time to time.

“Exchange Act” means the United States Securities Exchange Act of 1934, as amended, and any successor thereto, and any rules and regulations promulgated thereunder, all as the same shall be in effect from time to time.

“Fair Market Value” means, as of any date, as to any share of Common Stock or other Equity Interests of any Person, the fair value of such share or other Equity Interest as of the applicable reference date which valuation shall, for the avoidance of doubt, exclude any illiquidity or lack of marketability discounts, controlling stockholder discounts, minority discounts and/or similar discounts, (i) determined as provided under Section 4.2(b) or Section 4.3 to the extent applicable or (ii) otherwise determined in good faith by the Board of Directors.

“GAAP” means U.S. generally accepted accounting principles consistently applied throughout the periods reported therein.

“Government Official” means any public or elected official, officer or employee (regardless of rank), or other Person acting on behalf of a Governmental Authority.

“Governmental Authority” means any national, federal, regional, municipal or foreign government; international authority (including, in each case, any central bank or fiscal, Tax or monetary authority); governmental agency, authority, division, department; the government of any prefecture, state, province, country, municipality or other political subdivision thereof; and any governmental body, agency, authority, division, department, board or commission, or any instrumentality or officer acting in an official capacity of any of the foregoing, including any court, arbitral tribunal or committee exercising any executive, legislative, judicial, regulatory or administrative functions of government.

“Group” has the meaning set forth in Section 13(d)(3) and Rule 13d-5 of the Exchange Act.

“HSR Waiting Period” means the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

“Independence Requirements” means the requirements for independence prescribed by each of The New York Stock Exchange, the NASDAQ Stock Market and the SEC that is required of a director to serve on the audit committee of a public issuer, whether such requirement is pursuant to Rule 5605 of the NASDAQ Listing Rules, Section 303A.01 of the NYSE Listed Company Manual, Rule 10A-3(b)(1) under the Exchange Act, or otherwise (and in each case, under any other successor rule).

“Initiating Party” has the meaning set forth in Section 4.2(a).

“Intermediate Companies” has the meaning set forth in the preamble.

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“LLC Agreement” means that certain Amended and Restated Limited Liability Company Agreement of the Company, dated as of [●] [●], 2016, as the same may be amended from time to time.

“Majority Blackstone Investors” means, as of any date, the holders of a Majority in Interest of the Echo Shares held by Blackstone.

“Majority H&F Investors” means, as of any date, the holders of a Majority in Interest of the Echo Shares held by H&F.

“Majority in Interest” means, with respect to (a) Sponsor Shares, a majority of such Sponsors Shares; (b) Other Investor Shares, a majority of such Other Investor Shares; (c) with respect to Management Shares, a majority of such Management Shares; and (d) with respect to Echo Shares (without any express specification as to any of the subsets thereof as described in any of the foregoing clauses (a), (b) and/or (c)), a majority of such Echo Shares.

“Managers” has the meaning set forth in the preamble.

“MCK” has the meaning set forth in the preamble.

“MCK Trigger Date” means the date of the earliest to occur of (i) the consummation of a Qualified MCK Exit, (ii) the expiration or termination of an MCK Exit Window and (iii) the expiration, prior to the consummation of a Qualified IPO, of the IPO Preference Period.

“Management Shares” means (a) all shares of Common Stock originally issued to, or issued with respect to shares originally issued to, or held by, a Manager, whenever issued, including all shares of Common Stock issued upon the exercise, conversion or exchange of any Options, Warrants or Convertible Securities and (b) all Options, Warrants and Convertible Securities originally granted or issued to a Manager (treating such Options, Warrants and Convertible Securities as a number of Echo Shares equal to the number of Equivalent Shares represented by such Options, Warrants and Convertible Securities for all purposes of this Agreement, except (i) for purposes of Article V and (ii) as otherwise specifically set forth herein).

“Members of the Immediate Family” means, with respect to any individual, each spouse or child or other descendants of such individual, each trust created solely for the benefit of one or more of the aforementioned Persons and their spouses and each custodian or guardian of any property of one or more of the aforementioned Persons in his capacity as such custodian or guardian.

“Merger” has the meaning set forth in Section 2.4(b).

“Merger Agreement” has the meaning set forth in Section 2.4(b).

“Necessary Action” means, (a) with respect to a specified result of Echo, all actions (to the extent such actions are permitted by law) necessary to cause such specified result, including (i) voting or providing a written consent or proxy (provided, that H&F shall not be required to provide a proxy other than for purposes of Section 3.4(b)(ii)) with respect to a Stockholder’s Echo Shares whether at any annual or special meeting, by written consent or otherwise, (ii) causing the adoption of shareholders’ resolutions and amendments to the Articles, (iii) causing members of the Board of Directors (to the extent such members were nominated or designated by the Person obligated to undertake the Necessary Action, and subject to any fiduciary duties that such members may have as directors of Echo) to act in a certain manner or causing them to be removed in the event they do not act in such a manner, (iv) executing agreements and instruments necessary to achieve such specified result, and (v) making, or causing to be made, with governmental, administrative or regulatory authorities, all filings, registrations or similar actions that are required to achieve such specified result; or (b) with respect to a specified result of the Company, all actions (to the extent such actions are permitted by law) necessary to cause such specified result, including (i) voting or providing a written consent or proxy (provided, that H&F shall not be

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required to provide a proxy other than for purposes of Section 3.4(b)(ii)) with respect to Echo’s direct or indirect Equity Interests in the Company whether at any annual or special meeting, by written consent or otherwise, (ii) causing the adoption of member resolutions and amendments to the LLC Agreement, (iii) causing members of the Board of Managers (to the extent such members were nominated or designated by the Person obligated to undertake the Necessary Action) to act in a certain manner or causing them to be removed in the event they do not act in such a manner, (iv) executing agreements and instruments necessary to achieve such specified result, and (v) making, or causing to be made, with governmental, administrative or regulatory authorities, all filings, registrations or similar actions that are required to achieve such specified result.

“New Issuance” has the meaning set forth in Section 5.1(b).

“Newly Issued Securities” has the meaning set forth in Section 5.1(b).

“Options” means any options to subscribe for, purchase or otherwise acquire shares of Common Stock.

“Other Investor” has the meaning set forth in the preamble.

“Other Investor Shares” means (a) all shares of Common Stock originally issued to, or issued with respect to shares originally issued to, or held by, an Other Investor, whenever issued, including all shares of Common Stock issued upon the exercise, conversion or exchange of any Options, Warrants or Convertible Securities and (b) all Options, Warrants and Convertible Securities originally granted or issued to an Other Investor (treating such Options, Warrants and Convertible Securities as a number of Shares equal to the number of Equivalent Shares represented by such Options, Warrants and Convertible Securities for all purposes of this Agreement except as otherwise specifically set forth herein).

“Ownership Interest” means the percentage of the outstanding shares of Common Stock owned by a Person on a fully diluted basis.

“Permitted Transferee” has the meaning ascribed to it in the LLC Agreement; provided, that Blackstone’s Affiliated PE Funds shall not be considered Permitted Transferees of Blackstone (x) for purposes of clause (1) of Section 4.3(a) and (y) solely for purposes of such Section 4.3, for purposes of the definition of Company Sale.

“Person” means an individual, partnership, limited liability company, corporation, company, trust, association, estate, unincorporated organization or a government or any agency or political subdivision thereof.

“Preemptive Rights Notice” has the meaning set forth in Section 5.1(b).

“Pro Rata Portion” means: (a) for purposes of any Drag-Along Sale under Section 4.2 of this Agreement, a number of Echo Shares determined by multiplying (i) the number of Echo Shares proposed to be Transferred by (ii) a fraction, the numerator of which is the number of Units of the Company such Stockholder holds, directly or indirectly (through ownership of Echo Shares or otherwise), and the denominator of which is the aggregate number of Units in the Company held by all Stockholders, directly or indirectly (through ownership of Echo Shares or otherwise); (b) for purposes of any Proposed Transfer under Section 4.3, a number of Echo Shares determined by multiplying (i) the number of Echo Shares and (without duplication) Units directly or indirectly held by H&F by (ii) a fraction, the numerator of which is the number of Echo Shares and (without duplication) Units proposed to be directly or indirectly Transferred by Blackstone in connection with any Proposed Transfer and the denominator of which is the aggregate number of Echo Shares and (without duplication) Units directly or indirectly held by Blackstone; and (c) for purposes of Section 5.1 (with respect to “preemptive rights”), a number of Newly Issued Securities determined by multiplying (i) the number of Newly Issued Securities that Echo proposes to issue on the relevant issuance date by (ii) a fraction, the numerator of which is the number of Echo Shares held by the relevant Stockholder entitled to participate in the applicable New Issuance who has elected to participate in such New Issuance and the denominator of which is the aggregate number of Echo Shares held by all Stockholders entitled to participate in the applicable New Issuance who have elected to participate in such New Issuance, in each case as of immediately prior to giving effect to such New Issuance.

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“Proposed Transfer” has the meaning set forth in Section 4.3(a).

“Proposed Transferee” has the meaning set forth in Section 4.3(a).

“Qualified MCK Exit” has the meaning ascribed to it in the LLC Agreement.

“Qualified IPO” has the meaning ascribed to it in the LLC Agreement.

“Registration Rights Agreement” means that certain Registration Rights Agreement, dated as of [●] [●], [●] among Echo, the MCK Members (as defined therein), the Company Parties, Blackstone, H&F and the other equityholders of Echo set forth therein.

“Representatives” means, with respect to any Person, any of such Person’s officers, directors, employees, agents, attorneys, accountants, actuaries, consultants, equity financing partners or financial advisors or other Person associated with, or acting on behalf of, such Person.

“Restricted Person” means any individual who is (i) under investigation or the subject of an inquiry by a Governmental Authority relating to, has been convicted of (including as a result of the entry of a guilty plea, a consent judgment or a plea of nolo contendere), or has been charged civilly with, in each case, a violation of any anti-corruption laws; (ii) a Government Official or close family member of a Government Official; or (iii) subject to (or has been subject to) sanctions by a self-regulatory organization.

“SEC” means the United States Securities and Exchange Commission or any successor agency having jurisdiction under the Securities Act.

“Securities Act” means the United States Securities Act of 1933, as amended, and any successor thereto, and any rules and regulations promulgated thereunder, all as the same shall be in effect from time to time.

“Sponsor” means each of Blackstone and H&F.

“Sponsor Director” means any director designated by any Sponsor.

“Sponsor Shares” means (a) all shares of Common Stock originally issued to, or issued with respect to shares originally issued to, or held by, a Sponsor, whenever issued, including all shares of Common Stock issued upon the exercise, conversion or exchange of any Options or Warrants and (b) all Options and Warrants originally granted or issued to a Sponsor (treating such Options and Warrants as a number of Echo Shares equal to the number of Equivalent Shares represented by such Options and Warrants for all purposes of this Agreement except as otherwise specifically set forth herein).

“Stockholder” has the meaning set forth in the preamble.

“Subsidiary” means, with respect to any specified Person, any other Person (a) a majority of whose Equity Interests (whether by voting power or by economic interest) are at the time directly or indirectly owned by such specified Person, (b) who is controlled by such specified Person or whose Equity Interests having by their terms the power to elect a majority of the board of directors or other persons performing similar functions are owned or controlled, directly or indirectly, by such specified Person and/or one or more Subsidiaries of such specified Person, or (c) whose business and policies such specified Person and/or one or more Subsidiaries of such specified Person have the power to direct; provided that, the term Subsidiary, when used with respect to MCK, any Echo Stockholder or any of its Affiliates, shall not include the Company or any of its Subsidiaries.

“Tag-Along Notice” has the meaning set forth in Section 4.3(b).

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“Transaction Documents” has the meaning ascribed to it in the Contribution Agreement.

“Transfer” means, with respect to any Equity Security, a direct or indirect transfer, sale, exchange, assignment, pledge, hypothecation or other encumbrance or other disposition of such Equity Security, including the grant of an option or other right, whether directly or indirectly, whether voluntarily, involuntarily or by operation of law; and “Transferred”, “Transferee” and “Transferability” shall each have a correlative meaning.

“VCOC Stockholder” has the meaning set forth in Section 3.3(a).

“Warrants” means any warrants to subscribe for, purchase or otherwise directly acquire Echo Shares.

Section 1.2 Other Interpretive Provisions. (a) The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms.

(a) The words “hereof”, “herein”, “hereunder” and similar words refer to this Agreement as a whole and not to any particular provision of this Agreement; and any subsection and section references are to this Agreement unless otherwise specified.

(b) The term “including” is not limiting and means “including without limitation.”

(c) The captions and headings of this Agreement are for convenience of reference only and shall not affect the interpretation of this Agreement.

(d) Whenever the context requires, any pronouns used herein shall include the corresponding masculine, feminine or neuter forms.

(e) Any capitalized terms used in this Agreement but not otherwise defined herein shall have the meaning as defined in the LLC Agreement.

(f) Where this Agreement refers to the number of Units of the Company directly or indirectly owned or held by a Stockholder, such Stockholder shall be deemed to own or hold a number of Units indirectly through its ownership of Echo Shares as determined by reference to the Echo Ratio.

ARTICLE II

REPRESENTATIONS AND WARRANTIES; COVENANTS

Section 2.1 Representations and Warranties of the Parties. Each of the parties to this Agreement hereby represents and warrants (on a several basis, solely as to itself) to each other party to this Agreement that as of the date such party executes this Agreement:

(a) Existence; Authority; Enforceability. Such party has the power and authority to enter into this Agreement and to carry out its obligations hereunder. In the case of parties who are not natural persons, such party is duly organized and validly existing under the laws of its jurisdiction of organization, and the execution of this Agreement, and the consummation of the transactions contemplated herein, have been authorized by all necessary action, and no other act or proceeding on its part is necessary to authorize the execution of this Agreement or the consummation of any of the transactions contemplated hereby. This Agreement has been duly executed by it and constitutes its legal, valid and binding obligations, enforceable against it in accordance with its terms.

(b) Absence of Conflicts. The execution and delivery by such party of this Agreement and the performance of its, his or her obligations hereunder does not and will not: (a) in the case of parties who are not natural persons, violate, conflict with, or result in the breach of any provision of the constitutive governing documents of such party; (b) result in any violation, breach, conflict, default or event of default (or an event which

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with notice, lapse of time, or both, would constitute a default or event of default), or give rise to any right of acceleration or termination or any additional payment obligation, under the terms of any material contract, agreement or permit to which such party is a party or by which such party’s assets or operations are bound or affected; or (c) violate any material law applicable to such party.

(c) Consents. Other than any consents which have already been obtained, no consent, waiver, approval, authorization, exemption, registration, license or declaration is required to be made or obtained by such party in connection with (a) the execution, delivery or performance of this Agreement or (b) the consummation of any of the transactions contemplated herein.

Section 2.2 Representations and Warranties of Echo. Echo represents and warrants to each of the Stockholders, the Company and MCK as follows:

(a) as of the date hereof and after giving effect to the transactions contemplated by the Contribution Agreement, the authorized capital stock of Echo consists of (i)(x) [●] shares of Common Stock, of which [●] shares were issued and outstanding immediately following the consummation of the transactions contemplated by the Contribution Agreement, and (y) one (1) share of Class X Stock, which has not been issued, and (ii) no other Equity Interests of Echo are authorized, issued or outstanding;

(b) (a) Echo will, directly or indirectly, hold at least the Echo Minimum Ownership immediately following the consummation of the transactions contemplated by the Contribution Agreement; and

(c) Echo is a newly formed holding company formed for the purpose of the transactions contemplated by this Agreement, the LLC Agreement and the Contribution Agreement and is not currently an obligor or guarantor under, or otherwise subject to, any indebtedness, has conducted no operations and does not own any assets other than Units in the Company, in each case, other than as contemplated by the Transaction Documents.

Section 2.3 Representations and Warranties of the Stockholders. Each of the Stockholders hereby represents and warrants (on a several basis, solely as to itself) to Echo that (i) each of the representations and warranties made by Echo specifically relating to such Stockholders contained in Sections 4.01(a)(ii), (b), (c), (d), (e)(i), (v), and (y) of the Contribution Agreement (the “Echo Shareholder Reps”) were true and correct as of the date thereof and (ii) each of the Echo Shareholder Reps are true and correct in all material respects at and as of the Closing as if made at and as of such time (other than representations and warranties that by their terms address matters only as of another specified time, which shall be true and correct in all material respects only as of such time).

Section 2.4 Covenants of the Stockholders.

(a) Minimum Ownership. Notwithstanding anything to the contrary herein or in the LLC Agreement, each of the Stockholders and Echo covenant and agree, for the benefit of the Company and MCK, that no Transfers under this Agreement or the LLC Agreement or otherwise of Units of the Company or Echo Shares or other Equity Interests in the Company or Echo (or any beneficial interest of any of the foregoing therein) by Echo or the Stockholders shall be permitted if (i) prior to the MCK Trigger Date, such Transfer would result in the Stockholders (and their Permitted Transferees) party hereto holding, directly or indirectly, less than 50.1% of any class and/or series of voting securities of Echo on a fully diluted basis (taking into account all Equity Securities of Echo convertible or exercisable into or exchangeable for Echo Shares, including Options and Warrants) or (ii) prior to the earlier to occur of (x) the consummation of a Qualified MCK Exit or (y) the third (3rd) anniversary of Closing, the Membership Percentage of Echo would fall to less than 17.5% (calculated on a fully-diluted basis taking into account the Employee Pool).

(b) Class X Stock. Following a Qualified IPO, and prior to the MCK Trigger Date, in the event Echo breaches the terms of, or otherwise fails to take any action then required to be taken pursuant to the

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terms of, the Agreement and Plan of Merger, between Echo and MCK dated [●] [●], 2016, as amended, replaced or supplemented from time to time (the “Merger Agreement,” and/or the merger contemplated by the Merger Agreement and/or the LLC Agreement, the “Merger”), including for the avoidance of doubt, the failure to obtain any necessary approval of the Board of Directors or Stockholders of Echo required in connection with the Merger, then following the delivery to Echo by MCK of a written notice of such breach or failure, the Sponsors and the Stockholders shall take all Necessary Action to promptly issue to MCK (or one of its designated Affiliates) one (1) share of Class X Stock for the legal minimum consideration for such share which, when issued in accordance with the terms hereof, shall be duly authorized and validly issued, fully paid and non-assessable, and have the rights set forth in the Articles.

(c) Authorized Capital Stock; Reservation of Shares. Echo shall at all times cause a number of authorized shares of Common Stock to be authorized and held in reserve as will be sufficient to comply with any and all requests for exchange of Units for Common Stock that may be made pursuant to the LLC Agreement or the Registration Rights Agreement. At all times prior to the MCK Trigger Date, Echo shall, and the Sponsors and Stockholders shall take all Necessary Action in connection therewith, to ensure that Echo maintains one (1) share of Class X Stock authorized and reserved for issuance to MCK (or one of its designated Affiliates) pursuant to Section 2.4(b) hereof, and no other shares of Class X Stock shall be authorized or issued to any other Person other than MCK (or such designated Affiliate).

(d) Articles; Merger; Other Actions. Prior to the MCK Trigger Date, Echo shall not allow to occur any of the following actions without the prior approval of MCK: (x) any amendment, alteration or repeal, or the adoption of any provision inconsistent with Article IV of Echo’s certificate of incorporation (including without limitation any amendment, alteration, repeal or adoption effected by merger or otherwise) or that would otherwise adversely affect MCK (or its equityholders); or (y) any action (including the adoption of any stockholder rights plan, poison pill or similar document) that could prevent, impede, hinder or delay the Merger or any Special Matter (as defined in the Articles) approved by the Class X Director or on which the Class X Director would have the authority to vote assuming the Class X Stock was outstanding.

Section 2.5 Termination of Covenants. Each of the covenants set forth in Section 2.4 (other than Section 2.4(c)) shall terminate upon the MCK Trigger Date; provided, however, that clause (ii) of Section 2.4(a) shall survive until the earlier to occur of (x) the consummation of a Qualified MCK Exit or (y) the third (3rd)  anniversary of Closing.

ARTICLE III

GOVERNANCE

Section 3.1 Board Composition.

(a) Pre-IPO Board of Directors. Prior to the applicability of Section 3.1(b) below, the Stockholders and Echo shall take all Necessary Action to cause the Board of Directors to be comprised of [●] ([●]) directors, whom shall be designated by Majority Blackstone Investors; provided, that at the election of the Majority Blackstone Investors, the size of the Board of Directors may be increased to [●] ([●]) directors to accommodate the election of independent directors to be selected by Majority Blackstone Investors. The initial directors of the Board of Directors of Echo shall be [[●], [●], [●] and [●]].

(b) Post-IPO Board of Directors. Effective immediately prior to a Qualified IPO and in connection with the consummation of a Qualified IPO, the Stockholders and Echo shall take all Necessary Action to cause the Board of Directors to be comprised of such directors as Majority Blackstone Investors shall designate; provided, that (a) such Board of Directors shall meet any and all applicable Independence Requirements and the other rules and regulations of the SEC and any applicable stock exchange and (b) such designees shall only be appointed to the Board of Directors to serve for terms of no more than one (1) year. Following such Qualified IPO, for so long as the Blackstone Majority Investors (together with their respective Permitted Transferees and Affiliates) continue to hold fifty percent (50%) or more of the aggregate number of

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shares of Common Stock issued to the Blackstone Majority Investors (together with their respective Permitted Transferees and Affiliates) on the date hereof (as appropriately adjusted for any stock split, stock dividend, combination, recapitalization or the like), the Majority Blackstone Investors shall be entitled to nominate to the Board of Directors a number of directors equal to a majority of the total members of the Board of Directors minus one director. The composition of the Board of Directors shall be subject to applicable listing requirements, including, as applicable, NASDAQ Listing Rules, Section 303A.01 of the NYSE Listed Company Manual, Rule 10A-3(b)(1) under the Exchange Act, or otherwise (and in each case, under any other successor rule) and the Stockholders and Echo will cooperate and take all Necessary Action, including voting all of its Echo Shares, to mutually select independent directors to comply with such listing requirements. Notwithstanding anything to the contrary in this Agreement, at such time as any Class X Stock is outstanding, and until such time as such Class X Stock ceases to be outstanding, MCK shall have the right to designate the Class X Director (as defined in the Articles), and the Sponsors, the Stockholders, and, if applicable, MCK shall take all Necessary Action to ensure that the Board of Directors includes the Class X Director (including any Necessary Action to increase the size of the Board, or to elect or appoint additional directors to the Board of Directors meeting the Independence Requirements that would be required or advisable in connection with the addition of the Class X Director).

(c) Replacement. Prior to a Qualified IPO, if a designee of Majority Blackstone Investors to the Board of Directors ceases to be a member of the Board of Directors (whether by removal, retirement or otherwise), such designee can only be replaced by Majority Blackstone Investors pursuant to this Section 3.1(a).

(d) Necessary Action. Following a Qualified IPO, for so long as Majority Blackstone Investors have the right to nominate a director for election to the Board of Directors pursuant to Section 3.1(b), in connection with each election of directors, (i) Echo shall nominate the Majority Blackstone Investors’ director nominee for election as a director as part of the slate that is included in the proxy statement (or consent solicitation or similar document) of Echo relating to the election of directors, and shall provide the highest level of support for the election of such nominee as it provides to any other individual standing for election as a director of Echo as part of Echo’s slate of directors, (ii) each Stockholder (other than H&F) shall take all Necessary Action, including voting all of its Echo Shares in favor of each of the Majority Blackstone Investors’ director nominee nominated in accordance therewith, to cause such director nominees to be elected as a director of Echo, except to the extent that the Majority Blackstone Investors may otherwise consent in writing, and (iii) in the event that any Blackstone director nominee shall cease to serve as a director for any reason (other than the failure of the Stockholders to elect such individual as a director), Majority Blackstone Investors shall have the right to appoint another director nominee to fill the vacancy resulting therefrom. To the extent MCK holds Equity Interests in Echo, MCK shall vote all of its voting Equity Interests in favor of each of the Majority Blackstone Investors’ director nominees nominated in accordance with this Section 3.1.

(e) Restricted Persons. No member of the Board of Directors or the respective boards of directors, board of managers and equivalent governing bodies of any of Echo’s Subsidiaries shall be (i) a director, manager, officer, key employee or significant equity holder of any material competitor of Echo or the Company or (ii) a Restricted Person.

(f) Reimbursement. Echo shall reimburse each director and manager (or equivalent Person) and each non-voting observer for all reasonable and documented out-of-pocket expenses incurred in connection with their attendance at meetings of and participation in connection with the Board of Directors, the boards of directors and equivalent governing bodies of Echo, the Company or any of their respective Subsidiaries and any committees thereof, including travel, lodging and meal expenses. For the avoidance of doubt, the term “out-of-pocket expenses” shall not include the cost of private or chartered aircraft. Echo shall seek reimbursement from the Company (or its Subsidiaries) for any amounts paid pursuant to the foregoing.

(g) Observers. Each Sponsor and MCK shall have the right, exercisable by delivering notice to the Company, to designate one (1) non-voting observer to attend any meetings of the Board of Directors, the boards of directors and equivalent governing bodies of Echo’s Subsidiaries and any committees of either of the foregoing. Notice of meetings of the Board of Directors, the boards of directors and equivalent governing bodies

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of Echo’s Subsidiaries and any committees thereof shall be furnished (together with all materials to be provided to the Board of Directors) to each non-voting observer no later than, and using the same form of communication as, notice of meetings of the Board of Directors, the boards of directors and equivalent governing bodies of Echo’s Subsidiaries and any committees thereof, as the case may be, that are furnished to the members of the Board of Directors, the boards of directors and equivalent governing bodies of Echo’s Subsidiaries and any committees thereof, respectively; provided, that Echo, the Company or its Subsidiaries, as the case may be, shall be entitled to remove such observer from such portions of a meeting of the Board of Directors, the boards of directors or equivalent governing bodies of any of Echo’s Subsidiaries or any committees thereof, in each case, to the extent such observer’s presence would be likely to result in the waiver of any attorney client privilege. Any observer designated under this Section 3.1(g) shall be permitted to attend any meeting of any of the Board of Directors, the boards of directors and equivalent governing bodies of Echo’s Subsidiaries and any committees of either of the foregoing, in each case, using the same form of communication permitted for members of such Board of Directors, boards of directors and equivalent governing bodies of Echo’s Subsidiaries or any committees thereof.

(h) Information. For so long as H&F continues to hold five percent (5%) or more of the aggregate number of Echo Shares issued to H&F on the date hereof (as appropriately adjusted for any stock split, stock dividend, combination, recapitalization or the like), Echo shall promptly provide or make available to H&F all information provided to Echo under Article 12 of the LLC Agreement (including any information provided by Echo to Blackstone or any Affiliate of Blackstone); provided, that such information shall be subject to Section 6.4 hereof.

(i) Second Echo Sale Window Notice. Upon the written request of either H&F or Blackstone, H&F and Blackstone shall deliver an Echo Shareholder Notice contemplated by Section 10.03(b) of the LLC Agreement.

Section 3.2 Matters Requiring Stockholder Approval.

(a) Prior to a Qualified IPO, for so long as H&F continues to hold five percent (5%) or more of the aggregate number of Echo Shares issued to H&F on the date hereof (as appropriately adjusted for any stock split, stock dividend, combination, recapitalization or the like), the Stockholders shall take all Necessary Action to cause Echo not to take, and Echo shall not take, and shall take all action to cause its Subsidiaries not to take, and the Company shall not take, and shall take all action to cause its Subsidiaries not to take, any of the following actions, without the prior written consent of the holders of a Majority in Interest of Echo Shares held by H&F, as of the date of such action, except to the extent any such actions are required to consummate (x) the Qualified IPO pursuant to and compliance with the terms of the LLC Agreement or (y) a drag-along sale pursuant to and in compliance with Section 4.2 or Section 9.03 of the LLC Agreement:

(i) unless otherwise contemplated by, or reasonably necessary for compliance with, the terms of this Agreement or any of the other Transaction Documents, the entry into, or amendment or termination of, any agreement or transaction, directly or indirectly, with Blackstone or any of its Affiliates or portfolio companies, except for ordinary course transactions between Echo and/or any of its Subsidiaries, or the Company and/or any of its Subsidiaries, on the one hand, and a Blackstone portfolio company, on the other hand, that are on arms’-length terms;

(ii) unless otherwise contemplated by, or reasonably necessary for compliance with, the terms of this Agreement or any of the other Transaction Documents, the entry into, or amendment or termination of, any series of transactions among MCK or any of its Affiliates or portfolio companies, one the one hand, and Blackstone or any of its Affiliates or portfolio companies, on the other hand, solely to the extent related to the transactions contemplated by the Transaction Documents; provided, that, for the avoidance of doubt, the foregoing shall not prohibit ordinary course transactions between a MCK portfolio company, on the one hand, and a Blackstone portfolio company, on the other hand, that are on arms’-length terms;

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(iii) an amendment of, or any change to or waiver of the provisions of (w) the Articles or the certificates or articles of incorporation, by-laws or equivalent constituent governing documents (including the LLC Agreement and Section 11.04(a) and Section 11.04(c) thereof) of Echo and/or any of its Subsidiaries, or the Company and/or any of its Subsidiaries that would materially and adversely affect H&F or disproportionately affect H&F relative to Blackstone, other than amendments entered into to increase the number of authorized shares of Common Stock, (x) the LLC Agreement in a manner that would be disproportionately adverse to H&F relative to Blackstone, (y) Section 5.01(j), Article 9, Article 10 and Section 14.02, in each case, of the LLC Agreement in a manner that is adverse to H&F and (z) the Registration Rights Agreement in a manner that is adverse to H&F.

(iv) any Transfer of any Units by (x) Echo to Blackstone or any Permitted Transferee of Blackstone or (y) for consideration consisting in whole or in part of cash;

(v) entry into any agreement that restricts or prohibits, in any material respect, the Stockholders (or any of their respective Affiliates) from conducting any type of business in any location, including any such agreement approved under clause (v) of Section 5.05(a) of the LLC Agreement, in each case, solely to the extent that any such agreement disproportionately affects H&F (or its Affiliates) relative to Blackstone or MCK;

(vi) any declaration or payment of any dividend or the making of any distributions on, or any redemption and/or repurchase of, any Equity Interests of Echo, except, in each case, (x) to the extent such dividends, distributions, redemptions and/or repurchases are made on a pro rata basis to all Stockholders based on each Stockholder’s relative ownership of Equity Interests in Echo and the amounts paid, distributed or otherwise received by the holders of such Equity Interests consists entirely of cash and/or Marketable Securities and (y) any redemptions and/or repurchases with respect to Equity Interests held by an employee of Echo, the Company or any of its Subsidiaries;

(vii) any Qualified IPO or other underwritten offering of Equity Interests of Echo or the Company, in each case, where any entity other than Echo is the issuer in such offering; or

(viii) the termination, liquidation or dissolution of Echo or the Company.

Section 3.3 Additional Governance Provisions.

(a) Prior to a Qualified IPO, with respect to each of the Sponsors and, at the request of any such Sponsor, each Affiliate thereof that directly or indirectly has an interest in Echo, in each case that is intended to qualify as a “venture capital operating company” as defined in the Plan Asset Regulations (each, a “VCOC Stockholder”), for so long as the VCOC Stockholder, directly or through one or more conduit Subsidiaries, continues to hold any shares of Common Stock in each case, without limitation or prejudice of any the rights provided to the Sponsors hereunder, Echo and the Company shall, with respect to each such VCOC Stockholder:

(i) Provide such VCOC Stockholder or its representative designated to the Sponsors in writing with the following:

(1) the right to visit and inspect any of the offices and properties of Echo and its Subsidiaries and inspect and copy the books and records of Echo and its Subsidiaries, at such times as the VCOC Stockholder shall reasonably request;

(2) as soon as available and in any event within sixty (60) days after the end of each of the first three (3) quarters of each fiscal year of Echo, consolidated balance sheets of Echo and its Subsidiaries as of the end of such period, and consolidated statements of income and cash flows of Echo and its Subsidiaries for the period then ended, in each case prepared in conformity with generally accepted accounting principles in the United States applied on a consistent basis, except as otherwise noted therein, and subject to the absence of footnotes and to year-end adjustments;

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(3) as soon as available and in any event within one-hundred twenty (120) days after the end of each fiscal year of Echo, a consolidated balance sheet of Echo and its Subsidiaries as of the end of such year, and consolidated statements of income and cash flows of Echo and its Subsidiaries for the year then ended prepared in conformity with generally accepted accounting principles in the United States applied on a consistent basis, except as otherwise noted therein, together with an auditor’s report thereon of a firm of established national reputation;

(4) to the extent Echo or any of its Subsidiaries is required by law or pursuant to the terms of any outstanding indebtedness of Echo or such Subsidiary to prepare such reports, any annual reports, quarterly reports and other periodic reports pursuant to Sections 13 or 15(d) of the Exchange Act, actually prepared by Echo or such Subsidiary as soon as available;

(5) subject to Section 3.3(a)(iii) below and upon the request of such VCOC Stockholder, copies of all materials provided to the Board of Directors at substantially the same time as provided to the members of the Board of Directors and, if requested, copies of the materials provided to the board of directors (or equivalent governing body) of any Subsidiary of Echo, provided that Echo or such Subsidiary shall be entitled to exclude portions of such materials to the extent providing such portions would be likely to result in the waiver of attorney-client privilege; and

(6) such other information as the VCOC Stockholder may reasonably request.

(ii) Make appropriate officers of Echo and its Subsidiaries and members of the Board of Directors and the board of directors or equivalent governing body of each of Echo’s Subsidiaries available periodically and at such times as reasonably requested by such VCOC Stockholder for consultation with such VCOC Stockholder or its designated representative with respect to matters relating to the business and affairs of Echo and its Subsidiaries, including significant changes in management personnel and compensation of employees, introduction of new products or new lines of business, important acquisitions or dispositions of plants and equipment, significant research and development programs, the purchasing or selling of important trademarks, licenses or concessions or the proposed commencement or compromise of significant litigation;

(iii) To the extent consistent with applicable law (and with respect to events which require public disclosure, only following Echo’s public disclosure thereof through applicable securities law filings or otherwise), inform the VCOC Stockholder or its designated representative in advance with respect to any significant corporate actions, including extraordinary dividends, mergers, acquisitions or dispositions of assets, issuances of significant amounts of debt or equity and material amendments to the certificate of incorporation or by-laws of Echo or any of its Subsidiaries, and to provide the VCOC Stockholder or its designated representative with the right to consult with Echo and its Subsidiaries with respect to such actions; and

(iv) Provide such VCOC Stockholder or its designated representative with such other rights of consultation which such VCOC Stockholder’s counsel may determine to be reasonably necessary under applicable legal authorities promulgated after the date hereof to qualify its investment in Echo as a “venture capital investment” for purposes of the Plan Assets Regulation.

(b) To the extent the financial and other information required to be delivered to any Member pursuant to this Section 3.3 is contained in a document or report filed with the SEC via the SEC’s EDGAR system, such financial and other information shall be deemed to be delivered to the Stockholders for purposes of this Section 3.3 at the time such document or report is so filed with the SEC.

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(c) Echo agrees to consider, in good faith, the recommendations of each VCOC Stockholder or its designated representative in connection with the matters on which it is consulted as described above, recognizing that the ultimate discretion with respect to all such matters shall be retained by Echo.

(d) Echo or the Board of Directors may require such VCOC Stockholder to execute and deliver a confidentiality agreement reasonably acceptable to Echo prior to delivering any proprietary and confidential information about Echo in the event that Blackstone also executes and delivers to Echo an agreement containing equivalent confidentiality obligations and restrictions.

(e) To the extent permitted by antitrust, competition or any other applicable law, each Stockholder agrees and acknowledges that the Sponsor Directors may share confidential, non-public information about Echo, the Company and their respective Subsidiaries with their respective directors, officers and employees, and Representatives.

(f) The Stockholders hereby agree, notwithstanding anything to the contrary in any other agreement or at law or in equity, that when any Sponsor or the Other Investors that are its Affiliates takes any action under this Agreement solely in its capacity as a Stockholder to give or withhold its consent, such Sponsor or the Other Investors that are its Affiliates shall have no duty (fiduciary or other) to consider the interests of Echo, the Company or any of their respective Subsidiaries or the other Stockholders and may act exclusively in its own interest and shall have only the duty to act in good faith; provided, however, that the foregoing shall in no way affect the obligations of the parties hereto to comply with the provisions of this Agreement or provisions of applicable law that may not be waived.

Section 3.4 Voting Agreement.

(a) Consent to Amendment. Each Stockholder (including its respective Permitted Transferees), including each Sponsor, agrees to cast all votes to which such holder is entitled in respect of its Echo Shares, whether at any annual or special meeting, by written consent or otherwise, to increase the number of authorized shares of capital stock to the extent necessary to permit Echo to comply with the provisions of its Articles or any agreement to which Echo is a party.

(b) Significant Transactions.

(i) Each Stockholder (including its respective Permitted Transferees), other than Blackstone (and its Permitted Transferees), agrees to cast all votes to which such holder is entitled in respect of its Echo Shares, whether at any annual or special meeting, by written consent or otherwise in the same proportion as the Sponsor Shares are voted (or designated to be voted) by the Majority Blackstone Investors in connection with (A) a ROFO Sale in respect of Echo’s Equity Interests in the Company that has been initiated by Echo and accepted by MCK pursuant to Section 9.02 of the LLC Agreement and does not violate the terms of this Agreement (including Section 3.2(a)(iv)) or (B) a Company Drag-Along Sale initiated by Echo under Section 9.03 of the LLC Agreement.

(ii) Each Stockholder (including its respective Permitted Transferees), including each Sponsor (and its respective Permitted Transferees), agrees to cast all votes to which such holder is entitled in respect of its Echo Shares, whether at any annual or special meeting, by written consent or otherwise in the same proportion as the Units and any Echo Shares held by MCK are voted (or designated to be voted) by MCK, in connection with:

(1) a Company Drag-Along Sale initiated by MCK under Section 9.03 of the LLC Agreement that complies with Section 4.2 hereof, to approve any sale, recapitalization, merger, consolidation, reorganization or any other transaction or series of transactions involving Echo, the Company or their respective Subsidiaries (or all or any portion of their respective assets) in connection with, or in furtherance of, the exercise of any rights therewith; and/or

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(2) the Merger contemplated by, and subject to the terms and conditions of, the LLC Agreement, including the Merger Agreement, and/or the transactions and agreements specified under Section 10.05 of the LLC Agreement in respect of any Qualified MCK Exit.

(iii) Each Stockholder (including its respective Permitted Transferees), including each Sponsor (and its respective Permitted Transferees), further acknowledges and agrees that Echo has entered into the LLC Agreement, pursuant to which Echo has agreed to, among other things, use its reasonable best efforts to consummate a Qualified IPO of the Company as promptly as practicable, subject to the terms and conditions set forth in the LLC Agreement, and each such Stockholder (including its respective Permitted Transferees), including each Sponsor, agrees, subject to Section 3.2(a)(vii), to take all Necessary Action reasonably requested by the IPO Committee to approve such Qualified IPO in accordance with the terms of this Agreement, the LLC Agreement and the Registration Rights Agreement.

(c) Grant of Proxy. Each Stockholder (including its respective Permitted Transferees), other than the Sponsors, hereby grants to Blackstone an irrevocable proxy coupled with an interest to vote his, her or its Echo Shares in accordance with his, her or its agreements contained in Section 3.1 and Section 3.4, which proxy will be valid and remain in effect until the termination of this Article III in accordance with its terms; provided, however, that in the case of any Drag-Along Sale initiated by Echo under Section 4.2 of this Agreement, each Stockholder (including their respective Permitted Transferees) hereby grants such proxy to (i) Blackstone, in connection with a ROFO Sale in respect of Echo’s Equity Interests in the Company that has been initiated by Echo and accepted by MCK pursuant to Section 9.02 of the LLC Agreement, (ii) Blackstone, in connection with a Company Drag-Along Sale initiated by Echo under Section 9.03 of the LLC Agreement, and (iii) MCK, in connection with a Company Drag-Along Sale initiated by MCK under Section 9.03 of the LLC Agreement. Notwithstanding the foregoing or anything else in this Agreement to the contrary, in no event will H&F be required to grant Blackstone or Echo a proxy or deliver to Blackstone or Echo a power of attorney, other than for purposes of Section 3.4(b)(ii) hereof.

Section 3.5 Subsequent Acquisition of Shares. Any Equity Interests of Echo acquired subsequent to the date hereof by a Stockholder shall be subject to the terms and conditions of this Agreement and shall be deemed for all purposes hereof to be Sponsor Shares, Other Investor Shares or Management Shares hereunder of like kind with the shares then held by the acquiring holder.

Section 3.6 Termination of Governance Provisions. The provisions of this Article III (other than Section 3.1(b) and the other parts of Article III not referred to below in this Section 3.6) shall terminate and be of no further force (i) upon the unanimous written consent of the Sponsors and MCK, (ii) with respect to Section 3.1(a), Section 3.1(g), Section 3.2, Section 3.3, Section 3.4(b)(i), Section 3.4(b)(ii)(1) and Section 3.4(b)(iii), upon the consummation of a Qualified IPO, (iii) with respect to Section 3.4(a), upon such time as MCK no longer holds any Units in the Company exchangeable for Echo Shares or other Equity Securities of Echo, (iv) with respect to Section 3.4(b)(ii)(2), upon the MCK Trigger Date.

ARTICLE IV

TRANSFERS OF SHARES

Section 4.1 Limitations on Transfer. No Stockholder shall Transfer their Echo Shares (or other Equity Interests) in violation of this Agreement or any other Transaction Documents; provided, however that any Stockholder may Transfer any or all of its Echo Shares to such holder’s Permitted Transferees, so long as such Permitted Transferee agrees to be bound by the terms of this Agreement in accordance with Section 4.4 (if applicable) and, to the extent such Transfer is by Blackstone to an Affiliated PE Fund, such Transfer complies with Section 4.3. In addition to any Transfers made by any Stockholder to any of its Permitted Transferees, any Stockholder may Transfer its Echo Shares subject to and in compliance with the terms of the LLC Agreement, including Article IX thereof, as if such terms applied, mutatis mutandis, to this Agreement and subject to, and in compliance with, the Registration Rights Agreement.

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Section 4.2 Drag-Along Rights Relating to Company Sale.

(a) If (i) a ROFO Sale in respect of Echo’s Equity Interests in the Company that would constitute a Company Sale of Echo has been initiated by Echo and accepted by MCK pursuant to Section 9.02 of the LLC Agreement or (ii) a Company Drag-Along Sale has been initiated by MCK or Echo under Section 9.03 of the LLC Agreement, Echo shall initiate a Company Sale of Echo to MCK, in the case of such ROFO Sale, or to the Drag-Along Transferee, in the case of such Company Drag-Along Sale (any transaction described in clause (i) or clause (ii), a “Drag-Along Sale,” and the purchaser in any such Company Sale, the “Drag-Along Buyer”) and exercise drag-along rights with respect to all Stockholders in accordance with the terms, conditions and procedures set forth herein. Echo will promptly give written notice (a “Drag-Along Notice”) to each Stockholder that a Company Drag-Along Sale has been initiated, setting forth the name and address of the Drag-Along Buyer, the total number of Equity Interests of the Company proposed to be Transferred, the proposed per share purchase price (or amount) and form of consideration for such Equity Interests, the number of such Stockholder’s Equity Interests in Echo (equal to its indirect Equity Interests in the Company) that such Stockholder shall be required to Transfer, up to such Stockholder’s Pro Rata Portion of Echo Shares, and all other material terms and conditions of the Drag-Along Sale, including the form of the proposed agreement, if any.

(b) Not later than ten (10) Business Days after the date of the Drag-Along Notice, each of (i) the Stockholders (other than Blackstone and its Permitted Transferees) shall deliver to Echo the certificates representing Echo Shares of such Stockholder free and clear of any lien, with any stock (or equivalent) transfer tax stamps affixed, for delivery by Echo against delivery of the applicable consideration, together with a limited power-of-attorney in customary form authorizing Echo or its representative to Transfer such Echo Shares on the terms set forth in the Drag-Along Notice and (ii) each of the Stockholders shall deliver to a representative of Echo wire transfer or other instructions for payment or delivery of the consideration to be received by such Stockholder in such Drag-Along Sale. Echo shall immediately cause the books and records of Echo to show that such Echo Shares are bound by the provisions of this Section 4.2. Any Transfer of Echo Shares by a Stockholder pursuant to the terms hereof shall be at the same per share price for Echo Shares as those Equity Interests of the Company sold to the Drag-Along Buyer under Section 9.02 and/or Section 9.03 of the LLC Agreement and specified in the Drag-Along Notice, and each Stockholder shall receive the same relative proportion of cash and other assets or property as any other Persons who sold Equity Interests of the Company under Section 9.02 and/or Section 9.03 of the LLC Agreement; provided, however, in the event of any Drag-Along Sale in which the Stockholders will receive a form of consideration other than cash and/or Marketable Securities, except with respect to any rollover equity issued to management by the Drag-Along Buyer and approved by Blackstone in connection with such transaction, at the election of the Majority H&F Investors, Blackstone shall be required to substitute and pay to H&F an amount of cash with equal Fair Market Value for such other form of consideration. Subject to Section 4.2(c) below, Echo and/or its Subsidiaries shall promptly enter into, and each Stockholder shall take all Necessary Action to promptly enter into, such definitive agreements required by Echo to effect any such Drag-Along Sale and promptly take all Necessary Action to effect and consummate such Drag-Along Sale, including causing the Drag-Along Notice to be promptly provided to each of the Stockholders in accordance with Section 4.2. Subject to Section 4.2(c) below. Without limitation as to the other provisions set forth in Section 4.2, each Stockholder, whether in his, her or its capacity as a Stockholder, officer or director of Echo, or otherwise, shall take or cause to be taken all such Necessary Action in order expeditiously to consummate such Drag-Along Sale and any related transactions, including (i) executing, acknowledging and delivering consents, assignments, waivers and other documents or instruments; (ii) furnishing information and copies of documents; filing applications, reports, returns, filings and other documents or instruments with governmental authorities; and (iii) otherwise cooperating with Echo and the Drag-Along Buyer. The closing of a Transfer to which Section 4.2 hereof apply will take place at such time and place as Echo specifies in accordance with the LLC Agreement. In determining “Fair Market Value” for purposes of this Section 4.2(b), if applicable, Blackstone will deliver to H&F its proposed valuation of the consideration in the applicable Drag-Along Sale. In the event that Blackstone and H&F are unable to reach an agreement on the Fair Market Value of such consideration within five (5) Business Days following the delivery of Blackstone’s proposed valuation, H&F and Blackstone shall each select one (1) nationally recognized investment banking or valuation firm for the purpose of determining the proposed Fair Market Value for such consideration, and the two firms so selected shall nominate a third such firm, and such third firm shall serve as the firm for

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purposes of this Section 4.2 and shall promptly (and in any event, within five (5) Business Days) be engaged (at Echo’s expense) by Echo. Such firm shall be instructed by Echo to provide its written determination to each of Blackstone and H&F within five (5) Business Days of its engagement. Such investment banking or valuation firm’s determination shall, absent fraud or manifest error, final conclusive and binding upon Echo, Blackstone and H&F.

(c) Each Stockholder shall agree (i) on a pro rata basis based on the number of Equity Interests of the Company indirectly Transferred by such Stockholder to make the same representations, warranties and indemnities as made by Echo in connection with the Drag-Along Sale, (ii) if required, to participate in any escrow or holdback arrangement relating to such Drag-Along Sale pro rata based on the relative number of Equity Interests of the Company indirectly Transferred by such Stockholder, (iii) to the same terms and conditions to the Drag-Along Sale as Echo agrees and (iv) not to demand or exercise appraisal or dissenters rights under any applicable business corporation or other law with respect to a transaction subject to this Section 4.2 as to which such appraisal rights are available. All such representations, warranties and indemnities shall be made by each Stockholder (x) in respect of (A) representations and warranties about Echo, the Company or their respective Subsidiaries or (B) working capital or other purchase price adjustments, jointly and severally, and any liability for breach of any such representations and warranties or any such adjustments shall be allocated to the Stockholders pro rata based on the relative number of Equity Interests of the Company directly or indirectly Transferred by each of them and (y) in respect of any individual representations, warranties, and indemnities of the Stockholders, including as to the unencumbered title to its Echo Shares and the power, authority and legal right to Transfer such Echo Shares, severally, and not jointly and severally, and any liability for breach of any such representations and warranties shall be allocated to the breaching Stockholder, as applicable. Notwithstanding anything herein to the contrary, (v) in no event shall the aggregate amount of liability for any Stockholders exceed the U.S. dollar value of the net proceeds received by such Stockholders, respectively, from the Drag-Along Buyer, (w) in no event shall any Stockholder be required to make any representations or warranties, or provide any indemnities as to, or to, any other Stockholder, (x) in no event shall any Stockholder be required to agree or enter into any non-competition, non-solicitation or analogous or similar agreements or covenants that would bind such Stockholder or its Affiliates or portfolio companies without the prior written consent of such Stockholder, (y) any deferred consideration or indemnification payments made by the Drag-Along Buyer relating to such Drag-Along Sale shall be allocated among each Stockholder pro rata based on the relative number of Equity Interests of the Company indirectly Transferred by such Stockholder by each of them, and (z) H&F shall have the right to sell one hundred percent (100%) of its Echo Shares in such Drag-Along Sale.

(d) In the event that any such Drag-Along Sale is structured as a merger, consolidation, stock and/or asset sale, or similar business combination, each Stockholder agrees to (i) vote in favor of the transaction and against any competing transaction or proposal and (ii) subject to Section 4.2(c), take such other Necessary Action as may be reasonably required by Echo to effect such transaction. Each Stockholder (other than the Sponsors and their respective Permitted Transferees) hereby grants to Echo an irrevocable proxy coupled with an interest to vote his, her or its Echo Shares in favor of any such Drag-Along Sale and against any competing transaction or proposal, which proxy will be valid and remain in effect until the consummation of such Drag-Along Sale.

(e) Notwithstanding anything contained in this Section 4.2 to the contrary, there shall be no liability on the part of Echo or the applicable Person initiating a Drag-Along Sale under Section 4.2 of this Agreement or in connection with a Company Drag-Along Sale under Section 9.03 of the LLC Agreement to the Stockholders (other than the obligation to return the limited power of attorney, stock (or equivalent) powers and the certificates and other applicable instruments representing Echo Shares received by Echo) or any other Person if the Transfer of Echo Shares pursuant to this Section 4.2 is not consummated for whatever reason, regardless of whether Echo has delivered a Drag-Along Notice. Whether to effect or consummate a Transfer of Echo Shares pursuant to this Section 4.2 is in the sole and absolute discretion of Echo.

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Section 4.3 Tag-Along Rights.

(a) Prior to a Qualified IPO, Echo and Blackstone shall take all Necessary Action to provide written notice to H&F of any direct Transfer (the “Proposed Transfer”) by Blackstone of any or all of its Echo Shares and/or Units directly owned by Blackstone (other than any Transfers (1) to Permitted Transferees or (2) made in accordance with Section 4.2) to any Person (such Person, the “Proposed Transferee”), including any Transfer in a ROFO Sale pursuant to the LLC Agreement, and at H&F’s written election in accordance with this Section 4.3, H&F shall have the right to Transfer H&F’s Pro Rata Portion of Echo Shares and/or Units directly owned by H&F to the Proposed Transferee on the same terms and conditions as the corresponding portion of Units and/or Echo Shares proposed to be Transferred by Blackstone.

(b) Blackstone shall promptly give written notice (a “Tag-Along Notice”) to H&F of a Proposed Transfer, setting forth (i) the number of Units and/or Echo Shares proposed to be Transferred, (ii) in the event that Blackstone directly Transfers Units, the number of Echo Shares that represent such Units (calculated in accordance with the Echo Ratio), (iii) the maximum number of Echo Shares and/or Units the Proposed Transferee is willing to purchase (and the corresponding number of Echo Shares to be Transferred in respect of any such Units (calculated in accordance with the Echo Ratio)), (iv) the proposed per share purchase price (or amount) and form of consideration and (v) all other material terms and conditions of the Proposed Transfer, including the form of the proposed agreement, if any, and a firm offer by the Proposed Transferee to purchase the Echo Shares and/or Units from H&F in accordance with this Section 4.3. Blackstone shall not structure the terms of any Proposed Transfer in a manner intended to unreasonably limit the ability of H&F to participate in the Proposed Transfer. H&F shall have a period of fifteen (15) Business Days from the date of receipt of the Tag-Along Notice within which to elect to sell up to its Pro Rata Portion of Echo Shares and/or Units directly owned by H&F in connection with such Proposed Transfer. H&F may exercise such right by delivery of an irrevocable written notice to Blackstone specifying the portion of its Pro Rata Portion of Echo Shares and/or Units it desires to include in the Proposed Transfer. If the Proposed Transferee fails to purchase all Echo Shares and/or Units proposed to be Transferred by Blackstone and H&F, then the number of Echo Shares and/or Units Blackstone and H&F are permitted to sell in such Tag-Along Transfer shall, subject to clause (z) of Section 4.3(c) hereof (in which event H&F shall be entitled to sell one hundred percent (100%) of its Echo Shares and Units), be reduced pro rata based on the relative number of Echo Shares and/or Units proposed to be included in the Proposed Transfer by Blackstone and H&F and, for the avoidance of doubt, Blackstone may not sell any Echo Shares and/or Units in the Proposed Transfer unless H&F is entitled to sell its Pro Rata Portion (or one hundred percent (100%) in the case of clause (y) of Section 4.3(c) hereof) of the Echo Shares and/or Units Transferred to the Proposed Transferee. Blackstone shall have a period of ninety (90) days following the expiration of the fifteen (15) Business Day period, to sell such Echo Shares and/or Units to the Proposed Transferee, on the terms and conditions specified in the Tag-Along Notice which, for the avoidance of doubt, shall be no more favorable to Blackstone than those set forth in the Tag-Along Notice. If Blackstone fails to sell such Echo Shares and/or Units to the Proposed Transferee within such ninety (90) days following the expiration of the fifteen (15) Business Day period from the date of receipt of the Tag-Along Notice, Blackstone shall not thereafter sell any Echo Shares or Units to the Proposed Transferee or any Person without first offering the same to H&F in the manner provided in this Section 4.3.

(c) H&F shall agree (i) on a pro rata basis based on the number of Echo Shares and/or Units to be Transferred by Blackstone and H&F, to make the same representations, warranties and indemnities to the Proposed Transferee as made by Blackstone in connection with the Proposed Transfer, (ii) if required, to participate in any escrow or holdback arrangement relating to such Proposed Transfer pro rata based on the relative number of Echo Shares and/or Units to be Transferred by Blackstone and H&F and (iii) to the same terms and conditions to the Proposed Transfer as Blackstone agrees. All such representations, warranties and indemnities shall be made by H&F and Blackstone severally, and not jointly and severally, and, except with respect to individual representations, warranties and indemnities of H&F as to the unencumbered title to its Echo Shares and the power, authority and legal right to Transfer such Echo Shares and/or Units, any liability for breach of any such representations and warranties or under any indemnities shall be allocated among H&F and Blackstone pro rata based on the relative number of Echo Shares and/or Units to be Transferred by each of them. Notwithstanding anything herein to the contrary, (u) in no event shall the aggregate amount of liability for H&F and/or Blackstone exceed the U.S. dollar value of the net proceeds received by H&F or Blackstone, respectively,

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from the Proposed Transferee, (v) in no event shall H&F be required to make any representations or warranties, or provide any indemnities as to, or to, any other Stockholder, (w) in no event shall H&F be required to agree or enter into any non-competition, non-solicitation or analogous or similar agreements or covenants that would bind H&F or its Affiliates or portfolio companies without H&F’s prior written consent, (x) any deferred consideration or indemnification payments made by the Proposed Transferee relating to such Proposed Transfer shall be allocated among H&F and Blackstone pro rata based on the relative number of Echo Shares and/or Units to be Transferred by each of them, (y) if the Proposed Transfer would result in a Company Sale or would result in H&F beneficially owning less than three percent (3%) of the outstanding Units, then H&F shall have the right to sell up to one hundred percent (100%) of its Echo Shares and Units directly owned by H&F and (z) to the extent that the consideration in such Proposed Transfer does not consist entirely of cash and/or Marketable Securities, H&F shall have the right to elect to receive an amount of cash equal to the Fair Market Value of H&F’s portion of any non-cash consideration in lieu of such non-cash consideration; provided that H&F shall only have the right set forth in this clause (z) in the event that H&F is entitled to Transfer up to one hundred percent (100%) of its Echo Shares and Units directly owned by H&F in the applicable Proposed Transfer. In determining “Fair Market Value” for purposes of this Section 4.3, if applicable, Blackstone will deliver to H&F its proposed valuation of the consideration in the applicable Proposed Transfer. In the event that Blackstone and H&F are unable to reach an agreement on the Fair Market Value of such consideration within five (5) Business Days following the delivery of Blackstone’s proposed valuation, H&F and Blackstone shall each select one (1) nationally recognized investment banking or valuation firm for the purpose of determining the proposed Fair Market Value for such consideration, and the two firms so selected shall nominate a third such firm, and such third firm shall serve as the firm for purposes of this Section 4.2 and shall promptly (and in any event, within five (5) Business Days) be engaged (at Echo’s expense) by Echo. Such firm shall be instructed by Echo to provide its written determination to each of Blackstone and H&F within five (5) Business Days of its engagement. Such investment banking or valuation firm’s determination shall, absent fraud or manifest error, final conclusive and binding upon Echo, Blackstone and H&F.

(d) Concurrently with the consummation of the Proposed Transfer, Blackstone shall (i) notify H&F thereof, (ii) remit on the same day on which such Proposed Transfer is consummated to H&F the total consideration for the Echo Shares and/or Units that H&F Transferred pursuant thereto by wire transfer of immediately available funds and (iii) promptly after the consummation of such Proposed Transfer, furnish such other evidence of the completion and the date of completion of such Proposed Transfer and the terms thereof as may be reasonably requested by H&F. The Proposed Transferee in such Proposed Transfer must become a party to this Agreement if it is not already a party.

(e) All reasonable costs and expenses incurred in connection with any Proposed Transfer that is consummated, including all attorneys fees and charges, all accounting fees and charges and all finders, brokerage or investment banking fees, charges or commissions, shall be allocated between Blackstone and H&F pro rata based on the relative number of Echo Shares to be Transferred by each of them.

(f) If a Stockholder Transfers any Echo Shares or Units directly owned by such Stockholder to any of its Affiliates, such Affiliates shall be bound by the provisions of this Section 4.3. Each Stockholder may assign its tag-along rights (in whole or in part) under the terms of this Section 4.3 to any of its Affiliates that is a Stockholder. Blackstone agrees that it will not Transfer any Echo Shares or Units directly owned by Blackstone (other than any Transfers (i) to Permitted Transferees or (ii) made in compliance with Section 4.2) except in compliance with this Section 4.3. For the avoidance of doubt, this Section 4.3 shall not apply to direct Transfers of Units by the Company.

Section 4.4 Rights and Obligations of Transferees.

(a) In the event of a purported Transfer by a Stockholder of any Echo Shares in violation of the provisions of this Agreement, such purported Transfer will be void and of no effect, and Echo will not give effect to such Transfer. Any Transfer of Echo Shares, which Transfer is otherwise in compliance herewith, shall be permitted hereunder only if the transferee of such Echo Shares agrees in writing that it shall, upon such

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Transfer, assume with respect to such Echo Shares the transferor’s obligations under this Agreement and become a party to this Agreement for such purpose, and any other agreement or instrument executed and delivered by such transferor in respect of Echo Shares, including, the LLC Agreement, as applicable; provided, however, that (i) this Section 4.4 shall not apply to Transfers of Echo Shares to a Stockholder already bound by this Agreement (but such Transferred Echo Shares shall be subject to this Agreement), and (ii) this Section 4.4(a) shall not apply to (x) Transfers pursuant to a registered public offering or Rule 144A sale in accordance with, and subject to the terms and conditions of, this Agreement, the LLC Agreement and the Registration Rights Agreement, or (y) any Transfer to a Drag-Along Buyer in a Drag-Along Sale. If any Transfer is made under this Agreement to a Permitted Transferee, in the event such transferee ceases to be a Permitted Transferee of the transferor, then the transferee shall promptly Transfer such Echo Shares or other Equity Interests back to the transferor or to another Permitted Transferee of the transferor.

(b) Each certificate evidencing Echo Shares subject to this Agreement shall bear the following restrictive legend, either as an endorsement or on the face thereof:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE WERE ORIGINALLY ISSUED ON                     , HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED, OR UNDER THE SECURITIES LAWS OF ANY OTHER JURISDICTION AND MAY NOT BE SOLD OR TRANSFERRED OTHER THAN IN ACCORDANCE WITH THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT OF 1933, AS AMENDED (OR OTHER APPLICABLE LAW), OR AN EXEMPTION THEREFROM. THE SALE, ASSIGNMENT, TRANSFER OR OTHER DISPOSITION OF THE SECURITIES EVIDENCED BY THIS CERTIFICATE IS RESTRICTED BY THE TERMS OF A STOCKHOLDERS AGREEMENT (AND THE OTHER TRANSACTION DOCUMENTS REFERRED TO THEREIN), DATED AS OF [●] [●], 2016, COPIES OF WHICH ARE ON FILE WITH THE ISSUER OF THIS CERTIFICATE. THE COMPANY RESERVES THE RIGHT TO REFUSE THE TRANSFER OF SUCH SECURITIES UNTIL SUCH TERMS HAVE BEEN FULFILLED WITH RESPECT TO SUCH TRANSFER. NO SALE, ASSIGNMENT, TRANSFER OR OTHER DISPOSITION SHALL BE EFFECTIVE UNLESS AND UNTIL THE TERMS AND CONDITIONS OF SUCH STOCKHOLDERS AGREEMENT HAVE BEEN COMPLIED WITH IN FULL.”

(c) Each certificate representing Echo Shares subject to this Agreement shall also have the following legend endorsed conspicuously thereupon:

The shares of stock represented by this certificate were originally issued to, or issued with respect to shares originally issued to, the following [Sponsor/Other Investor/Manager]:                     .

(d) In the event that the restrictive legends set forth in Section 4.4(b) or Section 4.4(c) or any portion or portions thereof, have ceased to be applicable, from time to time, Echo shall in each such case promptly provide notice thereof to each Stockholder. Echo shall promptly provide (and in any event, no later than two (2) Business Days) any Stockholder, or their respective transferees, at their request, without any expense to such Persons (other than applicable transfer taxes and similar governmental charges, if any), with new certificates for such securities of like tenor not bearing the legends with respect to which the restriction has ceased and terminated (it being understood that the restriction referred to in the first paragraph of the legend in Section 4.4 shall cease and terminate upon the termination of this Article IV) or not bearing such portion or portions of such restrictive legends with respect to such restriction or restrictions that have ceased and terminated.

Section 4.5 Blocker Transfers. Upon the occurrence of any Transfer by Echo of any Units of, or other Equity Interests in, the Company in connection with which any Stockholder is permitted (or required) to participate in such Transfer pursuant to this Agreement or the LLC Agreement, the Stockholders, Echo and the Company shall take all Necessary Action to structure such transaction in a manner that results in a Transfer of Echo Shares (solely to the extent any Sponsor so elects), rather than a Transfer of Units in the Company held beneficially by such Sponsor.

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Section 4.6 Lock-Up. Each of the officers and directors of Echo agree to enter into a customary lock-up agreement with the managing underwriters of any public offering contemplated hereunder (including the Qualified IPO) on terms substantially equivalent to those agreed to by Holders under Section 2.8(b) of the Registration Rights Agreement. Echo can impose stock transfer restrictions on securities held by any officer or director of Echo in order to enforce the foregoing restrictions and its obligations under Section 2.8(a) of the Registration Rights Agreement until the end of the applicable lock-up period.

Section 4.7 Termination of Transfer Restrictions. The provisions of this Article IV (other than Section  4.6) shall terminate and be of no further force and effect upon the consummation of a Qualified IPO.

ARTICLE V

PREEMPTIVE RIGHTS

Section 5.1 Preemptive Rights.

(a) Company Preemptive Rights. Prior to a Qualified IPO, Echo shall take all Necessary Action (x) to deliver to the Sponsors, promptly (and in any event within one (1) Business Day) after its receipt by Echo, any Issuance Notice from the Company under Section 3.07 of the LLC Agreement and (y) at any such Sponsor’s written election, to cause Echo to take all Necessary Action to exercise its rights under the terms of Section 3.07 of the LLC Agreement, as if such terms applied, mutatis mutandis, to this Agreement, in each case in proportion to each such Sponsor’s ownership in Echo as of such time of such notice (or, if less, in the amount elected by such Sponsor) as if such Sponsor owned Equity Interests directly in the Company. In furtherance of the foregoing, it is the intent of Echo and the Sponsors that each Sponsor shall be entitled to participate in the rights of Echo under Section 3.07 of the LLC Agreement as if such Sponsor were a direct holder of Equity Interests in the Company. If at any time under Section 3.07 of the LLC Agreement new Equity Interests in the Company are offered in connection with Echo’s rights under Section 3.07 of the LLC Agreement, Echo, subject to any limitations under applicable law, shall provide each Sponsor with a copy of all applicable notices received from the Company in connection with such offering, promptly (and in any event within one (1) Business Day) after its receipt by Echo, and shall procure that, to the maximum extent possible, each Sponsor is given the opportunity to make any applicable elections (subject to the timing requirements of the LLC Agreement and a reasonable amount of time for Echo to pass such elections on to the Company) as if such Sponsor were the direct holder of a number of Equity Interests in Echo equal to its indirect Equity Interests in the Company. To the extent any Sponsor elects to purchase Equity Interests in connection with Section 3.07 of the LLC Agreement, such Sponsor shall contribute the purchase price of such Equity Interests to Echo and Echo shall (i) use such contribution to purchase such Equity Interests and (ii) issue a number of Equity Interests of Echo to such Sponsor determined in accordance with the Echo Ratio such that, as a result of such issuance, such Sponsor shall be the beneficial and indirect owner of the new Equity Interests of the Company acquired by Echo.

(b) Echo Preemptive Rights. Prior to a Qualified IPO, if Echo proposes to issue any Equity Interests other than in accordance with Section 5.1(a) hereof (other than issuances of Equity Interests (i) to employees of Echo pursuant to employee benefit plans or arrangements approved by the Board of Directors (and upon the exercise of employee equity options granted pursuant to any such plans or arrangements) or (ii) pursuant to the conversion of any convertible Equity Interests) (a “New Issuance” and any such securities, “Newly Issued Securities”), Echo shall provide written notice to each of the Sponsors and Other Investors that are Affiliates of a Sponsor of such anticipated issuance no later than twenty (20) Business Days prior to the anticipated issuance date (the “Preemptive Rights Notice”). The Preemptive Rights Notice shall set forth the material terms and conditions of the New Issuance, including the name and address of the proposed Person to whom the Newly Issued Securities are proposed to be issued, the proposed purchase price for the Newly Issued Securities (on a per security and on an aggregate basis, including the maximum amount), a description of any non-cash consideration in sufficient detail to permit a valuation thereof, the anticipated issuance date, the proposed manner of disposition,

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and the purpose of such New Issuance. Each of the Sponsors (including their Permitted Transferees) and Other Investors that are Affiliates of a Sponsor shall have the right to purchase up to its Pro Rata Portion of such Newly Issued Securities at the price and on the terms and conditions specified in the Preemptive Rights Notice by delivering an irrevocable written notice to Echo no later than ten (10) Business Days before the anticipated issuance date, setting forth the number of such Newly Issued Securities for which such right is exercised. Such notice shall also include the maximum number of Newly Issued Securities such Stockholder would be willing to purchase in the event any other Stockholder entitled to participate elects to purchase less than its Pro Rata Portion of such Newly Issued Securities. If any such Stockholder elects not to purchase its full Pro Rata Portion of such Newly Issued Securities, Echo shall allocate any remaining amount among those Stockholders (pro rata, but up to, in the case of each such Stockholder, the maximum number specified by such Stockholder pursuant to the immediately preceding sentence) who have indicated in their notice to Echo a desire to purchase Newly Issued Securities in excess of their respective Pro Rata Portions.

(c) In the event the Sponsors and Other Investors that are Affiliates of a Sponsor do not purchase all such Newly Issued Securities in accordance with the procedures set forth in Section 5.1(b), Echo or its relevant Subsidiary, as applicable, shall have sixty (60) days after the expiration of the anticipated issuance date (subject to extension if necessary to permit the expiration or early termination of the HSR Waiting Period) to sell to other Persons the remaining Newly Issued Securities at the price and on the terms and conditions specified in the Preemptive Rights Notice. If Echo or its relevant Subsidiary, as applicable, fails to sell such Newly Issued Securities within such sixty (60) days of the anticipated issuance date provided in the Preemptive Rights Notice (subject to extension if necessary to permit the expiration or early termination of the HSR Waiting Period), Echo or its relevant Subsidiary, as applicable, shall not thereafter issue or sell such Newly Issued Securities without first offering the same to the Sponsors and Other Investors that are Affiliates of a Sponsor in the manner provided in Section 5.1(b).

(d) In the event that any Stockholder purchases any equity securities other than new Echo Shares pursuant to this Section 5.1, such Stockholder shall execute a stockholders agreement and a registration rights agreement with respect to such securities each with terms (including parties) that are equivalent, mutatis mutandis, to this Agreement and the Registration Rights Agreement, respectively; provided, that (i) such Stockholder shall execute such stockholders agreement in the same capacity (i.e., a “Sponsor” or “Other Investor”) as such Stockholder has entered into this Agreement, and (ii) such stockholders agreement shall terminate upon the same terms and conditions as provided herein and such registration rights agreement shall terminate upon the same terms and conditions as provided in the Registration Rights Agreement.

(e) Any Newly Issued Securities constituting shares of capital stock of Echo acquired by any existing holder of Echo Shares pursuant to this Article V shall be deemed for all purposes hereof to be Sponsor Shares, Other Investor Shares or Management Shares hereunder of like kind with Echo Shares then held by the acquiring holder.

(f) The election by a Sponsor or Other Investor not to exercise its preemptive rights under this Section 5.1 in any one instance shall not affect its right (other than in respect of a reduction in its Ownership Interest, if applicable) as to any future issuances of securities that shall, for the avoidance of doubt, be subject to this Section 5.1. Any attempted Transfer of such securities by Echo or any Subsidiary of Echo without first giving the Sponsors and Other Investors that are Affiliates of a Sponsor the rights described in this Section 5.1 shall be void and of no force and effect.

(g) For the avoidance of doubt, MCK (and its Permitted Transferred or other Affiliates) shall not have any preemptive rights under this Article V.

Section 5.2 Post-Issuance Compliance. Notwithstanding the requirements of Section 5.1, but subject in all cases to the other provisions of this Agreement, Echo may proceed with any New Issuance prior to having complied with the provisions of Section 5.1; provided that Echo will following consummation of such new Issuance promptly provide to each of the Sponsors and Other Investors that are Affiliates of a Sponsor who would

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have received the Preemptive Rights Notice pursuant to Section 5.1, but for this Section 5.2, notice of such New Issuance and the Participation Notice described in Section 5.1; and will: (a) offer to issue to such Stockholder such number of Equity Interests of the type issued in such New Issuance as may be requested by such Stockholder (not to exceed an amount equal to (i) the Pro Rata Portion that such Stockholder would have been entitled to pursuant to Section 5.1, multiplied by the number of Newly Issued Securities included in the New Issuance plus (ii) a number of additional Equity Interests sufficient to permit such Stockholder to acquire, in total, the same percentage of the aggregate number of all Equity Interests included in the relevant New Issuances effected pursuant to this Section 5.2 as such Stockholder would have been entitled to acquire had Echo proceeded with the relevant New Issuances under Section 5.1 rather than pursuant to this Section 5.2) on the same economic terms and conditions with respect to such securities as the subscribers in the Issuance received; and (b) keep such offer open for a period of ten (10) Business Days, during which period, each such Stockholder may accept such offer by sending a written acceptance to Echo committing to purchase an amount of such securities (not in any event to exceed the Pro Rata Portion such Stockholder would have been entitled to pursuant to Section 5.1, multiplied by the number of Newly Issued Securities included in such issuance).

Section 5.3 Expenses. All costs and expenses incurred by Echo or any of its Subsidiaries in connection with any proposed New Issuance (whether or not consummated), including all attorneys fees and charges, all accounting fees and charges and all finders, brokerage or investment banking fees, charges or commissions, shall be paid by Echo. In connection with such proposed New Issuance (whether or not consummated), Echo shall pay the fees and out-of-pocket expenses of a single law firm for all Sponsors and Other Investors that are Affiliates of a Sponsor who have elected to participate in the purchase of Newly Issued Securities (selected by the Sponsors purchasing Newly Issued Securities).

Section 5.4 Termination of Preemptive Rights. The provisions of this this Article V shall terminate and be of no further force and effect upon the consummation of a Qualified IPO.

ARTICLE VI

GENERAL PROVISIONS

Section 6.1 Waiver by Stockholders. The rights and obligations contained in this Agreement are in addition to the relevant provisions of the Articles in force from time to time and shall be construed to comply with such provisions. To the extent that this Agreement is determined to be in contravention of the Articles, this Agreement shall constitute a waiver by each Stockholder, to the fullest extent permissible under applicable laws, of any right such Stockholder may have pursuant to the Articles that is inconsistent with this Agreement and the Stockholders and Echo shall take all Necessary Action to effect an amendment of the Articles, to the extent permissible under applicable law, in order to resolve such contravention. Notwithstanding the foregoing, no amendment shall be made to the provisions of the Articles relating to the Class X Stock without the prior written consent of MCK.

Section 6.2 Assignment; Benefit.

(a) The rights and obligations hereunder shall not be assignable without the prior written consent of the other parties hereto except as provided under Article IV. Any attempted assignment of rights or obligations in violation of this Section 6.2 shall be null and void.

(b) This Agreement shall be binding upon and shall inure to the benefit of the parties hereto, and their respective successors and permitted assigns, and there shall be no third-party beneficiaries to this Agreement other than the Indemnitees under Section  6.14.

Section 6.3 Freedom to Pursue Opportunities. In recognition of the fact that MCK and the Sponsors and their respective Affiliates (including any Other Investors that are Affiliates of a Sponsor) and portfolio companies currently engage in, and may in the future engage in, the same or similar activities or lines of business as Echo, the Company and their respective Subsidiaries and have an interest in the same areas and types of

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corporate opportunities as Echo, the Company and their respective Subsidiaries, and in recognition of the benefits to be derived by Echo, the Company and their respective Subsidiaries through its and their continued contractual, corporate and business relations with MCK, the Sponsors and Other Investors that are Affiliates of a Sponsor (including possible service of directors, officers and employees of MCK and the Sponsors as directors, officers and employees of Echo, the Company and their respective Subsidiaries), Echo, the Company and their respective Subsidiaries disclaim and renounce any interest or expectancy in, or being offered the opportunity to participate in, any corporate opportunity not expressly allocated to it pursuant to this Section 6.3 to the fullest extent permitted by applicable laws, including Section 122(17) of the General Corporation Law of the State of Delaware. Echo expressly acknowledges and agrees to the fullest extent permitted by applicable law that: (i) each Sponsor, Other Investor that is an Affiliate of a Sponsor, Sponsor Director (other than any independent director) and Affiliated Officer of Echo currently have, and will in the future have or will consider acquiring, investments in numerous companies with respect to which such Sponsor, any such Other Investors that are Affiliates of a Sponsor, any of such Sponsor Directors (other than any independent director) or any of such Affiliated Officers of Echo may serve as an advisor, a director or in such other capacity and, in recognition that such Sponsor, Other Investors that are Affiliates of a Sponsor, Sponsor Directors (other than any independent director) and Affiliated Officers of Echo have myriad duties to various investors and partners and, in anticipation that Echo, the Company and their respective Subsidiaries, on the one hand, and the Sponsor, Other Investors that are Affiliates of a Sponsor, Sponsor Directors (other than any independent director) and Affiliated Officers of Echo, on the other hand, may engage in the same or similar activities or lines of business and have an interest in the same areas of corporate opportunities; (ii) each Sponsor, Other Investor that is an Affiliate of a Sponsor, Sponsor Director (other than any independent director) and Affiliated Officer of Echo has the right to, and shall have no duty (contractual or otherwise) not to, (x) directly or indirectly engage in the same or similar business activities or lines of business as Echo, the Company or their respective Subsidiaries, including those deemed to be competing with Echo, the Company or their respective Subsidiaries, or (y) directly or indirectly do business with any client or customer of Echo, the Company or their respective Subsidiaries; and (iii) in the event that a Sponsor, Other Investor that is an Affiliate of a Sponsor, Sponsor Director (other than any independent director) or Affiliated Officer of Echo acquires knowledge of a potential transaction or matter that may be a corporate opportunity for Echo, the Company or their respective Subsidiaries, such Sponsor, Other Investor that is an Affiliate of a Sponsor, Sponsor Director (other than any independent director) or Affiliated Officer of Echo shall have no duty (contractual or otherwise) to communicate or present such corporate opportunity to Echo, the Company or their respective Subsidiaries, as the case may be, and, notwithstanding any provision of this Agreement or the Articles to the contrary, shall not be liable to Echo, the Company or their respective Subsidiaries, Affiliates or Stockholders for breach of any duty (contractual or otherwise) by reason of the fact that such Sponsor, Other Investor that is an Affiliate of a Sponsor, Sponsor Director (other than any independent director) or Affiliated Officer of Echo, directly or indirectly, pursues or acquires such opportunity for itself, directs such opportunity to another Person, or does not present such opportunity to Echo, the Company or their respective Subsidiaries. Echo covenants and agrees that as of the date hereof, and hereafter at all times, the Articles and the certificates of incorporation and by-laws and/or equivalent governing documents of Echo, the Company and their respective Subsidiaries shall contain the renouncement, disclaimer, waiver and acknowledgement equivalent to that as set forth in this Section 6.3.

Section 6.4 Publicity and Confidentiality. Each Stockholder and MCK shall keep confidential this Agreement, the transactions contemplated hereby and any non-public information relating to Echo, the Company or any of their respective Subsidiaries and shall not disclose, issue any press release or otherwise make any public statement in connection therewith (other than as may be necessary to monitor, increase or decrease its investment in the Company) without the prior written consent of the Sponsors (not to be unreasonably withheld); provided, that such Stockholder or MCK may disclose any such information (i) as has become generally available to the public, (ii) to its employees and attorneys, accountants, consultants and other professional advisers who need to know such information, including to the extent necessary to obtain their services in connection with monitoring its investment in the Company, and agree to keep it confidential, (iii) to the extent required in order to comply with reporting obligations to its direct or indirect partners, members, or other equity holders (including the employees and professional advisors of such equity holders) who have agreed (subject to customary exceptions) to keep such information confidential, (iv) to persons who have expressed a bona fide interest in becoming limited partners,

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members or other equity holders in such Stockholder or its related investment funds, in each case who have agreed to keep such information confidential, (v) to the extent necessary in order to comply with any law, order, regulation, ruling or stock exchange rules applicable to such Stockholder, (vi) as may be required in connection with a registered offering, including any disclosure contemplated under the Registration Rights Agreement, (vii) to any proposed Permitted Transferee of such Stockholder or any proposed Transferee in any Transfers of Echo Shares in compliance with this Agreement, in each case, to the extent that that such Transferee agrees to be bound by customary confidentiality provisions with respect to any confidential information of Echo, the Company or any of their respective Subsidiaries, and/or (viii) in response to any summons or subpoena or in connection with any litigation, it being agreed that, unless such information has been generally available to the public, if such information is being requested pursuant to a summons or subpoena or a discovery request in connection with a litigation, (x) such Stockholder and MCK shall, to the extent permitted by applicable law, give Echo notice of such request and shall cooperate with Echo at Echo’s request so that Echo may, at its cost and in its discretion, seek a protective order or other appropriate remedy, if available, and (y) in the event that such protective order is not obtained (or sought by Echo after notice), such Stockholder (a) shall furnish only that portion of the information which, in accordance with the advice of counsel, is legally required to be furnished and (b) will exercise its reasonable efforts to obtain assurances that confidential treatment will be accorded such information. Nothing contained herein shall prevent the use (subject, to the extent practicable, to a protective order) of any such confidential information in connection with the assertion or defense of any claim; provided, further that nothing in this Section 6.4 shall be deemed to restrict any Stockholder’s ability to monetize its equity investment in of in compliance with applicable securities laws. Notwithstanding anything in this Section 6.4 to the contrary, each Sponsor, Echo, MCK and Stockholder acknowledges and agrees (a) to be bound by the confidentiality provisions of the LLC Agreement with respect to any confidential information of the Company, and if any provision herein is in conflict with the confidentiality provisions of the LLC Agreement, than the more restrictive provision on such Sponsor, Echo, MCK and/or Stockholder shall govern with respect to confidential information about the Company and (b) that each other Stockholder may develop or receive from third parties information that is the same as or similar to the confidential information of Echo or the Company, and that nothing in this Agreement restricts or prohibits any Stockholder (by itself or through a third party) from developing, receiving or disclosing such information, or any products, services, concepts, ideas, systems or techniques that are similar to or compete with the products, services, concepts, ideas, systems or techniques contemplated by or embodied in the confidential information of Echo or the Company; provided that Blackstone and H&F shall not provide any non-public financial information or competitively or strategically sensitive information about the Company or any of its Subsidiaries to (a) any limited partner that is not subject to customary confidentiality and non-use restrictions with respect to such information (subject to customary exceptions) or (b) to any other Person in the course of investing or fundraising activities that is not subject to customary confidentiality and non-use restrictions with respect to such information (subject to customary exceptions) and, in any of either (a) or (b), any non-public financial information shall be limited to Blackstone’s and H&F’s valuation of the Company and its Subsidiaries without providing underlying forecasted financial data or trends; provided that Blackstone shall be permitted to disclose underlying forecasted financial data or trends to the two co-investors in Echo who have entered into confidentiality agreements which are reasonably acceptable to MCK; provided, further, that in any case Blackstone shall provide prompt written notice of such disclosure to MCK.

Section 6.5 Termination.

(a) To the extent not otherwise terminated by the express provisions of this Agreement, this Agreement shall terminate only (i) by written consent of each of the Sponsors and MCK, (ii) upon the dissolution or liquidation of Echo, automatically (without any action by any party hereto), (iii) upon the completion of a Drag-Along Sale of all of the Echo Shares to a third party under Section 4.2 of this Agreement or a Company Drag-Along Sale under Section 9.03 of the LLC Agreement, (iv) as to MCK under Section 2.4 (other than Section 2.4(c)) and Section 3.4 through Section 3.6, upon the MCK Trigger Date (provided, that clause (ii) of Section 2.4(a) shall survive until the earlier to occur of (x) the consummation of a Qualified MCK Exit or (y) the third (3rd) anniversary of Closing), and (v) as to each Stockholder (including as to such Stockholder’s status as a “Sponsor”) when such Stockholder ceases to hold any Echo Shares; provided, that, no Stockholder shall be relieved of any liability for any breach of any provision in this Agreement that has occurred prior to any termination of this Agreement (or any applicable portion hereof). Notwithstanding anything contained herein to the contrary, the provisions of Section 6.1 through Section 6.15 shall survive any termination of any provisions of this Agreement.

(b) Upon termination of this Agreement, unless otherwise agreed, the parties hereto shall take all Necessary Action to amend the Articles to remove any provisions that are in such documents solely due to the existence of this Agreement.

Section 6.6 Severability. In the event that any provision of this Agreement shall be invalid, illegal or unenforceable, all other provisions of this Agreement will nevertheless remain in full force and effect. Upon such determination that any provision of this Agreement is invalid, illegal or unenforceable, the parties hereto will negotiate in good faith to modify this Agreement so as to achieve the original intent of the parties.

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Section 6.7 Entire Agreement; Amendment; Waiver; Non-Circumvention.

(a) Entire Agreement. This Agreement (together with the Transaction Documents) sets forth the entire understanding and agreement between the parties with respect to the transactions contemplated herein and supersedes and replaces any prior understanding, agreement or statement of intent, in each case written or oral, of any kind and every nature with respect hereto.

(b) Amendment. No provision of this Agreement may be amended, supplemented, modified or waived in whole or in part at any time without the express written consent of the holders of a Majority in Interest of Echo Shares; provided, that any such amendment, supplement, modification or waiver that would be materially adverse to any Sponsor or disproportionately affects a Sponsor relative to the other Sponsors shall require the prior written consent of such affected Sponsor (by the holders of a Majority in Interest of Echo Shares held by such Sponsor, as the case may be); provided, further, that any such amendment, supplement, modification or waiver of (a) Section 2.2, Section 2.4, Section 3.1(b), Section 3.4 through Section 3.6, Article IV and Article VI that adversely affects MCK or the Company, in any material respect, shall require the consent of MCK and (b) Section 3.1(g), Section 3.2 through Section 3.6, Article IV and Article VI that adversely affects H&F, in any material respect, shall require the consent of the Majority H&F Investors. Except as set forth above, or as otherwise reflected in the Transaction Documents or the Articles, there are no other agreements with respect to the governance of Echo between any Stockholders or any of their Affiliates or portfolio companies.

(c) Waiver. No waiver of any breach of any of the terms of this Agreement shall be effective unless such waiver is expressly made in writing and executed and delivered by the party against whom such waiver is claimed. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach. Except as otherwise expressly provided herein, no failure on the part of any party to exercise, and no delay in exercising, any right, power or remedy hereunder, or otherwise available in respect hereof at law or in equity, shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such party preclude any other or further exercise thereof or the exercise of any other right, power or remedy.

(d) Non-Circumvention. None of Echo, the Company, any Sponsor, any other Stockholder or MCK shall, in any manner, directly or indirectly, circumvent or attempt to circumvent this Agreement, including, without limitation, forming, joining, or in any way participating in any corporation, partnership, limited partnership, limited liability company, syndicate or other firm, entity or group (or otherwise acting in concert with any person, firm or entity) for the purpose of taking any action in circumvention of this Agreement or which is restricted or prohibited under this Agreement.

Section 6.8 Counterparts. This Agreement may be executed in any number of separate counterparts (including by facsimile or by electronic mail if in .pdf format) each of which when so executed shall be deemed to be an original and all of which together shall constitute one and the same agreement.

Section 6.9 Notices. Unless otherwise specified herein, all notices, consents, approvals, reports, designations, requests, waivers, elections and other communications authorized or required to be given pursuant to this Agreement shall be in writing and shall be given, made or delivered by personal hand-delivery, by facsimile transmission, by electronic mail, by mailing the same in a sealed envelope, registered first-class mail, postage prepaid, return receipt requested, or by air courier guaranteeing overnight delivery (and such notice shall be deemed to have been duly given, made or delivered (a) on the date received, if delivered by personal hand delivery, (b) on the date received, if delivered by facsimile transmission, by electronic mail or by registered first-class mail prior to 5:00 p.m. prevailing local time on a Business Day, or if delivered after 5:00 p.m. prevailing local time on a Business Day or on a day other than a Business Day, on the first Business Day thereafter and (c) two (2) Business Days after being sent by air courier guaranteeing overnight delivery), addressed to the

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Stockholder at the following addresses (or at such other address for a Stockholder as shall be specified by like notice):

(i) if to Blackstone, to:

c/o The Blackstone Group
345 Park Avenue
New York, New York 10154
Attention:	John G. Finley
E-mail:	John.Finley@Blackstone.com
Facsimile:	(212) 583-5749

with a copy (which shall not constitute notice) to:

Ropes & Gray LLP
The Prudential Tower
800 Boylston Street
Boston, Massachusetts 02119
Attention:	R. Newcomb Stillwell
E-mail:	Newcomb.Stillwell@ropesgray.com
Facsimile:	(617) 235 0213

and

Ropes & Gray LLP
Three Embarcadero Center
San Francisco, CA 94111-4006
Attention:	Jason Freedman
E-mail:	Jason.Freedman@ropesgray.com
Facsimile:	(415) 315-4876

and

(ii) if to H&F, to:

c/o Hellman & Friedman LLC
One Maritime Plaza
12th Floor
San Francisco, California 94111
Attention:	Allen R. Thorpe
Arrie R. Park
Facsimile:	(415) 788-0176

with a copy (which shall not constitute notice) to:

Simpson Thacher & Bartlett LLP
2475 Hanover Street
Palo Alto, California 94304
Attention:	Chad A. Skinner
Facsimile:	(650) 251-5002

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(iii) if to the MCK to:

McKesson Corporation
One Post Street, 32nd Floor
San Francisco, CA 94104
Attention:	Assistant General Counsel
Facsimile:	(415) 983-8457

with a copy (which shall not constitute notice) to:

Davis Polk & Wardwell LLP
1600 El Camino Real
Menlo Park, CA 94025
Attention:	Alan F. Denenberg
Facsimile:	(650) 752-2004

(iv) if to Echo or the Company to:

c/o The Blackstone Group
345 Park Avenue
New York, New York 10154
Attention:	John G. Finley
E-mail:	John.Finley@Blackstone.com
Facsimile:	(212) 583-5749

with a copy (which shall not constitute notice) to:

Ropes & Gray LLP
The Prudential Tower
800 Boylston Street
Boston, Massachusetts 02119
Attention:	R. Newcomb Stillwell
E-mail:	Newcomb.Stillwell@ropesgray.com
Facsimile:	(617) 235 0213

and

Ropes & Gray LLP
Three Embarcadero Center
San Francisco, CA 94111-4006
Attention:	Jason Freedman
E-mail:	Jason.Freedman@ropesgray.com
Facsimile:	(415) 315-4876

(v) if to any other Stockholder, to such Stockholder’s address appearing on the stock books of Echo or to such other address as may be designated by such Stockholder in writing to Echo.

Section 6.10 Governing Law. THIS AGREEMENT AND ANY RELATED DISPUTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, WITHOUT REGARD TO ANY CHOICE OF LAW PROVISIONS THAT WOULD RESULT IN THE APPLICATION OF THE LAWS OF ANY OTHER STATE.

Section 6.11 Jurisdiction. ANY ACTION OR PROCEEDING AGAINST THE PARTIES RELATING IN ANY WAY TO THIS AGREEMENT MAY BE BROUGHT EXCLUSIVELY IN THE COURTS OF THE STATE OF DELAWARE OR (TO THE EXTENT SUBJECT MATTER JURISDICTION EXISTS THEREFOR)

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THE UNITED STATES DISTRICT COURT FOR THE DISTRICT OF DELAWARE, AND THE PARTIES IRREVOCABLY SUBMIT TO THE JURISDICTION OF BOTH SUCH COURTS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING. ANY ACTIONS OR PROCEEDINGS TO ENFORCE A JUDGMENT ISSUED BY ONE OF THE FOREGOING COURTS MAY BE ENFORCED IN ANY JURISDICTION.

Section 6.12 Waiver of Jury Trial. TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW THAT CANNOT BE WAIVED, EACH STOCKHOLDER WAIVES, AND COVENANTS THAT SUCH PARTY WILL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE), ANY RIGHT TO TRIAL BY JURY IN ANY FORUM IN RESPECT OF ANY ISSUE, CLAIM OR PROCEEDING ARISING OUT OF THIS AGREEMENT OR THE SUBJECT MATTER HEREOF OR IN ANY WAY CONNECTED WITH THE DEALINGS OF ANY STOCKHOLDER OR ECHO IN CONNECTION WITH ANY OF THE ABOVE, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING AND WHETHER IN CONTRACT, TORT OR OTHERWISE. Echo or any Stockholder may file an original counterpart or a copy of this Section 6.12 with any court as written evidence of the consent of the Stockholders to the waiver of their rights to trial by jury.

Section 6.13 Specific Performance. It is hereby agreed and acknowledged that it will be impossible to measure in money the damages that would be suffered if the parties fail to comply with any of the obligations herein imposed on them by this Agreement and that, in the event of any such failure, an aggrieved party will be irreparably damaged and will not have an adequate remedy at law. Any such party shall, therefore, be entitled (in addition to any other remedy to which such party may be entitled at law or in equity) to injunctive relief, including specific performance, to enforce such obligations, without the posting of any bond, and if any action should be brought in equity to enforce any of the provisions of this Agreement, none of the parties hereto shall raise the defense that there is an adequate remedy at law.

Section 6.14 Indemnification by Stockholders; Damages; Equity Adjustments.

(a) Each of the Stockholders will indemnify, exonerate and hold Echo, the Company and each of its Subsidiaries (and respective stockholders, members, Affiliates, directors, officers, fiduciaries, managers, controlling Persons, employees and agents and each of the partners, stockholders, members, Affiliates, directors, officers, fiduciaries, managers, controlling Persons, employees and agents of each of the foregoing (collectively, the “Company Indemnitees”), free and harmless from and against any and all actions, causes of action, suits, claims, liabilities, losses, damages and costs and out-of-pocket expenses in connection therewith (including reasonable attorneys’ fees and expenses) incurred by the Indemnitees or any of them after the date of this Agreement (collectively, the “Losses”), arising out of any action, cause of action, suit, arbitration or claim arising directly or indirectly out of, or in any way relating to, any, without duplication, (i) breach of any representation or warranty contained in Section 2.3 of this Agreement attributable to such Stockholder, or (ii) a breach of any covenant or agreement made or to be performed by or on behalf of such Stockholder pursuant to this Agreement or the Contribution Agreement.

(b) If any adjustment to the amount of Equity Interests directly or indirectly held by Echo in the Company is required by the terms of Article 8 of the Contribution Agreement in respect of a breach of a covenant by a Stockholder or breach of a representation or warranty concerning such Stockholder (a, “Breaching Stockholder”), Echo will take all Necessary Action to (i) to provide written notice to such Breaching Stockholder of any such adjustment, setting forth the total number of Equity Interests in Echo equal to its indirect Equity Interests in the Company that are subject to such adjustment and (ii) cause a proportionate adjustment to such number of Equity Interests in Echo held by the Stockholders such that each Breaching Stockholder bears the full economic effect of Echo’s loss of its Equity Interests directly or indirectly held in the Company. In furtherance of the foregoing, not later than ten (10) Business Days after receipt of such notice, each of the Stockholders bearing any portion of such adjustment shall deliver to Echo the certificates representing such Stockholder’s Equity Interests (in the amount set forth in such notice) free and clear of any lien, with any stock (or equivalent) transfer tax stamps affixed, together with a limited power-of-attorney in customary form authorizing Echo or its representative to Transfer such Equity Interests. Echo and/or its Subsidiaries shall promptly enter into, and each

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Stockholder shall take all Necessary Action to promptly enter into, such definitive agreements required by Echo to effect any adjustment pursuant to this Section 6.14(b). Without limitation as to the other provisions set forth in Section 4.4, each Stockholder, whether in his, her or its capacity as a Stockholder, officer or director of Echo, or otherwise, shall take or cause to be taken all such Necessary Action in order expeditiously to consummate any adjustment pursuant to this Section 6.14(b), including (x) executing, acknowledging and delivering consents, assignments, waivers and other documents or instruments; (y) furnishing information and copies of documents; filing applications, reports, returns, filings and other documents or instruments with governmental authorities; and (z) otherwise cooperating with Echo.

Section 6.15 Expenses. The fees and expenses incurred by the Sponsors and their respective Affiliates in connection with the preparation, negotiation or execution of this Agreement, the Contribution Agreement or the other Transaction Documents or the consummation of the transactions contemplated hereby or thereby (including reasonable fees and expenses of counsel to each of the Sponsors and their respective Affiliates) shall be paid by Echo in accordance with Section 9.08 of the Contribution Agreement. For the avoidance of doubt, all fees and expenses incurred by H&F and its Affiliates in connection with the preparation, negotiation or execution of the Transaction Documents or the consummation of the transactions contemplated thereby (including reasonable fees and expenses of counsel to H&F and its Affiliates) shall be considered Echo Holdco Transaction Expenses for purposes of the Contribution Agreement.

Section 6.16. The Company Parties. The Company Parties hereby agree that each of the Company Parties and their respective Subsidiaries will be jointly and severally liable for any payment obligations of the Company contained in this Agreement.

{Remainder of page intentionally left blank}

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IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the day and year first above written.

ECHO:	HCIT HOLDINGS, INC.

By:
Name:
Title:

THE COMPANY:	PF2 NEWCO LLC

By:
Name:
Title:

PF2 NEWCO INTERMEDIATE HOLDINGS, LLC

By:
Name:
Title:

PF2 NEWCO HOLDINGS, LLC

By:
Name:
Title:

{Stockholders Agreement Signature Page}

SPONSORS:

BLACKSTONE	CHANGE AGGREGATOR L.P. By: Change Aggregator GP L.L.C., its general partner By: Blackstone Management Associates VI L.L.C., its managing member By: BMA VI L.L.C., its sole member

By:
	Name:	Vikrant Sawhney
	Title:	Senior Managing Director

H&F	H&F ECHO HOLDINGS, L.P. By: H&F Echo GP, L.L.C., its general partner By: Hellman & Friedman Investors VI, its managing member By: Hellman & Friedman LLC, its general partner

By:
	Name:	P. Hunter Philbrick
	Title:	Managing Director

MCK	MCKESSON CORPORATION

By:
Name:
Title:

{Stockholders Agreement Signature Page}

OTHER INVESTORS:

By:
Name:
Title:

By:
Name:
Title:

By:
Name:
Title:

MANAGERS:

By:
Name:
Title:

{Stockholders Agreement Signature Page}

Exhibit A

Counterpart Signature Page

The undersigned hereby agrees to join, become a party to and be bound by, as a “Stockholder” and a “[Sponsor / Manager / Other Investor],” the Stockholders Agreement of HCIT Holdings, Inc., a Delaware corporation (“Echo”), entered into as of              , 2016, by and among: (i) Echo; (ii) Change Aggregator L.P., a Delaware limited partnership (“Blackstone”); (iii) H&F Echo Holdings, L.P., a Delaware limited partnership (“H&F”); (iv) McKesson Corporation, a Delaware corporation (“MCK”); (v) PF2 Newco LLC, a Delaware limited liability company (the “Company”); and (vi) certain other holders of Echo’s outstanding securities, as the same may be in effect from time to time.

Name of Stockholder

By:
(if applicable)

By:
Name:
Title:

Dated: , 20

Address for notices:

Exhibit E

Form of Management Services Agreement

This TRANSACTION AND ADVISORY FEE AGREEMENT (this “Agreement”) is dated as of [●], and is between PF2 NewCo LLC, a Delaware limited liability company (the “Company”), Blackstone Management Partners L.L.C., a Delaware limited liability company (“BMP”), McKesson Corporation, a Delaware corporation (“MCK”) and Hellman & Friedman, L.P., a Delaware limited partnership (“H&F” and together with BMP and MCK, the “Managers”).

BACKGROUND

1. The Company entered into an Agreement of Contribution and Sale, dated as of June 28, 2016 (the “JV Agreement”), in accordance with which Change Aggregator L.P. and Echo Holdings, L.P., as the shareholders (the “Echo Shareholders”) of HCIT Holdings, Inc., a Delaware corporation (“Echo”) and MCK contributed and/or sold (or caused to be contributed and/or sold) certain equity interests, assets, properties and businesses to the Company as set forth therein (the “Transaction”).

2. Certain affiliates of the Managers are entering into an Amended and Restated Limited Liability Company Agreement of Echo of even date herewith (the “LLC Agreement”).

3. Each of the Managers has expertise in the areas of finance, strategy, investment, acquisitions and other matters relating to the Company and its business.

4. The Echo Shareholders and MCK intend that the Company retain the Managers to provide certain management, consulting, financial and other advisory services to the Company for periods after the Closing (as defined in the JV Agreement), and the Managers are willing to provide such services on the terms set forth below.

In consideration of the premises and agreements contained herein and of other good and valuable consideration, the sufficiency of which are hereby acknowledged, the parties agree as follows:

AGREEMENT

SECTION 1. Appointment. The Company hereby engages each of the Managers, in its own separate capacity, to render the Services (as defined in Section 2, below) on the terms and subject to the conditions of this Agreement.

SECTION 2. Services. Each Manager, in its own separate capacity, agrees that until the Termination Date (as defined below) or the earlier termination of its obligations under this Section 2 pursuant to Section 3(e) hereof, it will render to the Company, by and through itself and its affiliates and such of their respective officers, employees, representatives, agents and third parties as such Manager in its sole discretion may designate from time to time (“Representatives”), monitoring, advisory and consulting services in relation to the affairs of the Company and its subsidiaries, including, without limitation, (i) advice regarding the structure, distribution and timing of private or public debt or equity offerings and advice regarding relationships with the Company and its subsidiaries’ lenders and bankers, including in relation to the selection, retention and supervision of independent auditors, outside legal counsel, investment bankers or other financial advisors or consultants, (ii) advice regarding the strategy for improving the operating, marketing and financial performance of the Company and its subsidiaries, (iii) advice regarding the structuring and implementation of equity participation plans, employee benefit plans and other incentive arrangements for certain key executives of the Company, (iv) general advice regarding dispositions and/or acquisitions, (v) advice regarding the business of the Company and its subsidiaries, (vi) advice relating to major capital projects, (vii) advice regarding “Environmental, Social and Governance” issues pertinent to the affairs of the Company and its subsidiaries and (viii) such other advice directly related to or ancillary to the above advisory services as may be reasonably requested by the Company (collectively, the “Services”). No Manager will have any obligation to provide any other services to the Company absent an agreement among all the Managers and the Company over the scope of such other services and the payment therefor. The Company shall at all times retain final decision-making authority with respect to advice received through the services provided hereunder. The Company’s officers and Board of Directors shall control and direct the implementation, if any, of such advice, subject to the oversight and control of the Company’s Board of Directors.

SECTION 3. Transaction Fees. In consideration of the Services being rendered by each of the Managers in accordance with Section 2 and only at the election by BMP (and upon such election, reasonably prompt delivery of written notice of such election to the Company, MCK and H&F), the Company will pay, or will cause to be paid, to all of the Managers (or none of the Managers, as the case may be) upon the consummation (by the Company or Echo) of any of the following (except in connection with a Qualified MCK Exit (as defined in the LLC Agreement):

(a) any acquisition, divestiture, disposition, merger, consolidation, business combination, change of control, restructuring, reorganization or recapitalization, a non-refundable and irrevocable fee equal to (x) 1.0% of the aggregate enterprise value of the acquired, divested, disposed, merged, consolidated, restructured or recapitalized entity (calculated, on a consolidated basis for such entity, as the sum of (1) the market value of its common equity (or the fair market value thereof if not publicly traded), (2) the value of its preferred stock (at liquidation value), (3) the book value of its minority interests and (4) its aggregate long- and short-term debt, less its cash and cash equivalents (other than any amount of cash deemed to be permanently required in the business)), or (y) if such transaction is structured as an asset purchase or sale, 1.0% of the consideration paid for or received in respect of the assets acquired or disposed of (including the amount of any liabilities assumed by the buyer in the transaction);

(b) any financing or refinancing following the Closing (as defined in the LLC Agreement) including without limitation a Qualified IPO (as defined in the LLC Agreement), a non-refundable and irrevocable fee equal to 1.0% of the aggregate value of the securities subject to such financing or refinancing; and

(c) any issuance of securities (other than as compensation to employees for services or if payable under Section 3(a) and other than in connection with an Exchange (as defined in the LLC Agreement), a non-refundable and irrevocable fee equal to 1.0% of the aggregate value of the securities subject to such issuance.

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Any of the foregoing transactions fees paid or payable are herein referred to as a “Transaction Fee.” Any such Transaction Fee will be divided among the Managers, and paid by the Company to each of the Managers simultaneously, in accordance with the following allocations: 21.75% to BMP, 70% to MCK and 8.25% to H&F (such allocation, the applicable Manager’s “Allocation”).

SECTION 4. Advisory Fee.

(a) In addition to any Transaction Fee payable pursuant to Section 3 above, in further consideration of the Services being rendered by each of the Managers in accordance with Section 2, the Company will pay, or will cause to be paid, to the Managers, in advance of the relevant fiscal year, an annual non-refundable advisory fee (the “Advisory Fee” and together with the Transaction Fee, the “Management Fees”) that is an amount as may be mutually agreed upon between BMP and MCK, on the one hand, and the Company’s Board of Directors, on the other hand, from time to time, which shall not exceed 1.0% of EBITDA (as defined in the Credit Agreement among the Company and the other Borrowers from time to time party thereto, [●], as the Administrative Agent, the other agents listed therein and each lender from time to time party thereto, dated as of [●]) for such fiscal year (such amount to be paid, the “EBITDA Amount”), and such Advisory Fee shall initially be an annual amount equal to $[●], subject to proration as described in Section 4(b) and adjustment as described in Section 4(c), and allocated in accordance with the Allocation; provided, that subject to Section 4(c), if mutually agreed by BMP and MCK, on the one hand, and the Company’s Board of Directors, on the other hand, that the Advisory Fee be based on the EBITDA Amount, then the amount of the Advisory Fee for such fiscal year shall be paid based on the Company’s then most current estimate of the projected EBITDA Amount for the fiscal year immediately preceding the date upon which the Advisory Fee is paid. The Advisory Fee shall be divided among the Managers, and paid by the Company to each of the Managers simultaneously, based on their respective Allocations.

(b) The Advisory Fee for the period after the Closing and ending March 31, 201[●] shall be paid on the Closing of the Transaction and shall be a prorated amount based on the number of days from and after, but including, the date of this Agreement until, and including, March 31, 201[●] and assuming a 365-day year. Thereafter, the Advisory Fee shall be paid by the Company to the Managers (or such affiliates as they may respectively designate) in advance on the first business day of April in each year, beginning April [●], 201[●], to (or at the direction of) each Manager in accordance with their respective Allocations. The Advisory Fee shall be pro-rated for any partial year after the Closing during which this Agreement is in effect assuming a 365-day year. Advisory Fees shall not be refundable in whole or in part. At times when there are fewer than three Managers, the Advisory Fee will be payable to the remaining Manager(s) pro rata based on their respective Allocations.

(c) Following the receipt of audited financial statements for the immediately preceding fiscal year, the Company shall recalculate the EBITDA Amount for such year and, only if previously mutually agreed by BMP and MCK, on the one hand, and the Company’s Board of Directors, on the other hand, that the Advisory Fee for such year be based on the EBITDA Amount, then the Advisory Fee previously paid for such fiscal year shall be recalculated based on the basis of such audited financial statements and, based on the such recalculation, (A) if the recalculated Advisory Fee is greater than the Advisory Fee previously

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paid by the Company to the Managers in respect of such fiscal year, then the Company shall promptly pay to each Manager such Manager’s share of the difference between such amounts and (B) if the recalculated Advisory Fee is less than the Advisory Fee previously paid by the Company to the Managers in respect of such fiscal year, then each Manager shall pay to the Company such Manager’s share of the difference between such recalculated Advisory Fee and the Advisory Fee paid by the Company in respect of such fiscal year. Any payment required by the preceding sentence shall be paid by the Company or the Managers, as applicable, no later than two business days following the determination of the amount of such payment.

(d) To the extent the Company cannot pay, or cause to be paid, the Advisory Fee for any reason, including by reason of any prohibition on such payment pursuant to any applicable law or the terms of any debt financing of the Company or its subsidiaries, the payment by the Company or any of its subsidiaries to the Managers of the accrued and payable Advisory Fee will be deferred and will be payable immediately on the earlier of (i) the first date on which the payment of such deferred Advisory Fee is no longer prohibited under any contract applicable to the Company and the Company and its subsidiaries, as applicable, is otherwise able to make such payment, or cause such payment to be made and (ii) the total or partial liquidation, dissolution or winding up of the Company. Notwithstanding anything to the contrary herein, under any applicable law or under any contract applicable to the Company or its subsidiaries, any forbearance of collection of the Advisory Fee by the Managers shall not be deemed to be a subordination of such payments to any other person, entity or creditor of the Company or its subsidiaries. Any such forbearance shall be only by agreement of BMP and MCK and shall in no way impair such Manager’s right to collect such payments. Any installment of the Advisory Fee not paid on the scheduled due date will bear interest, payable in cash when the underlying installment is paid, at an annual rate of 10.0%, compounded quarterly, from the date due until paid. The Company shall pay the amounts underlying any unpaid portion of the Advisory Fee (including any accrued interest thereon) to the Managers simultaneously based on their respective Allocations as, and to the extent, sufficient funds become available to the Company.

SECTION 5. Termination and Waiver Under Change Healthcare Transaction and Advisory Fee Agreement. BMP and H&F and their affiliates hereby irrevocably waive any and all fees and/or expenses payable under the Transaction and Advisory Fee Agreement dated as of November 2, 2011, between Beagle Parent Corp., a Delaware corporation, Beagle Intermediate Holdings, Inc., a Delaware corporation, Beagle Acquisition Corp., a Delaware corporation (which merged with and into Emdeon Inc., a Delaware corporation), BMP, and H&F (the “Prior Agreement”) in connection with the Closing, including in connection with the Debt Financing or the Refinancing, and represent to the Company and MCK that the Prior Agreement has been terminated (except any such provision of the Prior Agreement that survives by its terms) as of or prior to the date hereof and no new fees and/or expenses are payable or will become payable under the Prior Agreement; provided, however, such waiver by BMP and H&F shall not apply to any accrued but unpaid fees, expenses, or other amounts to be paid to BMP and H&F under the Prior Agreement prior to the date hereof.

SECTION 6. Reimbursements. In addition to the fees payable pursuant to this Agreement, the Company will pay, or cause to be paid, directly, or reimburse each of the Managers and their affiliates for, their respective Out-of-Pocket Expenses (as defined below). For the purposes of this Agreement, the term “Out-of-Pocket Expenses” means the out-of-pocket

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costs and expenses incurred after the Closing by each of the Managers and their affiliates in connection with the Services or other services provided by them under this Agreement, including, without limitation, transportation, per diem costs or any similar expense not associated with any or all of the Managers’ or their affiliates’ ordinary operations. For the avoidance of doubt, the term “Out-of-Pocket Expenses” shall not include (i) any financing fees incurred by a Manager or its Affiliates, (ii) costs of employees or (iii) the cost of private or chartered aircraft. All payments or reimbursements for Out-of-Pocket Expenses will be made by wire transfer in same-day funds promptly upon or as soon as practicable following request for payment or reimbursement in accordance with this Agreement, to the bank account indicated to the Company by the relevant payee.

SECTION 7. Indemnification. The Company shall indemnify and hold harmless each Manager, its affiliates and their respective partners (both general and limited), members (both managing and otherwise), investment funds, principals, shareholders, officers, directors, employees, agents and representatives (each such person being an “Indemnified Party”) from and against any and all actions, suits, investigations and claims, whether joint or several (each, a “Liability” and collectively, the “Liabilities”), related to, arising out of or in connection with the Services or other services contemplated by this Agreement or the engagement of such Manager pursuant to, and the performance of any or all of the Managers of the Services or other services contemplated by, this Agreement, whether or not pending or threatened, whether or not an Indemnified Party is a party, whether or not resulting in any liability and whether or not such action, claim, suit, investigation or proceeding is initiated or brought by the Company. The Company will reimburse any Indemnified Party for all reasonable costs and expenses (including reasonable attorneys’ fees and expenses and any other litigation-related expenses) as they are incurred in connection with investigating, preparing, pursuing, defending or assisting in the defense of any action, claim, suit, investigation or proceeding for which the Indemnified Party would be entitled to indemnification under the terms of the previous sentence, or any action or proceeding arising therefrom, whether or not such Indemnified Party is a party thereto. The Company agrees that it will not, without the prior written consent of the Indemnified Party, settle, compromise or consent to the entry of any judgment in any pending or threatened claim, action or proceeding relating to the matters contemplated hereby (if any Indemnified Party is a party thereto or has been threatened to be made a party thereto) unless such settlement, compromise or consent includes an unconditional release of the Indemnified Party from all liability, without future obligation or prohibition on the part of the Indemnified Party, arising or that may arise out of such claim, action or proceeding, and does not contain an admission of guilt or liability on the part of the Indemnified Party. The Company will not be liable under the foregoing indemnification provision with respect to any particular claim, damage, liability, cost or expense of an Indemnified Party that is determined by a court, in a final judgment from which no further appeal may be taken, to have resulted solely from the gross negligence or willful misconduct of such Indemnified Party. The attorneys’ fees and other expenses of an Indemnified Party shall be paid by the Company as they are incurred upon receipt, in each case, of an undertaking by or on behalf of the Indemnified Party to repay such amounts if it is finally judicially determined that the Liabilities in question resulted solely from the gross negligence or willful misconduct of such Indemnified Party.

The rights of an Indemnified Party to indemnification hereunder will be in addition to any other rights and remedies any such person may have under any other agreement or instrument to which each Indemnified Party is or becomes a party or is or otherwise becomes a beneficiary or under any law or regulation.

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The Company acknowledges that certain of the officers and employees of the Managers (each an “Affiliate Indemnitee”), have rights to indemnification or advancement of expenses provided by the Managers and certain of their respective affiliates (collectively, the “Affiliate Indemnitors”) and/or insurance from insurance carriers providing insurance coverage to the Managers. The Company agrees that it (i) is the indemnitor of first resort with respect to all indemnifiable claims against the Affiliate Indemnitees, whether arising under this Agreement or otherwise related to the Company or any of its respective affiliates (i.e., its obligations to the Affiliate Indemnitees are primary and any obligation of the Affiliate Indemnitors to advance expenses or to provide indemnification, or any obligation of an insurer of any Affiliate Indemnitor to provide coverage, for the same expenses or liabilities incurred by the Affiliate Indemnitees are secondary), (ii) will be required to advance the full amount of expenses incurred by the Affiliate Indemnitees and will be liable for the full amount of all expenses, judgments, penalties, fines and amounts paid in settlement to the extent legally permitted and as required by the terms of this Agreement and the LLC Agreement of the Company (or any other agreement between the Company, on the one hand, and the Affiliate Indemnitees, on the other hand), without regard to any rights the Affiliate Indemnitees may have against the Affiliate Indemnitors or their insurers, and (iii) irrevocably waives, relinquishes and releases the Affiliate Indemnitors and their insurers from any and all claims against the Affiliate Indemnitors and their insurers for contribution, subrogation or any other recovery of any kind in respect thereof. The Company agrees to indemnify the Affiliate Indemnitors and their insurers directly for any amounts that the Affiliate Indemnitors or their insurers pay as indemnification or advancement on behalf of an Affiliate Indemnitee and for which the Affiliate Indemnitee may be entitled to indemnification from the Company in connection with serving as a director or officer of the Company or its subsidiaries. The Company further agrees that no advancement or payment by the Affiliate Indemnitors or their insurers on behalf of an Affiliate Indemnitee with respect to any claim for which such Affiliate Indemnitee has sought indemnification from the Company will affect the foregoing and the Affiliate Indemnitors and their insurers will be subrogated to the extent of such advancement or payment to all of the rights of recovery of such Affiliate Indemnitee against the Company, and the Company will, and will cause the Affiliate Indemnitee to, cooperate with the Affiliate Indemnitors and their insurers in pursuing such rights.

SECTION 8. Accuracy of Information. The Company shall furnish or cause to be furnished to each Manager such information as such Manager believes reasonably appropriate to rendering the Services and other services contemplated by this Agreement (all such information so furnished, the “Information”); provided that such Manager agrees to be bound by the confidentiality provision of the LLC Agreement with respect to the Information. The Company recognizes and confirms that each Manager (a) will use and rely primarily on the Information and on information available from generally recognized public sources in performing the Services and other services contemplated by this Agreement without having independently verified the same, (b) does not assume responsibility for the accuracy or completeness of the Information and such other information and (c) is entitled to rely upon the Information without independent verification.

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SECTION 9. Term. This Agreement will become effective upon the execution of this Agreement by the parties hereto and (except as otherwise provided herein) will continue in full force until the earlier of (a) a Qualified IPO and (b) the sixth anniversary of the date hereof; provided that by agreement of BMP and MCK, on the one hand, and the Board of Directors, on the other hand, this Agreement may be renewed for successive one-year periods (such termination date, the “Termination Date”); provided, however, that this Agreement will immediately terminate with respect to any Manager upon the disposition of more than 95% of the limited liability company interests (or the beneficial interests therein) in the Company owned, directly or indirectly, by affiliates of such Manager as of the date hereof. Notwithstanding the foregoing, (x) no termination of this Agreement will affect the obligations of the Company to pay, or cause to be paid, any amounts accrued but not yet paid as of the date of such termination, (y) Section 6 hereof will remain in effect following any termination of this Agreement with respect to Out-of-Pocket Expenses that were incurred prior to or within a reasonable period of time after the Termination Date, but which have not been paid to any Manager or its affiliates in accordance with Section 6 hereof, and (z) the provisions of Sections 4(d), 7, 8, 9, 10 and 11 hereof will survive after the Termination Date. The Advisory Fee will accrue and be payable with respect to the entire fiscal year of the Company in which the Termination Date occurs.

SECTION 10. Disclaimer, Opportunities, Release and Limitation of Liability.

(a) Disclaimer; Standard of Care. None of the Managers makes any representations or warranties, express or implied, in respect of the Services to be provided hereunder. In no event shall any Manager or any Indemnified Party be liable to (i) the Company or any of its affiliates for any act, alleged act, omission or alleged omission related to, arising out of or in connection with the Services or other services contemplated by this Agreement or the engagement of such Manager pursuant to, and the performance by such Manager of the Services or other services contemplated by, this Agreement, in each case that does not constitute gross negligence or willful misconduct of such Manager as determined by a final, non-appealable determination of a court of competent jurisdiction and/or (ii) the other Manager or any of such other Manager’s affiliates for any liabilities incurred, suffered or borne by such other Manager or any of such other Manager’s affiliates pursuant to the Services provided under, or otherwise arising from, related to, or in connection with, this Agreement.

(b) Freedom to Pursue Opportunities. (i) In recognition of the fact that each Manager and its affiliates (x) currently have, and will in the future have or will consider acquiring, investments in other enterprises that engage or may engage in the same or similar activities or lines of business as the Company or any of its subsidiaries or which the Company or any of its subsidiaries may be interested in acquiring (collectively, “Competing Activities”) and (y) may serve as an advisor, a director or in some other capacity in connection with one or more Competing Activities, and (ii) and in further recognition of the fact that each Manager and its affiliates have myriad duties to various investors and partners, and in further recognition of the benefits to be derived by the Company and its subsidiaries hereunder and the difficulties which may confront any advisor who desires and endeavors fully to satisfy such advisor’s duties in determining the full scope of such duties in any particular situation, the provisions of this Section 10(b) are set forth to regulate, define and guide the conduct of certain affairs of the Company and its subsidiaries as they may involve a Manager and its affiliates.

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Except as set forth in the JV Agreement or as each Manager may otherwise agree in writing after the date hereof:

(i) Each Manager and its affiliates shall have the right: (A) to directly or indirectly engage in any business (including, without limitation, any business activities or lines of business that are the same as or similar to those pursued by, or competitive with, the Company and its subsidiaries); (B) to directly or indirectly do business with any client or customer of the Company and its subsidiaries; (C) to take any other action that such Manager believes in good faith is necessary to or appropriate to fulfill its obligations as described in the first sentence of this Section 10(b); and (D) not to present potential transactions, matters or business opportunities to the Company or any of its subsidiaries.

(ii) Each Manager and its affiliates shall have the right to pursue, directly or indirectly, any such opportunity for themselves, and to direct any such opportunity to another person.

(iii) Each Manager and its affiliates shall have no duty (contractual or otherwise) to communicate or present any corporate opportunities to the Company or any of its affiliates or to refrain from any actions specified in Section 10(b)(i) hereof, and the Company, on its own behalf and on behalf of its affiliates, hereby irrevocably waives any right to require such Manager or any of its affiliates to act in a manner inconsistent with the provisions of this Section 10(b).

(iv) No Manager nor any of its affiliates shall be liable to the Company or any of its affiliates for breach of any duty (contractual or otherwise) by reason of any activities or omissions of the types referenced to in this Section 10(b) or of any such person’s participation therein.

(c) Release. The Company hereby irrevocably and unconditionally releases and forever discharges each Manager and its affiliates and their respective partners (both general and limited), members (both managing and otherwise), shareholders, officers, directors, employees, agents and representatives from any and all liabilities, claims and causes of action related to, arising out of or in connection with the Services or other services contemplated by this Agreement or the engagement of such Manager pursuant to, and the performance by such Manager of the Services or other services contemplated by, this Agreement that the Company may have, or may claim to have, on or after the date hereof, or otherwise as a result of engaging in Competing Activities after the Closing, except (i) with respect to any act or omission that constitutes gross negligence or willful misconduct as determined by a final, non-appealable determination of a court of competent jurisdiction and (ii) obligations under any other contract or agreement. Each Manager hereby irrevocably and unconditionally releases and forever discharges each other Manager and its affiliates and their respective partners (both general and limited), members (both managing and otherwise), shareholders, officers, directors, employees, agents and representatives from any and all liabilities, claims and causes of action related to, arising out of or in connection with the Services provided by any such other Manager or other services contemplated by this Agreement to be provided by any such other Manager or the engagement of any such other Manager pursuant to, and the performance by any such other Manager of the Services or other services contemplated by, this Agreement to be performed by any such other Manager that such Manager may have, or may claim to have, on or after the date hereof, or otherwise as a result of any such other Manager engaging in Competing Activities after the Closing, except obligations under any other contract or agreement.

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(d) Limitation of Liability. In no event will any Manager or any Indemnified Party be liable to the Company or any of its affiliates related to, arising out of or in connection with the Services or other services contemplated by this Agreement or the engagement of any Manager pursuant to, and the performance by any Manager of the Services or other services contemplated by, this Agreement, or otherwise as a result of engaging in Competing Activities after the Closing, that the Company may have, or may claim to have, on or after the date hereof, (i) for any indirect, special, punitive, incidental, exemplary or consequential damages, including, without limitation, lost profits or savings, whether or not such damages are foreseeable, or for any third-party claims (whether based in contract, tort or otherwise), except with respect to any act or omission by such Manager that constitutes gross negligence or willful misconduct as determined by a final, non-appealable determination of a court of competent jurisdiction or (ii) for an amount in excess of the fees actually received by such Manager hereunder, except obligations under any other contract or agreement.

(e) Several Not Joint Obligations. The obligations of each Manager under this Agreement are several and not joint with the obligations of the other Managers, and none of the Managers shall be responsible in any way for the performance of the obligations of any other Manager under this Agreement.

SECTION 11. Miscellaneous.

(a) No amendment or waiver of any provision of this Agreement, or consent to any departure by any party hereto from any such provision, will be effective unless it is in writing and signed by each of the parties hereto; provided, that BMP may waive all or any portion of any fee to which the Managers are entitled pursuant to this Agreement (provided that any such waiver shall apply pro rata based on each Manager’s respective Allocations), and, in each case, such waived portion shall revert to the Company. Any amendment, waiver or consent will be effective only in the specific instance and for the specific purpose for which given. The waiver by any party of any breach of this Agreement will not operate as or be construed to be a waiver by such party of any subsequent breach.

(b) Any notices or other communications required or permitted hereunder shall be made in writing and will be sufficiently given if delivered personally or sent by facsimile with confirmed receipt, or by overnight courier, addressed as follows or to such other address of which the parties may have given written notice:

if to BMP:

c/o Blackstone Capital Partners VI L.P.

345 Park Avenue

New York, New York 10154

Attention:      John G. Finley

Facsimile:     (212) 583-5749

9

with a copy (which shall not constitute notice) to:

Ropes & Gray LLP

The Prudential Tower

800 Boylston Street

Boston, Massachusetts 02199

Attention:         R. Newcomb Stillwell

Facsimile:         (617) 951-7050

and

Ropes & Gray LLP

Three Embarcadero Center

San Francisco, CA 94111-4006

Attention:         Jason S. Freedman

Facsimile:         (415) 315-4876

if to MCK:

McKesson Corporation

One Post Street, 32nd Floor

San Francisco, CA 94104

Attention:         Assistant General Counsel

Facsimile:         (415) 983-8457

with a copy (which copy shall not constitute notice) to:

Davis Polk & Wardwell LLP

1600 El Camino Real

Menlo Park, CA 94025

Attention:         Alan F. Denenberg

Facsimile:         (650) 752-2004

if to H&F:

c/o Hellman & Friedman LLC.

One Maritime Plaza, 12th Floor

San Francisco, California 94111

Attention:         Allen R. Thorpe

      Arrie R. Park

Facsimile:        (415) 788-0176

with a copy (which shall not constitute notice) to:

Simpson Thacher & Bartlett LLP

2475 Hanover Street

Palo Alto, California 94304

Attention:         Chad A. Skinner

Facsimile:         (650) 251-5002

10

if to the Company:

[                    ]

[                    ]

[                    ]

Attention:         [General Counsel]

Facsimile:

with a copy (which shall not constitute notice) to:

Change Healthcare, Inc.

3055 Lebanon Pike, Suite 1000

Nashville, Tennessee 37214

Attention:         General Counsel

Facsimile:        (615) 340-6153

and

McKesson Corporation One

Post Street, 32nd Floor San

Francisco, CA 94104

Attention:         Assistant General Counsel

Facsimile:         (415) 983-8457

and

Ropes & Gray LLP

The Prudential Tower

800 Boylston Street

Boston, Massachusetts 02119

Attention:         R. Newcomb Stillwell

Facsimile:         (617) 951-7050

and

Ropes & Gray LLP

Three Embarcadero Center

San Francisco, CA 94111-4006

Attention:         Jason S. Freedman

Facsimile:         (415) 315-4876

and

Davis Polk & Wardwell LLP

1600 El Camino Real

Menlo Park, CA 94025

Attention:         Alan F. Denenberg

Facsimile:         (650) 752-2004

11

Unless otherwise specified herein, such notices or other communications will be deemed received (i) on the date delivered, if delivered personally or sent by facsimile with confirmed receipt, and (ii) one business day after being sent by overnight courier.

(c) This Agreement and the agreements referred to herein constitute the entire agreement among the parties with respect to the subject matter hereof, and supersedes all previous oral and written (and all contemporaneous oral) negotiations, commitments, agreements and understandings relating hereto.

(d) This Agreement and the matters referred to herein will be governed by, and construed in accordance with, the laws of the State of Delaware, without regard to any choice of law provisions that would result in the application of the laws of any other state.

(e) Each party to this Agreement, by its execution hereof, (i) hereby irrevocably submits to the exclusive jurisdiction of the Court of Chancery sitting in Wilmington, Delaware or (to the extent subject matter jurisdiction exists therefor) the United States District Court for the District of Delaware for the purpose of any action, claim, cause of action or suit (in contract, tort or otherwise), inquiry, proceeding or investigation arising out of or based upon this Agreement or relating to the subject matter hereof, (ii) hereby waives to the extent not prohibited by applicable law, and agrees not to assert, and agrees not to allow any of its subsidiaries to assert, by way of motion, as a defense or otherwise, in any such action, any claim that it is not subject personally to the jurisdiction of the above-named court, that its property is exempt or immune from attachment or execution, that any such proceeding brought in the above-named court is improper, or that this Agreement or the subject matter hereof or thereof may not be enforced in or by such court and (iii) hereby agrees not to commence or maintain any action, claim, cause of action or suit (in contract, tort or otherwise), inquiry, proceeding or investigation arising out of or based upon this Agreement or relating to the subject matter hereof or thereof other than before the above-named court nor to make any motion or take any other action seeking or intending to cause the transfer or removal of any such action, claim, cause of action or suit (in contract, tort or otherwise), inquiry, proceeding or investigation to any court other than the above-named court whether on the grounds of inconvenient forum or otherwise. Notwithstanding the foregoing, to the extent that any party hereto is or becomes a party in any litigation in connection with which it may assert indemnification rights set forth in this agreement, the court in which such litigation is being heard shall be deemed to be included in clause (i) above. Notwithstanding the foregoing, any party to this Agreement may commence and maintain an action to enforce a judgment of the above-named court in any court of competent jurisdiction. Each party hereto hereby consents to service of process in any such proceeding in any manner permitted by Delaware law, and agrees that service of process by registered or certified mail, return receipt requested, at its address specified pursuant to Section 11(b) hereof is reasonably calculated to give actual notice.

(f) Neither this Agreement nor any of the rights or obligations hereunder may be assigned by (i) the Company without the prior written consent of each of the Managers or (ii)

12

any Manager without the prior written consent of the Company; provided, however, that each Manager may assign or transfer its duties or interests hereunder to any of its affiliates at the sole discretion of such Manager, provided, further, that this shall not relieve the assignor of liability hereunder. Subject to the foregoing, the provisions of this Agreement will be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Subject to the next sentence, no person or party other than the parties hereto and their respective successors or permitted assigns is intended to be a beneficiary of this Agreement. The parties acknowledge and agree that each Manager and its affiliates and their respective partners (both general and limited), members (both managing and otherwise), shareholders, officers, directors, employees, agents and representatives are intended to be third-party beneficiaries under Sections 7 and 10 hereof.

(g) This Agreement may be executed by one or more parties to this Agreement on any number of separate counterparts (including by facsimile and electronic mail in portable document format), and all of said counterparts taken together will be deemed to constitute one and the same instrument.

(h) In the event that any provision of this Agreement shall be invalid, illegal or unenforceable, all other provisions of this Agreement will nevertheless remain in full force and effect. Upon such determination that any provision of this Agreement is invalid, illegal or unenforceable, the parties hereto will negotiate in good faith to modify this Agreement so as to achieve the original intent of the parties.

(i) Each payment made by the Company pursuant to this Agreement shall be paid by wire transfer of immediately available federal funds to such account or accounts as specified by the applicable Managers to whom such payment is to be made to the Company prior to such payment.

[Remainder of page intentionally left blank]

13

IN WITNESS WHEREOF, the undersigned have executed, or have caused to be executed, this Transaction and Advisory Fee Agreement as of the date first written above.

COMPANY:	PF2 NEWCO LLC

By:
Name:
Title:

BMP:	BLACKSTONE MANAGEMENT PARTNERS L.L.C.

By:
Name:
Title:

MCK:	MCKESSON CORPORATION

By:
Name:
Title:

H&F:	HELLMAN & FRIEDMAN, L.P.
	By:	Hellman & Friedman, LLC,
its general partner

By:
Name:
Title:

[Signature Page to Transaction and Advisory Fee Agreement]

Exhibit F

Form of Echo Connect Option Agreement

OPTION TO ENTER INTO A PURCHASE AGREEMENT

This Option to Enter into a Purchase Agreement (this “Agreement”) is entered into as of [●], 2016, among [Echo Connect Holdings, Inc.], a Delaware corporation (“Echo Connect Holdings”), [Echo Connect, LLC], a Delaware limited liability company and a wholly owned subsidiary of Echo Connect Holdings (“Echo Connect”; and together with Echo Connect Holdings, the “Connect Parties”) Change Healthcare, Inc., a Delaware corporation (“Echo Holdco”), Change Healthcare Solutions, LLC, a Delaware limited liability company (“Change Solutions” and together with Echo Holdco, the “Echo Parties”), Change Aggregator L.P., a Delaware limited partnership (“BX”), H&F Echo Holdings, L.P., a Delaware limited partnership (“H&F” and together with BX, the “Sponsors”), and the other equityholders of Echo Connect set forth on Schedule I hereto (together with BX and H&F, the “Echo Shareholders”). Reference is made to the Agreement of Contribution and Sale, dated as of June 28, 2016, by and among PF2 NewCo LLC, a Delaware limited liability company (the “Company”), PF2 NewCo Intermediate Holdings, LLC, PF2 NewCo Holdings, LLC, HCIT Holdings, Inc., a Delaware corporation (“Echo”), Echo Holdco, the Echo Shareholders and McKesson Corporation, a Delaware corporation (“MCK”) (the “Contribution Agreement”). Capitalized terms used in this Agreement but not otherwise defined in this Agreement have the meaning assigned to such terms in the Contribution Agreement.

In consideration of the mutual promises and covenants set forth herein, and in consideration for the representations and warranties herein contained, the Echo Parties, the Connect Parties and each Echo Shareholder hereby agree as follows:

1.	Option to Purchase. Change Solutions (or any Subsidiary of any Echo Party that it designates) is hereby granted an option to purchase, at its election, all of the issued and outstanding capital stock of Echo Connect Holdings (the “Option”) on the terms set forth herein.

2.	Exercise of Option. After the closing of the transactions contemplated by the Contribution Agreement (the “Closing”) and through [●][1] (the “End Date”), Change Solutions may exercise the Option at any time MCK owns (directly or indirectly) less than 5% of its equity securities in NewCo (the “Echo Option Trigger”). Change Solutions (or any Subsidiary of any Echo Party that it designates) may exercise the Option by delivering written notice (the “Option Notice”) to the Echo Shareholders and Echo Connect Holdings of its intent to exercise the Option.

3.	Option Mechanics. Within 20 Business Days of its receipt of the Option Notice, Echo Connect Holdings and the Echo Shareholders will deliver to Change Solutions (or any Subsidiary of any Echo Party that it designates) a purchase agreement (the “Echo Connect Purchase Agreement”) consistent with the terms set forth herein, which Echo Connect Holdings, the Echo Shareholders and the Echo Parties (or any designated Subsidiary of the Echo Parties) hereby covenant and agree to execute as soon as reasonably practical.

[1]	NTD: The date that is the fifth anniversary of the Closing of the Contribution Agreement.

4.	Expiration of the Option. In the event that the End Date shall have occurred with no Echo Option Trigger having occurred or no Option Notice having been delivered pursuant to the terms hereof, the Option shall expire and be null and void and this Agreement shall terminate without further action by the parties hereto at the End Date, subject to Section 15, unless otherwise extended in writing by each of the parties hereto.

5.	Option Purchase Price. In consideration of its acquisition of all of the issued and outstanding capital stock of Echo Connect Holdings pursuant to the Echo Connect Purchase Agreement, the Echo Connect Purchase Agreement will provide that Change Solutions (or any Subsidiary of any Echo Party that it designates), will pay to the Echo Shareholders at the closing under the Echo Connect Purchase Agreement an aggregate amount equal to (i) $1.00 plus (ii) the product of (A) (y) the estimated cumulative EBITDA for the 12-month period ended at the end of the most recent calendar month preceding the date of delivery of the Option Notice to the Echo Shareholders and Echo Connect Holdings (the “Trailing 12-month EBITDA”) of Echo Connect Holdings and its Subsidiaries as of the closing of the Echo Connect Purchase Agreement less (z) [●][2] multiplied by (B) twelve (12)]. The Purchase Price will not be subject to an adjustment for cash, working capital or debt, but will contain a customary post-closing true-up of the estimated Trailing 12-month EBITDA compared against the actual Trailing 12-month EBITDA consistent with that set forth in Section 2.02 of the Contribution Agreement (mutatis mutandis). In the event the Trailing 12-month EBITDA of Echo Connect Holdings and its Subsidiaries as of the closing of the Echo Connect Purchase Agreement is less than or equal to [●], the Purchase Price will be $1.00. For purposes hereof, “EBITDA” means, with respect to Echo Connect Holdings and its Subsidiaries, with respect to every period, the consolidated net income for such period, prior to the provision for interest expense, Taxes, depreciation and amortization, in each case in accordance with GAAP, as adjusted for [●], and calculated in the manner, and by using the same line items, set forth on Schedule II (which, for purposes of such calculation, calculated the Trailing 12-month EBITDA of the business associated with Echo Connect Holdings and its Subsidiaries as of [●]).

6.	Limited Terms of the Echo Connect Purchase Agreement. The only representations and warranties given by the Echo Shareholders in the Echo Connect Purchase Agreement will be those related to organization (if applicable), authority, noncontravention of organizational documents, law or material agreements of the Person making such representation or warranty, title (other than customary permitted liens) and no brokers. Such representations and warranties will be made by each Echo Shareholder on a several (and not joint) basis solely as to itself. The Echo Connect Purchase Agreement will not contain any indemnification obligations on the part of any party, and the equity securities will be sold on an “as is, where is” basis (subject only to the representations and warranties set forth above) and the Echo Parties (and any of their designees) shall acknowledge that they have not relied on any representation or warranty other than as set forth in the Echo Connect Purchase Agreement.

[2]	NTD: Insert baseline EBITDA of immediately preceding fiscal quarter.

2

7.	Representations of the Echo Shareholders and the Connect Parties. Each Echo Shareholder and each Connect Party (severally as to itself and not jointly) hereby represents and warrants to the Echo Parties that (i) this Agreement is a valid and binding agreement of such Person, enforceable against it in accordance with its terms and (ii) as of the date hereof, the Echo Shareholders are, and as of the date of the consummation of the Closing of the transactions under the Echo Connect Purchase Agreement will be, the only holders of capital stock in Echo Connect Holdings (other than any Person who receives capital stock in Echo Connect Holdings pursuant to employee incentive arrangements and becomes subject to the Echo Connect Stockholders Agreement (as defined below)).

8.	Covenants of the Echo Shareholders and the Connect Parties.

a.	From the Closing through the End Date (or, if the Option is properly exercised hereunder, the effective execution of the Echo Connect Purchase Agreement by all of the parties contemplated thereby pursuant to the terms hereof), the Connect Parties will (i) not sell, convey, transfer or encumber any material asset (or equity securities) of the Connect Parties outside the ordinary course of business, other than to secure indebtedness for borrowed money; provided that any encumbrance of any equity securities of the Connect Parties to secure indebtedness for borrowed money shall be made subject to the Option in all respects; and (ii) not permit any funds to leave the Connect Parties for the benefit of any Echo Shareholder other than any indemnification or advancement payments owed under its organizational agreements and [●].

b.	From the Closing through the End Date (or, if the Option is properly exercised hereunder, the effective execution of the Echo Connect Purchase Agreement), each Echo Shareholder agrees (as to itself) not to transfer any capital stock in Echo Connect Holdings, other than Permitted Transfers under the Echo Connect Stockholders Agreement (as defined below) and in accordance with Section 10.

c.	The Echo Shareholders and Echo Connect Holdings are party to the Stockholders Agreement of Echo Connect set forth in Exhibit B (the “Echo Connect Stockholders Agreement”), and each Echo Shareholder will exercise (to the extent it is able) and otherwise comply with the drag-along provisions set forth in Section [●] thereof in connection with the valid exercise of the Option.

d.	Effective as of the date of this Agreement, each of Echo Connect Holdings and Echo Connect shall amend and restate their certificate of incorporation and certificate of formation, respectively, to include a statement in form and substance satisfactory to the Echo Parties that such entity is subject to the Option in all respects. From and after the date of this Agreement

3

through the End Date, the Connect Parties shall not further amend or restate their organizational documents to remove or modify the foregoing restrictive statement from their organizational documents.

e.	From and after the date of this Agreement through the End Date, any certificates or other instruments issued and outstanding representing equity securities in the Connect Parties shall be notated by the applicable Connect Party with a legend stating that any transfer of such equity securities is subject to the Option in all respects.

9.

Publicity and Confidentiality. The Echo Parties, the Connect Parties and each Echo Shareholder shall keep confidential this Agreement, the transactions contemplated hereby and any non-public information relating to the Connect Parties, Echo, the Company or any of their respective Subsidiaries and shall not disclose, issue any press release or otherwise make any public statement in connection therewith (other than as may be necessary to monitor, increase or decrease its investment in the Company) without the prior written consent of the Sponsors (not to be unreasonably withheld); provided, that such Echo Parties, the Connect Parties and each Echo Shareholder may disclose any such information (i) as has become generally available to the public, (ii) to its employees and attorneys, accountants, consultants and other professional advisers who need to know such information, including to the extent necessary to obtain their services in connection with monitoring its investment in the Company, and agree to keep it confidential, (iii) to the extent required in order to comply with reporting obligations to its direct or indirect partners, members, or other equity holders (including the employees and professional advisors of such equity holders) who have agreed (subject to customary exceptions) to keep such information confidential, (iv) to persons who have expressed a bona fide interest in becoming limited partners, members or other equity holders of a Party hereto or its related investment funds, in each case who have agreed to keep such information confidential, (v) to the extent necessary in order to comply with any law, order, regulation, ruling or stock exchange rules applicable to such Party, (vi) as may be required in connection with a registered offering, including any disclosure contemplated under the Registration Rights Agreement and/or (vii) in response to any summons or subpoena or in connection with any litigation, it being agreed that, unless such information has been generally available to the public, if such information is being requested pursuant to a summons or subpoena or a discovery request in connection with a litigation, (x) the Echo Parties, the Connect Parties and each Echo Shareholder shall, to the extent permitted by applicable law, give Echo Connect notice of such request and shall cooperate with Echo Connect at Echo Connect’s request so that Echo Connect may, at its cost and in its discretion, seek a protective order or other appropriate remedy, if available, and (y) in the event that such protective order is not obtained (or sought by Echo Connect after notice), such Party (a) shall furnish only that portion of the information which, in accordance with the advice of counsel, is legally required to be furnished and (b) will exercise its reasonable efforts to obtain assurances that confidential treatment will be accorded such information. Nothing contained herein shall prevent the use (subject, to the extent practicable, to a protective order) of any such confidential information in connection with the assertion or defense of any claim; provided, further that nothing in this Section 7.4 shall be deemed to restrict any Stockholder’s ability to

4

monetize its equity investment in of in compliance with applicable securities laws. Notwithstanding anything in this Section 9 to the contrary, each of the Echo Parties, the Connect Parties and each Echo Shareholder acknowledges and agrees (a) to be bound by the confidentiality provisions of the LLC Agreement with respect to any confidential information of the Company, and if any provision herein is in conflict with the confidentiality provisions of the LLC Agreement, than the more restrictive provision on such Echo Parties, the Connect Parties and each Echo Shareholder shall govern with respect to confidential information about the Company and (b) that each other Party may develop or receive from third parties information that is the same as or similar to the confidential information of Echo Connect or the Company, and that nothing in this Agreement restricts or prohibits any Party (by itself or through a third party) from developing, receiving or disclosing such information, or any products, services, concepts, ideas, systems or techniques that are similar to or compete with the products, services, concepts, ideas, systems or techniques contemplated by or embodied in the confidential information of Echo Connect or the Company.

10.	No Assignment. No party hereto will have the right to sell, transfer, assign or pledge all or any portion of its interest in this Agreement without the prior written approval of the other parties hereto; provided, however, that each Echo Shareholder may sell, transfer, assign or pledge all or any of its rights hereunder in connection with any Permitted Transfer under the Echo Connect Stockholders Agreement, provided that such transferee executes a joinder to this Agreement as a party hereto.

11.	Governing Law. This Agreement and any related dispute shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to its conflicts of law principles.

12.

Jurisdiction; Venue; Service of Process. Each party to this Agreement, by its execution hereof, (a) hereby irrevocably submits to the exclusive jurisdiction and venue of the state courts of the State of Delaware or the United States District Court located in the State of Delaware for the purpose of any dispute between any of the parties hereto arising in whole or in part under or in connection with this Agreement, (b) hereby waives to the extent not prohibited by applicable legal requirements, and agrees not to assert, by way of motion, as a defense or otherwise, in any such action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that any such action brought in one of the above-named courts should be dismissed on grounds of forum non conveniens, should be transferred or removed to any court other than one of the above-named courts, should be stayed by reason of the pendency of some other proceeding in any other court other than one of the above-named courts, or that this agreement or the subject matter hereof may not be enforced in or by such court and (c) hereby agrees not to commence any such action other than before one of the above-named courts. Notwithstanding the previous sentence, a party hereto may commence any action in a court other than those described in this Section 12 above for the purpose of enforcing an order or judgment issued by one of the above-named courts. Each party hereto hereby (a) consents to service of process in any action between the parties arising in whole or in part under or in connection with this Agreement in any manner permitted by Delaware law, (b) agrees that service of process

5

made in accordance with clause (a) or made by registered or certified mail, return receipt requested, at its address specified pursuant to Section 18, will constitute good and valid service of process in any such action and (c) waives and agrees not to assert (by way of motion, as a defense, or otherwise) in any such action any claim that service of process made in accordance with clause (a) or (b) does not constitute good and valid service of process.

13.	Specific Performance. Each of the parties hereto acknowledges and agrees that each of the other parties hereto would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached or violated. Accordingly, each of the parties hereto agrees that, without posting bond or other undertaking, each of the other parties hereto will be entitled to an injunction or injunctions to prevent breaches or violations of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any claim instituted in any court specified in clause (a) of Section 12 in addition to any other remedy to which he, she or it may be entitled, at law or in equity. Each of the parties hereto further agrees that, in the event of any action for specific performance in respect of such breach or violation, he, she or it will not assert the defense that a remedy at law would be adequate.

14.	Miscellaneous. No amendment, termination or waiver of any provision of this Agreement will be valid and binding unless it is in writing and signed, in the case of an amendment or termination, by each of the parties hereto, or in the case of a waiver, by the party hereto against whom the waiver is to be effective. No waiver by any party hereto of any breach or violation of, default under or inaccuracy in any representation, warranty, covenant or agreement hereunder, whether intentional or not, will be deemed to extend to any prior or subsequent breach, violation, default of or inaccuracy in any representation, warranty, covenant or agreement hereunder or affect in any way any rights arising by virtue of any prior or subsequent occurrence. No delay or omission on the part of any party hereto in exercising any right, power or remedy under this Agreement will operate as a waiver thereof.

15.	Effect of Termination. In the event of the termination of the Option pursuant to Section 4, other than the provisions of Sections 9 (Confidentiality), 11 (Governing Law), 12 (Jurisdiction; Venue; Service of Process), 13 (Specific Performance), 14 (Miscellaneous), 16 (Entire Agreement), 17 (Counterparts), 18 (Notices) and this Section 15 (Effect of Termination), which shall survive such termination, this Agreement shall then be null and void and have no further force and effect and all other rights and liabilities of the parties hereto hereunder shall terminate without any liability of any party hereto to any other party hereto other than liability with respect to breaches of this Agreement occurring prior to such termination.

16.	Entire Agreement. This Agreement, together with the documents explicitly referred to herein, constitutes the entire agreement among the parties hereto with respect to the subject matter hereof and supersedes any and all prior discussions, negotiations, proposals, undertakings, understandings and agreements, whether written or oral, with respect thereto.

6

17.	Counterparts. This Agreement may be executed in any number of counterparts, each of which will be deemed an original, but all of which together will constitute but one and the same instrument.

18.	Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by overnight courier service, by email or facsimile with receipt confirmed or by registered or certified mail (postage prepaid, return receipt requested) to the respective Parties at the following addresses:

If to Echo Connect or an Echo Shareholder:

[●]

[●]

[●]

Attention: [●]

Facsimile: [●]

And a copy (which copy shall not constitute notice) to:

[●]

[●]

[●]

Attention: [●]

Facsimile: [●]

If to the Echo Parties, to:

Change Healthcare, Inc.

3055 Lebanon Pike, Suite 1000

Nashville, Tennessee 37214

Attention:       General Counsel

Facsimile:      (615) 340-6153

with a copy to:

[●]

[●]

[●]

Attention: [●]

Facsimile: [●]

Each of the parties to this Agreement may specify different address or facsimile number by giving notice in accordance with this Section 18 to each of the other parties hereto.

7

IN WITNESS WHEREOF, each of the undersigned has executed this Agreement as an agreement under seal as of the date first above written.

ECHO HOLDCO	Change Healthcare, Inc.

By:
Name:
Title:

CHANGE SOLUTIONS	Change Healthcare Solutions, LLC

By:
Name:
Title:

ECHO CONNECT HOLDINGS	[Echo Connect Holdings, Inc.]

By:
Name:
Title:

ECHO CONNECT	[Echo Connect, LLC]

By:
Name:
Title:

[Option to Enter Into a Purchase Agreement]

ECHO SHAREHOLDERS	[●]

By:
Name:
Title:

[●]

By:
Name:
Title:

[●]

By:
Name:
Title:

[●]

By:
Name:
Title:

[●]

By:
Name:
Title:

[Option to Enter Into a Purchase Agreement]

Exhibit G

Form of Registration Rights Agreement

REGISTRATION RIGHTS AGREEMENT

REGISTRATION RIGHTS AGREEMENT (this “Agreement”), dated as of [●], by and among PF2 NewCo LLC, a Delaware limited liability company (together with its successors and assigns, the “Company”), PF2 NewCo Intermediate Holdings, LLC, PF2 NewCo Holdings, LLC (together with PF2 NewCo Intermediate Holdings, LLC and the Company, the “Company Parties”), the MCK Members (as defined below), HCIT Holdings, Inc., a Delaware corporation (“Echo”), the Echo Shareholders (as defined below) and any other Person who becomes a party hereto by executing a joinder in the form of Exhibit A hereto.

WITNESSETH:

WHEREAS, the Holders (as defined below) own Registrable Securities (as defined below); and

WHEREAS, the parties desire to set forth certain registration rights applicable to the Registrable Securities.

NOW, THEREFORE, in consideration of the foregoing and the mutual promises, covenants and agreements of the parties hereto, and for other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

Section 1. Definitions. Capitalized terms used in this Agreement but not defined herein shall have the meanings ascribed to them in the Amended and Restated Limited Liability Company Agreement of the Company dated as of [●], 201[●] (the “LLC Agreement”). As used in this Agreement, the following terms have the following respective meanings, and for the avoidance of doubt the following respective meanings shall be used in the case of any conflicts with meanings ascribed in the LLC Agreement:

1.1. “Blackstone Holders” means any Holder identified under the caption “Blackstone Holders” on [●] and their respective Permitted Transferees.

1.2. “Board Resolution” means a resolution of the board of directors of Echo that is approved by a resolution of the board of directors of the Company.

1.3. “Common Stock” means the common stock of Echo.

1.4. “Company Indemnitees” has the meaning set forth in Section 2.7(a).

1.5. “Demand Exercise Notice” has the meaning set forth in Section 2.1(a).

1.6. “Demand Registration” has the meaning set forth in Section 2.1(g).

1.7. “Echo Shareholders” has the meaning set forth in the LLC Agreement; provided such Echo Shareholder then holds Registrable Securities.

1.8. “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC thereunder, all as the same shall be in effect at the time.

1.9. “Exercise Window” means, (a) as to Holders who are MCK Members (or their Permitted Transferees), any period of time during which the MCK Members (or their Permitted Transferees) may Transfer Units or Registrable Securities, as applicable, pursuant to the exercise of registration rights as set forth in Section 9.01(b) of the LLC Agreement and (b) as to Holders who are Echo Shareholders (or their Permitted Transferees) (including the Sponsor Holders), any period of time during which Echo Shareholders may Transfer Units or Registrable Securities, as applicable, pursuant to the exercise of registration rights as set forth in Section 9.01(b) of the LLC Agreement.

1.10. “FINRA” means The Financial Industry Regulatory Authority, Inc.

1.11. “H&F Holders” means any Holder identified under the caption “H&F Holders” on [●] and their respective Permitted Transferees.

1.12. “Holder” means any MCK Member or Echo Shareholder holding Registrable Securities.

1.13. “Holder Demand” has the meaning set forth in Section 2.1(a).

1.14. “indemnified party” means any Person seeking indemnification pursuant to Section 2.7.

1.15. “indemnifying party” means any Person from whom indemnification is sought pursuant to Section 2.7.

1.16. “Losses” has the meaning set forth in Section 2.7(a).

1.17. “MCK Member” has the meaning set forth in the Contribution Agreement; provided such MCK Member then holds Registrable Securities.

1.18. “Majority Participating Holders” means Participating Holders holding more than 50% of the Registrable Securities proposed to be included in any offering of Registrable Securities by such Participating Holders pursuant to Section 2.1 or Section 2.2; provided, that (a) during the First Echo Sale Window, “Majority Participating Holders” shall mean the Blackstone Holders, (b) during the MCK Exit Window, “Majority Participating Holders” shall mean the MCK Members, (c) during the Second Echo Sale Window, “Majority Participating Holders” shall be determined without reference to any MCK Members participating in such offering and (d) in the event that an H&F Holder is the Holder making a Holder Demand in any offering pursuant to Section 2.1 (including any Shelf Underwriting) initiated on or after the Restriction End Date, “Majority Participating Holders” shall mean the H&F Holders unless and until the H&F Holders have been the Majority Participating Holders in one (1) offering pursuant to this clause (d); provided, that if the H&F Holders have not yet had the opportunity to participate in any Holder Demand pursuant to Section 2.1(b) or any incidental

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registration pursuant to Section 2.2 prior to the Restriction End Date, in the event that an H&F Holder is the Holder making a Holder Demand in any offering pursuant to Section 2.1 (including any Shelf Underwriting) initiated on or after the Restricted End Date, “Majority Participating Holders” for purposes of this clause (d) shall mean the H&F Holders unless and until the H&F Holders have been the Majority Participating Holders in two (2) offerings pursuant to this clause (d).

1.19. “Participating Holders” means any Holder participating in any offering of Registrable Securities pursuant to Section 2.1 or Section 2.2.

1.20. “Postponement Period” has the meaning set forth in Section 2.1(i).

1.21. “Registrable Securities” means any of the following when held by an MCK Member or an Echo Shareholder (or their respective Permitted Transferees): (i) any Common Stock held by the MCK Members or the Echo Shareholders (or their respective Permitted Transferees) (including Common Stock acquired after the effective date of the Agreement, pursuant to an Exchange or otherwise) and (ii) any Common Stock into which Units held by the MCK Members (or their respective Permitted Transferees) are exchangeable pursuant to Section 2.3 hereof and Article 9 and Section 11.04(f) of the LLC Agreement. As to any particular Registrable Securities, such securities shall cease to be Registrable Securities when (a) a registration statement with respect to the sale of such securities shall have become effective under the Securities Act and such securities shall have been disposed of in accordance with such registration statement, (b) such securities shall have been sold pursuant to Rule 144 under the Securities Act or (c) the Holder of such securities is able to immediately sell such securities under Rule 144 under the Securities Act without any restrictions on transfer (including without application of paragraphs (c), (d), (e), (f) and (h) of Rule 144); provided, however, in the case of each of the Sponsor Holders and the MCK Members, such securities shall not cease to be Registrable Securities prior to the later of (i) the expiration of the Second Echo Sale Window and (ii) such time as such Sponsor Holder, together with its Affiliates, beneficially owns less than 2% of the outstanding shares of Common Stock, together with any Units exchangeable into Common Stock1.

1.22. “Registration Expenses” means all fees and expenses incurred in connection with the Company’s and Echo’s performance of or compliance with Section 2 hereof, including, without limitation, (i) all registration, filing and applicable SEC fees, FINRA fees, listing fees, and fees and expenses of complying with state or foreign securities or blue sky laws (including fees and disbursements of counsel to the underwriters and the Participating Holders in connection with “blue sky” qualification of the Registrable Securities and determination of their eligibility for investment under the laws of the various jurisdictions), (ii) all printing (including printing certificates for the Registrable Securities in a form eligible for deposit with The Depository Trust Company and printing preliminary and final prospectuses), word processing, duplicating, telephone

[1]	Terms of any registration rights for management Holders subject to agreement of Sponsor Holders.

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and facsimile expenses, and messenger and delivery expenses, (iii) all fees and disbursements of counsel for the Company and/or Echo and of their respective independent public accountants, including the expenses of “cold comfort” letters or any special audits required by, or incident to, such registration and the fees and expenses of any other independent public accountant that is requested to provide “cold comfort” on financial statements required to be included in the registration statement, (iv) all fees and expenses of counsel to Echo and to the Holders, including a local counsel if required, (v) all transfer taxes and (vi) all expenses incurred in connection with promotional efforts or “roadshows”; provided, however, that Registration Expenses shall exclude, and the Participating Holders shall pay, underwriting discounts and commissions in respect of the Registrable Securities being registered for such Participating Holders.

1.23. “Restriction End Date” means the first date on which either clause (vii) or clause (viii) of Section 9.01(b) of the LLC Agreement is applicable.

1.24. “SEC” means the Securities and Exchange Commission.

1.25. “Section 2.2 Sale Amount” has the meaning set forth in Section 2.2(c).

1.26. “Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the SEC thereunder, all as the same shall be in effect at the time.

1.27. “Shelf Registrable Securities” has the meaning set forth in Section 2.1(j).

1.28. “Shelf Registration Statement” has the meaning set forth in Section 2.1(j).

1.29. “Shelf Underwriting” has the meaning set forth in Section 2.1(j).

1.30. “Shelf Underwriting Notice” has the meaning set forth in Section 2.1(j).

1.31. “Shelf Underwriting Request” has the meaning set forth in Section 2.1(j).

1.32. “Sponsor Holders” means, collectively, the Blackstone Holders and the H&F Holders.

1.33. “WKSI” means a well-known seasoned issuer, as defined in Rule 405 of the Securities Act.

Section 2. Registration Under Securities Act.

2.1. Registration on Demand.

(a) Demand. Subject to the provisions of this Agreement and the LLC Agreement, at any time and from time to time during an Exercise Window, one or more Holders shall have the right to require Echo to effect the registration under the Securities Act of all or part of the Registrable Securities held by such Holders, including by means

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of a shelf registration statement pursuant to Rule 415 under the Securities Act if so requested and if Echo is then eligible to use such registration (any such demanded registration that is not an IPO Demand, a “Demand Registration”), by delivering a written request therefor to Echo that specifies the number of Registrable Securities held by such Holders to be registered and the intended method of distribution thereof (such a request, a “Holder Demand”). As promptly as practicable, but no later than two (2) Business Days after receipt of a Holder Demand, Echo shall give written notice (the “Demand Exercise Notice”) of the Holder Demand to the Company and all other Holders. Such Holders shall have the option, within five (5) Business Days after the receipt of the Demand Exercise Notice, to request, in writing, that Echo include in such registration any Registrable Securities held by such Holder (which request shall specify the maximum number of Registrable Securities intended to be disposed of by such Holder). If Echo is a WKSI on the date of the Holder Demand, then the Holder Demand may request registration of an unspecified amount of Registrable Securities to be sold by the unspecified Holders. If Echo is not a WKSI on the date of the Holder Demand, then the Holder Demand shall specify the aggregate amount of Registrable Securities to be registered. Echo shall provide to a Holder the information necessary to determine Echo’s status as a WKSI upon request. To the extent Echo is a WKSI at the time any Holder Demand is made to Echo, and such Holder Demand requests that Echo file an automatic shelf registration statement (as defined in Rule 415 under the Securities Act) (an “automatic shelf registration statement”) on Form S-3, Echo shall file an automatic shelf registration statement that covers those Registrable Securities which are requested to be registered or, if requested, an unspecified amount of Registrable Securities. Echo shall use its reasonable best efforts to remain a WKSI (and not become an ineligible issuer (as defined in Rule 415 under the Securities Act)) during the period during which such automatic shelf registration statement is required to remain effective. If the automatic shelf registration statement has been outstanding for at least three (3) years, at the end of the third year Echo shall upon request refile a new automatic shelf registration statement covering the Registrable Securities. If at any time when Echo is required to re-evaluate its WKSI status, Echo determines that it is not a WKSI, Echo shall use its reasonable best efforts to refile the shelf registration statement on Form S-3 and, if such form is not available, Form S-1, and keep such registration statement effective during the period during which such registration statement is required to be kept effective. Echo shall, as expeditiously as reasonably possible, file a registration statement (the “Demand Registration Statement”) with the SEC for the registration of the Registrable Securities which Echo has been requested by Holders to register pursuant to this Section 2.1 and to use its reasonable best efforts to cause the Demand Registration Statement to be promptly (and in any case within 60 days after filing such Demand Registration Statement) declared effective under the Securities Act. Echo shall use its reasonable best efforts to effect the registration of Registrable Securities for distribution in accordance with the intended method of distribution set forth in a written request delivered by the Majority Participating Holders or, in the case of a Shelf Registration Statement, any Holder.

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(b) Limitations on the Holders During Specified Periods; Tag-Along Rights.

(i) For the avoidance of doubt, (A) no Holder may exercise registration rights hereunder in connection with a Qualified IPO (including any Tag-Along Right), (B) during the First Echo Sale Window: (i) only the Blackstone Holders shall be permitted to request any Demand Registration pursuant to this Agreement and (ii) the Echo Shareholders that are not Blackstone Holders and the MCK Members shall both be permitted to exercise rights under Section 2.1(b)(ii), (C) during an MCK Exit Window, the Echo Shareholders shall not be permitted to request any Demand Registration pursuant to this Agreement and the Echo Shareholders shall be permitted to exercise rights under Section 2.1(b)(iii), and (D) during the Second Echo Sale Window: (i) only the Sponsor Holders shall be permitted to request any Demand Registration pursuant to this Agreement and the MCK Members and any Echo Shareholders that do not participate in such demand shall be permitted to exercise rights under Section 2.1(b)(iv).

(ii) During the First Echo Sale Window, the Blackstone Holders shall only be permitted to make a Holder Demand for one or more underwritten offerings and the Echo Shareholders that are not Blackstone Holders and the MCK Members (and their Permitted Transferees) (in each case, a “Tagging Seller”) shall have the right, but not the obligation (a “Tag-Along Right”), to require Echo to include in the Demand Registration up to an aggregate number of shares of Common Stock representing each Tagging Seller’s Tag-Along Portion (such shares, the “Tag-Along Shares”), subject to Section 2.1(h) and Section 2.1(k). For the purposes of this Agreement, subject to Section 2.1(k), “Tag-Along Portion” means, with respect to any Tagging Seller, a number of shares of Common Stock equal to (A) the number of Registrable Securities owned by such Tagging Seller at such time, multiplied by (B) a fraction, (1) the numerator of which is the number of shares of Common Stock proposed to be registered in the Demand Registration by the Blackstone Holders, and (2) the denominator of which is the aggregate number of shares of Registrable Securities held by all Blackstone Holders prior to giving effect to any Exchange associated with such Demand Registration or any sales of Registrable Securities pursuant to such Demand Registration.

(iii) During an Exercise Window that is within the MCK Exit Window, the MCK Members shall only be permitted to make a Holder Demand for one or more underwritten offerings and the Echo Shareholders (in this case, the “Tagging Sellers”) shall have the right, but not the obligation, to require Echo to include in the Demand Registration up to an aggregate number of shares of Common Stock representing each Tagging Seller’s Tag-Along Portion, subject to Section 2.1(h) and Section 2.1(k); provided, that the defined terms “Tagging Seller,” “Tag-Along Right” and “Tag-Along Shares” shall be used, as applicable, to refer to the Echo Shareholders and their Registrable Securities, mutatis mutandis. For the purposes of this Section 2.1(b)(iii), subject to Section 2.1(k), “Tag-Along Portion” means, with respect to any Tagging Seller, a number of shares of Common Stock equal to (A) the number of Registrable Securities owned by such Tagging Seller at such time, multiplied by (B) a

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fraction, (1) the numerator of which is the number of shares of Common Stock proposed to be registered in the Demand Registration by the MCK Members, and (2) the denominator of which is the aggregate number of shares of Registrable Securities held by all MCK Members prior to giving effect to any Exchange associated with such Demand Registration or any sales of Registrable Securities pursuant to such Demand Registration.

(iv) In any Holder Demand not described in Section 2.1(b)(ii) or Section 2.1(b)(iii) above, any Holder that did not participate in such Holder Demand (and their Permitted Transferees) (in this case, the “Tagging Sellers”) shall have the right, but not the obligation, to require Echo to include in the Demand Registration such number of shares of Common Stock as each such Holder may request in writing, subject to Section 2.1(h) and Section 2.1(k).

(c) Registration Statement Form. Registrations under this Section 2.1 shall be on such appropriate form of the SEC (i) as shall be selected by Echo and as shall be reasonably acceptable to the Majority Participating Holders and (ii) as shall permit the disposition of such Registrable Securities in accordance with the intended method or methods of disposition specified in such Participating Holders’ requests for such registration, including, without limitation, a continuous or delayed basis offering pursuant to Rule 415 under the Securities Act. Echo agrees to include in any such registration statement all information which, in the opinion of counsel to Echo, is necessary or desirable to be included therein.

(d) Expenses. The Company shall pay, and shall be responsible for, all Registration Expenses in connection with any registration requested or offering effected pursuant to this Section 2.1, including all expenses of the delivery of all documents required under Section 2.4(a)(vi).

(e) Selection of Underwriters. The underwriters of each underwritten offering of the Registrable Securities pursuant to this Section 2.1 shall be selected by the Majority Participating Holders; provided, that, except in the case of a “block trade,” such selection is subject to the consent of Echo (which is not to be unreasonably withheld).

(f) Right to Withdraw; Option to Participate in Shelf Takedowns. Subject to Section 2.1(j), any Participating Holder shall have the right to withdraw its request for inclusion of Registrable Securities in any registration statement pursuant to this Section 2.1 at any time prior to the effective date of such registration statement by giving written notice to Echo of its request to withdraw. Upon receipt of notices from each of the Participating Holders to withdraw their request for inclusion of Registrable Securities in any registration statement, Echo shall cease all efforts to obtain effectiveness of the applicable registration statement. In the event that any Holder has requested inclusion of Registrable Securities in a shelf registration, the Holder shall have the right, but, subject to Section 2.1(j), not the obligation, to participate in any offering of Registrable Securities under such shelf registration.

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(g) Limitations on Registration on Demand. Following the Restriction End Date, Echo shall not be required to have a registration statement declared effective pursuant to a Demand Registration until at least 90 days after the effective date of any other registration statement filed by Echo pursuant to a previous Demand Registration. The aggregate offering value of the Registrable Securities to be registered pursuant to any such registration shall be at least $100 million (determined as of the date the Holder Demand is made), unless the registration demand is for the balance of the Registrable Securities held by the applicable Holder making a Holder Demand and its Affiliates.

(h) Priority in Registrations on Demand. Whenever Echo effects a registration pursuant to this Section 2.1 in connection with an underwritten offering by Holders, no securities other than Registrable Securities held by Holders shall be included among the securities covered by such registration unless the Majority Participating Holders consent in writing to the inclusion therein of such other securities and the inclusion of such other securities does not reduce the amount of Registrable Securities that may be included in such offering by the Participating Holders, which consent may be subject to terms and conditions determined by the consenting Holders in their sole discretion. If any registration pursuant to a Holder Demand involves an underwritten offering and the managing underwriter(s) of such offering shall inform Echo in writing of its belief that the number of Registrable Securities requested to be included in such registration pursuant to this Section 2.1, when added to the number of any such other securities permitted to be offered in such registration, would materially adversely affect such offering, or if, in the case of an offering during the First Echo Sale Window, an MCK Exit Window or the Second Echo Sale Window, the Majority Participating Holders in their sole discretion shall determine that the inclusion of such additional securities would materially adversely affect such offering, then, subject to the last sentence of this Section 2.1(h), the Participating Holders shall be entitled to participate only on a pro rata basis based on the number of Registrable Securities held by each such Participating Holder; provided, that if such offering is conducted during the First Echo Sale Window, an MCK Exit Window (but only in respect of the first Demand Registration requested by any MCK Member during the MCK Exit Window) or the Second Echo Sale Window, then, subject to Section 2.1(k), the number of Registrable Securities included in such Demand Registration by the Tag-Along Sellers shall be reduced at the sole discretion of the Majority Participating Holders prior to any reduction in the number of Registrable Securities included in such Demand Registration by the Majority Participating Holders.

(i) Postponement. If the filing, initial effectiveness or continued use of a registration statement required to be prepared and filed by it pursuant to this Section 2.1 at any time would require Echo to make an Adverse Disclosure, Echo shall be entitled, pursuant to a Board Resolution, once in any twelve-month period, to postpone for a reasonable period of time (but not exceeding 90 days) (the “Postponement Period”) the filing, initial effectiveness or continued use of such registration statement; provided, that no such Postponement Period shall extend the length of any Exercise Window. In such event, Echo shall immediately give the Participating Holders written notice of such determination, containing a specific statement of the reasons for such postponement and an approximation of the anticipated delay, and, after receipt of such notice, such Participating Holders agree to suspend use of the applicable registration

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statement until the end of the Postponement Period. Echo shall immediately notify such Participating Holders in writing upon the expiration of any Postponement Period, amend or supplement the registration statement (and the included prospectus), if necessary, so it does not contain any untrue statement or omission and furnish to the Participating Holders such numbers of copies of such registration statement as so amended or supplemented as the Participating Holders may reasonably request. “Adverse Disclosure” means public disclosure of material non-public information that, in the good faith judgment of Echo, upon advice of counsel and as authorized by a Board Resolution, would require premature disclosure of any material financing, material corporate reorganization or other material transaction, obligation, fact or event involving Echo or the Company, as the case may be.

(j) Shelf Takedowns. In the event that Echo files a shelf registration statement under Rule 415 of the Securities Act pursuant to a Holder Demand and such registration becomes effective (such registration statement, a “Shelf Registration Statement”), any Holder of Registrable Securities registered on such Shelf Registration Statement shall have the right at any time or from time to time to elect to sell Registrable Securities in an underwritten offering, including a “block trade” conducted as an underwritten offering, pursuant to such registration statement (“Shelf Registrable Securities”) or in any other manner contemplated by the “Plan of Distribution” in such registration statement. Any Holder making a Holder Demand may make such election by delivering to Echo a written request (a “Shelf Underwriting Request”) for such underwritten offering to Echo specifying the number of Shelf Registrable Securities that such Holder desires to sell pursuant to such underwritten offering (the “Shelf Underwriting”). As promptly as practicable, but no later than two (2) Business Days after receipt of a Shelf Underwriting Request (or, in the case of a “block trade,” such shorter period as is reasonably practicable), Echo shall give written notice (the “Shelf Underwriting Notice”) of such Shelf Underwriting Request to all Holders of Shelf Registrable Securities, and the Shelf Underwriting Notice shall offer each Holder the opportunity to include in the Shelf Underwriting that number of Registrable Securities as each such Holder may request in writing in accordance with this Section 2.1(j). Echo shall include in such Shelf Underwriting (x) the Shelf Registrable Securities of the Holders making the Shelf Underwriting Request and (y) the Shelf Registrable Securities of any other Holder of Shelf Registrable Securities which shall have made a written request to Echo for inclusion in such Shelf Underwriting (which request shall specify the maximum number of Shelf Registrable Securities intended to be disposed of by such Holder) (such persons, “Potential Takedown Participants”) within three (3) Business Days after the Shelf Underwriting Notice has been delivered (or, in the case of a “block trade,” one (1) Business Day). If such Shelf Underwriting is being conducted as a “block trade,” any Potential Takedown Participant’s request to participate in such Shelf Underwriting shall be binding on the Potential Takedown Participant; provided that each such Potential Takedown Participant that elects to participate may condition its participation on such Shelf Underwriting being completed within ten (10) Business Days and/or its acceptance at a price per share (after giving effect to any underwriters’ discounts or commissions) to such Potential Takedown Participant of not less than ninety two percent (92%) (or such lesser percentage specified by such Potential Takedown

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Participant) of the closing price for the shares of Common Stock on their principal trading market on the Business Day immediately prior to such Potential Takedown Participant’s election to participate (the “Participation Conditions”). Echo shall, as expeditiously as possible, use its reasonable best efforts to facilitate such Shelf Underwriting. Once a Shelf Registration Statement has been declared effective, the Holders of Registrable Securities may request, and Echo shall be required to facilitate, an unlimited number of Shelf Underwritings with respect to such Shelf Registration Statement; provided, however, that Echo shall not be required to facilitate a Shelf Underwriting until at least 90 days after the later of the date of the underwriting agreement in any prior Shelf Underwriting effected pursuant to this Section 2.1(j) and the effective date of any previous Demand Registration Statement pursuant to this Section 2.1. Notwithstanding anything to the contrary in this Section 2.1(j), (A) each Shelf Underwriting must include, in the aggregate (based on the shares of Common Stock included in such Shelf Underwriting by all Holders participating in such Shelf Underwriting), shares of Common Stock having an aggregate market value of at least $100 million (determined as of the date the Shelf Underwriting Request is made), unless the Shelf Underwriting is of the balance of the Registrable Securities held by the applicable Holder making a Holder Demand and its Affiliates and (B) each Shelf Underwriting is subject to Section 2.1(k).

(k) H&F Priority Sale Right. Anything in this Agreement to the contrary notwithstanding, in any underwritten offering pursuant to this Section 2.1 or Section 2.2 in which the H&F Holders are participating and that is initiated prior to the two-year anniversary of the Restriction End Date (an “H&F Priority Offering”), the number of Registrable Securities that the Blackstone Holders, the H&F Holders and the other Holders shall be entitled to include in such offering (including any Shelf Underwriting) shall, subject to Section 2.1(h) or 2.2(c), as applicable (as modified by the immediately succeeding sentence), be determined as follows: (i) if the Blackstone Holders are the Holders making a Holder Demand, then (A) the Tag-Along Percentage of the H&F Holders will be that percentage that would result in the H&F Holders being able to sell in such offering a number of Registrable Securities equal to (x) the number of Registrable Securities being sold by the Blackstone Holders in such offering or (y) if the H&F Holders own Registrable Securities with an aggregate market value of less than $100 million (determined as of the date the relevant Demand Exercise Notice, Shelf Underwriting Request or Incidental Registration Notice, as applicable, is delivered), then all of the Registrable Securities owned by the H&F Holders and (B) the Tag-Along Percentage of each other Tagging Seller will equal the greater of (x) the Tag-Along Percentage of such Tagging Seller determined without giving effect to this Section 2.1(k) and (y) a number of shares of Common Stock equal to (A) the aggregate number of shares of Registrable Securities owned by such Tagging Seller at such time multiplied by (B) a fraction, (1) the numerator of which is the aggregate number of shares of Common Stock proposed to be included in such offering by the Blackstone Holders and the H&F Holders and (2) the denominator of which is the aggregate number of Registrable Securities owned by the Blackstone Holders and the H&F Holders at such time, (ii) if the H&F Holders are the Holders making a Holder Demand, then (A) the Tag-Along Percentage of the Blackstone Holders will be that percentage that would result in the

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Blackstone Holders being able to sell in such offering a number of Registrable Securities equal to the number of Registrable Securities being sold by the H&F Holders in such offering and (B) the Tag-Along Percentage of each other Tagging Seller will equal a number of shares of Common Stock equal to (A) the aggregate number of shares of Registrable Securities owned by such Tagging Seller at such time multiplied by (B) a fraction, (1) the numerator of which is the aggregate number of shares of Common Stock proposed to be included in such offering by the H&F Holders and the Blackstone Holders and (2) the denominator of which is the aggregate number of Registrable Securities owned by the H&F Holders and the Blackstone Holders at such time and (iii) if the Holder making a Holder Demand is not an H&F Holder or a Blackstone Holder or the offering is pursuant to Section 2.2, then the number of Registrable Securities that the Blackstone Holders and the H&F Holders shall be entitled to include in such offering shall be aggregated for purposes of determining (A) the Tag-Along Portion for the Blackstone Holders and/or the H&F Holders, as applicable, and (B) for determining the number of Registrable Securities that may be sold by the Blackstone Holders and the H&F Holders under any circumstances when the proviso in Section 2.1(h) is applicable and (x) then allocated to the Blackstone Holders and the H&F Holders in accordance with their respective Allocation Percentages (as defined below) and (y) to the extent that the H&F Holders do not request the inclusion of all of the Registrable Securities they are entitled to include in such offering pursuant to clause (x), then the number of Registrable Securities the Blackstone Holders shall be entitled to include in such offering shall be increased by the amount that the H&F Holders could have included pursuant to clause (x) but chose not to, provided that under no circumstances will the Blackstone Holders be entitled to include pursuant to this clause (iii) a number of Registrable Securities that exceeds the number they could have included but for this Section 2.1(k). Anything in Section 2.1(h) or 2.2(c) to the contrary notwithstanding, in the event of any H&F Priority Offering in which the number of Registrable Securities offered by the Holders will be cut back pursuant to Section 2.1(h) or 2.2(c) then, (1) the aggregate amount of Registrable Securities that may be offered and sold by the Blackstone Holders and the H&F Holders for purposes of such Section shall be determined on an aggregate basis treating the Blackstone Holders as Participating Holders regardless of whether they are offering and selling any Registrable Securities in such offering and (2) to the extent that the aggregate amount that may be sold by the H&F Holders and the Blackstone Holders in accordance with clause (1) is less than the aggregate amount requested to be included by the H&F Holders and the Blackstone Holders, then the aggregate amount that may be sold in such offering as determined in accordance with clause (1) shall be allocated between the H&F Holders (in the aggregate) and the Blackstone Holders (in the aggregate) in accordance with their respective Allocation Percentages. The “Allocation Percentages” of (I) the H&F Holders shall equal 50%, provided that if the H&F Holders own Registrable Securities with an aggregate market value of less than $100 million (determined as of the date the relevant Demand Exercise Notice, Shelf Underwriting Request or Incidental Registration Notice, as applicable, is delivered), then the Allocation Percentage of the H&F Holders will equal the lesser of 100% and the percentage that results in the H&F Holders being able to sell in such offering all of their Registrable Securities and (II) the Allocation Percentage of the Blackstone Holders will equal 100% minus the H&F Allocation Percentage.

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2.2. Incidental Registration.

(a) Right to Include Registrable Securities. If Echo at any time following the commencement of the Second Echo Sale Window proposes to register any of its equity securities under the Securities Act by registration on Form S-1 or Form S-3, or any successor or similar form(s) (except registrations (i) pursuant to Section 2.1, (ii) solely for registration of equity securities in connection with an employee benefit plan or dividend reinvestment plan on Form S-8 or any successor form thereto or (iii) in connection with any acquisition or merger on Form S-4 or any successor form thereto), whether or not for sale for its own account, it will each such time give prompt written notice to each of the Holders of its intention to do so (an “Incidental Registration Notice”) and such notice shall offer the Holders of Registrable Securities the opportunity to register under such registration statement such number of Registrable Securities as each such Holder may request in writing. Upon the written request of any such Holders (which request shall specify the maximum number of Registrable Securities intended to be registered by such Holder), made as promptly as practicable and in any event within three (3) Business Days after the receipt of any such notice, Echo shall include in such registration under the Securities Act all Registrable Securities which Echo has been so requested to register by each Holder (subject to Section 2.2(c)); provided, however, that if, at any time after giving written notice of its intention to register any equity securities and prior to the effective date of the registration statement filed in connection with such registration, Echo shall determine pursuant to a Board Resolution not to register or to delay registration of such equity securities, the Company and Echo shall give written notice of such determination and its reasons therefor to the Holders and (i) in the case of a determination not to register, Echo shall be relieved of its obligation to register any Registrable Securities in connection with such registration (but the Company shall not be relieved from any obligation to pay the Registration Expenses in connection therewith as provided for in Section 2.2(d)) and (ii) in the case of a determination to delay registering, shall be permitted to delay registering any Registrable Securities for the same period as the delay in registering such other securities and, in the case of each of (i) and (ii) directly above, without prejudice to the rights of the Holders to request that such registration be effected as a registration under Section 2.1. No registration effected under this Section 2.2 shall relieve Echo of its obligation to effect any registration upon request under Section 2.1.

(b) Right to Withdraw; Option to Participate in Shelf Takedowns. Any Holder shall have the right to withdraw its request for inclusion of Registrable Securities in any registration statement pursuant to this Section 2.2 at any time prior to the effective date of such registration statement by giving written notice to Echo of its request to withdraw. In the event that the Holder has requested inclusion of Registrable Securities in a shelf registration, the Holder shall have the right, but, subject to Section 2.1(j), not the obligation, to participate in any offering of Registrable Securities under such shelf registration.

(c) Priority in Incidental Registrations. If any registration pursuant to this Section 2.2 involves an underwritten offering and the managing underwriter(s) of such offering shall inform Echo in writing of its belief that the number of Registrable

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Securities requested to be included in such registration or offering, when added to the number of other equity securities to be offered in such registration or offering, would materially adversely affect such offering, then Echo shall include in such registration or offering, to the extent of the number and type which Echo so advised can be sold in (or during the time of) such registration or offering without so materially adversely affecting such registration or offering (the “Section 2.2 Sale Amount”): (i) all of the securities proposed by Echo to be sold for its own account; and (ii) thereafter, to the extent the Section 2.2 Sale Amount is not exceeded, the Registrable Securities requested by the Participating Holders (provided that if all of the Registrable Securities requested by the Participating Holders may not be included, the Participating Holders shall, subject to Section 2.1(k), be entitled to participate on a pro rata basis based on the aggregate number of Registrable Securities held by the Participating Holders).

(d) Expenses. The Company shall pay, and shall be responsible for, all Registration Expenses in connection with any registration requested or offering effected pursuant to this Section 2.2 (other than underwriting discounts and commissions payable by Participating Holders with regard to shares of Common Stock sold by such Holders), including all expenses of the delivery of all documents required under Section 2.4(a)(vi).

(e) Selection of Underwriters. The underwriters of each underwritten offering of the Registrable Securities pursuant to this Section 2.2 shall be selected by a Board Resolution.

2.3. Exchanges of Units. Immediately prior to the consummation of any sale by an MCK Member (or its Permitted Transferees) of shares of Common Stock in an offering registered pursuant to Section 2.1 or Section 2.2, Echo shall issue to such MCK Member (or its Permitted Transferee) a number of shares of Common Stock equal to the number of Units to be exchanged and sold in such offering by such MCK Member (or its Permitted Transferee) in accordance with the Exchange procedures set forth in Section 11.04(f) of the LLC Agreement.

2.4. Registration Procedures.

(a) If and whenever Echo is required to effect a registration or offering of any Registrable Securities under the Securities Act pursuant to either Section 2.1 or Section 2.2 hereof (including without limitation any offering pursuant to Section 2.1(j) or 2.2(a) hereof), Echo shall, and shall cause the Company as necessary, as expeditiously as possible, to:

(i) prepare and file with the SEC as soon as practicable a registration statement on an appropriate registration form of the SEC for the disposition of such Registrable Securities in accordance with the intended method of disposition thereof, which registration statement shall comply as to form in all material respects with the requirements of the applicable form and include all financial statements required by the SEC to be filed therewith, and thereafter use its reasonable best efforts to cause such registration statement to become effective

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as soon thereafter as reasonably possible and in any event within 60 days and remain effective (A) with respect to an underwritten offering, for a period of at least 180 days or until all equity interests subject to such registration statement have been sold, and (B) with respect to a shelf registration, until the earlier of (1) the sale of all Registrable Securities thereunder and (2) the third anniversary of the effective date of such shelf registration;

(ii) prepare and file with the SEC any amendments and supplements to such registration statement and the prospectus used in connection therewith as may be necessary to keep such registration statement effective and to comply with the provisions of the Securities Act with respect to the disposition of all Registrable Securities covered by such registration statement in accordance with the intended methods of disposition by the Participating Holders set forth in such registration statement for such period as provided for in Section 2.4(a)(i) above;

(iii) furnish, without charge, to each Participating Holder and each underwriter such number of conformed copies of such registration statement and of each such amendment and supplement thereto (in each case including all exhibits), such number of copies of the prospectus contained in such registration statement (including each preliminary prospectus and summary prospectus) and any other prospectus filed under Rule 424 under the Securities Act, in conformity with the requirements of the Securities Act, and such other documents, as the Participating Holders and such underwriters may request (it being understood that Echo consents to the use of such prospectus or any amendment or supplement thereto by each Participating Holder and the underwriters in connection with the offering and sale of the Registrable Securities covered by such prospectus or any amendment or supplement thereto);

(iv) use its reasonable best efforts (A) to register or qualify all Registrable Securities and other securities covered by such registration statement under such foreign or state securities or “blue sky” laws where an exemption is not available and as the Participating Holders or any managing underwriter shall request, (B) to keep such registration or qualification in effect for so long as such registration statement remains in effect, and (C) to take any and all other actions which may be necessary or advisable to enable the Participating Holders or underwriters to consummate the disposition in such jurisdictions of the securities to be sold by the Participating Holders or Echo, except that Echo shall not for any such purpose be required to qualify generally to do business as a foreign company in any jurisdiction wherein it would not, but for the requirements of this Section 2.4(a)(iv), be obligated to be so qualified;

(v) use its reasonable best efforts to cause all Registrable Securities covered by such registration statement to be registered with or approved by such other governmental agencies or authorities as may be necessary in the opinion of counsel to Echo and counsel to the Participating Holders to consummate the disposition of such Registrable Securities;

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(vi) furnish to each Participating Holder and each underwriter a signed counterpart of (A) an opinion of one or more counsel (including local counsel, if applicable) for Echo, (B) a “comfort” letter signed by the independent public accountants who have certified Echo’s or any acquired entity’s or any other financial statements included or incorporated by reference in such registration statement, in each case, addressed to each Participating Holder and each underwriter covering matters with respect to such registration statement (and the prospectus included therein) as the Participating Holders and managing underwriter(s) shall request and (C) if requested by the managing underwriter(s), a certificate executed by the Chief Financial Officer or the Chief Accounting Officer of Echo attesting to the material accuracy of any financial information not “comforted” by such independent public accountants; provided that, with respect to (B) above, if such accountants are prohibited from addressing such letters to a Participating Holder by applicable standards of the accounting profession, Echo shall cause an “agreed-upon procedures” letter to be furnished;

(vii) promptly notify each Participating Holder and each managing underwriter (A) when such registration statement, any pre-effective amendment, the prospectus or any prospectus supplement related thereto or post-effective amendment to such registration statement has been filed, and, with respect to such registration statement or any post-effective amendment, when the same has become effective; (B) of the receipt by Echo of any comments from the SEC or receipt of any request by the SEC for additional information with respect to any registration statement or the prospectus related thereto or any request by the SEC for amending or supplementing the registration statement and the prospectus used in connection therewith; (C) of the issuance by the SEC of any stop order suspending the effectiveness of such registration statement or the initiation of any proceedings for that purpose; (D) of the receipt by Echo of any notification with respect to the suspension of the qualification of any of the Registrable Securities for sale under the securities or “blue sky” laws of any jurisdiction or the initiation of any proceeding for such purpose; and (E) at any time when a prospectus relating thereto is required to be delivered under the Securities Act, upon discovery that, or upon the happening of any event as a result of which, the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein not misleading, in the light of the circumstances under which they were made, and in the case of this clause (E), promptly prepare and furnish, at the Company’s expense, to each Participating Holder and each managing underwriter, and file with the SEC, a number of copies of a supplement to or an amendment of such prospectus as may be necessary so that, as thereafter delivered to the purchasers of such securities, such prospectus shall not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances under which they were made; and (F) at any time when the representations and warranties of Echo or the Company contemplated by Section 2.5(a) or (b) hereof cease to be true and correct;

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(viii) otherwise comply with all applicable rules and regulations of the SEC, and make available to its security holders, as soon as practicable (and in any event within 16 months after the effective date of the registration statement), an earnings statement covering the period of at least twelve consecutive months beginning with the first full calendar month after the effective date of such registration statement, which earnings statement shall satisfy the provisions of Section 11(a) of the Securities Act and Rule 158 promulgated thereunder;

(ix) provide and cause to be maintained a transfer agent and registrar for all Registrable Securities covered by such registration statement from and after a date not later than the effective date of such registration statement;

(x) (A) use its reasonable best efforts to cause all Registrable Securities covered by such registration statement to be listed on the principal securities exchange on which shares of Common Stock are then listed (if any), if the listing of such Registrable Securities is then permitted under the rules of such exchange, or (B) if shares of Common Stock are not then so listed, use its reasonable best efforts to (1) cause all such Registrable Securities to be listed on a national securities exchange in the U.S.;

(xi) deliver promptly to counsel to the Participating Holders and each underwriter, if any, participating in the offering of the Registrable Securities, copies of all correspondence between the SEC and Echo, its counsel or auditors and all memoranda relating to discussions with the SEC or its staff with respect to such registration statement;

(xii) use its reasonable best efforts to obtain the withdrawal of any order suspending the effectiveness of the registration statement;

(xiii) provide a CUSIP number for all Registrable Securities, no later than the effective date of the registration statement, and provide the applicable transfer agents with printed certificates (if required) for the Registrable Securities which are in a form eligible for deposit with The Depository Trust Company;

(xiv) cause its officers and employees to participate in, and to otherwise facilitate and cooperate with the preparation of the registration statement and prospectus and any amendments or supplements thereto (including participating in meetings, drafting sessions, due diligence sessions and the marketing of the Registrable Securities covered by the registration statement (including, without limitation, participation in “road shows”)), taking into account the Company’s business needs and obligations;

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(xv) enter into and perform its obligations under such customary agreements (including, without limitation, customary lock-up agreements for Echo, the Company and the directors and officers of the Company and, if applicable, an underwriting agreement as provided for in Section 2.5 herein) and take such other actions as the Participating Holders or managing underwriter(s) shall request in order to expedite or facilitate the disposition of such Registrable Securities, including appointing an agent for service of process in the U.S. on customary terms;

(xvi) promptly incorporate in a prospectus supplement or post-effective amendment such information as the managing underwriter(s) or Participating Holders request to be included therein relating to the plan of distribution with respect to such Registrable Securities; and make all required filings of such prospectus supplement or post-effective amendment as soon as practicable after being notified of the matters to be incorporated in such prospectus supplement or post-effective amendment;

(xvii) cooperate with each Participating Holder and each underwriter, and their respective counsel, in connection with any filings or submissions required to be made with FINRA, the New York Stock Exchange, The NASDAQ Stock Market or any other securities exchange on which such Registrable Securities are traded or will be traded;

(xviii) include in any prospectus supplement, if requested by any managing underwriter, updated financial information for Echo’s (and/or the Company’s) most recent or current quarterly period (including estimated results or ranges of results) if required for purposes of marketing the offering in the view of the managing underwriter;

(xix) promptly prior to the filing of any document that is to be incorporated by reference into the registration statement or the prospectus contained therein (after the initial filing of such registration statement), provide copies of such document to counsel for the Participating Holders and to each managing underwriter, and make Echo’s representatives available for discussion of such document and make such changes in such document concerning the Participating Holders prior to the filing thereof as counsel for such Participating Holders or underwriters may request;

(xx) furnish to each Participating Holder and each managing underwriter(s), without charge, at least one signed copy of the registration statement and any post-effective amendments thereto, including financial statements and schedules, all documents incorporated therein by reference and all exhibits (including those incorporated by reference);

(xxi) cooperate with the Participating Holders and the managing underwriter(s) to facilitate the timely preparation and delivery of certificates not bearing any restrictive legends representing the Registrable Securities to be sold,

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and cause such Registrable Securities to be issued in such denominations and registered in such names in accordance with the underwriting agreement prior to any sale of Registrable Securities to the underwriters or, if not an underwritten offering, in accordance with the instructions of the Participating Holders at least five business days prior to any sale of Registrable Securities, and instruct any transfer agent or registrar of Registrable Securities to release any stop transfer orders in respect thereof;

(xxii) to the extent required by the rules and regulations of FINRA, retain a Qualified Independent Underwriter, which shall be acceptable to the Majority Participating Holders; and

(xxiii) take no direct or indirect action prohibited by Regulation M under the Exchange Act; provided, however, that to the extent that any prohibition is applicable to Echo, Echo will take such action as is necessary to make any such prohibition inapplicable.

(b) If and whenever Echo is required to effect a registration or offering of any Registrable Securities under the Securities Act pursuant to either Section 2.1 or Section 2.2 hereof (including without limitation any offering pursuant to Section 2.1(j) or 2.2(a) hereof), the Company shall as expeditiously as possible:

(i) cooperate with Echo to prepare any financial statements of the Company or any other entity required by the Securities Act to be included in the registration statement relating to the offer of such Registrable Securities; and

(ii) use its reasonable best efforts to take any and all other actions reasonably requested by Echo which may be necessary or advisable to enable the Participating Holders or underwriters to consummate the disposition in such jurisdictions of the securities to be sold by the Participating Holders or Echo, except that the Company shall not for any such purpose be required to qualify generally to do business as a foreign company in any jurisdiction wherein it would not, but for the requirements of this Section 2.4(b)(ii), be obligated to be so qualified.

(c) Each Participating Holder agrees that, upon receipt of any notice from Echo of the happening of any event of the kind described in Section 2.4(a)(vii)(C) or (E), each Participating Holder will, to the extent appropriate, discontinue its disposition of Registrable Securities pursuant to the registration statement relating to such Registrable Securities until, in the case of Section 2.4(a)(vii)(E), its receipt of the copies of the supplemented or amended prospectus contemplated by Section 2.4(a)(vii)(E) and, if so directed by Echo, will deliver to Echo (at the Company’s expense) all copies, other than permanent file copies, then in its possession, of the prospectus relating to such Registrable Securities at the time of receipt of such notice. If the disposition by a Participating Holder of its securities is discontinued pursuant to the foregoing sentence, Echo shall extend the period of effectiveness of the registration statement by the number of days during the period from and including the date of the giving of such notice to and

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including the date when the Participating Holder shall have received copies of the supplemented or amended prospectus contemplated by Section 2.4(a)(vii)(E). If for any other reason the effectiveness of any registration statement filed pursuant to Section 2.1 or Section 2.2 is suspended or interrupted prior to the expiration of the time period regarding the maintenance of the effectiveness of such Registration Statement required by Section 2.4(a)(i) so that Registrable Securities may not be sold pursuant thereto, the applicable time period shall be extended by the number of days equal to the number of days during the period beginning with the date of such suspension or interruption to and ending with the date when the sale of Registrable Securities pursuant to such registration statement may be resumed.

(d) If any such registration statement or comparable statement under “blue sky” laws refers to any Holder by name or otherwise as the Holder of any securities of Echo, then such Holder shall have the right to require (i) the insertion therein of language, in form and substance satisfactory to such Holder and Echo, to the effect that the holding by such Holder of such securities is not to be construed as a recommendation by such Holder of the investment quality of Echo’s securities covered thereby and that such holding does not imply that such Holder will assist in meeting any future financial requirements of the Company or Echo, or (ii) in the event that such reference to such Holder by name or otherwise is not in the judgment of Echo, as advised by counsel, required by the Securities Act or any similar federal statute or any state “blue sky” or securities law then in force, the deletion of the reference to such Holder.

2.5. Underwritten Offerings.

(a) Demanded Underwritten Offerings. If requested by the underwriters for any underwritten offering by the Participating Holders pursuant to a registration requested or offering effected under Section 2.1 (including without limitation an offering pursuant to Section 2.1(j)), Echo and the Company shall enter into a customary underwriting agreement with the managing underwriter(s) selected in accordance with Section 2.1(e) hereto. Such underwriting agreement shall be reasonably satisfactory in form and substance to such Participating Holders and shall contain such representations and warranties by, and such other agreements on the part of, Echo and the Company and such other terms as are generally prevailing in agreements of that type, including, without limitation, customary provisions relating to indemnification and contribution which are no less favorable to the recipient than those provided in Section 2.7 hereof. Each Participating Holder shall be a party to such underwriting agreement and may, at their option, require that any or all of the representations and warranties by, and the other agreements on the part of, Echo or the Company to and for the benefit of such underwriters shall also be made to and for the benefit of each Participating Holder and that any or all of the conditions precedent to the obligations of such underwriters under such underwriting agreement be conditions precedent to the obligations of each Participating Holder. No Participating Holder shall be required to make any representations or warranties to or agreements with Echo, the Company or the underwriters other than representations, warranties or agreements regarding such Participating Holder, its ownership of and title to the Registrable Securities, and its intended method of distribution; and any liability of any Participating Holder to any

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underwriter or other Person under such underwriting agreement shall be limited to liability arising from information provided by such Participating Holder regarding itself to the managing underwriter of such offering and shall be limited to an amount equal to the proceeds (net of expenses and underwriting discounts and commissions) that it derives from such registration.

(b) Incidental Underwritten Offerings. In the case of a registration requested or offering effected pursuant to Section 2.2 hereof, if Echo shall have determined to enter into an underwriting agreement in connection therewith, all of the Registrable Securities to be included in such registration shall be subject to such underwriting agreement. The Participating Holders may, at their option, require that any or all of the representations and warranties by, and the other agreements on the part of, Echo or the Company to and for the benefit of such underwriters shall also be made to and for the benefit of the Participating Holders and that any or all of the conditions precedent to the obligations of such underwriters under such underwriting agreement be conditions precedent to the obligations of the Participating Holders. None of the Participating Holders shall be required to make any representations or warranties to or agreements with Echo, the Company or the underwriters other than representations, warranties or agreements regarding such Participating Holder, its ownership of and title to the Registrable Securities and its intended method of distribution; and any liability of any Participating Holder to any underwriter or other Person under such underwriting agreement shall be limited to liability arising from information provided by such Participating Holder regarding itself to the managing underwriter of such offering and shall be limited to an amount equal to the proceeds (net of expenses and underwriting discounts and commissions) that it derives from such registration.

(c) Participation in Underwritten Registrations. In the case of an underwritten registration pursuant to Section 2.1 or Section 2.2 hereof, as Echo may from time to time reasonably request in writing, Echo may require the Participating Holders (i) to furnish to Echo such information regarding such Participating Holders and the distribution of the Registrable Securities to enable Echo to comply with the requirements of applicable laws or regulations in connection with such registration and (ii) to complete and execute all customary questionnaires, powers of attorney, indemnitees, lock-up agreements, underwriting agreements and any other documents reasonably required under the terms of such underwriting arrangements. Echo shall not be obligated to effect the registration of any Registrable Securities of a particular Participating Holder unless such information and documents regarding such Participating Holder and the distribution of such Participating Holder’s Registrable Securities is provided to Echo.

2.6. Preparation; Reasonable Investigation. In connection with the preparation and filing of each registration statement, prospectus and prospectus supplement under the Securities Act pursuant to this Agreement, Echo (and the Company, as applicable) will give the Participating Holders, the managing underwriter(s), and their respective counsel, accountants and other representatives and agents the opportunity to participate in the preparation of such registration statement, each prospectus included therein or filed with the SEC, and each amendment thereof or

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supplement thereto or comparable statements under securities or “blue sky” laws of any jurisdiction, and give each of the foregoing parties access to its books and records, all financial and other records, pertinent corporate documents and properties of Echo and the Company and their respective subsidiaries, and such opportunities to discuss the business of the Company and Echo and their respective subsidiaries with their respective directors, officers and employees and the independent public accountants who have certified the Company’s and/or Echo’s financial statements, and supply all other information and respond to all inquiries requested by such Participating Holders, managing underwriter(s), or their respective counsel, accountants or other representatives or agents in connection with such registration statement, prospectus and prospectus supplement as shall be necessary or appropriate, in the opinion of counsel to such Participating Holder or managing underwriter(s), to conduct a reasonable investigation within the meaning of the Securities Act, and Echo shall not file any registration statement or amendment thereto or any prospectus or supplement thereto to which the Participating Holders or the managing underwriter(s) shall object.

2.7. Indemnification.

(a) Indemnification by the Company. The Company agrees that in the event of any registration or offering of any Registrable Securities under the Securities Act, the Company shall, and hereby does, indemnify and hold harmless, to the fullest extent permitted by law, (i) each of Echo, the Holders and their respective Affiliates, (ii) each of the Holders’ and their Affiliates’ respective direct and indirect officers, directors, successors, assigns, members, partners, shareholders, employees, advisors, representatives and agents, (iii) each other Person who participates as an underwriter or Qualified Independent Underwriter in the offering or sale of such securities, (iv) each Person who controls, directly or indirectly (within the meaning of the Securities Act or the Exchange Act), any of the Persons listed in clauses (i), (ii), (iii) or (iv) and (v) any representative (legal or otherwise) of any of the Persons listed in clauses (i), (ii), (iii) or (iv) (other than the Company) (collectively, the “Company Indemnitees”), from and against any losses, penalties, fines, liens, judgments, suits, claims, damages, liabilities, costs and expenses (including attorney’s fees and any amounts paid in any settlement effected in compliance with Section 2.7(e)) or liabilities, joint or several (or actions or proceedings, whether commenced or threatened, in respect thereof, and whether or not such Company Indemnitee is a party thereto) (“Losses”), to which such Company Indemnitee has become or may become subject under the Securities Act or otherwise, insofar as such Losses arise out of or are based upon (i) any untrue statement or alleged untrue statement of any material fact regarding the Company or Echo for inclusion in any registration statement under which such securities were registered under the Securities Act, or any preliminary prospectus or final prospectus contained therein, any amendment or supplement thereto, or any documents incorporated by reference therein, or any related free writing prospectus, (ii) any omission or alleged omission by the Company or Echo to state a material fact regarding the Company or Echo required to be stated therein or necessary to make the statements therein not misleading, or (iii) any violation by the Company or Echo of any federal, state or common law rule or regulation applicable to the Company or Echo and relating to action required of or inaction by the Company or Echo in connection with any such registration or offering, and the Company shall reimburse

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such Company Indemnitee for any legal or any other fees or expenses incurred by it in connection with investigating or defending any such Loss, as incurred; provided that the Company shall not be liable to a Company Indemnitee to the extent that any such Loss arises out of or is based upon any untrue statement or alleged untrue statement or omission or alleged omission made in such registration statements, any such preliminary prospectus, final prospectus, amendment or supplement, or document incorporated by reference therein, or any related free writing prospectus, in reliance upon and in conformity with information furnished by or to the Company or Echo by or on behalf of any Company Indemnitee.

(b) Indemnification by Participating Holders. As a condition to including any Registrable Securities in any registration statement or offering, the Company shall have received an undertaking reasonably satisfactory to them from each Participating Holder so including any Registrable Securities to, severally and not jointly, to the fullest extent permitted by law, indemnify and hold harmless (i) the Company Indemnitees and (ii) any underwriters of the Registrable Securities and each person who controls such underwriters (within the meaning of the Securities Act or the Exchange Act), with respect to any statement or alleged statement in or omission or alleged omission from such registration statement, any preliminary prospectus or final prospectus contained therein, or any amendment or supplement thereto, or any related free writing prospectus, but only to the extent such statement or alleged statement or omission or alleged omission was made in reliance upon and in conformity with written information furnished by such Participating Holder to the Company or Echo that specifically states that it is for use in the preparation of such registration statement, preliminary prospectus, final prospectus, amendment or supplement, or any related free writing prospectus, and such Participating Holder shall reimburse such indemnified party for any reasonable legal or any other fees or expenses reasonably incurred by them in connection with investigating or defending any such Loss; provided, however, that the liability of such indemnifying party under this Section 2.7(b) shall be limited to the amount of proceeds (net of expenses and underwriting discounts and commissions) received by such indemnifying party in the offering giving rise to such liability. Each Participating Holder shall also, severally and not jointly, indemnify and hold harmless all other prospective sellers and Participating Holders, their respective Affiliates, direct and indirect officers, directors, successors, assigns, members, partners, shareholders, employees, advisors, representatives, and agents, and each Person who controls, directly or indirectly (within the meaning of the Securities Act or the Exchange Act), any such seller or Participating Holder to the same extent as provided above with respect to indemnification of the Company Indemnitees.

(c) Notices of Claims. Promptly after receipt by an indemnified party of notice of the commencement of any action or proceeding involving a claim referred to in Section 2.7(a) or Section 2.7(b), such indemnified party shall, if a claim in respect thereof is to be made against an indemnifying party, give written notice to such indemnifying party of the commencement of such action or proceeding; provided, however, that the failure of any indemnified party to give notice as provided herein shall not relieve the indemnifying party of its obligations under Section 2.7(a) or Section 2.7(b), except to the extent that the indemnifying party is actually and materially prejudiced by such failure to give notice, and shall not relieve the indemnifying party from any liability which it may have to the indemnified party otherwise than under this Section 2.7.

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(d) Defense of Claims. In case any such action or proceeding is brought against an indemnified party, except as provided for in the next sentence, the indemnifying party shall be entitled to participate therein and assume the defense thereof, jointly with any other indemnifying party, with counsel reasonably satisfactory to such indemnified party, and after notice from the indemnifying party to such indemnified party of its election so to assume the defense thereof and approval by the indemnified party of such counsel, the indemnifying party shall not be liable to such indemnified party for any legal expenses subsequently incurred by such indemnified party in connection with the defense thereof, other than costs of investigation, and the indemnified party shall be entitled to participate in such defense at its own expense. If (i) the indemnifying party fails to notify the indemnified party in writing, within 15 days after the indemnified party has given notice of the action or proceeding, that the indemnifying party will indemnify the indemnified party from and against all Losses the indemnified party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the claim, (ii) the indemnifying party fails to provide the indemnified party with evidence acceptable to the indemnified party that the indemnifying party will have the financial resources to defend against the claim or proceeding and fulfill its indemnification obligations hereunder, (iii) the indemnifying party fails to defend diligently the action or proceeding within 10 days after receiving notice of such failure from such indemnified party; (iv) such indemnified party reasonably shall have concluded (upon advice of its counsel) that there may be one or more legal defenses available to such indemnified party or other indemnified parties which are different than those available to, or not available to, the indemnifying party; or (v) if such indemnified party reasonably shall have concluded (upon advice of its counsel) that, with respect to such claims, the indemnified party and the indemnifying party may have different, conflicting, or adverse legal positions or interests then, in any such case, the indemnified party shall have the right to assume or continue its own defense and the indemnifying party shall be liable for any fees and expenses therefor.

(e) Consent to Entry of Judgment and Settlements. No indemnifying party shall be liable for any settlement of any action or proceeding effected without its written consent, which consent shall not be unreasonably withheld; provided, that, in the case where the indemnifying party shall have failed to take any of the actions listed in clauses (i), (ii) or (iii) of the last sentence of Section 2.7(d), the indemnified party shall have the right to compromise or settle such action on behalf of and for the account, expense, and risk of the indemnifying party and the indemnifying party will remain responsible for any Losses the indemnified party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the action or proceeding to the fullest extent provided in this Section 2.7. No indemnifying party shall, without the written consent of the indemnified party, effect the settlement or compromise of, or consent to the entry of any judgment with respect to, any pending or threatened action or claim in respect of which indemnification or contribution may be sought hereunder (whether or not the indemnified party is an actual or potential party to such action or claim) unless such settlement, compromise or judgment (A) includes an unconditional release of the

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indemnified party from all liability arising out of such action or claim, (B) does not include a statement as to or an admission of fault, culpability or a failure to act, by or on behalf of any indemnified party and (C) does not require any action other than the payment of money by the indemnifying party.

(f) Contribution. If for any reason the indemnification provided for in Sections 2.7(a), (b) or (g) is unavailable to an indemnified party or insufficient in respect of any Losses referred to therein, then, in addition to the amount paid or payable under Sections 2.7(a), (b) or (g), the indemnifying party shall contribute to the amount paid or payable by the indemnified party as a result of such Loss (i) in such proportion as is appropriate to reflect the relative fault of the indemnifying party on the one hand, and the indemnified party on the other, with respect to the statements or omissions which resulted in such Loss, as well as any other relevant equitable considerations, or (ii) if the allocation provided by clause (i) above is not permitted by applicable law or if the allocation provided in this clause (ii) provides a greater amount to the indemnified party than clause (i) above, in such proportion as shall be appropriate to reflect not only the relative fault but also the relative benefits received by the indemnifying party and the indemnified party from the offering of the securities covered by such registration statement as well as any other relevant equitable considerations. The relative fault shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the indemnifying party or the indemnified party and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such untrue statement or omission. The parties hereto agree that it would not be just and equitable if contributions pursuant to this Section 2.7(f) were to be determined by pro rata allocation or by any other method of allocation that does not take into account the equitable considerations referred to in the preceding sentence of this Section 2.7(f). No Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation. The amount paid or payable by an indemnified party as a result of the Losses referred to in Sections 2.7(a), (b) or (g) shall be deemed to include, subject to the limitations set forth in Sections 2.7(a), (b) or (g), any legal or other expenses reasonably incurred by such indemnified party in connection with investigating or defending any such action or claim. Notwithstanding anything in this Section 2.7(f) to the contrary, no Participating Holder shall be required to contribute (1) any amount in excess of the proceeds (net of expenses and underwriting discounts and commissions) received by such Participating Holder from the sale of the Registrable Securities in the offering to which the Losses of the indemnified parties relate or (2) any amount in excess of the amount of indemnification which such Participating Holder would be required to pay pursuant to this Agreement if such indemnification provision was enforceable or applicable.

(g) Other Indemnification. Indemnification and contribution similar to that specified in the preceding subsections of this Section 2.7 (with appropriate modifications) shall be given by the Company and the Participating Holders with respect to any required registration or other qualification of securities under foreign or state or “blue sky” law or regulation. The indemnification agreements contained in this Section 2.7

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shall be in addition to any other rights to indemnification or contribution which any indemnified party may have pursuant to law or contract and shall remain operative and in full force and effect regardless of any investigation made by or on behalf of any Indemnitee or other indemnified party and shall survive the transfer of any of the Registrable Securities by any such party.

(h) Indemnification Payments. The indemnification and contribution required by this Section 2.7 shall be made by periodic payments of the amount thereof during the course of the investigation or defense, as and when bills are received or a Loss is incurred.

(i) The Company hereby acknowledges and agrees that a Company Indemnitee may have certain rights to indemnification, advancement of expenses and/or insurance provided by other sources. The Company hereby acknowledges and agrees (i) that it is the indemnitor of first resort (i.e., its obligations to a Company Indemnitee are primary and any obligation of such other sources to advance expenses or to provide indemnification for the same expenses or liabilities incurred by such Company Indemnitee are secondary) and (ii) that it shall be required to advance the full amount of expenses incurred by a Company Indemnitee and shall be liable for the full amount of all expenses, judgments, penalties, fines and amounts paid in settlement to the extent legally permitted and as required by the terms of this Agreement without regard to any rights a Company Indemnitee may have against such other sources. The Company further agrees that no advancement or payment by such other sources on behalf of a Company Indemnitee with respect to any claim for which such Company Indemnitee has sought indemnification, advancement of expenses or insurance from the Company shall affect the foregoing, and that such other sources shall have a right of contribution and/or be subrogated to the extent of such advancement or payment to all of the rights of recovery of such Company Indemnitee against the Company.

2.8. Limitation on Sale of Securities.

(a) For the Company and Echo and Others. If Echo receives a request for registration pursuant to an underwritten offering of Registrable Securities, or is notified of an underwritten offering of Registrable Securities, in each case pursuant to Section 2.1 or 2.2 hereof, and if such a request is being implemented or has not been withdrawn or abandoned, Echo agrees that (i) neither Echo nor the Company shall affect any public or private offer, sale, distribution or other disposition of any of its equity securities or of any security convertible into or exchangeable or exercisable for any equity security or effect any registration of any of such securities under the Securities Act (in each case, other than (x) equity incentive grants to employees pursuant to equity incentive plans, (y) as part of such registration and (z) as a registration using Form S-8 or any successor or similar form which is then in effect), whether or not for sale for its own account, during the period beginning on the date Echo and the Company receive such request until up to 180 days (90 days in any offering following a Qualified IPO) after the date of the prospectus or prospectus supplement related to the underwritten offering (or such shorter period as the managing underwriter(s) may require) and (ii) Echo shall use its reasonable best efforts (including by enforcing the Echo Shareholders’ Agreement) to

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cause its (and the Company’s, if different) officers and directors to enter into an agreement with the underwriters not to effect any public or private offer, sale, distribution or other disposition of equity interests, or any securities that are convertible or exchangeable or exercisable for equity interests, during the period referred to in clause (i) of this paragraph, including, without limitation, a sale pursuant to Rule 144 under the Securities Act on substantially the same terms as the Holders.

(b) For the Holders. If Echo receives a request for registration pursuant to an underwritten offering of Registrable Securities, or is notified of an underwritten offering of Registrable Securities, in each case pursuant to Section 2.1 or 2.2 hereof, and if such a request is being implemented or has not been withdrawn or abandoned, each Holder agrees that, to the extent requested in writing by the managing underwriter(s), it will not affect any public or private offer, sale, distribution or other disposition of any Registrable Securities, or any securities convertible into or exchangeable or exercisable for such Registrable Securities, including, without limitation, any sale pursuant to Rule 144 under the Securities Act, during a period of up to 180 days (90 days in any offering following a Qualified IPO) beginning on the date of the prospectus or prospectus supplement related to the underwritten offering (or such shorter period as the managing underwriter(s) may require), provided that each Holder has received the written notice required by Sections 2.1(a) and 2.2(a); and provided further, that in connection with such underwritten offering each officer and director of the Company and Echo is subject to restrictions substantially equivalent to those imposed on the Holders.

2.9. No Required Sale. Subject to Section 2.1(j), nothing in this Agreement shall be deemed to create an independent obligation on the part of any of the Holders to sell any Registrable Securities pursuant to any effective registration statement.

2.10. Rule 144; Rule 144A; Regulation S. Echo covenants that, at the Company’s expense, Echo will file or furnish, as applicable, the reports required to be filed by it under the Securities Act and the Exchange Act, and it will take such further action as any Holder may reasonably request, all to the extent required from time to time to enable such Holder to sell Registrable Securities without registration under the Securities Act within the limitation of the exemptions provided by (i) Rules 144, 144A or Regulation S under the Securities Act or (ii) any similar rule or regulation hereafter adopted by the SEC. Upon the request of a Holder, Echo will promptly deliver to such Holder (i) a written statement as to whether it has complied with such requirements (and such Holder shall be entitled to rely upon the accuracy of such written statement), (ii) a copy of the most recent annual or quarterly report of Echo and (iii) such other reports and documents as such Holder may reasonably request in order to avail itself of any rule or regulation of the SEC allowing it to sell any Registrable Securities without registration.

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Section 3. Subsequent Registration Rights; No Inconsistent Agreements.

3.1. Limitations on Subsequent Registration Rights.

(a) From and after the date of this Agreement until the Holders and their respective assigns shall no longer hold any Registrable Securities, without the prior written consent of the Blackstone Holders, the H&F Holders and the MCK Members, neither the Company nor Echo shall enter into an agreement that grants a holder or prospective holder of any securities of the Company or Echo demand or incidental registration rights that by their terms are not subordinate to the registration rights granted to the Holders in this Agreement. Notwithstanding the foregoing, if after the date of this Agreement the Company or Echo enters into any other agreement with respect to the registration of any of its equity securities, and the terms contained therein are more favorable to, or less restrictive on, the other party thereto than the terms and conditions contained in this Agreement (insofar as they are applicable) with respect to the Holders, then the terms of this Agreement shall immediately be deemed to have been amended without further action by the Company or Echo or the Holders so that the Holders shall be entitled to the benefit of any such more favorable or less restrictive terms or conditions.

(b) None of the Blackstone Holders, H&F Holders or MCK Members will offer or sell any Registrable Securities in any offering registered under the Securities Act except pursuant to the registration rights granted pursuant to this Agreement.

3.2. No Inconsistent Agreements. Neither the Company nor Echo will, on or after the date of this Agreement, enter into any agreement with respect to its securities that is inconsistent with the rights granted to the Holders in Section 2 or otherwise conflicts with the provisions of Section 2, other than any customary lock-up agreement with the underwriters in connection with any offering effected hereunder, pursuant to which neither the Company nor Echo shall agree to register for sale, and the Company and Echo shall agree not to sell or otherwise dispose of, Interests or any securities convertible into or exercisable or exchangeable for equity interest, for a specified period (not to exceed 90 days) following such offering. The Company and Echo warrants that the rights granted to the Holders hereunder do not in any way conflict with and are not inconsistent with any other agreements to which the Company and Echo is a party or by which it is bound. Neither the Company nor Echo has previously entered into any agreement with respect to its securities granting any registration rights to any Person.

Section 4. Miscellaneous.

4.1. Term. This Agreement shall terminate upon such time as there are no Registrable Securities, except for the provisions of Section 2.7 and Section 2.10 and all of this Section 4, which shall survive any such termination.

4.2. Injunctive Relief. It is hereby agreed and acknowledged that it will be impossible to measure in money the damage that would be suffered if the parties fail to comply with any of the obligations herein imposed on them and that in the event of any such failure, an aggrieved Person will be irreparably damaged and will not have an adequate remedy at law. Any such Person shall, therefore, be entitled (in addition to any other remedy to which it may be entitled in law or in equity) to injunctive relief, including specific performance, to enforce such obligations, and if any action should be brought in equity to enforce any of the provisions of this Agreement, none of the parties hereto shall raise the defense that there is an adequate remedy at law.

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4.3. Notices. Any and all notices, designations, offers, acceptances or other communications provided for herein shall be given (a) when delivered personally by hand (with written confirmation of receipt), (b) when sent by facsimile (with written confirmation of transmission), (c) when received or rejected by the addressee if sent by registered or certified mail, postage prepaid, return receipt requested, or (d) one Business Day following the day sent by overnight courier (with written confirmation of receipt):

if to the Company or Echo, to:

c/o The Blackstone Group

New York, New York 10154

Attention: John G. Finley

E-mail: John.Finley@Blackstone.com

Facsimile: (212) 583-5749

with a copy (which shall not constitute notice) to:

Ropes & Gray LLP

The Prudential Tower

800 Boylston Street

Boston, Massachusetts 02119

Attention: R. Newcomb Stillwell

E-mail: Newcomb.Stillwell@ropesgray.com

Facsimile: (617) 235 0213

c/o McKesson Corporation

One Post Street, 32nd Floor

San Francisco, CA 94104

Attention: Assistant General Counsel

Facsimile: (415) 983-8457

with a copy (which shall not constitute notice) to:

Davis Polk & Wardwell LLP

1600 El Camino Real

Menlo Park, CA 94025

Attention: Alan F. Denenberg

Facsimile: (650) 752-2004

if to the MCK Members, to:

McKesson Corporation

One Post Street, 32nd Floor

San Francisco, CA 94104

Attention: Assistant General Counsel

Facsimile: (415) 983-8457

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with a copy (which shall not constitute notice) to:

Davis Polk & Wardwell LLP

1600 El Camino Real

Menlo Park, CA 94025

Attention: Alan F. Denenberg

Facsimile: (650) 752-2004

if to the Blackstone Members, to:

c/o The Blackstone Group

New York, New York 10154

Attention: John G. Finley

E-mail: John.Finley@Blackstone.com

Facsimile: (212) 583-5749

with a copy (which shall not constitute notice) to:

Ropes & Gray LLP

The Prudential Tower

800 Boylston Street

Boston, Massachusetts 02119

Attention: R. Newcomb Stillwell

E-mail: Newcomb.Stillwell@ropesgray.com

Facsimile: (617) 235 0213

and

Ropes & Gray LLP

Three Embarcadero Center

San Francisco, CA 94111-4006

Attention: Jason Freedman

E-mail: Jason.Freedman@ropesgray.com

Facsimile: (415) 315-4876

if to the H&F Members, to:

c/o Hellman & Friedman LLC

One Maritime Plaza

12th Floor

San Francisco, California 94111

Attention: Allen R. Thorpe

Arrie R. Park

Facsimile: (415) 788-0176

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with a copy (which shall not constitute notice) to:

Simpson Thacher & Bartlett LLP

2475 Hanover Street

Palo Alto, California 94304

Attention: Chad A. Skinner

Facsimile: (650) 251-5002

If to any other Holder who becomes party to this agreement on or after the date hereof, to the address on the counterpart signature page to this Agreement executed by such Holder.

4.4. Amendment. Any provision of this Agreement may be amended if, and only if, such amendment is in writing and signed by both the MCK Members and the Echo Shareholders; provided, that this Section 4.4 may not be amended without the prior written consent of each of the Sponsor Holders and the MCK Members.

4.5. Successors, Assigns and Transferees. Each party may assign all or a portion of its rights hereunder to any Permitted Transferee and any Person that acquires Registrable Securities pursuant to the terms of the LLC Agreement or to any of their respective Permitted Transferees.

4.6. Binding Effect. Except as otherwise provided in this Agreement, the terms and provisions of this Agreement shall be binding on and inure to the benefit of each of the parties hereto and their respective successors.

4.7. Third Parties. Nothing in this Agreement, express or implied, is intended or shall be construed to confer upon any Person not a party hereto (other than each other Person entitled to indemnity or contribution under Section 2.7) any right, remedy or claim under or by virtue of this Agreement.

4.8. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware applicable to contracts entered into and performed entirely within such State.

4.9. Jurisdiction. Any claim, action, suit or proceeding (whether in contract or tort) seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be heard and determined in the Chancery Court of the State of Delaware and any state appellate court therefrom within the State of Delaware (or, if the Chancery Court of the State of Delaware declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware), and each of the parties hereto hereby consents to the exclusive jurisdiction of such courts (and of the appropriate appellate courts therefrom in any such claim, action, suit or proceeding) and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of venue of any such claim, action, suit or proceeding in any such court or that any such claim, action, suit or proceeding that is brought in any such court has been brought in an inconvenient forum.

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4.10. Waiver of Jury Trial. Subject to applicable Law, process in any such claim, action, suit or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing and subject to applicable Law, each party agrees that service of process on such party as provided in Section 4.3 shall be deemed effective service of process on such party. Nothing herein shall affect the right of any party to serve legal process in any other manner permitted by Law or at equity. WITH RESPECT TO ANY SUCH CLAIM, ACTION, SUIT OR PROCEEDING IN ANY SUCH COURT, TO THE EXTENT NO PROHIBITED BY APPLICABLE LAW THAT CANNOT BE WAIVED, EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES AND RELEASES TO EACH OF THE OTHERS ITS RIGHT TO A TRIAL BY JURY, AND AGREES THAT IT WILL NOT SEEK A TRIAL BY JURY IN ANY SUCH PROCEEDING. EACH PARTY HERETO ACKNOWLEDGES THAT IT HAS BEEN INFORMED BY THE OTHER PARTIES HERETO THAT THIS SECTION 4.10 CONSTITUTES A MATERIAL INDUCEMENT UPON WHICH THEY ARE RELYING AND WILL RELY IN ENTERING INTO THIS AGREEMENT. ANY PARTY HERETO MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION 4.10 WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF EACH SUCH PARTY TO THE WAIVER OF ITS RIGHT TO TRIAL BY JURY.

4.11. Severability. If any portion of this Agreement shall be declared void or unenforceable by any court or administrative body of competent jurisdiction, then, so long as no party is deprived of the benefits of this Agreement in any material respect, such portion shall be deemed severable from the remainder of this Agreement, which shall continue in all respects valid and enforceable.

4.12. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, and all of which shall constitute one and the same agreement. Copies of executed counterparts transmitted by telecopy or other electronic transmission service shall be considered original executed counterparts for purposes of this Section 4.12.

4.13. Headings. The headings and subheadings in this Agreement are included for convenience and identification only and are in no way intended to describe, interpret, define or limit the scope, extent or intent of this Agreement or any provision hereto.

4.14. Entire Agreement. This Agreement is intended by the parties hereto as a final expression of their agreement and is intended to be a complete and exclusive statement of the agreement and understanding of the parties hereto in respect of the subject matter contained herein. This Agreement supersedes all prior agreements and understandings between the parties hereto with respect to such subject matter.

4.15 The Company Parties. The Company Parties hereby agree that each of the Company Parties and their respective Subsidiaries will be jointly and severally liable for any payment obligations of the Company contained in this Agreement.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first written above.

PF2 NEWCO LLC

By:
Name:
Title:

PF2 NEWCO INTERMEDIATE HOLDINGS, LLC

By:
Name:
Title:

PF2 NEWCO HOLDINGS, LLC

By:
Name:
Title:

[Signature Page to Registration Rights Agreement]

[MCK IPCo]

By:
Name:
Title:

[Signature Page to Registration Rights Agreement]

[New PST]

By:
Name:
Title:

[Signature Page to Registration Rights Agreement]

HCIT HOLDINGS, INC.

By:
Name:
Title:

[Signature Page to Registration Rights Agreement]

CHANGE AGGREGATOR L.P.

By:
Name:
Title:

[Signature Page to Registration Rights Agreement]

H&F ECHO HOLDINGS, L.P.

By:
Name:
Title:

[Signature Page to Registration Rights Agreement]

[Echo Shareholders]

By:
Name:
Title:

[Signature Page to Registration Rights Agreement]

Exhibit H

Form of Certificate of Incorporation of Echo

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

HCIT HOLDINGS, INC.

A DELAWARE CORPORATION

HCIT Holdings, Inc., a Delaware corporation (the “Corporation”), hereby certifies that this Amended and Restated Certificate of Incorporation has been duly adopted in accordance with Sections 228, 242 and 245 of the General Corporation Law of the State of Delaware (the “DGCL”), and that:

A. The name of the Corporation is: HCIT Holdings, Inc.

B. The original Certificate of Incorporation of the Corporation was filed with the Secretary of the State of Delaware on June 22, 2016, and amended on [●] (the “Original Certificate of Incorporation”).

C. This Amended and Restated Certificate of Incorporation amends and restates the Original Certificate of Incorporation of the Corporation.

D. The Certificate of Incorporation shall be amended and restated in its entirety to read as follows:

ARTICLE I — NAME

The name of the corporation is HCIT Holdings, Inc. (the “Corporation”).

ARTICLE II — REGISTERED OFFICE AND AGENT

The address of the Corporation’s registered office in the State of Delaware is [1209 Orange Street, in the City of Wilmington, County of New Castle, 19801]. The name of the Corporation’s registered agent at such address is [The Corporation Trust Company].

ARTICLE III — PURPOSE

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the DGCL.

ARTICLE IV — CAPITALIZATION

(a) Authorized Shares. The total number of shares of stock which the Corporation shall have authority to issue is [●] shares, consisting of [●] shares of Common Stock, par value $0.001 per share (“Common Stock”) and one (1) share of Class X Stock, par value $0.001 per share (the “Class X Stock”).

(b) Common Stock Voting Power. Each holder of Common Stock, as such, shall be entitled to one vote for each share of Common Stock held of record by such holder on all matters on which stockholders generally are entitled to vote.

(c) Class X Stock.

(i) Voting Rights. The Class X Stock shall have no voting rights, except as expressly provided in this Article IV(c) or required by applicable law. In addition to any vote required by applicable law, during any period of time that the Class X Stock is outstanding, the Corporation shall not take any of the following actions (including by merger or otherwise) without the prior approval of the holder of Class X Stock: (i) any amendment, alteration or repeal of this Certificate of Incorporation; (ii) the authorization or issuance of any class or series of capital stock of the Corporation other than Common Stock; and (iii) any action or transaction that requires the approval or adoption of the stockholders of the Corporation under the DGCL or (iv) any action (including the adoption of any stockholder rights plan, poison pill or similar document) that could materially prevent, impede, hinder or delay the Merger (as defined below) prior to the termination of the Merger Agreement in accordance with its terms.

(ii) Dividends. No dividends shall be payable in respect of the Class X Stock.

(iii) Liquidation. In the event of a voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the holders of Class X Stock shall be entitled to receive, ratably, on a per share basis, before any payment or distribution shall be made to the Common Stock of the Corporation or on any other class or series of stock ranking junior to the Class X Stock, the amount of $1.00, and no more.

(iv) Redemption. Upon the consummation of the Merger, the Class X Stock shall be automatically redeemed for a cash amount equal to $1.00, but only to the extent redemption is permitted by applicable law. Upon such redemption the Class X Stock shall be automatically retired and cancelled and may not be reissued.

(v) Board of Directors. The holder of Class X Stock shall be entitled to elect one director to the Board of Directors (the “Class X Director” or “Class X Directorship” as applicable). A Class X Director shall serve for a term expiring upon the earlier of the next annual meeting of stockholders of the Corporation following the Class X Director’s election or such time as the Class X Stock ceases to be outstanding. The Class X Director may be removed without cause by (and only by), and any vacancy in the Class X Directorship (occurring for any reason) may be filled by (and only by), the holder of Class X Stock. Notwithstanding anything in this Certificate of Incorporation to the contrary, any action permitted to be taken by the holder of Class X Stock at a meeting of the stockholders may be taken by written consent in lieu of a stockholder meeting. The bylaws of the Corporation shall not impose any qualification on the eligibility of a nominee of the holder of Class X Stock for election as a Class X Director, and no provision of the bylaws of the Corporation shall require that advance notice of a nominee for election of a Class X Director be provided to the Corporation.

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(vi) Special Provisions. Until such time as the Class X Stock ceases to be outstanding:

A. on each Special Matter proposed to be approved, adopted or authorized by the Board of Directors, the Class X Director shall be entitled to cast a number of votes equal to the sum of the total number of authorized directorships then comprising the Board of Directors plus one vote; provided that, with respect to any Special Matter, the Class X Director may elect, in (and only in) a writing delivered to the Secretary of the Corporation in advance of the vote being taken, to cast only one vote on such Special Matter;

B. all of the directors other than the Class X Director shall be entitled to cast one vote on each Special Matter;

C. (i) the director or directors possessing a majority of the total voting power of the total number of authorized directorships then comprising the Board of Directors shall be required for a quorum to be present in order for the Board of Directors to vote upon a Special Matter; (ii) the affirmative vote of directors possessing a majority of the total voting power of the directors present at a meeting at which a quorum is present shall be the act of the Board of Directors with respect to any Special Matter; and (iii) no other quorum or voting requirement for action by the Board of Directors (whether set forth in this Certificate of Incorporation or the Bylaws) shall apply or have any effect with respect to the approval, adoption or authorization of a Special Matter;

D. the Board of Directors shall not delegate its authority to take action on a Special Matter to any committee of the Board of Directors (or subcommittee of a committee or any other person or body) unless such delegation is approved by the Class X Director; and

E. the Class X Director may call a special meeting of the Board of Directors, on 24 hours’ notice (including by electronic transmission), to consider a Special Matter and any Special Matter proposed by the Class X Director shall be submitted for action by the Board of Directors.

“Merger” means the merger contemplated by the Agreement and Plan of Merger, between the Corporation and [MCK and its Affiliates] dated [●] [●], 2016, as amended, replaced or supplemented from time to time and/or the Amended and Restated Limited Liability Company Agreement of the PF2 Newco, LLC, a Delaware limited liability company, dated as of [●] [●], 2016, as the same may be amended from time to time.

“Special Matter” means (i) the adoption, entry into or consummation of (and any amendment, alteration or termination of) any merger or consolidation (including the Merger), or any agreement of merger or consolidation, to which the Corporation is a party or constituent entity and (ii) any action to cause the Corporation to perform its obligations under the terms of any such agreement of merger or consolidation or to cause the Corporation to effect such merger or consolidation.

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ARTICLE V — BOARD OF DIRECTORS

(a) Number of Directors; Vacancies and Newly Created Directorships. The number of directors constituting the Board of Directors shall be not fewer than [●] and not more than [●], each of whom shall be a natural person. Subject to Article IV(c), all elections of directors shall be determined by a plurality of the votes cast. [The number of directors initially shall be [●]]. Subject to the previous sentence and to the rights of the holders of any class or series of stock to elect directors, the precise number of directors shall be fixed exclusively pursuant to a resolution adopted by the Board of Directors. Subject to Article IV(c), vacancies and newly-created directorships shall be filled exclusively pursuant to a resolution adopted by the Board of Directors. No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.

ARTICLE VI — LIMITATION OF DIRECTOR LIABILITY; INDEMNIFICATION AND

ADVANCEMENT OF EXPENSES

(a) Limitation of Director Liability. To the fullest extent that the DGCL or any other law of the State of Delaware (as they exist on the date hereof or as they may hereafter be amended) permits the limitation or elimination of the liability of directors, no director of the Corporation shall be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. No amendment to, or modification or repeal of, this Article VI(a) shall adversely affect any right or protection of a director of the Corporation existing hereunder with respect to any act or omission occurring prior to such amendment, modification or repeal.

(b) Indemnification and Advancement of Expenses. The Corporation shall indemnify and advance expenses to, and hold harmless, to the fullest extent permitted by applicable law as it presently exists or may hereafter be amended, any person (an “Indemnitee”) who was or is made, or is threatened to be made, a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”), by reason of the fact that he or she, or a person for whom he or she is the legal representative, is or was a director or an officer of the Corporation or, while a director or an officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee, member, trustee or agent of another corporation or of a partnership, joint venture, trust, nonprofit entity or other enterprise (including, but not limited to, service with respect to employee benefit plans), against all liability and loss suffered (including, but not limited to, expenses (including, but not limited to, attorneys’ fees and expenses), judgments, fines and amounts paid in settlement and reasonably incurred by such Indemnitee). Notwithstanding the preceding sentence, the Corporation shall be required to indemnify, or advance expenses to, an Indemnitee in connection with a Proceeding (or part thereof) commenced by such Indemnitee only if the commencement of such Proceeding (or part thereof) by the Indemnitee was authorized by the Board of Directors of the Corporation or the Proceeding (or part thereof) relates to the enforcement of the Corporation’s obligations under this Article VI(b). Any indemnitee may have certain rights to indemnification, advancement of expenses and/or insurance provided by one or more stockholders of the Corporation and their respective affiliates (other than the Corporation) (the “Secondary Indemnitor”). The Corporation hereby agrees (I) that it is the indemnitor of first resort (i.e., its obligations to indemnitee are primary and any obligation of any Secondary Indemnitor to advance expenses or to provide indemnification for the same expenses or liabilities incurred by indemnitee are secondary), (ii) that it shall be required to advance the full amount of

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expenses incurred by indemnitee and shall be liable for the full amount of all expense, liability and loss (including, without limitation, attorneys’ fees, judgments, fines, excise taxes or penalties under the Employee Retirement Income Security Act of 1974, as amended, and amounts paid or to be paid in settlement) to the fullest extent permitted by law and as set forth in this Certificate of Incorporation, without regard to any rights indemnitee may have against any Secondary Indemnitor, and, (iii) that it irrevocably waives, relinquishes and releases any Secondary Indemnitor from any and all claims against such Secondary Indemnitor for contribution, subrogation or any other recovery of any kind in respect thereof.

(c) Non-Exclusivity of Rights. The indemnification provided by this Article VI is not exclusive of other indemnification rights arising under any bylaw, agreement, vote of directors or stockholders or otherwise, and shall inure to the benefit of the heirs and legal representatives of such Indemnitee.

(d) Fulfillment of Standard of Conduct. Any Indemnitee shall be deemed to have met the standard of conduct required for such indemnification unless the contrary has been established by a final, non-appealable judgment by a court of competent jurisdiction.

ARTICLE VII — MEETINGS OF STOCKHOLDERS

(a) Special Meetings of Stockholders. Subject to the requirements of applicable law, special meetings of stockholders of the Corporation may be called only by (a) the Chairman of the Board of Directors, (b) the Class X Director, (c) the Board of Directors pursuant to a resolution adopted by a majority of the total number of directors which the Corporation would have if there were no vacancies or (d) the holders of a majority of the total votes entitled to be cast by the holders of all the outstanding capital stock of the Corporation entitled to vote generally in an election of directors.

(b) Election of Directors by Written Ballot. Election of directors need not be by written ballot.

ARTICLE VIII — AMENDMENTS TO THE

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION AND BYLAWS

In furtherance and not in limitation of the powers conferred by law, the Board of Directors is expressly authorized to make, alter, amend or repeal the Bylaws of the Corporation.

ARTICLE IX – OPT OUT OF SECTION 203 OF THE DGCL

This Corporation shall not be governed by Section 203 of the DGCL.

ARTICLE X – RENOUNCEMENT OF CORPORATE OPPORTUNITY

To the fullest extent permitted by the DGCL or any other law of the State of Delaware (as they exist on the date hereof or as they may hereafter be amended), the Corporation renounces any interest or expectancy of the Corporation in, or in being offered an opportunity to participate in, business opportunities that are from time to time presented to its officers, directors or stockholders or the affiliates of the foregoing, other than those officers, directors, stockholders

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or affiliates who are employees of the Corporation or its direct or indirect subsidiaries. No amendment or repeal of this Article X shall apply to or have any effect on the liability or alleged liability of any such officer, director, stockholder or affiliate of the Corporation for or with respect to any opportunities of which such officer, director, stockholder or affiliate becomes aware prior to such amendment or repeal.

[remainder of page intentionally left blank – signature page follows]

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IN WITNESS WHEREOF, the undersigned has caused this Amended and Restated Amended and Restated Certificate of Incorporation to be executed by the officer below this      day of             ,         .

HCIT HOLDINGS, INC.

By:
Name:
Title:

Exhibit I

Form of New Echo Tax Receivable Agreement

TAX RECEIVABLE AGREEMENT

among

Change Healthcare, Inc.,

HCIT Holdings, Inc.,

PF2 Newco LLC,

Change Aggregator L.P.,

and

H&F Echo Holdings, L.P.

Dated as of [●]

i

ii

TAX RECEIVABLE AGREEMENT

This TAX RECEIVABLE AGREEMENT (this “Agreement”), dated as of [●]1, is hereby entered into by and among Change Healthcare, Inc., a Delaware corporation (the “Corporate Taxpayer”), HCIT Holdings, Inc., a Delaware corporation (“Echo”), PF2 Newco LLC, a Delaware limited liability company (“the JV”), Change Aggregator L.P., a Delaware limited partnership, in its capacity as a representative of the Change Shareholders, and H&F Echo Holdings, L.P., a Delaware limited partnership, in its capacity as the representative of the Change Shareholders (together with Change Aggregator L.P., the “Change Shareholder Representatives”), and each of the successors and assigns thereof.

RECITALS

WHEREAS, the persons listed on Schedule I hereto (the “Change Shareholders”), in the aggregate, hold 100% of the capital stock of the Corporate Taxpayer (the “Change Shares”);

WHEREAS, pursuant to an Agreement of Contribution and Sale dated as of June 28, 2016 (as amended or otherwise modified from time to time, the “Contribution Agreement”) by and among McKesson Corporation, a Delaware corporation (“MCK”), the Corporate Taxpayer, certain Change Shareholders, the JV, the Company Parties (as defined in the Contribution Agreement) and Echo, (i) the Change Shareholders will contribute a portion of the Change Shares to Echo in exchange for shares of Echo, (ii) Echo will contribute such Change Shares to the JV in exchange for equity interests of the JV, (iii) the Change Shareholders will sell the remaining portion of the Change Shares to the JV in exchange for cash and (iv) MCK will contribute or cause to be contributed certain equity interests, assets, properties and businesses to the JV (collectively, the “Transactions”);

WHEREAS, after the Transactions, the Corporate Taxpayer and its Subsidiaries will have Tax Assets (as defined below) that may reduce the liability for Taxes that the Corporate Taxpayer and its Subsidiaries might otherwise be required to pay;

WHEREAS, the parties desire to make certain arrangements with respect to the effect of the Tax Assets on the liability for Taxes of the Corporate Taxpayer;

NOW, THEREFORE, in consideration of the foregoing and the respective covenants and agreements set forth herein, and intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1. Definitions. As used in this Agreement, the terms set forth in this Article I shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined).

“Accelerated” or “Acceleration” is defined in Section 4.01(b) of this Agreement.

[1]	Date will be at least 1 day prior to the Closing Date.

“Actual Consolidation Period” is defined in Section 3.3(a).

“Additional Amount” is defined in Section 3.1(b).

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly, through one or more intermediaries, Controls, is Controlled by, or is under common Control with, such first Person.

“Agreed Rate” means LIBOR plus 100 basis points.

“Agreement” is defined in the Recitals of this Agreement.

“Amended Schedule” is defined in Section 2.3(b) of this Agreement.

A “Beneficial Owner” of a security is a Person who directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares: (i) voting power, which includes the power to vote, or to direct the voting of, such security and/or (ii) investment power, which includes the power to dispose of, or to direct the disposition of, such security. The terms “Beneficially Own” and “Beneficial Ownership” shall have correlative meanings.

“Board” shall mean the board of directors of Echo.

“Business Day” means Monday through Friday of each week, except that a legal holiday recognized as such by the government of the United States of America or the State of New York shall not be regarded as a Business Day.

“Change of Control” means the occurrence of any of the following events:

(i)	any acquisition, merger or consolidation of the JV with or into any other entity or any other similar transaction (including through an acquisition of shares of Echo), whether in a single transaction or series of related transactions, in which (A) the members of the JV or their Affiliates immediately prior to such transaction in the aggregate cease to beneficially own more than 50% of the general voting power of the entity surviving or resulting from such transaction (or its stockholders) or (B) any Person or any group of Persons acting together which would constitute a “group” for purposes of Section 13(d) of the Securities and Exchange Act of 1934, or any successor provisions thereto (a “Group”) (other than a member of the JV and its Affiliates) becomes the “beneficial owner” (as such term is defined in Rule 13d-3 and Rule 13d-5 promulgated under the Exchange Act, as amended (the “Exchange Act”)) of more than 50% of the general voting power of the entity surviving or resulting from such transaction (or its stockholders), (2) any transaction or series of related transactions in which more than 50% of the JV’s general voting power is transferred to or acquired by any Person or Group (other than a member and its affiliates), including through an acquisition of shares of Echo or (3) the sale or transfer by the JV of all or substantially all of its assets; provided, however, that, in determining whether a Change of Control under this clause (i) has occurred, transfers to any Permitted Transferee (as defined in the LLC Agreement) shall not be taken into account;

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(ii)	following an IPO and without regard to the Merger, any Person or any Group, excluding a corporation or other entity owned, directly or indirectly, by the stockholders of Echo in substantially the same proportions as their ownership of stock in Echo, is or becomes the Beneficial Owner, directly or indirectly, of securities of Echo representing more than 50% of the combined voting power of Echo’s then outstanding voting securities;

(iii)	following an IPO and without regard to the Merger, the following individuals cease for any reason to constitute a majority of the number of directors of Echo then serving: individuals who, immediately following the Merger, constitute the Board and any new director whose appointment or election by the Board or nomination for election by the Echo’s shareholders was approved or recommended by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors immediately following the Merger or whose appointment, election or nomination for election was previously so approved or recommended by the directors referred to in this clause (iii);

(iv)	following an IPO and without regard to the Merger, there is consummated a merger or consolidation of Echo with any other corporation or other entity, and, immediately after the consummation of such merger or consolidation, either (x) the Board immediately prior to the merger or consolidation does not constitute at least a majority of the board of directors of the company surviving the merger or consolidation or, if the surviving company is a Subsidiary, the ultimate parent thereof, or (y) the voting securities of Echo immediately prior to such merger or consolidation do not continue to represent or are not converted or exchanged into more than 50% of the combined voting power of the then outstanding voting securities of the Person resulting from such merger or consolidation or, if the surviving company is a Subsidiary, the ultimate parent thereof; or

(v)	the shareholders of Echo approve a plan of complete liquidation or dissolution of Echo or there is consummated an agreement or series of related agreements for the sale, lease or other disposition, directly or indirectly, by Echo of all or substantially all of Echo’s assets, other than such sale or other disposition by Echo of all or substantially all of its assets to an entity, at least 50% of the combined voting power of the voting securities of which are owned by shareholders of Echo in substantially the same proportions as their ownership of Echo immediately prior to such sale.

Notwithstanding the foregoing, (i) a “Change of Control” shall not be deemed to have occurred by reason of an Exchange (as defined in the LLC Agreement) and (ii) except with respect to clause (iii) and clause (iv)(x) above, a “Change of Control” shall not be deemed to have occurred by virtue of the consummation of any transaction or series of integrated transactions immediately following which the record holders of the shares of Echo immediately prior to such transaction or series of transactions continue to have substantially the same proportionate ownership in, and own substantially all of the shares of, an entity which owns all or substantially all of the assets of Echo immediately following such transaction or series of transactions. For the avoidance of doubt, a Qualified IPO (as defined in the LLC Agreement) shall not constitute a “Change of Control.”

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“Change of Control Termination Rate” means, (i) in the case of Change of Control that occurs prior to the second anniversary of a Qualified MCK Exit (as defined in the LLC Agreement), 10% per annum, compounded annually and (ii) otherwise, the lesser of (a) 6.5% per annum, compounded annually, and (b) LIBOR plus 200 basis points.

“Change Shareholders” is defined in the Recitals of this Agreement.

“Change Shareholder Representatives” is defined in the Recitals of this Agreement.

“Closing Date” is defined in the Contribution Agreement.

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Contribution Agreement” is defined in the Recitals of this Agreement.

“Closing Date Tax Asset Disclosure Letter” is defined in Section 2.1 of this Agreement.

“Control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.

“Corporate Taxpayer” is defined in the Recitals of this Agreement.

“Corporate Taxpayer Return” means the federal and/or state and/or local Tax Return, as applicable, of the Corporate Taxpayer filed with respect to Taxes of any Taxable Year.

“Cumulative Net Realized Tax Benefit” for a Taxable Year means the cumulative amount of Realized Tax Benefits for all Taxable Years of the Corporate Taxpayer, up to and including such Taxable Year, net of the cumulative amount of Realized Tax Detriments for the same period. The Realized Tax Benefit and Realized Tax Detriment for each Taxable Year shall be determined based on the most recent Tax Benefit Schedule or Amended Schedule, if any, in existence at the time of such determination.

“Default Rate” means LIBOR plus 500 basis points.

“Determination” shall have the meaning ascribed to such term in Section 1313(a) of the Code or similar provision of state and local tax law, as applicable, or any other event (including the execution of IRS Form 870-AD) that finally and conclusively establishes the amount of any liability for Tax and shall also include the acquiescence of the Corporate Taxpayer to the amount of any assessed liability for Tax.

“Dispute” is defined in Section 7.8(a) of this Agreement.

“Early Termination Date” means the date of an Early Termination Notice for purposes of determining the Early Termination Payment.

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“Early Termination Effective Date” is defined in Section 4.2(a) of this Agreement.

“Early Termination Notice” is defined in Section 4.2(a) of this Agreement.

“Early Termination Schedule” is defined in Section 4.2(a) of this Agreement.

“Early Termination Payment” is defined in Section 4.3(b) of this Agreement.

“Early Termination Rate” means the lesser of (i) 6.5% per annum, compounded annually, and (ii) LIBOR plus 200 basis points.

“Echo” is defined in the Recitals of this Agreement.

“Echo Connect Payment” is defined in Section 3.1(c) of this Agreement.

“Echo Group” shall have the meaning set forth in the MCK TRA.

“Existing Change TRAs” means, collectively (i) that certain Amended and Restated Investors Tax Receivable Agreement (Reorganizations), dated as of November 2, 2011, entered into between Emdeon Inc. (a predecessor to the Corporate Taxpayer), GA-H&F ITR Holdco, L.P., and certain other parties thereto, (ii) that certain Amended and Restated Investors Tax Receivable Agreement (Exchanges), dated as of November 2, 2011, entered into between Emdeon Inc. (a predecessor to the Corporate Taxpayer), GA-H&F ITR Holdco, L.P., and certain other parties thereto, and (iii) that certain Tax Receivable Agreement (Management), dated as of August 17, 2009, entered into between Emdeon Inc. (a predecessor to the Corporate Taxpayer) and the Equity Plan Members (as defined therein), as amended by that First Amendment thereto, dated as of November 2, 2011.

“Expert” is defined in Section 7.9 of this Agreement.

“Hypothetical Consolidation Period” is defined in Section 3.3(b) of this Agreement.

“Hypothetical Tax Liability” means, with respect to any Taxable Year, subject to Section 3.3(b), the liability for Taxes of the Corporate Taxpayer and its Subsidiaries without taking into account the use of available Tax Assets and excluding any Payment Deduction. For the avoidance of doubt, Hypothetical Tax Liability shall be determined without taking into account the carryover or carryback of any Tax item (or portions thereof) that is attributable to a Tax Asset or Payment Deduction.

“Imputed Interest” shall mean any interest imputed under Section 1272, 1274 or 483 or other provision of the Code and any similar provision of state and local Tax law with respect to the payment obligations of the Company under this Agreement.

“IRS” means the United States Internal Revenue Service.

“LIBOR” means during any period, an interest rate per annum equal to the one-year LIBOR reported, on the date two days prior to the first day of such period, on the Telerate Page 3750 (or if such screen shall cease to be publicly available, as reported on Reuters Screen page “LIBOR01” or by any other publicly available source of such market rate) for London interbank offered rates for United States dollar deposits for such period.

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“LLC Agreement” means the Amended and Restated Limited Liability Company Agreement of JV, dated as of [●], as amended from time to time.

“Material Objection Notice” is defined in Section 4.2(a) of this Agreement.

“MCK” is defined in the Recitals of this Agreement.

“MCK TRA” means the Taxable Receivable Agreement dated as of [●] among the JV, IPCo (as defined therein), New PST (as defined therein), the TRA Parties (as defined therein), [MCK] in its capacity as MCK Representative and, solely for purposes of Sections 2.03, 2.04 and 7.09 and Article 6 thereof, Echo.

“Merger” shall have the meaning set forth in the Merger Agreement.

“Merger Agreement” means the Agreement and Plan of Merger of [Controlled] and Echo.

“NOLs” shall have the meaning set forth in the definition of Tax Assets.

“Objection Notice” is defined in Section 2.3(a) of this Agreement.

“Overpaid Party” is defined in Section 3.3(d) of this Agreement.

“Payment Date” means any date on which a payment is required to be made pursuant to this Agreement.

“Payment Deduction” means a deduction, if any, attributable to (x) a payment to a Change Shareholder pursuant to this Agreement (or any loss carryover (or portion thereof) attributable to any such deductions) or (y) Imputed Interest.

“Person” means any individual, corporation, firm, partnership, joint venture, limited liability company, estate, trust, business association, organization, governmental entity or other entity.

“Realized Tax Benefit” means, for a Taxable Year, the excess, if any, of the Hypothetical Tax Liability over the actual liability for Taxes of the Corporate Taxpayer and its Subsidiaries. If all or a portion of the actual liability for such Taxes for the Taxable Year arises as a result of an audit by a Taxing Authority of any Taxable Year, such liability shall not be included in determining the Realized Tax Benefit unless and until there has been a Determination.

“Realized Tax Detriment” means, for a Taxable Year, the excess, if any, of the actual liability for Taxes of the Corporate Taxpayer and its Subsidiaries over the Hypothetical Tax Liability for such Taxable Year. If all or a portion of the actual liability for such Taxes for the Taxable Year arises as a result of an audit by a Taxing Authority of any Taxable Year, such liability shall not be included in determining the Realized Tax Detriment unless and until there has been a Determination.

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“Reconciliation Dispute” is defined in Section 7.9 of this Agreement.

“Reconciliation Procedures” is defined in Section 2.3(a) of this Agreement.

“Schedule” means any of the following: (i) the Closing Date Tax Asset Disclosure Letter, (ii) a Tax Benefit Schedule, or (iii) the Early Termination Schedule.

“Senior Obligations” is defined in Section 5.1.

“Subsidiaries” means, with respect to any Person, as of any date of determination, any other Person as to which such Person, owns, directly or indirectly, or otherwise controls more than 50% of the voting power or other similar interests or the sole general partner interest or managing member or similar interest of such Person.

“Tax Assets” means the net operating losses, credit carryforwards and capital loss carryforwards of the Corporate Taxpayer and its Subsidiaries that relate to taxable periods (or portions thereof) ending on or before the Closing Date, excluding net operating losses that are the subject of an Existing Change TRA (collectively, “NOLs”). For the Taxable Year that includes the Closing Date, the Tax Assets that relate to taxable periods ending on or before the Closing Date shall be determined based on a closing of the books method as of the end of the Closing Date, provided that the Change Shareholder Representatives and the Corporate Taxpayer shall, acting reasonably, together determine the amount of any such Tax Assets. The Tax Assets shall be based on the Closing Date Tax Asset Disclosure Letter.

“Tax Benefit Payment” is defined in Section 3.1(b) of this Agreement.

“Tax Benefit Schedule” is defined in Section 2.2(a) of this Agreement.

“Tax Receivable Agreements” means this Agreement and the MCK TRA.

“Tax Return” means any return, declaration, report or similar statement filed with respect to Taxes (including any attached schedules), including, without limitation, any information return, claim for refund, amended return and declaration of estimated Tax.

“Taxable Year” means a taxable year of the Corporate Taxpayer as defined in Section 441(b) of the Code or comparable section of state or local tax law, as applicable (and, therefore, for the avoidance of doubt, may include a period of less than 12 months for which a Tax Return is made), ending on or after the Closing Date.

“Taxes” means any and all taxes, assessments or similar charges that are based on or measured with respect to net income or profits, and any interest related to such Tax.

“Taxing Authority” means any domestic, federal, national, state, county or municipal or other local government, any subdivision, agency, commission or authority thereof, or any quasi-governmental body exercising any taxing authority or any other authority exercising Tax regulatory authority.

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“Transaction Tax Deductions” means any Tax deduction attributable to the payment of the Echo Holdco Transaction Expenses (as defined in the Contribution Agreement), the Debt Breakage Costs (as defined in the Contribution Agreement), amounts in respect of Echo Holdco Options and payroll taxes paid thereon, and any current tax deduction resulting from payments on the Closing Date of any unamortized financing costs of the Corporate Taxpayer or any of its Subsidiaries.

“Transactions” is defined in the Recitals of this Agreement.

“Treasury Regulations” means the final, temporary and proposed regulations under the Code promulgated from time to time (including corresponding provisions and succeeding provisions) as in effect for the relevant taxable period.

“Underpaid Party” is defined in Section 3.3(d) of this Agreement.

“Valuation Assumptions” shall mean, as of an Early Termination Date, the assumptions that (1) in each Taxable Year ending on or after such Early Termination Date, the Corporate Taxpayer will have taxable income sufficient to fully utilize (i) the NOLs or loss carryovers generated by Payment Deductions or deductions in respect of Imputed Interest that have not been previously utilized in determining a Tax Benefit Payment under this Agreement, subject to all applicable limitations on the use of such loss carryovers and to assumption (3) below, and (ii) deductions arising from the Payment Deductions during such Taxable Year or future Taxable Years in which such deductions would become available, (2) the United States federal income tax rates and state and local income tax rates that will be in effect for each such Taxable Year will be those specified for each such Taxable Year by the Code and other law as in effect on the Early Termination Date and (3) any NOLs or loss carryovers generated by the deductions in respect of a Payment Deduction available as of the date of the Early Termination Schedule will be utilized by the Corporate Taxpayer and its Subsidiaries on a pro rata basis from the date of the Early Termination Schedule through the scheduled expiration date of such NOLs or loss carryovers.

ARTICLE II

DETERMINATION OF CERTAIN REALIZED TAX BENEFIT

Section 2.1. Schedule of Tax Assets. The letter dated [●] from the Change Shareholder Representatives to the Corporate Taxpayer (the “Closing Date Tax Asset Disclosure Letter” shows, in reasonable detail necessary to perform the calculations required by this Agreement, including (i) an estimate of the NOLs as of the end of the Closing Date, using a closing of the books methodology and (ii) the scheduled expiration dates of such NOLs. As promptly as practicable, the Change Shareholder Representatives and the Corporate Taxpayer shall agree on a replacement Closing Date Tax Asset Disclosure Letter to the extent necessary to reflect the actual amount of the items described in clauses (i), using a closing of the books methodology.

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Section 2.2. Tax Benefit Schedule.

(a) Tax Benefit Schedule. Within 90 calendar days after the filing of the United States federal income Tax Return of the Corporate Taxpayer for any Taxable Year in which there is a Realized Tax Benefit or Realized Tax Detriment, the Corporate Taxpayer shall provide to the Change Shareholder Representatives a schedule showing, in reasonable detail, the calculation of the Realized Tax Benefit or Realized Tax Detriment for such Taxable Year (a “Tax Benefit Schedule”). Each Tax Benefit Schedule shall include a statement from (i) if an initial public offering of Echo has not occurred, the chief financial officer of the Corporate Taxpayer or (ii) if an initial public offering of Echo has occurred, the chief financial officer of Echo, to the effect that the computations reflected in the Tax Benefit Schedule have been made without regard to any transaction a significant purpose of which is to reduce or defer any Tax Benefit Payment (including any rates of interest hereunder). If the chief financial officer of the Corporate Taxpayer or Echo, as the case may be, determines that it is necessary to adjust any computations reflected in a Tax Benefit Schedule in order to provide the certification required by the preceding sentence, then such chief financial officer will be permitted to make such adjustments in a manner reasonably acceptable to the Change Shareholder Representatives (and, for the avoidance of doubt, the Tax Benefit Payment reflected on this adjusted Tax Benefit Schedule shall be used for purposes of the determining the Tax Benefit Payment and shall ignore any such transactions a significant purpose of which was to reduce or defer any Tax Benefit Payment). The Tax Benefit Schedule will become final as provided in Section 2.3(a) and may be amended as provided in Section 2.3(b) (subject to the procedures set forth in Section 2.3(b)).

(b) Applicable Principles. Subject to Section 3.3, the Realized Tax Benefit or Realized Tax Detriment for each Taxable Year is intended to measure the decrease or increase in the actual liability for Taxes of the Corporate Taxpayer and its Subsidiaries for such Taxable Year attributable to the Tax Assets and Payment Deductions determined using a “with and without” methodology. Deductions, carryovers or carrybacks of any Tax item attributable to the Tax Assets and the Payment Deductions shall be considered to be subject to the rules of the Code and the Treasury Regulations or the appropriate provisions of U.S. state and local income and franchise tax law, as applicable, governing the use, limitation and expiration of the deductions, carryovers or carrybacks of the relevant type. The parties agree that all Tax Benefit Payments and other payments under this Agreement with respect to any shares of the Company redeemed in connection with the execution of this Agreement (to the extent permitted by law and other than amounts accounted for as interest under the Code) shall be treated as subsequent upward purchase price adjustments with respect to such redeemed shares that give rise to further deductions of Imputed Interest which such additional deductions in respect of Imputed Interest will be incorporated into the current year calculation and into future year calculations, as appropriate. If a deduction, carryover or carryback of any Tax item includes a portion that is attributable to the Tax Assets or Payment Deductions and another portion that is not, such portions shall be considered to be used in accordance with the “with and without” methodology. For the Taxable Year that includes the Closing Date, (i) any NOLs that would arise upon treating Closing Date as the last day of the Corporate Taxpayer’s Taxable Year shall be treated as Tax Assets and (ii) and Realized Tax Benefits or Realized Tax Detriments shall be determined for the period beginning the day after the Closing Date and ending on the last day of the Corporate Taxpayer’s Taxable Year.

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Section 2.3. Procedures, Amendments.

(a) Procedure. Every time the Corporate Taxpayer delivers to the Change Shareholder Representatives an applicable Schedule under this Agreement, including any Amended Schedule delivered pursuant to Section 2.3(b), but excluding any Early Termination Schedule or amended Early Termination Schedule, the Corporate Taxpayer shall also (x) deliver to the Change Shareholder Representatives schedules, valuation reports and work papers, as determined by the Corporate Taxpayer or requested by the Change Shareholder Representatives, providing reasonable detail regarding the preparation of the Schedule and (y) allow the Change Shareholder Representatives reasonable access at no cost to the appropriate representatives at the Corporate Taxpayer, as determined by the Corporate Taxpayer or requested by the Change Shareholder Representatives, in connection with a review of such Schedule. Without limiting the application of the preceding sentence, each time the Corporate Taxpayer delivers to the Change Shareholder Representatives a Tax Benefit Schedule, in addition to the Tax Benefit Schedule duly completed, the Corporate Taxpayer shall deliver to the Change Shareholder Representatives the Corporate Taxpayer Return, the reasonably detailed calculation by the Corporate Taxpayer of the Hypothetical Tax Liability, the reasonably detailed calculation by the Corporate Taxpayer of the actual Tax liability, as well as any other work papers as determined by the Corporate Taxpayer or requested by the Change Shareholder Representatives. An applicable Schedule or amendment thereto shall become final and binding on all parties 30 calendar days from the first date on which the Change Shareholder Representatives have received the applicable Schedule or amendment thereto unless the Change Shareholder Representatives (i) within 30 calendar days after receiving an applicable Schedule or amendment thereto, provides the Corporate Taxpayer with notice of a material objection to such Schedule (“Objection Notice”) made in good faith or (ii) provides a written waiver of such right of any Objection Notice within the period described in clause (i) above, in which case such Schedule or amendment thereto becomes binding on the date the waiver is received by the Corporate Taxpayer. If the parties, for any reason, are unable to successfully resolve the issues raised in the Objection Notice within 30 calendar days after receipt by the Corporate Taxpayer of an Objection Notice, the Corporate Taxpayer and the Change Shareholder Representatives shall employ the reconciliation procedures as described in Section 7.9 of this Agreement (the “Reconciliation Procedures”).

(b) Amended Schedule. The applicable Schedule for any Taxable Year may be amended from time to time by the Corporate Taxpayer (i) in connection with a Determination affecting such Schedule, (ii) to correct inaccuracies in the Schedule identified as a result of the receipt of additional factual information relating to a Taxable Year after the date the Schedule was provided to the Change Shareholder Representatives, (iii) to comply with the Expert’s determination under the Reconciliation Procedures, (iv) to reflect a change in the Realized Tax Benefit or Realized Tax Detriment for such Taxable Year attributable to a carryback or carryforward of a loss or other tax item to such Taxable Year, or (v) to reflect a change in the Realized Tax Benefit or Realized Tax Detriment for such Taxable Year attributable to an amended Tax Return filed for such Taxable Year (any such Schedule, an “Amended Schedule”). The Corporate Taxpayer shall provide an Amended Schedule to the Change Shareholders within ninety (90) calendar days of the occurrence of an event referenced in clauses (i) through (v) of the preceding sentence. The Closing Date Tax Asset Disclosure Letter shall be appropriately

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amended by the Change Shareholder Representatives and the Corporate Taxpayer to the extent that, as a result of a Determination the Corporate Taxpayer is required to calculate its Tax liability in a manner inconsistent with the Closing Date Tax Asset Disclosure Letter.

ARTICLE III

TAX BENEFIT PAYMENTS

Section 3.1. Payments.

(a) Payments. Within five (5) calendar days after a Tax Benefit Schedule delivered to the Change Shareholder Representatives becomes final in accordance with Section 2.3(a), the Corporate Taxpayer shall pay to the Change Shareholders for such Taxable Year the Tax Benefit Payment determined pursuant to Section 3.1(b) in accordance with the percentages set forth on Schedule I. Each such Tax Benefit Payment shall be made by wire transfer of immediately available funds to the bank accounts previously designated by the Change Shareholder Representatives to the Corporate Taxpayer or as otherwise agreed by the Corporate Taxpayer and the Change Shareholder Representatives. For the avoidance of doubt, no Tax Benefit Payment shall be made in respect of estimated tax payments, including, without limitation, federal estimated income tax payments.

(b) A “Tax Benefit Payment” means an amount, not less than zero, equal to the sum of the Net Tax Benefit and the Additional Amount. The “Net Tax Benefit” for a Taxable Year shall be an amount equal to the excess, if any, of 85% of the Cumulative Net Realized Tax Benefit as of the end of such Taxable Year over the total amount of payments previously made under this Section 3.1 (excluding payments attributable to Additional Amounts and the Echo Connect Payment); provided, for the avoidance of doubt, that the Change Shareholders shall not be required to return any portion of any previously made Tax Benefit Payment. The “Additional Amount” shall equal the additional amount on the Net Tax Benefit calculated at the Agreed Rate from the due date (without extensions) for filing the Corporate Taxpayer return with respect to Taxes for such Taxable Year until the Payment Date. Notwithstanding the foregoing, for each Taxable Year ending on or after the date of a Change of Control, all Tax Benefit Payments shall be calculated by utilizing Valuation Assumptions (1) and (3), substituting in each case the terms “the closing date of a Change of Control” for an “Early Termination Date.”

(c) The Tax Benefit Payment payable to the Change Shareholders with respect to the first Taxable Year of the Corporate Taxpayer that ends after the Closing Date shall be increased by the Echo Connect Payment. The “Echo Connect Payment” shall mean an amount equal to (i) the amount of Tax the Corporate Taxpayer and its Subsidiaries would have paid as a result of the Echo Connect Separation without taking into account the Transaction Tax Deductions or the Tax Assets over (ii) the actual amount of Tax paid in respect of the Echo Connect Separation, taking into account the use of the Transaction Tax Deductions and the Tax Assets that reduce the gain resulting from the Echo Connect Separation. The Tax Benefit Schedule for the first Taxable Year of the Corporate Taxpayer that ends after the Closing Date shall include in reasonable detail, the calculation of the Echo Connect Payment.

Section 3.2. No Duplicative Payments. It is intended that the provisions of this Agreement will not result in duplicative payment of any amount (including interest) required under this Agreement. The provisions of this Agreement shall be construed in the appropriate manner to ensure such intentions are realized.

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Section 3.3. Pro Rata Payments; Coordination with MCK Tax Receivable Agreement

(a) Notwithstanding anything in Section 3.1 to the contrary, during any taxable period in which Change is a member of the Echo Group (an “Actual Consolidation Period”), to the extent that the aggregate tax benefit of the Echo Group resulting from (x) the Transferred Basis, the Basis Adjustments or Imputed Interest (each as defined in the MCK TRA) and (y) the Tax Assets and the Payment Deductions is limited in a particular Taxable Year because the Echo Group does not have sufficient taxable income, the limitation on the tax benefit for the Echo Group shall be allocated among this Agreement and the MCK TRA (and among all parties eligible for payments under each) in proportion to the respective amounts of Tax Benefit Payments (as defined in this Agreement and the MCK TRA) that would have been determined under the this Agreement and the MCK TRA (and allocated among such parties) if the Echo Group had sufficient taxable income so that there were no such limitation.

(b) Notwithstanding anything in this Agreement to the contrary, during any taxable period in which Change is not a member of the Echo Group (a “Hypothetical Consolidation Period”), if the amount of the Tax Benefit Payment (as defined in this Agreement and the Change TRA) that would have been determined either under this Agreement or the Change TRA, as the case may be, would have been larger if such taxable period were an Actual Consolidation Period (as determined after the application of Section 3.3(a)), the Tax Benefit Payments to be made under this Agreement and the Change TRA shall be determined by (i) the Echo Group and Change determining the Tax Benefit Payments (as defined in this Agreement and the MCK TRA) that would have been payable if Change were a member of the Echo Group for such Hypothetical Consolidation Period and (ii) then applying Section 3.3(a) in respect of such Tax Benefit Payments such that the Echo Group and the Corporate Taxpayer are not required to pay, collectively, an amount in excess of the amount they would pay, collectively, absent this Section 3.3(b).

(c) If for any reason the Corporate Taxpayer does not fully satisfy its payment obligations to make all Tax Benefit Payments due under the Tax Receivable Agreements in respect of a particular Taxable Year, (i) the Corporate Taxpayer and the JV, respectively, shall pay the same proportion of each Tax Benefit Payment due under each of this Agreement and the MCK TRA in respect of such Taxable Year, without favoring one obligation over the other, and (ii) no Tax Benefit Payment shall be made in respect of any Taxable Year under either this Agreement or the MCK TRA until all Tax Benefit Payments in respect of prior Taxable Years have been made in full under both this Agreement and the MCK TRA.

(d) To the extent the Corporate Taxpayer or the JV makes a payment to a Change Shareholder under this Agreement or TRA Party (as defined in the MCK TRA) under the MCK TRA, respectively, in an amount in excess of the amount of such payment that should have been made to such Person (an “Overpaid Party”) in respect of such Taxable Year, then (i) the Overpaid Party shall not receive further payments under this Agreement or the MCK TRA, as applicable, until the Overpaid Party has foregone an amount of payments equal to such excess and (ii) the Corporate Taxpayer or the JV, as applicable, shall cause the amount of the Overpaid

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Party’s foregone payments to be paid to the other Person(s) (the “Underpaid Party”), to the maximum extent possible, until the Underpaid Party shall have received aggregate payments under this Agreement in the amount it would have received if there had been no excess payment to the Overpaid Party.

(e) The parties hereto agree that the parties to the MCK TRA are expressly made third party beneficiaries of the provisions of this Section 3.3.

ARTICLE IV

TERMINATION

Section 4.1. Early Termination and Breach of Agreement.

(a) The Corporate Taxpayer may terminate this Agreement with respect to all amounts payable to the Change Shareholders at any time by paying to the Change Shareholders the Early Termination Payment; provided, that this Agreement shall terminate pursuant to this Section 4.1(a) with respect to a Change Shareholder only upon the receipt by such Change Shareholder of its Early Termination Payment, and the Corporate Taxpayer shall deliver an Early Termination Notice only if the Corporate Taxpayer is able to make all required Early Termination Payments under this Agreement at the time required by Section 4.3; and provided, further, that the Corporate Taxpayer may withdraw any notice to execute its termination rights under this Section 4.1(a) prior to the time at which any Early Termination Payment has been paid. Upon payment of the Early Termination Payment by the Corporate Taxpayer, the Corporate Taxpayer shall not have any further payment obligations under this Agreement, other than for any (a) Tax Benefit Payment agreed to by the Corporate Taxpayer and the Change Shareholder Representatives as due and payable but unpaid as of the Early Termination Notice and (b) Tax Benefit Payment due for the Taxable Year ending with or including the date of the Early Termination Notice (except to the extent that the amount described in this clause (b) is included in the Early Termination Payment).

(b) In the event that a Senior Obligation of the Corporate Taxpayer, Echo or any of their Subsidiaries is accelerated (or deemed accelerated) in connection with an event of default (other than an event of default triggered upon a change in control) (“Accelerated” and such event, an “Acceleration”), then all obligations hereunder shall be Accelerated and such obligations shall (i) be calculated as if an Early Termination Notice had been delivered on the date of such acceleration and the Early Termination Payments shall be calculated (x) as if an Early Termination Notice had been delivered on the date of the Acceleration and (y) applying the Valuation Assumptions as if all tax attributes described therein are fully utilized in the year of such Acceleration, (ii) include any Tax Benefit Payments agreed to by the Change Shareholder Representatives and the Corporate Taxpayer as due and payable but unpaid as of the date of an Acceleration, and (iii) include any Tax Benefit Payment due for the Taxable Year ending with or including the date of an Acceleration; provided that procedures similar to the procedures of Section 4.2 shall apply with respect to the determination of the amount payable by the Corporate Taxpayer pursuant to this sentence.

(c) In the event that the Corporate Taxpayer breaches any of its material obligations under this Agreement, whether as a result of failure to make any payment when due, failure to

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honor any other material obligation required hereunder or by operation of law as a result of the rejection of this Agreement in a case commenced under the Bankruptcy Code or otherwise, then all obligations hereunder shall be accelerated and such obligations shall (i) be calculated as if an Early Termination Notice had been delivered on the date of such breach and the Early Termination Payments shall be calculated as if an Early Termination Notice had been delivered on the date of the breach, (ii) include any Tax Benefit Payments agreed to by the Change Shareholder Representatives and the Corporate Taxpayer as due and payable but unpaid as of the date of a breach, and (iii) include any Tax Benefit Payment due for the Taxable Year ending with or including the date of a breach; provided that procedures similar to the procedures of Section 4.2 shall apply with respect to the determination of the amount payable by the Corporate Taxpayer pursuant to this sentence. Notwithstanding the foregoing, in the event that the Corporate Taxpayer breaches this Agreement, each Change Shareholder shall be entitled to elect to receive the amounts set forth in clauses (i), (ii) and (iii) above or to seek specific performance of the terms hereof.

(d) The parties agree that the failure to make any payment due pursuant to this Agreement within three months of the date such payment is due shall be deemed to be a breach of a material obligation under this Agreement for all purposes of this Agreement, and that it will not be considered to be a breach of a material obligation under this Agreement to make a payment due pursuant to this Agreement within three months of the date such payment is due. Notwithstanding anything in this Agreement to the contrary, it shall not be a breach of this Agreement if the Corporate Taxpayer fails to make any payment under this Agreement when due to the extent that the Corporate Taxpayer has insufficient funds to make such payment; provided that the interest provisions of Section 5.2 shall apply to such late payment (unless the Corporate Taxpayer does not have sufficient cash to make such payment as a result of limitations imposed by any credit agreement to which the Corporate Taxpayer or any of its Subsidiaries is a party if such limitations are no more onerous than the corresponding limitations imposed by the credit agreements to which the Company is a party at the Closing, in which case Section 5.2 shall apply, but the Default Rate shall be replaced by LIBOR plus 300 basis points).

Section 4.2. Early Termination Notice.

(a) If the Corporate Taxpayer chooses to exercise its right of early termination under Section 4.1 above other than in connection with a Change of Control, the Corporate Taxpayer shall deliver to the Change Shareholder Representatives notice of such intention to exercise such right (“Early Termination Notice”) and a schedule (the “Early Termination Schedule”) specifying the Corporate Taxpayer’s intention to exercise such right and showing in reasonable detail the calculation of the Early Termination Payment for the Change Shareholder Representatives. The Early Termination Schedule shall become final and binding on all parties 30 calendar days from the first date on which the Change Shareholder Representatives has received such Schedule or amendment thereto unless the Change Shareholder Representatives (i) within 30 calendar days after receiving the Early Termination Schedule, provides the Corporate Taxpayer with notice of a material objection to such Schedule made in good faith (“Material Objection Notice”) or (ii) provides a written waiver of such right of a Material Objection Notice within the period described in clause (i) above, in which case such Schedule becomes binding on the date the waiver is received by the Corporate Taxpayer (such thirty (30) calendar day date as modified, if at all by clauses (i) or (ii), the “Early Termination Effective Date”). If the parties,

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for any reason, are unable to successfully resolve the issues raised in such notice within 30 calendar days after receipt by the Corporate Taxpayer of the Material Objection Notice, the Corporate Taxpayer and the Change Shareholder Representatives shall employ the Reconciliation Procedures in which case such Schedule becomes binding ten (10) days after the conclusion of the Reconciliation Procedures.

(b) If the Corporate Taxpayer chooses to exercise its right of early termination under Section 4.1 above in connection with a Change of Control, any reference to 30 calendar days in Section  4.2(a) above shall instead be deemed to be 10 calendar days.

Section 4.3. Payment upon Early Termination.

(a) Within three calendar days after the Early Termination Effective Date, the Corporate Taxpayer shall pay to the Change Shareholders an amount equal to the Early Termination Payment. Such payment shall be made by wire transfer of immediately available funds to a bank account or accounts designated by the Change Shareholder Representatives or as otherwise agreed by the Corporate Taxpayer and the Change Shareholder Representatives.

(b) “Early Termination Payment” shall equal the present value, discounted at the Early Termination Rate as of the Early Termination Effective Date, of all Tax Benefit Payments that would be required to be paid by the Corporate Taxpayer to the Change Shareholders beginning from the Early Termination Date and assuming that the Valuation Assumptions are applied, provided, that the Change of Control Termination Rate (instead of the Early Termination Rate) shall be used to determine the Early Termination Payment in the case of an early termination in connection with a Change of Control.

ARTICLE V

SUBORDINATION AND LATE PAYMENTS

Section 5.1. Subordination. Notwithstanding any other provision of this Agreement to the contrary, any payment required to be made by the Corporate Taxpayer under this Agreement shall rank subordinate and junior in right of payment to any principal, interest or other amounts due and payable in respect of any obligations in respect of indebtedness for borrowed money of the Corporate Taxpayer and its Subsidiaries (“Senior Obligations”) and shall rank pari passu with all current or future unsecured obligations of the Corporate Taxpayer that are not Senior Obligations. For the avoidance of doubt, any amounts owed by the Company under this Agreement are not Senior Obligations.

Section 5.2. Late Payments by the Corporate Taxpayer. The amount of all or any portion of any Tax Benefit Payment or Early Termination Payment not made to the Change Shareholders when due under the terms of this Agreement shall be payable together with any interest thereon, computed at the Default Rate and commencing from the date on which such Tax Benefit Payment or Early Termination Payment was due and payable.

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ARTICLE VI

NO DISPUTES; CONSISTENCY; COOPERATION

Section 6.1. Participation in the Corporate Taxpayer’s Tax Matters. Except as otherwise provided herein, the Corporate Taxpayer shall have full responsibility for, and sole discretion over, all Tax matters concerning the Corporate Taxpayer, including without limitation the preparation, filing or amending of any Tax Return and defending, contesting or settling any issue pertaining to Taxes. Notwithstanding the foregoing, the Corporate Taxpayer shall notify the Change Shareholder Representatives of, and keep the Change Shareholder Representatives reasonably informed with respect to, the portion of any audit of the Corporate Taxpayer by a Taxing Authority the outcome of which is reasonably expected to affect the rights and obligations of the Change Shareholder Representatives under this Agreement, and shall provide to the Change Shareholder Representatives reasonable opportunity to provide information and other input to the Corporate Taxpayer and its respective advisors concerning the conduct of any such portion of such audit.

Section 6.2. Consistency. The Corporate Taxpayer and the Change Shareholder Representatives agree to report and cause to be reported for all purposes, including federal, state and local Tax purposes and financial reporting purposes, all Tax-related items (including, without limitation, each Tax Benefit Payment) in a manner consistent with that specified by the Corporate Taxpayer in any Schedule required to be provided by or on behalf of the Corporate Taxpayer under this Agreement unless otherwise required by law.

Section 6.3. Cooperation. The Change Shareholder Representatives shall (a) furnish to the Corporate Taxpayer in a timely manner such information, documents and other materials as the Corporate Taxpayer may reasonably request for purposes of making any determination or computation necessary or appropriate under this Agreement, preparing any Tax Return or contesting or defending any audit, examination or controversy with any Taxing Authority, (b) make itself available to the Corporate Taxpayer and its representatives to provide explanations of documents and materials and such other information as the Corporate Taxpayer or its representatives may reasonably request in connection with any of the matters described in clause (a) above, and (c) reasonably cooperate in connection with any such matter, and the Corporate Taxpayer shall reimburse the Change Shareholder Representatives for any reasonable third-party costs and expenses incurred pursuant to this Section.

ARTICLE VII

MISCELLANEOUS

Section 7.1. Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be deemed duly given and received (a) on the date of delivery if delivered personally, by facsimile, or email upon confirmation of transmission by transmitting equipment or (b) on the first Business Day following the date of dispatch if delivered by a recognized next-day courier service. All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

If to the Corporate Taxpayer, to:

[●]

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with a copy (which shall not constitute notice to the Corporate Taxpayer) to:

[●]

If to the Change Shareholder Representatives, to:

[●]

with a copy (which shall not constitute notice to the Change Shareholder Representatives) to:

[●]

Any party may change its address, fax number, or email by giving the other party written notice of its new address, fax number, or email in the manner set forth above.

Section 7.2. Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart. Delivery of an executed signature page to this Agreement by facsimile transmission shall be as effective as delivery of a manually signed counterpart of this Agreement.

Section 7.3. Entire Agreement; No Third Party Beneficiaries. This Agreement constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof. This Agreement shall be binding upon and inure solely to the benefit of each party hereto and their respective successors and permitted assigns,. The parties hereto agree that the Change Shareholders are expressly made third party beneficiaries to this Agreement. Other than as provided in the preceding sentence and Section 3.3(e), nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 7.4. Governing Law. This Agreement shall be governed by, and construed in accordance with, the law of the State of New York, without regard to the conflicts of laws principles thereof that would mandate the application of the laws of another jurisdiction.

Section 7.5. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal

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or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

Section 7.6. Successors; Assignment; Amendments; Waivers.

(a) The Change Shareholder Representatives may assign any of its rights under this Agreement to any Person as long as such transferee has executed and delivered, or, in connection with such transfer, executes and delivers, a joinder to this Agreement, in form and substance reasonably satisfactory to the Corporate Taxpayer, agreeing to become the Change Shareholder Representatives for all purposes of this Agreement, except as otherwise provided in such joinder.

(b) No provision of this Agreement may be amended unless such amendment is approved in writing by both the Corporate Taxpayer and the Change Shareholder Representatives. No provision of this Agreement may be waived unless such waiver is in writing and signed by the party against whom the waiver is to be effective.

(c) All of the terms and provisions of this Agreement shall be binding upon, shall inure to the benefit of and shall be enforceable by the parties hereto and their respective successors, assigns, heirs, executors, administrators and legal representatives. The Corporate Taxpayer shall require and cause any direct or indirect successor (whether by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Corporate Taxpayer, by written agreement, expressly to assume and agree to perform this Agreement in the same manner and to the same extent that the Corporate Taxpayer would be required to perform if no such succession had taken place.

Section 7.7. Titles and Subtitles. The titles of the sections and subsections of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement.

Section 7.8. Resolution of Disputes.

(a) Any and all disputes which are not governed by Section 7.9 cannot be settled amicably, including any ancillary claims of any party, arising out of, relating to or in connection with the validity, negotiation, execution, interpretation, performance or non-performance of this Agreement (including the validity, scope and enforceability of this arbitration provision) (each a “Dispute”) shall be finally settled by arbitration conducted by a single arbitrator in New York in accordance with the then-existing Rules of Arbitration of the International Chamber of Commerce. If the parties to the Dispute fail to agree on the selection of an arbitrator within ten (10) days of the receipt of the request for arbitration, the International Chamber of Commerce shall make the appointment. The arbitrator shall be a lawyer admitted to the practice of law in the State of New York and shall conduct the proceedings in the English language. Performance under this Agreement shall continue if reasonably possible during any arbitration proceedings.

(b) Notwithstanding the provisions of paragraph (a), the Corporate Taxpayer may bring an action or special proceeding in any court of competent jurisdiction for the purpose of

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compelling a party to arbitrate, seeking temporary or preliminary relief in aid of an arbitration hereunder, and/or enforcing an arbitration award and, for the purposes of this paragraph (b), the Change Shareholder Representatives (i) expressly consents to the application of paragraph (c) of this Section 7.8 to any such action or proceeding, (ii) agrees that proof shall not be required that monetary damages for breach of the provisions of this Agreement would be difficult to calculate and that remedies at law would be inadequate, and (iii) irrevocably appoints the Corporate Taxpayer as agent of the Change Shareholder Representatives for service of process in connection with any such action or proceeding and agrees that service of process upon such agent, who shall promptly advise the Change Shareholder Representatives of any such service of process, shall be deemed in every respect effective service of process upon the Change Shareholder Representatives in any such action or proceeding.

(c) (i) EACH PARTY HEREBY IRREVOCABLY SUBMITS TO THE JURISDICTION OF COURTS LOCATED IN NEW YORK, NEW YORK FOR THE PURPOSE OF ANY JUDICIAL PROCEEDING BROUGHT IN ACCORDANCE WITH THE PROVISIONS OF THIS SECTION 7.8, OR ANY JUDICIAL PROCEEDING ANCILLARY TO AN ARBITRATION OR CONTEMPLATED ARBITRATION ARISING OUT OF OR RELATING TO OR CONCERNING THIS AGREEMENT. Such ancillary judicial proceedings include any suit, action or proceeding to compel arbitration, to obtain temporary or preliminary judicial relief in aid of arbitration, or to confirm an arbitration award. The parties acknowledge that this paragraph (c) have a reasonable relation to this Agreement, and to the parties’ relationship with one another; and

(ii) The parties hereby waive, to the fullest extent permitted by applicable law, any objection which they now or hereafter may have to personal jurisdiction or to the laying of venue of any such ancillary suit, action or proceeding brought in any court referred to in the preceding paragraph of this Section 7.8 and such parties agree not to plead or claim the same.

Section 7.9. Reconciliation. In the event that the Corporate Taxpayer and the Change Shareholder Representatives are unable to resolve a disagreement with respect to the matters governed by Sections 2.3, 4.2 and 6.2 within the relevant period designated in this Agreement (“Reconciliation Dispute”), the Reconciliation Dispute shall be submitted for determination to a nationally recognized expert (the “Expert”) in the particular area of disagreement mutually acceptable to both parties. The Expert shall be a partner or principal in a nationally recognized accounting or law firm, and unless the Corporate Taxpayer and the Change Shareholder Representatives agree otherwise, the Expert shall not, and the firm that employs the Expert shall not, have any material relationship with the Corporate Taxpayer or the Change Shareholder Representatives or other actual or potential conflict of interest. If the parties are unable to agree on an Expert within fifteen (15) days of receipt by the respondent(s) of written notice of a Reconciliation Dispute, the Expert shall be appointed by the International Chamber of Commerce Centre for Expertise. The Expert shall resolve any matter relating to the Closing Date Tax Asset Disclosure Letter or an amendment thereto or the Early Termination Schedule or an amendment thereto within 30 calendar days and shall resolve any matter relating to a Tax Benefit Schedule or an amendment thereto within 15 calendar days or as soon thereafter as is reasonably practicable, in each case after the matter has been submitted to the Expert for resolution. Notwithstanding the preceding sentence, if the matter is not resolved before any payment that is the subject of a disagreement would be due (in the absence of such disagreement)

19

or any Tax Return reflecting the subject of a disagreement is due, the undisputed amount shall be paid on the date prescribed by this Agreement and such Tax Return may be filed as prepared by the Corporate Taxpayer, subject to adjustment or amendment upon resolution. The costs and expenses relating to the engagement of such Expert or amending any Tax Return shall be borne by the Corporate Taxpayer except as provided in the next sentence. The Corporate Taxpayer and the Change Shareholder Representatives shall bear their own costs and expenses of such proceeding, unless (i) the Expert adopts the Change Shareholder Representatives’ position, in which case the Corporate Taxpayer shall reimburse the Change Shareholder Representatives for any reasonable out-of-pocket costs and expenses in such proceeding, or (ii) the Expert adopts the Corporate Taxpayer’s position, in which case the Change Shareholder Representatives shall reimburse the Corporate Taxpayer for any reasonable out-of-pocket costs and expenses in such proceeding. Any dispute as to whether a dispute is a Reconciliation Dispute within the meaning of this Section 7.9 shall be decided by the Expert. The Expert shall finally determine any Reconciliation Dispute and the determinations of the Expert pursuant to this Section 7.9 shall be binding on the Corporate Taxpayer and the Change Shareholder Representatives and may be entered and enforced in any court having jurisdiction.

Section 7.10. Withholding. The Corporate Taxpayer shall be entitled to deduct and withhold from any payment payable pursuant to this Agreement such amounts as the Corporate Taxpayer is required to deduct and withhold with respect to the making of such payment under the Code or any provision of state, local or foreign tax law, provided, however, that the Corporate Taxpayer shall notify the Change Shareholder Representatives (who shall notify the applicable Change Shareholder) in advance before applying any such withholding to allow such applicable payee a reasonable opportunity to provide any applicable certificates, forms or other certificates that would eliminate or reduce such withholding, and the Corporate Taxpayer will otherwise reasonably cooperate with the applicable payee to eliminate or reduce such withholding. To the extent that amounts are so withheld and paid over to the appropriate Taxing Authority by the Corporate Taxpayer, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Change Shareholders.

Section 7.11. Admission of the Corporate Taxpayer into a Consolidated Group; Transfers of Corporate Assets.

(a) If the Corporate Taxpayer is or becomes a member of an affiliated or consolidated group of corporations that files a consolidated income Tax Return pursuant to Sections 1501 et seq. of the Code or any corresponding provisions of state or local law, then: (i) the provisions of this Agreement shall be applied with respect to the group as a whole; and (ii) Tax Benefit Payments, Early Termination Payments and other applicable items hereunder shall be computed with reference to the consolidated taxable income of the group as a whole.

(b) If any entity that is obligated to make a Tax Benefit Payment or Early Termination Payment hereunder transfers one or more assets to a corporation (or a Person classified as a corporation for U.S. income tax purposes) with which such entity does not file a consolidated Tax Return pursuant to Section 1501 of the Code, such entity, for purposes of calculating the amount of any Tax Benefit Payment or Early Termination Payment (e.g., calculating the gross income of the entity and determining the Realized Tax Benefit of such entity) due hereunder, shall be treated as having disposed of such asset in a fully taxable

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transaction on the date of such contribution. The consideration deemed to be received by such entity shall be equal to the fair market value of the contributed asset. For purposes of this Section 7.11, a transfer of a partnership interest shall be treated as a transfer of the transferring partner’s share of each of the assets and liabilities of that partnership.

Section 7.12. Confidentiality. The Change Shareholder Representatives and each of its assignees acknowledge and agree that the information of the Corporate Taxpayer is confidential and, except in the course of performing any duties as necessary for the Corporate Taxpayer and its Affiliates, as required by law or legal process or to enforce the terms of this Agreement, such person shall keep and retain in the strictest confidence and not disclose to any Person any confidential matters, acquired pursuant to this Agreement, of the Corporate Taxpayer and its Affiliates and successors learned by the Change Shareholder Representatives heretofore or hereafter. This Section 7.12 shall not apply to (i) any information that has been made publicly available by the Corporate Taxpayer or any of its Affiliates, becomes public knowledge (except as a result of an act of the Change Shareholder Representatives in violation of this Agreement) or is generally known to the business community, (ii) the disclosure of information to the extent necessary for the Change Shareholder Representatives to prepare and file its Tax Returns, to respond to any inquiries regarding the same from any taxing authority or to prosecute or defend any action, proceeding or audit by any taxing authority with respect to such returns, and (iii) any information a Change Shareholder discloses to a potential transferee pursuant to Section 7.7 under the terms of a confidential agreement the form of which is reasonably acceptable to the Corporate Taxpayer. Notwithstanding anything to the contrary herein, the Change Shareholder Representatives and each of their assignees (and each employee, representative or other agent of the Change Shareholder Representatives or its assignees, as applicable) may disclose to any and all Persons, without limitation of any kind, the tax treatment and tax structure of the Corporate Taxpayer, the Change Shareholder Representatives and their Affiliates, and any of their transactions, and all materials of any kind (including opinions or other tax analyses) that are provided to the Change Shareholder Representatives relating to such tax treatment and tax structure.

If the Change Shareholder Representatives or an assignee commits a breach, or threatens to commit a breach, of any of the provisions of this Section 7.12, the Corporate Taxpayer shall have the right and remedy to have the provisions of this Section 7.12 specifically enforced by injunctive relief or otherwise by any court of competent jurisdiction without the need to post any bond or other security, it being acknowledged and agreed that any such breach or threatened breach shall cause irreparable injury to the Corporate Taxpayer or any of its Subsidiaries and the accounts and funds managed by the Corporate Taxpayer and that money damages alone shall not provide an adequate remedy to such Persons. Such rights and remedies shall be in addition to, and not in lieu of, any other rights and remedies available at law or in equity.

Section 7.13. Change Shareholder Representatives.1

[remainder of page intentionally left blank]

[1]	NTD: Provisions regarding the Change Shareholder Representatives is to come.

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IN WITNESS WHEREOF, the Corporate Taxpayer, Echo, the JV and the Change Shareholder Representatives have duly executed this Agreement as of the date first written above.

Change Healthcare, Inc.

By:
Name:
Title:

Signature Page to Tax Receivable Agreement

[Blackstone Entity]

By:
Name:
Title:

Signature Page to Tax Receivable Agreement